As filed with the Securities and Exchange Commission on June 7, 2021

Registration No. 333-254843

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LI-CYCLE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Ontario	6770	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Peridot Acquisition Corp.

2229 San Felipe Street, Suite 1450

Houston, TX 77019

(713) 322-7310

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Li-Cycle Corp.

2351 Royal Windsor Dr. Unit 10

Mississauga, ON L5J 4S7

(877) 542-9253

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19715

(302) 738 -6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Debbie P. Yee, P.C. Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Tel: (713) 836-3600	Warren M. Katz Dominique Rolland Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 41st Floor Montréal, Quebec H3B 3V2 Tel: (514) 397-3000	Paul M. Tiger Andrea M. Basham Freshfields Bruckhaus Deringer LLP 601 Lexington Avenue, 31st Floor New York, New York 10022 Tel: (212) 277-4000	Jonathan Grant Fraser Bourne McCarthy Tétrault LLP 66 Wellington Street West, Suite 5300, TD Bank Tower Box 48 Toronto, Ontario M5K 1E6 Tel: (416) 362-1812

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012

CALCULATION OF REGISTRATION FEE

Title of each class of security to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(8)
Common Shares(2)(3)(6)	65,846,122	$10.56	$695,335,048	$75,861
Warrants(4)(6)	15,000,000	$11.50	$172,500,000	$18,820
Common Shares issuable upon exercise of Warrants(5)(6)	15,000,000	— (7)	— (7)	— (7)
Total				$94,681(9)

(1)

All securities being registered will be issued by Li-Cycle Holdings Corp., an Ontario corporation (“Newco”). In connection with the business combination described in the enclosed proxy statement/prospectus (“Business Combination”), (a) Peridot Acquisition Corp. (“Peridot”) will continue as a corporation existing under the laws of the Province of Ontario (“Peridot Ontario”), and in connection therewith, the Class A ordinary shares and Class B ordinary shares of Peridot (together, the “Peridot Shares”) and issued and outstanding warrants of Peridot will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario, (b) the Peridot Ontario Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis, (c) Peridot Ontario and Newco will amalgamate (the “Amalgamation” and Peridot Ontario and Newco as so amalgamated, “Amalco”), and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot Ontario will be exchanged for an equal number of common shares of Amalco (the “Amalco Shares”) and warrants to purchase an equal number of Amalco Shares (the “Amalco Warrants”), and the common share in Newco held by Li-Cycle will be exchanged for an Amalco Share, (d) following the Amalgamation, the Amalco Share held by Li-Cycle will be purchased for cancellation by Amalco for cash equal to the subscription price for the common share in Newco for which such Amalco Share was exchanged pursuant to the Amalgamation, and (e) the preferred shares of Li-Cycle will convert into common shares of Li-Cycle and, on the terms and subject to the conditions set forth in a plan of arrangement, Amalco will acquire all of the issued and outstanding common shares of Li-Cycle (the “Li-Cycle Shares”) from Li-Cycle’s shareholders (the “Li-Cycle Holders”) in exchange for Amalco Shares having an aggregate equity value of $975 million (the “Share Exchange”).

(2)

Consists of (i) 30,000,000 Amalco Shares issuable to Peridot shareholders (other than holders of Peridot’s Class B ordinary shares) in connection with the Amalgamation and (ii) 35,846,122 Amalco Shares issuable to Li-Cycle Holders (other than Li-Cycle Holders subject to the Li-Cycle Transaction Support Agreements (as defined herein)) in connection with the Share Exchange and shares issuable upon exercise of Amalco Options (as defined herein).

(3)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $10.56, which represents the average of the high and low prices of Class A Shares of Peridot on the New York Stock Exchange on March 24, 2021, by 65,846,122, the estimated number of Amalco Shares that will be issuable (other than to certain holders as described in footnote 2 above) in connection with the closing of the Business Combination (including Peridot Class A ordinary shares that may be redeemed pursuant to the terms of Peridot’s amended and restated certificate of incorporation).

(4)

Consists of warrants of Amalco issuable for outstanding warrants of Peridot Ontario in connection with the Amalgamation, which includes 15,000,000 warrants issued in connection with Peridot’s initial public offering.

(5)

Consists of the Amalco Shares issuable upon exercise of Amalco Warrants. Each warrant will entitle the warrant holder to purchase one Amalco Share at a price of $11.50 per share (subject to adjustment).

(6)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(7)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(8)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(9)	Previously paid in connection with the initial filing of this registration statement on March 29, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

SUBJECT TO COMPLETION, DATED June 7, 2021

PERIDOT ACQUISITION CORP.

2229 San Felipe Street, Suite 1450

Houston, TX 77019

Dear Peridot Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting of shareholders of Peridot Acquisition Corp., which we refer to as “we,” “us,” “our,” or “Peridot,” at         a.m., Central time, on                 , 2021. Due to the public health impact of the coronavirus pandemic, and to support the health and well-being of Peridot’s shareholders and their families, Peridot will hold the extraordinary general meeting in both virtual and physical format and we strongly recommend that you attend the meeting virtually. For the purposes of the Articles (as defined below), the physical place of the meeting will be 2229 San Felipe Street, Suite 1450, Houston, TX 77019. You will be able to attend, vote your shares, and submit questions during the extraordinary general meeting either in person or virtually via a live audio webcast. In order to attend the meeting virtually, you must pre-register at the following website: https://www.cstproxy.com/peridotspac/sm2021.

At the extraordinary general meeting of shareholders, our shareholders will be asked to consider and vote upon, among other proposals, a proposal, which we refer to as the “Business Combination Proposal,” to approve the Business Combination (as defined below) by the approval and adoption of a business combination agreement (as may be amended, the “Business Combination Agreement”) that Peridot has entered into with Li-Cycle Corp., an Ontario corporation (“Li-Cycle”), and Li-Cycle Holdings Corp., an Ontario corporation and a wholly owned subsidiary of Li-Cycle (“Newco”). Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order on the Closing Date (except as otherwise provided):

•

prior to the Closing Date, Peridot will continue as a corporation existing under the laws of the Province of Ontario (the “Continuance” and Peridot as so continued, “Peridot Ontario”), and in connection therewith, the Class A ordinary shares, par value $0.0001 per share, of Peridot (the “Class A Shares”), the Class B ordinary shares, par value $0.0001 per share, of Peridot (the “Class B Shares” or “Founder Shares” and, together with the Class A Shares, the “Peridot Shares”), and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), of Class B common shares of Peridot Ontario, as described herein under “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Sponsor Letter Agreement,” the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis; and

•

on the terms, subject to the conditions and in accordance with the sequencing set forth in the plan of arrangement in substantially the form attached to this proxy statement/prospectus as Annex C (the “Arrangement”), on the Closing Date (i) Peridot Ontario and Newco will amalgamate (the “Amalgamation” and Peridot Ontario and Newco as so amalgamated, “Amalco”), and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot Ontario will convert into an equivalent number of common shares of Amalco (the “Amalco Shares”) and warrants to purchase an equivalent number of Amalco Shares (the “Amalco Warrants”), and the common share in Newco held by Li-Cycle will be exchanged for an Amalco Share; (ii) the Amalco Share held by Li-Cycle will be purchased for cancellation by Amalco for cash equal to the subscription price for the common share in Newco for which such Amalco Share was exchanged pursuant to the Amalgamation; (iii) the preferred shares of Li-Cycle will convert into common shares of Li-Cycle; and (iv) Amalco will acquire all of the issued and outstanding common shares of Li-Cycle (the “Li-Cycle Shares”) from Li-Cycle’s shareholders (including Li-Cycle Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the plan of arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million (the “Share Exchange” and, together with the other transactions pursuant to the Business Combination Agreement that are described in the foregoing paragraphs, the “Business Combination”).

Upon the closing of the Business Combination (the “Closing”), Li-Cycle will become a wholly-owned subsidiary of Amalco and Amalco will use the name “Li-Cycle Holdings Corp.” For information regarding the treatment of Li-Cycle options and RSUs in the Business Combination, please see the section entitled “Business Combination Agreement—Consideration to Li-Cycle Equityholders in the Business Combination.”

Concurrently with the execution of the Business Combination Agreement, Peridot and Newco entered into subscription agreements, with certain investors (the “PIPE Investors”), including an affiliate of our Sponsor, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Peridot and Newco, following the Amalgamation, agreed to issue and sell to such PIPE Investors, immediately prior to Closing, an aggregate of 31,500,000 Amalco Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000 (the “PIPE Financing”).

If Peridot shareholders approve the Business Combination Proposal and the other proposals described herein and the parties consummate the Business Combination, Amalco is expected to issue an aggregate of 166,983,837 Amalco Shares upon the Closing. It is anticipated that, upon completion of the Business Combination, (i) Peridot’s existing public shareholders, including our independent directors, will own approximately 18.0% of the outstanding Amalco Shares, (ii) our Sponsor and its affiliates will own approximately 5.9% of the outstanding Amalco Shares, (iii) Li-Cycle’s existing shareholders will own approximately 58.7% of the outstanding Amalco Shares, and (iv) the PIPE Investors (excluding the affiliate of our Sponsor) will own approximately 17.4% of the outstanding Amalco Shares. The expected number of Amalco Shares to be issued by Amalco and the ownership percentages set forth above are calculated based on a number of assumptions, including that (i) none of Peridot’s existing public shareholders exercise their redemption rights and (ii) no Founder Shares are forfeited by our Sponsor pursuant to that certain Sponsor Letter Agreement (as defined below), and are subject to adjustment in accordance with the terms of the Business Combination Agreement. If any of Peridot’s public shareholders exercise redemption rights, or our Sponsor forfeits all or a portion of its Founder Shares, the number of Amalco Shares to be issued by Amalco and the ownership percentages set forth above will be different. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Concurrently with the execution of the Business Combination Agreement, Peridot, Li-Cycle and Newco entered into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”) with the holders of the Founder Shares (including our Sponsor and our independent directors), pursuant to which, among other things, such holders agreed to (i) vote or cause to be voted (whether in person, by proxy or by action by written consents, as applicable) all of their Founder Shares in favor of the Business Combination; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) waive the anti-dilution protection with respect to the Founder Shares (whether resulting from the PIPE Financing or otherwise). In addition, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, the Sponsor agreed to forfeit a specified number of its Founder Shares if requested by Li-Cycle in the event that the Minimum Cash Condition (as defined below) is not met.

Under the Business Combination Agreement, the Closing of the Business Combination is subject to a number of conditions, including, among others, (i) that Peridot shareholders approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, (ii) that Li-Cycle’s shareholders approve the Business Combination and (iii) Peridot having, in the aggregate, cash that is equal to or greater than $300 million (after deducting any amounts paid to Peridot’s public shareholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred by Peridot) (such condition, the “Minimum Cash Condition”). If redemptions by Peridot’s public shareholders cause Peridot to be unable to meet this closing condition, Li-Cycle may, in its sole discretion, waive this condition.

Our Class A Shares, units and warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “PDAC,” “PDAC.U” and “PDAC.W,” respectively. Upon the Closing and, as a result of the Business Combination, the Class A Shares, units, and warrants of Peridot will no longer be traded. Amalco intends to apply to list the Amalco Shares on the NYSE under the symbol “LICY” in connection with the Closing. We cannot assure you that the Amalco Shares will be approved for listing on the NYSE.

Pursuant to our amended and restated memorandum and articles of association (our “Articles”), prior to the Continuance, we will provide our public shareholders with the opportunity to redeem their Class A Shares (“Public Shares”) for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of our initial public offering, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes and for working capital purposes. For illustrative purposes, based on funds in the trust account of approximately $300 million on December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their Public Shares whether or not they vote their shares and, if they do vote their shares, whether they vote for or against the Business Combination Proposal and the other proposals set forth herein. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding Public Shares. Holders of our outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of our Founder Shares have agreed to waive their redemption rights with respect to such shares and any Class A Shares that they may have acquired during or after our initial public offering in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our Sponsor, owns approximately 19.8% of the issued and outstanding Peridot Shares, consisting of approximately 98.8% of the Founder Shares, and our independent directors collectively own approximately 1.2% of the Founder Shares.

We are providing this proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting of shareholders and at any adjournments or postponements thereof. Whether or not you plan to attend the extraordinary general meeting, we urge you to read this proxy statement/prospectus carefully. Please pay particular attention to the section entitled “Risk Factors,” beginning on page 42.

In addition to the Business Combination Proposal, shareholders at the extraordinary general meeting will be presented with the Continuance Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, each as defined and further described in this proxy statement/prospectus. Our board of directors has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our shareholders vote FOR the Business Combination Proposal and all of the other proposals presented to our shareholders. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination—Interests of Peridot’s Directors and Officers in the Business Combination.”

Approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the Peridot Shares present in person or represented by proxy and entitled to vote at the extraordinary general meeting. Approval of each of the Continuance Proposal, the Amalgamation Proposal and the Governing Documents Proposals requires the affirmative vote of the holders of at least two-thirds of the Peridot Shares present in person or represented by proxy and entitled to vote at the extraordinary general meeting.

We have no specified maximum redemption threshold under our Articles. It is a condition to Closing under the Business Combination Agreement, however, that Peridot satisfy the Minimum Cash Condition. If redemptions by Peridot’s public shareholders cause Peridot to be unable to meet this closing condition, then Li-Cycle will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that Li-Cycle waives this condition, Peridot does not intend to seek additional shareholder approval or to extend the time period in which its public shareholders can exercise their redemption rights. In no event, however, will we redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Your vote is very important. If you are a holder of record of Class A Shares, you must submit proxies to have your shares voted. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend either the extraordinary general meeting of shareholders. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. A failure to vote your shares will have no effect on the outcome of the vote on any of the proposals presented at the extraordinary general meeting.

If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and, if a quorum is present, will have no effect on the proposals. If you are a shareholder of record and you attend the extraordinary general meeting virtually or in person and wish to vote at the extraordinary general meeting, you may withdraw your proxy and vote virtually or in person at the extraordinary general meeting.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

, 2021	Sincerely, Alan Levande, Chief Executive Officer and Chairman of the Board

This proxy statement/prospectus is dated                     , 2021 and is first being mailed to the shareholders of Peridot on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

PERIDOT ACQUISITION CORP.

2229 San Felipe Street, Suite 1450

Houston, TX 77019

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2021

To the Shareholders of Peridot Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Peridot Acquisition Corp., a Cayman Islands exempted company (“Peridot”), will be held on                     , 2021, at          a.m., Central time. Due to the public health impact of the coronavirus pandemic, and to support the health and well-being of Peridot’s shareholders and their families, Peridot will hold the extraordinary general meeting in both virtual and physical format and we strongly recommend that you attend the meeting virtually. For the purposes of the Articles (as defined below), the physical place of the meeting will be 2229 San Felipe Street, Suite 1450, Houston, TX 77019. You will be able to attend, vote your shares, and submit questions during the extraordinary general meeting either in person or virtually via a live audio webcast. In order to attend the meeting virtually, you must pre-register at the following website: https://www.cstproxy.com/peridotspac/sm2021. You are cordially invited to attend the extraordinary general meeting of shareholders for the following purposes:

1.

The Business Combination Proposal: To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of February 15, 2021 (as may be amended, the “Business Combination Agreement”), by and among Peridot, Li-Cycle Corp., an Ontario corporation (“Li-Cycle”), and Li-Cycle Holdings Corp., an Ontario corporation and a wholly owned subsidiary of Li-Cycle (“Newco”), pursuant to which:

•

prior to the Closing Date, Peridot will continue as a corporation existing under the laws of the Province of Ontario (the “Continuance” and Peridot as so continued, “Peridot Ontario”), and in connection therewith, the Class A ordinary shares, par value $0.0001 per share, of Peridot (the “Class A Shares”), the Class B ordinary shares, par value $0.0001 per share, of Peridot (the “Class B Shares” or “Founder Shares” and, together with the Class A Shares, the “Peridot Shares”), and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), of Class B common shares of Peridot Ontario, as described herein under “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Sponsor Letter Agreement,” the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis; and

•

on the terms, subject to the conditions and in accordance with the sequencing set forth in the Arrangement (as defined below), on the Closing Date (i) Peridot Ontario and Newco will amalgamate (the “Amalgamation” and Peridot Ontario and Newco as so amalgamated, “Amalco”), and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot Ontario will convert into an equivalent number of common shares of Amalco (the “Amalco Shares”) and warrants to purchase an equivalent number of Amalco Shares (the “Amalco Warrants”), and the common share in Newco held by Li-Cycle will be exchanged for an Amalco Share; (ii) the Amalco Share held by Li-Cycle will be purchased for cancellation by Amalco for cash equal to the subscription price for the common share in Newco for which such Amalco Share was exchanged pursuant to the Amalgamation; (iii) the preferred shares of Li-Cycle will convert into common shares of Li-Cycle; and (iv) Amalco will acquire all of the issued and outstanding common shares of Li-Cycle from Li- Cycle’s shareholders (including Li-Cycle

Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the plan of arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million (the “Share Exchange” and, together with the other transactions pursuant to the Business Combination Agreement that are described in the foregoing paragraphs, the “Business Combination” and such proposal described in this paragraph (1), the “Business Combination Proposal”).

2.

The Continuance Proposal: To consider and vote upon a proposal (the “Continuance Proposal”) to approve the Continuance, and in connection therewith, the adoption of the articles and bylaws of Peridot Ontario in substantially the form attached to this proxy statement/prospectus as Annex D (the “Peridot Ontario Governing Documents”) for purposes of the articles and bylaws of Peridot Ontario following the completion of the Continuance.

3.

The Amalgamation Proposal: To consider and vote upon a proposal (the “Amalgamation Proposal”) to approve the Amalgamation as part of the plan of arrangement in substantially the form attached to this proxy statement/prospectus as Annex C (the “Arrangement”), subject to amendments and variations in accordance with the Business Combination Agreement and such Arrangement or made at the direction of the Ontario Superior Court of Justice (Commercial List) (the “Court”) in the final order (the “Final Order”) of the Court pursuant to Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) approving the Arrangement (with the prior written consent of Li-Cycle and Peridot).

4.

The Governing Documents Proposals: To consider and vote upon a proposal to approve and adopt the articles and by-laws of Amalco in substantially the form attached to this proxy statement/prospectus as Annex E (the “Amalco Governing Documents”) for purposes of the articles and by-laws of Amalco following the completion of the Amalgamation (the “Governing Documents Proposals”). In addition to voting on the adoption of the Amalco Governing Documents in their entirety, this proposal is separated into sub-proposals submitted to Peridot’s shareholders to vote upon those material aspects of the Amalco Governing Documents that do not appear in, or are different from the Articles, as described in the following paragraphs (a) through (f).

a.

The proposed Amalco Governing Documents would establish the authorized capital of Amalco to consist of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

b.	The proposed Amalco Governing Documents would declassify the board of directors with the result being that each director will be elected annually for a term of one year.

c.	The proposed Amalco Governing Documents would reduce the requisite quorum for a meeting of shareholders from a majority of votes to 33 1/3% of the shares entitled to vote at such meeting.

d.

The proposed Amalco Governing Documents would include an advance notice provision that requires a nominating shareholder to provide notice to Amalco in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors.

e.

The proposed Amalco Governing Documents would include a forum selection provision whereby, subject to limited exceptions, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom will be the sole and exclusive forum for certain shareholder litigation matters.

2

f.	The proposed Amalco Governing Documents would not include provisions relating to the Class B Shares, the IPO, the Sponsors, the Business Combination and other related matters.

5.

The Share Issuance Proposal: To consider and vote upon a proposal to approve, for purposes of complying with the listing rules of the New York Stock Exchange (the “NYSE”), the issuance of more than 20% of the current total issued and outstanding Amalco Shares in connection with the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as described herein) (the “Share Issuance Proposal”).

6.

The Incentive Plan Proposal: To consider and vote upon a proposal to approve and adopt an equity incentive plan of Amalco in substantially the form attached to this proxy statement/prospectus as Annex F (the “Incentive Plan,” and such proposal, the “Incentive Plan Proposal”);

7.

The ESPP Proposal: To consider and vote upon a proposal to approve and adopt an employee share purchase plan in substantially the form attached to this proxy statement/prospectus as Annex G (the “ESPP,” and such proposal, the “ESPP Proposal”); and

8.

The Adjournment Proposal: To consider and vote upon a proposal to adjourn the extraordinary general meeting of shareholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting of shareholders, there are not sufficient votes to approve one or more proposals presented to shareholders for vote (the “Adjournment Proposal”).

Only holders of record of the Peridot Shares at the close of business on May 27, 2021 are entitled to notice of the extraordinary general meeting of shareholders and to vote at the extraordinary general meeting of shareholders and any adjournments or postponements of the extraordinary general meeting of shareholders. A complete list of our shareholders of record entitled to vote at the extraordinary general meeting of shareholders will be available for ten days before the extraordinary general meeting of shareholders at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting of shareholders.

Pursuant to our amended and restated memorandum and articles of association (our “Articles”), prior to the Continuance, we will provide our public shareholders with the opportunity to redeem their Class A Shares (“Public Shares”) for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of our initial public offering, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes and for working capital purposes. For illustrative purposes, based on funds in the trust account of approximately $300 million on December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their Public Shares whether or not they vote their shares and, if they do vote their shares, whether they vote for or against the Business Combination Proposal and the other proposals set forth herein. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding Public Shares. Holders of our outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of our Founder Shares have agreed to waive their redemption rights with respect to such shares and any Class A Shares that they may have acquired during or after our initial public offering in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our Sponsor, owns approximately 19.8% of our issued and outstanding common shares, consisting of approximately 98.8% of the Founder Shares, and our independent directors collectively own approximately 1.2% of the Founder Shares.

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Approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting. Approval of each of the Continuance Proposal, the Amalgamation Proposal and the Governing Documents Proposals requires the affirmative vote of the holders of at least two-thirds of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting.

The Closing of the Business Combination is conditioned on the approval of each of the proposals at the extraordinary general meeting, except for the Adjournment Proposal. In addition, each of the other proposals (other than the Adjournment Proposal), is conditioned on the approval of all other proposals at the extraordinary general meeting, except for the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal at the extraordinary general meeting.

We have no specified maximum redemption threshold under our Articles. It is a condition to Closing under the Business Combination Agreement, however, that Peridot have, in the aggregate, cash that is equal to or greater than $300 million (after deducting any amounts paid to Peridot shareholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred by Peridot) (such condition, the “Minimum Cash Condition”). If redemptions by Peridot’s public shareholders cause Peridot to be unable to meet this closing condition, then Li-Cycle will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that Li-Cycle waives this condition, Peridot does not intend to seek additional shareholder approval or to extend the time period in which its public shareholders can exercise their redemption rights. In no event, however, will we redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 622-5200, banks and brokers may reach Morrow Sodali LLC at (203) 658-9400.

, 2021	By Order of the Board of Directors, Alan Levande, Chief Executive Officer and Chairman of the Board

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Annex A: Business Combination Agreement

Annex B: Li-Cycle Arrangement Resolution

Annex C: Plan of Arrangement

Annex D: Form of Peridot Ontario Governing Documents

Annex E: Form of Amalco Governing Documents

Annex F: Form of Amalco Equity Incentive Plan

Annex G: Form of Amalco Employee Stock Purchase Plan

Annex H: Form of Investor Agreement

Annex I: Form of Li-Cycle Transaction Support Agreement

Annex J: Sponsor Letter Agreement

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Newco (File No. 333-254843), constitutes a prospectus of Newco under Section 5 of the Securities Act, with respect to the Amalco Shares to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the extraordinary general meeting of Peridot shareholders at which Peridot shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. In addition, this document constitutes a notice of a special meeting under section 96 of the Business Corporations Act (Ontario) (“OBCA”) for the purposes of any proposal to approve any matters to be taken by Peridot Ontario following the Continuance and Amalco following the Amalgamation, including the Amalgamation Proposal, among other matters.

FREQUENTLY USED TERMS

In this document:

“Adjournment Proposal” means a proposal to adjourn the extraordinary general meeting of the shareholders of Peridot to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote at such extraordinary general meeting.

“Amalco” means Li-Cycle Holdings Corp., the corporation resulting from the amalgamation of Peridot Ontario and Newco.

“Amalco Governing Documents” means the articles and by-laws of Amalco in substantially the form (i) set out in the Arrangement, and (ii) attached to this proxy statement/prospectus as Annex E.

“Amalco Shares” means the common shares of Amalco.

“Amalco Warrants” means the warrants of Amalco to purchase Amalco Shares.

“Amalgamation” means the amalgamation of Peridot Ontario and Newco in accordance with the terms of the Arrangement.

“Amalgamation Proposal” means the proposal to approve the Amalgamation (as part of the Arrangement, which is in substantially the form attached to this proxy statement/prospectus as Annex C, subject to amendments and variations as described in this proxy statement/prospectus).

“Arrangement” means the plan of arrangement (including the Business Combination) in substantially the form attached to this proxy statement/prospectus as Annex C, subject to amendments and variations in accordance with the Business Combination Agreement and such Arrangement or made at the direction of the Court in the Final Order of the Court pursuant to Section 182 of the OBCA approving the Arrangement (with the prior written consent of Li-Cycle and Peridot).

“Articles” means the Amended and Restated Memorandum and Articles of Association of Peridot.

“black mass” means the powder substance, which contains a variety of metals, including cobalt, nickel, copper, lithium, manganese, aluminum and graphite, that is produced from a mechanical process that involves crushing, sorting and sieving.

“broker non-vote” means the failure of a Peridot shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 15, 2021, as may be amended, by and among Peridot, Li-Cycle and Newco.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Class A Shares” means Peridot’s Class A ordinary shares, par value $0.0001 per share.

“Class B Shares” or “Founder Shares” means Peridot’s Class B ordinary shares, par value $0.0001 per share.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Amalco and its consolidated subsidiaries after giving effect to the Business Combination.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as may be amended from time to time.

“Continuance” means the continuance of Peridot from the Cayman Islands under the Companies Act to the Province of Ontario, Canada as a corporation existing under the OBCA.

“Continuance Proposal” means the proposal to approve the Continuance, and in connection therewith, the Peridot Ontario Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex D.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“DTC” means the Depository Trust Company.

“ESPP Proposal” means the proposal to approve and adopt an employee share purchase plan in substantially the form attached to this proxy statement/prospectus as Annex G.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“EV” means electric vehicles.

“Final Order” means the final order of the Court pursuant to Section 182 of the OBCA.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents Proposals” means the proposals to approve the Amalco Governing Documents for purposes of the articles and by-laws of Amalco following the completion of the Amalgamation.

“Hub” means centralized facilities for large-scale production of specialty materials that achieve economies of scale in recycling.

“Incentive Plan” means the Amalco 2021 Incentive Award Plan.

“Incentive Plan Proposal” means the proposal to consider and vote upon a proposal to approve and adopt the Incentive Plan and the material terms thereunder.

“Initial Shareholders” means the holders of Founder Shares.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Agreement” means the Investor and Registration Rights Agreement, to be entered into at the Closing, by and among Amalco, the holders of the Class B Shares and certain Li-Cycle Holders in substantially the form attached to this proxy statement/prospectus as Annex H.

“IPO” means Peridot’s initial public offering of units, consummated on September 28, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Li-Cycle” means Li-Cycle Corp., an Ontario corporation.

“Li-Cycle Holders” means the existing shareholders of Li-Cycle who will be holders of Li-Cycle Shares in connection with the transactions contemplated by the Business Combination Agreement.

“Li-Cycle Shares” means the issued and outstanding common shares of Li-Cycle.

“Li-Cycle Transaction Support Agreements” means the Transaction Support Agreements, each dated as of February 15, 2021, among Peridot and certain Li-Cycle shareholders in substantially the form attached to this proxy statement/prospectus as Annex I.

“Newco” means Li-Cycle Holdings Corp., an Ontario corporation and wholly owned subsidiary of Li-Cycle.

“NYSE” means the New York Stock Exchange.

“OBCA” means Business Corporations Act (Ontario).

“PCAOB” means the Public Company Accounting Oversight Board.

“Peridot” means Peridot Acquisition Corp., a Cayman Islands exempt company.

“Peridot Ontario” means Peridot as so continued under the OBCA following the Continuance.

“Peridot Ontario Governing Documents” means the articles and bylaws of Peridot Ontario in substantially the form attached to this proxy statement/prospectus as Annex D.

“Peridot Shares” means the Class A Shares and the Class B Shares, collectively.

“Peridot Units” means the 30,000,000 units issued in connection with the IPO, each of which consisted of one Class A Share and one-half of one of Peridot’s warrants.

“PIPE Financing” means the PIPE Investors’ purchase, and Amalco’s issuance and sale to such PIPE Investors, following the Amalgamation but prior to Closing, of an aggregate of 31,500,000 Amalco Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000.

“PIPE Investors” means those certain investors, including an affiliate of Peridot’s Sponsor, who have entered into subscription agreements to purchase Amalco Shares in the PIPE Financing.

“Private Placement Warrants” means the warrants to purchase Class A Shares purchased by the Sponsor in a private placement in connection with the IPO.

“Product Recovery Percentage” means (a) the quantity of a given constituent in the feed lithium-ion battery materials (e.g. lithium, nickel, cobalt, other constituents) that is returned from the process and is available for sale after the process has taken place, divided by (b) input quantity of the given constituent, measured as a percentage.

“prospectus” means the prospectus included in the Registration Statement on Form S-1 (Registration No. 333-248608) filed with the U.S. Securities and Exchange Commission in connection with the IPO.

“public shareholders” means the holders of Class A Shares.

“Public Shares” means the Class A Shares issued as part of the units issued in the IPO.

“Public Warrants” means the warrants included in the units issued in Peridot’s IPO, each of which is exercisable for one Class A Share, in accordance with its terms.

“Recycling Efficiency Rate” means (a) the mass of recycled materials exiting the recycling process and returned to the economy, divided by (b) the mass of materials entering the recycling process, measured as a percentage.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance Proposal” means the proposal to consider and vote upon a proposal to approve, for purposes of complying with the listing rules of the NYSE, the issuance of more than 20% of the current total issued and outstanding Amalco Shares in connection with the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

“Spoke” means decentralized facilities that mechanically process batteries close to sources of supply and handle the preliminary processing of end-of-life batteries and battery scrap.

“Sponsor” means Peridot Acquisition Sponsor, LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the Sponsor Letter Agreement, dated as of February 15, 2021, among Peridot, Li-Cycle, Newco, Sponsor and the other individuals party thereto attached to this proxy statement/prospectus as Annex J.

“trust account” means the trust account that holds the net proceeds of the IPO and the concurrent sale of the Private Placement Warrants and interest accrued thereon.

“Warrant Agreement” means the Warrant Agreement, dated September 23, 2020, by and between Peridot and Continental Stock Transfer & Trust Company, governing Peridot’s outstanding warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting of shareholders, including with respect to the proposed transactions contemplated by the Business Combination Agreement (the “Business Combination”). The following questions and answers may not include all the information that is important to Peridot’s shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Extraordinary General Meeting of Peridot’s Shareholders and the Related Proposals

Q.	Why am I receiving this proxy statement/prospectus?

A.

Peridot has entered into the Business Combination Agreement, dated as of February 15, 2021, as may be amended, by and among Peridot, Li-Cycle and Newco (the “Business Combination Agreement”) pursuant to which:

•

prior to the Closing Date, Peridot will continue as a corporation existing under the laws of the Province of Ontario, and in connection therewith, the Class A Shares, the Class B Shares (each as defined below) and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance (as defined below) will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot as so continued following the Continuance (“Peridot Ontario”);

•

following the Continuance and any forfeiture by the Sponsor of Class B common shares of Peridot Ontario, as described herein under “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Sponsor Letter Agreement,” the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis; and

•

on the terms, subject to the conditions and in accordance with the sequencing set forth in the plan of arrangement in substantially the form attached to this proxy statement/prospectus as Annex C (the “Arrangement”), on the Closing Date (i) Peridot Ontario and Newco will amalgamate, and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot Ontario will convert into an equivalent number of common shares of Amalco (the “Amalco Shares”) and warrants to purchase an equivalent number of Amalco Shares (the “Amalco Warrants”), and the common share in Newco held by Li-Cycle will be exchanged for an Amalco Share; (ii) the Amalco Share held by Li-Cycle will be purchased for cancellation by Amalco for cash equal to the subscription price for the common share in Newco for which such Amalco Share was exchanged pursuant to the Amalgamation; (iii) the preferred shares of Li-Cycle will convert into Li-Cycle Shares; and (iv) Amalco will acquire all of the issued and outstanding Li-Cycle Shares from Li-Cycle’s shareholders (including Li-Cycle Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the Arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million.

Upon the consummation of the Business Combination (“Closing”), Li-Cycle will become a wholly-owned subsidiary of Amalco and Amalco will use the name “Li-Cycle Holdings Corp.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Peridot shareholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination, among other proposals. If Peridot shareholders approve the Business Combination Proposal and the other proposals described herein and the parties consummate the Business Combination, Amalco is expected to issue an aggregate of 166,983,837 Amalco Shares upon the

Closing. It is anticipated that, upon completion of the Business Combination, (i) Peridot’s existing holders of public shares (“public shareholders”), including Peridot’s independent directors, will own approximately 18.0% of the outstanding Amalco Shares, (ii) Peridot’s Sponsor and its affiliates will own approximately 5.9% of the outstanding Amalco Shares, (iii) Li-Cycle’s existing shareholders will own approximately 58.7% of the outstanding Amalco Shares, and (iv) certain investors (excluding the affiliate of Peridot’s Sponsor) (the “PIPE Investors”) will own approximately 17.4% of the outstanding Amalco Shares. The expected number of Amalco Shares to be issued by Amalco and the ownership percentages set forth above are calculated based on a number of assumptions, including that (i) none of Peridot’s existing public shareholders exercise their redemption rights and (ii) no Founder Shares are forfeited by Peridot’s Sponsor pursuant to the Sponsor Letter Agreement, dated as of February 15, 2021, among Peridot, Li-Cycle, Newco, Sponsor and the other individuals party thereto (“Sponsor Letter Agreement”), and are subject to adjustment in accordance with the terms of the Business Combination Agreement.

The Class A Shares, units and warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “PDAC,” “PDAC.U” and “PDAC.W,” respectively. Amalco intends to apply to list the Amalco Shares on the NYSE under the symbol “LICY” in connection with the Closing. Upon the Closing, and as a result of the Business Combination, the Class A Shares, units and warrants of Peridot will no longer be traded.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q.	What matters will shareholders consider at the extraordinary general meeting of shareholders?

A.	At Peridot’s extraordinary general meeting of shareholders, Peridot will ask its shareholders to vote in favor of the following proposals:

•	The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement.

•

The Continuance Proposal—a proposal to approve the Continuance and, in connection therewith, the adoption of the articles and bylaws of Peridot Ontario (“Peridot Ontario Governing Documents”), copies of which are attached to this proxy statement/prospectus as Annex D.

•

The Amalgamation Proposal—a proposal to approve the Amalgamation as part of the plan of arrangement, in substantially the form attached to this proxy statement/prospectus as Annex C, subject to amendments and variations in accordance with the Business Combination Agreement.

•

The Governing Documents Proposals—the proposal to approve and adopt the articles and by-laws of Amalco (the “Amalco Governing Documents”) in their entirety, copies of which are attached to this proxy statement/prospectus as Annex E, and the sub-proposals to approve those material aspects of the Amalco Governing Documents that do not appear in, or are different from the Articles.

•

The Share Issuance Proposal—a proposal to approve the issuance of more than 20% of the current total issued and outstanding Amalco Shares, for purposes of complying with the applicable listing rules of the NYSE.

•	The Incentive Plan Proposal—a proposal to approve and adopt an equity incentive plan of Amalco, a copy of which is attached to this proxy statement/prospectus as Annex F.

•	The ESPP Proposal—a proposal to approve and adopt an employee share purchase plan, a copy of which is attached to this proxy statement/prospectus as Annex G.

•

The Adjournment Proposal—a proposal to adjourn the extraordinary general meeting of shareholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting of shareholders, there are not sufficient votes to approve one or more proposals presented to shareholders for vote.

Q.	Are any of the proposals conditioned on one another?

A.

The Closing of the Business Combination is conditioned on the approval of each of the proposals presented at the extraordinary general meeting, except for the Adjournment Proposal. In addition, each of the other proposals (other than the Adjournment Proposal), is conditioned on the approval of all other proposals at the extraordinary general meeting, except for the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal at the extraordinary general meeting. It is important to note that in the event that any proposal, other than the Adjournment Proposal, is not approved, then Peridot will not consummate the Business Combination. If Peridot does not consummate the Business Combination and fails to complete an initial business combination by September 28, 2022, or amend its Amended and Restated Memorandum and Articles of Association (the “Articles”) to extend the date by which Peridot must consummate an initial business combination, Peridot will be required to dissolve and liquidate.

Q.	What will happen upon the consummation of the Business Combination?

A.

Following the Continuance and upon the consummation of the Amalgamation, shareholders of Peridot immediately prior to the consummation of such transactions will hold one Amalco Share for each Peridot Share held immediately prior to such transactions and each holder of Peridot warrants immediately prior to such transactions will hold one warrant to purchase Amalco Shares for each Peridot warrant held immediately prior to such transactions. Following the Amalgamation and upon the consummation of the Share Exchange, Amalco will acquire all of the issued and outstanding Li-Cycle Shares from Li-Cycle’s shareholders (including Li-Cycle Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the Arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million. Upon the Closing, Li-Cycle will become a wholly-owned subsidiary of Amalco and Amalco will use the name “Li-Cycle Holdings Corp.” See the question entitled “Why am I receiving this proxy statement/prospectus?”

Q.	Why is Peridot proposing the Business Combination Proposal?

A.

Peridot was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Peridot is not limited to any particular industry or sector, but decided to target opportunities that focus on environmentally sound infrastructure, industrial application and disruption technologies that eliminate or mitigate greenhouse gas emissions and/or enhance reliance to climate change.

Peridot received $300,000,000 from its initial public offering (the “IPO”) and sale of the warrants to purchase Class A Shares purchased by the Sponsor in a private placement in connection with the IPO (“Private Placement Warrants”), which was placed into a trust account immediately following the IPO. In accordance with the Articles, the funds held in the trust account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the trust account upon consummation of the Business Combination?”

There currently are 37,500,000 shares of Peridot’s Class A ordinary shares, par value $0.0001 per share (“Class A Shares”) and Peridot’s Class B ordinary shares, par value $0.0001 per share (“Class B Shares”) (collectively, the “Peridot Shares”) issued and outstanding, consisting of 30,000,000 Class A Shares originally sold as part of the units in Peridot’s IPO and 7,500,000 Founder Shares that were issued to the Sponsor (of which 30,000 Founder Shares were subsequently transferred to each of Peridot’s independent directors). In addition, there currently are 23,000,000 warrants issued and outstanding, including 8,000,000 Private Placement Warrants that were sold by Peridot to the Sponsor in a private sale simultaneously with Peridot’s IPO. Each whole warrant entitles the holder thereof to purchase one Class A Share at a price of $11.50 per share. The warrants will become exercisable 30 days after the completion of Peridot’s initial business combination, and expire at 5:00 p.m., New York City time, five years after the completion of Peridot’s initial business combination or earlier upon redemption or liquidation. The Private Placement Warrants, however, are non-redeemable so long as they are held by their initial purchaser, the Sponsor or its permitted transferees.

Under Peridot’s Articles, Peridot must provide all holders of Class A Shares issued as part of the IPO (“Public Shares”) with the opportunity to have their Public Shares redeemed upon the consummation of Peridot’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote.

Q.	Why is Peridot proposing the Share Issuance Proposal?

A.

Peridot is proposing the Share Issuance Proposal in order to comply with the NYSE Listed Company Manual Rule 312.03, which requires shareholder approval of certain transactions that result in (i) the issuance of 20% or more of a company’s outstanding voting power or common shares outstanding before the issuance of shares or securities and (ii) a change of control of an issuer. Peridot anticipates that the 97,500,000 Amalco Shares to be issued to Li-Cycle’s shareholders in connection with the Business Combination and the 31,500,000 Amalco Shares to be issued to the PIPE Investors in exchange for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000 (the “PIPE Financing”) will, in the aggregate, constitute (i) more than 20% of the Class A Shares outstanding immediately prior to the Closing and (ii) a change of control of Peridot. As a result, Peridot is required to obtain shareholder approval of such issuances pursuant to the NYSE Listing Rule 312.03. For more information, see the section entitled “Peridot Shareholder Proposal No. 5—The Share Issuance Proposal.” The Share Issuance Proposal is conditioned on the approval of the Business Combination Proposal.

Q.	Why is Peridot proposing the Incentive Plan Proposal?

A.

The purpose of the Amalco 2021 Incentive Award Plan (“Incentive Plan”) will be to promote the success and enhance the value of Amalco and its subsidiaries by linking the individual interests of the members of the board of directors, employees, and consultants to those of Amalco shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Amalco shareholders. The Incentive Plan will also provide flexibility to Amalco in its ability to motivate, attract, and retain the services of members of the board of directors, employees, and consultants upon whose judgment, interest, and special effort the successful conduct of Amalco’s operation will be largely dependent.

Q.	Why is Peridot proposing the ESPP Proposal?

A.

The purpose of the ESPP is to assist employees of Amalco and its affiliates and subsidiaries, including any affiliate and subsidiary in existence on the effective date of the ESPP and any affiliate and subsidiary formed or acquired following the effective date of the ESPP that has been designated by the ESPP administrator from time to time in its sole discretion as eligible to participate in the ESPP (the Designated Companies), in acquiring a share ownership interest in Amalco, and to help such employees provide for their future security and to encourage them to remain in the employment of Amalco and its subsidiaries.

Q.	How do Peridot’s Articles differ from Amalco’s articles and by-laws to be adopted in connection with the Business Combination pursuant to the Governing Documents Proposals?

A.

The provisions of Peridot’s Articles relating to the Class B Shares, the IPO, the Sponsors, the Business Combination and other related matters will not be reproduced in Amalco’s articles and by-laws as they will no longer be relevant. As the Class B Shares will have been converted into Class A common shares following the Continuance, Amalco’s articles will provide that its authorized capital will only consist of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

Subject to certain rights of the holders of preferred shares, holders of common shares will have the right to receive notice of, and to attend and vote at all meetings of the shareholders of Amalco (with each common share entitling the holder thereof to one vote), to receive dividends declared on the common shares and to receive the remaining property and assets of Amalco in the event of a liquidation, dissolution or winding up of Amalco. In accordance with Amalco’s articles, the board of directors will be authorized to issue preferred shares from time to time in one or more series and to fix the rights, qualifications, limitations or restrictions, if any, of such preferred shares.

Amalco will have customary by-laws for a Canadian public company incorporated under the OBCA. Its board of directors will consist of a maximum of 10 directors and, as opposed to Peridot’s Articles, the board will not be divided into classes and each director will be elected on an annual basis. The board of directors, the chair of the board, the president and the chief executive officer of Amalco will have the power to call a meeting of shareholders upon notifying the shareholders at least 21 days and not more than 50 days prior to the date of such meeting. Amalco’s by-laws will provide that a quorum is present at a meeting of shareholders if the holders of not less than 33 1/3% of the shares entitled to vote at such meeting are present in person or represented by proxy. Any question at a meeting of shareholders will be decided by a majority of the votes cast on the question unless the articles, the by-laws, the OBCA or other applicable law requires otherwise. The chair of any meeting of shareholders will not be entitled to a second or casting vote in the event that there is an equality of votes.

Amalco’s by-laws will include an advance notice provision which sets out the manner in which persons may be nominated for election to the board of directors. Among other things, the advance notice provision will provide that notice of a nomination must be provided to the board of directors, in the case of an annual meeting, not less than 30 days and not more than 65 days prior to the date of the meeting, and in the case of a special meeting (which is also not an annual meeting), not later than the close of business on the 15th day following the day that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the special meeting of shareholders was made. A proper notice must be in written form and set forth certain prescribed information about the proposed nominee and the nominating shareholder.

Amalco’s by-laws will also provide, subject to limited exceptions, that the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom will be the sole and exclusive forum for certain shareholder litigation matters.

Q.	Who is Li-Cycle?

A.

Li-Cycle is an industry leader in lithium-ion battery resource recovery and the leading lithium-ion battery recycler in North America. Its recycling process is designed (a) at its Spokes, to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at its Hubs, to process black mass to recover raw materials, including but not limited to lithium carbonate, cobalt sulphate and nickel sulphate. Li-Cycle’s process enables an up to 95% Recycling Efficiency Rate, as compared to what it believes to be a 50% traditional industry average. Unlike the traditional revenue model for recycling that relies primarily on waste or tipping fees, Li-Cycle is focused on generating revenue from sales of the raw materials it produces.

Q.	What equity stake will current Peridot Shareholders and Li-Cycle shareholders have in Amalco after the Closing?

A.

It is anticipated that, upon completion of the Business Combination, (i) Peridot’s existing public shareholders, including Peridot’s independent directors, will own approximately 18.0% of the outstanding Amalco Shares, (ii) Peridot’s Sponsor and its affiliates will own approximately 5.9% of the outstanding Amalco Shares, (iii) Li-Cycle’s existing shareholders will own approximately 58.7% of the outstanding Amalco Shares, and (iv) the PIPE Investors (excluding the affiliate of Peridot’s Sponsor) will own approximately 17.4% of the outstanding Amalco Shares. The expected number of Amalco Shares to be issued by Amalco and the ownership percentages set forth above are calculated based on a number of assumptions, including that (i) none of Peridot’s existing public shareholders exercise their redemption rights and (ii) no Founder Shares are forfeited by Peridot’s Sponsor pursuant to that certain Sponsor Letter Agreement, and are subject to adjustment in accordance with the terms of the Business Combination Agreement. If the actual facts are different than these assumptions, the percentage ownership retained by Peridot’s existing shareholders will be different.

For example, assuming that (i) public shareholders exercise their redemption rights with regard to 24.3 million Public Shares, the maximum number of Public Shares that could be redeemed for cash while leaving sufficient cash available to consummate the Business Combination, (ii) no Founder Shares are forfeited pursuant to the Sponsor Letter Agreement, (iii) no additional equity securities of Peridot are issued, other than the 31,500,000 shares of Amalco Shares currently subscribed for and to be issued in connection with the PIPE Financing, Peridot’s existing shareholders, including the Sponsor, will own approximately 11.0% of the issued and outstanding Amalco Shares, including 7,410,000 shares held by the Sponsor that will be subject to certain lock-up provisions pursuant to the Investor Agreement, Li-Cycle existing shareholders will own approximately 68.7% of the issued and outstanding Amalco Shares, and the PIPE Investors (excluding the affiliate of the Sponsor) will own approximately 20.3% of the issued and outstanding Amalco Shares, in each case upon completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by Peridot’s existing shareholders will be different.

Q.	Who will be the officers and directors of Amalco if the Business Combination is consummated?

A.

The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the Amalco board of directors (the “Amalco Board”) will be comprised of 7 directors, including two directors designated by Sponsor.

Under the Investor Agreement, the Sponsor will also have the right to designate for nomination a number of directors to the Amalco Board as follows: (i) during any time that the Sponsor and its affiliates collectively beneficially own at least 50% of the number of Amalco Shares held by them on the date of Closing, two directors or (ii) during any time that the Sponsor and its affiliates do not collectively satisfy the test set forth in the preceding clause (i) but do collectively beneficially own at least 25% of the number of Amalco Shares held by them on the date of Closing, one director.

Upon the Closing, the initial directors of Amalco are expected to be Ajay Kochhar, Tim Johnston, Mark Wellings, Rick Findlay, Anthony Tse, Alan Levande and Scott Prochazka.

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions in the Business Combination Agreement that must be satisfied or waived in order to complete the Business Combination, including, among others, that (i) Peridot’s and Li-Cycle’s shareholders have approved and adopted the Business Combination Agreement and the Business Combination and (ii) the aggregate cash proceeds from Peridot’s trust account, together with the proceeds from the PIPE Financing, equal no less than $300,000,000 (after deducting any amounts paid to Peridot shareholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred by Peridot). For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement.”

Q.	What happens if I sell my Peridot Shares before the extraordinary general meeting of shareholders?

A.

The record date for the extraordinary general meeting of shareholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your Peridot Shares after the record date, but before the extraordinary general meeting of shareholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting of shareholders. However, you will not be entitled to receive any Amalco Shares following the Closing because only Peridot’s shareholders on the date of the Closing will be entitled to receive shares of Amalco Shares in connection with the Closing.

Q.	What vote is required to approve the proposals presented at the extraordinary general meeting of shareholders?

A.

The approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the Peridot Shares present virtually, in person or represented by proxy and entitled to vote at the extraordinary general meeting.

The approval of each of the Continuance Proposal, the Amalgamation Proposal and the Governing Documents Proposals requires the affirmative vote of the holders of at least two-thirds of the Peridot Shares present virtually, in person or represented by proxy and entitled to vote at the extraordinary general meeting of shareholders.

Accordingly, if a shareholder fails to attend virtually or in person at the extraordinary general meeting or fails to submit a valid proxy (or have its broker or other nominee submit one on its behalf), such shares will not be counted for the purposes of establishing a quorum. If a shareholder does not attend the extraordinary general meeting (virtually or in person) or appoint a proxy, such shares will not be counted for the purposes of any vote. Abstentions, shares represented at the extraordinary general meeting online or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the shareholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, neither a shareholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a vote cast at the extraordinary general meeting and thus will have no effect on the outcome of any of the proposals presented at the extraordinary general meeting. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the extraordinary general meeting.

Q.	Do Li-Cycle’s shareholders need to approve the Business Combination?

A.

Yes. It is a condition to Closing that Li-Cycle Holders approve the Arrangement and related transactions. Such approvals were obtained at the Company Shareholders Meeting held on April 22, 2021. In addition, on April 30, 2021 the Ontario Superior Court of Justice (Commercial List) granted the Final Order approving the Arrangement.

Q.	Do Li-Cycle’s shareholders have dissent rights?

A.	Li-Cycle Holders were not granted and do not have dissent rights in connection with the Arrangement.

Q.	May Peridot, the Sponsor or Peridot’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

In connection with the shareholder vote to approve the proposed Business Combination, Peridot may privately negotiate transactions to purchase Peridot shares prior to the Closing from its shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account without the prior written consent of Li-Cycle. None of the Sponsor or Peridot’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Peridot’s directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of these purchases would be to increase the amount of cash available to Peridot for use in the Business Combination.

Q.	What is the PIPE Financing?

A.

Concurrently with the execution of the Business Combination Agreement, Peridot and Newco entered into subscription agreements with the PIPE Investors, including an affiliate of Peridot’s Sponsor, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Peridot and Newco, following the Amalgamation, agreed to issue and sell to such PIPE Investors, following the Amalgamation but prior to the Share Exchange, an aggregate of 31,500,000 Amalco Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000.

Q.	How many votes do I have at the extraordinary general meeting of shareholders?

A.

Peridot’s shareholders are entitled to one vote at the extraordinary general meeting for each Peridot Share held of record as of the record date. As of the close of business on the record date, there were 37,500,000 outstanding Peridot Shares.

Q.	How will the Initial Shareholders of Peridot vote?

A.

Concurrently with the execution of the Business Combination Agreement, Peridot, Li-Cycle and Newco entered into a Sponsor Letter Agreement with the holders of the Founder Shares (including Peridot’s Sponsor and Peridot’s independent directors) (“Initial Shareholders”), pursuant to which, among other things, such holders agreed to (i) vote or cause to be voted (whether virtually, in person, by proxy or by action by written consents, as applicable) all of their Founder Shares in favor of the Business Combination; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) waive the anti-dilution protection with respect to the Founder Shares (whether resulting from the PIPE Financing or otherwise). In addition, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, the Sponsor agreed to forfeit a specified number of its Founder Shares if requested by Li-Cycle in the event that the Minimum Cash Condition is not met.

Q.	What interests do Peridot’s current officers and directors have in the Business Combination?

A.	Peridot’s directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•

the beneficial ownership of the Sponsor and certain of Peridot’s directors of an aggregate of 7,500,000 Founder Shares, which shares would become worthless if Peridot does not complete a business combination within the applicable time period, as the Sponsor and independent directors have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $75.2 million based on the closing price of Class A Shares of $10.03 on the NYSE on May 27, 2021, the record date for the extraordinary general meeting of the shareholders;

•	the Sponsor and Peridot’s directors and officers are expected to hold an aggregate of approximately 6.0% of the outstanding Amalco Shares upon the consummation of the Business Combination;

•

Peridot’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Peridot’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated;

•	the potential continuation of certain of Peridot’s directors as directors of Amalco; and

•	the continued indemnification of current directors and officers of Peridot and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Peridot’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal. Please read the section entitled “The Business Combination—Interests of Peridot’s Directors and Officers in the Business Combination.”

Q.	Did Peridot’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

Peridot’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Peridot’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. The board of directors also determined, without seeking a valuation from a financial advisor, that Li-Cycle’s fair market value was at least 80% of Peridot’s net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of Peridot’s board of directors as described above in valuing the Li-Cycle business and assuming the risk that the board of directors may not have properly valued such business. For additional information regarding Peridot’s board’s determination to proceed with the Business Combination, please see the section entitled “The Business Combination - The Background of the Business Combination.”

Q.	What happens if the Business Combination Proposal is not approved?

A.

If the Business Combination Proposal is not approved and Peridot does not consummate a business combination by September 28, 2022 or amend the Articles to extend the date by which Peridot must consummate an initial business combination, Peridot will be required to dissolve and liquidate the trust account.

Q.	Do I have redemption rights?

A.

If you are a holder of Public Shares, you may redeem, prior to the Continuance, your Public Shares for cash equal to your pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of Peridot’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to Peridot to pay its income taxes and for working capital purposes. The per-share amount Peridot will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Peridot will pay to the underwriters of the IPO if the Business Combination is consummated. Holders of the outstanding warrants issued in Peridot’s IPO (the “Public Warrants”) do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and independent directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after Peridot’s IPO in connection with the completion of Peridot’s initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $300 million on December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the trust account, including interest earned on the funds held in the trust account and not previously released to Peridot to pay income taxes (less $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the trust account.

Q.	Is there a limit on the number of shares I may redeem?

A.

A public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a public shareholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal, the Continuance Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Share Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal can be approved by shareholders who will redeem their Public Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the continued listing standards of the NYSE.

It is a condition to Closing under the Business Combination Agreement, however, that Peridot has, in the aggregate, cash (held both in and outside of the trust account) that is equal to or greater than $300 million (after deducting any amounts paid to Peridot’s public shareholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred by Peridot). Based on the fair value of the marketable securities held in the trust account and the proceeds expected to be received from the PIPE Financing, Peridot would be unable to meet this Closing condition if 24,273,319 Class A Shares, or 80.9% of the outstanding Class A Shares, or more are redeemed. If redemptions by public shareholders cause Peridot to be unable to meet this Closing condition, then Li-Cycle will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

Q.	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on             , 2021 (two business days before the extraordinary general meeting), (i) submit a written request to Peridot’s transfer agent that Peridot redeem your Public Shares for cash, and (ii) deliver your share certificates to Peridot’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, Peridot’s transfer agent, is listed under the question “Who can help answer my questions?” below. Peridot requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your share certificates generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your share certificates are delivered to Peridot’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Peridot’s transfer agent will need to act to facilitate the request. It is Peridot’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Peridot does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Peridot’s consent, until the vote is taken with respect to the proposals to be presented at the extraordinary general meeting. If you delivered your share certificates for redemption to Peridot’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Peridot’s transfer agent return the share certificates (physically or electronically). Such requests may be made by contacting Peridot’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material Tax Considerations — Material U.S. Federal

Income Tax Considerations to U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights.” If you are a U.S. Holder of Class A Shares contemplating exercise of your redemption rights, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q.	Will holders of Peridot Shares be taxed on the Class A common shares of Peridot Ontario received in the Continuance or the Amalco Shares received in the Amalgamation?

A.

Subject to the limitations and qualifications described in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders” below, the Continuance and the Amalgamation are generally intended to be tax-deferred to U.S. Holders (as defined in the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders”) of Class A Shares and Public Warrants for U.S. federal income tax purposes, except to the extent that U.S. Holders of Class A Shares receive cash pursuant to the exercise of redemption rights.

The tax consequences of the Continuance and the Amalgamation are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Continuance and Amalgamation, see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the Continuance and the Amalgamation to U.S. Holders.” If you are a U.S. Holder exchanging Class A Shares or Public Warrants in the Continuance or exchanging Class A common shares or warrants to purchase Class A common shares of Peridot Ontario in the Amalgamation, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q:	If I hold warrants, can I exercise redemption rights with respect to my warrants?

A:	No. There are no redemption rights with respect to the warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Peridot Shares in connection with the Business Combination.

Q:	What happens to the funds held in the trust account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the trust account will be released to pay Peridot shareholders who properly exercise their redemption rights. Any additional funds available for release from the trust account will be used for general corporate purposes of Amalco following the Business Combination. As of June 1, 2021, based on the fair value of the marketable securities held in the trust account, the amount of funds (in cash and marketable securities) in the trust account was $300,152,200.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Peridot is unable to complete a business combination by September 28, 2022, or amend its Articles to extend the date by which Peridot must consummate an initial business combination, the Articles provide that Peridot will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Peridot’s remaining shareholders and Peridot’s board of directors, dissolve and liquidate, subject in each case to Peridot’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors—Risks Related to Peridot and the Business Combination—If Peridot is unable to complete the Business Combination with Li-Cycle or another business combination by September 28, 2022, Peridot will cease all operations except for the purpose of winding up Peridot’s affairs, redeem Peridot’s outstanding Public Shares and dissolve and liquidate. In such event, third parties may bring claims against us and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by Peridot’s shareholders could be less than $10.00 per share” and “ —Peridot’s shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.” Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the extraordinary general meeting of shareholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement.”

Q:	What do I need to do now?

A:

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I attend the extraordinary general meeting virtually?

A:

You will be able to virtually attend, vote your shares and submit questions during the extraordinary general meeting via a live audio webcast by pre-registering at https://www.cstproxy.com/peridotspac/sm2021. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way Peridot can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company contact information is as follows: 917-262-2373, or email proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

Q:	How do I vote?

A:

If you were a holder of record of Peridot Shares on May 27, 2021, the record date for the extraordinary general meeting of shareholders, you may vote with respect to the applicable proposals virtually or in person at the extraordinary general meeting of shareholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting of shareholders and vote virtually or in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:

Abstentions, shares represented at the extraordinary general meeting online or by proxy but not voted on one or more proposals, will count as present for the purposes of establishing a quorum. However, an abstention will not be considered a vote cast at the extraordinary general meeting and thus will have no effect on the outcome of the any of the proposals presented at the extraordinary general meeting. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the extraordinary general meeting.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Peridot without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q.	Do I need to attend the extraordinary general meeting of shareholders to vote my shares?

A.

No. You are invited to attend the extraordinary general meeting either virtually or in person to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the extraordinary general meeting of shareholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Peridot encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the extraordinary general meeting of shareholders virtually or in person, should I return my proxy card instead?

A.

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes, so long as the shareholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, a broker non-vote will not be considered a vote cast at the extraordinary general meeting and thus will have no effect on the outcome of the any of the proposals presented at the extraordinary general meeting. However, in no event will a broker non-vote also have the effect of exercising your redemption rights for a pro rata portion of the trust account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. You may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at 470 West Avenue, Stamford, CT 06902 prior to the vote at the extraordinary general meeting of shareholders, or attend the extraordinary general meeting virtually or in person and vote either virtually or in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the extraordinary general meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the extraordinary general meeting of shareholders?

A.

A quorum of Peridot’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting of shareholders if a majority of the Peridot Shares held by individuals are present in person, virtually or by proxy (or if held by a corporation or other non-natural person, by its duly authorized representative or proxy). Pursuant to the Articles, if a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as Peridot’s board of directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

As of the record date for the extraordinary general meeting, 18,750,001 Peridot Shares would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you attend virtually or in person at the extraordinary general meeting of shareholders. If a shareholder fails to attend virtually or in person at the extraordinary general meeting or fails to submit a valid proxy (or have its broker or other nominee submit one on its behalf), such shares will not be counted for the purposes of establishing a quorum. If a shareholder does not attend the extraordinary general meeting or appoint a proxy, such shares will not be counted for the purposes of any vote. Abstentions, shares represented at the extraordinary general meeting online or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the shareholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, neither a shareholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a vote cast at the extraordinary general meeting and thus will have no effect on the outcome of the any of the proposals presented at the extraordinary general meeting.

Q.

What happens to the warrants I hold if I vote my Class A Shares against approval of the Business Combination Proposal and the other proposals presented at the extraordinary general meeting and validly exercise my redemption rights?

A.

Properly exercising your redemption rights as a Peridot Shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your warrants, and if Peridot does not otherwise consummate an initial business combination by September 28, 2022 or amend the Articles to extend the date by which Peridot must consummate an initial business combination, Peridot will be required to dissolve and liquidate, and your warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

Peridot will pay the cost of soliciting proxies for the extraordinary general meeting. Peridot has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. Peridot has agreed to pay Morrow Sodali LLC a fee of $35,000. Peridot will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Peridot also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Peridot Shares for their expenses in forwarding soliciting materials to beneficial owners of Peridot Shares and in obtaining voting instructions from those owners. Peridot’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or virtually. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.	If you have questions about the shareholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact Peridot’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: PDAC.info@investor.morrowsodali.com

You may also contact Peridot at:

Peridot Acquisition Corp.

San Felipe Street, Suite 1450

Houston, TX 77019

Telephone: (713) 322-7310

Attention: Alan Levande, Chief Executive Officer

To obtain timely delivery, Peridot’s shareholders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about Peridot by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your share certificates (either physically or electronically) to Peridot’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the extraordinary general meeting of shareholders. If you have questions regarding the certification of your position or delivery of your share certificates, please contact:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Peridot Acquisition Corp. (p. 223)

Peridot is a blank check company, incorporated as a Cayman Islands exempted company on July 31, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. Peridot intends to focus on environmentally sound infrastructure and technologies that mitigate greenhouse gas (GHG) emissions and/or enhance resilience to climate change. Peridot is an early stage and emerging growth company and, as such, Peridot is subject to all of the risks associated with early stage and emerging growth companies.

Peridot’s units, common shares, and warrants trade on NYSE under the symbols “PDAC.U,” “PDAC” and “PDAC.WS,” respectively.

The mailing address of Peridot’s principal executive office is 2229 San Felipe Street, Suite 1450, Houston, TX 77019, and its telephone number is (713) 322-7310.

Li-Cycle Corp. (p. 185)

Li-Cycle is an industry leader in lithium-ion battery resource recovery and the leading lithium-ion battery recycler in North America. Its recycling process is designed (a) at its Spokes, to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at its Hubs, to process black mass to recover raw materials, including but not limited to lithium carbonate, cobalt sulphate and nickel sulphate. Li-Cycle’s process enables an up to 95% Recycling Efficiency Rate, as compared to what it believes to be a 50% traditional industry average. Unlike the traditional revenue model for recycling that relies primarily on waste or tipping fees, Li-Cycle is focused on generating revenue from sales of the raw materials it produces.

Li-Cycle Holdings Corp.

Li-Cycle Holdings Corp. is an Ontario corporation that was incorporated for the sole purpose of effecting the Business Combination. Its principal office is located at 2351 Royal Windsor Dr. Unit 10, Mississauga, ON L5J 4S7.

The Business Combination

The Business Combination Agreement (p. 108)

On February 15, 2021, Peridot entered into the Business Combination Agreement with Li-Cycle and Newco pursuant to which:

•

prior to the Closing Date, Peridot will continue as a corporation existing under the laws of the Province of Ontario, and in connection therewith, the Class A Shares, the Class B Shares and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by the Sponsor of Class B common shares of Peridot Ontario, as described herein under “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Sponsor Letter Agreement,” the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis; and

•

on the terms, subject to the conditions and in accordance with the sequencing set forth in the Arrangement, on the Closing Date (i) Peridot Ontario and Newco will amalgamate, and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot Ontario will convert into an equivalent number of Amalco Shares and Amalco Warrants, and the common share in Newco held by Li-Cycle will be exchanged for an Amalco Share; (ii) the Amalco Share held by Li-Cycle will be purchased for cancellation by Amalco for cash equal to the subscription price for the common share in Newco for which such Amalco Share was exchanged pursuant to the Amalgamation; (iii) the preferred shares of Li-Cycle will convert into Li-Cycle Shares; and (iv) Amalco will acquire all of the issued and outstanding Li-Cycle Shares from Li-Cycle’s shareholders (including Li-Cycle Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the Arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million.

Upon the Closing, Li-Cycle will become a wholly-owned subsidiary of Amalco and Amalco will use the name “Li-Cycle Holdings Corp.” For information regarding the treatment of Li-Cycle options and RSUs in the Business Combination, please see the section entitled “Business Combination Agreement—Consideration to Li-Cycle Equityholders in the Business Combination.”

Consideration to be Received in the Business Combination (p. 111)

Following the Continuance and upon the consummation of the Amalgamation, shareholders of Peridot immediately prior to the consummation of such transactions will hold one Amalco Share for each Peridot Share held immediately prior to such transactions and each holder of Peridot warrants immediately prior to such transactions will hold one warrant to purchase Amalco Shares for each Peridot warrant held immediately prior to such transactions. Following the Amalgamation and upon the consummation of the Share Exchange, Amalco will acquire all of the issued and outstanding Li-Cycle Shares from Li-Cycle’s shareholders (including Li-Cycle Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the Arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million. The number of Amalco Share received by Li-Cycle’s shareholders in exchange for each common share of Li-Cycle is referred to as the “Exchange Ratio.” For further details, see “Business Combination Proposal—Conditions to Li-Cycle Equityholders in the Business Combination.”

Conditions to the Closing (p. 112)

The obligation of Peridot, Li-Cycle and Newco to consummate the Business Combination is subject to certain Closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) the approval of Peridot’s shareholders, (iii) the approval of Li-Cycle’s shareholders,

(iv) the final order of the Court pursuant to Section 182 of the OBCA (“Final Order”) having been granted and not set aside or modified in a manner unacceptable to the parties, acting reasonably, (v) the consummation of the Peridot Continuance and (vi) the Registration Statement on Form F-4 relating to the issuance of Amalco Shares pursuant to the Business Combination Agreement becoming effective. In addition, the obligation of Peridot to consummate the Business Combination is subject to the fulfillment of other Closing conditions, including, but not limited to, (i) the representations and warranties of Li-Cycle and Newco being true and correct to the standards applicable to such representations and warranties and each of the covenants of Li-Cycle and Newco having been performed or complied with in all respects and (ii) no Company Material Adverse Effect (as defined in the Business Combination Agreement) having occurred.

The obligation of Li-Cycle to consummate the Business Combination is also subject to the fulfillment of other Closing conditions, including, but not limited to, (i) the representations and warranties of Peridot being true and correct to the standards applicable to such representations and warranties and each of the covenants of Peridot having been performed or complied with in all respects, (ii) no Peridot Material Adverse Effect (as defined in the Business Combination Agreement) having occurred and (iii) the aggregate cash proceeds from Peridot’s trust account, together with the proceeds from the PIPE Financing, equaling no less than $300,000,000 (after deducting any amounts paid to Peridot shareholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred by Peridot); provided, that if the Minimum Cash Condition is not met and Sponsor is deemed to have forfeited any Class B Shares pursuant the Sponsor’s agreement to forfeit a specified number of its Founder Shares if requested by Li-Cycle in the event that the Minimum Cash Condition is not met pursuant to the Sponsor Letter Agreement, then the amount necessary to satisfy the Minimum Cash Condition shall be an amount equal to (x) $300,000,000 minus (y) the product of the number of Class B Shares forfeited and $10.00. Li-Cycle may, in its sole discretion, waive the Minimum Cash Condition. For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Termination Rights (p. 121)

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of Peridot and Li-Cycle;

•

by Peridot, subject to certain exceptions, if any of the representations or warranties made by Li-Cycle are not true and correct or if Li-Cycle fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Peridot, as described in the section entitled “ —Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof, and (ii) August 16, 2021 (the “Termination Date”);

•

by Li-Cycle, subject to certain exceptions, if any of the representations or warranties made by Peridot are not true and correct or if Peridot fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Li-Cycle, as described in the section entitled “ —Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof, and (ii) the Termination Date;

•

by either Peridot or Li-Cycle, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement; provided, that the Termination Date shall be automatically extended for three months in the event the Court refuses to issue a Final Order in respect of the Arrangement (for any reason or no reason other than as a result of a material breach of Peridot’s covenants or obligations under the Business Combination Agreement or the Peridot Shareholder Approval having not been obtained);

•

by either Peridot or Li-Cycle, if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

•

by either Peridot or Li-Cycle if the Peridot Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Peridot’s shareholders have duly voted and the Peridot Shareholder Approval was not obtained;

•

by either Peridot or Li-Cycle, if the Li-Cycle Required Approval in respect of the Li-Cycle Arrangement Resolution has not have been obtained at the Li-Cycle Shareholders Meeting in accordance with the Interim Order and applicable Law; or

•	by Li-Cycle prior to receipt of the Peridot Shareholder Approval, in the event of a Change in Recommendation.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a willful or material breach of any covenant or agreement under the Business Combination Agreement or fraud (involving scienter) prior to such termination.

For more information, see the section entitled “The Business Combination Agreement—Termination of the Business Combination Agreement.”

Certain Agreements Related to the Business Combination Agreement

Investor Agreement

At the Closing, Amalco, the holders of the Class B Shares and certain existing shareholders of Li-Cycle (the “Li-Cycle Holders”) will enter into the Investor Agreement, pursuant to which, among other things, the parties thereto will be granted certain customary registration rights with respect to their Amalco Shares. The Investor Agreement will also provide that the Amalco Shares held by the holders of Class B Shares and Li-Cycle Holders will be subject to certain transfer restrictions until (i) with respect to the current holders of Class B Shares, the earliest of (a) one year after the Closing and (b) (x) if the closing price of Amalco Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which Amalco completes a liquidation, merger, share exchange or other similar transaction that results in all of its public shareholders having the right to exchange their common shares for cash, securities or other property, and (ii) with respect to the Li-Cycle Holders, 180 days following the Closing.

Under the Investor Agreement, the Sponsor will also have the right to designate for nomination a number of directors to the Amalco Board as follows: (i) during any time that the Sponsor and its affiliates collectively beneficially own at least 50% of the number of Amalco Shares held by them on the date of Closing, two directors or (ii) during any time that the Sponsor and its affiliates do not collectively satisfy the test set forth in the preceding clause (i) but do collectively beneficially own at least 25% of the number of Amalco Shares held by them on the date of Closing, one director.

For additional information, see the section entitled “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Investor Agreement.”

Subscription Agreements

In connection with the Business Combination, Peridot has obtained commitments from the PIPE Investors to purchase Amalco Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000. Certain offering related expenses are payable by Peridot, including customary fees payable to the placement agents. Such commitments are being made by way of the Subscription Agreements, by and among each PIPE Investor, Peridot, and Newco. The purpose of the sale of Amalco Shares to the PIPE Investors is to raise additional capital for use in connection with the Business Combination. The Subscription Agreements for the PIPE Financing were entered into contemporaneously with the execution of the Business Combination Agreement.

The Amalco Shares to be sold to the PIPE Investors will be identical to the shares that will be held by the public shareholders at the time of the Closing, except that when initially issued by Peridot, such shares will be restricted securities.

The closing of the sale of PIPE Financing will be contingent upon the substantially concurrent consummation of the Business Combination. The PIPE Financing will occur on the date of, and immediately prior to, the consummation of the Business Combination. Closing of the PIPE Financing will be subject to certain customary conditions.

For additional information, see the section entitled “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Subscription Agreements.”

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and the other holders of the Founder Shares entered into the Sponsor Letter Agreement with Peridot, Li-Cycle and Newco, pursuant to which the such holders agreed to, among other things, (i) vote or cause to be voted (whether in person, by proxy or by action by written consents, as applicable) all of their Founder Shares in favor of the Business Combination; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) waive the anti-dilution protection with respect to the Founder Shares (whether resulting from the PIPE Financing or otherwise), in each case, on the terms and subject to the conditions set forth in Sponsor Letter Agreement. In addition, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, the Sponsor has agreed to forfeit a specified number of its Founder Shares if requested by Li-Cycle in the event that the Minimum Cash Condition is not met.

For additional information, see the section entitled “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Sponsor Letter Agreement.”

Li-Cycle Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, Li-Cycle Holders holding approximately 80% of Li-Cycle Shares and preferred shares of Li-Cycle have entered into the Li-Cycle

Transaction Support Agreements with Peridot, pursuant to which each such shareholder agreed to, among other things, (i) vote or cause to be voted (whether in person, by proxy, by action by written consent, as applicable, or as may be required under Li-Cycle’s shareholders agreement or articles of incorporation) their Li-Cycle Shares in favor of the Arrangement Resolution to approve the Arrangement, the Business Combination Agreement, the Arrangement and certain related transactions; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in the Li-Cycle Transaction Support Agreements.

For additional information, see the section entitled “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Li-Cycle Transaction Support Agreements.”

Interests of Certain Persons in the Business Combination (p. 101)

When you consider the recommendation of Peridot’s board of directors in favor of approval of the Business Combination Proposal, the Continuance Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Share Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal, you should keep in mind that certain of Peridot’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of Peridot’s directors of an aggregate of 7,500,000 Founder Shares, which shares would become worthless if Peridot does not complete a business combination within the applicable time period, as the Sponsor and independent directors have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $75.2 million based on the closing price of Class A Shares of $10.03 on the NYSE on May 27, 2021, the record date for the extraordinary general meeting of the shareholders;

•	that the Sponsor will hold Amalco Warrants following the Business Combination;

•	the Sponsor and Peridot’s directors and officers are expected to hold an aggregate of approximately 6.0% of the outstanding Amalco Shares upon the consummation of the Business Combination;

•

Peridot’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Peridot’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated;

•

the continuation of certain of Peridot’s directors as directors of Amalco; and the continued indemnification of current directors and officers of Peridot and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Reasons for the Approval of the Business Combination (p. 97)

After careful consideration, Peridot’s board of directors recommends that Peridot shareholders vote “FOR” each proposal being submitted to a vote of the Peridot shareholders at the extraordinary general meeting. For a description of Peridot’s reasons for the approval of the Business Combination and the recommendation of Peridot’s board of directors, see the section entitled “The Business Combination—Peridot’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights (p. 224)

Pursuant to the Articles, prior to the Continuance, Peridot will provide its public shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of Peridot’s initial public offering, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay income taxes and for working capital purposes. For illustrative purposes, based on funds in the trust account of approximately $300 million on December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their Public Shares whether or not they vote their shares and, if they do vote their shares, whether they vote for or against the Business Combination Proposal and the other proposals set forth herein. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding Public Shares. Holders of Peridot’s outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of the Founder Shares have agreed to waive their redemption rights with respect to such shares and any Class A Shares that they may have acquired during or after Peridot’s initial public offering in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor, owns approximately 19.8% of the issued and outstanding Peridot Shares, consisting of approximately 98.8% of the Founder Shares, and Peridot’s independent directors collectively own approximately 1.2% of the Founder Shares.

It is a condition to Closing under the Business Combination Agreement, however, that Peridot has, in the aggregate, cash (held both in and outside of the trust account) that is equal to or greater than $300 million (after deducting any amounts paid to Peridot’s public shareholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred by Peridot). If redemptions by public shareholders cause Peridot to be unable to meet this Closing condition, then Li-Cycle will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

Impact of the Business Combination on Amalco’s Public Float

It is anticipated that, upon completion of the Business Combination, (i) Peridot’s existing public shareholders, including its independent directors, will own approximately 18.0% of the outstanding Amalco Shares, (ii) the Sponsor and its affiliates will own approximately 5.9% of the outstanding Amalco Shares, (iii) Li-Cycle’s existing shareholders will own approximately 58.7% of the outstanding Amalco Shares, and (iv) the PIPE Investors (excluding the affiliate of the Sponsor) will own approximately 17.4% of the outstanding Amalco Shares. The expected number of Amalco Shares to be issued by Amalco and the ownership percentages set forth above are calculated based on a number of assumptions including that (i) none of Peridot’s existing public shareholders exercise their redemption rights and (ii) no Founder Shares are forfeited by the Sponsor pursuant to that certain Sponsor Letter Agreement, and are subject to adjustment in accordance with the terms of the Business Combination Agreement,. If the actual facts are different than these assumptions, the percentage ownership retained by Peridot’s existing shareholders will be different.

For example, assuming that (i) public shareholders exercise their redemption rights with regard to 24.3 million Public Shares, the maximum number of Public Shares that could be redeemed for cash while leaving sufficient cash available to consummate the Business Combination, (ii) no Founder Shares are forfeited pursuant to the Sponsor Letter Agreement, (iii) no additional equity securities of Peridot are issued, other than the 31,500,000 shares of Amalco Shares currently subscribed for and to be issued in connection with the PIPE Financing, Peridot’s existing shareholders, including the Sponsor, will own approximately 11.0% of the issued and outstanding Amalco Shares, including 7,410,000 shares held by the Sponsor that will be subject to certain lock-up provisions pursuant to the Investor Agreement, Li-Cycle existing shareholders will own approximately 68.7% of the issued and outstanding Amalco Shares, and the PIPE Investors (excluding the affiliate of the Sponsor) will own approximately 20.3% of the issued and outstanding Amalco Shares, in each case upon completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by Peridot’s existing shareholders will be different.

Organizational Structure (p. 110)

Prior to the Business Combination

The following diagram depicts the organizational structure of Peridot and Li-Cycle before the Business Combination:

Following the Business Combination

The following diagram depicts the organizational structure of Li-Cycle Holdings Corp. after the Business Combination:

(1)	Includes shares to be purchased by an affiliate of Sponsor in the PIPE Financing
(2)	Excludes affiliate of Sponsor

Amalco Board Following the Business Combination (p. 244)

The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the Amalco Board will be comprised of 7 directors, including two directors designated by Sponsor.

Under the Investor Agreement, the Sponsor will also have the right to designate for nomination a number of directors to the Amalco Board as follows: (i) during any time that the Sponsor and its affiliates collectively beneficially own at least 50% of the number of Amalco Shares held by them on the date of Closing, two directors or (ii) during any time that the Sponsor and its affiliates do not collectively satisfy the test set forth in the preceding clause (i) but do collectively beneficially own at least 25% of the number of Amalco Shares held by them on the date of Closing, one director.

Upon the Closing, the initial directors of Amalco are expected to be Ajay Kochhar, Tim Johnston, Mark Wellings, Rick Findlay, Anthony Tse, Alan Levande and Scott Prochazka.

Accounting Treatment (p. 103)

The Business Combination will be accounted for as a reverse acquisition in accordance with IFRS. Under this method of accounting, Amalco (continuing entity after the amalgamation between Li-Cycle Holdings Corp. and Peridot) will be treated as the “acquired” company for accounting purposes. Since Amalco does not meet the definition of a business under IFRS, net assets of Amalco will be stated at historical cost, with no goodwill or other intangible assets recorded.

Li-Cycle Corp. has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of Amalco accompanied by a recapitalization:

•

Li-Cycle’s existing shareholders will have the greatest voting interest in the combined entity relative to other shareholders under both the no redemption scenario and maximum redemption scenario (with an approximately 59% voting interest and 69% voting interest in such scenarios, respectively);

•	The largest individual minority shareholder of the combined entity is an existing shareholders of Li-Cycle;

•	Amalco’s senior management will be the senior management of Li-Cycle;

•	Li-Cycle is the larger entity based on historical total assets and revenues; and

•	Li-Cycle’s operations will comprise the ongoing operations of Amalco.

Material Tax Consequences (p. 125)

Subject to the limitations and qualifications described in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders,” the Continuance and the Amalgamation are generally intended to be tax deferred to U.S. Holders of Class A Shares and Public Warrants for U.S. federal income tax purposes, except to the extent that the U.S. Holders of Class A Shares receive cash pursuant to the exercise of redemption rights.

Holders of Class A Shares and Public Warrants should read carefully the information included under the section entitled “Material Tax Considerations” for a detailed discussion of material U.S. federal tax consequences of the Continuance, the Amalgamation, the receipt of cash pursuant to the exercise of redemption rights, and the material U.S. federal tax consequences of the ownership and disposition of Amalco Shares and Amalco Warrants after the Amalgamation. Holders of Class A Shares and Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Continuance and the Amalgamation, and prospective holders of Amalco Shares and Amalco Warrants are urged to consult their tax advisors to determine the tax consequences (including the application and effect of any state, local or other income and other tax laws) of the acquisition, holding, redemption and disposal of Amalco Shares or acquisition, holding, exercise or disposal of Amalco Warrants.

Other Shareholder Proposals

At Peridot’s extraordinary general meeting of shareholders, in addition to the Business Combination Proposal, Peridot will ask its shareholders to vote in favor of the following proposals:

•

The Continuance Proposal—a proposal to approve the Continuance, and in connection therewith, the adoption of the Peridot Ontario Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex D.

•	The Amalgamation Proposal—a proposal to approve the Amalgamation as part of the plan of arrangement, in substantially the form attached to this proxy statement/prospectus as Annex C.

•

The Governing Documents Proposals—the proposal to approve and adopt the Amalco Governing Documents in their entirety, copies of which are attached to this proxy statement/prospectus as Annex E, and the sub-proposals to approve those material aspects of the Amalco Governing Documents that do not appear in, or are different from the Articles.

•

The Share Issuance Proposal—a proposal to approve the issuance of more than 20% of the current total issued and outstanding Amalco Shares, for purposes of complying with the applicable listing rules of the NYSE.

•	The Incentive Plan Proposal—a proposal to approve and adopt an equity incentive plan of Amalco, a copy of which is attached to this proxy statement/prospectus as Annex F.

•	The ESPP Proposal—a proposal to approve and adopt an employee share purchase plan, a copy of which is attached to this proxy statement/prospectus as Annex G.

•

The Adjournment Proposal—a proposal to adjourn the extraordinary general meeting of shareholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting of shareholders, there are not sufficient votes to approve one or more proposals presented to shareholders for vote.

Date, Time and Place of the Extraordinary General Meeting (p. 82)

The extraordinary general meeting of shareholders of Peridot will be held at          a.m., Central time, on                     , 2021, for the purpose of considering and voting upon the proposals described herein. Due to the public health impact of the coronavirus pandemic, and to support the health and well-being of Peridot’s shareholders and their families, Peridot will hold the extraordinary general meeting in both virtual and physical format and Peridot strongly recommends that you attend the meeting virtually. For the purposes of the Articles, the physical place of the meeting will be 2229 San Felipe Street, Suite 1450, Houston, TX 77019. Peridot’s shareholders will be able to attend, vote their shares, and submit questions during the extraordinary general meeting either in person or virtually via a live audio webcast. In order to attend the meeting virtually, you must pre-register at the following website: https://www.cstproxy.com/peridotspac/sm2021. In order to pre-register, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials.

Record Date and Voting (p. 84)

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting of shareholders if you owned Peridot Shares at the close of business on May 27, 2021, which is the record date for the extraordinary general meeting of shareholders. You are entitled to one vote for each Peridot Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares or warrants you beneficially own are properly counted. On the record date, there were 37,500,000 Peridot Shares outstanding, of which 30,000,000 are Class A Shares and 7,500,000 are Founder Shares held by the Sponsor and independent directors.

The holders of the Founder Shares have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Peridot’s issued and outstanding warrants do not have voting rights at the extraordinary general meeting of shareholders.

Proxy Solicitation (p. 88)

Proxies may be solicited by mail. Peridot has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person or virtually if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting of Peridot Shareholders—Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Extraordinary General Meeting (p. 85)

A quorum of Peridot’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting of shareholders if a majority of the Peridot Shares held by individuals are present in person, virtually or by proxy (or if held by a corporation or other non-natural person, by its duly authorized representative or proxy). Pursuant to the Articles, if a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as Peridot’s board of directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum. As of the record date for the extraordinary general meeting, 18,750,001 Peridot Shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting. Approval of each of the Continuance Proposal, the Amalgamation Proposal and the Governing Documents Proposals requires the affirmative vote of the holders of at least two-thirds of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting.

The Closing of the Business Combination is conditioned on the approval of each of the proposals at the extraordinary general meeting, except for the Adjournment Proposal. In addition, each of the other proposals (other than the Adjournment Proposal), is conditioned on the approval of all other proposals at the extraordinary general meeting, except for the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal at the extraordinary general meeting.

Recommendation of the Peridot Board of Directors

Peridot’s board of directors believes that each of the Business Combination Proposal, the Continuance Proposal, the Amalgamation Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal is in the best interests of Peridot and its shareholders and recommends that its shareholders vote “FOR” each of the proposals to be presented at the extraordinary general meeting.

When you consider the recommendation of Peridot’s board of directors in favor of approval of each of the proposals to be presented at the extraordinary general meeting, you should keep in mind that certain of Peridot’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. See the section entitled “The Business Combination—Interests of Peridot’s Directors and Officers in the Business Combination.”

Risk Factors (p. 42)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Risks Related to Li-Cycle’s Business

•	Li-Cycle operates in an emerging competitive industry and if it is unable to compete successfully its revenue and profitability will be adversely affected.

•

Li-Cycle’s success will depend on its ability to economically and efficiently source, recover and recycle lithium-ion batteries and lithium-ion battery manufacturing scrap, as well as third party black mass.

•

Failure to materially increase recycling capacity and efficiency or meet the demand for lithium-ion battery recycling could have a material adverse effect on Li-Cycle’s business, results of operation or financial condition.

•	Li-Cycle may not be able to successfully implement its global growth strategy, on a timely basis or at all, and may be unable to manage future growth effectively.

•

The development of Li-Cycle’s Rochester Hub, Arizona Spoke and other future projects is subject to risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up, and Li-Cycle cannot guarantee that these projects will be completed in a timely manner, that its costs will not be significantly higher than estimated, or that the completed projects will meet expectations with respect to their productivity or the specifications of their end products.

•

Li-Cycle’s revenues are primarily driven by the volume and composition of lithium-ion battery materials processed at its facilities (including manufacturing scrap, spent batteries and third-party purchased black mass) and applicable commodity prices.

•	Decreases in reference commodity prices for the products that Li-Cycle produces could significantly impact Li-Cycle’s revenues and results of operations.

•	Li-Cycle has a history of losses and expects to incur significant expenses for the foreseeable future, and there is no guarantee it will achieve or sustain profitability.

•

Li-Cycle is and will be dependent on its recycling facilities. If one or more of its current or future facilities become inoperative, capacity constrained or if operations are disrupted, Li-Cycle’s business, results of operations or financial condition could be materially adversely affected.

•

Decreases in the price of coal, oil and gas or a decline in popular support for “green” energy technologies could reduce demand for lithium-ion battery technology-based EVs and the raw materials produced by Li-Cycle’s lithium-ion battery recycling business, which could materially harm its financial results and ability to grow its business.

•	Li-Cycle may not be able to complete its recycling processes as quickly as customers may require, which could cause it to lose supply contracts and could harm its reputation.

•	Unfavorable economic conditions, such as consequences of the global COVID-19 pandemic, may have a material adverse effect on Li-Cycle’s business, results of operations and financial condition.

Risks Relating to Peridot and the Business Combination

•	A market for Amalco’s securities may not develop, which would adversely affect the liquidity and price of its securities.

•

NYSE may not list Amalco’s securities on its exchange, and if they are listed Amalco may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in its securities and subject it to additional trading restrictions.

•	Amalco will incur increased costs and obligations as a result of being a public company.

•	If the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless.

•	Peridot and Li-Cycle shareholders will experience immediate dilution due to the issuance of Amalco Shares upon the Closing.

•

Peridot’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public shareholders.

•

Peridot’s Initial Shareholders, directors and officers may have a conflict of interest in determining to pursue the Business Combination, since certain of their interests are different from or in addition to (and which may conflict with) the interests of our public shareholders, and such interests may have influenced their decisions to approve the Business Combination and recommend that our shareholders approve the Business Combination Proposal.

•	Peridot expects to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

•

If Peridot is unable to complete the Business Combination with Li-Cycle or another business combination by September 28, 2022, it will cease all operations except for the purpose of winding up its affairs, redeem its outstanding public shares and dissolve and liquidate. In such event, third parties may bring claims against it and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by its shareholders could be less than $10.00 per share.

•

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what Peridot’s actual financial position or results of operations would have been.

Risks Relating to Redemption

•

Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to 15% or more of the Public Shares.

•	A shareholder’s decision as to whether to redeem his, her, shares for a pro rata portion of the trust account may not put the shareholder in a better future economic position.

•

If Peridot’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Shares for a pro rata portion of the funds held in the trust account.

SELECTED HISTORICAL FINANCIAL DATA OF LI-CYCLE

The following table sets forth selected historical financial information derived from Li-Cycle’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for the years ended October 31, 2020, 2019 and 2018, and Li-Cycle’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of and for the three months ended January 31, 2021 and 2020. The selected historical financial information in the following tables is presented in U.S. dollars and in accordance with IFRS. You should read the following selected financial data in conjunction with “Li-Cycle Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Consolidated statements of loss and comprehensive loss data

	Quarter Ended		Year Ended
	January 31,		October 31,
	2021	2020	2020	2019	2018
			(dollar amounts in thousands, except share and per share data)
Revenues	1,017	59	$792	$48	$6
Operating expenses	5,258	1,419	9,934	4,112	881
Other (income) expenses	605	(15)	134	37	34
Net loss	(4,845)	(1,345)	(9,276)	(4,101)	(909)
Basic and diluted loss per share	(2.07)	(0.68)	$(4.48)	$(2.28)	$(0.53)
Weighted average number of common shares outstanding	2,342,145	1,984,507	2,068,952	1,801,338	1,700,751

Consolidated statements of financial position data

	As of	As of
	January 31,	October 31,
	2021	2020	2019
		(dollar amounts in thousands)
Current assets	17,562	$2,698	$4,983
Non-current assets	11,951	9,461	1,061
Total assets	29,513	12,159	6,044
Current liabilities	5,739	6,596	2,304
Non-current liabilities	5,417	4,122	479
Total liabilities	11,156	10,719	2,783
Shareholders’ equity	18,357	$1,441	$3,261

Consolidated statements of cash flows data

	Quarter Ended		Year Ended
	January 31,		October 31,
	2021	2020	2020	2019	2018
			(dollar amounts in thousands)
Cash flows used in operating activities	(6,706)	(2,785)	$(7,429)	$(4,568)	$(686)
Cash flows used in investing activities	(2,821)	(192)	(5,108)	(998)	(244)
Cash flows from financing activities	22,677	6,634	9,417	7,164	3,111
Net change in cash	13,150	3,656	$(3,120)	$1,598	$2,181

SELECTED HISTORICAL FINANCIAL DATA OF PERIDOT

The following table sets forth selected historical financial information derived from Peridot’s audited financial statements included elsewhere in this proxy statement/prospectus for the period from July 31, 2020 (inception) through December 31, 2020 and as of December 31, 2020, and Peridot’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus as of and for the three months ended March 31, 2021. The selected historical financial data of Peridot is presented in U.S. dollars in accordance with GAAP. The unaudited condensed financial data presented have been prepared on a basis consistent with Peridot’s audited financial statements. You should read the following selected financial data in conjunction with “Peridot Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31, 2021	For the Period from July 31, 2020 (inception) through December 31, 2020
	Unaudited
Statement of Operations Data:
Operating costs	$(4,270,674)	$(460,977)

Other income (expense):
Interest Income	72,014	74,412
Offering costs allocated to warrant liability	—	(693,847)
Change in fair value of warrant liability	2,300,000	(22,540,000)

Total Other Income (expense)	(2,372,014)	(23,159,435)

Net loss	$(1,898,660)	(23,620,412)

Weighted average shares outstanding of Class A redeemable ordinary shares	30,000,000	30,000,000

Basic and diluted net income per share, Class A	$0.00	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,500,000	7,500,000

Basic and diluted net loss per share, Class B	$(0.26)	$(3.16)

	As of March 31, 2021	As of December 31, 2020
	Unaudited
(dollars in thousands)
Balance Sheet Data:
Cash	61,330	$971,607
Prepaid expenses	381,867	381,749
Investments in Trust Account	300,146,384	300,074,392

Total Assets	300,589,581	$301,427,748

Total Liabilities	52,856,381	51,795,888

Commitment and Contingencies
Class A ordinary shares subject to possible redemption, 24,273,319 and 24,463,185 shares at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	242,733,190	$244,631,850

Total Shareholders’ Equity	5,000,010	5,000,010

Total Liabilities and Shareholders’ Equity	300,589,581	$301,427,748

	Three Months Ended March 31, 2021	For the Period from July 31, 2020 (inception) through December 31, 2020
	Unaudited
Statement of Cash Flows Data:
Cash Flows used in Operating Activities	(910,277)	$(481,818)

Cash Flows used in Investing Activities	—	(300,000,000)

Cash Flows provided by Financing Activities	—	301,453,425

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of Amalco and its consolidated subsidiaries after giving effect to the Business Combination (the “Combined Company”) as of January 31, 2021 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the three months ended January 31, 2021 and for the fiscal year ended October 31, 2020 present the combination of the financial information of Peridot and Li-Cycle, after giving effect to the Business Combination and related adjustments described in the accompanying notes. Peridot and Li-Cycle are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the Combined Company or Amalco.

The unaudited pro forma condensed combined statements of operations for the three months ended January 31, 2021 and for the fiscal year ended October 31, 2020 give pro forma effect to the Business Combination as if it had occurred on November 1, 2020 and November 1, 2019, respectively. The unaudited pro forma condensed combined balance sheet as of January 31, 2021 gives pro forma effect to the Business Combination as if it was completed on January 31, 2021.

The selected unaudited pro forma condensed combined financial information are based on and should be read in conjunction with the historical financial statements of each of Newco, Peridot and Li-Cycle and the notes thereto, as well as the disclosures contained in the sections titled “Peridot’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Li-Cycle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The Business Combination will be accounted for as a reverse acquisition in accordance with IFRS. Under this method of accounting, Amalco (continuing entity after the amalgamation between Li-Cycle Holdings Corp. and Peridot) will be treated as the “acquired” company for accounting purposes. Since Amalco does not meet the definition of a business under IFRS, net assets of Amalco will be stated at historical cost, with no goodwill or other intangible assets recorded.

Li-Cycle Corp has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of Amalco accompanied by a recapitalization.

•

Li-Cycle’s existing shareholders will have the greatest voting interest in the combined entity under the no redemption scenario with an approximately 59% voting interest and under the maximum redemption scenario with an approximately 69% voting interest;

•	The largest individual minority shareholders of the combined entity is an existing shareholders of Li-Cycle;

•	Senior management Li-Cycle will continue as senior management of the combined entity;

•	Directors of Li-Cycle will form a majority on the board of directors of the combined entity;

•	Li-Cycle is the larger entity based on historical total assets and revenues; and

•	Li-Cycle’s operations will comprise the ongoing operations of Amalco.

The following table presents summary pro forma data after giving effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement, assuming two redemption scenarios as follows:

•	No Redemption Scenario: This presentation assumes that no Peridot public shareholders exercise redemption rights with respect to their Public Shares.

•

Maximum Redemption Scenario: This scenario assumes that 24,273,319 Class A Shares, or 80.9% of the outstanding Class A Shares, are redeemed, resulting in an aggregate payment of $242.7 million, including a pro rata portion of interest accrued on the trust account, out of the trust account, and that the fair value of the marketable securities held in the trust account following such redemption along with the proceeds from the PIPE Financing are sufficient to satisfy the Minimum Cash Condition pursuant to the terms of the Business Combination Agreement. If, as a result of redemptions of Class A Shares by the public shareholders, the Minimum Cash Condition is not met (or waived), then Peridot and or the selling shareholders (as applicable) may elect not to consummate the Business Combination or redeem any Class A Shares submitted for redemption will be returned to the holders thereof.

The Business Combination will result in the combination of Li-Cycle and Newco, with a fiscal year end of October 31, with Peridot, with a fiscal year end of December 31. The pro forma income statements for the three months ended January 31, 2021 and for the year-ended October 31, 2020 present the combination of financial information of Newco, Peridot and Li-Cycle, after giving effect to the Business Combination and related adjustments described in the accompanying notes. The unaudited pro forma interim income statement include Li-Cycle Corp.’s three months ended January 31, 2021 and Peridot Acquisition Corp.’s income statement results for the three months ended March 31, 2021. The unaudited pro forma annual income statement include Li-Cycle Corp.’s year ended October 31, 2020 and Peridot Acquisition Corp.’s income statement results for the period from July 31, 2020 (inception) through December 31, 2020. The unaudited pro forma balance sheet is based on a historical Newco balance sheet as of February 12, 2021, historical Li-Cycle balance sheet as of January 31, 2021 and a historical Peridot balance sheet as of March 31, 2021.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of January 31, 2021

	Combined Pro Forma
	Assuming No Redemption US$	Assuming Maximum Redemption US$
Total assets	$603,687,632	$360,954,442
Total liabilities	$50,604,570	$50,604,570
Total equity	$553,083,062	$310,349,872

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

Three months ended January 31, 2021

	Combined Pro Forma
	Assuming No Redemption US$	Assuming Maximum Redemption US$
Revenue	$1,017,240	$1,017,240
Net loss	$(27,143,983)	$(27,143,983)
Loss per common share - basic and diluted	$(0.16)	$(0.19)
Weighted average shares outstanding, basic and diluted	166,983,837	142,710,518

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

Year ended October 31, 2020

	Combined Pro Forma
	Assuming No Redemption US$	Assuming Maximum Redemption US$
Revenue	$792,254	$792,254
Net loss	$(57,996,374)	$(57,996,374)
Loss per common share, basic and diluted	$(0.35)	$(0.41)
Weighted average shares outstanding, basic and diluted	166,983,837	142,520,652

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws.

Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the benefits of the Business Combination;

•	Amalco’s financial performance following the Business Combination;

•	changes in Li-Cycle’s or Amalco’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against Peridot following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Peridot or to satisfy other conditions to the Closing in the Business Combination Agreement;

•	the ability to list the Amalco Shares on NYSE following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of Li-Cycle as a result of the announcement and consummation of the transactions described herein;

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Li-Cycle to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effects of the COVID-19 pandemic on Li-Cycle’s business;

•	the possibility that Peridot or Li-Cycle may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

An investment in Amalco, and the proposed Business Combination between Li-Cycle and Peridot, each involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this proxy statement/prospectus, including the financial statements and the related notes appearing at the end of this proxy statement/prospectus, before deciding how to vote your Peridot Shares with respect to the Business Combination, and in deciding whether to cause your Class A Shares to be redeemed in connection with the Business Combination. Additional risks and uncertainties, that Peridot and Li-Cycle do not presently consider to be material or of which Peridot and Li-Cycle are not presently aware, also may become important factors that affect the business, results of operations or financial condition of Peridot or Li-Cycle, or the likelihood or effects of the Business Combination, that may materially and adversely affect the investment of Peridot shareholders prior to and following the Business Combination or in the event that the Business Combination does not occur. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Li-Cycle’s Business

Li-Cycle’s success will depend on its ability to economically and efficiently source, recover and recycle lithium-ion batteries and lithium-ion battery manufacturing scrap, as well as third party black mass, and to meet the market demand for an environmentally sound, closed-loop solution for manufacturing waste and end-of-life lithium-ion batteries.

Li-Cycle’s future business depends in large part on its ability to economically and efficiently recycle and recover lithium-ion battery materials (including end-of-life batteries, manufacturing scrap and third party black mass), and to meet the market demand for an environmentally sound, closed-loop solution for manufacturing waste and end-of-life lithium-ion batteries. Although it currently recycles and recovers using its Spoke facilities in Ontario and New York State, Li-Cycle will need to scale its recycling capacity in order to successfully implement its global growth strategy and plans to do so in the future by, among other things, successfully building and developing additional Spoke and Hub facilities, including its first commercial Hub facility in Rochester, New York and its Spoke facility in Gilbert, Arizona. Although Li-Cycle has experience in recycling lithium-ion materials in its existing facilities, such operations are currently conducted on a limited scale, and Li-Cycle has not yet operated developed or operated a Hub facility on a commercial scale to produce and sell end products. Li-Cycle does not know whether it will be able to develop efficient, automated, low-cost recycling capabilities and processes, or whether it will be able to secure reliable sources of supply, in each case that will enable it to meet the production standards, costs and volumes required to successfully recycle lithium-ion batteries and lithium-ion battery materials and meet its business objectives and customer needs. Even if Li-Cycle is successful in high-volume recycling in its current and future facilities, it does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control, such as problems with suppliers, or in time to meet the commercialization schedules of future recycling needs or to satisfy the requirements of its customers. Li-Cycle’s ability to effectively reduce its cost structure over time is limited by the fixed nature of many of its planned expenses in the near-term, and its ability to reduce long-term expenses is constrained by its need to continue investment in its global growth strategy. Any failure to develop and scale such manufacturing processes and capabilities within Li-Cycle’s projected costs and timelines could have a material adverse effect on its business, results of operations or financial condition.

Li-Cycle’s operating and financial results forecast relies in large part upon assumptions and analyses developed by it and Peridot. If these assumptions or analyses prove to be incorrect, Li-Cycle’s actual operating and financial results may be materially different from its forecasted results.

The projected financial and operating information of Li-Cycle appearing elsewhere in this proxy statement/prospectus reflects current estimates of future performance made by it and Peridot. Whether actual operating and financial results and business developments will be consistent with those expectations and assumptions as reflected in projected financial and operating information depends on a number of factors, some of which are outside Li-Cycle’s control, including, but not limited to:

•	Its ability to economically recycle lithium-ion batteries and battery manufacturing scrap at scale and meet customers’ business needs;

•

Its ability to obtain sufficient capital and successfully execute its global growth strategy, including planned additions to its current manufacturing plant, property and equipment and the successful development and construction of new Spoke and Hub facilities, including its Rochester Hub and Arizona Spoke facilities;

•	Its ability to manage its growth;

•	Its ability to accurately forecast supply and demand;

•	Its ability to secure and maintain required strategic supply arrangements;

•	Changes in the composition of the feedstock at its Spokes and Hubs;

•	Rates of adoption of lithium-ion battery products by customers in the markets in which it operates;

•	Continued availability of favorable regulations and government incentives affecting the industry and markets in which it operates;

•	Competition, including from established and future competitors;

•	Its ability to attract and retain management or other employees who possess specialized market knowledge and technical skills; and

•	The overall strength and stability of the U.S. and Canadian economies.

Unfavorable changes in any of these or other factors, some of which are beyond Li-Cycle’s control, could cause actual results to differ materially from Li-Cycle’s forecasts and projections and other forward-looking information included in this proxy statement/prospectus, and could materially and adversely affect Li-Cycle’s business, results of operations or financial condition.

Li-Cycle may not be able to successfully implement its global growth strategy, on a timely basis or at all.

Li-Cycle’s future global growth, results of operations and financial condition depend upon its ability to successfully implement its growth strategy, which, in turn, is dependent upon a number of factors, some of which are beyond Li-Cycle’s control, including its ability to:

•	Economically recycle and recover lithium-ion batteries and lithium-ion battery materials and meet customers’ business needs;

•	Effectively introduce methods for higher recovery rates of lithium-ion batteries and solutions to recycling;

•	Complete the construction of its future facilities, including the Rochester Hub and Arizona Spoke, at a reasonable price and on a timely basis;

•	Invest and keep pace in technology, research and development efforts, and the expansion of its intellectual property portfolio;

•	Secure and maintain required strategic supply arrangements;

•	Effectively compete in the markets in which it operates; and

•	Attract and retain management or other employees who possess specialized knowledge and technical skills.

There can be no assurance that Li-Cycle can successfully achieve any or all of the above initiatives in the manner or time period that it expects. Further, achieving these objectives will require investments that may result in both short-term and long-term costs without generating any current revenue and therefore may be dilutive to earnings. Li-Cycle cannot provide any assurance that it will realize, in full or in part, the anticipated benefits it expects to generate from its growth strategy. Failure to realize those benefits could have a material adverse effect on Li-Cycle’s business, results of operations or financial condition.

Li-Cycle may be unable to manage future global growth effectively.

Even if it can successfully implement its global growth strategy, any failure to manage its growth effectively could materially and adversely affect Li-Cycle’s business, results of operations or financial condition. Li-Cycle intends to expand its operations globally, which will require it to hire and train new employees across all divisions; accurately forecast supply and demand, production and revenue; control expenses and investments in anticipation of expanded operations; establish new or expand current design, production, and sales and service facilities; and implement and enhance administrative infrastructure, systems and processes. Future growth may also be tied to acquisitions, and Li-Cycle cannot guarantee that it will be able to effectively integrate acquired businesses. Failure to efficiently manage any of the above could have a material adverse effect on Li-Cycle’s business, results of operations or financial condition.

The development of Li-Cycle’s Rochester Hub, Arizona Spoke and other future projects is subject to risks, including with respect to engineering, permitting, procurement construction, commissioning and ramp-up, and Li-Cycle cannot guarantee that these projects will be completed in a timely manner, that its costs will not be significantly higher than estimated, or that the completed projects will meet expectations with respect to their productivity or the specifications of their end products.

Li-Cycle’s Rochester Hub, Arizona Spoke and other future projects are subject to development risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up. Because of the uncertainties inherent in estimating construction and labor costs and the potential for the scope of the project to change, it is relatively difficult to evaluate accurately the total funds that will be required to complete the Rochester Hub, Arizona Spoke or other future projects. Further, Li-Cycle’s estimations of the amount of time it will take to complete the Rochester Hub, Arizona Spoke, or other future projects are based on assumptions about the timing of engineering studies, permitting, procurement, construction, commissioning, and ramp-up all of which can vary significantly from the time an estimate is made to the time of completion. Li-Cycle cannot guarantee that the costs to the Rochester Hub, Arizona Spoke or other future projects will not be higher than estimated nor that it will have sufficient capital to cover the increased costs, or that it will be able to complete the Rochester Hub, Arizona Spoke or other future projects within expected timeframes. Any such costs or delays could negatively affect Li-Cycle’s results of operations and ability to continue to grow, particularly if the Rochester Hub, Arizona Spoke or any other future project cannot be completed. Further, there can be no assurance that the Rochester Hub or Arizona Spoke will perform at the expected production rates or unit costs, or that the end products will meet the intended specifications.

Failure to materially increase recycling capacity and efficiency could have a material adverse effect on Li-Cycle’s business, results of operations or financial condition.

Although Li-Cycle’s existing facilities in Ontario and New York State have total processing capacity of 10,000 tonnes of lithium-ion batteries and lithium-ion battery materials per year, the future success of Li-Cycle’s business depends in part on its ability to materially increase recycling capacity and efficiency as part of the incremental / additional facilities. Li-Cycle may be unable to expand its business, satisfy demand from its current and new customers, maintain its competitive position and improve profitability if it is unable to build and operate any future facilities and otherwise allow for increases in scrapping output and speed. The construction of future global facilities will require significant cash investments and management resources and may not meet Li-Cycle’s expectations with respect to increasing capacity, efficiency and satisfying additional demand. For example, if there are delays in any future planned Hub, such as its current development and construction of the Rochester Hub, future construction of the Arizona Spoke and/or other Spoke and Hub facilities, or if its facilities do not meet expected performance standards or are not able to produce materials that meet the quality standards Li-Cycle expects, Li-Cycle may not meet its target for adding capacity, which would limit its ability to increase sales and result in lower than expected sales and higher than expected costs and expenses. Failure to drastically increase recycling and processing capacity or otherwise satisfy customers’ demands may result in a loss of market share to competitors, damage Li-Cycle’s relationships with its key customers, a loss of business opportunities or otherwise materially adversely affect its business, results of operations or financial condition.

Li-Cycle may engage in strategic transactions, including acquisitions, that could disrupt its business, cause dilution to its shareholders, reduce its financial resources, result in incurrence of debt, or prove not to be successful.

From time to time, Li-Cycle may enter into transactions to acquire other businesses or technologies, and its ability to do so successfully cannot be ensured. Li-Cycle is currently considering certain joint ventures and acquisitions to support its growth strategy, including but not limited to the development of new Spoke and Hub facilities, but it does not currently have any binding commitments for such transactions. One or more of these acquisitions could include the payment of the purchase price in whole or in part using Li-Cycle’s common stock, which would have a dilutive impact on existing holders. Li-Cycle may also decide to incur debt in connection with an acquisition or other strategic transaction. Even if Li-Cycle identifies suitable opportunities, Li-Cycle may not be able to make such transactions on favorable terms or at all. Any strategic transactions Li-Cycle makes may not strengthen its competitive position, and these transactions may be viewed negatively by customers, suppliers or investors. Li-Cycle could incur losses resulting from undiscovered liabilities of an acquired business that are not covered by any indemnification Li-Cycle may obtain from the seller. In addition, Li-Cycle may not be able to successfully integrate the acquired personnel, technologies and operations into its existing business in an effective, timely and non-disruptive manner. Strategic transactions may also divert management attention from day-to-day responsibilities, increase Li-Cycle’s expenses and reduce Li-Cycle’s cash available for operations and other uses. In addition, Li-Cycle may not be able to fully recover the costs of such acquisitions or be successful in leveraging any strategic transactions into increased business, revenue or profitability. Li-Cycle also cannot predict the number, timing or size of any future transactions or the effect that any such transactions might have on its operating results. Accordingly, although there can be no assurance that Li-Cycle will undertake or successfully complete any acquisitions or other strategic transactions, any transactions that Li-Cycle does complete may be subject to the foregoing or other risks and have a material and adverse effect on Li-Cycle’s business, financial condition, results of operations and prospects.

Li-Cycle is and will be dependent on its recycling facilities. If one or more of its current or future facilities become inoperative, capacity constrained or if operations are disrupted, Li-Cycle’s business, results of operations or financial condition could be materially adversely affected.

Li-Cycle’s revenue is and will be dependent on the continued operations of its Kingston, Ontario and Rochester, New York Spoke facilities as well as its future facilities, including its planned Rochester Hub and Arizona Spoke facilities. To the extent that Li-Cycle experiences any operational risk including, among other things, fire and explosions, severe weather and natural disasters (such as floods and hurricanes), failures in water supply, major power failures, equipment failures (including any failure of its information technology, air conditioning, and cooling and compressor systems), failures to comply with applicable regulations and standards, labor force and work stoppages, including those resulting from local or global pandemics or otherwise, or if its current or future facilities become capacity constrained, Li-Cycle will be required to make capital expenditures even though it may not have available resources at such time. Additionally, there is no guarantee that the proceeds available from Li-Cycle’s insurance policies will be sufficient to cover such capital expenditures. As a result, Li-Cycle’s insurance coverage and available resources may prove to be inadequate for events that may cause significant disruption to its operations. Any disruption in Li-Cycle’s recycling processes could result in delivery delays, scheduling problems, increased costs, or production interruption, which, in turn, may result in its customers deciding to send its end of life lithium-ion batteries and battery manufacturing scrap to its competitors. Li-Cycle is and will be dependent on its current and future facilities which will in the future require a high degree of capital expenditures. If one or more of Li-Cycle’s current or future facilities become inoperative, capacity constrained or if operations are disrupted, its business, results of operations or financial condition could be materially adversely affected.

Li-Cycle may in the future need to raise additional funds to meet its capital requirements and such funds may not be available to Li-Cycle on commercially reasonable terms or at all when it needs them, which could materially adversely affect Li-Cycle’s business, results of operations or financial condition.

The closed loop resource recovery, logistics management, secure destruction and add-on services of Li-Cycle’s lithium-ion battery recycling is capital-intensive. Although Li-Cycle believes that it will have sufficient funds to meet its short- to medium-term capital requirements, it may in the future need to raise additional funds, including through the issuance of equity, equity related or debt securities or through obtaining credit from government or financial institutions, to meet its capital requirements, and the availability of additional funds to Li-Cycle will depend on a variety of factors, some of which are outside of its control. Additional funds may not be available to Li-Cycle on commercially reasonable terms or at all when it needs them, which could materially adversely affect its business, results of operations or financial condition. If additional funds are raised by issuing equity securities, shareholders of Li-Cycle may incur dilution.

Li-Cycle has a history of losses and expects to incur significant expenses for the foreseeable future, and there is no guarantee it will achieve or sustain profitability.

Li-Cycle was until 2020 a development stage company with no commercial revenues, and incurred a net loss of approximately $4.1 million for the year ended October 31, 2019 and a net loss of $0.9 million for the year ended October 31, 2018. For the first quarter of 2021, it incurred a net loss of $4.8 million. In 2020, Li-Cycle’s revenue was $0.8 million and it recorded a net loss of $9.3 million. To date, Li-Cycle has financed its operations primarily through: (i) private placements of Li-Cycle Common and Preferred Shares; (ii) a loan from BDC Capital; and (iii) various government funding initiatives. Li-Cycle expects both its capital and operating expenditures will increase significantly in connection with Li-Cycle’s ongoing activities. Li-Cycle believes that its performance and future success is dependent on multiple factors that present significant opportunities for Li-Cycle to increase revenues, but also pose risks and challenges. Li-Cycle believes it will continue to incur losses in the short term and there is no guarantee it will achieve or sustain profitability in the future.

Problems with the handling of lithium-ion battery cells that result in less usage of lithium-ion batteries or affect Li-Cycle’s operations could materially affect Li-Cycle’s revenues and business.

On rare occasions, lithium-ion battery cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion battery cells. Negative public perceptions regarding the suitability of lithium-ion battery cells for automotive applications, the social and environmental impacts of cobalt mining or any future incident involving lithium-ion battery cells, such as a vehicle or other fire, even if such incident does not involve Li-Cycle directly, could have a negative impact on the market for lithium-ion batteries, reducing the number of batteries in the market and Li-Cycle’s revenue.

In addition, recycling of lithium-ion batteries requires it to store a significant number of lithium-ion battery cells at its facilities. Any mishandling of lithium-ion battery cells could cause disruption to the operation of Li-Cycle’s current or future facilities. While Li-Cycle has implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt Li-Cycle’s operations. Any impact on revenue resulting from reduced demand for lithium-ion batteries or on Li-Cycle’s operations from security issues at its own facilities could materially adversely affect Li-Cycle’s business, results of operations or financial condition.

Li-Cycle’s revenue depends on maintaining and increasing feedstock supply commitments as well as securing new customers and off-take agreements.

Li-Cycle must maintain and gain feedstock supply commitments as well as new customers (including through entry into off-take agreements). Feedstock suppliers may change or delay supply contracts for any number of reasons, such as force majeure or government approval factors that are unrelated to Li-Cycle. Customers may fail to perform under their contracts for similar reasons. As a result, in order to maintain and expand its business, Li-Cycle must continue to develop and obtain new feedstock supply and customer contracts. However, it is difficult to predict whether and when Li-Cycle will secure such contracts due to competition for suppliers and customers and the lengthy process of negotiating supplier and customer agreements, which may be affected by factors that Li-Cycle does not control, such as market and economic conditions, financing arrangements, commodity prices, environmental issues and government approvals.

A decline in the adoption rate of EVs, or a decline in the support by governments for “green” energy technologies, could materially harm Li-Cycle’s financial results and ability to grow its business.

The demand for Li-Cycle’s recycling services and end products is driven in part by projected increases in the demand for EVs (including automobiles, e-bikes, scooters, buses and trucks). A decline in the adoption rate of EVs could reduce the demand for Li-Cycle’s recycling services and end products. A decline in volume under existing contracts or an inability to source new supplier relationships could also have a negative impact on Li-Cycle’s operating results.

Decreases in benchmark prices for the metals contained in Li-Cycle’s products could significantly impact Li-Cycle’s revenues and results of operations.

The prices that Li-Cycle charges for its products are generally tied to commodity prices for their principal contained metals, such as cobalt, nickel, and lithium. Fluctuations in the prices of these commodities will affect Li-Cycle’s revenues and therefore declines in the prices of these commodities could have a material adverse impact on Li-Cycle’s revenues. Any significant decline in Li-Cycle’s revenues will have a material impact on its results of operations.

In addition to commodity prices, Li-Cycle’s revenues are primarily driven by the volume and composition of lithium-ion battery feedstock materials processed at its facilities (including manufacturing scrap, spent batteries and third-party purchased black mass) and changes in the volume or composition of feedstock processed could significantly impact Li-Cycle’s revenues and results of operations.

Li-Cycle’s revenues depend on processing high volumes at its Spokes and Hubs, and its revenues are directly impacted by the chemistry of the feedstock processed, particularly as market chemistries shift. Certain feedstock chemistries produce raw materials such as cobalt for which Li-Cycle receives higher prices than others. A decline in overall volume of feedstock processed, or a decline in volume of chemistries with higher priced content relative to other chemistries could result in a significant decline in Li-Cycle’s revenues, which in turn will have a material impact on its results of operations.

The development of an alternative chemical make-up of lithium-ion batteries or battery alternatives could adversely affect Li-Cycle’s revenues and results of operations.

The development and adoption of alternative battery technologies could impact Li-Cycle’s prospects and future revenues. Current and next generation high energy density lithium-ion batteries for use in products such as EVs use nickel and cobalt as significant inputs. Cobalt and nickel tend to be in lower supply and therefore command higher prices than certain other raw materials. Alternative chemical makeups for lithium-ion batteries or battery alternatives are being developed and some of these alternatives could be less reliant on cobalt and nickel or use other lower-priced raw materials such as lithium-iron phosphate chemistries, which contain neither cobalt nor nickel. A shift in production to batteries using lower-priced raw materials could affect the value of the end products produced by Li-Cycle, lowering its revenues and negatively impacting its results of operations.

Li-Cycle’s projected revenues for the Rochester Hub are derived significantly from a single customer and the loss of that customer could have a material impact on its results of operations.

Li-Cycle has entered into a strategic global marketing relationship with Traxys, a company that provides financial and logistics solutions to the metals, mining and energy industries. Li-Cycle has entered into two

Marketing, Logistics and Working Capital Agreements with Traxys, covering (i) 100% of its production of black mass, until such time as this material is integrated by Li-Cycle into the supply chain for Li-Cycle’s Hubs, and (ii) 100% of its production of certain end products from Li-Cycle’s Hubs, being lithium carbonate, cobalt sulphate, nickel sulphate, manganese carbonate and graphite concentrate. If these contracts were breached or terminated, then Li-Cycle would need to restructure its marketing, commercial and logistics arrangements (by completing such functions in-house or through other service providers) and Li-Cycle could experience a decline in revenues that could have a material adverse impact on its results of operations.

Li-Cycle’s insurance may not cover all liabilities and damages.

Li-Cycle’s operations can be dangerous and hazardous. The insurance Li-Cycle carries might not be enough to cover all the liabilities and damages that may be caused by potential accidents.

Li-Cycle’s heavy reliance on the experience and expertise of its management may cause adverse impacts on it if a management member departs.

Li-Cycle depends on key personnel for the success of its business. Li-Cycle’s business may be severely disrupted if it loses the services of its key executives and employees or fails to add new senior and middle managers to its management.

Li-Cycle’s future success is heavily dependent upon the continued service of its key executives. Li-Cycle also relies on a number of key technology staff for its continued operation. Li-Cycle’s future success is also dependent upon its ability to attract and retain qualified senior and middle managers to its management team. If one or more of its current or future key executives or employees are unable or unwilling to continue in their present positions, Li-Cycle may not be able to easily replace them, and its business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, Li-Cycle could lose customers and suppliers and incur additional expenses to recruit and train personnel.

Li-Cycle’s relies on third-party consultants for its regulatory compliance and Li-Cycle could be adversely impacted if the consultants do not correctly inform Li-Cycle of the legal changes.

Li-Cycle depends on third-party consultants to work with it across all of its projects to ensure correct permitting, regulatory compliance and keep Li-Cycle apprised on legal changes. Li-Cycle may face non-compliance challenges if the third-party consultants do not inform Li-Cycle of the proper compliance measures or if Li-Cycle fails to maintain its engagement with third-party consultants. If Li-Cycle is not in compliance with the current regulations, it could face litigation, sanctions and fees.

Li-Cycle may not be able to complete its recycling processes as quickly as customers may require, which could cause it to lose supply contracts and could harm its reputation.

Li-Cycle may not be able to complete its recycling processes to meet the supply it receives from its customers. Operating delays and interruptions can occur for many reasons, including, but not limited to:

•	equipment failures;

•	personnel shortage;

•	labor disputes; or

•	transportation disruptions.

The recycling process for lithium-ion batteries and lithium-ion battery manufacturing scrap material, as well as black mass, is complex. If Li-Cycle fails to complete its recycling processes in a timely fashion, its reputation may be harmed, it may jeopardize existing orders and lose potential supply contracts and may be forced to pay penalties.

Li-Cycle operates in an emerging competitive industry and if it is unable to compete successfully its revenue and profitability will be adversely affected.

The lithium-ion recycling market is competitive. As the industry evolves and the demand increases, Li-Cycle anticipates that competition will increase. Li-Cycle currently faces competition primarily from companies that focus on one type of lithium-ion material recycling, some of which have more expertise in the recycling of that material than Li-Cycle. Li-Cycle also competes against companies that have a substantial competitive advantage of because of longer operating histories and larger budgets, as well as greater financial and other resources. National or global competitors could enter the market with more substantial financial and workforce resources, stronger existing customer relationships, and greater name recognition or could choose to target medium to small companies in Li-Cycle’s traditional markets. Competitors could focus their substantial resources on developing a more efficient recovery solution than Li-Cycle’s solutions. Competition also places downward pressure on Li-Cycle’s contract prices and profit margins, which presents it with significant challenges in its ability to maintain strong growth rates and acceptable profit margins. If Li-Cycle is unable to meet these competitive challenges, it could lose market share to its competitors and experience an adverse impact to its results of operations.

Increases in income tax rates, changes in income tax laws or disagreements with tax authorities could adversely affect Li-Cycle’s business, financial condition or results of operations.

Li-Cycle is subject to income taxes in the United States, Canada and in certain foreign jurisdictions in which it operates. Increases in income tax rates or other changes in income tax laws that apply to its business could reduce Li-Cycle’s after-tax income from such jurisdiction and could adversely affect its business, financial condition or results of operations. Li-Cycle’s operations outside the United States generate a significant portion of its income. In addition, the United States has recently made or is actively considering changes to existing tax laws. Additional changes in the U.S. tax regime or in how U.S. multinational corporations are taxed on foreign earnings, including changes in how existing tax laws are interpreted or enforced, could adversely affect Li-Cycle’s business, financial condition or results of operations.

Li-Cycle is also subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes both within and outside the United States. Economic and political pressures to increase tax revenues in jurisdictions in which it operates, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation could differ from its historical provisions and accruals, resulting in an adverse impact on its business, financial condition or results of operations. In addition, in connection with the Organization for Economic Co-operation and Development Base Erosion and Profit Shifting project, companies are required to disclose more information to tax authorities on operations around the world, which may lead to greater audit scrutiny of profits earned in various countries.

Li-Cycle’s operating and financial results may vary significantly from period to period due to fluctuations in its operating costs and other factors.

Li-Cycle expects its period-to-period operating and financial results to vary based on a multitude of factors, some of which are outside of Li-Cycle’s control. Li-Cycle expects its period-to-period financial results to vary based on operating costs, which it anticipates will fluctuate with the pace at which it increases its operating capacity. As a result of these factors, Li-Cycle believes that quarter-to-quarter comparisons of its operating or financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, Li-Cycle’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of Li-Cycle’s Common Shares could fall substantially, either suddenly or over time, which could have a material adverse effect on Li-Cycle’s business, results of operations or financial condition.

Fluctuations in foreign currency exchange rates could result in declines in reported sales and net earnings.

Li-Cycle reports its financial results in U.S. dollars and a material portion of its sales and operating costs are realized in currencies other than the U.S. dollar. For the year ended December 31, 2019, approximately 100% of Li-Cycle’s revenues were realized in Canada. Li-Cycle is also exposed to other currencies, such as the Euro, and may in the future be exposed to other currencies. If the value of any currencies in which sales are realized, particularly the Canadian dollar, depreciates relative to the U.S. dollar, Li-Cycle’s foreign currency revenue will decrease when translated to U.S. dollars for reporting purposes. In addition, any depreciation in foreign currencies could result in higher local prices, which may negatively impact local demand and have a material adverse effect on Li-Cycle’s business, results of operations or financial condition. Alternatively, if the value of any of the currencies in which operating costs are realized appreciates relative to the U.S. dollar, Li-Cycle’s operating costs will increase when translated to U.S. dollars for reporting purposes. Although these risks may sometimes be naturally hedged by a match in operating costs denominated in the same currency, fluctuations in foreign currency exchange rates, particularly the U.S.-Canadian dollar exchange rate, could create discrepancies between Li-Cycle’s operating costs in a given currency that could have a material adverse effect on its business, results of operations or financial condition.

While Li-Cycle actively manages its exposure to foreign-exchange rate fluctuations and may enter into hedging contracts from time to time, such contracts hedge foreign-currency denominated transactions and any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Li-Cycle does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business. As a result, there can be no assurance that Li-Cycle’s approach to managing its exposure to foreign-exchange rate fluctuations will be effective in the future or that Li-Cycle will be able to enter into foreign-exchange hedging contracts as deemed necessary on satisfactory terms.

Unfavorable economic conditions, such as consequences of the global COVID-19 pandemic, may have a material adverse effect on Li-Cycle’s business, results of operations and financial condition.

Li-Cycle has been impacted by the COVID-19 pandemic, and Li-Cycle cannot predict the future impacts the COVID-19 pandemic may have on its business, results of operations and financial condition. Beginning in March 2020, numerous government regulations and public advisories, as well as shifting social behaviors, temporarily and from time to time limited or closed non-essential transportation, government functions, business activities and person-to-person interactions, and the duration of such trends is difficult to predict. Mandated governmental measures have forced Li-Cycle to reduce operations at its commercial headquarters and establish work-from-home policies for certain of its employees, and some of its suppliers have been subject to similar limitations and may also have been required to shut down production. Although COVID-19 has had an immaterial impact on Li-Cycle’s business of yet, Li-Cycle cannot predict if current restrictions and limitations to its or its customers’ and suppliers’ operations will be maintained, or if new measures will be implemented.

Li-Cycle’s operations and timelines may also be affected by global economic markets and levels of consumer comfort and spend, including recessions, slow economic growth, economic and pricing instability, increase of interest rates and credit market volatility, all of which could impact demand in the worldwide transportation industries or otherwise have a material adverse effect on Li-Cycle’s business, operating results and financial condition. Because the impact of current conditions on an ongoing basis is yet largely unknown, is rapidly evolving and has been varied across geographic regions, this ongoing assessment will be particularly critical to allow Li-Cycle to accurately project supply and demand and infrastructure requirements globally and allocate resources accordingly. If current global market conditions continue or worsen, Li-Cycle’s business, results of operations and financial condition could be materially adversely affected.

Natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, boycotts and geo-political events could materially adversely affect Li-Cycle’s business, results of operations or financial condition.

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, epidemic or pandemic outbreaks, such as the ongoing COVID-19 pandemic, boycotts and geo-political events, such as civil unrest and acts of terrorism, or similar disruptions could materially adversely affect Li-Cycle’s business, power supply, results of operations or financial condition. These events could result in physical damage to property, an increase in energy prices, temporary or permanent closure of one or more of Li-Cycle’s current or planned facilities, temporary lack of an adequate workforce in a market, temporary or long-term disruption in the supply of raw materials, construction delays at the Rochester Hub or at the Arizona Spoke or other facilities being developed, temporary disruption in transport from overseas, or disruption to Li-Cycle’s information systems. Li-Cycle may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results and financial condition.

Failure to protect Li-Cycle’s intellectual property could adversely affect its business

Li-Cycle’s success depends in large part on its proprietary technology. Li-Cycle relies on various intellectual property rights, including patents, copyrights, trademarks, and trade secrets, as well as confidentiality provisions and contractual arrangements, and other forms of statutory and common law protection to protect its proprietary rights. If Li-Cycle does not protect and enforce its intellectual property rights adequately and successfully, its competitive position may suffer, which could adversely affect the Company’s business, prospects, financial condition, and operating results.

Li-Cycle’s pending patent or trademark applications may not be approved, or competitors or others may challenge the validity, enforceability, or scope of its issued patents, the scope of its copyrights, the registrability of its trademarks or the trade secret status of its proprietary information. There can be no assurance that additional patents will be filed or issued or that any of Li-Cycle’s currently issued patents will provide significant protection for Li-Cycle’s commercially relevant intellectual property or for those portions of its proprietary technology that are the most key to its competitive positions in the marketplace. In addition, Li-Cycle’s patents, copyrights, trademarks, trade secrets, and other intellectual property rights may not provide us a significant competitive advantage. There is no assurance that the forms of intellectual property protection that Li-Cycle seeks, including business decisions about whether, when and where to file patents and when and how to maintain and protect copyrights, trade secrets, license and other contractual rights, will be adequate to protect Li-Cycle’s business.

Not all countries offer the same types, standards for registrability or level of protection for the Company’s intellectual property as Canada and the United States, and Li-Cycle may not pursue the same intellectual property filings or obtain the intellectual property registrations of the same scope in all of its commercially-relevant markets. As Li-Cycle expands its international activities, its exposure to unauthorized copying and use of its technology and proprietary information will likely increase. Despite the Company’s reasonable precautions, its intellectual property is vulnerable to unauthorized access and copying through employee or third-party error or actions, including malicious state or state-sponsored actors, theft, hacking, cybersecurity incidents, and other security breaches and incidents, and such incidents may be difficult to detect or may remain undiscovered or unknown for a significant period of time. It is possible for third parties to infringe upon or misappropriate the Company’s intellectual property and to use information that Li-Cycle regards as proprietary to create services that compete with those of the Company. Effective intellectual property protection may not be available to Li-Cycle in every country in which it operates. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors, or make patents subject to compulsory licenses to third parties under certain circumstances. In these countries, patents may provide limited or no benefit.

Intellectual property laws, procedures, and restrictions provide only limited protection and any of the Company’s intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of Canada and the United States, and therefore, in certain jurisdictions, the Company may be unable to protect its proprietary technology.

The Company enters into confidentiality and invention assignment or intellectual property ownership agreements with its employees and contractors and enters into confidentiality agreements with other third parties. The Company cannot ensure that these agreements, or all the terms thereof, will be enforceable or compliant with applicable law, or otherwise effective in controlling access to, use of, reverse engineering, and distribution of Li-Cycle’s proprietary information or in effectively securing exclusive ownership of intellectual property developed by its current or former employees and contractors. Further, these agreements with the Company’s employees, contractors, and other parties do not prevent other parties from independently developing technologies, products and services that are substantially equivalent or superior to the Company’s technologies and services.

Li-Cycle may need to spend significant resources securing and monitoring its intellectual property rights, and it may or may not be able to detect infringement by third parties. Li-Cycle’s competitive position may be adversely impacted if it cannot detect infringement or enforce its intellectual property rights quickly or at all. In some circumstances, Li-Cycle may choose not to pursue enforcement of its valid intellectual property rights for a variety of legal and business considerations, including i) because an infringer has a dominant intellectual property position, ii) because of uncertainty relating to the scope of the Company’s intellectual property or the outcome of an enforcement action, iii) because of the financial and reputational costs associated with enforcement or iv) for other business reasons. In addition, competitors might avoid infringement by designing around the Company’s intellectual property rights or by developing non-infringing competing technologies. Litigation brought to protect and enforce the Company’s intellectual property rights could be costly, time-consuming, and distracting to management and Li-Cycle’s development teams and could result in the impairment or loss of portions of its intellectual property. Further, the Company’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims attacking the scope, validity, and enforceability of the Company’s intellectual property rights, or with counterclaims and countersuits asserting infringement by the Company of third-party intellectual property rights. Li-Cycle’s failure to secure, protect, and enforce its intellectual property rights could adversely affect its brand and its business, any of which could have an adverse effect on the Company’s business, prospects, financial condition, and operating results.

Li-Cycle may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require us to pay significant damages and could limit the Company’s ability to use certain technologies

Third parties may assert claims of infringement of intellectual property rights or violation of other statutory, license or contractual rights in technology or data against the Company. Any such claim by a third party, even if without merit, could cause Li-Cycle to incur substantial costs defending against such claim and could distract the Company’s management and its development teams from its business.

Although third parties may offer a license to their technology or data, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause the Company’s business, prospects, financial condition, and operating results to be adversely affected. In addition, some licenses may be non-exclusive, and therefore the Company’s competitors may have access to the same technology or data licensed to the Company. Alternatively, Li-Cycle may be required to develop non-infringing technology or data which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment or the Company may agree to a settlement that prevents it from selling certain products or performing certain services in a given country or countries or that requires the Company to pay royalties, substantial damages, including treble damages if it is found to have willfully infringed the claimant’s patents, copyrights, trade secrets or other statutory rights, or other fees. Any of these events could have an adverse effect on the Company’s business, prospects, financial condition, and operating results.

Li-Cycle has identified material weaknesses in its internal control over financial reporting. If its remediation of such material weaknesses is not effective, or if it fails to develop and maintain a proper and effective internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

Li-Cycle has identified material weaknesses in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements may not be prevented or detected on a timely basis.

Li-Cycle did not have in place an effective control environment with formal processes and procedures or an adequate number of accounting personnel with the appropriate technical training in, and experience with, IFRS to allow for a detailed review of complex accounting transactions that would identify errors in a timely manner. Li-Cycle did not design or maintain effective controls over the financial statement close and reporting process in order to ensure the accurate and timely preparation of financial statements in accordance with IFRS.

Li-Cycle has taken significant steps to address these material weaknesses and expects to continue to implement its remediation plan, which Li-Cycle believes will address their underlying causes. Li-Cycle expects to engage external advisors to provide assistance in the areas of information technology, internal controls over financial reporting, and financial accounting in the short term and to evaluate and document the design and operating effectiveness of its internal controls and assist with the remediation and implementation of its internal controls as required. Li-Cycle is evaluating the longer-term resource needs of its various financial functions. These remediation measures may be time consuming, costly, and might place significant demands on Li-Cycle’s financial and operational resources. Although Li-Cycle has made enhancements to its control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Li-Cycle does not know the specific time frame needed to fully remediate the material weaknesses identified.

While Li-Cycle is designing and implementing measures to remediate its existing material weaknesses, it cannot predict the success of such measures at this time. Li-Cycle can give no assurance that such measures will remediate any of the deficiencies in its internal control over financial reporting or that additional material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. Li-Cycle’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm Amalco’s operating results or cause the Combined Company to fail to meet its reporting obligations.

Risks Relating to Peridot and the Business Combination

Following the consummation of the Business Combination, Li-Cycle’s existing shareholders control Amalco and their interests may conflict with yours in the future.

Immediately following the Closing of the anticipated Business Combination and PIPE Financing, Li-Cycle’s existing shareholders will own approximately 58.7% of the outstanding Amalco Shares. Each Amalco Share initially entitles its holders to one vote on all matters presented to shareholders generally. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the majority of directors of Amalco and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the articles and by-laws and other significant corporate transactions of Amalco for so long as they retain significant ownership. This concentration of ownership may delay or deter possible changes in control of Amalco, which may reduce the value of an investment in the Amalco Shares. So long as Li-Cycle’s existing shareholders continue to own a significant amount of the combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions of Amalco.

Amalco’s by-laws will provide, subject to limited exceptions, that the Superior Court of Justice of the Province of Ontario and the appellate courts therefrom will be the sole and exclusive forum for certain shareholder litigation matters, which could limit its shareholders’ ability to obtain a favorable judicial forum for disputes with Amalco or its directors, officers, employees or shareholders.

Amalco’s by-laws will require, to the fullest extent permitted by law and subject to certain exemptions for actions brought to enforce a duty or liability under certain U.S. securities laws, that (i) derivative actions brought in Amalco’s name, (ii) actions against directors, officers and employees for breach of fiduciary duty, (iii) any action or proceeding asserting a claim arising pursuant to the OBCA or Amalco’s Governing Documents, and (iv) any action or proceeding asserting a claim otherwise related to Amalco’s “affairs” (as defined in the OBCA) may be brought only in the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom and, if brought outside of such forum, the shareholder bringing the suit will be deemed to have consented to the personal jurisdiction of the provincial and federal courts located within the Province of Ontario in connection with any action brought in such court to enforce the forum provisions and to service of process on such shareholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in the Amalco Shares shall be deemed to have notice of and consented to the forum provisions in its articles. Unless Amalco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in Amalco’s by-laws will not apply to actions arising under the Securities Act or the Exchange Act.

This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Amalco or any of its directors, officers, other employees or shareholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in Amalco’s articles to be inapplicable or unenforceable in an action, Amalco may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

A market for Amalco’s securities may not develop, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of Amalco’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Amalco’s securities following the Business Combination may never develop or, if developed, it may not be sustained.

After the Business Combination, a significant portion of the outstanding Amalco Shares will be restricted from immediate resale. Sales of substantial amounts of Amalco Shares after the registration thereof or the expiration of applicable lock-up periods, or the perception that such sales will occur, could adversely affect the market price of Amalco Shares.

In connection with the Business Combination, Amalco is expected to issue an aggregate of 167.0 million Amalco Shares upon closing. Approximately 113.5 million, or 68%, of such Amalco Shares will be restricted from immediate resale, including the Amalco Shares issued to the holders of the Class B Shares, the Li-Cycle Holders and the PIPE Investors.

On or prior to the Closing Date, the holders of the Class B Shares and the Li-Cycle Holders will enter into the Investor Agreement. Pursuant to the Investor Agreement, Amalco will be obligated to file a registration statement to register the resale of certain Amalco Shares held by such holders within 30 days after the Closing. However, the Investor Agreement provides that the securities of Amalco held by the holders of the Class B Shares and Li-Cycle Holders will be subject to certain transfer restrictions until (i) with respect to the holders of the Class B Shares, the earliest of (a) one year after the Closing and (b) (x) the last consecutive trading day where the last reported sale price of the Amalco Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which Amalco completes a liquidation, merger, share exchange or other similar transaction that results in all of its public shareholders having the right to exchange their Amalco Shares for cash, securities or other property, and (ii) with respect to the Li-Cycle Holders, 180 days following the Closing.

Additionally, Amalco Shares issued in the PIPE Financing will be restricted from immediate resale until registered under the Securities Act or sold pursuant to an applicable exemption thereunder. Pursuant to the Subscription Agreements, Newco agreed to, as soon as practicable (but in any case no later than 30 calendar days after the consummation of the Business Combination), file with the SEC a registration statement registering the resale of the shares issued in the PIPE Financing.

Sales of substantial amounts of Amalco Shares in the public market after the expiration of the applicable lock-up periods pursuant to the Investor Agreement and the registration of Amalco Shares issued in the PIPE Financing, or the perception that such sales will occur, could adversely affect the market price of Amalco Shares and make it difficult for Amalco to raise funds through securities offerings in the future.

NYSE may not list Amalco’s securities on its exchange, and if they are listed Amalco may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in its securities and subject it to additional trading restrictions.

As a result of the proposed Business Combination, Amalco intends to apply for listing of its shares and warrants. While Amalco will apply to have its shares and warrants listed on NYSE upon consummation of the Business Combination, it must meet NYSE’s initial listing requirements. Amalco may be unable to meet those requirements. Even if its securities are listed on NYSE following the Business Combination, Amalco may be unable to maintain the listing of its securities in the future.

If Amalco fails to meet the initial listing requirements and NYSE does not list its securities on its exchange, or if Amalco is delisted, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for Amalco; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

Amalco will incur increased costs and obligations as a result of being a public company.

As a privately held company, Li-Cycle has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, Amalco will incur significant legal, accounting and other expenses that Li-Cycle was not required to incur in the recent past. These expenses will increase once Amalco is no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and NYSE, have increased the costs and the time that must be devoted to compliance matters. Peridot expects these rules and regulations will increase Amalco’s legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

For as long as Amalco remains an “emerging growth company” as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Amalco will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO (its predecessor), (b) in which it has total annual gross revenue of at least $1.07 billion or (c) in which Amalco is deemed to be a large accelerated filer, which means the market value of its shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. To the extent Amalco chooses not to use exemptions from various reporting requirements under the JOBS Act, or if it no longer can be classified as an “emerging growth company,” Peridot expects that Amalco will incur additional compliance costs, which will reduce its ability to operate profitably.

Amalco may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.

Li-Cycle is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, Amalco will be required to comply with Section 404 of the Sarbanes-Oxley Act on the timeline described below, which requires, among other things, Amalco to evaluate annually the effectiveness of its internal controls over financial reporting. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Li-Cycle prior to the Business Combination. Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) requires that, beginning with the second annual report following the Business Combination, management assess and report annually on the effectiveness of internal control over financial reporting and identify any material weaknesses in internal control over financial reporting. Additionally, Section 404(b) requires the independent registered public accounting firm to issue an annual report that addresses the effectiveness of internal control over financial reporting. Amalco expects its first Section 404(a) assessment will take place for its annual report for the year ending October 31, 2022 and its first Section 404(b) assessment will take place after it no longer qualifies as an emerging growth company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Amalco is not able to implement the additional requirements of Section 404 in a timely manner as required or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its shares.

As an “emerging growth company,” Amalco cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make its shares less attractive to investors.

As an “emerging growth company,” Amalco may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to obtain an assessment of the effectiveness of its internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which Amalco has elected to do.

Amalco cannot predict if investors will find its shares less attractive because it will rely on these exemptions. If some investors find its shares less attractive as a result, there may be a less active market for its shares, its share price may be more volatile and the price at which its securities trade could be less than if Amalco did not use these exemptions.

Amalco expects to incur costs related to its internal control over financial reporting in the upcoming years to further improve its internal control environment. If it identifies deficiencies in its internal controls over financial reporting or if is unable to comply with the requirements applicable to us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, it may be unable to accurately report its financial results, or report them within the timeframes required by the SEC. If this occurs, Amalco also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if Amalco is unable to assert that its internal controls over financial reporting is effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of Amalco internal control over financial reporting, or express an adverse opinion, investors may lose confidence in the accuracy and completeness of its financial reports, Amalco may face restricted access to the capital markets and its share price may be adversely affected.

Amalco may issue additional shares or other equity securities without your approval, which would dilute your ownership interest in Amalco and may depress the market price of its shares.

Amalco may issue additional shares or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Incentive Plan without shareholder approval in a number of circumstances.

The issuance of additional shares or other equity securities could have one or more of the following effects:

•	Amalco’s existing shareholders’ proportionate ownership interest will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share may be diminished; and

•	the market price of its shares may decline.

If Amalco’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.

If Amalco’s performance following the Business Combination does not meet market expectations, the price of Amalco Shares may decline. The market value of Amalco Shares at the time of the Business Combination may vary significantly from the price of its Class A Shares on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which its shareholders vote on the Business Combination. Because the number of Amalco Shares issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of its Class A Shares, the value of Amalco Shares issued in the Business Combination may be higher or lower than the values of its shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of Amalco Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the equity interests of Amalco, and trading in its Class A Shares has not been active. Accordingly, the valuation ascribed to Peridot and Amalco Shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Amalco Shares develops and continues, the trading price of its shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in Amalco Shares and its shares may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of Amalco Shares following the Business Combination may include:

•	actual or anticipated fluctuations in Amalco’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about its operating results;

•	success of competitors;

•	its operating results failing to meet market expectations in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Amalco or the lithium-ion battery recycling industry and market in general;

•	operating and share price performance of other companies that investors deem comparable to Amalco;

•	its ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving Amalco;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of its shares available for public sale;

•	any significant change in its board or management;

•	sales of substantial amounts of shares by its directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of Amalco Shares irrespective of its operating performance. The stock market in general and NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Amalco’s securities, may not be predictable. A loss of investor confidence in the market for technology or sustainability-related stocks or the stocks of other companies which investors perceive to be similar to Amalco could depress its share price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Amalco Shares also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

If the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless.

The exercise price for the Public Warrants is $11.50 per share, subject to adjustment, which exceeds the market price of Peridot’s Class A Shares, which was $10.03 per share based on the closing price on May 27, 2021. There can be no assurance that the Public Warrants will ever be in the money prior to their expiration and, as such, the warrants may expire worthless. In connection with the Business Combination, Public Warrants will be converted into Amalco Warrants.

The terms of the Public Warrants may be amended in a manner that may be adverse to the holders. The Warrant Agreement, dated September 23, 2020, by and between Peridot and Continental Stock Transfer & Trust Company, governing Peridot’s outstanding warrants (“Warrant Agreement”) provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Peridot may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although its ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Class A Shares purchasable upon exercise of a warrant.

Amalco may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making the Public Warrants worthless.

Amalco will have the ability to redeem outstanding Amalco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Amalco Warrant, provided that the last reported sales price of Amalco Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which Amalco gives proper notice of such redemption and provided certain other conditions are met. If and when the Amalco Warrants become redeemable by Amalco, Amalco may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Amalco Warrants could force you to (i) exercise your Amalco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Amalco Warrants at the then-current market price when you might otherwise wish to hold your Amalco Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Amalco Warrants are called for redemption, is likely to be substantially less than the market value of your Amalco Warrants. Except as otherwise set forth herein, none of the Private Placement Warrants will be redeemable by Amalco so long as they are held by the Sponsor or its permitted transferees.

In addition, Amalco may redeem your Amalco Warrants after they become exercisable for $0.10 per Amalco Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Amalco Warrants prior to redemption for a number of Class A shares determined based on the redemption date and the fair market value of Amalco Shares. Please see “Information About Peridot - Redemption Rights for Holders of Public Shares.” Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Amalco Shares had your Amalco Warrants remained outstanding.

Amalco Warrants will become exercisable following the Business Combination, which could increase the number of Amalco Shares eligible for future resale in the public market and result in dilution to its shareholders.

Outstanding warrants to purchase an aggregate of 23,000,000 Amalco Shares will become exercisable on the 30th day following the Closing of the Business Combination in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 15,000,000 warrants originally included in the units issued in the IPO and 8,000,000 Private Placement Warrants. Each warrant entitles its holder to purchase one Class A Share at an exercise price of $11.50 per share and will expire at 5:00 p.m., Eastern Time, five years after the Closing of the Business Combination or earlier upon redemption of its Class A Shares or its liquidation. To the extent warrants are exercised, additional Amalco Shares will be issued, which will result in dilution to its then existing shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of Amalco Shares.

Peridot has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Peridot’s ability to report its results of operations and financial condition accurately and in a timely manner.

Peridot’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Peridot’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Peridot’s annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, Peridot has identified a material weakness in its internal control over financial reporting related to the accounting for a significant transaction regarding the warrants Peridot issued in connection with its initial public offering in September 2020. As a result of this material weakness, Peridot’s management concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of Peridot’s warrant liabilities, Class A ordinary shares subject to possible redemption, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the periods beginning with the period from July 31, 2020 (Inception) through December 31, 2020 and as of December 31, 2020.

To respond to this material weakness, Peridot has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. While Peridot has processes to identify and appropriately apply applicable accounting requirements, it plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its financial statements. Peridot’s plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and third-party professionals with whom it consults regarding complex accounting applications. The elements of Peridot’s remediation plan can only be accomplished over time, and it can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of management’s consideration of the material weakness identified related to Peridot’s accounting for a significant transactions regarding the warrants we issued in connection with the September 2020 Initial Public Offering, see “Note 2—Restatement of Previously Issued Financial Statements” to the accompanying financial statements.

Any failure to maintain such internal control could adversely impact Peridot’s ability to report its financial position and results from operations on a timely and accurate basis. If Peridot’s financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if Peridot’s financial statements are not filed on a timely basis, it could be subject to sanctions or investigations by the stock exchange on which its ordinary shares are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on its business. Failure to timely file will cause Peridot to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair its ability to obtain capital in a timely fashion to execute its business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in Peridot’s reported financial information, which could have a negative effect on the trading price of its ordinary shares.

Peridot can give no assurance that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if Peridot is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

US GAAP required that Peridot’s warrants be accounted for as liabilities rather than as equity and such requirement resulted in a restatement of its previously issued financial statements.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies” (“SPACs”) (the “Statement”). In the Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s financial statements as opposed to equity. Since issuance, Peridot’s warrants were accounted for as equity within its financial statements, and after discussion and evaluation, including with our independent auditors, Peridot has concluded that its warrants should be presented as liabilities as of the IPO date with subsequent fair value remeasurement at each reporting period. Therefore Peridot conducted a valuation of its warrants and restated its previously issued financial statements, which resulted in unanticipated costs and diversion of management resources and may result in potential loss of investor confidence. Although Peridot has now completed the restatement, it cannot guarantee that it will have no further inquiries from the SEC or NYSE regarding its restated financial statements or matters relating thereto.

Any future inquiries from the SEC or NYSE as a result of the restatement of Peridot’s historical financial statements will, regardless of the outcome, likely consume a significant amount of its resources in addition to those resources already consumed in connection with the restatement itself.

The restatement of Peridot’s financial statements in May 2021 has subjected Peridot to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings.

As a result of the restatement of Peridot’s financial statements, it has become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses and time commitment that may be required to address matters related to the restatements, and scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in Peridot’s reported financial information and could subject Peridot to civil or criminal penalties or shareholder litigation. Peridot could face monetary judgments, penalties or other sanctions that could have a material adverse effect on Peridot’s business, financial condition and results of operations and could cause its share price to decline.

Certain of our warrants are accounted for as a warrant liability and are recorded at fair value upon issuance with changes in fair value each period to be reported in earnings, which may have an adverse effect on the market price of our ordinary shares.

Following the restatement of our historical financial statements, we account for our warrants as a warrant liability and recorded at fair value upon issuance any changes in fair value each period reported in earnings as determined by Peridot based upon a valuation report obtained from its independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of our ordinary shares.

A provision in the Warrant Agreement may make it more difficult for us to consummate the Business Combination.

Unlike most blank check companies, if (i) Peridot issues additional Class A Shares or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at a price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by us and, (x) in the case of any such issuance to its Sponsor or its affiliates, without taking into account any Founder Shares held by its Sponsor or such affiliates, as applicable, prior to such issuance, and (y) without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to us and subsequent reissuance by us) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its initial business combination on the date of the consummation of the Business Combination (net of redemptions), and (iii) the volume weighted average trading price of Class A Shares during the 20 trading day period starting on the trading day prior to the day on which Peridot and Li-Cycle consummate its initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. This may make it more difficult for us to consummate the Business Combination.

Peridot and Li-Cycle shareholders will experience immediate dilution due to the issuance of Amalco Shares upon the Closing.

If Peridot shareholders approve the Business Combination Proposal and the other proposals described herein and the parties consummate the Business Combination, Amalco is expected to issue an aggregate of 166,983,837

Amalco Shares upon the Closing. It is anticipated that, upon completion of the Business Combination, (i) Peridot’s existing public shareholders, including its independent directors, will own approximately 18.0% of the outstanding Amalco Shares, (ii) its Sponsor and its affiliates will own approximately 5.9% of the outstanding Amalco Shares, (iii) Li-Cycle’s existing shareholders will own approximately 58.7% of the outstanding Amalco Shares, and (iv) the PIPE Investors (excluding the affiliate of its Sponsor) will own approximately 17.4% of the outstanding Amalco Shares. The expected number of Amalco Shares to be issued by Amalco and the ownership percentages set forth above are calculated based on a number of assumptions, including that (i) none of Peridot’s existing public shareholders exercise their redemption rights and (ii) no Founder Shares are forfeited by its Sponsor pursuant to the Sponsor Letter Agreement, and are subject to adjustment in accordance with the terms of the Business Combination Agreement.

If any Class A Shares are redeemed in connection with the Business Combination, the percentage of outstanding Amalco Shares held by its public shareholders will decrease and the percentages of outstanding Amalco Shares held immediately following the Closing of the Business Combination by each of its Initial Shareholders will increase. See the section entitled “Summary — Impact of the Business Combination on Amalco’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for Amalco Shares, or awards are issued under the proposed ESPP Plan, its existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of its current shareholders to influence Amalco’s management through the election of directors following the Business Combination.

Peridot’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public shareholders.

In analyzing the Business Combination, the Peridot board of directors conducted significant due diligence on Li-Cycle. For a complete discussion of the factors utilized by Peridot’s board of directors in approving the Business Combination, see the section entitled, “The Business Combination—Peridot’s Board of Directors’ Reasons for the Approval of the Business Combination.” The Peridot board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders and that Li-Cycle’s fair market value was at least 80% of Peridot’s net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, Peridot’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, Peridot’s board of directors may be incorrect in its assessment of the Business Combination.

Peridot’s Initial Shareholders, directors and officers may have a conflict of interest in determining to pursue the Business Combination, since certain of their interests are different from or in addition to (and which may conflict with) the interests of Peridot public shareholders, and such interests may have influenced their decisions to approve the Business Combination and recommend that Peridot shareholders approve the Business Combination Proposal.

Initial Shareholders, officers and directors have interests in and arising from the Business Combination that are different from or in addition to, and which may conflict with, the interests of its public shareholders, which may result in a conflict of interest. These interests include:

•

the beneficial ownership of the Sponsor and certain of Peridot’s directors of an aggregate of 7,500,000 Founder Shares, which shares would become worthless if Peridot does not complete a business combination within the applicable time period, as the Sponsor and independent directors have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $75.2 million based on the closing price of Class A Shares of $10.03 on the NYSE on May 27, 2021, the record date for the extraordinary general meeting of the shareholders;

•	that the Sponsor will hold Amalco Warrants following the Business Combination;

•	the Sponsor and Peridot’s directors and officers are expected to hold an aggregate of approximately 6.0% of the outstanding Amalco Shares upon the consummation of the Business Combination;

•

Peridot’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Peridot’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated;

•	the potential continuation of certain of Peridot’s directors as directors of Amalco; and

•	the continued indemnification of current directors and officers of Peridot and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced its directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals in this proxy statement/prospectus.

Directors and officers have discretion in agreeing to changes or waivers to the terms of the Business Combination Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Peridot’s public shareholders’ best interest.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Peridot to agree to amend the Business Combination Agreement, to consent to certain actions taken by Li-Cycle or to waive rights to which Peridot is entitled to under the Business Combination Agreement. These events could arise because of changes in Li-Cycle’s business, a request by Li-Cycle to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Li-Cycle’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be at Peridot’s discretion, acting through its board of directors, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what she may believe is best for the public shareholders and what she may believe is best for herself in determining whether or not to take the requested action or waive its rights. As of the date of this proxy statement/prospectus, Peridot does not believe there will be any requests, actions or waivers that its directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Peridot will circulate a new or amended proxy statement/prospectus and resolicit its shareholders if changes to the terms of the Business Combination and other related transactions that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Peridot officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to its affairs. This conflict of interest could have a negative impact on its ability to complete the Business Combination.

Peridot officers and directors are not required to, and will not, commit their full time to its affairs, which may result in a conflict of interest in allocating their time between its operations and the Closing of the Business Combination and their other businesses. Each of its officers is engaged in other business endeavors for which he may be entitled to substantial compensation and its officers are not obligated to contribute any specific number of hours per week to its affairs. Peridot’s independent directors may also serve as officers or board members for other entities. If its officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to its affairs which may have a negative impact on Peridot’s ability to complete the Business Combination. For a complete discussion of its officers’ and directors’ other business affairs, please see the section of this proxy statement/prospectus entitled “Information About Peridot — Directors and Executive Officers.”

Peridot’s Initial Shareholders have agreed to vote in favor of the Business Combination, regardless of how its public shareholders vote.

Unlike many other blank check companies in which the Initial Shareholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, after approval of Peridot’s board of directors, its Initial Shareholders have agreed to vote their Founder Shares, as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination. As a result, in addition to the Founder Shares, Peridot would need 11,250,001, or 37.5%, of the 30,000,000 Public Shares outstanding to be voted in favor of a transaction in order to have the Business Combination approved. Peridot’s Initial Shareholders own shares representing 20% of the outstanding Peridot Shares. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if the Initial Shareholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by Peridot’s public shareholders.

Peridot expects to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

Peridot expects to incur significant, non-recurring costs in connection with consummating the Business Combination and other related transactions. Peridot will pay all fees, expenses and costs it incurs or incurred on its behalf in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). Peridot currently estimates that transaction expenses will be approximately $30 million.

If Peridot is unable to complete the Business Combination with Li-Cycle or another business combination by September 28, 2022, it will cease all operations except for the purpose of winding up its affairs, redeem its outstanding Public Shares and dissolve and liquidate. In such event, third parties may bring claims against Peridot and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by its shareholders could be less than $10.00 per share.

If, as a result of the termination of the Business Combination Agreement or otherwise, Peridot is unable to complete a business combination by September 28, 2022, or amend its Articles to extend the date by which Peridot must consummate an initial business combination, the Articles provide that Peridot will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to the Company (less income taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Peridot’s remaining shareholders and Peridot’s board of directors, dissolve and liquidate, subject in each case to Peridot’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, Peridot’s public shareholders may only receive $10.00 per share, and Public Warrants will expire worthless. In certain circumstances, its public shareholders may receive less than $10.00 per share on the redemption of their shares.

Additionally, if Peridot is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if Peridot otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, the per share distribution from the trust account may be less than $10.00.

If the Business Combination is not completed, potential target businesses may have leverage over Li-Cycle in negotiating a business combination, its ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for its shareholders.

Any potential target business with which Peridot enters into negotiations concerning an initial business combination will be aware that, unless Peridot amends the Articles to extend Peridot’s life and amend certain other agreements it has entered into, Peridot must complete its initial business combination by September 28, 2022. Consequently, if Peridot is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if it does not complete its initial business combination with that particular target business, Peridot may be unable to complete its initial business combination with any target business. This risk will increase as Peridot and Li-Cycle get closer to the timeframe described above. In addition, Peridot may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Peridot may have insufficient working capital to continue efforts to pursue a business combination.

Peridot’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in Peridot’s trust account available for distribution to its public shareholders.

In the event that the proceeds in Peridot’s trust account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in its trust account as of the date of the liquidation of its trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Peridot currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to it, it is possible that its independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Peridot’s independent directors choose not to enforce these indemnification obligations, the amount of funds in its trust account available for distribution to its public shareholders may be reduced below $10.00 per share.

Peridot may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Peridot has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the consummation of the Business Combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in Peridot’s trust account and not to seek recourse against Peridot’s trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) Peridot has sufficient funds outside of its trust account or (ii) Peridot consummates the Business Combination. Peridot’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Peridot pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Peridot’s shareholders may be held liable for claims by third parties against it to the extent of distributions received by them upon redemption of their shares.

If Peridot is unable to complete the Business Combination or another business combination within the required time period, Peridot must dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Peridot cannot assure you that it will properly assess all claims that may be potentially brought against it, nor can Peridot assure you that third parties will not seek to recover from its shareholders amounts owed to them by it. As such, Peridot’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution.

If Peridot is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by its shareholders. Furthermore, because Peridot intends to distribute the proceeds held in the trust account to its public shareholders promptly after September 28, 2022, if it does not consummate a business combination, this may be viewed or interpreted as giving preference to its public shareholders over any potential creditors with respect to access to or distributions from its assets. Moreover, its board of directors may be viewed as having breached its fiduciary duties to its creditors and/or having acted in bad faith, and thereby exposing the board of directors and Peridot to claims for punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Peridot cannot assure you that claims will not be brought against us or it for these reasons.

Actions taken by the Initial Shareholders, Peridot’s officers and directors to increase the likelihood of approval of the Business Combination Proposal and the other proposals presented in this proxy statement/prospectus could have a depressive effect on the price of Amalco Shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Peridot or its securities, the Initial Shareholders, its directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire Class A Shares or vote their shares in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, no such arrangement has been made with an existing investor. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Initial Shareholders for nominal value. The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of Public Shares. Entering into any such arrangements may have a depressive effect on the price of Amalco Shares. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the Closing of the Business Combination for a price below market value.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what Peridot and Li-Cycle’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Peridot and Li-Cycle’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Li-Cycle’s and Peridot’s ability to successfully effect the Business Combination and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of Li- Cycle, all of whom Peridot expects to stay with Amalco following the Business Combination. The loss of such key personnel could adversely affect the operations and profitability of Amalco’s business.

Peridot and Li-Cycle’s ability to recognize certain benefits of the Business Combination and successfully operate Amalco’s business following the Business Combination will depend upon the efforts of certain key personnel of Li-Cycle. Although Peridot and Li-Cycle expect all of such key personnel to remain with Amalco following the Business Combination, the unexpected loss of key personnel may adversely affect the operations and profitability of Amalco. In addition, Amalco’s future success depends in part on its ability to identify and retain key personnel to succeed senior management. Furthermore, while Peridot has closely scrutinized the skills, abilities and qualifications of the key Li-Cycle personnel that will be employed by Amalco, Peridot’s assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities Peridot expects or those necessary to manage a public company, the operations and profitability of Amalco’s business may be negatively impacted.

Following the Business Combination, Amalco’s ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for its shares.

The trading market for Amalco Shares will be influenced by the research and reports that industry or securities analysts may publish about it, its business, its market, or its competitors. If no securities or industry analysts commence coverage of Amalco, its share price would likely be less than that which would be obtained if it had such coverage and the liquidity, or trading volume of its shares may be limited, making it more difficult for a shareholder to sell shares at an acceptable price or amount. If any analysts do cover Amalco, their projections may vary widely and may not accurately predict the results it actually achieves. Amalco’s share price may decline if its actual results do not match the projections of research analysts covering it. Similarly, if one or more of the analysts who write reports on Amalco downgrades its shares or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Amalco or fails to publish reports on it regularly, its share price or trading volume could decline.

Subsequent to the consummation of the Business Combination, Amalco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Peridot has conducted a due diligence examination of Li-Cycle and its subsidiaries, Peridot cannot assure you that this examination revealed all material issues that may be present in Li-Cycle’s business, or that factors outside of Peridot’s and Li-Cycle’s control will not later arise. As a result, Amalco may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Peridot’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Amalco’s liquidity, the fact that it may report charges of this nature could contribute to negative market perceptions about Amalco or its securities. In addition, charges of this nature may cause Amalco to be unable to obtain future financing on favorable terms or at all.

Amalco may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, Amalco’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Amalco may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on its business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject Amalco to significant liabilities.

Li-Cycle’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.

Prior to the consummation of the Business Combination, Li-Cycle is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without the consent of Peridot. As a result, Li-Cycle may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Amalco may be or may become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If Amalco is a passive foreign investment company (“PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of the Amalco Shares or Amalco Warrants that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Due to the expectation that the Continuance and the Amalgamation each qualify as an F Reorganization (See “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the Continuance and the Amalgamation to U.S. Holders”), Amalco should be treated as the same corporation as Peridot for purposes of the PFIC provisions. Accordingly, Amalco’s PFIC status may depend on whether Peridot has qualified for the PFIC start-up exception (the “Start Up Exception,” which generally provides that a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “Start-Up Year”)), if (i) no predecessor of the corporation was a PFIC, (ii) the corporation establishes to the satisfaction of the U.S. Internal Revenue Service (“IRS”) that it will not be a PFIC for either of the first two taxable years following the Start-Up Year and (iii) the corporation is not in fact a PFIC for either of those years. The application of the Start-Up Exception is dependent on particular facts and circumstances and is subject to uncertainty. There can be no assurance that Peridot has qualified for the start-up exception.

Accordingly, there is uncertainty with respect to Amalco’s status as a PFIC. In general, if Amalco is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences in respect of Amalco Shares (but not Amalco Warrants) by making and maintaining a timely and valid “qualified electing fund” election (if eligible to do so) with respect to Amalco. In order to enable a U.S. Holder to make and maintain a “qualified electing fund” election with respect to Amalco, a U.S. Holder must receive a PFIC Annual Information Statement from Amalco. Amalco has not determined whether it will provide U.S. Holders this information if it determines that it is a PFIC.

Please see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of Ownership and Disposition of Amalco Shares and Amalco Warrants — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Amalco’s PFIC status. Prospective U.S. Holders of Amalco Shares or Amalco Warrants are urged to consult their tax advisors regarding the possible application of the PFIC rules to them.

Risks Relating to Redemption

Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to 15% or more of the Public Shares.

A public shareholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to an aggregate of 15% or more of the Public Shares. Accordingly, if you hold 15% or more of the Public Shares and the Business Combination Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. If the Business Combination is consummated, the value of such excess shares may not appreciate over time and the market price of Amalco Shares may not exceed the per share redemption price paid in connection with the Business Combination.

A shareholder’s decision as to whether to redeem his, her, its shares for a pro rata portion of the trust account may not put the shareholder in a better future economic position.

Peridot can give no assurance as to the price at which a shareholder may be able to sell his, her or its Public Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, such as the Business Combination, may cause an increase in Amalco’s share price, and may result in a lower value realized upon redemption than a shareholder might realize in the future had the shareholder not redeemed his, her or its shares. Similarly, if a shareholder does not redeem his, her or its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of the Business Combination, and the risk that the shareholder may not be able, in the future to sell his, her or its shares, for a greater amount than the redemption price described in this proxy statement/prospectus. A shareholder should consult his, her or its tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Peridot’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Shares for a pro rata portion of the funds held in Peridot’s trust account.

Holders of Class A Shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their redemption rights. In order to exercise redemption rights, holders of Public Shares are required to, among other requirements, submit a request in writing and deliver their share certificates (either physically or electronically) to Peridot’s transfer agent at least two business days prior to the extraordinary general meeting. Shareholders electing to redeem their Public Shares will receive their pro rata portion of the amount on deposit in the trust account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “The Extraordinary General Meeting of Peridot Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights. If you do not timely submit your redemption request and deliver your share certificates in respect of your Class A Shares and comply with the other redemption requirements, you will not be entitled to redeem your Class A Shares.

Peridot will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite Peridot’s compliance with these rules, if a shareholder fails to receive Peridot’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation or tender offer materials, as applicable, that Peridot will furnish to holders of Peridot’s Public Shares in connection with the Business Combination will indicate the applicable delivery requirements, which will include the requirement that a beneficial holder must identify itself in order to validly tender or redeem its shares. For example, Peridot may require its public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Peridot’s transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Business Combination in the event it distributes proxy materials, or to deliver their share certificates to the transfer agent electronically. In the event that a shareholder fails to comply with these or any other procedures, its shares may not be redeemed.

The Continuance and Amalgamation may give rise to a taxable event for U.S. Holders of Class A Shares and Public Warrants

Subject to the limitations and qualifications described in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders” below, the Continuance and the Amalgamation are generally intended to be tax-deferred to U.S. Holders of Class A Shares and Public Warrants for U.S. federal income tax purposes, except to the extent that U.S. Holders of Class A Shares receive cash pursuant to the exercise of redemption rights. However, the failure to meet certain requirements could result in the exchange of Class A Shares and/or Public Warrants being a taxable event.

The requirements for tax-deferred treatment and the U.S. federal tax consequences to U.S. Holders if such requirements are not met are discussed in more detail under the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the Continuance and the Amalgamation to U.S. Holders.” If you are a U.S. Holder exchanging Class A Shares or Public Warrants in the Continuance and Amalgamation, you are urged to consult your tax advisor to determine the tax consequences thereof.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of Amalco and its consolidated subsidiaries after giving effect to the Business Combination (the “Combined Company”) as of January 31, 2021 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the three months ended January 31, 2021 and for the fiscal year ended October 31, 2020 present the combination of the financial information of Peridot and Li-Cycle, after giving effect to the Business Combination and related adjustments described in the accompanying notes. Peridot and Li-Cycle are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the Combined Company or Amalco.

The unaudited pro forma condensed combined statements of operations for the three months ended January 31, 2021 and for the fiscal year ended October 31, 2020 give pro forma effect to the Business Combination as if it had occurred on November 1, 2020 and November 1, 2019, respectively. The unaudited pro forma condensed combined balance sheet as of January 31, 2021 gives pro forma effect to the Business Combination as if it was completed on January 31, 2021.

The unaudited pro forma condensed combined financial information are based on and should be read in conjunction with the historical financial statements of each of Peridot and Li-Cycle and the notes thereto, as well as the disclosures contained in the sections titled “Peridot’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Li-Cycle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The Business Combination will be accounted for as a reverse acquisition in accordance with IFRS. Under this method of accounting, Peridot will be treated as the “acquired” company for accounting purposes. Since Amalco does not meet the definition of a business under IFRS, net assets of Amalco will be stated at historical cost, with no goodwill or other intangible assets recorded.

Li-Cycle Corp has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of Peridot accompanied by a recapitalization.

•

Li-Cycle’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption scenario with an approximately 59% voting interest and under the maximum redemption scenario with an approximately 69% voting interest;

•	The largest individual minority stockholder of the combined entity is an existing stockholder of Li-Cycle;

•	Senior management Li-Cycle will continue as senior management of the combined entity;

•	Directors of Li-Cycle will form a majority on the board of directors of the combined entity;

•	Li-Cycle is the larger entity based on historical total assets and revenues; and

•	Li-Cycle’s operations will comprise the ongoing operations of Amalco.

The following table presents summary pro forma data after giving effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement, assuming two redemption scenarios as follows:

•	No Redemption Scenario: This presentation assumes that no Peridot public shareholders exercise redemption rights with respect to their Public Shares.

•

Maximum Redemption Scenario: This scenario assumes that 24,273,319 Class A Shares, or 80.9% of the outstanding Class A Shares, are redeemed, resulting in an aggregate payment of $242.7 million, including a pro rata portion of interest accrued on the trust account, out of the trust account, and that the fair value of the marketable securities held in the trust account following such redemption along with the proceeds from the PIPE Financing are sufficient to satisfy the Minimum Cash Condition pursuant to the terms of the Business Combination Agreement. If, as a result of redemptions of Class A Shares by the public shareholders, the Minimum Cash Condition is not met (or waived), then Peridot and or the selling shareholders (as applicable) may elect not to consummate the Business Combination or redeem any Class A Shares submitted for redemption will be returned to the holders thereof.

The Business Combination will result in the combination of Li-Cycle and Newco, with a fiscal year end of October 31, with Peridot, with a fiscal year end of December 31. The pro forma income statements for the three months ended January 31, 2021 and for the year-ended October 31, 2020 present the combination of financial information of Newco, Peridot and Li-Cycle, after giving effect to the Business Combination and related adjustments described in the accompanying notes. The unaudited pro forma interim income statement include Li-Cycle Corp.’s three months ended January 31, 2021 and Peridot Acquisition Corp.’s income statement results for the three months ended March 31, 2021. The unaudited pro forma annual income statement include Li-Cycle Corp.’s year ended October 31, 2020 and Peridot Acquisition Corp.’s income statement results for the period from July 31, 2020 (inception) through December 31, 2020. The unaudited pro forma balance sheet is based on a historical Newco balance sheet as of February 12, 2021, historical Li-Cycle balance sheet as of January 31, 2021 and a historical Peridot balance sheet as of March 31, 2021.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JANUARY 31, 2021

				Scenario 1: No redemption			Scenario 2: Maximum redemption
	Li-Cycle Holdings Corp.	Li-Cycle Corp.	Peridot Acquisition Corp	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
	US$ (A)	US$ (B)	US$ (C)	US$		US$	US$		US$
Assets
Current assets
Cash	1	13,813,370	61,330	1,585,163	(2)
				315,000,000	(3)
				(43,000,000)	(4)
				300,146,384	(5)	587,606,248	(242,733,190)	(6)	344,873,058
Cash and securities held in Trust Account			300,146,384	(300,146,384)	(5)	—			—
Accounts receivable		1,920,776				1,920,776			1,920,776
Prepayments and deposits		1,690,027	381,867			2,071,894			2,071,894
Inventory		137,611				137,611			137,611

	1	17,561,784	300,589,581	273,585,163		591,736,529	(242,733,190)		349,003,339

Non-current assets
Plant and equipment		8,101,809				8,101,809			8,101,809
Right of use assets		3,849,294				3,849,294			3,849,294

	—	11,951,103	—	—		11,951,103	—		11,951,103

	1	29,512,887	300,589,581	273,585,163		603,687,632	(242,733,190)		360,954,442

Liabilities
Current liabilities
Accounts payable and accrued liabilities		2,625,082	3,716,381	(3,700,000)	(4)	2,641,463			2,641,463
Restricted share units		793,226		(793,226)	(7)	—			—
Lease liabilities		671,849				671,849			671,849
Loans payable		1,648,826				1,648,826			1,648,826

	—	5,738,983	3,716,381	(4,493,226)		4,962,138	—		4,962,138

Non-current liabilities
Lease liabilities		3,131,695				3,131,695			3,131,695
Loan payable	—	1,957,997		1,585,163	(2)	3,543,160			3,543,160
Restoration provisions		327,577				327,577			327,577
Class A ordinary shares subject to possible redemption		—		242,733,190	(1)
		—		(242,733,190)	(5)	—			—
Warrant liability			38,640,000			38,640,000			38,640,000
Deferred underwriting fee payable		—	10,500,000	(10,500,000)	(4)	—			—

	—	5,417,269	49,140,000	(8,914,837)		45,642,432	—		45,642,432

	—	11,156,252	52,856,381	(13,408,063)		50,604,570	—		50,604,570

Class A ordinary shares subject to possible redemption			242,733,190	(242,733,190)	(1)	—			—

				Scenario 1: No redemption			Scenario 2: Maximum redemption
	Li-Cycle Holdings Corp.	Li-Cycle Corp.	Peridot Acquisition Corp	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
	US$ (A)	US$ (B)	US$ (C)	US$		US$	US$		US$
Shareholders’ equity
Share capital—Li-Cycle Corp.		37,516,655		(37,516,655)	(7)	—			—
Share capital—Peridot Acquisition Corp			1,323	(1,323)	(5)	—			—
Share capital—Li-Cycle Holdings Corp.	1			37,516,655	(7)
				793,226	(7)
				510,856	(7)
				315,000,000	(3)
				(8,400,000)	(4)
				242,733,190	(5)
				30,517,759	(5)
				(25,519,072)	(5)
				1,323	(5)	593,153,938	(242,733,190)	(6)	350,420,748
Contributed surplus		510,856	30,517,759	(30,517,759)	(5)
				(510,856)	(7)	—			—
Accumulated deficit		(19,374,264)	(25,519,072)	25,519,072	(5)
				(20,400,000)	(4)	(39,774,264)			(39,774,264)
Accumulated other comprehensive income		(296,612)				(296,612)			(296,612)

	1	18,356,635	5,000,010	529,726,416		553,083,062	(242,733,190)		310,349,872

	1	29,512,887	300,589,581	273,585,163		603,687,632	(242,733,190)		360,954,442

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

A.	Derived from the audited statement of financial position of Li-Cycle Holdings Corp as of February 12, 2021 prepared under IFRS, as it was incorporated on February 12, 2021.

B.	Derived from the unaudited condensed consolidated interim statement of financial position of Li-Cycle Corp as of January 31, 2021 which was prepared in US dollars and under IFRS.

C.

Derived from the unaudited condensed balance sheet of Peridot Acquisition Corp (“Peridot”) as of March 31, 2021 (unaudited) which was prepared under US GAAP. Except as noted in Note 1, there was no other material adjustment made to convert Peridot’s balance sheet from US GAAP to IFRS.

1.

Peridot’s Class A ordinary shares subject to possible redemption balance of US$242,733,190 was classified as a temporary equity under US GAAP and should be classified as a liability under IFRS because the right to redeem was at the option of the holder.

2.

On April 7, 2021, as part of its loan facility with BDC Capital, Li-Cycle Corp received the third tranche of Cdn.$2 million (equivalent to US$1.6 million at a rate of 0.7926) upon the completion of the milestone for this additional funding.

3.

On February 16, 2021, Li-Cycle Corp entered into a definitive business combination agreement with Peridot Acquisition Corp. Li-Cycle Corp is expected to receive approximately US$615 million in gross transaction proceeds and 100% of Li-Cycle Corp’s existing shares will roll into the combined company, Li-Cycle Holdings Corp. Out of the US$615 million in gross proceeds, US$300 million will come from Peridot’s existing cash balance while the remaining US$315 million is expected to come from private investments in public entity.

4.

A total of US$44 million fees is expected to be paid out as part of the business combination transaction in Note 3. US$18.9 million of the fees is related to share issurance and is presented as a reduction of share capital on the pro forma combined balance sheet. US$10.5 million of the share issurance costs has been recorded as deferred underwriting fee payable on Peridot’s balance sheet as of March 31, 2021 (unaudited). The remaining US$25.1 million of the fees related to the business combination transactions is presented as an expense on the pro forma combined statement of operations. Out of the US$25.1 million fees, US$4.7 million has been incurred to date and $1.0 million has been paid by Peridot Acquisition Corp as of March 31, 2021 (unaudited).

5.

Under the scenario of no redemption by Peridot Acquisition Corp’s existing shareholders, US$300 million of cash and securities held in trust account will become cash of the combined entity, Li-Cycle Holdings Corp. US$242.7 million of Peridot’s Class A ordinary shares subject to possible redemption (24,273,319 shares at US$10.00 per share) will become part of the permanent share capital of the combined entity, Li-Cycle Holdings Corp. Peridot’s existing share capital of US$1,323 and contributed surplus of US$30,517,759 will be added to the share capital balance of Li-Cycle Holdings Corp and Peridot’s existing accumulated deficit of US$25,519,072 will be deducted from the share capital balance of Li-Cycle Holdings Corp.

6.

Under the scenario of maximum redemption by Peridot Acquisition Corp’s existing shareholders, US$242.7 million of the cash and securities held in trust account will be paid out on redemption of 24,273,319 Class A shares.

7.

Under both scenarios, 100% of Li-Cycle Corp’s existing fully diluted shares will be exchanged for shares of Li-Cycle Holdings Corp. Li-Cycle Corp’s existing share capital of US$37,516,655 as of January 31, 2021 will become part of the share capital of the combined entity, Li-Cycle Holdings Corp. In addition, assuming all restricted share units and stock options will be exercised upon the business combination transaction, Li-Cycle Corp’s restricted share units balance of US$793,226 and contributed surplus balance of US$510,856 are added to the share capital balance of Li-Cycle Holdings Corp.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THREE MONTHS ENDED JANUARY 31, 2021

				Scenario 1: No redemption			Scenario 2: Maximum redemption
	Li-Cycle Holdings Corp US$ (A)	Li-Cycle Corp US$ (B)	Peridot Acquisition Corp US$ (C)	Transaction Accounting Adjustments US$		Pro Forma Income Statement US$	Transaction Accounting Adjustments US$		Pro Forma Income Statement US$
Revenue
Product sales		912,866				912,866			912,866
Recycling services		104,374	—			104,374			104,374

	—	1,017,240	—	—		1,017,240	—		1,017,240
Expenses
Professional fees		398,868	4,023,342	20,400,000	(5)	24,822,210			24,822,210
Employee salaries and benefits, net		1,165,304				1,165,304			1,165,304
Depreciation, net		273,779				273,779			273,779
Research and development, net		527,195				527,195			527,195
Raw materials, supplies and finished goods		1,288,490				1,288,490			1,288,490
Plant facilities and others		86,004				86,004			86,004
Marketing		141,655				141,655			141,655
Share-based compensation		746,171				746,171			746,171
Office and administrative		291,939	247,332			539,271			539,271
Travel and entertainment		47,568				47,568			47,568
Freight and shipping		291,050				291,050			291,050

	—	5,258,022	4,270,674	20,400,000		29,928,696	—		29,928,696

Loss from operations	—	(4,240,783)	(4,270,674)	(20,400,000)		(28,911,457)	—		(28,911,457)

Other (income) expense
Interest expense		213,293				213,293			213,293
Interest income		(717)	(72,014)			(72,731)			(72,731)
Fair value gain on warrant liability			(2,300,000)			(2,300,000)			(2,300,000)
Foreign exchange loss		391,964				391,964			391,964

	—	604,540	(2,372,014)	—		(1,767,474)	—		(1,767,474)

Net loss	—	(4,845,323)	(1,898,660)	(20,400,000)		(27,143,983)	—		(27,143,983)

Weighted average shares outstanding, basic and diluted				37,500,000	(1)
				97,983,837	(2)
				31,500,000	(3)	166,983,837	(24,273,319)	(4)	142,710,518
Loss per common share—basic and diluted						(0.16)	—		(0.19)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THREE MONTHS ENDED JANUARY 31, 2021

A.	There was no statement of operations prepared for Li-Cycle Holdings Corp as it was incorporated on February 12, 2021 and had no operations as of February 12, 2021.

B.

Derived from the unaudited condensed consolidated interim statement of loss and comprehensive loss of Li-Cycle Corp for the three months ended January 31, 2021, which was prepared in US dollars and under IFRS.

C.

Derived from the unaudited condensed statement of operations of Peridot Acquisition Corp for the three months ended March 31, 2021 (unaudited), which was prepared under US GAAP. There was no material adjustment made to convert Peridot’s statement of operations from US GAAP to IFRS.

1.

Under the scenario of no redemption by Peridot Acquisition Corp’s existing shareholders, 30,000,000 of Class A shares and 7,500,000 of Class B shares of Peridot Acquisition Corp will be converted into 37,500,000 Class A shares of the combined entity, Li-Cycle Holdings Corp upon closing.

2.

Li-Cycle Corp’s existing shareholders will exchange 2,553,950 fully diluted shares of Li-Cycle Corp for shares of the combined entity, Li-Cycle Holdings Corp, at an Exchange Ratio of approximately 1:38.366, as determined per the Plan of Arrangement, resulting in 97,983,837 shares of Li-Cycle Holdings Corp for the existing shareholders of Li-Cycle Corp.

3.	31,500,000 shares of the combined entity, Li-Cycle Holdings Corp, will be issued to the new investors at US$10 per share for a total of US$315 million of Private Investment in Public Entity.

4.

Under the scenario of maximum redemption by Peridot Acquisition Corp’s existing shareholders, 24,273,319 of existing Class A of shares will be redeemed in cash while the remaining 5,726,681 of Class A shares will be converted into Class A shares of the combined entity, Li-Cycle Holdings Corp. In addition, 7,500,000 of Class B shares of Peridot Acquisition Corp will be converted into 7,500,000 of Class A shares of the combined entity, Li-Cycle Holdings Corp upon closing.

5.

US$25.1 million of fees related to business combination transactions, including legal, financial advisory, accounting, printing and other professional fees, is presented as an expense on the pro forma combined statement of operations. Out of the US$25.1 million, US$4.7 million of fees related business combination transaction has been incurred to date by Peridot Acquisition Corp as of March 31, 2021 (unaudited).

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED OCTOBER 31, 2020

				Scenario 1: No redemption			Scenario 2: Maximum redemption
	Li-Cycle Holdings Corp US$ (A)	Li-Cycle Corp US$ (B)	Peridot Acquisition Corp US$ (C)	Transaction Accounting Adjustments US$		Pro Forma Income Statement US$	Transaction Accounting Adjustments US$		Pro Forma Income Statement US$
Revenue
Product sales		554,914				554,914			554,914
Recycling services		237,340	—			237,340			237,340

	—	792,254	—	—		792,254	—		792,254
Expenses
Professional fees		2,962,261	348,854	25,100,000	(5)
				693,847	(6)	29,104,962			29,104,962
Employee salaries and benefits, net		2,819,195				2,819,195			2,819,195
Depreciation		1,095,250				1,095,250			1,095,250
Research and development, net		776,668				776,668			776,668
Raw materials and supplies		577,859				577,859			577,859
Plant facilities and others		390,687				390,687			390,687
Marketing		365,820				365,820			365,820
Share-based compensation		332,634				332,634			332,634
Office and administrative		316,401	112,123			428,524			428,524
Travel and entertainment		160,332				160,332			160,332
Freight and shipping		137,010				137,010			137,010

	—	9,934,117	460,977	25,793,847		36,188,941	—		36,188,941

Loss from operations	—	(9,141,863)	(460,977)	(25,793,847)		(35,396,687)	—		(35,396,687)

Other (income) expense
Interest expense		529,700				529,700			529,700
Interest income		(34,403)	(74,412)			(108,815)			(108,815)
Fair value loss on restricted share units		84,454				84,454			84,454
Fair value loss on warrant liability			22,540,000			22,540,000			22,540,000
Offering costs allocated to warrant liability			693,847	(693,847)	(6)	—			—
Foreign exchange (gain) loss		(445,652)				(445,652)			(445,652)

	—	134,099	23,159,435	(693,847)		22,599,687	—		22,599,687

Net loss	—	(9,275,962)	(23,620,412)	(25,100,000)		(57,996,374)	—		(57,996,374)

Weighted average shares outstanding, basic and diluted				37,500,000	(1)
				97,983,837	(2)
				31,500,000	(3)	166,983,837	(24,463,185)	(4)	142,520,652
Loss per common share—basic and diluted						(0.35)	—		(0.41)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED OCTOBER 31, 2020

A.	There was no statement of operations prepared for Li-Cycle Holdings Corp as it was incorporated on February 12, 2021 and had no operations as of February 12, 2021.

B.	Derived from the audited consolidated statement of loss and comprehensive loss of Li-Cycle Corp for the year ended October 31, 2020, which was prepared in U.S. dollars and under IFRS.

C.

Derived from the audited statement of operations of Peridot Acquisition Corp for the year ended December 31, 2020, which was prepared under US GAAP. There was no material adjustment made to convert Peridot’s statement of operations from US GAAP to IFRS.

1.

Under the scenario of no redemption by Peridot Acquisition Corp’s existing shareholders, 30,000,000 of Class A shares and 7,500,000 of Class B shares of Peridot Acquisition Corp will be converted into 37,500,000 Class A shares of the combined entity, Li-Cycle Holdings Corp upon closing.

2.

Li-Cycle Corp’s existing shareholders will exchange 2,553,950 fully diluted shares of Li-Cycle Corp for shares of the combined entity, Li-Cycle Holdings Corp, at an Exchange Ratio of approximately 1:38.366, as determined per the Plan of Arrangement, resulting in 97,983,837 shares of Li-Cycle Holdings Corp for the existing shareholders of Li-Cycle Corp.

3.	31,500,000 shares of the combined entity, Li-Cycle Holdings Corp, will be issued to the new investors at US$10 per share for a total of US$315 million of Private Investment in Public Entity.

4.

Under the scenario of maximum redemption by Peridot Acquisition Corp’s existing shareholders, 24,463,185 of existing Class A of shares will be redeemed in cash while the remaining 5,536,815 of Class A shares will be converted into Class A shares of the combined entity, Li-Cycle Holdings Corp. In addition, 7,500,000 of Class B shares of Peridot Acquisition Corp will be converted into 7,500,000 of Class A shares of the combined entity, Li-Cycle Holdings Corp upon closing.

5.

US$25.1 million of fees related to business combination transactions, including legal, financial advisory, accounting, printing and other professional fees, is presented as an expense on the pro forma combined statement of operations.

6.

Peridot’s offering costs allocated to warrant liability of US$693,847 was classified under other (income) expenses under US GAAP and should be classified as professional fees expense under IFRS based on the nature of the expense.

COMPARATIVE SHARE INFORMATION

The following tables sets forth:

•

historical per share information of Peridot as of and for the quarter ended March 31, 2021 (unaudited) and as of December 31, 2020 and for the period from July 31, 2020 (inception) through December 31, 2020;

•	historical per share information of Li-Cycle as of and for the quarter ended January 31, 2021 and as of and for the year ended October 31, 2020; and

•

unaudited pro forma per share information of the Combined Company as of and for year ended October 31, 2020 and as of and the quarter ended January 31, 2021, in each case after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	No Redemption Scenario: This scenario assumes that no Class A Shares are redeemed; and

•

Maximum Redemption Scenario: This scenario assumes that 24,273,319 Class A Shares, or 80.9% of the outstanding Class A Shares, are redeemed, resulting in an aggregate payment of $242.7 million, including a pro rata portion of interest accrued on the trust account, out of the trust account, and that the fair value of the marketable securities held in the trust account following such redemption along with the proceeds from the PIPE Financing are sufficient to satisfy the Minimum Cash Condition pursuant to the terms of the Business Combination Agreement. If, as a result of redemptions of Class A Shares by the public shareholders, the Minimum Cash Condition is not met (or waived), then Peridot and or the selling shareholders (as applicable) may elect not to consummate the Business Combination or redeem any Class A Shares submitted for redemption will be returned to the holders thereof.

The pro forma net income (loss) per share information reflect the Business Combination contemplated by the Business Combination Agreement as if it had occurred November 1, 2020 (with respect to such per share information for the quarter ended January 31, 2021) and November 1, 2019 (with respect to such per share information for the fiscal year ended October 31, 2020).

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Peridot and Li-Cycle, and the accompanying notes to such financials statements, that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact the Combined Company’s financial condition include risks that effect Li-Cycle’s operations and outlook such as economic recessions, inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of the United States government. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Historical(5)		Pro forma(5)
Year-End	Peridot(3)	Li-Cycle(4)	No Redemptions Scenario	Maximum Redemptions Scenario
Book value per common share — basic(1)	$0.17	$0.70	$3.32	$2.17
Book value per common share — diluted(1)	$0.17	$2.46	$4.53	$3.72
Net income (loss) per common share— basic(2)	$0.00	$(4.48)	$(0.35)	$(0.41)
Net income (loss) per common share — diluted(2)	$0.00	$(4.48)	$(0.35)	$(0.41)

(1)	Book value per common share is calculated as total equity divided by:

•	Class A Shares outstanding at December 31, 2020 for Peridot;

•	Common shares outstanding at October 31, 2020 for Li-Cycle; and

•	For the Combined Company, the number of common shares is based on the applicable redemption scenario.

•	Diluted book value per common share is calculated assuming all stock options and warrants are exercised.

(2)	Net income per common share is based on:

•	Weighted average number of Class A Shares outstanding for the year ended December 31, 2020 for Peridot;

•	Weighted average number of common shares outstanding for the year ended October 31, 2020 for Li-Cycle; and

•	For the Combined Company, the number of common shares is based on the applicable redemption scenario.

(3)	Historical per share information of Peridot is presented as of December 31, 2020 and for the period from July 31, 2020 through December 31, 2020.

(4)	Historical per share information of Li-Cycle is presented as of and for the year ended October 31, 2020.

(5)

Peridot historical data adjusted in order to be presented in accordance with IFRS. Li-Cycle historical data is presented in accordance with IFRS. The pro forma data is presented in accordance with IFRS. Historical and pro forma per share amounts are presented in U.S. dollars. For further information regarding the pro forma information and adjustments related thereto, see “Unaudited Pro Forma Condensed Combined Financial Information.”

	Historical(5)		Pro forma(5)
Quarter-End	Peridot(3)	Li-Cycle(4)	No Redemptions Scenario	Maximum Redemptions Scenario
Book value per common share — basic(1)	$0.17	$7.84	$3.31	$2.17
Book value per common share — diluted(1)	$0.17	$9.08	$4.51	$3.70
Net income (loss) per common share— basic(2)	$0.00	$(2.07)	$(0.16)	$(0.19)
Net income (loss) per common share — diluted(2)	$0.00	$(2.07)	$(0.16)	$(0.19)

(1)	Book value per common share is calculated as total equity divided by:

•	Class A Shares outstanding at March 31, 2021 for Peridot;

•	Common shares outstanding at January 31, 2021 for Li-Cycle; and

•	For the Combined Company, the number of common shares is based on the applicable redemption scenario.

•	Diluted book value per common share is calculated assuming all stock options and warrants are exercised.

(2)	Net income per common share is based on:

•	Weighted average number of Class A Shares outstanding for the quarter ended March 31, 2021 for Peridot;

•	Weighted average number of common shares outstanding for the quarter ended January 31, 2021 for Li-Cycle; and

•	For the Combined Company, the number of common shares is based on the applicable redemption scenario.

(3)	Historical per share information of Peridot is presented as of and for the quarter ended March 31, 2021.

(4)	Historical per share information of Li-Cycle is presented as of and for the quarter ended January 31, 2021.

(5)

Peridot historical data adjusted in order to be presented in accordance with IFRS. Li- Cycle historical data is presented in accordance with IFRS. The pro forma data is presented in accordance with IFRS. Historical and pro forma per share amounts are presented in U.S. dollars. For further information regarding the pro forma information and adjustments related thereto, see “Unaudited Pro Forma Condensed Combined Financial Information.”

THE EXTRAORDINARY GENERAL MEETING OF PERIDOT SHAREHOLDERS

The Peridot Extraordinary General Meeting

Peridot is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of shareholders to be held on                 , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Peridot’s shareholders on or about                 , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meetings of shareholders.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting of shareholders of Peridot will be held at                  a.m., Central time, on                 , 2021, for the purpose of considering and voting upon the proposals described herein. Due to the public health impact of the coronavirus pandemic, and to support the health and well-being of Peridot’s shareholders and their families, Peridot will hold the extraordinary general meeting in both virtual and physical format and Peridot strongly recommends that you attend the meeting virtually. For the purposes of the Articles, the physical place of the meeting will be 2229 San Felipe Street, Suite 1450, Houston, TX 77019. Peridot’s shareholders will be able to attend, vote their shares, and submit questions during the extraordinary general meeting in person or virtually via a live audio webcast. In order to attend the meeting virtually, you must pre-register at the following website: https://www.cstproxy.com/peridotspac/sm2021. To pre-register, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials. If a shareholder does not attend the extraordinary general meeting (virtually or in person) or appoint a proxy, such shares will not be counted for the purposes of any vote.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting of shareholders, Peridot will ask the Peridot shareholders to vote in favor of the following proposals:

1.	The Business Combination Proposal: To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, pursuant to which:

•

prior to the Closing Date, Peridot will continue as a corporation existing under the laws of the Province of Ontario, and in connection therewith, the Class A Shares, Class B Shares and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by the Sponsor of Class B common shares of Peridot Ontario, as described herein under “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Sponsor Letter Agreement,” the Class B common shares of Peridot Ontario will convert into Class A common shares of Peridot Ontario on a one-for-one basis; and

•

on the terms, subject to the conditions and in accordance with the sequencing set forth in the Arrangement, on the Closing Date (i) Peridot Ontario and Newco will amalgamate, and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot Ontario will convert into an equivalent number of Amalco Shares and Amalco Warrants, and the common share in Newco held by Li-Cycle will be exchanged for an Amalco Share; (ii) the Amalco Share held by Li-Cycle will be purchased for cancellation by Amalco for cash equal to the subscription price for the common share in Newco for which such Amalco Share was exchanged pursuant to the Amalgamation; (iii) the preferred shares of Li-Cycle will convert into Li-Cycle Shares; and (iv) Amalco will acquire all of the issued and outstanding Li-Cycle

Shares from Li-Cycle’s shareholders (including Li-Cycle Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the Arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million.

2.

The Continuance Proposal: To consider and vote upon a proposal to approve the Continuance, and in connection therewith, the adoption of the Peridot Ontario Governing Documents for purposes of the articles and bylaws of Peridot Ontario following the completion of the Continuance.

3.

The Amalgamation Proposal: To consider and vote upon a proposal to approve the Amalgamation as part of the Arrangement in substantially the form attached to this proxy statement/prospectus as Annex C, subject to amendments and variations in accordance with the Business Combination Agreement and such Arrangement or made at the direction of the Court in the Final Order of the Court pursuant to Section 182 of the OBCA approving the Arrangement (with the prior written consent of Li-Cycle and Peridot).

4.

The Governing Documents Proposals: To consider and vote upon a proposal to approve and adopt the Amalco Governing Documents for purposes of the articles and by-laws of Amalco following the completion of the Amalgamation. In addition to voting on the adoption of the Amalco Governing Documents in their entirety, this proposal is separated into sub-proposals submitted to Peridot’s shareholders to vote upon those material aspects of the Amalco Governing Documents that do not appear in, or are different from the Articles, as described in the following paragraphs (a) through (f).

a.

The proposed Amalco Governing Documents would establish the authorized capital of Amalco to consist of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

b.	The proposed Amalco Governing Documents would declassify the board of directors with the result being that each director will be elected annually for a term of one year.

c.	The proposed Amalco Governing Documents would reduce the requisite quorum for a meeting of shareholders from a majority of votes to 33 1/3% of the shares entitled to vote at such meeting.

d.

The proposed Amalco Governing Documents would include an advance notice provision that requires a nominating shareholder to provide notice to Amalco in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors.

e.

The proposed Amalco Governing Documents would include a forum selection provision whereby, subject to limited exceptions, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom will be the sole and exclusive forum for certain shareholder litigation matters.

f.	The proposed Amalco Governing Documents would not include provisions relating to the Class B Shares, the IPO, the Sponsors, the Business Combination and other related matters.

5.

The Share Issuance Proposal: To consider and vote upon a proposal to approve, for purposes of complying with the listing rules of the NYSE, the issuance of more than 20% of the current total issued and outstanding Amalco Shares in connection with the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

6.	The Incentive Plan Proposal: To consider and vote upon a proposal to approve and adopt the Incentive Plan in substantially the form attached to this proxy statement/prospectus as Annex F;

7.	The ESPP Proposal: To consider and vote upon a proposal to approve and adopt the ESPP in substantially the form attached to this proxy statement/prospectus as Annex G.

8.

The Adjournment Proposal: To consider and vote upon a proposal to adjourn the extraordinary general meeting of shareholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting of shareholders, there are not sufficient votes to approve one or more proposals presented to shareholders for vote.

Recommendation of the Peridot Board of Directors

Peridot’s board of directors believes that each of the foregoing proposals to be presented at the extraordinary general meetings is in the best interests of Peridot and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of Peridot’s board of directors in favor of approval of each of the proposals to be presented at the extraordinary general meeting, you should keep in mind that certain of Peridot’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. See the section entitled “The Business Combination—Interests of Peridot’s Directors and Officers in the Business Combination.”

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting of shareholders if you owned Peridot Shares at the close of business on May 27, 2021, which is the record date for the extraordinary general meeting of shareholders. You are entitled to one vote for each Peridot Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares or warrants you beneficially own are properly counted. On the record date, there were 37,500,000 Peridot Shares outstanding, of which 30,000,000 are Class A Shares and 7,500,000 are Founder Shares held by the Sponsor and independent directors.

The holders of the Founder Shares have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Peridot’s issued and outstanding warrants do not have voting rights at the extraordinary general meeting of shareholders.

Voting Your Shares

Each Peridot Share that you own in your name entitles you to one vote on each of the proposals presented at the extraordinary general meeting of shareholders. Your proxy card shows the number of Peridot Shares that you own. There are several ways to vote your shares:

•

If you are a record holder, you can vote your shares by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Peridot Shares will be voted as recommended by Peridot’s board of directors. With respect to proposals for the extraordinary general meeting of shareholders, that means: “FOR” the Business Combination Proposal, “FOR” the Continuance Proposal, “FOR” the Amalgamation Proposal, “FOR” the Governing Documents Proposals, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal. “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal.

•

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting.

•

You can virtually attend the extraordinary general meeting and vote online even if you have previously voted by submitting a proxy as described above. You will be able to virtually attend, vote your shares and submit questions during the extraordinary general meeting via a live audio webcast by pre-registering at https://www.cstproxy.com/peridotspac/sm2021. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way Peridot can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company contact information is as follows: 917-262-2373, or email proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Peridot Shares, you may contact Peridot’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Toll free: (800) 662-5200

Tel: (203) 658-9400

Email: PDAC.info@investor.morrowsodali.com

Quorum and Vote Required for the Proposals

A quorum of Peridot’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting of shareholders if a majority of the Peridot Shares held by individuals are present in person, virtually or by proxy (or if held by a corporation or other non-natural person, by its duly authorized representative or proxy). Pursuant to the Articles, if a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as Peridot’s board of directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum. As of the record date for the extraordinary general meeting, 18,750,001 Peridot Shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting. Approval of each of the Continuance Proposal, the Amalgamation Proposal and the Governing Documents Proposals requires the affirmative vote of the holders of at least two-thirds of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting.

The Closing of the Business Combination is conditioned on the approval of each of the proposals at the extraordinary general meeting, except for the Adjournment Proposal. In addition, each of the other proposals (other than the Adjournment Proposal), is conditioned on the approval of all other proposals at the extraordinary general meeting, except for the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal at the extraordinary general meeting.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Peridot believes that the Business Combination Proposal, Continuance Proposal, Amalgamation Proposal, Governing Documents Proposals and Share Issuance Proposal will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares on such proposals without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares or warrants is referred to as a “broker non-vote.”

If a shareholder fails to attend virtually or in person at the extraordinary general meeting or fails to submit a valid proxy (or have its broker or other nominee submit one on its behalf), such shares will not be counted for the purposes of establishing a quorum. If a shareholder does not attend the extraordinary general meeting (virtually or in person) or appoint a proxy, such shares will not be counted for the purposes of any vote. Abstentions, shares represented at the extraordinary general meeting online or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the shareholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, neither a shareholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a vote cast at the extraordinary general meeting and thus will have no effect on the outcome of the any of the proposals presented at the extraordinary general meeting.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, Peridot’s proxy solicitor, prior to the date of the extraordinary general meeting or by voting online at the extraordinary general meeting. Attendance at the extraordinary general meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902.

Redemption Rights

If you are a holder of Public Shares, you may redeem, prior to the Continuance, your Public Shares for cash equal to your pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of Peridot’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to Peridot to pay its income taxes and for working capital purposes. The per-share amount Peridot distributed to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Peridot will pay to the underwriters of the IPO if the Business Combination is consummated. Holders of the Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and independent directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after Peridot’s IPO in connection with the completion of Peridot’s initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

For illustrative purposes, based on funds in the trust account of approximately $300 million on December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the trust account, including interest earned on the funds held in the trust account and not previously released to Peridot to pay income taxes (less $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the trust account.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Central time, on                , 2021 (two business days before the extraordinary general meeting), both:

•	Submit a request in writing that Peridot redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Peridot’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

Deliver your share certificates in respect of your Public Shares either physically or electronically through DTC to Peridot’s transfer agent. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Peridot’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Peridot does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

If you do not submit a written request and deliver your share certificates in respect of your Public Shares as described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Peridot’s consent, until the vote is taken with respect to the Business Combination and the other proposals presented at the extraordinary general meeting. If you delivered your share certificates for redemption to Peridot’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Peridot’s transfer agent return the share certificates (physically or electronically). You may make such request by contacting Peridot’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the public shareholders will decrease the amount in the trust account. In no event, however, will Peridot redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Public shareholders may elect to redeem their Public Shares whether or not they vote their shares and, if they do vote their shares, whether they vote for or against the Business Combination Proposal and the other proposals set forth herein. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding Public Shares.

Prior to exercising redemption rights, shareholders should verify the market price of their Class A Shares as they may receive higher proceeds from the sale of their Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Peridot cannot assure you that you will be able to sell your Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and Peridot does not consummate an initial business combination by September 28, 2022, or amend its Articles to extend the date by which Peridot must consummate an initial business combination, it will be required to dissolve and liquidate and Peridot’s warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of Peridot Shares or Peridot’s warrants in connection with the Business Combination. Holders of Public Shares have a redemption right as further described herein under “The Extraordinary General Meeting of Peridot Shareholders – Redemption Rights.”

Solicitation of Proxies

Peridot will pay the cost of soliciting proxies for the extraordinary general meeting. Peridot has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. Peridot has agreed to pay Morrow Sodali LLC a fee of $26,000. Peridot will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Peridot also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Peridot Shares for their expenses in forwarding soliciting materials to beneficial owners of Peridot Shares and in obtaining voting instructions from those owners. Peridot’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION

The Background of the Business Combination

Peridot is a blank check company incorporated on July 31, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, as described in greater detail below, Peridot utilized the global network and investing, industry and sector and transaction experience of Sponsor, Peridot’s management and Peridot’s board of directors. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among Peridot and Li-Cycle and their respective representatives and advisors.

In August 2020, prior to the closing of the IPO, Peridot issued 8,625,000 founder shares to Sponsor in exchange for a capital contribution of $25,000, and Sponsor subsequently transferred 30,000 founder shares to each of Mr. Prochazka, Mr. Sivaram and Mrs. Yearwood. On September 28, 2020, Peridot completed the IPO of 30,000,000 units at a price of $10.00 per unit generating gross proceeds of $300 million before underwriting discounts and expenses. Each unit consisted of one Class A Share and one-half of one Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one Class A Share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of the IPO, Peridot completed the private placement of 8,000,000 Private Placement Warrants to Sponsor at a price of $1.00 per warrant generating gross proceeds of $8,000,000. The Private Placement Warrants are substantially identical to the Public Warrants forming a part of the units sold in the IPO, except that (a) Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of Peridot’s initial business combination and (b) the Private Placement Warrants are not redeemable by Peridot so long as they are held by Sponsor or its permitted transferees, and, once they become exercisable, they may be exercised by Sponsor and its permitted transferees on a cash or cashless basis. Prior to the consummation of the IPO, neither Peridot, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving Peridot. On September 28, 2020, Peridot appointed Mr. Silver as a director. Sponsor subsequently transferred 30,000 founder shares to Mr. Silver on October 6, 2020. On January 20, 2021, Mr. Sivaram resigned as director to serve as an advisor to the administration of United States President Joseph R. Biden, Jr., and in connection with his resignation, Sponsor repurchased Mr. Sivaram’s 30,000 founder shares for approximately $90.00, or $0.003 per share.

Following the completion of the IPO, Peridot’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets, leveraging Sponsor’s experience across the energy, infrastructure and renewables subsectors and its network of investment bankers, private equity firms, consulting firms, legal and accounting firms and numerous other business relationships, as well as the prior experience and network of Peridot’s officers and directors. Specifically, Peridot’s directors and officers targeted potential business combination targets in the clean fuel transportation, electrification and energy efficiency, environmental infrastructure, carbon capture, utilization and storage and the renewables industries, in each case, with a focus on environmentally sound infrastructure, industrial applications and disruptive technologies that eliminate or mitigate greenhouse gas (GHG) emissions and/or enhance resilience to climate change, which Peridot’s directors and officers believed, based on their experience, could satisfy all (or a portion of) the following key criteria for a business combination target: (a) have a competitive advantage in the markets in which they operate and which can benefit from access to additional capital as well as Peridot’s directors’ and officers’ industry relationships and expertise; (b) achieve a reasonably expeditious timeline to both signing and closing based on the target’s preparedness and readiness to engage in a transaction and be a public company, with strong management, corporate governance and reporting policies in place; (c) have a positive environmental and social impact, considering all stakeholders, employees and the community, without sacrificing a financial return for Peridot’s shareholders; (d) be well received by public investors and are expected to have good access to the public capital markets in the future; (e) have significant embedded and/or underexploited growth opportunities, including via third-party acquisitions; (f) exhibit unrecognized value or other characteristics that have been unevaluated by the market based on its analysis and scientific and business due diligence review; and (g) offer attractive risk-adjusted equity returns for Peridot’s shareholders.

During this targeted search, Peridot identified an initial set of more than 100 potential business combination targets to further explore and evaluate and proceeded to conduct varying levels of preliminary due diligence on each, with a preliminary focus on certain targets with whom Peridot’s directors and officers or Sponsor were already familiar through their network and investment activities and that they felt were unique and attractive and could satisfy all (or a portion of) the key criteria for a business combination target, including, in the case of Li-Cycle, among other things, the ability to achieve an expeditious timeline to both signing and closing based on its preparedness and readiness to engage in a business combination and be a public company. Peridot’s preliminary due diligence exercise included evaluations of various aspects of the potential target companies, including their market potential and financial information, in each case based on publicly available information and other market research available to the management team and its advisors. Following this preliminary evaluation of these companies, Peridot determined to focus its resources and efforts in the near-term on five potential targets (including Li-Cycle), which Peridot believed, based on this preliminary evaluation and the experience of its officers and directors, were most suitable for a business combination due to the strength of the following factors relative to the other potential targets: (a) the equity valuation ascribed to the potential target by Peridot’s directors and officers; (b) the future growth prospects of the potential target; (c) the environmental and social impact of the potential target’s business; and (d) its preparedness for a business combination and its readiness to be a public company, as well as the ability to achieve and expeditious timeline to both signing and closing based on these factors. In connection with the evaluation of these targets, representatives of Peridot had discussions regarding potential transactions with members of management and/or the boards of directors of certain of these potential acquisition targets, including discussions regarding business plans and forecasts, market competitive dynamics, strategic opportunities, and public company readiness. Additionally, Peridot engaged or consulted with various third parties to help it assess the relative merits and risks of each potential target and exchanged drafts of letters of intent with several of those targets. Due to either diligence findings and/or valuation considerations, none of these discussions resulted in an executed letter of intent, other than the discussions with Li-Cycle.

Negotiations with Li-Cycle

On December 22, 2020, Alan Levande, the Chief Executive Officer and Chairman of Peridot, and Preston Powell, Peridot Director, had a call with Citigroup Global Markets Inc. (“Citi”), to discuss potential business combination opportunities in general. On December 23, 2020, Mr. Levande and Mr. Powell had another call with Citi specifically to discuss a potential transaction with Li-Cycle, which had recently engaged Citi as its strategic advisor. The respective representatives of the parties participating in the telephonic meeting expressed interest in further exploring a potential business combination and determined that Peridot and Li-Cycle should enter into a mutual confidential disclosure agreement in order to do so and that Peridot should propose key terms for a potential business combination between the parties to be memorialized in a term sheet.

On December 23, 2020, Peridot and Li-Cycle entered into a mutual confidential disclosure agreement pursuant to which each party agreed to exchange confidential information in order to further evaluate, negotiate, pursue and consummate a potential business combination transaction.

On December 24, 2020, Li-Cycle provided Peridot, in conjunction with granting data room access, with a draft non-binding term sheet setting forth the key terms with respect to a potential business combination transaction involving Peridot and Li-Cycle (the “Term Sheet”).

On December 28, 2020, representatives of Peridot, including Mr. Levande, Mr. Powell and Mr. Specks among others, held a video meeting with Mr. Kochhar and Mr. Johnston of Li-Cycle. At the meeting, the participants discussed Li-Cycle’s business and strategic prospects, as well as how a potential business combination involving Peridot and Li-Cycle would be potentially structured and the potential benefits of a business combination involving Peridot and Li-Cycle. The respective representatives of the parties participating in the meeting expressed interest in further exploring a potential business combination and determined that Peridot and Li-Cycle should continue to explore a potential business combination between the parties. Representatives of Peridot continued their diligence throughout the week of December 28, 2020.

On December 31, 2020, Peridot reached out to Kirkland & Ellis LLP (“K&E”) to inform them of the ongoing initial due diligence it was conducting on Li-Cycle and its intent to submit comments to the Term Sheet the following week based on the information received from Li-Cycle to date. Peridot determined that the consideration received by Li-Cycle’s equityholders would primarily (if not exclusively) consist of shares of Peridot.

Between January 1, 2021 and January 7, 2021, Peridot, on the one hand, and Li-Cycle, on the other hand, exchanged multiple revised drafts of the Term Sheet, the details of which are more fully described below, and had telephone conversations concerning the key terms with respect to a potential business combination that are more fully described below. During the negotiation period of the Term Sheet, Peridot and its representatives and advisors continued to conduct preliminary business and financial due diligence with respect to Li-Cycle and its business (including its technology, supply relationships and growth plans) and researched Li-Cycles’ markets and outlook in connection with exploring a potential business combination.

The initial draft of the Term Sheet provided by Li-Cycle to Peridot proposed the following key terms with respect to a potential business combination: (a) the consideration to Li-Cycle Holders would consist entirely of shares of the post-closing publicly traded company, and would not be subject to any adjustments for indebtedness or working capital; (b) Sponsor would agree to (1) forfeit an undefined number of its shares in Peridot if Peridot’s unpaid liabilities prior to closing exceed an undefined amount and/or if the aggregate transaction proceeds are less than an undefined amount and (2) restructure an undefined number of its shares in Peridot into a reverse earnout; (c) both Sponsor and significant Li-Cycle Holders would be subject to undefined post-closing lock-ups; (d) the parties would further discuss and mutually agree to a post-closing management equity compensation plan and an employee share purchase plan, including the size and terms of the plan and such plans would contain to be determined evergreen provisions; (e) the initial size of the Amalco Board would be mutually agreed upon by Peridot and Li-Cycle and the Amalco Board would be divided into three classes of directors with “staggered” terms, with Sponsor having the right to designate one individual to serve on the Amalco Board; (f) representations, warranties and pre-closing covenants not surviving the closing of the proposed transaction; and (g) the transaction being subject to customary closing conditions.

On January 3, 2021, Peridot provided Li-Cycle with a revised, preliminary draft of the Term Sheet, subject to continued diligence, that proposed the following material revisions: (a) an implied Li-Cycle equity value of $1.4 billion, in line with initial feedback from Li-Cycle and its advisors for this stage of the process and based on Peridot’s initial review; (b) the contemplation of a $150 million PIPE Financing; (c) a 180-day month lock-up period applicable to the Amalco Shares issued to existing significant Li-Cycle Holders in connection with the Amalgamation and Sponsor being subject to the same lock-up restrictions as provided in Peridot’s Form S-1; (d) Sponsor having the right to designate two individuals to serve on the Amalco Board, with each such appointee being entitled to remain a member of the Amalco Board for a minimum of 18 months after closing; (e) removal of Sponsor’s obligation to forfeit shares or make a cash payment to cover any unpaid or contingent liabilities of Peridot; (f) removal of the conversion of any of Sponsor’s shares in Peridot into a reverse earnout; (g) deletion of the “evergreen” provisions in the management equity compensation plan and the employee share purchase plan; (h) proposing a 30 day exclusivity period that would automatically extend another 15 days if no party elected to terminate earlier; (i) providing that the closing condition requiring Peridot to have met the NYSE listing standards to be a mutual closing condition; and (j) providing for a minimum cash condition of no less than $300 million and the option for Peridot to cure any shortfall through the cancellation by Sponsor of a number of Peridot Shares held by Sponsor.

On January 4, 2021, Li-Cycle provided Peridot with a revised draft of the Term Sheet that proposed the following material revisions: (a) the Li-Cycle options would be assumed by Amalco and the options and equity incentive plan would not be deducted from the equity value; (b) the re-insertion of Sponsor’s obligation to forfeit shares or make a cash payment to cover any unpaid or contingent liabilities of Peridot; (c) the distribution by Amalco to Li-Cycle Holders and Sponsor of 20% and 5% of the cash proceeds received by Amalco from the exercise of Sponsor warrants, respectively; (d) the restructuring of a number of the Peridot Shares held by

Sponsor into a reverse earn-out; (e) an earn-out to Li-Cycle’s shareholders of additional consideration comprised of a number of Amalco Shares equal to 15% of the Amalco Shares outstanding immediately after closing if (i) Amalco Shares trade at $15.00 or higher for 20 of 30 trading days, or (ii) upon a change of control in which Amalco shareholders receive consideration of $15.00 or greater for their Amalco Shares, in each case during the ten-year period following closing, with standard anti-dilution protections; (f) Sponsor’s participation for an undefined amount in the PIPE Financing; (g) Peridot’s acknowledgement that it anticipates obtaining non-redemption agreements with respect to a to-be determined amount of Peridot Shares in connection with the transaction; (h) a carve-out to the 180-day lock-up provision releasing a portion of the shares of the significant Li-Cycle Holders if the Amalco Shares trade above certain values for a certain amount of time; (i) the post-closing management equity compensation plan would include an unallocated reserve which, when considered in combination with rolled over and converted Li-Cycle options would total an aggregate of 7-10% of Amalco’s fully diluted capitalization and no less than a 5% “evergreen” provision, subject to upward adjustment based on the achievement of certain performance goals; (j) over and above such equity incentive plan, certain members of Li-Cycle’s management team would be granted bonus awards at closing (to be allocated by Li-Cycle’s board of directors) representing an additional 0.5% of Amalco’s fully diluted capitalization, one-third of which would vest on the one-year anniversary of the closing and the remainder of which would vest ratably over the following two years; and (k) providing that Sponsor would be entitled to retain its board of director appointment right so long as it holds a to-be-determined percentage of the outstanding Peridot common shares.

Later on January 4, 2021, Peridot provided Li-Cycle with a revised draft of the Term Sheet that proposed the following material revisions: (a) deleting the provision under which Sponsor would either forfeit Peridot Shares or pay Amalco in respect of unpaid or contingent liabilities greater than a to-be-determined threshold; (b) deleting the provision under which a portion of the cash proceeds received by Amalco from the exercise of Sponsor warrants be distributed to Li-Cycle Holders and Sponsor; (c) deleting the provisions requiring Sponsor to convert a portion of its shares into a reverse earnout and for Amalco to grant Li-Cycle Holders an earn-out; (d) deleting the provision requiring the Sponsor to fund a to-be-determined amount of the PIPE Financing; (e) revising such that Peridot would use its reasonably best efforts to discuss non-redemption agreements with certain of its public shareholders; (f) deleting the carve-out to the 180-day lock-up provision; (g) deleting the provision requiring the post-closing equity compensation plan to include no less than a 5% “evergreen” provision; (h) as part of such equity incentive plan (rather than over and above), certain members of Li-Cycle’s management would be granted restricted share units awards (rather than bonus awards) at closing (to be allocated by the Amalco Board (rather than Li-Cycle’s board of directors)); and (i) revising such that Sponsor would retain the ability to nominate (x) two directors for so long at it holds at least 50% of the outstanding Peridot common shares that it held at closing and (y) one director for so long as it holds at least 25% of the outstanding Peridot common shares that it held at closing.

On January 5, 2021, certain members of the Peridot team, including Mr. Levande, Mr. Ackerman, Mr. Powell and Mr. Specks, made a presentation to the Li-Cycle board, where the parties discussed, among other things, Peridot’s value proposition, the strategic benefits of the proposed business combination, Peridot’s plan with respect to marketing and its perspectives on the Li-Cycle business.

Following additional due diligence and continued discussions between representatives of Li-Cycle and Peridot, on January 6, 2021, Peridot provided a further updated draft of the Term Sheet to Li-Cycle that proposed the following material revisions: (a) an implied Li-Cycle equity value of $975 million; (b) Sponsor’s participation of at least $15 million in the PIPE Financing, which amount may be increased up to $25 million in Sponsor’s sole discretion and (c) the post-closing management equity compensation plan would include an unallocated reserve which, when considered in combination with rolled over and converted Li-Cycle options, would total an aggregate of 8-12% of Amalco’s fully diluted capitalization. The implied equity value included in the Term Sheet represented a revision of Peridot’s initial preliminary indication and was determined by Peridot after evaluating (in collaboration with its financial advisors) Li-Cycle’s historical financials, projections for 2021 through 2025 and the assumptions underlying such projections, market opportunity and development plans. For more information regarding the projections for 2021 through 2025, please see the section entitled “Certain

Projected Financial Information.” Additionally, Peridot considered Li-Cycle’s business and financial metrics, including firm value-to-EBITDA relative to those of public company peers operating in a wide range of similar industries, including electrification manufacturers (ChargePoint, EOS Energy Storage and Romeo Power); disruptive battery electric vehicle makers (Canoo, Fisker, Hyliion, Lordstown, Nio and Tesla); battery manufacturers (BYD, CATL, LG Chem and Panasonic); waste management recycling providers (Casella, GFL Environmental, Gem Co, SteriCycle, Umicore and Waste Connections); and lithium producers (Albemarle and Livent). Based on Peridot’s analysis and after discussions with Li-Cycle’s management, the parties determined that the $975 million implied equity value would provide a discount to trading comparables and ensure an attractive entry point for new investors.

On January 6, 2021 Li-Cycle provided Peridot with a revised draft of the Term Sheet that proposed the following material revisions: (a) the post-closing management equity compensation plan would include an unallocated reserve which, when considered in combination with rolled over and converted Li-Cycle options, would total an aggregate of 7-10% of Amalco’s fully diluted capitalization and no less than a 5% “evergreen” provision, subject to upward adjustment based on the achievement of certain performance goals and (b) as part of the equity compensation plan, certain members of Li-Cycle’s management would be granted equity awards (rather than restricted share units awards) at closing.

On January 7, 2021, Peridot provided Li-Cycle with a final, revised draft of the Term Sheet that accepted the revisions proposed by Li-Cycle in the January 6, 2021 draft and added an illustrative pro forma ownership capitalization table. On the same day, following the receipt of the final draft Term Sheet, Mr. Levande executed the Term Sheet on behalf of Peridot and Mr. Kochhar subsequently executed the Term Sheet on behalf of Li-Cycle, and at this time the parties became subject to the binding exclusivity period provided for therein that ended on 5:00 p.m. Eastern Time on February 6, 2021 (30 days after the execution of the Term Sheet), with an automatic 15 -day extension to occur thereafter, unless either party gave written notice to the other party of termination thereof prior to February 6, 2021.

On January 8, 2021, Li-Cycle provided Peridot and its advisors with access to an online data room for purposes of conducting further business, operational, financial, legal, tax, intellectual property, insurance, key partnership arrangements and other due diligence with respect to Li-Cycle. Between January 8, 2021 and February 15, 2021, representatives of Peridot, including its directors and officers and third-party advisors, and Sponsor, conducted further business, financial, technical, commercial and other due diligence with respect to Li-Cycle and, over the same period of time, Peridot’s legal and tax advisors conducted due diligence with respect to Li-Cycle. Before reaching the determination that it was in the best interests of Peridot and its shareholders to approve the proposed transaction, Peridot’s board of directors was provided with summaries of the due diligence process and key due diligence findings of Peridot’s officers and advisors. The due diligence process included the following:

•	a comprehensive review of the materials provided in the online data room;

•	requests for follow-up data and information from Li-Cycle, including Li-Cycle management responses to due diligence questions;

•	meetings and calls with Li-Cycle’s management team regarding Li-Cycle’s business operations, projections and technical diligence matters, as well as tax and certain legal matters;

•	review of publicly available key data;

•	more than 50 calls or meetings with financial, legal, accounting, tax, environmental, engineering, and technical advisors;

•	due diligence calls and discussions with Li-Cycle customers; and

•

a summary by Peridot management to Peridot’s board of directors with respect to their key findings with respect to business, commercial, operational and financial due diligence, which report also included a high-level summary of the tax and legal due diligence findings by Peridot’s various tax and legal advisors engaged in connection with the transaction.

On January 8, 2021, representatives of Peridot, including Mr. Gilbert and Mr. Powell, and representatives of Li-Cycle, including Mr. Kochhar, and advisors of each of Peridot and Li-Cycle (including Freshfields Bruckhaus Deringer US LLP (“Freshfields”), as U.S. counsel to Li-Cycle, McCarthy Tetrault LLP (“McCarthy”), as Canadian counsel to Li-Cycle, Citi, Barclays Capital Inc. (“Barclays”), UBS Securities LLC (“UBS,” and together with Barclays and Citi, the “Placement Agents”) as the private placement agents to Peridot)) conducted a meeting telephonically on which the parties and their representatives and advisors discussed the timeline and steps to signing a definitive written agreement providing for a potential business combination, and discussed and tentatively agreed to a work plan contemplating the signing of a definitive written agreement providing for the potential business combination on or around February 22, 2020. Between the date of the initial telephonic meeting on January 8, 2021 and February 15, 2021, representatives of Peridot, including Mr. Levande, Mr. Specks, Mr. Gilbert and Mr. Powell, and representatives of Li-Cycle, including Mr. Kochhar, and advisors of each of Peridot and Li-Cycle (including advisors not included on the January 8, 2021 call) participated in various conferences calls to further refine the transaction timeline and steps and related work plan and a smaller subset of representatives and advisors of Peridot and Li-Cycle conducted weekly conference calls to discuss progress on, and provide updates with respect to, key work streams and other aspects of the potential business combination.

On January 13, 2021, Peridot held a regularly scheduled board of directors meeting where, among other things, Peridot’s board of directors discussed the Li-Cycle investor presentation, due diligence progress and expected timing of the transaction.

Between January 14, 2021 and February 15, 2021, representatives of Peridot, representatives of Li-Cycle and advisors of each of Peridot and Li-Cycle exchanged numerous revised drafts of, and held various calls and meetings to discuss, the investor management presentation to be provided to potential investors in the PIPE Financing, including the projections to be included therein, research analyst coverage and outstanding information requests related thereto.

On January 23, 2021, K&E and Stikeman Elliot LLP (“Stikeman”), Canadian counsel to Peridot, provided the initial draft of the Business Combination Agreement to McCarthy and Freshfields. Between January 23, 2021 and February 15, 2021, K&E and Stikeman, on the one hand, and McCarthy and Freshfields, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement and the related ancillary documents, the details of which as finally negotiated are more fully described below, and had telephone conversations and negotiations concerning these documents and agreements, which included, in certain instances, representatives of Peridot and Li-Cycle.

On January 25, 2021, a telephonic meeting of Peridot’s board of directors was held with Peridot’s management, representatives of K&E, Stikeman, and Peridot’s counsel with respect to matters of Cayman Islands law, and Peridot’s management in attendance. At the meeting, Peridot’s board of directors was provided with an overview of the process and negotiations with Li-Cycle, including the high level commercial and other due diligence findings to date. Representatives from counsel to Peridot with respect to matters of Cayman Islands law provided an overview of Peridot’s board of directors’ fiduciary duties and representatives from K&E and Stikeman answered questions regarding the documentation process and what the approximate timeline to signing and closing would be.

On January 30, 2021, a Zoom meeting of Peridot’s board of directors was held with representatives of Carnelian, representatives of Li-Cycle, including Mr. Kochhar and Mr. Johnston and certain members of Peridot’s management, including Mr. Specks and Mr. Gilbert, in attendance. At the meeting, Peridot’s board of directors was provided with a copy of the investor management presentation to be provided to potential investors in the PIPE Financing and Mr. Kochhar and Mr. Johnston answered questions from Peridot’s board of directors regarding such presentation. In addition, the parties and their representatives discussed Li-Cycle’s history and future plans, technology and intellectual property, equipment and commercial relationships.

On January 31, 2021, McCarthy and Freshfields provided K&E and Stikeman with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions: (a) inserted (1) a right for Li-Cycle to disclose the receipt of a Company Acquisition Proposal and change its recommendation to its shareholders if required by law, (2) a requirement that Peridot call its shareholder meeting and put the Transactions to a vote even if Peridot’s board of directors had changed its recommendation to its shareholders and (3) a right for Li-Cycle to terminate the Business Combination Agreement if Peridot’s board of directors changed its recommendation; (b) revised the threshold for alternative proposals made to Li-Cycle that would require notice be provided to Peridot for equity investments or acquisitions that result in acquisition of 35% of the voting power of Li-Cycle Shares; (c) proposed to make the interim operating covenants mutual such that Peridot would be required to seek Li-Cycle’s consent prior to taking certain actions before closing; and (d) inserted a requirement that Peridot use reasonable best efforts to procure additional investors to fund the PIPE Financing if the PIPE Financing was expected to fall below an undefined amount prior to Closing.

On February 3, 2021, K&E and Stikeman provided Freshfields and McCarthy with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions: (a) deleted the requirement that any Peridot shareholders enter into non-redemption agreements; (b) removed the right for Li-Cycle to disclose the receipt of a Company Acquisition Proposal or change its recommendation if required by law; (c) removed the requirement that Peridot convene a shareholder meeting to vote on the Transactions even if Peridot’s board of directors had changed its recommendation; and (d) proposed to delete the requirement that Peridot use its reasonable best efforts to procure replacement investors in the PIPE Financing and lowered such standard to “commercially reasonable efforts.”

On February 6, 2021, McCarthy and Freshfields provided K&E and Stikeman with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions: (a) re-inserted a right for Li-Cycle to disclose the receipt of a Company Acquisition Proposal and change its recommendation to its shareholders if required by law; (b) deleted language that allowed Peridot to terminate the Business Combination Agreement if Peridot’s board of directors changed its recommendation; and (c) re-inserted a requirement that Peridot call its shareholder meeting and put the Transactions to a vote even if Peridot had changed its recommendation.

Between February 7, 2021 and February 15, 2021, K&E and Stikeman, on the one hand, and Freshfields and McCarthy, on the other hand, held numerous conference calls to discuss and negotiate the outstanding issues and other matters in the Business Combination Agreement, which included a conference call on February 7, 2021 between K&E and Stikeman, on the one hand, and Freshfields and McCarthy, on the other hand. During this same time period, K&E and Stikeman, on the one hand, and Freshfields and McCarthy, on the other hand, exchanged revised drafts of the Business Combination Agreement and the parties came to agreement on the outstanding issues and other matters in the Business Combination Agreement.

Beginning February 1, 2021, representatives of the Placement Agents held conversations with potential investors with respect to the PIPE Financing. Peridot and Li-Cycle came to agreement on the proposed size and terms of the PIPE Financing and K&E and Freshfields exchanged drafts of the form of Subscription Agreement to be used in the PIPE Financing. On January 28, 2021 a draft of the form of Subscription Agreement was distributed to potential Other PIPE Investors with respect to the PIPE Financing. Between January 28, 2021 and February 15, 2021, K&E and Freshfields collectively negotiated the terms and exchanged drafts of the Subscription Agreements with the potential Other PIPE Investors and their respective representatives and advisors, including with respect to the funding mechanics, representations and warranties, registration rights and indemnification provisions set forth therein, and responded to follow-up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the Business Combination. During this time, the potential Other PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts. On February 12, 2021, a final version of the Subscription Agreement was distributed to the potential Other PIPE Investors, which reflected the outcome of negotiations between Peridot, Li-Cycle and the potential

Other PIPE Investors and their respective representatives and advisors. On February 12, 2021, the potential Other PIPE Investors that had chosen to participate in the PIPE Financing indicated their final subscription amounts and delivered executed Subscription Agreements to K&E.

Between January 29, 2021 and February 15, 2021, K&E, Stikeman, Freshfields and McCarthy drafted and negotiated the disclosure schedules to the Business Combination Agreement and drafted and negotiated certain other ancillary documents, including the Sponsor Letter Agreement, Investor and Registration Rights Agreement and the Transaction Support Agreements. On February 15, 2021, final versions of such ancillary documents were distributed to the Peridot, Sponsor, Li-Cycle and the other parties thereto which reflected the outcome of the negotiations between the parties and their respective representatives and advisors and the parties to such ancillary documents to be delivered at signing delivered executed versions.

On February 15, 2021, a telephonic meeting of Peridot’s board of directors was held with representatives of K&E, Stikeman and counsel to Peridot with respect to matters of Cayman Islands law, and Peridot’s management in attendance. Prior to the meeting, Peridot’s board of directors was provided with a copy of the Business Combination Agreement and the related ancillary documents and, at the meeting Peridot’s board of directors was provided with an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the key terms of the related ancillary documents and the due diligence process and findings with respect to Li-Cycle. Following a discussion among those present, Peridot’s board of directors then unanimously adopted and approved, among others, resolutions (a) determining that it is in the best interests of Peridot and its shareholders to adopt and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto (including the Continuance, the Amalgamation and the PIPE Financing); (b) adopting and approving the Business Combination Agreement and ancillary documents thereto and approving Peridot’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the Continuance, the Amalgamation and the PIPE Financing (part of which would be issued to an affiliate of Sponsor); (c) recommending that the Peridot shareholders vote in favor of the Business Combination Proposal, the Continuance Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal; and (d) adopting and approving, conditioned upon the Closing and the receipt of the required Peridot shareholders vote in favor of the Incentive Plan Proposal and the ESPP Proposal, as applicable, the Incentive Plan and the employee share purchase plan and that the applicable number of shares of New Li-Cycle Common Stock as set forth in the Business Combination Agreement be reserved for issuance under each of the Incentive Plan and the employee share purchase plan. Peridot’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that Peridot’s directors and officers and the other representatives of Peridot had substantial experience in evaluating the operating and financial merits of companies similar to Li-Cycle and reviewed certain financial information of Li-Cycle, and concluded that the experience and background of Peridot’s directors and officers members, the members of Peridot’s board of directors and the other representatives of Peridot enabled Peridot’s board of directors to make the necessary analyses and determinations regarding the Business Combination.

On February 15, 2021, the parties entered into the Business Combination Agreement and the related ancillary documents and the PIPE investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 31.5 million Amalco Shares at $10.00 per share.

On February 16, 2021, Peridot and Li-Cycle issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and Peridot filed a Current Report on Form 8-K, which filed as an exhibit (a) the Business Combination Agreement, (b) an investor presentation providing information on Li-Cycle and a summary of certain key terms of the Business Combination, (c) the Sponsor Letter Agreement, (d) the form of Subscription Agreement, (e) the form of Transaction Support Agreement and (f) the joint press release, dated February 16, 2021.

Peridot’s Board of Directors Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, Peridot’s board of directors, in evaluating the business combination, consulted with Peridot’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, Peridot’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the business combination, Peridot’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Peridot’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Peridot’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the business combination, Peridot’s board of directors determined not to obtain a fairness opinion. The officers and directors of Peridot have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of its financial advisors, enabled such officers and directors of Peridot to make the necessary analyses and determinations regarding the business combination.

Peridot’s board of directors considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Market Leading Position. Peridot’s management and Peridot’s board of directors considered Li-Cycle’s leading position in the lithium battery recovery market, including as the leading lithium-ion battery recycler in North America.

•

Large and Growing Market. Peridot’s management and Peridot’s board of directors considered the fact that Li-Cycle has large addressable market with a growth in demand for Li-Cycle’s services projected at a global CAGR of 18% from 2021 to 2025.

•

Strong Partnerships. Peridot’s management and Peridot’s board of directors considered Li-Cycle’s strong commercial partnerships with key suppliers, including 14 of the largest global automotive and battery manufacturers, which it believes, combined with its total 50+ existing commercial contracts, will contribute to Li-Cycle’s rapidly growing blue chip customer base. Li-Cycle’s marketing, logistics and working capital agreement with Traxys (which is also an investor in the PIPE Financing) represents an attractive partnership with the largest independent global marketer of cobalt.

•

Positioned for Success in Addressing Global Climate Issues. Peridot’s management and Peridot’s board of directors considered Li-Cycle’s leading position to achieve success during the ongoing massive global shift toward electrification, increasingly stringent environmental regulations and rising clean energy infrastructure spending, and how these trends are accelerating the demand for Li-Cycle’s business, including the provision of lithium-ion battery materials and recycling solutions. In addition, Li-Cycle’s patented technology enables a shift away from legacy thermal recycling technologies, which can emit harmful emissions and result in lower recovery rates.

•

Experienced and Proven Management Team. Peridot’s management and Peridot’s board of directors believe that Li-Cycle has an exceptionally strong management team, with extensive industry experience and proven track record, which is expected to remain with the combined company to seek to execute Li-Cycle’s strategic and growth goals.

•

Availability of PIPE Financing. Peridot’s board of directors considered the success, oversubscription, and upsizing (from $225 million to $315 million) of the PIPE Financing, and the strength of the investor base that has committed to fund the PIPE Financing.

•

Other Alternatives. Peridot’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Peridot, that the proposed combination represents the best available business combination for Peridot and the most attractive opportunity for Peridot based upon the process utilized to evaluate and assess other potential combination targets, and Peridot’s board of directors’ belief that such process has not presented a better alternative.

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Peridot and Li-Cycle.

Peridot’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

•

Redemption Risk. The potential that a significant number of Peridot’s public shareholders elect to redeem their shares prior to the consummation of the business combination and pursuant to Peridot’s Charter, which would potentially make the combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined company following the Closing.

•	Shareholder Vote. The risk that Peridot’s shareholders may fail to provide the votes necessary to effect the business combination.

•	Closing Conditions. The fact that the completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within Peridot’s control.

•

Litigation. The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination.

•	Benefits May Not Be Achieved. The risks that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Limitations of Review. Peridot’s board of directors considered that, although Peridot engaged certain financial advisors and the Placement Agents to assist with evaluating the transaction and the PIPE Financing, they were not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the Li-Cycle Holders is fair to Peridot or its shareholders from a financial point of view. Accordingly, Peridot’s board of directors considered that Peridot may not have properly valued Li-Cycle.

•	Peridot Shareholders Receiving a Minority Position. The fact that Peridot shareholders will hold a minority position in the combined company.

•	Other Risks Factors. Various other risk factors associated with the business combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

In addition to considering the factors described above, Peridot’s board of directors also considered that certain of the officers and directors of Peridot may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Peridot’s shareholders. Peridot’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of Peridot’s board of directors, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

Peridot’s board of directors concluded that the potential benefits that it expected Peridot and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Peridot’s board of directors determined that the Business Combination Agreement, the Business Combination was advisable, fair to, and in the best interests of, Peridot and its shareholders.

Li-Cycle’s Board of Directors Reasons for its Recommendation of the Business Combination

In forming its recommendation that Li-Cycle shareholders vote for the Arrangement Resolution, Li-Cycle’s board of directors carefully considered a number of factors, including those listed below, and based its recommendation upon the totality of the information presented to and considered by it in light of its knowledge of the business, affairs, operations, assets, liabilities, financial condition and results of operations of Li-Cycle and its subsidiaries taken as a whole and after consultation with its management, financial, legal, accounting and tax advisors.

This explanation of Li-Cycle’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Li-Cycle’s board of directors considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Value and Liquidity. Over the course of Li-Cycle’s negotiations with representatives of Peridot, Li-Cycle continued to evaluate and engage in discussions with representatives of other SPACs regarding a potential business combination. With the advice of Citi, McCarthy and Freshfields, respectively, Li-Cycle considered non-binding business combination proposals from several of those SPACs. None of these proposals represented, in the determination of the Board in consideration of multiple factors, a more attractive offer. Assuming the Amalco Shares are listed on the NYSE at Closing and subject to applicable securities laws, including, in the case of Li-Cycle shareholders subject to Canadian securities laws, Amalco becoming a reporting issuer in Canada, the Business Combination is expected to provide a liquid market for the Amalco Shares to be received by Li-Cycle Shareholders under the Arrangement.

•

Certainty of Funding for the Company’s Growth Plans. Under the terms of the Business Combination, Li-Cycle is expected to receive approximately $615 million in gross transaction proceeds, including $315 million pursuant to the PIPE Financing and assuming none of Peridot’s public shareholders exercise redemption rights. The net proceeds raised in connection with the Business Combination are expected to enable the Combined Company to fully fund Li-Cycle’s planned global expansion.

•

Continued Equity Interest in the Company’s Business. Upon Closing of the transaction, Li-Cycle Shareholders will become shareholders of Amalco, collectively holding approximately 58.7% of the outstanding Amalco Shares, the existing Peridot Shareholders will own approximately 18.0% of the outstanding Amalco Shares, the PIPE Investors (excluding the affiliate of the Peridot’s Sponsor) will own approximately 17.4% of the outstanding Amalco Shares and the Sponsor and its affiliates will own approximately 5.9% of the outstanding Amalco Shares. If any of Peridot’s public shareholders exercise redemption rights, or the Sponsor forfeits all or a portion of its Founder Shares, the number of Amalco Shares to be issued by Amalco and the ownership percentages set forth above will be different.

•

Board Oversight. The Board assessed reasonably available alternatives to funding the Company’s strategic plan, including its global growth plans, and concluded that entering into the Business Combination Agreement with Peridot and completing the PIPE Financing was the most favorable alternative to the Company and in the long-term best interests of the Company and its stakeholders. In connection with its assessment, the Board received extensive financial, legal and other advice.

•

Advice. The officers and directors made analyses and determinations regarding the business combination based on its own experience and the advice obtained by its financial, accounting, legal and tax advisors.

•

Limited Conditions to Closing. Each of the Company’s and Peridot’s obligations to complete the Business Combination is subject to a limited number of conditions that the Board believes are reasonable in the circumstances.

•	Arm’s Length Negotiations. The Business Combination is the result of robust, arm’s-length negotiations between the Company, Peridot and their respective advisors.

•

Transaction Support Agreements. Holders of approximately 80% of the outstanding Li-Cycle Shares have entered into Transaction Support Agreements with Peridot pursuant to which each has agreed to, among other things, vote their Li-Cycle Shares in favor of the Arrangement Resolution.

•

Procedural Safeguards. For the Business Combination, including the Arrangement, to proceed: (i) the Arrangement Resolution must be approved by at least two-thirds of the votes cast at the Meeting by Li-Cycle Shareholders; and (ii) the Arrangement must be approved by the Court, which will consider, among other things, the fairness of the Arrangement.

Li-Cycle’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on Amalco’s revenues.

•	Counterparty Risks: The fact that the Business Combination is with a “blank check” corporation organized to effect a business combination with one or more businesses.

•

Closing Risks: The risk that the Business Combination may not be completed in a timely manner, or at all, and the risks and costs to Li-Cycle if the Business Combination is not consummated, including the diversion of management and employee attention, the potential effect on business and customer relationships, and the transaction costs including legal, financial advisory and accounting fees incurred in connection with the business combination.

•	Closing Conditions. The fact that the Closing is conditioned on the satisfaction of certain closing conditions that are not within Li-Cycle’s control;

•

Redemption Risk. The potential that a significant number of Peridot stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Peridot’s existing charter, which would potentially make the combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined business following the Closing;

•	Stockholder Vote and Written Consent. The risk that Peridot’s or Li-Cycle’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•	Dilution of Li-Cycle Shareholders. Li-Cycle shareholders will experience immediate dilution as a result of the Business Combination.

•	Other Risks Factors. Various other risk factors associated with the Business Combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

The foregoing summary of the information and factors considered by the Li-Cycle board of directors is not intended to be exhaustive, but includes a summary of the material information and factors considered in the consideration of the Arrangement. In view of the variety of factors and the amount of information considered in connection with the consideration of the Arrangement, the Li-Cycle board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching its conclusions and recommendation.

Interests of Peridot’s Directors and Officers in the Business Combination

When you consider the recommendation of Peridot’s board of directors in favor of approval of the Business Combination Proposal, the Continuance Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Share Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal, you should keep in mind that certain of Peridot’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of Peridot’s directors of an aggregate of 7,500,000 Founder Shares, which shares would become worthless if Peridot does not complete a business combination within the applicable time period, as the Sponsor and independent directors have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $75.2 million based on the closing price of Class A Shares of $10.03 on the NYSE on May 27, 2021, the record date for the extraordinary general meeting of the shareholders;

•	that the Sponsor will hold Amalco Warrants following the Business Combination;

•	the Sponsor and Peridot’s directors and officers are expected to hold an aggregate of approximately 6.0% of the outstanding Amalco Shares upon the consummation of the Business Combination;

•

Peridot’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Peridot’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated;

•

the continuation of certain of Peridot’s directors as directors of Amalco; and the continued indemnification of current directors and officers of Peridot and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Interests of Li-Cycle’s Directors and Officers in The Business Combination

Certain of Li-Cycle’s directors and executive officers are expected to become directors or executive officers of Amalco upon the closing of the Business Combination. Specifically, the following individuals who are currently directors or executive officers of Li-Cycle are expected to become directors or executive officers of Amalco upon the closing of the Business Combination, as indicated below.

Directors and Executive Officers	Current Position	Expected Position with Amalco
Ajay Kochhar	Director and President and Chief Executive Officer	Director and President and Chief Executive Officer

Tim Johnston	Executive Chairman	Executive Chairman

Mark Wellings	Director	Director

Rick Findlay	Director	Director

Anthony Tse	Director	Director

Bruce MacInnis	Chief Financial Officer	Chief Financial Officer

Kunal Phalpher	Chief Commercial Officer	Chief Commercial Officer

Chris Biederman	Chief Technology Officer	Chief Technology Officer

Carl DeLuca	General Counsel and Corporate Secretary	General Counsel and Corporate Secretary

Information regarding the expected compensation of executive officers and directors of Amalco following the closing of the Business Combination is set out under the section entitled “Executive and Director Compensation.”

Certain of Li-Cycle’s directors and executive officers hold vested and unvested Li-Cycle options and RSUs. For information regarding the treatment of Li-Cycle options and RSUs in the Business Combination, please see the section entitled “Business Combination Agreement—Consideration to Li-Cycle Equityholders in the Business Combination.” The ownership of such Li-Cycle options and RSUs by its directors and executive officers is set forth in the table below.

Director/Executive Officer	RSUs (all vested)	Unvested Options	Vested Options

Ajay Kochhar	2,295	3,666	3,834

Tim Johnston	2,295	4,666	14,334

Mark Wellings	366	1,453	727

Rick Findlay	366	3,666	13,834

Anthony Tse	366	2,000	1,000

Bruce MacInnis	1,212	2,333	1,167

Kunal Phalpher	1,512	3,666	13,834

Chris Biederman	319	2,500	—

Carl DeLuca	—	—	—

Following the closing of the Business Combination, the current executive officers of Li-Cycle will have beneficial ownership of Amalco Shares as reflected in the table set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Potential Actions to Secure Requisite Shareholder Approvals

In connection with the shareholder vote to approve the Business Combination, the Sponsor and Peridot’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase Class A Shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per-share pro rata portion of the trust account. None of the Sponsor or Peridot’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such shareholder, although still the record holder of the Class A Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Peridot’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of such share purchases would be to increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy the closing condition in the Business Combination Agreement that Peridot has, in the aggregate, cash (held both in and outside of the trust account) that is equal to or greater than $300 million (after deducting any amounts paid to Peridot’s public shareholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred by Peridot).

Regulatory Approvals Required for the Business Combination

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations issued by the Federal Trade Commission (the “FTC”), certain transactions, including the Business Combination, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice (the “DOJ”) and the applicable waiting periods have expired or been terminated. The completion of the Business Combination is conditioned upon the expiration or early termination of the HSR Act waiting period. On March 1, 2021, Amalco filed a notification and report form under the HSR Act with the DOJ and the FTC, including a request for early termination of the waiting period.

Listing of Amalco Shares

Approval of the listing on the NYSE of the Amalco Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse acquisition in accordance with IFRS. Under this method of accounting, Amalco (continuing entity after the amalgamation between Li-Cycle Holdings Corp. and Peridot) will be treated as the “acquired” company for accounting purposes. Since Amalco does not meet the definition of a business under IFRS, net assets of Amalco will be stated at historical cost, with no goodwill or other intangible assets recorded.

Li-Cycle Corp. has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of Amalco accompanied by a recapitalization:

•

Li-Cycle’s existing shareholders will have the greatest voting interest in the combined entity relative to other shareholders under both the no redemption scenario and maximum redemption scenario (with an approximately 59% voting interest and 69% voting interest in such scenarios, respectively);

•	The largest individual minority shareholder of the combined entity is an existing shareholder of Li-Cycle;

•	Amalco’s senior management will be the senior management of Li-Cycle;

•	Li-Cycle is the larger entity based on historical total assets and revenues; and

•	Li-Cycle’s operations will comprise the ongoing operations of Amalco.

Certain Projected Financial Information

Li-Cycle provided Peridot with its internally prepared financial projections for each of the years in the 5-year projection period ending December 31, 2025. Li-Cycle and Peridot do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. The financial projections were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the AICPA regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections were requested by, and disclosed to, Peridot for use as a component in its overall evaluation of Li-Cycle, and are included in this proxy statement because they were provided to Peridot’s board of directors for its evaluation of the Business Combination.

The inclusion of financial projections in this proxy statement should not be regarded as an indication that Peridot, its board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the financial projections in making a decision regarding the transaction, as the financial projections may be materially different than actual results. Amalco will not refer back to the financial projections in its future periodic reports filed under the Exchange Act, but will provide an update if it determines that the previously disclosed projections no longer have a reasonable basis.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Li-Cycle’s business, all of which are difficult to predict and many of which are beyond Li-Cycle’s and Peridot’s control. Li-Cycle believes the assumptions used to derive its projections were at the time made and are both reasonable and supportable but subject to significant uncertainties described below and elsewhere in this document.

The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Li-Cycle’s and Peridot’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Li-Cycle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement, respectively. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared, which was in January 2021. While presented with numerical specificity, these projections were based on numerous variables and assumptions known to Li-Cycle at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of Li-Cycle. Various assumptions underlying the projections may prove not to have been, or may no longer be, accurate. As a result, there can be no assurance that the financial projections described below will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. In making these projections, we have disclosed below what, in our opinion, is the probable specific amount for each financial item projected based on the assumptions at such time.

The financial projections included in this proxy statement have been prepared by, and are the responsibility of, Li-Cycle’s management. Neither WithumSmith+Brown, PC nor Deloitte LLP has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections contained herein and accordingly, neither WithumSmith+Brown, PC nor Deloitte LLP expresses any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projection. The WithumSmith+Brown, PC report included in this proxy statement relates to the Peridot’s previously issued financial statements. The Deloitte LLP reports included in this proxy statement relate to Li-Cycle’s and Newco’s historical financial statements. Such reports do not extend to the financial projections and should not be read to do so.

None of Li-Cycle’s independent registered accounting firm, Peridot’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement because they were made available to Peridot and its board of directors in connection with their review of the proposed Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS FOR LI-CYCLE, PERIDOT AND LI-CYCLE UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO, AND DO NOT INTEND TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of and assumptions underlying the projections provided by management of Li-Cycle to Peridot are summarized below. The projections assume Li-Cycle will receive the proceeds of the trust account and PIPE Financing in connection with the Business Combination and are not otherwise dependent on the consummation of the Business Combination:

($ in millions)	2021E	2022E	2023E	2024E	2025E
Revenue	$11.5	$75.0	$263.7	$699.7	$957.8
EBITDA	$(6.2)	$2.7	$109.0	$338.6	$541.1
Capital Expenditure	$(137.3)	$(246.4)	$(181.1)	$(9.6)	$(372.4)
Cash Flow(1)	$(143.5)	$(243.7)	$(72.1)	$329.0	$168.8

(1)	Cash Flow calculated as EBITDA less Capital Expenditures.

Li-Cycle’s revenues are primarily driven by the volume and composition of lithium-ion battery materials processed (including manufacturing scrap, spent batteries and third-party purchased black mass) and applicable commodity prices. Projected gross revenue is based on a variety of assumptions, principally including assumptions regarding:

•

The number of operating Spokes and Hubs in each year, specifically assuming that Li-Cycle will have two operating Spokes in 2021 (with an aggregate processing capacity of 10,000 tonnes per annum of lithium-ion battery materials), and increasing to 20 Spokes in 2025 (with an aggregate processing capacity of at least 100,000 tonnes per annum of lithium-ion battery materials); and four operating Hubs, including the Rochester Hub and three additional Hubs in Asia (with an aggregate processing capacity of black mass equivalent to at least 220,000-240,000 tonnes per annum of lithium-ion battery materials);

•	Li-Cycle’s pro rata ownership of future Spokes and Hubs, specifically assuming Li-Cycle will own 100% of its Spokes in North America and Europe and 50% of its Spokes in Asia, and 100% of its Hubs;

•

Timing to ramp-up new Spokes and Hubs to full operating capacity – Li-Cycle has assumed a gradual ramp-up factor for each new Spoke and Hub facility that it believes is reflective of the ramp-up rates associated with facilities of this nature;

•

The composition of the feedstock available for processing (including manufacturing scrap and spent batteries for our Spokes and and third-party purchased black mass for our Hubs), assuming a blend of a mixed profile of battery chemistries, including lithium cobalt oxide (LCO), high-nickel nickel manganese cobalt oxide (NMC) of various stoichiometries, nickel cobalt aluminum oxide (NCA) batteries, lithium manganese oxide (LMO) batteries and lithium iron phosphate (LFP) cathode chemistry lithium-ion batteries, and factoring in Li-Cycle’s expectation that cobalt content will trend down over time and nickel content will trend up over time, due to the increased use of nickel-based battery chemistries in EV applications, in addition to an increase in the use of cathode chemistries such as lithium iron phosphate (LFP);

•	The volume and composition of the materials produced from the feedstock processed by our Spokes and Hubs;

•	Commodity prices (and in particular prices for cobalt, nickel and lithium carbonate), based on the median of broker-published forecasts as of December 28, 2020 and as set forth below;

Component	Unit	2021	2022	2023	2024	2025
Cobalt	USD/metric tonne	37,330	41,264	43,940	46,108	46,108
Nickel	USD/metric tonne	19,198	18,911	18,487	18,291	18,291
Lithium Carbonate	USD/metric tonne	7,347	8,249	9,892	10,474	10,474

•	Cobalt price forecast – broker median includes BAML, Barclays, BMO, CIBC, Citi, Credit Suisse, Deutsche Bank, Morgan Stanley and RBC;

•	Nickel price forecast – broker median includes BAML, Barclays, BMO, CIBC, Citi, Credit Suisse, Deutsche Bank, HSBC, JP Morgan, Morgan Stanley, RBC and TD securities; and

•	Lithium carbonate price forecast – Credit Suisse, Citi, Morgan Stanley and UBS.

•

The metal accountability rate, meaning the “discount” or “premium” over the reference commodity price having regard to the purity, quality and chemical form of product sold, with a “discount” applicable to metals contained in black mass produced by Li-Cycle’s Spokes and a “premium” applicable to battery grade materials produced by Li-Cycle’s Hubs (such as nickel sulphate and cobalt sulphate and lithium carbonate); and

•

The Product Recovery Percentage after processing through the Spokes and Hubs – the assumptions underlying our projections assume a more conservative recovery percentage than 95% in the early years with achievement of the 95% Product Recovery Percentage by 2025.

Projected operating costs and costs of goods sold are also based on a number of assumptions, principally including assumptions regarding:

•	The cost of purchasing black mass from third parties for processing at our Hubs, to the extent our Spokes do not contribute all of the black mass to be processed at our Hubs;

•	Reagent costs; and

•	Labor costs.

In addition, Li-Cycle’s projections include assumptions about direct and indirect capital costs that are based on actual data (with respect to Spoke construction) and engineering studies (with respect to Hub construction). Direct capital costs include but are not limited to:

•	Supply and installation of mechanical equipment;

•	Onsite infrastructure, including but not limited to site preparation, interconnecting services, reagents preparation and storage; and

•	Utility preparations, including electrical and instrumentation.

Indirect capital costs include but are not limited to:

•	Engineering, procurement, construction management, environmental, permitting and commissioning costs;

•	Owner’s costs;

•	Freights, duties, and logistics;

•	Indirect construction costs, including but not limited to temporary construction services and facilities; and

•	First fills, oils and spares.

The following table illustrates the percentage of each capital cost item as a fraction of the total asset capital costs for the Spokes and Hubs, respectively:

Capital Expenditure (CAPEX) Item	Unit	Spoke Facilities	Hub Facilities
Direct Capital Costs (further defined above)	% of total CAPEX	74%	67%
Indirect Capital Costs (further defined above)	% of total CAPEX	22%	16%
Contingency	% of total CAPEX	4%	17%
TOTAL	% of total CAPEX	100%	100%

Ongoing Sustaining Capital	Recurring % of Mechanical Equipment CAPEX	17%	2%

THE BUSINESS COMBINATION AGREEMENT

Overview

Peridot is asking its shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Peridot shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “ —The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Peridot may consummate the Business Combination only if the Business Combination Proposal is approved by the affirmative vote of the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting. Additionally, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting. Approval of each of the Continuance Proposal, the Amalgamation Proposal and the Governing Documents Proposals requires the affirmative vote of the holders of at least two-thirds of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Peridot does not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Peridot, Sponsor, Li-Cycle or any other matter.

On February 15, 2020, Peridot, Li-Cycle and Newco entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•

prior to the Closing Date, Peridot will continue as a corporation existing under the laws of the Province of Ontario, and in connection therewith, the Class A Shares, the Class B Shares and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by the Sponsor of Class B common shares of Peridot Ontario, as described herein under “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Sponsor Letter Agreement,” the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis; and

•

on the terms, subject to the conditions and in accordance with the sequencing set forth in the Arrangement, on the Closing Date (i) Peridot Ontario and Newco will amalgamate, and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot Ontario will convert into an equivalent number of Amalco Shares and Amalco Warrants, and the common share in Newco held by Li-Cycle will be exchanged for an Amalco Share; (ii) the Amalco Share held by Li-Cycle will be purchased for cancellation by Amalco for cash equal to the subscription price for the common share in Newco for which such Amalco Share was exchanged pursuant to the Amalgamation; (iii) the preferred shares of Li-Cycle will convert into Li-Cycle Shares; and (iv) Amalco will acquire all of the issued and outstanding Li-Cycle Shares from Li-Cycle’s shareholders (including Li-Cycle Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the Arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million.

The Business Combination is expected to close in the second quarter of 2021, subject to the satisfaction of certain customary closing conditions described below.

In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, Peridot and Newco entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Peridot and Newco, following the Amalgamation, agreed to issue and sell to the PIPE Investors, an aggregate of 31,500,000 shares of Amalco Shares at a price of $10.00 per share, for aggregate gross proceeds of $315,000,000. Amalco Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Peridot will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent Closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing of the Business Combination, including the Subscription Agreements, the Li-Cycle Transaction Support Agreements, the Sponsor Letter Agreement and the Investor Agreement (each as defined in the accompanying proxy statement/prospectus). See the section entitled, “Certain Agreements Related to the Business Combination” for more information.

Structure Prior to the Business Combination

The following diagram depicts the organizational structure of Peridot and Li-Cycle before the Business Combination:

Structure Following the Business Combination

The following diagram depicts the organizational structure of Li-Cycle Holdings Corp. after the Business Combination:

(1)	Includes shares to be purchased by an affiliate of Sponsor in the PIPE Financing

(2)	Excludes affiliate of Sponsor

Effect of the Continuance and Class B Conversion on Existing Peridot Equity in the Business Combination

The Continuance and the Class B Conversion will result in, among other things, the following, each of which will occur prior to the date on which Closing is to occur (“Closing Date”):

•	each issued and outstanding Class A ordinary share of Peridot will convert automatically by operation of law, on a one-for-one basis, into a Class A common share of Peridot Ontario;

•	each issued and outstanding Class B ordinary share of Peridot will convert automatically by operation of law, on a one-for-one basis, into a Class B common share of Peridot Ontario;

•	each issued and outstanding whole warrant to purchase Class A ordinary shares of Peridot will represent the right to purchase one Class A common share of Peridot Ontario; and

•

following any forfeiture by the Sponsor of Class B common shares of Peridot Ontario and the Continuance, the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis.

Effect of the Amalgamation on Existing Peridot Equity in the Business Combination

The Amalgamation will result in Peridot Ontario and Newco amalgamating, and in connection therewith, the Class A common shares and warrants to purchase Class A common shares will convert into an equivalent number of Amalco Shares and Amalco Warrants.

Consideration to Li-Cycle Equityholders in the Business Combination

Following the Continuance and upon the consummation of the Amalgamation, shareholders of Peridot immediately prior to the consummation of such transactions will hold one Amalco Share for each Peridot Share held immediately prior to such transactions and each holder of Peridot warrants immediately prior to such transactions will hold one warrant to purchase Amalco Shares for each Peridot warrant held immediately prior to such transactions. Following the Amalgamation and upon the consummation of the Share Exchange, Amalco will acquire all of the issued and outstanding Li-Cycle Shares from Li-Cycle’s shareholders (including Li-Cycle Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the plan of arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million. The number of Amalco Share received by Li-Cycle’s shareholders in exchange for each common share of Li-Cycle is referred to as the “Exchange Ratio.”

Each RSU granted under a Li-Cycle equity incentive plan that is outstanding as of immediately prior to the Amalgamation will become fully vested and surrendered in exchange for a Li-Cycle common share. The Li-Cycle common shares received in exchange for the RSUs will then be exchanged for Amalco Shares as described above in connection with the Amalgamation.

Each option to purchase Li-Cycle common shares granted under a Li-Cycle equity incentive plan that is outstanding as of immediately prior to the Amalgamation will be exchanged for an option to purchase a number of Amalco Shares (an “Amalco Option”) equal to the product of (i) the number of Li-Cycle common shares subject to such Li-Cycle Option and (ii) the Exchange Ratio, rounded down to the nearest whole share. The exercise price per Amalco Share subject to each Amalco Option will be equal to the quotient obtained by dividing (a) the exercise price per Li-Cycle common share of the Li-Cycle Option by (b) the Exchange Ratio, converted to U.S. dollars and rounded up to the nearest whole cent. Immediately following the conversion, all Amalco Options will become fully vested. The Amalco Options will then be either (i) exercised by the holder for the exercise price in exchange for the number of Amalco Shares subject to the Amalco Option, (ii) disposed of in exchange for the Amalco Optionholder Consideration (as defined in the Arrangement), or (iii) remain outstanding under the applicable Li-Cycle equity incentive plan, as applicable; provided that the Amalco Board will succeed to the authority and responsibility of the Li-Cycle board of directors with respect to each such option and each such option will be subject to administrative procedures consistent with those in effect under the Incentive Plan.

Aggregate Peridot Proceeds

The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.

Closing of the Business Combination

The Closing of the Business Combination shall take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Peridot and Li-Cycle may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•

the approval of the Li-Cycle Arrangement Resolution shall have been approved at the Company Shareholders Meeting in accordance with the Interim Order and applicable law and a certified copy of such Li-Cycle Arrangement Resolution shall have been delivered to Peridot;

•	the Final Order shall have been granted and shall not have been set aside or modified in a manner unacceptable to the parties, acting reasonably, on appeal or otherwise;

•

the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, relating to the Business Combination, and any agreement with any governmental entity not to consummate the transactions contemplated by the Business Combination Agreement or any related document, having been expired or been terminated;

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination being in effect;

•

this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which Peridot is or will be a party and the transactions contemplated by each of the foregoing agreements being obtained by the requisite number of shareholders of Peridot in accordance with applicable law and Peridot’s governing documents;

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), Amalco having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Amalgamation;

•

Newco’s initial listing application with the NYSE in connection with the transactions contemplated by the Business Combination Agreement shall have been approved and, immediately following the Closing, Amalco shall satisfy any applicable initial and continuing listing requirements of the NYSE, and no party shall have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Closing, and the Amalco Shares and Amalco Warrants shall have been approved for listing on the NYSE; and

•	the Peridot Continuance and the Amalgamation shall have occurred.

Other Conditions to the Obligations of Peridot

The obligations of Peridot to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Peridot of the following further conditions:

•

the representations and warranties of Li-Cycle regarding organization and qualification of Li-Cycle and its subsidiaries, the capitalization, and the representations and warranties of Li-Cycle regarding the authority of Li-Cycle to, among other things, consummate the transactions contemplated by the

Business Combination Agreement, the intended tax treatment of the Business Combination and brokers fees being true and correct in all respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of Li-Cycle being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Li-Cycle being true and correct (without giving effect to any limitation as to “materiality” or “Li-Cycle Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the date of the Business Combination Agreement and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Li-Cycle Material Adverse Effect;

•

Li-Cycle having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•	since the date of the Business Combination Agreement, no Li-Cycle Material Adverse Effect has occurred that is continuing;

•	Peridot must have received a certificate executed by an authorized officer of Li-Cycle confirming that the conditions set forth in the first five bullet points in this section have been satisfied;

•	the Li-Cycle Transaction Support Agreements shall continue to be in full force and effect; and

•	Peridot must have received the Investor Registration Rights Agreement duly executed by the applicable Li-Cycle Holders.

Other Conditions to the Obligations of Li-Cycle

The obligations of Li-Cycle to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Li-Cycle of the following further conditions:

•

the representations and warranties regarding organization and qualification of Peridot, the authority of Peridot to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, the capitalization of Peridot, the intended tax treatment of the Business Combination and brokers fees being true and correct, in all respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of Peridot being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Peridot being true and correct (without giving effect to any limitation of “materiality” or “Peridot Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Peridot Material Adverse Effect;

•	Peridot having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement;

•	since the date of the Business Combination Agreement, no Peridot Material Adverse Effect has occurred that is continuing;

•

the Aggregate Transaction Proceeds being equal to or greater than $300,000,000 (the “Minimum Cash Condition”) provided, that if Sponsor is deemed to have forfeited any Peridot New Class B Shares pursuant to the Sponsor Letter Agreement, then the amount necessary to satisfy the Minimum Cash Condition shall be an amount equal to $300,000,000 minus the Sponsor Forfeiture Value;

•	the Sponsor Letter Agreement shall continue to be in full force and effect;

•	Li-Cycle must have received the Investors and Registration Rights Agreement duly executed by Peridot and the Sponsor; and

•	Li-Cycle must have received a certificate executed by an authorized officer of Peridot confirming that the conditions set forth in the first five bullet points of this section have been satisfied.

Representations and Warranties

Under the Business Combination Agreement, Li-Cycle made customary representations and warranties to Peridot relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; customers and suppliers; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance and investigation.

Under the Business Combination Agreement, Peridot made customary representations and warranties to Li-Cycle relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; capitalization; SEC Filings; listing on NYSE; the trust account; employees; investment company status; transactions with affiliates; litigation; compliance with law; contracts; business activities; internal controls and financial statements; absence of undisclosed liabilities or certain changes; tax matters; investigation; compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Li-Cycle and Peridot are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Peridot and Li-Cycle are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Li-Cycle Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Li-Cycle and its subsidiaries, taken as a whole, provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement resulting from or related to (a) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable laws, regulatory framework, Generally Accepted Accounting Principles or International Financial Reporting Standards, (e) any change in the lithium-ion battery recycling market, any change in prices for commodities (including in the form of black mass) used in or generated by Li-Cycle’s business, or any change, event, effect or occurrence that is generally applicable to the industries or markets in which Li-Cycle or its subsidiaries operates, (f) the negotiation, execution or delivery of the Business Combination Agreement, public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (g) any failure by Li-Cycle or its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations thereof following the date of the Business Combination Agreement, (j) the taking of any action required by the terms of the Business Combination Agreement or any ancillary document, (k) any actions taken or omitted to be taken by Li-Cycle or its subsidiaries at the written request or with the prior written consent of Peridot, (l) any material breach of the Business Combination Agreement or any ancillary document by Peridot or (m) any matter set forth on Section 1.1 of the Li-Cycle disclosure schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Li-Cycle or its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Li-Cycle or its subsidiaries operate.

Pursuant to the Business Combination Agreement, a “Peridot Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Peridot; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Peridot Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement resulting from or related to (a) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes, or proposed changes in or changes or proposed changes in interpretation of any applicable laws, regulatory framework, Generally Accepted Accounting Principles or International Financial Reporting Standards, (e) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Peridot operates, (f) the negotiation, execution or delivery of the Business Combination Agreement, public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 4.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (g) any failure by Peridot to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations thereof following the date of the Business Combination Agreement, (j) the taking of any action required by the terms of the Business Combination Agreement or any ancillary document, (k) any actions taken or omitted to be taken by Peridot at the written request or with the prior written consent of Li-Cycle (l) any material breach of the Business Combination Agreement or any ancillary document by Li-Cycle or (m) any matter set forth on Section 1.1 of the Peridot disclosure schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or (h) may be taken into account in determining whether a Peridot Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Peridot relative to other special purpose acquisition companies operating in the industries in which Peridot operates.

Covenants of the Parties

Covenants of Li-Cycle

Li-Cycle made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by Peridot (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Li-Cycle will and will cause its subsidiaries to, operate the business of Li-Cycle and its subsidiaries in the ordinary course and consistent with past practice and use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of Li-Cycle and its subsidiaries, taken as a whole.

•

Subject to certain exceptions, prior to the Closing, Li-Cycle will and will cause its subsidiaries to, not do any of the following without Peridot’s written consent (such consent not to be unreasonably withheld, conditioned or delayed):

•

declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of Li-Cycle or any of its subsidiaries, subject to customary exceptions;

•	merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization or division thereof;

•

adopt any amendments, supplements, restatements or modifications to any Li-Cycle governing documents, the Li-Cycle shareholders agreement, the Li-Cycle registration rights agreement or any Li-Cycle equity plan;

•

(A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties, other than (x) inventory or obsolete equipment in the ordinary course of business, (y) non-exclusive licenses to certain intellectual property rights granted in the ordinary course of business, or (z) any non-material intellectual property rights abandoned or allowed to lapse in the ordinary course of business to the extent commercially reasonable in Li-Cycle’s business judgment, (B) create, subject to or incur any lien on any material assets or properties (other than permitted liens set forth in the Business Combination Agreement) or (C) disclose any material trade secrets of Li-Cycle’s or its subsidiaries’ or any source code;

•

(A) issue, sell or grant any equity securities of Li-Cycle or of its subsidiaries or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Li-Cycle or its subsidiaries to issue, deliver or sell any such equity securities, other than the issuance of shares of the applicable class of capital stock of Li-Cycle upon the exercise, vesting or conversion of any Li-Cycle equity awards outstanding on the date of the Business Combination Agreement in accordance with the terms of the applicable Li-Cycle equity plan and the underlying grant, award or similar agreement, (B) consent to the transfer of any Li-Cycle equity securities, or (C) transfer, subject to or incur any lien on any equity interests of its subsidiaries or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Li-Cycle or its subsidiaries to issue, deliver or sell any such equity securities;

•	incur, create or assume any indebtedness other than ordinary course trade payables;

•	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to customary exceptions;

•

subject to customary exceptions, establish, adopt, amend, modify, enter into or terminate any benefit plan or compensation plan, policy, program, agreement, arrangement or contract, make, promise or grant any salary, bonus, benefit, incentive or any other compensation increase or decrease payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider receiving annual compensation equal to or greater than $200,000, other than salary increases to such individuals that, in the aggregate, represent an increase of less than $200,000 on an annual basis, or take any action to accelerate any payment, right to payment or benefit payable or to become payable to any such person;

•

waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

•

modify, extend, or enter into any collective bargaining agreement, or recognize or certify any labor union, labor organization, works council, or group of employees of Li-Cycle or its subsidiaries as the bargaining representative for any employees of Li-Cycle or its subsidiaries;

•

implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment Retraining and Notification Act of 1988, as well as similar applicable foreign, state or local Laws;

•

in any calendar year (A) increase the total number of employees of Li-Cycle and its subsidiaries by more than 10% on a net basis, taking into account all employees hired during such calendar year and all employees who separate from employment for any reason during such calendar year; or (B) terminate (other than for cause), the employment of a number of employees of Li-Cycle and its subsidiaries that exceeds 10% of the total number of employees of Li-Cycle and its subsidiaries as of the first day of such calendar year;

•

in the case of Newco only, hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

•

make, change or revoke any material tax election, amend any tax return that is reasonably likely to result in a material increase to a tax liability, enter into any material tax closing agreement, settle or compromise any material tax contest, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax contest, other than any such extension or waiver obtained in the ordinary course of business;

•	enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on Li-Cycle or any of its subsidiaries;

•

waive, release or assign, compromise or settle any proceeding, other than, the settlement of any proceeding involving only the payment of money (not covered by insurance) by Li-Cycle or its subsidiaries of any amount not exceeding $500,000 in the aggregate;

•	authorize or incur any capital expenditures or commitments other than, capital expenditures or commitments not exceeding $1,000,000 individually;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•

make any material changes to the methods of accounting of Li-Cycle or any of its subsidiaries, other changes that are made in accordance with Generally Accepted Accounting Principles or International Financial Reporting Standards;

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	make any change of control payment that is not disclosed to Peridot on the Li-Cycle disclosure schedules;

•

amend, modify or terminate any material contracts, waive any material benefit under any material contract or other than in the ordinary course of business, enter into any contract that would constitute a material contract; and

•

fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of Li-Cycle and its subsidiaries to the extent commercially reasonable in Li-Cycle’s business judgment in light of prevailing conditions in the insurance market.

•	Li-Cycle shall terminate certain agreements, including the Li-Cycle shareholders agreement and the BDC Capital loan and security agreements, as set forth on the Li-Cycle disclosure schedules.

•

Subject to certain exceptions, prior to the Closing, Li-Cycle will purchase a “tail” policy providing liability insurance coverage for Li-Cycle directors and officers with respect to matters occurring on or prior to the Closing.

Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Li-Cycle shall not, and shall cause its subsidiaries and its and their respective representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Li-Cycle Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Li-Cycle Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Li-Cycle Acquisition Proposal; (iv) discuss or negotiate with any Person a Li-Cycle Acquisition Proposal (other than to inform such Person of the restrictions set forth in Section 5.6 of the Business Combination Agreement), (v) take meaningful steps in preparation for, or conduct, a public offering of any equity securities of Li-Cycle or its subsidiaries (or any affiliate or successor of Li-Cycle or its subsidiaries); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. The Li-Cycle board of directors shall be permitted to disclose to the shareholders of Li-Cycle the receipt, existence or terms of a bona fide Li-Cycle Acquisition Proposal; provided, that Li-Cycle notifies Peridot promptly upon receipt of such Li-Cycle Acquisition

Proposal, describing the material terms and conditions of such Li-Cycle Acquisition Proposal in reasonable detail (including the identity of the persons making such Li-Cycle Acquisition Proposal) and keeps Peridot reasonably informed on a current basis of any modifications to such offer or information.

Covenants of Peridot

Peridot made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by Li-Cycle (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Peridot will and will cause its subsidiaries to, operate the business of Peridot in the ordinary course and consistent with past practice and use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of Peridot, taken as a whole.

•

Subject to certain exceptions, prior to the Closing, Peridot will, and will cause its subsidiaries to, not do any of the following without Li-Cycle’s written consent (such consent not to be unreasonably withheld, conditioned or delayed):

•

declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of Peridot or any of its subsidiaries, subject to customary exceptions;

•	merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization or division thereof;

•	adopt any amendments, supplements, restatements or modifications to the Peridot trust agreement, warrant agreement or the governing documents of Peridot or any of its subsidiaries;

•

(A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties, or (B) create, subject to or incur any lien on any material assets or properties (other than permitted liens set forth in the Business Combination Agreement);

•

issue, sell or grant any equity securities of Peridot or of its subsidiaries or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Peridot or its subsidiaries to issue, deliver or sell any such equity securities;

•	incur, create or assume any indebtedness;

•	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to customary exceptions;

•

waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

•	hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

•

make, change or revoke any material tax election, amend any tax return that is reasonably likely to result in a material increase to a tax liability, enter into any material tax closing agreement, settle or compromise any material tax contest, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax contest, other than any such extension or waiver obtained in the ordinary course of business;

•	enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on Peridot or any of its subsidiaries;

•	waive, release or assign, compromise or settle any proceeding;

•	authorize or incur any capital expenditures or commitments;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•

make any material changes to the methods of accounting of Peridot or any of its subsidiaries, other changes that are made in accordance with Generally Accepted Accounting Principles or International Financial Reporting Standards;

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	make any change of control payment; and

•	amend, modify or terminate any material contracts, waive any material benefit under any material contract or other than in the ordinary course of business, enter into any contract.

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Peridot shall not and shall cause its representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Peridot Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Peridot Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Peridot Acquisition Proposal; (iv) discuss or negotiate with any Person a Peridot Acquisition Proposal (other than to inform such Person of the restrictions set forth in Section 5.6 of the Business Combination Agreement); (v) take any meaningful steps in preparation for, or conduct, an offering of any securities of Peridot (or any affiliate or successor of Peridot); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. The Peridot board of directors shall be permitted to effect a Change in Recommendation if Peridot has complied with the Business Combination Agreement and the Peridot board of directors, determines in good faith after consultation with Peridot’s outside legal counsel and financial advisors that a failure to make a Change in Recommendation would be inconsistent with its fiduciary obligations under applicable law. Peridot’s obligation to convene the Peridot Shareholders Meeting and solicit the Peridot Shareholder Approval in accordance with the Business Combination shall apply notwithstanding any Change in Recommendation.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the Business Combination;

•

notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•

subject to certain exceptions, providing, or cause to be provided, to each other during normal business hours reasonable access to its and its subsidiaries properties, directors, officers, books and records (in a manner so as to not interfere with normal business operations);

•	subject to customary exceptions, refraining from making public announcements;

•

using reasonable best efforts to cause the Business Combination to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”) or otherwise use commercially reasonable efforts to restructure the Business Combination to so qualify; and

•	cooperate in connection with certain tax matters and filings.

In addition, Peridot and Li-Cycle agreed that Peridot and Li-Cycle will prepare and mutually agree upon and Peridot will file with the SEC, this registration statement/proxy statement on Form F-4 relating to the Business Combination.

Board of Directors

Peridot and Li-Cycle have agreed to take all action within their power as may be necessary or appropriate such that, effective immediately after the Closing, the Amalco Board will consist of seven directors, including five current directors of Li-Cycle and two Peridot designees.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Closing, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Closing.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of Peridot and Li-Cycle;

•

by Peridot, subject to certain exceptions, if any of the representations or warranties made by Li-Cycle are not true and correct or if Li-Cycle fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Peridot, as described in the section entitled “ —Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof, and (ii) August 16, 2021 (the “Termination Date”);

•

by Li-Cycle, subject to certain exceptions, if any of the representations or warranties made by Peridot are not true and correct or if Peridot fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Li-Cycle, as described in the section entitled “ —Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof, and (ii) the Termination Date;

•

by either Peridot or Li-Cycle, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement; provided, that the Termination Date shall be automatically extended for three months in the event the Court refuses to issue a Final Order in respect of the Arrangement (for any reason or no reason other than as a result of a material breach of Peridot’s covenants or obligations under the Business Combination Agreement or the Peridot Shareholder Approval having not been obtained);

•

by either Peridot or Li-Cycle, if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

•

by either Peridot or Li-Cycle if the Peridot Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Peridot’s shareholders have duly voted and the Peridot Shareholder Approval was not obtained;

•

by either Peridot or Li-Cycle, if the Li-Cycle Required Approval in respect of the Li-Cycle Arrangement Resolution has not have been obtained at the Li-Cycle Shareholders Meeting in accordance with the Interim Order and applicable Law; or

•	by Li-Cycle prior to receipt of the Peridot Shareholder Approval, in the event of a Change in Recommendation.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a willful or material breach of any covenant or agreement under the Business Combination Agreement or fraud (involving scienter) prior to such termination.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Li-Cycle shall pay, or cause to be paid, all unpaid Li-Cycle expenses and Peridot shall pay, or cause to be paid, all unpaid Peridot expenses and (ii) if the Closing occurs, then Amalco shall pay, or cause to be paid, all unpaid Li-Cycle expenses and all unpaid Peridot expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, except to the extent mandatorily governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, including the provisions relating to the Amalgamation and the Arrangement (except that the Companies Act (As Revised) shall also apply to the Peridot Continuance), without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Companies Act (As Revised) of the Cayman Islands, as may be amended from time to time (“Companies Act”) also applies to the Peridot Continuance).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by Peridot and Li-Cycle.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Investor Agreement

On or prior to the Closing Date, Amalco, the holders of the Class B Shares and the Li-Cycle Holders (collectively for the purposes of this subsection referred to as the “Holders”) will enter into the Investor Agreement. Pursuant to the Investor Agreement, Amalco will be obligated to file a registration statement to register the resale of certain Amalco Shares held by the Holders within 30 days after the Closing and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after such filing, but no later than the earlier of (i) the 75th day (or the 105th day if the SEC notifies that it will “review” such registration statement) following the Closing Date and (ii) the 15th business day after the date the SEC notified that such registration statement will not be “reviewed” or will not be subject to further review. In addition, pursuant to the terms of the Investor Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Amalco file a registration statement on Form F-3 (or on Form F-1 if Form F-3 is not available) to register the securities of the Company held by such Holders, and each may specify that such demand registration take the form of an underwritten offering, in each case subject to limitations on the number of demands and underwritten offerings that can be requested by each Holder, as specified in the Investor Agreement. Holders will also have “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Agreement also provides that Amalco will pay certain expenses relating to such registrations and indemnify the Holders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

The Investor Agreement further provides that the securities of Amalco held by the holders of the Class B Shares and Li-Cycle Holders will be subject to certain transfer restrictions until (i) with respect to the holders of the Class B Shares, the earliest of (a) one year after the Closing and (b) (x) the last consecutive trading day where the last reported sale price of the Amalco Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which Amalco completes a liquidation, merger, share exchange or other similar transaction that results in all of its public shareholders having the right to exchange their Amalco Shares for cash, securities or other property, and (ii) with respect to the Li-Cycle Holders, 180 days following the Closing.

Under the Investor Agreement, the Sponsor will also have the right to designate for nomination a number of directors to the Amalco Board as follows: (i) during any time that the Sponsor and its affiliates collectively beneficially own at least 50% of the number of shares of Amalco held by them on the date of Closing, two directors or (ii) during any time that the Sponsor and its affiliates do not collectively satisfy the test set forth in the preceding clause (i) but do collectively beneficially own at least 25% of the number of shares of Amalco held by them on the date of Closing, one director.

Subscription Agreements

In connection with the Business Combination, Peridot has obtained commitments from the PIPE Investors to purchase Amalco Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000. Certain offering related expenses are payable by Peridot, including customary fees payable to the placement agents. Such commitments are being made by way of the Subscription Agreements, by and among each PIPE Investor, Peridot, and Newco. The purpose of the sale of Amalco Shares to the PIPE Investors is to raise additional capital for use in connection with the Business Combination. The Subscription Agreements for the PIPE Financing were entered into contemporaneously with the execution of the Business Combination Agreement.

The Amalco Shares to be sold to the PIPE Investors will be identical to the shares that will be held by the public shareholders at the time of the Closing, except that when initially issued by Peridot, such shares will be restricted securities.

The closing of the sale of PIPE Financing will be contingent upon the substantially concurrent consummation of the Business Combination. The PIPE Financing will occur on the date of, and immediately prior to, the consummation of the Business Combination. Closing of the PIPE Financing will be subject to customary conditions, including, among other conditions:

•

that all conditions precedent to the closing of the transactions contained in the Business Combination Agreement have been satisfied (or waived) and that the closing of such transactions occurs concurrently with or on the same date as the closing of the PIPE Financing;

•

that all representations and warranties of the parties are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) at, and as of, closing of the PIPE Financing (unless they specifically speak as of an earlier date); and

•

that no amendment, modification or waiver of the Business Combination Agreement has occurred that materially and adversely affects the economic benefits that the PIPE Investor would receive under the Subscription Agreement without such PIPE Investor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Pursuant to the Subscription Agreements, Newco agreed to, as soon as practicable (but in any case no later than 30 calendar days after the consummation of the Business Combination), file with the SEC (at Newco’s sole cost and expense) a registration statement registering the resale of the shares received by the PIPE Investor in the PIPE Financing (the “Resale Registration Statement”), and to use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof.

Each Subscription Agreement will terminate upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the Subscription Agreement, (iii) any of the conditions to the closing of the PIPE Financing are not satisfied or waived on or prior to the closing of the PIPE Financing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the closing of the PIPE Financing or (z) at the election of the PIPE Investor, August 15, 2021.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and the other holders of the Founder Shares entered into the Sponsor Letter Agreement with Peridot, Li-Cycle and Newco, pursuant to which the such holders agreed to, among other things, (i) vote or cause to be voted (whether in person, by proxy or by action by written consents, as applicable) all of their Founder Shares in favor of the Business Combination; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) waive the anti-dilution protection with respect to the Founder Shares (whether resulting from the PIPE Financing or otherwise), in each case, on the terms and subject to the conditions set forth in Sponsor Letter Agreement. In addition, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, the Sponsor has agreed to forfeit a specified number of its Founder Shares if requested by Li-Cycle in the event that the Minimum Cash Condition is not met.

Li-Cycle Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, Li-Cycle Holders holding approximately 80% of Li-Cycle Shares and preferred shares of Li-Cycle have entered into the Li-Cycle Transaction Support Agreements with Peridot, pursuant to which each such shareholder agreed to, among other things, (i) vote or cause to be voted (whether in person, by proxy, by action by written consent, as applicable, or as may be required under Li-Cycle’s shareholders agreement or articles of incorporation) their Li-Cycle Shares in favor of the Arrangement Resolution to approve the Arrangement, the Business Combination Agreement, the Arrangement and certain related transactions; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in the Li-Cycle Transaction Support Agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations to U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of Class A Shares and Public Warrants (other than Sponsor, Peridot’s directors or any of their respective affiliates), as a consequence of (i) electing to have your shares redeemed for cash pursuant to the redemption provisions described in the section entitled “The Extraordinary General Meeting of Peridot Shareholders — Redemption Rights” (a “Redemption”), (ii) the Business Combination, and/or (iii) the ownership and disposition of Amalco Shares and Amalco Warrants after the Business Combination. This discussion addresses only those U.S. Holders that hold Class A Shares and/or Public Warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions,

•	insurance companies,

•	mutual funds,

•	pension plans,

•	S corporations,

•	broker-dealers,

•	traders in securities that elect mark-to-market treatment,

•	regulated investment companies,

•	real estate investment trusts,

•	trusts and estates,

•	tax-exempt organizations (including private foundations),

•

investors that hold Class A Shares or Public Warrants or who will hold Amalco Shares or Amalco Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes,

•	investors subject to the alternative minimum tax provisions of the Code,

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar,

•	U.S. expatriates,

•

U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of Peridot’s Class A Shares, or, following the Business Combination, Amalco Shares,

•	persons who purchase Amalco Shares as part of the PIPE Financing,

•	persons who received any Peridot Shares as compensation, and

•	persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Li-Cycle prior to the Business Combination. With respect to the consequences of holding Amalco

Shares or Amalco Warrants, this discussion is limited to U.S. Holders who acquire such Amalco Shares in connection with the Business Combination or as a result of the exercise of an Amalco Warrant, and U.S. Holders who acquire such Amalco Warrants in connection with the Business Combination.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Class A Shares, Public Warrants, Amalco Shares or Amalco Warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Class A Shares, Public Warrants, Amalco Shares or Amalco Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of a Redemption, the Continuance, the Business Combination and/or the ownership and disposition of Amalco Shares and Amalco Warrants by the partnership.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below.

For purposes of this discussion, because any Peridot Unit consisting of one Class A Share and one-half of a Public Warrant is separable at the option of the holder, Peridot is treating any Class A Shares and one-half of a Public Warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a Peridot Unit in connection with the consummation of the Continuance and Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of Class A Shares and Public Warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any foreign tax consequences of the transactions contemplated by the Business Combination (including any Redemption) with respect to any Class A Shares and Public Warrants held through a Peridot Unit (including alternative characterizations of a Peridot Unit).

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Class A Shares or Public Warrants, or of Amalco Shares or Amalco Warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

The following discussion assumes that any Redemption is treated as a transaction that is separate from the other transactions contemplated by the Business Combination. Such treatment is not free from doubt, particularly if you elect to redeem some, but not all, of the Class A Shares held by you immediately prior to the Business Combination. See “ —Tax Consequences of the Continuance and the Amalgamation to U.S. Holders” below for more information. You are urged to consult your tax advisor regarding the tax consequences to you of electing to redeem some, but not all of your Class A Shares held by you.

Redemption of Class A Shares

If you are a U.S. Holder and elect to redeem some or all of your Class A Shares in a Redemption, subject to the discussion below of the rules applicable to a passive foreign investment company (“PFIC”), the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as sale of the Class A Shares under Section 302 of the Code that is taxable as described below under the heading “— Taxable Sale or Exchange of Class A Shares,” or rather as a distribution that is taxable as described below under the heading “ — Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of Peridot Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning Public Warrants and taking into account any ownership in Amalco Shares and/or Amalco Warrants immediately after the Business Combination) relative to all of Peridot’s shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of Peridot’s Class A Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also Peridot Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A Shares which could be acquired pursuant to the exercise of any Public Warrants held by it (and, after the completion of the Business Combination, Amalco Shares which could be acquired by exercise of the Amalco Warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock (including the Class A Shares and Amalco Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Peridot Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Peridot Shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of Class A Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

Taxable Sale or Exchange of Class A Shares

Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a Class A Share (rather than a distribution with respect to such Class A Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such Class A Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Share exceeds one year. A U.S. Holder’s adjusted tax basis in a Class A Share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of a Public Warrant, the initial basis of the Class A Share upon exercise of the Public Warrant (generally determined as described below in “ —Tax Consequences of Ownership and Disposition of Amalco Shares and Amalco Warrants — Exercise or Lapse of an Amalco Warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Peridot’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Peridot’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Shares and will be treated as described above under “ — Taxable Sale or Exchange of Class A Shares.” Amounts treated as dividends that Peridot pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if (1) Peridot’s Class A Shares are readily tradable on an established securities market in the United States, (2) Peridot is not treated as a PFIC at the time the dividend was paid or in the preceding taxable year, and (3) certain holding period requirements are met. Because Peridot could be a PFIC for Peridot’s most recent taxable year (as discussed below under “ — PFIC Considerations”), dividends Peridot pays to a non-corporate U.S. Holder may not constitute “qualified dividends” that would be taxable at a reduced rate.

IF YOU ARE A HOLDER OF CLASS A SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Continuance and the Amalgamation to U.S. Holders

The discussion under this heading “ —Tax Consequences of the Continuance and the Amalgamation to U.S. Holders” does not specifically address all of the consequences to U.S. Holders who hold different blocks of Class A Shares (generally, Class A Shares purchased or acquired on different dates or at different prices), or holders of Class A Shares that choose to have some, but not all, of their Class A Shares redeemed as part of a Redemption. U.S. Holders of Class A Shares are urged to consult their tax advisors to determine how the applicable rules apply to them.

F Reorganizations

It is the opinion of Kirkland & Ellis LLP, United States tax counsel to Peridot, that the Continuance and the Amalgamation should each qualify as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (each an “F Reorganization,” and together the “F Reorganizations”), subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. Assuming each transaction qualifies as an F Reorganization, the tax consequences of the Continuance and the Amalgamation to U.S. Holders of Peridot securities might vary depending on whether Peridot is treated as a PFIC for U.S. federal income tax purposes (discussed in detail below). If Peridot is not treated as a PFIC, a U.S. Holder that (1) exchanges its Peridot securities in the Continuance for Peridot Ontario securities, and (2) exchanges its Peridot Ontario securities in the Amalgamation for Amalco securities should not recognize any gain or loss on either such exchange. The aggregate adjusted tax basis of the Class A common shares of Peridot Ontario received in the Continuance by a U.S. Holder should be equal to the adjusted tax basis of the Class A Shares surrendered in exchange therefor, and the aggregate adjusted tax basis of the Amalco Shares received in the Amalgamation by a U.S. Holder should be equal to the adjusted tax basis of the Class A common shares of Peridot Ontario surrendered in exchange therefor. The aggregate adjusted tax basis of the warrants to purchase Class A common shares of Peridot Ontario received in the Continuance by a U.S. Holder should be equal to the adjusted tax basis of the Peridot Warrants surrendered in exchange therefor and the aggregate adjusted tax basis of the Amalco Warrants received in the Amalgamation by a U.S. Holder should be equal to the adjusted tax basis of the warrants to purchase Class A common shares of Peridot Ontario surrendered in exchange therefor. The holding period of the Peridot Ontario securities should include the period during which the Peridot securities surrendered in the Continuance in exchange therefor were held by a U.S. Holder, although the running of the holding period for the Class A Shares may be suspended as a result of the redemption rights with respect thereto (as described above in this proxy statement/prospectus), and the holding period of the Amalco securities should include the period during which the Peridot Ontario securities surrendered in the Amalgamation in exchange therefor were held by a U.S. Holder.

If Peridot is treated as a PFIC, the tax consequences of the Continuance and the Amalgamation to U.S. Holders of Peridot securities should generally be similar to those described above. Under proposed Treasury Regulations, if the Continuance and the Amalgamation otherwise qualify as F Reorganizations, the treatment of Peridot as a PFIC would not adversely impact the tax consequences of the Continuance or the Amalgamation to U.S. Holders of Peridot securities. The proposed Treasury Regulations, if finalized in their current form, would be effective as of April 1, 1992. Thus, it is expected that consequences similar to those described above should apply if Peridot is a PFIC, in the absence of any final Treasury Regulations to the contrary. It is difficult to predict, however, if the proposed Treasury Regulations will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be effective retroactive to the date of the Continuance.

If either the Continuance or the Amalgamation does not qualify as an F Reorganization, it is not clear how the transactions would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Continuance or the Amalgamation, as applicable, to U.S. Holders may depend, among other things, on whether the Continuance or the Amalgamation would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code and whether Amalco and/or Peridot are treated as PFICs, and U.S. Holders might be required to recognize any gain realized on Class A Shares, Public Warrants, Class A common shares of Peridot Ontario, and/or warrants to purchase Class A common shares of Peridot Ontario, although possibly not any loss realized. If Peridot is treated as a PFIC, the nature and character of any gain required to be recognized would be similar to those described below.

The tax matters described above are very complicated and U.S. Holders are urged to consult their tax advisors regarding the potential tax consequences to them if either the Continuance or the Amalgamation does not qualify as an F Reorganization.

PFIC Considerations

As discussed more fully below under — “Tax Consequences of Ownership and Disposition of Amalco Shares and Amalco Warrants — Passive Foreign Investment Company Rules,” if Peridot is a PFIC for any taxable year, U.S. Holders of Class A Share or Public Warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to Peridot Shares, and may be subject to additional reporting requirements. Because Peridot is a blank-check company with no current active business, based upon the composition of Peridot’s income and assets, unless Peridot qualifies for the start-up exception

(discussed below), Peridot believes it was a PFIC for the 2020 taxable year. Moreover, if either the Continuance or the Amalgamation does not qualify as an F Reorganization, Peridot will not qualify for the start-up exception and Peridot will likely be a PFIC in 2020 and 2021.

Based on the expected operations, and composition of assets and income of Amalco and its subsidiaries after the Business Combination and Amalco’s market capitalization, which will fluctuate from time to time, Peridot does not expect that Amalco will meet the PFIC asset test or income test (discussed below) in 2021 or 2022, or for the foreseeable future. Nevertheless, Amalco’s PFIC status is uncertain and will depend upon the application of the start-up exception, discussed below (assuming the Continuance and the Amalgamation qualify as F Reorganizations).

Start-up Exception. Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “Start-Up Year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation establishes to the satisfaction of the IRS that it will not be a PFIC for either of the first two taxable years following the Start-Up Year; and (3) the corporation is not in fact a PFIC for either of those years (the “Start-Up Exception”).

Assuming the Continuance and the Amalgamation qualify as F Reorganizations, Amalco should be treated as the same corporation as Peridot for purposes of the PFIC provisions including the Start-Up Exception. Peridot believes, although subject to uncertainty, that Peridot’s 2020 taxable year would be the Start-Up Year under the startup exception, and Peridot should not be treated as a PFIC for 2020, assuming Peridot qualifies for the Start-Up Exception in 2020, which requires that Amalco does not meet the PFIC asset test or income test (discussed below) in either 2021 or 2022. Based on the expected operations, and composition of assets and income of Amalco and its subsidiaries after the Business Combination and Amalco’s market capitalization (which will fluctuate from time to time), Peridot does not expect that Amalco will meet the PFIC asset test or income test in 2021 or 2022, or for the foreseeable future. Peridot’s and Amalco’s actual PFIC status for any taxable year will not be determinable until after the end of such year, and in the case of the application of the Start-Up Exception for Peridot to 2020, until after the end of Amalco’s 2022 taxable year. Accordingly, there can be no assurance with respect to Peridot’s status as a PFIC for 2020, and, there can be no assurances with respect to Amalco’s status as a PFIC for the current or any future taxable year.

If Peridot is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its Class A Shares redeemed would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for Peridot’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). These rules are described more fully below under “—Tax Consequences of Ownership and Disposition of Amalco Shares and Amalco Warrants — Passive Foreign Investment Company Rules.”

The rules dealing with PFICs discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of the PFIC rules to your exchange of Class A Shares and/or Public Warrants under your particular circumstances, including as a result of PFIC Elections such U.S. Holders may have made (or may wish to make for the taxable year including the Business Combination).

Tax Consequences of Ownership and Disposition of Amalco Shares and Amalco Warrants

Dividends and Other Distributions on Amalco Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on Amalco Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Amalco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Amalco’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Amalco Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Amalco Shares and Amalco Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent), which would include amounts expected to be payable in respect of Canadian income taxes, if any. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that Amalco pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if Amalco Shares are readily tradable on an established securities market in the United States or Amalco is eligible for benefits under an applicable tax treaty with the United States, and Amalco is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding taxable year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Canadian dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, Canadian income taxes withheld from dividends on common shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s (as defined below) U.S. federal income tax liability. Subject to certain complex limitations, the non-refundable withheld Canadian taxes generally will be eligible for credit against a U.S. treaty beneficiary’s (as defined below) federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Canadian income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Amalco Shares and Amalco Warrants

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Amalco Shares or Amalco Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Amalco Share or Amalco Warrant (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Amalco Share exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Exercise or Lapse of an Amalco Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of an Amalco Share upon exercise of an Amalco Warrant for cash. The U.S. Holder’s tax basis in the Amalco Share received upon exercise of the Amalco Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Amalco Warrant (i.e., its tax basis, calculated in U.S. dollars) and the exercise price. The U.S. Holder’s holding period for Amalco Shares received upon exercise of the of an Amalco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Amalco Warrant and will not include the period during which the U.S. Holder held the Amalco Warrant (or any Public Warrant exchanged therefor). If an Amalco Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the warrant has been held for more than one year.

Adjustment to Exercise Price

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of an Amalco Warrant or to the Amalco Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Dividends and Other Distributions on Amalco Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to an Amalco Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to an Amalco Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Amalco Shares and Amalco Warrants could be materially different from that described above if Amalco is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

It is uncertain whether, immediately following the Business Combination, Amalco will be treated as a PFIC for U.S. federal income tax purposes.

Although Amalco’s PFIC status is determined annually, an initial determination that Amalco is a PFIC will generally apply for subsequent years to a U.S. Holder who held Amalco Shares or Amalco Warrants while Amalco was a PFIC, whether or not Amalco meets the test for PFIC status in those subsequent years.

As discussed above, if Peridot does not qualify for the Start-Up Exception and is determined to be a PFIC with respect to a U.S. Holder, such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election (described below) with respect to such Class A Shares, and such U.S. Holder was not subject to tax on the receipt of such Amalco Shares under Section 1291(f) of the U.S Tax Code or otherwise, then, although not free from doubt, Amalco would also be treated as a PFIC as to such U.S. Holder with respect to such Amalco Shares even if Amalco did not meet the test for PFIC status in its own right. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such Amalco Shares (treated as shares of a PFIC as to such holder) for a period that includes its holding period for the Class A Shares exchanged therefor, respectively.

If Amalco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Amalco Shares or Amalco Warrants and, in the case of Amalco Shares, the U.S. Holder did not make either an applicable PFIC Election (or elections) for the first taxable year of Amalco (or, as applicable Peridot) in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Amalco Shares or Amalco Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Amalco Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Amalco Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Amalco Shares or Amalco Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Amalco’s first taxable year in which Amalco is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if Amalco is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of Amalco Shares (but not Amalco Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Amalco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which Amalco’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its Amalco Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Amalco Warrants (other than upon exercise of such Amalco Warrants for cash) and Amalco was a PFIC at any time during the U.S. Holder’s holding period of such Amalco Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Amalco Warrants properly makes and maintains a QEF election with respect to the newly acquired Amalco Shares (or has previously made a QEF election with respect to Amalco Shares, or Class A Shares, as applicable), the QEF election will apply to the newly acquired Amalco Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Amalco Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Amalco Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, Amalco will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of Amalco’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, Amalco must also be determined to be a “controlled foreign corporation” as defined by the Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Amalco Share acquired upon the exercise of the warrants solely for purposes of the PFIC rules. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. Amalco has not determined whether it will provide U.S. Holders this information if it determines that it is a PFIC.

Alternatively, if Amalco is a PFIC and Amalco Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Amalco Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Amalco Shares at the end of such year over its adjusted basis in its Amalco Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Amalco Shares over the fair market value of its Amalco Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Amalco Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Amalco Shares will be treated as ordinary income. Although there is uncertainty under the current rules, the holder of an option, such as the Amalco Warrants, does not appear to be entitled to make a mark-to-market election.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which Amalco Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Amalco Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Amalco Shares under their particular circumstances.

Related PFIC Rules

If Amalco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Amalco receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Amalco Shares and Amalco Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to Amalco securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to Amalco. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Amalco Shares, subject to certain exceptions (including an exception for Amalco Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Amalco Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Amalco Shares.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to Amalco Shares, Amalco Warrants, and the receipt of Canadian dollars in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to you depending upon your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences to you of the disposition of Peridot’s Class A Shares and Public Warrants in connection with the Continuance, the Amalgamation and Business Combination, and of the acquisition, ownership and disposition of Amalco Shares and Amalco Warrants including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PERIDOT SHAREHOLDER PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Pursuant to Article 49 of the Articles, Peridot shareholders are being asked to consider and vote on the Business Combination Proposal. You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the Business Combination Agreement be approved and adopted and the Business Combination is hereby approved.”

Vote Required for Approval

Section 49.4 of the Articles provides that at any general meeting called for the purposes of approving the Business Combination, Peridot may consummate the Business Combination if it is approved by an ordinary resolution. Accordingly, the Business Combination Proposal will be approved and adopted if the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, is conditioned on the approval and adoption of the Business Combination Proposal.

Recommendation of the Board

PERIDOT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS

COMBINATION PROPOSAL.

PERIDOT SHAREHOLDER PROPOSAL NO. 2—THE CONTINUANCE PROPOSAL

Peridot is currently incorporated as a Cayman Islands exempted company. Pursuant to the Business Combination Agreement and subject to the terms and conditions contained therein, in connection with the Business Combination, Peridot proposes to be continued from the Cayman Islands to the Province of Ontario, Canada and continue as a corporation existing under the OBCA. This transaction is known as a “Continuance” under Ontario law. As discussed in this proxy statement/prospectus, Peridot shareholders are being asked to consider and vote upon a proposal to approve the Continuance, and in connection therewith, the adoption of the Peridot Ontario Governing Documents substantially in the form attached to this proxy statement/prospectus as Annex D. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Continuance. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Effect of Continuance

Upon the Continuance, the Companies Act will cease to apply to Peridot and Peridot will thereupon become subject to the OBCA, as if it had been originally incorporated as an Ontario corporation. The Continuance will not create a new legal entity, affect the continuity of Peridot or result in a change in its business. The existing board of directors would continue to constitute the board of directors upon the Continuance becoming effective, subject to the addition of Ajay Kochhar and Bruce MacInnis as directors of Peridot upon the Continuance becoming effective in order to satisfy OBCA director residency requirements. Mr. Kochhar and Mr. MacInnis are the Chief Executive Officer and Chief Financial Officer, respectively, of Li-Cycle.

The Continuance will not affect Peridot’s status as a listed company on NYSE, as a reporting issuer under the securities laws of the United States, and Peridot would remain subject to the requirements of such laws.

As of the effective time of the Continuance, Peridot’s current organizational documents — the Articles — will be replaced with articles and by-laws under the OBCA, the legal domicile of Peridot will be the Province of Ontario and Peridot will no longer be subject to the provisions of the Companies Act.

Comparison of Companies Act and OBCA

Upon the Continuance, Peridot would be governed by the OBCA. Although the rights and privileges of shareholders under the OBCA are in certain instances comparable to those under the Companies Act, there are several notable differences and shareholders are advised to review the information contained in this proxy statement and to consult with their professional advisors. The following is a summary comparison of certain provisions of the Companies Act and the OBCA. This summary is not intended to be exhaustive and is qualified in its entirety by the full provisions of the Companies Act, the OBCA, and the governing documents of Peridot, Peridot Ontario or Amalco, as applicable. The following summary does not generally reflect any of the rules of the NYSE or securities laws that may apply to Peridot, Peridot Ontario or Amalco, as applicable.

	Companies Act	OBCA

Authorized Capital	No minimum capitalization requirement. Shares may be par value or no par value (but a company cannot have both). Bearer shares are not permissible.	No minimum capitalization requirements. Share of a corporation must be in registered form and shall be without nominal or par value.

Pre-emptive Rights	The Companies Act does not contain provisions in respect of pre-emptive rights to receive additional shares. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A22.	Under the OBCA, shareholders of a corporation do not have pre-emptive rights to subscribe to an additional issue of shares or to any security convertible into such shares, unless such right is expressly included in the articles of incorporation or a unanimous shareholder agreement.

	Companies Act	OBCA

Declaration of Dividends, Distributions, Repurchases and Redemptions

Dividends, distributions may be paid out of profits. “Profits” is not defined by statute but by the articles of association and common law and may include income and realized and unrealized gains. The share premium account may be used to fund a bonus issue and a cash dividend, subject to the company being able to pay its debts as they fall due in the ordinary course of business immediately following the date of the dividend and the articles of association so permit.

Under the Companies Act, a company having a share capital may, if authorized to do so by its articles of association, purchase its own shares, including any redeemable

Under the Companies Act:

(a) No share may be redeemed or purchased unless it is fully paid.

(b) A company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any issued shares of the company other than shares held as treasury shares.

(c) Redemption or purchase of shares may be effected in such manner and upon such terms as may be authorized by or pursuant to the company’s articles of association.

(d) If the articles of association do not authorize the manner and terms of the purchase, a company shall not purchase any of its own shares unless the manner and terms of purchase have first been authorized by a resolution of the shareholders of the company.

Under the OBCA, subject to its articles and any unanimous shareholder agreement, the directors may declare and the corporation may pay a dividend (i) by issuing fully paid shares of the corporation, or options or rights to acquire fully-paid shares of the corporation, (ii) in money, or (iii) in property. The board may not declare, and the corporation may not pay, a dividend if there are reasonable grounds for believing that the corporation is, or after the payment would be, unable to pay its liabilities as they become due; or the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

Further, under the OBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends, as set out above.

Under the OBCA, a corporation may, subject to its articles, purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles. However, a corporation may not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that it would not meet similar solvency tests as those set out above.

Pursuant to the OBCA, except in limited circumstances set out in the OBCA, a corporation shall not hold shares in itself.

	Companies Act	OBCA

Shares issued by a corporation and purchased, redeemed or otherwise acquired by it shall be cancelled or, if the articles limit the number of authorized shares of a class or series, may be restored to the status of authorized but unissued shares of the class.

Under the OBCA, except in limited circumstances, a corporation shall not hold shares in its holding body corporate, and a corporation shall not permit any of its subsidiary bodies corporate to hold shares of the corporation.

Compulsory Acquisitions	Under the Companies Act, an acquiring party may be able to compulsorily acquire the shares of minority holders by acquiring pursuant to a tender offer 90% of the shares not already owned by the acquiring party (the “offeror”). If an offeror has, within four months after the making of an offer for all the shares not owned by the offeror, obtained the approval of not less than 90% of all the shares to which the offer relates, the offeror may, at any time within two months after the end of that four month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince the court to order otherwise.	The OBCA provides a right of compulsory acquisition for an offeror that, within 120 days of the bid, acquires not less than 90% of the target securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror or an affiliate or associate of the offeror.

	Companies Act	OBCA

Size of Board of Directors	There are no minimum or maximum requirements specified under the Companies Act. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A.

Under the OBCA, the board of directors of a corporation that is not an offering corporation (as such term is defined in the OBCA) must consist of at least one director. The board of directors of an offering corporation must consist of not fewer than three individuals.

Pursuant to the OBCA, where a minimum and maximum number of directors of a corporation is provided for in its articles, the number of directors of the corporation shall be such number as determined from time to time by special resolution of the corporation’s shareholders or, if a special resolution of the corporation’s shareholders empowers the directors to determine the number, by resolution of the directors. If no applicable special resolution has been passed by the shareholders, the number of directors of the corporation is to be the number of directors named in its articles.

Director Qualifications	No requirement to appoint Cayman Islands resident directors or officers, a resident representative or any other service providers in the Cayman Islands. Corporate directors permitted.

The OBCA provides that, where a corporation has four (4) or more directors, at least twenty-five percent (25%) of the directors of the corporation must be resident Canadians (as such term is defined in the OBCA). Where the corporation has less than four (4) directors, at least one (1) director must be a resident Canadian.

Pursuant to the OBCA, the following persons are disqualified from being a director:

•   Anyone who is less than 18 years of age;

•   A person who has been found under the Substitute Decisions Act, 1992 (Ontario) or under the Mental

	Companies Act	OBCA

Health Act (Ontario) to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere;

•   A person who is not an individual; and

•   A person who has the status of bankrupt.

Election and Appointment of Directors	The Companies Act does not contain in provisions in respect of the appointment and election of directors. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A.

Pursuant to the OBCA, shareholders are to elect at each annual meeting of shareholders at which an election of directors is required, directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election.

Additionally, generally, a quorum of directors may fill a vacancy among the directors. A director appointed to fill a vacancy holds office for the unexpired term of the director’s predecessor.

Where a special resolution empowers the directors of a corporation the articles of which provide a minimum and maximum number of directors to determine the number of directors, the directors may appoint an additional director in between meetings of shareholders provided that the total number of directors following such appointment is not greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

Pursuant to the OBCA, each director shall hold office until the annual general meeting for the year in which his or her term expires and until his or her successor is elected, subject to prior death, resignation, retirement, disqualification or removal from office.

	Companies Act	OBCA

Removal of Directors	The Companies Act does not contain in provisions in respect of the removal of directors. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A.	Pursuant to the OBCA, the shareholders may by ordinary resolution at an annual or special meeting of shareholders remove any director or directors from office.

Fiduciary Duties of Directors and Officers

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Under the OBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith, with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Directors and officers of an OBCA corporation must comply with the OBCA, the regulations made under the OBCA, and the corporation’s articles and by-laws.

Conflicts of Interest of Directors	The Companies Act does not contain in provisions in respect of the conflict of interest of directors. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A.	According to the OBCA, and applicable common law, directors of a corporation must exercise particular care with regard to the following: (i) directors must not act with self-interest or collateral or improper motives; (ii) directors must not appropriate corporate opportunities lest they be forced to disgorge profits or gains realized; and (iii) directors who vote for or consent to a resolution authorizing, among other things, a payment of a dividend or a purchase, redemption or other acquisition of shares of the corporation while the corporation is insolvent are jointly and severally liable to restore to the corporation any amounts distributed or paid and not otherwise recovered by the corporation.

OBCA

The OBCA provides that a director of a corporation is required to disclose his or her interest with respect to a material contract or transaction or proposed material contract or transaction, with the corporation.

A director who is required to disclose a conflict of interest is prohibited from attending any part of a meeting of directors during which the contract or transaction is discussed and must refrain from voting on any resolution to approve it, unless the contract or transaction relates primarily to their remuneration as a director of the corporation or an affiliate, is for indemnity or insurance or is one with an affiliate of the corporation. The prohibition extends to any discussion with respect to the director’s compensation as an employee, officer or agent of the corporation and to arrangements by way of security for money lent to or obligations undertaken by the director for the benefit of the corporation or an affiliate.

If no quorum exists for the purpose of voting on a resolution to approve a contract or transaction only because a director is not permitted to be present at the meeting, the remaining directors will be deemed to constitute a quorum for the purposes of voting on the resolution. Where all of the directors are conflicted, the contract or transaction may be approved only by the shareholders of the corporation.

	Companies Act	OBCA

Indemnification of Directors and Officers	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.	Under the OBCA, a corporation may indemnify certain persons, including directors and officers of the corporation, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation; provided that the individual acted honestly and in good faith with a view to the best interests of the corporation and provided that if the matter is a criminal or administrative action or proceeding enforced by a monetary penalty, the corporation may not indemnify the individual unless the individual has reasonable grounds for believing that the individual’s conduct was lawful.

Limitation on Director Liability	Liability of directors may be limited, except with regard to their own fraud or willful default.

Under the OBCA, directors, officers, and employees of corporations remain protected from personal liability unless it can be shown that their actions are tortious or exhibit an identity separate from that of the corporation so as to make the act or conduct complained of their own.

Under the common law, courts can impose liability on a director if they are found in breach of any of the aforementioned fiduciary and standard of care obligations. The common law can also hold directors personally liable for corporate actions should they have resulted from the negligence of the director or negligent misrepresentation to a third party by a director.

Generally, courts will not interfere in management decisions in the absence of fraud or illegality and directors and officers will not be held to be in breach of their duty of care if they acted prudently and on a reasonably informed basis.

	Companies Act	OBCA

Shareholder Meetings	A Cayman Islands exempted company is not required by law to hold an annual general meeting but may determine to do so pursuant to its articles of association. The location of the meeting is determined in accordance with the articles of association.

Directors of a corporation are required to call an annual meeting of shareholders not later than 15 months after the holding of the last preceding annual meeting.

The annual meeting is held for the purpose of receiving financial statements, electing directors and appointing auditors or dispensing with the requirement for an auditor.

Pursuant to the OBCA, the directors must place before each annual meeting of shareholders, financial statements for the period that began on the date the corporation came into existence and ended not more than six months before the annual meeting or, if the corporation has completed a financial year, the period that began immediately after the end of the last completed financial year and ended not more than six months before the annual meeting.

At any annual meeting of shareholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before the meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board, (ii) otherwise properly brought before the meeting by or at the direction of the board, or (iii) properly brought before an annual meeting of shareholders by a shareholder. For business to be properly brought before an annual meeting by a shareholder it must be done in compliance with the procedures set forth in the OBCA.

	Companies Act	OBCA

Notice of Meetings	The Companies Act does not specify the manner that notice of meetings is to be served. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A.	Notice of the time and place of a meeting of shareholders must be sent by the corporation, in the case of an offering corporation (as such term is defined in the OBCA) not less than twenty-one (21) days and, in the case of any other corporation not less than ten (10) days, but, in either case, not more than fifty (50) days before the meeting. The notice must be sent to each shareholder entitled to vote at the meeting, each director and the auditor of the corporation.

Special Meetings	The Companies Act does not specify the manner that special meetings may be called. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A.	Under the OBCA, the directors may, at any time, call a special meeting of shareholders.

Requisition of Meetings by Shareholders	The Companies Act does not specify the manner that shareholders may requisition a meeting of the shareholders. The Companies Act contains default Table A provisions regarding the convening of a shareholder meeting by the directors or shareholders i.e. to the extent the company does not in its own articles of association modify or exclude Table A.

Under the OBCA, the holders of not less than five percent (5%) of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders. Upon receiving such a requisition, the directors must call a meeting of shareholders unless (i) a record date has been fixed and notice thereof has been given; (ii) the directors have called a meeting and notice thereof has been given; or (iii) the business of the proposed meeting includes certain matters enumerated in the OBCA whereby the directors are not required to call a meeting.

Subject to certain exceptions, if the directors fail to call a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

	Companies Act	OBCA

Record Date; Notice Provisions	The Companies Act does not specify requirements in respect the manner for setting a record date for determining the shareholders entitle to receive notice of a meeting or the manner that notice of a shareholders meeting is to be provided. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A.

The OBCA provides that the directors can fix in advance a date as the record date for the purpose of determining shareholders (i) entitled to receive payment of a dividend; (ii) entitled to participate in a liquidation or distribution; or (iii) for any other purpose except the right to receive notice of or to vote at a meeting, provided that the record date cannot precede the particular action to be taken by more than fifty (50) days.

For the purpose of determining shareholders entitled to receive notice of a meeting of shareholders, the OBCA provides that the directors can fix in advance a date as the record date for such determination of shareholders, but the record date cannot precede by more than sixty (60) days or by less than thirty (30) days the date on which the meeting is to be held.

Where no record date is fixed, the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or to vote shall be the close of business on the day on which the directors pass the resolution relating thereto.

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register at the close of business on the day the directors fix the record date, notice thereof must be given, not less than seven (7) days before the date so fixed (a) by advertisement in a newspaper; and (b) by written notice to each stock exchange in Canada on which the shares of the corporation are listed for trading.

	Companies Act	OBCA

Solicitation of Proxies	The Companies Act does not include provisions regulating the solicitation of proxies. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A.	Under the OBCA, solicitation by or on behalf of management of a corporation must be in the form of a management information circular, accompanying the notice of the meeting. A person who solicits proxies, other than by or on behalf of management of the corporation, must send a dissident’s information circular in the prescribed form stating the purposes of the solicitation to each shareholder whose proxy is solicited as well as to certain other recipients. Pursuant to the OBCA, a person who solicits proxies, other than by or on behalf of management of the corporation, to a total number of shareholders whose proxies solicited is fifteen (15) or fewer, two (2) or more joint holders being counted as one (1) shareholder, or who conveys the solicitation by way of public broadcast, speech or publication does not need to send a dissident’s information circular.

Shareholder Proposals	The Companies Act does not specify the manner that a shareholder’s proposal would presented for a shareholder’s meeting. The Companies Act contains default Table A provisions regarding the convening of a shareholder meeting by the directors or shareholders i.e. to the extent the company does not in its own articles of association modify or exclude Table A.

Under the OBCA, a shareholder entitled to vote at a meeting of shareholders may, subject to satisfaction of certain requirements, (i) submit to the corporation notice of a proposal; and (ii) discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. If so requested by a shareholder giving notice of a proposal, the corporation must, subject to certain exemptions, include in the management information circular or attach thereto a statement by the shareholder of not more than two hundred words in support of the proposal along with the name and address of the shareholder.

A proposal can include nominations for the election of directors if the proposal is signed

	Companies Act	OBCA

by one or more shareholders representing in the aggregate not less than five percent (5%) of the shares or five percent (5%) of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but, subject to any advance notice requirements relating to the nomination of directors in the corporation’s by-laws, this does not preclude nominations being made at a meeting of shareholders.

Where a corporation refuses to include a proposal in a management information circular, the corporation must, within ten (10) days after receiving the proposal, send notice to the shareholder submitting the proposal of its intention to omit the proposal from the management information circular and send to the shareholder a statement of the reasons for the refusal. Upon the application of a shareholder aggrieved by a corporation’s refusal, the court may restrain the holding of the meeting to which the proposal is sought to be presented and make any further order it thinks fit.

Quorum	The Companies Act does not include provisions regarding the quorum requirement for a meeting. The Companies Act provides that the regulations of Table A shall be the regulations of the company the extent the company does not in its own articles of association modify or exclude Table A.

Pursuant to the OBCA, if a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting even if a quorum is not present throughout the meeting.

Additionally, under the OBCA, if a quorum is not present at the time appointed for a meeting of shareholders, or within a reasonable time thereafter as the shareholders present may determine, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

	Companies Act	OBCA

Voting Rights	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting of shareholders. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present and voting at a meeting of shareholders is required.

Generally, matters passed at a shareholder meeting are required to be passed by ordinary resolution, other than actions which are required by the OBCA or a corporation’s articles or by-laws to be passed by a greater number of the votes cast.

An ordinary resolution is a resolution submitted to a meeting of shareholders and passed by at least a majority of the votes cast.

A special resolution is a resolution submitted to a special meeting of shareholders and passed by at least two-thirds (2/3) of the votes cast.

Amendments to Governing Documents	Under the Companies Act, any amendment to the memorandum and articles of association of a company generally requires the approval of shareholders by way of special resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution at a duly constituted meeting or a resolution signed by all of the shareholders entitled to vote on that resolution. The directors have no power to make, amend or repeal the memorandum and articles of association of a company.

Pursuant to the OBCA and subject to certain exceptions, a change to a corporation’s articles, such as an alteration of the restrictions, if any, on the business able to be carried on by the corporation, a change in the name of the corporation or a change in the authorized capital of the corporation, requires approval by special resolution passed by the corporation’s shareholders.

The OBCA may also require the separate approval by special resolution of the holders of a class or series of shares for certain amendments to a corporation’s articles.

The OBCA also requires the creation, amendment or repeal of by-laws by the directors of a corporation to be approved by ordinary resolution of the shareholders of the corporation at the next shareholder meeting.

Vote Required for Extraordinary Transactions	The Companies Act does not contain equivalent statutory provisions.	Under the OBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or other disposals of all or

	Companies Act	OBCA

substantially all a corporation’s property other than in the ordinary course of business, liquidations, dissolutions, and arrangements, are required to be approved by special resolution of the shareholders of the corporation.

In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Dissent Rights	Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Pursuant to the OBCA, shareholders entitled to vote on certain matters who dissent to certain actions being taken by a corporation may exercise a right of dissent and require the corporation to purchase the shares held by such shareholder at the fair value of such shares. A right of dissent is for example available where the corporation proposes or is subject to:

•   alter the restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

•   alter the restrictions on the powers of the corporation or on the business it is permitted to carry on;

•   amalgamate with another corporation (other than with certain affiliated corporations);

•   sell, lease or exchange all or substantially all of the corporation’s property other than in the ordinary course of business;

•   continue under the laws of another jurisdiction;

	Companies Act	OBCA

•   undertake an arrangement, if the applicable court order for the arrangement provides dissent rights;

•   make certain amendments to the articles of the corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent, if in certain circumstances, the articles of the corporation prohibit such dissent; or

•   any court order that permits dissent.

Oppression Remedy	The Companies Act does not contain equivalent statutory provisions. However, a shareholder does have the right to petition the court to wind-up a company on just and equitable grounds.

The OBCA provides an oppression remedy to a shareholder (among others) that enables a court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon application of a complainant that:

•   any act or omission of the corporation or any of its affiliates effects or threatens to effect a result;

•   the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or

•   the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation, the court may make an order to rectify the matters complained of.

	Companies Act	OBCA

Derivative Actions	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Under the OBCA, a shareholder, or other complainant recognized under the OBCA, may apply to the court for leave to bring an action in the name of and on behalf of the corporation or any of its subsidiaries, or to intervene in an existing action to which the corporation or a subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or its subsidiary.

Under the OBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given the requisite notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the OBCA, the court may make any order it thinks fit including: (a) an order authorizing the complainant or any other person to control the conduct of the action; (b) an order giving directions for the conduct of the action; (c) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present securityholders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and (d) an order requiring the corporation or its subsidiary to pay reasonable legal fees and any

	Companies Act	OBCA

other costs reasonably incurred by the complainant in connection with the action.
Right to Inspect	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Pursuant to the OBCA, a shareholder has the right to inspect copies of the following free of charge: (i) the articles and by-laws of the corporation and all amendments thereto and a copy of any unanimous shareholder agreement known to the directors; (ii) minutes of meetings and resolutions of shareholders; (iii) a register of directors in which are set out the names and residence addresses (while directors), including the street and number, if any, and an e-mail address if one is provided, of all persons who are or have been directors of the corporation with the several dates on which each became or ceased to be a director; and (iv) a securities register.

Voluntary Dissolution

A company may be wound up voluntarily in a number of ways:

(i) Automatically, if its articles of association provide that on the termination of any period or the happening of any event, the company shall be wound up and dissolved;

(ii) When the period fixed by the articles of association for the duration of the company expires, or when an event occurs which, under the articles of association, causes the company to be wound up and dissolved;

(iii) If the shareholders of the company pass a special resolution requiring the company to be wound up voluntarily and appointing a liquidator of their choice; or

Pursuant to the OBCA, the shareholders of a corporation may, by special resolution, require the corporation to be wound up voluntarily. Prior to a voluntary dissolution, the corporation must first pay or discharge its debts. Subsequently, it must transfer its remaining assets to its shareholders or liquidate its remaining assets into cash and distribute the cash to the shareholders based on the shareholders’ entitlements.

Corporations with ongoing legal proceedings are generally not permitted to dissolve voluntarily. Special conditions apply if an insolvent or a bankrupt corporation wishes to dissolve.

	Companies Act	OBCA

(iv) If the shareholders of the company pass an ordinary resolution requiring it to be wound up voluntarily because it is unable to pay its debts as they fall due.

The commencement of voluntary liquidation is a simple procedure that does not require sanction or action by the court.

A company that has been liquidated and dissolved cannot be revived as a legal person.

A corporation may be revived if someone seeks to bring a legal proceeding or enforce a debt against the dissolved corporation. After revival, the dissolved corporation will once again become a legal person. If a corporation is successfully revived, then its revival will be applied retroactively so that the corporation will be responsible for all acts done by (and to) the corporation during the time period after the corporation was dissolved and before it was revived.

Involuntary Dissolution	A company may be involuntary wound up by the Cayman Islands court. A petition to the Cayman Islands court for a winding up order may be made by the company itself, a creditor (including a contingent or prospective creditor) or a shareholder of the company (with some narrow exceptions).	A corporation may be involuntarily dissolved by order of the director appointed under the OBCA or by order of a court under the OBCA in certain circumstances.

Comparison of Peridot and Peridot Ontario Articles and Bylaws

As part of the Continuance, Peridot Ontario proposes to adopt the Peridot Ontario Governing Documents for purposes of the period between the Continuance and the Amalgamation. The adoption of the Peridot Ontario Governing Documents will result in material differences from provisions contained in or omitted from the Articles. The amendments are described below. You should also carefully read the full text of the proposed Peridot Ontario Governing Documents, which are attached as Annex D to this proxy statement/prospectus. The following summary description of provisions of the Peridot Ontario Governing Documents is qualified by reference to the full text of the Peridot Ontario Governing Documents and the OBCA.

Peridot Articles		Peridot Ontario Governing Documents
Governing Statute	The Companies Act (As Revised) of the Cayman Islands	Business Corporations Act (Ontario)

Peridot Articles		Peridot Ontario Governing Documents
Authorized Capital	US$33,100 divided into 300,000,000 Class A ordinary shares of par value of US$0.0001 each, 30,000,000 Class B ordinary shares of par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

An unlimited number of Class A common shares, an unlimited number of Class B shares and an unlimited number of preferred shares, issuable in series.

Class A common shares

Each Class A common share will be entitled to one vote on all matters on which shareholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of Class A common shares, as such, shall not be entitled to vote on any amendment to the Peridot Ontario articles, including any certificates of designations relating to any series of preferred shares, that relates solely to the terms of the Class B shares or one or more outstanding series of preferred shares, if the holders of such affected class of shares or series are entitled, either separately or together with holders of one or more other such class or series, to vote thereon pursuant to the Peridot Ontario articles.

Holders of Class A common shares are entitled to dividends as the directors of Peridot Ontario may declare from time to time (subject to the rights of the holders of any outstanding series of preferred shares). However, all dividends which the directors of Peridot Ontario may determine to declare and pay in any financial year of Peridot Ontario must be declared and paid in equal or equivalent amounts per share on all of the Class A common shares and Class B common shares at the time outstanding without preference or distinction.

Upon the dissolution, liquidation or winding up of Peridot Ontario, or any other distribution of assets of Peridot Ontario among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of preferred

Peridot Articles	Peridot Ontario Governing Documents
shares, the holders of Class A common shares shall be entitled to receive equally with the holders of Class B common shares the remaining property and assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of Class A common shares held by them.

Class B common shares

Each Class B common share will be entitled to one vote on all matters on which shareholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of Class B common shares, as such, shall not be entitled to vote on any amendment to the Peridot Ontario articles, including any certificates of designations relating to any series of preferred shares, that relates solely to the terms of the Class A shares or one or more outstanding series of preferred shares, if the holders of such affected class of shares or series are entitled, either separately or together with holders of one or more other such class or series, to vote thereon pursuant to the Peridot Ontario articles.

Holders of Class B common shares are entitled to dividends as the directors of Peridot Ontario may declare from time to time (subject to the rights of the holders of any outstanding series of preferred shares). However, all dividends which the directors of Peridot Ontario may determine to declare and pay in any financial year of Peridot Ontario must be declared and paid in equal or equivalent amounts per share on all of the Class A common shares and Class B common shares at the time outstanding without preference or distinction.

Class B common shares will automatically convert into Class A

Peridot Articles		Peridot Ontario Governing Documents

common shares on a one-for-one basis and otherwise in the same manner that Class B ordinary shares of Peridot are convertible into Class A ordinary shares of Peridot

Upon the dissolution, liquidation or winding up of Peridot Ontario, or any other distribution of assets of Peridot Ontario among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of preferred shares, the holders of Class B common shares shall be entitled to receive equally with the holders of Class A common shares the remaining property and assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of Class B common shares held by them.

Preferred Shares

The preferred shares may be issued from time to time in one or more series and the board of directors will be authorized to establish from time to time the number of preferred shares to be included in each series, and to fix the designations, powers and preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Directors; Classes	The directors are divided into three classes: Class I, Class II and Class III. The Class I directors stand appointed for a term expiring at Peridot’s first annual general meeting, the Class II directors stand appointed for a term expiring at Peridot’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at Peridot’s third annual general meeting. Directors appointed to succeed those directors who terms expire shall be appointed for a term of office to expire at the third

The board of directors will consist of a minimum of one (1) and a maximum of ten (10) directors.

The board of directors will not be divided into classes and each director will be elected on an annual basis.

Peridot Articles		Peridot Ontario Governing Documents
succeeding annual general meeting after their appointment.

Notice of Shareholder Meetings	At least five clear days’ notice shall be given of any general meeting.

The board of directors, the chair of the board, the president, and the chief executive officer of Peridot Ontario will have the power to call a meeting of shareholders.

The time period to provide notice of the time and place of a meeting of shareholders is not less than twenty-one (21) days and not more than fifty (50) days before the meeting.

Quorum	The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.	A quorum is present at a meeting of shareholders if the holders of not less than 33 1/3% of the shares entitled to vote at such meeting are present in person or represented by proxy.
Shareholder Vote; Casting Vote	In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chairman shall be entitled to a second or casting vote.

Any question at a meeting of shareholders will be decided by a majority of the votes cast on the question unless the Governing Documents, the OBCA or other applicable law requires otherwise.

In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chair of the meeting is not entitled to a second or casting vote.

Shareholder Proposals; Director Nominations	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of Peridot not less than 120 calendar days before the date of Peridot’s proxy statement released to members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the	Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors by a nominating shareholder provided that the nomination is made, in the case of an annual meeting of shareholders, not less than 30 days nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50

Peridot Articles	Peridot Ontario Governing Documents
previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.	days after the date (the “Notice Date”) that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of the Corporation, not later than the close of business on the fifteenth (15th) day following the day that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the

Peridot Articles		Peridot Ontario Governing Documents

special meeting of shareholders was made. To be in proper form, the notice of nomination must include certain prescribed information about the nominating shareholder and the proposed nominee.

Shareholder proposals are governed by the provisions of the OBCA.

Forum Selection	None.	Unless Peridot Ontario consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of Peridot Ontario to Peridot Ontario; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the OBCA, or Peridot Ontario’s

Peridot Articles		Peridot Ontario Governing Documents
Governing Documents; or (iv) any action or proceeding asserting a claim otherwise related to the Peridot Ontario’s “affairs” (as such term is defined in the OBCA). The foregoing will not apply to any action brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended. Unless Peridot Ontario consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended.

Other	Peridot’s Articles includes a number of provisions related to the IPO, the Sponsors, the Business Combination and other related matters.	These provisions will not be included in the Peridot Ontario Governing Documents as they will no longer be relevant to Peridot Ontario following the Continuance.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that Peridot be de-registered in the Cayman Islands pursuant to Article 47 of the Articles of Association of Peridot and be continued as a corporation in the Province of Ontario, Canada, and in connection with such continuation, the Peridot Ontario Governing Documents are hereby adopted for purposes of the period between the Continuance and the Amalgamation.”

Vote Required for Approval

The Continuance Proposal will be approved if the holders of at least two-thirds of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting vote “FOR” the Continuance Proposal. Approval of the Continuance Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, is conditioned on the approval and adoption of the Continuance Proposal.

Recommendation of the Board

PERIDOT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CONTINUANCE PROPOSAL.

PERIDOT SHAREHOLDER PROPOSAL NO. 3—THE AMALGAMATION PROPOSAL

As discussed in this proxy statement/prospectus, Peridot shareholders are being asked to consider and vote on a proposal to approve the Amalgamation. The Amalgamation is expected to be included in the Arrangement and, in accordance with the OBCA, the Peridot shareholders must approve the Amalgamation by way of a special resolution passed by at least two-thirds of those present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting. The Amalgamation will then be effected upon the implementation of the Arrangement and in accordance with the steps set out therein.

Following the Amalgamation, Peridot and Newco will be amalgamated and continue as one corporation (Amalco) under the terms and conditions prescribed in the Arrangement. Peridot and Newco will cease to exist as separate entities from Amalco and Amalco will possess all the property, rights, privileges and franchises and will be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of Peridot and Newco. Amalco will be deemed to be the plaintiff or defendant, as the case may be, in any civil action commenced by or against Peridot or Newco before the Amalgamation has become effective.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Amalgamation. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the Plan of Arrangement, which is attached as Annex C to this proxy statement/prospectus.

Resolution to be Voted Upon

RESOLVED, as a special resolution, that the Amalgamation of Peridot and Newco in accordance with the Plan of Arrangement, as set out in Annex C hereto be approved.

Vote Required for Approval

The Amalgamation Proposal will be approved and adopted if the holders of at least two-thirds of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting vote “FOR” the Amalgamation Proposal. Adoption of the Amalgamation Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, is conditioned on the approval and adoption of the Amalgamation Proposal.

Recommendation of the Board

PERIDOT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMALGAMATION PROPOSAL.

PERIDOT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMALGAMATION PROPOSAL.

PERIDOT SHAREHOLDER PROPOSAL NO. 4—THE GOVERNING DOCUMENTS PROPOSALS

As part of the Amalgamation, Amalco will adopt the Amalco Governing Documents which will become the articles and bylaws of Amalco, assuming the Business Combination is consummated. As such, Peridot’s shareholders are being asked to approve the adoption of the Amalco Governing Documents in their entirety in connection with the Amalgamation.

The adoption of the proposed Amalco Governing Documents will result in material differences from provisions contained in or omitted from the Articles. As such, in addition to voting on the adoption of the Amalco Governing Documents in their entirety, this proposal is separated into sub-proposals to be submitted to Peridot’s shareholders to vote upon those material aspects of the Amalco Governing Documents that do not appear in, or are different from, the Articles. Such material differences are described below. You should also carefully read the full text of the proposed Amalco Governing Documents, which are attached as Annex E to this proxy statement/prospectus. The following summary description of provisions of the Amalco Governing Documents is qualified by reference to the attached full text of the Amalco Governing Documents and the OBCA. For a summary of the differences between the Companies Act and the OBCA, see the section entitled “Peridot Shareholder Proposal No. 2—The Continuance Proposal.”

Peridot Articles		Amalco Governing Documents
Governing Statute	The Companies Act (As Revised) of the Cayman Islands	Business Corporations Act (Ontario)

Authorized Capital	US$33,100 divided into 300,000,000 Class A ordinary shares of par value of US$0.0001 each, 30,000,000 Class B ordinary shares of par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

An unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

Common Shares

Each common share will be entitled to one vote on all matters on which shareholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of common shares, as such, shall not be entitled to vote on any amendment to the Amalco articles, including any certificates of designations relating to any series of preferred shares, that relates solely to the terms of one or more outstanding series of preferred shares, if the holders of such affected class of shares or series are entitled, either separately or together with holders of one or more other such class or series, to vote thereon pursuant to the Amalco articles.

Holders of common shares are entitled to dividends as the directors of Amalco may declare from time to time (subject to the rights of the holders of any outstanding series of preferred shares).

Peridot Articles		Amalco Governing Documents

Upon the dissolution, liquidation or winding up of Amalco, or any other distribution of assets of Amalco among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of preferred shares, the holders of common shares shall be entitled to receive the remaining property and assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of common shares held by them.

Preferred Shares

The preferred shares may be issued from time to time in one or more series and the board of directors will be authorized to establish from time to time the number of preferred shares to be included in each series, and to fix the designations, powers and preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Directors; Classes	The directors are divided into three classes: Class I, Class II and Class III. The Class I directors stand appointed for a term expiring at Peridot’s first annual general meeting, the Class II directors stand appointed for a term expiring at Peridot’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at Peridot’s third annual general meeting. Directors appointed to succeed those directors who terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.	The board of directors will consist of a maximum of ten (10) directors. The board of directors will not be divided into classes and each director will be elected on an annual basis.

Peridot Articles		Amalco Governing Documents
Notice of Shareholder Meetings	At least five clear days’ notice shall be given of any general meeting.

The board of directors, the chair of the board, the president, and the chief executive officer of Amalco will have the power to call a meeting of shareholders.

The time period to provide notice of the time and place of a meeting of shareholders is not less than twenty-one (21) days and not more than fifty (50) days before the meeting.

Quorum	The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.	A quorum is present at a meeting of shareholders if the holders of not less than 33 1/3% of the shares entitled to vote at such meeting are present in person or represented by proxy.

Shareholder Vote; Casting Vote	In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chairman shall be entitled to a second or casting vote.

Any question at a meeting of shareholders will be decided by a majority of the votes cast on the question unless the Governing Documents, the OBCA or other applicable law requires otherwise.

In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chair of the meeting is not entitled to a second or casting vote.

Shareholder Proposals; Director Nominations	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of Peridot not less than 120 calendar days before the date of Peridot’s proxy statement released to members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with	Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors by a nominating shareholder provided that the nomination is made, in the case of an annual meeting of shareholders, not less than 30 days nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of the date that a notice of meeting is filed for

Peridot Articles		Amalco Governing Documents
such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

such meeting and the date on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of Amalco, not later than the close of business on the fifteenth (15th) day following the day that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the special meeting of shareholders was made. To be in proper form, the notice of nomination must include certain prescribed information about the nominating shareholder and the proposed nominee.

Shareholder proposals are governed by the provisions of the OBCA. See the section entitled “Peridot Shareholder Proposal No. 2—The Continuance Proposal.”

Forum Selection	None.	Unless Amalco consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of Amalco to Amalco; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the OBCA, or Amalco’s Governing Documents; or (iv) any action or proceeding asserting a claim otherwise related to the Amalco’s

Peridot Articles		Amalco Governing Documents
“affairs” (as such term is defined in the OBCA). The foregoing will not apply to any action brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended. Unless Amalco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended.

Other	Peridot’s Articles includes a number of provisions related to the Class B Shares, the IPO, the Sponsors, the Business Combination and other related matters.	These provisions will not be included in Amalco’s Governing Documents as they will no longer be relevant to Amalco following the Closing.

The sub-proposals to be voted on by Peridot’s shareholders are as follows:

PROPOSAL 4A:

Unlimited Authorized Capital

The proposed Amalco Governing Documents would establish the authorized capital of Amalco to consist of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

PROPOSAL 4B:

Declassification of Board of Directors

The proposed Amalco Governing Documents would declassify the board of directors with the result being that each director will be elected annually for a term of one year.

PROPOSAL 4C:

Reduced Quorum Requirement

The proposed Amalco Governing Documents would reduce the requisite quorum for a meeting of shareholders from a majority of votes to 33 1/3% of the shares entitled to vote at such meeting.

PROPOSAL 4D:

Establishment of Advance Notice Procedures

The proposed Amalco Governing Documents would include an advance notice provision that requires a nominating shareholder to provide notice to Amalco in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors.

PROPOSAL 4E:

Forum Selection Provision

The proposed Amalco Governing Documents would include a forum selection provision whereby, subject to limited exceptions, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom will be the sole and exclusive forum for certain shareholder litigation matters.

PROPOSAL 4F:

Other Matters

The proposed Amalco Governing Documents would not include provisions relating to the Class B Shares, the IPO, the Sponsors, the Business Combination and other related matters.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Amalco Governing Documents are hereby approved and adopted as the articles and by-laws of Amalco, subject to the consummation of the Business Combination.”

Vote Required for Approval

The Governing Documents Proposals will be approved and adopted if the holders of at least two-thirds of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting vote “FOR” each of the Governing Documents Proposals. Adoption of the Governing Documents Proposals is conditioned upon the approval and adoption of each of the other proposals to be presented at the extraordinary general meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, are conditioned upon the approval and adoption of the Governing Documents Proposals.

Recommendation of the Board

PERIDOT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE SUB-PROPOSALS COMPOSING THE GOVERNING DOCUMENTS PROPOSAL.

PERIDOT SHAREHOLDER PROPOSAL NO. 5—THE SHARE ISSUANCE PROPOSAL

Peridot is seeking shareholder approval of the Share Issuance Proposal in order to comply with the NYSE Listed Company Manual Rule 312.03.

Under NYSE Listing Rule 312.03, an NYSE-listed company is required to obtain shareholder approval prior to the issuance of common shares, or of securities convertible into or exercisable for common shares, if the number of common shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of common shares outstanding before the issuance of the common shares or of securities convertible into or exercisable for common shares. Additionally, pursuant to NYSE Listing Rule 312.03, an NYSE-listed company is required to obtain shareholder approval prior to an issuance that will result in a change of control of the NYSE-listed company. Shareholder approval of the Share Issuance Proposal is also a condition to the Closing under the Business Combination Agreement.

Peridot currently has 37,500,000 Peridot Shares issued and outstanding, consisting of 30,000,000 Class A Shares and 7,500,000 Class B Shares. Pursuant to the Business Combination Agreement, in connection with the Amalgamation, existing holders of Peridot’s Class A Shares and Class B Shares will receive an aggregate of 37,500,000 Amalco Shares. Pursuant to the Business Combination Agreement and in connection with the Share Exchange, Amalco expects to issue 97,500,000 Amalco Shares to Li-Cycle Holders. Peridot has also obtained commitments from PIPE Investors to subscribe for and purchase, pursuant to the Subscription Agreements, an aggregate of 31,500,000 Amalco Shares following the Amalgamation but prior to the Share Exchange for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000. Accordingly, Peridot anticipates that the Amalco Shares to be issued to the Li-Cycle Holders and PIPE Investors, in the aggregate, constitute (i) more than 20% of the Class A Shares outstanding immediately prior to the Closing and (ii) a change of control. As a result, Peridot is required to obtain shareholder approval of such issuances pursuant to NYSE Listing Rule 312.03.

Effect of Proposal on Current Shareholders

If the Share Issuance Proposal is adopted and the Business Combination is consummated, Amalco is expected to issue an aggregate of 166,983,837 Amalco Shares upon the Closing, including (i) 31,500,000 Amalco Shares pursuant to the Subscription Agreements to the PIPE Investors in the PIPE Financing and (ii) 97,500,000 Amalco Shares to the Li-Cycle Holders in the Share Exchange. The issuance of such shares would result in significant dilution to Peridot’s shareholders, and would afford Peridot’s shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Amalco after the Closing.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the issuance of Amalco Shares in connection with the transactions contemplated by the Business Combination Agreement be approved for purposes of compliance with NYSE Listed Company Manual Rule 312.03.”

Vote Required for Approval

The Share Issuance Proposal will be approved and adopted if the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting vote “FOR” the Share Issuance Proposal. Adoption of the Share Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, is conditioned on the approval and adoption of the Share Issuance Proposal.

Recommendation of the Board

PERIDOT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

PERIDOT SHAREHOLDER PROPOSAL NO. 6—THE INCENTIVE PLAN PROPOSAL

Overview

Peridot is asking its shareholders to approve and adopt the Incentive Plan and the material terms thereunder. As of May 27, 2021, the fair market value of one Amalco Share is not readily determinable.

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is included in this proxy statement/prospectus as Annex F.

The Incentive Plan

The purpose of the Incentive Plan will be to promote the success and enhance the value of Amalco and its subsidiaries by linking the individual interests of the members of the board of directors, employees, and consultants to those of Amalco shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Amalco shareholders. The Incentive Plan will also provide flexibility to Amalco in its ability to motivate, attract, and retain the services of members of the board of directors, employees, and consultants upon whose judgment, interest, and special effort the successful conduct of Amalco’s operation will be largely dependent. It is anticipated that each director of Amalco (up to seven) and approximately one hundred (100) employees of Amalco and its affiliates will be eligible to participate in the Incentive Plan following the Closing.

Summary of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan included as Annex F to this proxy statement/prospectus.

Eligibility and Administration

Amalco’s employees, consultants and directors, and employees, consultants and directors of its subsidiaries will be eligible to receive awards under the Incentive Plan. The Incentive Plan is expected to be administered by the Amalco Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of Amalco directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to interpret and adopt rules for the administration of the Incentive Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of Amalco Shares initially available for issuance under the Incentive Plan is equal to 10% of the total number of Amalco Shares issued and outstanding immediately following the consummation of the Business Combination on a fully diluted basis, less the number of Amalco Shares subject to any Rollover Equity Awards (as defined in the Business Combination Agreement). The number of Amalco Shares available for issuance under the Incentive Plan will be automatically increased on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 5% of the outstanding Amalco Shares on the last day of the immediately preceding fiscal year and (ii) such number of Amalco Shares determined by the Amalco Board. Any Amalco Shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued Amalco Shares, treasury Amalco Shares or Amalco Shares purchased on the open market. Notwithstanding the foregoing, the aggregate number of Amalco Shares which may be issued or transferred pursuant to awards under the Incentive Plan in the form of incentive stock options (“ISOs”) will be equal to 10% of the total number of Amalco Shares issued and outstanding immediately following the consummation of the Business Combination on a fully diluted basis, less the number of Amalco Shares subject to any Rollover Equity Awards.

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, will not reduce the number of shares authorized for grant under the Incentive Plan, except as required by Section 422 of the Code. If any Amalco Shares subject to an award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such award is settled for cash (in whole or in part), the Amalco Shares subject to such award will, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of awards under the Incentive Plan.

The Incentive Plan will provide that the following will not be added to the Amalco Shares authorized for grant under the Incentive Plan and shall not be available for future grants of awards: (i) Amalco Shares tendered by an award holder or withheld by Amalco in payment of the exercise price of an option; (ii) Amalco Shares tendered by an award holder or withheld by Amalco to satisfy any tax withholding obligation with respect to an award; (iii) Amalco Shares subject to a share appreciation right (“SAR”) or other share-settled award (including awards that may be settled in cash or shares) that are not issued in connection with the settlement or exercise, as applicable, of the SAR or other share-settled award; and (iv) Amalco Shares purchased on the open market by Amalco with the cash proceeds received from the exercise of options.

The maximum grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards and the amount of any cash-based awards granted to a non-employee director during any calendar year will not exceed $750,000 in respect of such non-employee director’s service as a member of the Amalco Board during such year.

Awards

The Incentive Plan will provide for the grant of share options, including ISOs and non-qualified share options (“NSOs”), SARs, restricted shares, restricted share units (“RSUs”), dividend equivalents, share payments, other incentive awards, and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the Incentive Plan. Certain awards under the Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in Amalco Shares, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

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Share Options. Share options will provide for the purchase of Amalco Shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price per Amalco Share subject to each option will be set by the plan administrator, but will, except with respect to certain substitute options granted in connection with a corporate transaction, not be less than 100% of the Fair Market Value (as defined in the Incentive Plan) of an Amalco Share on the date the option is granted (or, as to ISOs, on the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of ISOs granted to certain significant shareholders, such price will not be less than 110% of the Fair Market Value of an Amalco Share on the date the option is granted (or the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code). The term of a share option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

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SARs. SARs will entitle their holder, upon exercise, to receive from Amalco an amount equal to the appreciation of the Amalco Shares subject to the award between the grant date and the exercise date. The exercise price per Amalco Share subject to each SAR will be set by the plan administrator, but will not be less than 100% of the Fair Market Value of an Amalco Share on the date the SAR is granted (except with respect to certain substitute SARs granted in connection with a corporate transaction). The term of a SAR may not be longer than ten years.

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Restricted Shares and RSUs. Restricted shares are an award of nontransferable Amalco Shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver Amalco Shares in the future, which may also remain forfeitable unless and until specified conditions are met.

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Other Share or Cash Based Awards. Other Share or Cash Based Awards include awards entitling the holder to receive Amalco Shares or cash to be delivered immediately or in the future. Other Share or Cash Based Awards may be paid in cash, Amalco Shares, or a combination thereof, and may be provided in settlement of other awards granted under the Incentive Plan as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on Amalco Shares and may be granted alone or in tandem with awards other than share options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator will have broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Amalco Shares, such as share dividends, share splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with Amalco shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards.

In the event of a Change in Control (as defined in the Incentive Plan), unless the plan administrator elects to (i) terminate an award in exchange for cash, rights or property, or (ii) cause an award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, such award will continue in effect or be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an award continues in effect or is assumed or an equivalent award substituted, and a holder incurs a termination of service without “cause” (as such term is defined in the sole discretion of the plan administrator, or as set forth in the award agreement relating to such award), upon or within 12 months following a Change in Control, then such holder will be fully vested in such continued, assumed or substituted award.

Non-U.S. Participants, Claw-Back Provisions, Transferability

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by Amalco to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Plan are generally non-transferable, and are exercisable only by the participant.

Plan Amendment and Termination

The Amalco Board may amend or terminate the Incentive Plan at any time, provided that no amendment, suspension or termination of the Incentive Plan will, without the consent of the holder, materially and adversely affect any rights or obligations under any award, unless the award itself otherwise expressly so provides, and provided further that the board of directors may not take any of the following actions without approval of Amalco’s shareholders given within 12 months before or after such action: (i) increase the limit on the maximum number of Amalco Shares which may be issued under the Incentive Plan, (ii) reduce the price per share of any outstanding option or SAR granted under the Incentive Plan, or (iii) cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the Fair Market Value of the underlying shares.

The Incentive Plan will provide that in no event may any award be granted under the Incentive Plan after the tenth anniversary of the earlier of (i) the date on which the Incentive Plan is adopted by the Amalco Board, and (ii) the date the Plan is approved by Amalco shareholders.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Share Options.    If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the Fair Market Value of the Amalco Shares acquired on the date of exercise, less the exercise price paid for such Amalco Shares. The optionee’s basis in the Amalco Shares for purposes of determining gain or loss on a subsequent sale or disposition of such Amalco Shares generally will be the Fair Market Value of Amalco Shares on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. Amalco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Amalco Shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If Amalco Shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfy the ISO requirements, the gain or loss (in an amount equal to the difference between the Fair Market Value on the date of disposition and the exercise price) upon disposition of the Amalco Shares will be treated as a long-term capital gain or loss, and Amalco will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the Fair Market Value of the Amalco Shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Amalco or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the Amalco Shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the Amalco Shares.

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Other Awards.    The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the Fair Market Value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other share or cash based awards are generally subject to tax at the time of payment. Amalco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

As of May 27, 2021, the benefits that will be awarded or paid under the Incentive Plan are not determinable.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the consummation of the Business Combination Agreement, the Amalco 2021 Incentive Award Plan be approved and adopted.”

Vote Required for Approval

The Incentive Plan Proposal will be approved and adopted if the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting vote “FOR” the Incentive Plan Proposal. Adoption of the Incentive Plan Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, is conditioned on the approval and adoption of the Incentive Plan Proposal.

Recommendation of the Board

PERIDOT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL

PERIDOT SHAREHOLDER PROPOSAL NO. 7—THE ESPP PROPOSAL

Overview

Peridot is asking its shareholders to approve and adopt the Amalco 2021 Employee Share Purchase Plan and the material terms thereunder, which is referred to herein as the ESPP.

The ESPP is described in more detail below. A copy of the ESPP is included in this proxy statement/prospectus as Annex G.

The ESPP

The purpose of the ESPP is to assist employees of Amalco and its affiliates and subsidiaries, including any affiliate and subsidiary in existence on the effective date of the ESPP and any affiliate and subsidiary formed or acquired following the effective date of the ESPP that has been designated by the ESPP administrator from time to time in its sole discretion as eligible to participate in the ESPP (the Designated Companies), in acquiring a share ownership interest in Amalco, and to help such employees provide for their future security and to encourage them to remain in the employment of Amalco and its subsidiaries. As of May 27, 2021, we anticipate that approximately 100 Amalco employees will be eligible to participate in the ESPP.

The ESPP includes two components: a “Section 423 Component” and a “Non-Section 423 Component.” The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and will be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, the ESPP will authorize the grant of options under the Non-Section 423 Component, which need not qualify as options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such options granted under the Non-Section 423 Component will be granted pursuant to separate offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the administrator of the ESPP and designed to achieve tax, securities laws or other objectives for eligible employees and the Designated Companies in locations outside of the United States. Except as otherwise provided or determined by the ESPP administrator, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the ESPP administrator at or prior to the time of such Offering. A Designated Company may participate in either the Section 423 Component or Non-Section 423 Component, but not both.

Administration

The ESPP will be administered by the compensation committee of the Amalco Board (the Committee), which will be composed of members of the board. The Committee may delegate administrative tasks under the ESPP to the services of an agent or employee to assist in the administration of the plan, including, without limitation, determining the Designated Companies participating in the ESPP, establishing and maintain an individual securities account under the ESPP for each participant, determining enrollment and withdrawal deadlines and determining exchange rates. In its absolute discretion, the Amalco Board may at any time exercise any and all rights and duties of the ESPP administrator. The ESPP administrator will have the power, subject to, and within the limitations of, the express provisions of the ESPP, (i) to establish and terminate offerings under the ESPP, (ii) determine when and how options to purchase Amalco Shares will be granted and the provisions and terms of each offering (which need not be identical), (iii) to select Designated Companies and (iv) to construe and interpret the ESPP, the terms of any offering and the terms of the options and to adopt rules for the administration, interpretation, and application of the ESPP as are consistent therewith and to interpret, amend or revoke any such rules.

The ESPP administrator may adopt rules or procedures relating to the operation and administration of the ESPP to accommodate the specific requirements of local laws and procedures, provided that the adoption and implementation of any such rules would not cause the Section 423 Component to be in noncompliance with Section 423 of the Code. The ESPP administrator will be authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates which vary with local requirements. The ESPP administrator may adopt sub-plans applicable to particular Designated Companies or locations, which sub-plans may be designated to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of the ESPP, except in certain circumstances. The ESPP administrator may designate the affiliates and subsidiaries that will constitute Designated Companies, and determine whether such Designated Companies shall participate in the Section 423 Component or Non-Section 423 Component, provided, however, that an affiliate that does not also qualify as a subsidiary may be designated only as participating in the Non-Section 423 Component. The ESPP administrator may designate an affiliate or subsidiary, or terminate any such designations, without the approval of Amalco shareholders.

Shares Subject to the ESPP

Subject to adjustments as provided in the ESPP, the aggregate number of Amalco Shares that may be issued pursuant to rights granted under the ESPP will be equal to the sum of (a) 2% of the total number of Amalco Shares issued and outstanding immediately following consummation of the Business Combination on a fully diluted basis, including the number of Amalco Shares subject to any Rollover Equity Awards (as defined in the Business Combination Agreement), and (b) an annual increase on the first day of each year beginning on January 1, 2022 and annually thereafter ending in 2031 equal to the lesser of (i) 0.5% of all classes of Amalco Shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares as may be determined by the Amalco Board, provided, however, that the total number of Amalco Shares that may be issued under the ESPP shall not exceed an amount equal to 2% of the total number of Amalco Shares issued and outstanding immediately following the Business Combination on a fully diluted basis, including the number of Amalco Shares subject to any Rollover Equity Award, multiplied by 1.005, compounding for 10 years. Amalco Shares made available for sale under the ESPP may be authorized but unissued Amalco Shares or treasury Amalco Shares. If any right granted under the ESPP terminates without having been exercised, the Amalco Shares not purchased under such purchase right will again become available for issuance under the ESPP.

Eligibility

Eligible employees who are employed by Amalco or a Designed Company on a given enrollment date for an offering period will be eligible to participate in the ESPP during such offering period. Eligible employees include persons who render services to Amalco or a Designated Company in the status of an employee within the meaning of Section 3401(c) of the Code, and do not include any director of Amalco or a Designated Company who does not render services to Amalco or a Designated Company within the meaning of Section 3401(c) of the Code. The ESPP administrator may exclude as eligible employees, unless prohibited by applicable law, employees (a) who are customarily scheduled to work 20 hours or less per week, (b) whose customary employment is not more than five months in a calendar year, (c) who have been employed less than two years, (d) who are not employed by Amalco or a Designated Company prior to the applicable enrollment date, (e) who are “highly compensated employees” within the meaning of Section 414(q) of the Code or who are “highly compensated employees” (A) with compensation above a specified level, (B) who are officers or (C) subject to the disclosure requirements of Section 16(a) of the Exchange Act, or (f) who are citizens or residents of a jurisdiction outside the United States if either (A) the grant of the purchase option is prohibited under the laws of the jurisdiction governing the employees or (B) compliance with the laws of the jurisdiction would cause the Section 423 Component, or an offering or purchase right thereunder, to violate Section 423 of the Code.

No employee who, after the granting of an option under the ESPP, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of shares of Amalco or any subsidiary (taking into account the attribution of share ownership rules of Section 424(d) of the Code) will be an eligible employee. No eligible employee will be granted an option under the Section 423 Component which permits the participant’s rights to purchase Amalco Shares under the ESPP, and to purchase shares under all other “employee stock purchase plans” of Amalco, any parent or any subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such shares for each calendar year in which such option is outstanding at any time.

Participation in the ESPP

Eligible employees may elect to participate in an offering period and the ESPP by delivering to Amalco, or an agent designated by Amalco, an enrollment form that includes a payroll deduction authorization at a time and in the format prescribed by the ESPP administrator in its sole discretion. Except as otherwise determined by the ESPP administrator, payroll deductions will equal at least 1% of the participant’s eligible compensation, which includes gross base compensation received by such employee as compensation for services to Amalco or any Designated Company, including base salary, wages, prior week adjustment and overtime payments, commissions, annual incentive compensation or other payments made under any annual bonus program, vacation pay, holiday pay, jury duty pay, funeral leave pay, and military leave pay but excluding payments made under any special or one-time bonus programs (e.g., retention or sign-on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements (including tax gross ups and taxable mileage allowances), imputed income arising under any group insurance or benefit program, income received in connection with any share options, share appreciation rights, restricted shares, restricted share units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by Amalco or any Designated Company for the employee’s benefit under any employee benefit plan, but not more than 10% of their eligible compensation as of each payday of the offering period following the enrollment date. The accumulated deductions will be applied to the purchase of shares on each purchase date. However, a participant may not purchase in any offering period more than the number of shares equal to $25,000 divided by the fair market value of an Amalco Share on the first date of such offering period, which price shall be adjusted if the price per share is adjusted pursuant to Article V of the ESPP (or such other number of shares determined by the ESPP administrator).

Following at least one payroll deduction, participants may increase or decrease the percentage of eligible compensation or fixed dollar amount designated in the enrollment form, or suspend his or her payroll deductions, at any time during the offering period, provided, however, that the ESPP administrator may limit the number of changes that a participant can make to his or her deduction elections during the offering period.

In non-U.S. jurisdictions where participation through payroll deduction is prohibited or otherwise problematic under applicable local law, the ESPP administrator may provide that an eligible employee may elect to participate through contributions to the participant’s plan account in another form acceptable to the ESPP administrator, provided, however, that for any offering under the Section 423 Component, the ESPP administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all eligible employees in the offering.

Offerings

Under the ESPP, participants will be offered the option to purchase Amalco Shares at a discount during one or more offering periods, which may be successive or overlapping and will be selected by the ESPP administrator in its sole discretion with respect to which options shall be granted to participants. No offering will commence prior to the date on which Amalco’s registration statement on Form S-8 is filed with the U.S. Securities and Exchange Commission in respect of the ESPP. The ESPP administrator will designate the terms and conditions of each offering in writing, including the offering period and the purchase period, and may change the duration and timing of offering periods in its discretion. However, in no event may an offering period be longer than 27 months in length.

Upon the completion of an offering period, each participant in such offering period will automatically participate in the immediately following offering period at the same payroll deduction percentage as in effect at the termination of such offering period unless the participant delivers a different a different participation election to Amalco or its designated agent or the participant becomes ineligible for participation in the ESPP.

Option Price

The option purchase price will be 85% of the lesser of the Fair Market Value of an Amalco Share on (a) the applicable grant date and (b) the applicable exercise date, or such other price determined by the ESPP administrator.

Purchase of Amalco Shares

On each exercise date for an offering period, unless a participant has previously cancelled his or her participation in the ESPP before the purchase date, each participant will be automatically deemed to have exercised his or her option to purchase at the applicable option price the largest number of whole Amalco Shares which can be purchased with the amount in the participant’s plan account, subject to the limits contained in the ESPP. Unless otherwise determined by the ESPP administrative in advance of an offering or in accordance with applicable law, any balance that is remaining in the participant’s plan account (after the exercise of such participant’s option) as of the exercise date will be carried forward into the next offering period unless the participant has properly elected to withdraw from the ESPP, has ceased to be an eligible employee or reached the maximum limitations set forth in the ESPP. Any balance not carried forward to the next offering period in accordance with the prior sentence will be promptly refunded to the participant as soon as practicable. As soon as practicable following each exercise date, the number of Amalco Shares purchased by the participant will be delivered (either in share certificate or book entry form), in Amalco’s sole discretion, to either (i) the participant or (ii) an account established in the participant’s name at a stock brokerage or other financial services firm designed by Amalco.

Withdrawal

A participant may cease payroll deductions during an offering period and elect to withdraw from the ESPP by delivering written notice of such election to Amalco or an agent designed by Amalco in such form and at such time as established by the ESPP administrator. In the event a participant elects to withdraw from the ESPP, amounts then credited to such participant’s ESPP account will be returned to the participant in one lump-sum payment in cash within 30 days after such election is received by Amalco, without any interest thereon (except as may be required by applicable local law), and the participant will cease to participate in the ESPP and the participant’s option for such offering period will terminate. A participant’s withdrawal from the ESPP will have no effect on his or her eligibility to participate in any similar plan which may be adopted by Amalco or in succeeding offering periods under the ESPP. A participant who ceases contributions to the ESPP during any offering period will not be permitted to resume contributions to the ESPP during that offering period.

Termination of Eligibility

Upon a participant’s ceasing to be an eligible employee, for any reason, such participant’s option for the applicable offering period will automatically terminate, the participant will be deemed to have elected to withdraw from the ESPP, and any balance on such participant’s ESPP account will be paid to such participant or, in the case of the participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an eligible employee, without any interest thereon (except as may be required by applicable local laws). If a participant transfers employment from Amalco or any Designated Company participating in the Section 423 Component to any Designated Company participating in the Non-Section 423 Component, such transfer will not be treated as a termination of employment, but the participant will immediately cease to participate in the Section 423 Component; however, any contributions made for the offering period in which such transfer occurs will be transferred to the Non-Section 423 Component, and such participant will immediately join the then-current offering under the Non-Section 423 Component upon the same terms and conditions in effect for the participant’s participation in the Section 423

Component, except for such modifications otherwise applicable for participants in such offering. A participant who transfers employment from any Designated Company participating in the Non-Section 423 Component to Amalco or any Designated Company participating in the Section 423 Component will not be treated as terminating the participant’s employment and will remain a participant in the Non-Section 423 Component until the earlier of (i) the end of the current offering period under the Non-Section 423 Component, or (ii) the enrollment date of the first offering period in which the participant is eligible to participate following such transfer. Notwithstanding the foregoing, the ESPP administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

Transferability of Rights

An option granted under the ESPP will not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the participant’s lifetime only by the participant. No option or interest or right to the option will be available to pay off any debts, contracts or engagements of the participant’s or the participant’s successors in interest or will be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option will have no effect.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

Subject to any required action by the shareholders of Amalco, the number of Amalco Shares which have been authorized for issuance under the ESPP but not yet placed under option, as well as the price per Amalco Share and the number of Amalco Shares covered by each option under the ESPP which has not yet been exercised, will be proportionately adjusted for any increase or decrease in the number of issued Amalco Shares resulting from a share split, reverse share split, share dividend, combination, amalgamation, consolidation, reorganization, arrangement or reclassification of Amalco Shares or any other increase or decrease in the number of Amalco Shares effected without receipt of consideration by Amalco, provided, however, that the conversion of any convertible securities of Amalco will not be deemed to have been “effected without receipt of consideration.” Such adjustment will be made by the ESPP administrator, whose determination will be final, binding and conclusive. Except as provided in the ESPP, no issuance by Amalco or shares of any class, or securities convertible into shares of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Amalco Shares subject to an option.

Unless determined otherwise by the ESPP administrator, if there is a proposal to dissolve or liquidate Amalco, then the offering periods then in progress will be shortened by setting a new exercise date and will terminate prior to the consummation of such proposed dissolution or liquidation. The ESPP administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period or ceased to be an eligible employee under the ESPP.

In the event of a proposed sale of all or substantially all of the assets of Amalco, or the merger of Amalco with or into another corporation, each outstanding option will be assumed, or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, any offering periods then in progress will be shortened by setting a new exercise date and any offering periods then in progress will end on the new exercise date. The ESPP administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period or ceased to be an eligible employee under the ESPP.

Amendment, Termination or Suspension of the ESPP

The Amalco Board may, in its sole discretion, amend, suspend or terminate the ESPP at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, Amalco will obtain shareholder approval of any such amendment to the ESPP in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

If the ESPP administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the ESPP administrator may in its discretion modify or amend the ESPP to reduce or eliminate such accounting consequence including, but not limited to, (i) altering the option price for any offering period, including an offering period underway at the time of the change in option price, (ii) shortening any offering period so that it ends on a new exercise date, including an offering period underway at the time of the ESPP administrator’s action and (iii) allocating Amalco Shares, in each case, without shareholder approval or the consent of any participant.

Upon termination of the ESPP, the balance in each participant’s ESPP account will be refunded as soon as practicable after such termination, without any interest thereon (except as may be required by applicable local laws).

Material Income Tax Information

The following generally summarizes the U.S. federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of Amalco Shares acquired under the ESPP, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of rights under the ESPP. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to Amalco is not intended to imply that Amalco will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to U.S. federal tax laws, and is not covered by the summary below. This summary also assumes that the Section 423 Component complies with Code Section 423 and is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

U.S. Federal Income Tax Information

As described above, the ESPP has a Section 423 Component and a Non-Section 423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the Section 423 Component or the Non-Section 423 Component.

Section 423 Component

Rights granted under the Section 423 Component are intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under the provisions of Section 423 of the Code. Under this component, no income will result to a participant as a result of the granting of an option under the ESPP or at the time of the transfer of Amalco Shares to the participant upon the exercise of the option with respect to such shares. The taxation upon disposition will depend upon the holding period of the acquired shares:

•

If the shares are disposed of more than two years after the beginning of the offering and more than one year after the shares are transferred to the participant, then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price and (ii) the excess of the fair market value of the shares at the time the option was granted over the purchase price will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss.

•

If the shares are sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the shares are later disposed of for less than their fair market value on the purchase date, the same amount of ordinary income will be attributed to the participant, and a capital loss will be recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date.

Any compensation income that a participant receives upon sale of Amalco Shares that he or she purchased under the Section 423 Component will not be subject to withholding for income, Medicare or social security taxes. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-Section 423 Component

Rights granted under the Non-Section 423 Component are not intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code. Under this component, a participant will have compensation income equal to the value of Amalco Shares on the day he or she purchases Amalco Shares, less the purchase price. When a participant sells Amalco Shares purchased under the ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of Amalco Shares on the day he or she purchased the shares. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Any compensation income that a participant receives upon sale of Amalco Shares that he or she purchased under the Non-Section 423 Component is subject to withholding for income, Medicare and social security taxes, as applicable.

Tax Consequences to Amalco

There are no federal income tax consequences to Amalco by reason of the grant or exercise of rights under the ESPP. Amalco will be entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the ESPP.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the consummation of the Business Combination, the ESPP be approved and adopted.”

Vote Required for Approval

The ESPP Proposal will be approved and adopted if the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting vote “FOR” the ESPP Proposal. Adoption of the ESPP Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, is conditioned on the approval and adoption of the ESPP Proposal.

Recommendation of the Board

PERIDOT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PERIDOT SHAREHOLDER PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow Peridot’s board of directors to adjourn the extraordinary general meeting of shareholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Peridot’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting of shareholders to approve one or more of the proposals presented at the extraordinary general meeting. In no event will Peridot’s board of directors adjourn the extraordinary general meeting of shareholders or consummate the Business Combination beyond the date by which it may properly do so under Peridot’s Articles and Cayman law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Peridot’s shareholders, Peridot’s board of directors may not be able to adjourn the extraordinary general meeting of shareholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting of shareholders to approve the Business Combination Proposal or the other proposals.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that, in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting of shareholders to approve one or more of the proposals presented at the extraordinary general meeting, the adjournment of such meeting in accordance with the Articles and Cayman law is hereby approved.”

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the holders of at least a majority of the Peridot Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

PERIDOT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT LI-CYCLE

General

Li-Cycle is an industry leader in lithium-ion battery resource recovery and the leading lithium-ion battery recycler in North America. When Li-Cycle refers to itself as the leading lithium - ion battery recycler in North America, it is referring to its status based on installed permitted capacity for lithium-ion battery resource recovery measured in tonnes per year. Its proprietary “Spoke & Hub” recycling process is designed (a) at its Spokes, to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at its Hubs, to process black mass to recover raw materials, including but not limited to lithium carbonate, cobalt sulphate and nickel sulphate. Li-Cycle’s process enables an up to 95% Recycling Efficiency Rate, as compared to what it believes to be a 50% traditional industry average. Unlike the traditional revenue model for recycling that relies primarily on waste or tipping fees, Li-Cycle model is focused on generating revenue from sales of the raw materials it produces. Li-Cycle expects that its future facilities will achieve similar Recycling Efficiency Rates.

Lithium-ion batteries are increasingly powering products and solutions in a range of industries, including consumer electronics and EVs An overview of the industries in which lithium-ion batteries are utilized is set forth below.

Source: Expert Interviews, Secondary Research, and BIS Research Analysis

Li-Cycle estimates that by the end of 2020 there were 465,000 tonnes annually of lithium-ion batteries available for recycling globally. The number of mobile devices operating worldwide is expected to reach 17.72 billion by 2024, an increase of 3.7 billion devices compared to 2020 levels, according to Statista. The number of EVs is expected to reach 137.8 million annual sales by 2030, as compared to 7.6 million in 2020, according to the International Energy Agency’s 2020 Global EV Outlook.

Li-Cycle currently has over 50 commercial contracts with suppliers of end-of-life lithium-ion batteries and battery-related manufacturing scrap. As the market for EVs grows and the batteries from those vehicles reach end-of-life stage and are available for recycling, Li-Cycle expects to source a larger percentage of its lithium-ion recyclables from EVs.

Under Li-Cycle’s two-part “Spoke & Hub” process, end-of-life batteries and battery-related waste are first shipped to Spoke locations, where the materials are mechanically processed into several intermediate products, including black mass. Black mass is a powder-like substance, which contains a number of valuable metals, including lithium, cobalt and nickel. Black mass from several Spoke locations is then collected at a Hub location, where it is put through a hydrometallurgical (or “wet chemistry”) process to produce end products, such as lithium carbonate, nickel sulphate and cobalt sulphate, which can be sold back into the battery supply chain and used in the manufacturing of new lithium-ion batteries.

Li-Cycle believes that its recycling process can make a valuable contribution to world’s transition to renewable energy sources, by diverting end-of-life lithium-ion battery materials from landfill sites, by offering an environmentally-friendly alternative to energy-intensive pyrometallurgical processing methods, and by providing a steady source of recycled content into the battery supply chain. Li-Cycle’s production costs are on average lower than the mining and processing costs otherwise incurred by suppliers to produce these materials. By re-inserting critical materials back into the lithium-ion battery supply chain, Li-Cycle is able to effectively close the loop between the beginning and end-of-life manufacturing phases in both an environmentally and economically sustainable manner.

Spoke & Hub Processes and Products

Spokes

Spokes handle the preliminary processing of end-of-life batteries and battery scrap. At Li-Cycle’s Spokes, batteries for recycling are broken down through a mechanical size reduction process known as shredding and separated into three “intermediate” product lines: black mass, mixed copper/aluminum and mixed plastics. Based on the Product Recovery Percentage, more than 95% of the mass of batteries and battery scrap entering the recycling process is transformed through our Spokes into these intermediate products.

Li-Cycle currently owns and operates two Spokes, located in Kingston, Ontario and Rochester, New York, respectively. Additionally, Li-Cycle is currently developing a third Spoke located in Gilbert, Arizona, in the Phoenix metropolitan area (the “Arizona Spoke”).

Hubs

At Li-Cycle’s Hub facilities, black mass from the Spokes will be separated through the hydrometallurgical circuit to produce individual raw materials with the purity levels required of raw materials to be used in battery production. The end products produced from black mass include lithium carbonate, cobalt sulphate and nickel sulphate.

Li-Cycle’s hydrometallurgical process is both more efficient and more environmentally friendly than traditional pyrometallurgical processes, which involve volatizing or burning materials at high temperatures. Pyrometallurgical processes have lower recovery rates, are carbon-intensive and generate harmful emissions. Accordingly, the hydrometallurgical process is expected to become the preferred approach to lithium-ion battery recycling among manufacturers who are focused on product stewardship and environmental sustainability.

Li-Cycle’s first commercial-scale Hub facility (“Rochester Hub”) is currently in late stage development and will be located in the Eastman Business Park, in Rochester, New York.

Utilizing its Spoke & Hub TechnologiesTM, Li-Cycle is able to achieve its industry-leading Recycling Efficiency rate of up to 95%. This two-stage battery recycling model enables Li-Cycle’s customers to benefit from a safe and environmentally friendly solution for recycling all types of lithium-ion batteries and lithium-ion battery materials. Li-Cycle expects that its future facilities will achieve similar Recycling Efficiency Rates.

Company Overview and History

Li-Cycle was founded by Ajay Kochhar and Tim Johnston in 2016 with the goal of solving the global end-of-life lithium-ion battery disposal problem and creating a secondary supply chain to meet the demand for critical battery materials through innovative recycling technology, ultimately creating a closed-loop supply chain. Historically, the products generated from lithium-ion battery recycling processes were treated as a waste and a liability.

Li-Cycle opened its first pilot facility in Canada in 2017, which had a recycling capacity of 50 tonnes per year. In 2018, it launched its first Spoke and Hub demonstration facility in Kingston, Ontario, Canada. Li-Cycle commissioned its first commercial Spoke facility in 2019 in Kingston, Ontario, with a recycling capacity of 2,500 tonnes per year, and upgraded this facility to 5,000 tonnes per year in 2020. In late 2020, Li-Cycle opened a second commercial Spoke facility with a recycling capacity of 5,000 tonnes per year, in Rochester, New York and in the first quarter of 2021, Li-Cycle announced the development and construction of the Arizona Spoke. Li-Cycle expects operations of the first 5,000 tonnes Spoke line to commence in 2022 and the second 5,000 tonnes Spoke line to commence in 2023.

Once completed, Li-Cycle expects the Arizona Spoke to have a recycling capacity of 10,000 tonnes per year, bringing Li-Cycle’s total recycling capacity to 20,000 tonnes per year. The Phoenix metropolitan area is strategically located close to Li-Cycle’s existing battery and battery scrap supply network, as well as being at the nexus of whether Li-Cycle expects there will be continued growth of lithium-ion batteries available for recycling due to Arizona’s growing EV industry.

Li-Cycle’s first revenue-generating Hub will be located in Rochester, New York, and is currently in late stage development. The location for the Rochester Hub was specifically selected due to the nature of the infrastructure available at the site, including utilities, logistics, and other physical infrastructure. Li-Cycle’s pre-feasibility study for the Rochester Hub provides that the facility would have the capacity to process 25,000 tonnes of black mass annually (equivalent to approximately 60,000 tonnes of lithium-ion battery feed equivalent annually). Based on the pre-feasibility study, Li-Cycle expects that the Rochester Hub would require an estimated investment of at least US$175 million (±30%). The estimate accuracy is based on Association for the Advancement of Cost Engineering (“AACE”) accuracy ranges applicable to the relevant level of engineering. As the Rochester Hub project has progressed through the definitive engineering phase, Li-Cycle has identified a range of potential scope additions, covering items such as infrastructure tie-ins and systems to achieve zero liquid discharge from the plant. Li-Cycle is also pursuing optimization strategies throughout the definitive engineering phase, including in response to market developments (such as increasing EV battery manufacturing volumes in North America and trends around battery chemistries in EV applications), which could lead to potential changes in the scope of the project. The ultimate scale of and investment in the Rochester Hub may be significantly greater than 25,000 tonnes per annum and US$175 million (+/-30%) respectively, as set forth in the pre-feasibility study. Pending the approval of local and environmental permits, Li-Cycle expects construction at the Hub site to begin in late 2021, with operations commencing in early 2023. Based on the pre-feasibility study, the Rochester Hub would result in the creation of approximately 120 new jobs.

In 2021, Li-Cycle received the 2021 Big Innovation Award presented by Business Intelligence Group, and it was named to the World Circular Economy Forum’s list of Circular Economy Solutions Inspiring the World. In addition, it was named a 2020 and 2021 Global Cleantech 100 Company by the Cleantech Group and was a finalist in the 10th Annual Business Green Leaders Awards.

Customer Services

Li-Cycle provides sustainable and customer-centric solutions for each of its customer’s battery recycling needs. It provides the support necessary along each step of the process to ensure that its customers’ battery recycling experience is handled in a manner that is safe, professional, and economically viable.

Logistics Management

Li-Cycle works closely with a reliable network of logistics partners to support customers in transporting their batteries to Li-Cycle’s facilities. This includes:

•	seamless and efficient coordination of shipments;

•	logistics partners to support transporting batteries from around the world;

•	a knowledgeable team to assist the customer in understanding packaging and documentation requirements;

•	managing storage and logistics with respect to specialized containers and shipment of large format, high voltage batteries used for EVs and energy storage; and

•	compliance with applicable regional, state, provincial and country regulations.

Secure Destruction

Li-Cycle offers its customers a home for the secure destruction of materials containing IP-sensitive design information, such as research and development batteries and battery materials. Li-Cycle has adopted procedures to protect the privacy and confidentiality of its customers’ trade secrets.

Add-On Services

In addition to providing advice on packaging and support with procurement, Li-Cycle provides spare battery storage, manages comprehensive battery replacement campaigns and customizes programs and services to individual customers’ needs.

Supply Agreements

Ultium

On May 11, 2021, Li-Cycle announced its entry into an agreement with Ultium Cells LLC ( “Ultium”), a joint venture between General Motors and LG Energy Solution, pursuant to which Li-Cycle will purchase and recycle up to 100% of the scrap generated by battery cell manufacturing at Ultium’s Lordstown, Ohio site.

Customer Agreements

Glencore

Li-Cycle has a current off-take agreement with Glencore, an Anglo-Swiss multinational commodity trading and mining company, pertaining to the sale of black mass produced at Li-Cycle’s Spokes. Li-Cycle is paid in accordance with commodities pricing at the time of sale, subject to discounts due to additional refinements required for Glencore to be able to isolate cobalt metal and nickel metal end-products from the black mass it purchases. Product sales to Glencore represented a significant majority of Li-Cycle’s revenues in 2020. Li-Cycle expects to continue to sell black mass from its Spokes to third parties, pending completion of its first commercial Hub in Rochester, New York.

Traxys

Li-Cycle has entered into a strategic global marketing relationship with Traxys, a company that provides financial and logistics solutions to the metals, mining and energy industries. Li-Cycle has entered into two Marketing, Logistics and Working Capital Agreements with Traxys, covering (i) 100% of its production of black mass, until such time as this material is integrated by Li-Cycle into the supply chain for Li-Cycle’s Hubs, and (ii) 100% of its production of certain end products from Li-Cycle’s Hubs, being lithium carbonate, cobalt sulphate nickel sulphate, manganese carbonate and graphite concentrate. The black mass agreement remains subject to the completion of certain outstanding fixed-volume sales commitments to a third-party purchaser, to be completed by Li-Cycle in 2021, and the Hub products agreement is limited to production which is controlled by Li-Cycle (namely, production from the Rochester Hub and production that is not committed to any third-party JV partners at other Hubs). The Hub products agreement extends for term expiring seven years after the achievement of certain commercial production milestones at the Rochester Hub, and is therefore expected to extend to 2030. Traxys may earn marketing fees under these agreements, based on the final sales price of products sold by Traxys to its third-party customers, as well as interest on provisional payments made from Traxys to Li-Cycle. Prices are based on index pricing for the critical materials, adjusted for the product form (e.g. adjusted to reflect the pricing for the premium battery grade nickel sulphate form, relative to the relevant index pricing which is for nickel metal). Commercial terms between Traxys and its third-party customers are arranged in advance, transparent to Li-Cycle and based on the commodity prices for the metals contained in the Li-Cycle products.

Sales of Li-Cycle products through Traxys are expected to represent the significant majority of Li-Cycle’s revenues. When the Rochester Hub commences commercial production, Li-Cycle expects to generate approximately $300 million per year of revenue from the sale of Hub products to Traxys (based on existing assumptions regarding feedstock volumes and composition and commodity price estimates). Estimates of future revenues are based on commodity price assumptions for the metals contained in the applicable end products, and actual revenues will vary.

Others

Li-Cycle has entered into agreements with third party purchasers for other intermediate products produced at the Spokes, including mixed copper/aluminum and plastics. Li-Cycle sells mixed/copper aluminum products to Glencore, an Anglo-Swiss multinational commodity trading and mining company. It sold black mass to Glencore in past periods, and has an outstanding commitment to sell a fixed volume of black mass to Glencore pursuant to an agreement ending December 31, 2021. Product sales to Glencore represented approximately seventy percent (70%) of Li-Cycle’s revenues in fiscal 2020 and are expected to represent a significant portion of Li-Cycle’s revenues in fiscal 2021. Under the terms of Li-Cycle’s agreements with Glencore, Li-Cycle receives an agreed percentage of the contained metal content, at referenced commodity prices for the applicable metals, less applicable treatment and refining charges.

Industry and Market Overview

As production and use of lithium-ion batteries has increased in recent years, manufacturers, consumers, regulators and investors have increasingly cited the importance of creating sustainable recycling technologies to maximize recovery and minimize waste from end-of-life batteries and battery scrap in an environmentally friendly way.

Lithium-ion Battery Recycling Market in North America

According to Li-Cycle’s total addressable market forecast, based on a range of inputs from independent sources such as Benchmark Mineral Intelligence, the lithium-ion battery recycling market in North America is expected to grow from $257 million in 2020 to $1,183 million by 2027. Presently, most recycling facilities use pyrometallurgy-based technologies involving heat-based operations. Many of these facilities are capital intensive due to the need to treat the emission of toxic fluorine compounds released while smelting. Hydrometallurgical processing techniques, on the other hand, employ a less energy-consuming and more environmentally friendly alternative at a lower cost.

The outlook for the lithium-ion battery recycling market generally will depend on a number of factors, including how many batteries are placed in the market, remain in use, reach end-of-life, and ultimately will be recycled.

Single events may also have a disproportional high impact on the lithium-ion battery market. For example, an expansion in the Chinese bus market from 2015-2020 accelerated the use of lithium-ion batteries in that market from almost zero to use in more than 2.5 million vehicles annually over five years according to the International

Energy Agency’s 2020 Global EV Outlook. According to Tesla, its own 2020 Gigafactory production for EVs of 500,000 vehicles now outpaces the global 2013 production for all battery cells at that time.

Canada

Canada has a moderately established market for post-consumer battery sorting and lithium-ion battery recycling, primarily from several small-scale sorting and recycling facilities. According to Li-Cycle’s total addressable market forecast developed based on independent inputs such as those from Benchmark Mineral Intelligence, the Canada lithium-ion battery recycling market by volume was estimated to be 5,000 tonnes of lithium-ion batteries available for recycling in 2020 and is expected to reach a market volume of 16,900 tonnes of lithium-ion batteries available for recycling in 2025. Based on recycling regulations, lithium-ion recycling is compulsory in three provinces in Canada – British Columbia, Manitoba and Quebec. The EV market continues to grow in Canada as well, where regulators and private institutions are jointly developing readily available EV charging stations.

United States

The United States has a relatively established market for lithium-ion battery recycling, primarily from several small-scale recycling facilities. According to Li-Cycle’s total addressable market forecast developed based on independent inputs such as those from Benchmark Mineral Intelligence, the United States lithium-ion battery recycling market by volume was estimated to be 40,460 tonnes of lithium-ion batteries available for recycling in 2020 and is expected to reach a market volume of 137,530 tonnes of lithium-ion batteries available for recycling by 2025. Fuel economy standards and their increase under the Biden administration, corresponding to high growth rates in electric vehicle sales, are expected to result in an increase in lithium-ion recycling in the United States.

Key Products in the North America Lithium-ion Battery Recycled Raw Materials Market

Lithium Cobalt Oxide

Lithium Cobalt Oxide (“LCO”) has a specific energy that makes it an attractive cathode material for lithium-ion batteries used in mobile phones, laptops, and digital cameras. It is mostly used in consumer electronics.

Lithium-iron Phosphate

Lithium-iron phosphate (“LFP”) has a moderate specific energy and is widely used for residential storage systems, such as Alpha ESS battery and Enphase battery system. LFP are environmentally friendly and cost effective, but they have the lowest resale values. At present, China is the most lucrative market for LFP recycling as these batteries are being used on a large scale in the country.

Lithium Nickel Cobalt Manganese Oxide

Lithium nickel cobalt manganese oxide (“NCM”) is one of the most widely used cathode chemistries in lithium-ion batteries. It is known to have a high capacity, high operating voltage, and relatively slow reaction time with electrolytes. There is a major shift to high nickel content NCM to reduce the content of cobalt in NCM cathode technologies. Some NCM lithium technologies used in ESS applications are 7kWh Tesla Powerwall, the LG Chem equivalent and Leclanche Apollion Cube, for example.

Lithium Nickel Cobalt Aluminum Oxide

Lithium nickel cobalt aluminum oxide (“NCA”) is similar to NCM; it offers high specific energy and has high durability. NCA is extensively used by Tesla. The increasing demand for NCA technologies from the electronics industry is expected to boost demand for NCA in the global market.

Competitors in the North America Lithium-ion Recycling Market

In addition to Li-Cycle, the key players in the North American lithium-ion battery recycling market are American Battery Metals Corp., American Manganese Inc., Redwood Materials Inc., and Retriev Technologies.

American Battery Metals Corp.

American Battery Metals Corp. is developing a clean technology platform that is focused on creating a circular economy for battery materials through (i) recycling of lithium-ion batteries to recover and reuse battery metals, (ii) extraction of battery metals from primary resources and development of new green technologies that can be deployed at scale and (iii) exploration and stewardship of new mineral resources globally.

American Manganese Inc.

American Manganese Inc. is a metals company that focuses on the recycling of lithium-ion batteries with its RecycLiCo patented process. The process provides for the extraction of cathode metals. The company is engaged in the acquisition, exploration, and development of interests in mineral resource projects.

Redwood Materials Inc.

Redwood Materials Inc. is a battery recycling company which is primarily focused on an electronic waste (“e-waste”) recycling business for consumer electronics. The company utilizes a thermal recycling process.

Retriev Technologies Incorporated

Retriev Technologies Incorporated is a diverse battery recycling company that uses advanced materials processing plants to recycle various types of batteries.

COVID-19 Impact

In late 2019, a novel strain of coronavirus, now referred to as COVID-19, was identified in China. The virus has spread globally, resulting in governmental authorities implementing protective measures, such as travel restrictions, quarantines, shelter in place orders and shutdowns, in order to contain its spread and reduce its impact. This pandemic has significantly disrupted economies around the world.

COVID-19 continues to have a materially adverse impact in North America. The United States is one of the largest markets for lithium-ion battery recycling. The continuous spread of COVID-19 has caused lockdowns and shutdowns of manufacturing facilities. Therefore, many industry sectors, including the automotive sector, have been negatively impacted and continue to be unable to produce vehicles at capacity. The continued impact of COVID-19 on manufacturing production may lead to less demand for lithium-ion batteries, impacting the resulting contribution of batteries and battery-related scrap material to the recycling market over the short-to-medium term. COVID-19 related lockdowns and shutdowns could also impact the ability to collect batteries and battery scrap for recycling.

Li-Cycle’s operations have to date been minimally impacted by the COVID-19 pandemic. Because Li-Cycle’s operations have been considered an essential service in both Canada and the United States, Li-Cycle’s plants have continued operations during the pandemic, albeit with the implementation of appropriate measures to ensure employee safety. Li-Cycle shut down its commercial headquarters in March 2020 and has enforced a work-from-home mandate since that time. In the coming months, and depending on government guidelines, Li-Cycle may re-open its office facilities but with a robust plan to ensure compliance with all recommended actions to ensure employee safety.

Regulation

There has been an increase in battery regulation globally in recent years. In the United States, California is evaluating a policy to drive recycling efficiency rates as close to 100% as possible, potentially beginning as early as 2022. In Canada, Ontario requires recycling efficiency rates for lithium-ion batteries of over 70% by 2023. China has required functional material recovery rates greater than 80% since 2018, with specific targets by key materials (nickel, cobalt, and lithium). The European Union proposes to update its EU Battery Directive during 2021 to implement more aggressive recycling targets, including minimum material recovery rates of 90% for both cobalt and nickel by 2025 (also a potential ‘high level of ambition’ mandate for at least a 95% material recovery rate for both cobalt and nickel by 2030; this is being discussed as part of the proposed regulation), a minimum recovery rate of 35% for lithium by 2025 (also a potential ‘high level of ambition’ mandate for at least a 70% material recovery rate for lithium by 2030; this is being discussed as part of the proposed regulation), and a recycling efficiency rate of least 65% by 2025 (also includes a potential ‘high level of ambition’ mandate for a recycling efficiency rate of at least 70% by 2030; this is being discussed as part of the proposed regulation).

Li-Cycle holds all licenses currently required in connection with its technologies and operations. Li-Cycle has engaged a third-party consultant to work with a dedicated team across all Li-Cycle projects, supporting it with permitting, regulatory compliance, and keeping it apprised of all regulatory changes and regulations applicable to it.

Strengths and Strategy

At the Intersection of Three Core Megatrends

Li-Cycle benefits from sitting at the intersection of three core megatrends: the electric vehicle revolution, the supply shortage of strategic battery materials, and the need for a truly sustainable ESG-friendly lithium-ion battery recycling solution, which it believes is currently a critical missing step in the battery supply chain.

Well Positioned to Benefit from Future Proofed Technology

Li-Cycle has established “future proofed” technology that Li-Cycle believes sets it apart from competitors because Li-Cycle’s technology has the ability to respond to changes in battery chemistries and adopt to change in inputs to the battery recycling process change. Li-Cycle’s process produces the fundamental building blocks of lithium-ion batteries – cathode precursor input chemicals, cathode input chemicals and raw materials that can be reused in batteries or the broader economy. In contrast, competitive emerging technologies such as cathode-to-cathode recycling produce end-products that have a high risk of obsolescence due to continuous cathode technology advancement.

Well-Positioned to Comply with Government Mandates

Due to Li-Cycle’s high recovery rates and sustainable, environmentally friendly processes, Li-Cycle is well-positioned to comply with heightened battery regulations across the globe as highlighted.

Superior to Other Forms of Recycling

Through its Spoke & Hub Technologies™, Li-Cycle’s recycling process is designed (a) at its Spokes, to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at its Hubs, to process black mass to recover raw materials, including but not limited to lithium carbonate, cobalt sulphate and nickel sulphate. Li-Cycle’s process enables an up to 95% Recycling Efficiency Rate. Li-Cycle expects that its future facilities will achieve similar Recycling Efficiency Rates.

Li-Cycle’s wet-chemistry method is able to extract valuable battery-grade chemicals from black mass that are directly re-usable in the manufacturing of new battery technologies. In the short term, this greatly increases the value that Li-Cycle derives from battery manufacturing scrap as well as end-of-life batteries and reduces waste.

Minimal Human Operating Risk

Unlike smelting, thermal pre-treatment refining, or cathode-to-cathode processes, Li-Cycle’s processes have minimal human operating risk. Li-Cycle’s Spokes can safely process lithium-ion batteries at any state of charge, without any manual sorting, discharging, or dismantling required. Spoke plants safely reduce the size of battery mass in an automated fashion, minimizing human operating risk.

Strong Commercial Supply Contracts

Li-Cycle’s commercial supply contracts include leaders in the EV and lithium-ion battery ecosystem, including companies in consumer electronics, manufacturing scrap, energy storage, and auto OEMs/transportation. Li-Cycle believes it has approximately 30% North American market share and has supply contracts with over 50 customers. As a percent breakdown based on tonnage as of 2020, Li-Cycle’s existing supply network comprises of lithium-ion batteries and lithium-ion battery materials that derive 50% from consumer electronics, 29% from manufacturing scrap, 16% from auto OEMs / transportation, and 5% from energy storage systems.

Well Positioned to Benefit from Pricing Tailwinds

Li-Cycle stands to benefit from expected increases in pricing for nickel sulphate, lithium carbonate, and cobalt sulphate, all of which are in high demand due to growing electrification.

International and Governmental Partnerships

Li-Cycle has partnered with New York State, which offers financial incentives for investors in clean energy businesses. Li-Cycle has located a Spoke facility in the Eastman Kodak Business Park in Rochester, New York, and plans to locate its first Hub in Rochester, New York.

Li-Cycle has historically built strong relationships with various Canadian government agencies and has received grant funding and access to other scale-up support initiatives. Li-Cycle has primarily worked with Sustainable Development Technology, Ontario Centres of Excellence, GreenCentre Canada, and the Industrial Research Assistance Program. In 2018, Li-Cycle received funding of CAD $2.7 million from Sustainable Development Technology Canada for the development of Li-Cycle’s process to recover material in lithium-ion batteries. In 2021, Li-Cycle received approval for additional funding of CAD $4.0 million from Sustainable Development Technology Canada for the scale-up of Li-Cycle’s Hub technology.

Future Off-Take Opportunities

Li-Cycle expects to complete construction and begin to ramp up production at its Rochester Hub in early 2023. Li-Cycle has entered into a marketing, logistics and working capital agreement with Traxys, covering one hundred percent (100%) of the cobalt sulphate, nickel sulphate, lithium carbonate, manganese carbonate and graphite concentrate end products from the Rochester Hub. Li-Cycle intends to seek customers to purchase the copper sulphide, sodium sulphate and gypsum produced by the Hub and not currently covered by the Traxys contract.

Continuous Enhancement of Research and Development Efforts

Li-Cycle continues to conduct Research & Development (“R&D”) focus on various aspects of its business. R&D work continues in support of the Rochester Hub project and the Arizona Spoke project, specifically focused on optimizing operating parameters and preparing for operations. Li-Cycle expects the Arizona Spoke to have the capability to process entire vehicles battery packs in their whole state, without dismantling required to a module level. Li-Cycle also continues to develop and evaluate new concepts with an eye to the future, including processing nickel metal hydride, lithium-iron phosphate (“LFP”) and solid state batteries.

Regional Presence and Global Footprint

Li-Cycle is focused on growing its regional presence across various markets while furthering its global footprint. Li-Cycle intends to construct a global network of Spokes located at regionally optimized locations that reduce safety risk and costs associated with battery transport to its Spokes. Li-Cycle intends to construct centralized, large-scale Hubs to maximize economies of scale and efficiencies. Hub facilities will process intermediate products from a network of global Spokes, as intermediate products, particularly black mass, are significantly easier and safer to transport than batteries. Li-Cycle’s current global growth strategy includes, in addition to the Arizona Spoke, plans to add six Spokes in Europe and eleven Spokes and three Hubs in the Asia Pacific region (including China) over the next five years. Li-Cycle is in discussions with multiple partners in each geography in some cases for the development of Spokes and Hubs and in others in connection with supply and off-take agreements.

Intellectual Property

Patents

Li-Cycle has a total of 18 pending utility patent applications and issued utility patents, grouped into three patent families based on common priority details. These filings cover aspects of Li-Cycle’s innovative technologies and include issued patents or pending patent applications in Australia, Canada, China, Europe, Hong Kong, Japan, South Korea, United States and the World Intellectual Property Office. These applications and patents have filing dates between 2018 and 2021, and therefore will expire between 2038 and 2041.

All patents and patent applications are 100% owned by Li-Cycle.

Research and Development

Li-Cycle believes that its research and development efforts are among the best in lithium-battery recycling. Li-Cycle’s highly experienced technical team is continuously engaged in research and development efforts to expand the scope of Li-Cycle’s processing capacities and drive other process improvements.

Li-Cycle also generates continued process improvements developed through continued experience gained through new supplier relationships. For instance, Li-Cycle partnered with New Flyer, one of the world’s leading independent global bus manufacturers to complete a recycling pilot. New Flyer provided Li-Cycle with 45 end-of-life lithium-ion battery modules totaling 3,200 pounds that were processed at Li-Cycle’s Spoke facility and then turned into intermediate products, which are then further refined to recover critical materials such as nickel sulphate and cobalt sulphate.

Employees

As of February 28, 2021, Li-Cycle had 84 employees, all but one employed on a full-time basis, and primarily located in Ontario, Canada and Rochester, New York. Li-Cycle expects that the Rochester Hub will result in approximately 120 additional employment positions at its operations. Li-Cycle estimates that the Arizona Spoke will have 38 employees upon the start-up of the first Spoke line expected in 2022 and a total of 50 employees when both Spoke lines are operational, which is anticipated to occur in 2023.

Li-Cycle’s success is highly dependent on human capital and a strong leadership team. Li-Cycle aims to attract, retain and develop staff with the skills, experience and potential necessary to implement its growth strategy.

Li-Cycle’s culture is fair, ethical, diverse and performance-oriented. When onboarding new employees, Li-Cycle communicates its vision and core values that it expects all staff to uphold, which is underpinned by a business-wide Code of Conduct and Ethics supported by appropriate training programs. Li-Cycle regularly engages with staff on issues affecting the business through group-wide and location-specific “all-hands” and “town hall” sessions and other engagement platforms.

None of Li-Cycle’s employees are represented by a labor union and there have been no work stoppages to date. Li-Cycle generally considers relations with its employees to be good.

Legal Proceedings

Li-Cycle is not currently, nor ever has been, party to any legal proceedings, but it could be involved in various litigation and regulatory proceedings arising in the normal course of business in the future. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is both probable and estimable, Li-Cycle establishes an accrual. Li-Cycle expects that it may not be able to predict with certainty outcome of any litigation or the potential for future litigation. Li-Cycle expects to continuously monitor any proceedings as they develop and adjust any accrual or disclosure as needed. Regardless of the outcome, litigation could have an adverse impact on Li-Cycle due of defense costs, diversion of management resources and other factors, and it could have a material effect on Li-Cycle’s results of operations for a given reporting period.

Li-Cycle’s Vision, Mission and Commitment to Environmental, Social and Governance Leadership

Li-Cycle’s vision is to be the world’s most sustainable, vertically-integrated and globally pre-eminent lithium-ion battery resource recovery company. The company’s mission is: (i) to provide sustainable and safe customer-centric solutions and technology to solve the global end-of-life lithium-ion battery challenge, and (ii) to meet the rapidly growing demand for critical battery materials.

By supporting the lithium-ion battery materials supply chain with an innovative recycling solution, Li-Cycle is contributing to the global “green energy” transition and the movement toward a zero-carbon economy. Li-Cycle’s recycling process is designed (a) at its Spokes, to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at its Hubs, to process black mass to recover raw materials, including but not limited to lithium carbonate, cobalt sulphate and nickel sulphate. Li-Cycle’s process enables an up to 95% Recycling Efficiency Rate. Li-Cycle expects that its future facilities will achieve similar Recycling Efficiency Rates.

Li-Cycle believes that environmental, social and governance (“ESG”) leadership is important to the success of its business model and intends to develop corporate policies and business practices to support these values.

Li-Cycle’s Focus on Quality and Sustainability

Li-Cycle has instituted an Integrated Business Policy to guide its actions on health and safety, environmental and quality practices.

Li-Cycle’s Kingston and Mississauga sites are certified by ISO (“International Standards Organization”) 9001 quality standard, ISO 14001 environmental standard, ISO 45001 employee health & safety standard and the Responsible Recycling (“R2”) electronics recycling.

Li-Cycle prioritizes the safety of its employees, suppliers, contractors and visitors. Li-Cycle aims for a “zero-harm” workplace and ensures compliance with all applicable occupation health and safety laws, regulations and standards in the jurisdictions in which it operates. Li-Cycle provides training to its employees on quality, health and safety and environmental and R2 requirements. Li-Cycle also ensures that its equipment is equipped with safety instructions, allots the time to practice emergency procedures and expects its managers and employees to maintain clean and well-organized facilities.

LI-CYCLE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which Li-Cycle’s management believes is relevant to an assessment and understanding of Li-Cycle’s consolidated annual results of operations and financial condition and condensed consolidated interim results of operations and financial condition. This discussion and analysis should be read together with “Selected Historical Financial and Operating Data of Li-Cycle” and the audited historical consolidated financial statements, unaudited historical condensed consolidated interim financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with Li-Cycle’s pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” In addition to historical financial information, this discussion and analysis contains forward looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

Li-Cycle’s financial statements have been prepared in accordance with IFRS. All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of Li-Cycle’s financial statements, see the section entitled “Basis of Presentation.”

Certain figures, such as interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Li-Cycle’s financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Company Overview

Li-Cycle was until 2020 a development stage company with no commercial revenues, and incurred a net loss of approximately $4.1 million for the year ended October 31, 2019 and a net loss of $0.9 million for the year ended October 31, 2018. In 2020, Li-Cycle’s revenue was $0.8 million and it recorded a net loss of $9.3 million. For the first quarter of 2021 ended January 31, 2021, Li-Cycle’s revenue was $1.0 million and it recorded a net loss of $4.8 million.

To date, Li-Cycle has financed its operations primarily through: (i) private placements of Li-Cycle Common and Preferred Shares; (ii) a loan from BDC Capital; and (iii) various government funding initiatives.

Li-Cycle expects both its capital and operating expenditures will increase significantly in connection with Li-Cycle’s ongoing activities, as Li-Cycle:

•	Completes the development and construction of the Rochester Hub;

•	Completes the development and construction of the Arizona Spoke, which would require an estimated investment of approximately $20 million;

•	Expands globally with the deployment of additional Spokes and Hubs, including through acquisitions and/or through joint ventures or other contractual arrangements;

•	Continues to invest in its technology, R&D efforts and the expansion of its intellectual property portfolio;

•	Increases its investment in logistics infrastructure for transportation of intermediate products from Spokes to Hubs;

•	Obtains, maintains and improves its operational, financial and management information systems;

•	Hires additional personnel; and

•	Operates as a public company.

The Business Combination and Public Company Costs

On February 15, 2021, Peridot entered into the Business Combination Agreement with Li-Cycle and Newco pursuant to which:

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prior to the Closing Date, Peridot will continue as a corporation existing under the laws of the Province of Ontario, and in connection therewith, the Class A Shares, the Class B Shares and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by the Sponsor of Class B common shares of Peridot Ontario, as described herein under “Peridot Shareholder Proposal No. 1 – The Business Combination Proposal – Certain Agreements Related to the Business Combination – Sponsor Letter Agreement,” the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis; and

•

on the terms, subject to the conditions and in accordance with the sequencing set forth in the Arrangement, on the Closing Date (i) Peridot Ontario and Newco will amalgamate, and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot Ontario will convert into an equivalent number of Amalco Shares and Amalco Warrants, and the common share in Newco held by Li-Cycle will be exchanged for an Amalco Share; (ii) the Amalco Share held by Li-Cycle will be purchased for cancellation by Amalco for cash equal to the subscription price for the common share in Newco for which such Amalco Share was exchanged pursuant to the Amalgamation; (iii) the preferred shares of Li-Cycle will convert into Li-Cycle Shares; and (iv) Amalco will acquire all of the issued and outstanding Li-Cycle Shares from Li-Cycle’s shareholders (including Li-Cycle Shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the Arrangement, but excluding any equity awards that will be cancelled and exchanged for equity awards of Amalco and remain outstanding on the day following the Closing Date) in exchange for Amalco Shares having an aggregate equity value of $975 million.

The Li-Cycle Arrangement Resolution was approved at the Company Shareholders Meeting held on April 22, 2021. In addition, on April 30, 2021 the Ontario Superior Court of Justice granted the Final Order approving the Arrangement (including certain non-material amendments to the Arrangement).

Upon the Closing, Li-Cycle will become a wholly-owned subsidiary of Amalco and Amalco will use the name “Li-Cycle Holdings Corp.”

Accounting Treatment

The Business Combination will be accounted for as a reverse acquisition in accordance with IFRS. Under this method of accounting, Amalco (continuing entity after the amalgamation between Li-Cycle Holdings Corp. and Peridot) will be treated as the “acquired” company for accounting purposes. Since Amalco does not meet the definition of a business under IFRS, net assets of Amalco will be stated at historical cost, with no goodwill or other intangible assets recorded.

Li-Cycle Corp has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of Amalco accompanied by a recapitalization.

•

Li-Cycle’s existing shareholders will have the greatest voting interest in the combined entity relative to other shareholders under both the no redemption scenario and maximum redemption scenario (with an approximately 59% voting interest and 69% voting interest in such scenarios, respectively);

•	The largest individual minority shareholders of the combined entity is an existing shareholder of Li-Cycle;

•	Amalco’s senior management will be the senior management of Li-Cycle;

•	Li-Cycle is the larger entity based on historical total assets and revenues; and

•	Li-Cycle’s operations will comprise the ongoing operations of Amalco.

Upon consummation of the Business Combination and the closing of the PIPE Financing, the most significant change in Li-Cycle’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Li-Cycle’s balance sheet at January 31, 2021) of approximately $344.9 million, assuming maximum shareholder redemptions of all 24.3 million Public Shares, or $587.6 million, assuming no redemptions, and, in each case, including $315.0 million in gross proceeds from the PIPE Financing by the PIPE Investors. Total direct and incremental transaction costs of Peridot and Li-Cycle are estimated at approximately $44 million, a portion of which will be treated as a reduction of the cash proceeds and deducted from Amalco’s additional paid-in capital and a portion of which will be treated as an expense on Amalco’s statement of operations. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, Amalco will become the successor to an SEC-registered and NYSE-listed company which will require Amalco to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Amalco expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Current Situation with Regards to COVID-19

In late 2019, a novel strain of coronavirus, now referred to as COVID-19, was identified in China. The virus has spread globally, resulting in governmental authorities implementing protective measures, such as travel restrictions, quarantines, shelter in place orders and shutdowns, in order to contain its spread and reduce its impact. This pandemic has significantly disrupted economies around the world.

COVID-19 continues to have a materially adverse impact in North America. The United States is one of the largest markets for lithium-ion battery recycling. The continuous spread of COVID-19 has caused lockdowns and shutdowns of manufacturing facilities. Therefore, many industry sectors, including automotive sector, have been negatively impacted and continue to be unable to produce vehicles at capacity. The continued impact of COVID-19 on manufacturing production may lead to less demand for lithium-ion batteries, impacting the resulting contribution of batteries and battery-related scrap material to the recycling market over the short-to-medium term.

Li-Cycle’s operations have to date been minimally impacted by the COVID-19 pandemic. Because Li-Cycle’s operations have been considered an essential service in both Canada and the United States, Li-Cycle’s plants have continued operations during the pandemic, albeit with the implementation of appropriate measures to ensure employee safety. Li-Cycle shut down its commercial headquarters in March 2020 and has enforced a work-from-home mandate since that time. In the coming months, and depending on government guidelines, Li-Cycle may re-open its office facilities but with a robust plan to ensure compliance with all recommended actions to ensure employee safety.

Comparability of Financial Information

Li-Cycle’s future results of operations and financial position may not be comparable to historical results as a result of the Business Combination and the factors provided below, among other things.

Key Factors Affecting Li-Cycle’s Performance

Li-Cycle believes that its performance and future success is dependent on multiple factors that present significant opportunities for Li-Cycle, but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

Availability of Lithium-Ion Batteries for Recycling

Li-Cycle is reliant on obtaining lithium-ion batteries for recycling through its supplier relationships contracts with suppliers. Li-Cycle currently has over forty commercial contracts with suppliers and expects to attract new suppliers by differentiating itself due to the sustainability of Li-Cycle’s process and the robustness of its technology, which in turn enables Li-Cycle to offer competitive terms to suppliers. Li-Cycle expects its supply pipeline to grow as both existing suppliers will have growing volumes of batteries available for recycling due to the continuing ‘electrification revolution’, and as it continues to source new additional supplier relationships. A decline in supply volume from existing contracts or an inability to source new supplier relationships could have a negative impact on Li-Cycle’s operating results.

Li-Cycle’s commercial supply contracts include leaders in the EV and lithium-ion battery ecosystem, including companies in consumer electronics, manufacturing scrap, energy storage, and auto OEMs/transportation. Li-Cycle has approximately 30% North American market share and has supply contracts with a total of over 40 customers—comprising of lithium-ion batteries and lithium-ion battery materials that derive 50% from consumer electronics, 29% from manufacturing scrap, 16% from auto OEMs / transportation, and 5% from energy storage systems.

On May 11, 2021, Li-Cycle announced its entry into an agreement with Ultium Cells LLC ( “Ultium”), a joint venture between General Motors and LG Energy Solution, pursuant to which Li-Cycle will purchase and recycle up to 100% of the scrap generated by battery cell manufacturing at Ultium’s Lordstown, Ohio site.

Customer Demand for Lithium-Ion Recycled Raw Materials

Li-Cycle has entered into two agreements with Traxys covering off-take from its Spokes and Hubs. See the section entitled “Information about Li-Cycle - Customer Agreements - Traxys”. It expects to enter into additional off-take customer agreements in the future.

Ability to Build Out Additional Facilities

Li-Cycle is confident in its ability to scale the business as currently planned. Li-Cycle already has a market-leading position in North America through its two operational commercial Spokes in Kingston, Ontario, and Rochester, New York, and is developing its first commercial Hub in Rochester, New York. Li-Cycle has also announced its development and construction of its third Spoke in Gilbert, Arizona. Li-Cycle is also evaluating additional opportunities to scale its operations with a range of potential partners and expansion opportunities that may include acquisitions, joint ventures or other commercial arrangements in North America, Europe, and Asia. Li-Cycle’s continued growth and results of operations will be negatively impacted if it is unable to continue to scale its operations.

Commodity and Specialty Prices

The price Li-Cycle can charge is and in the future will be tied to commodity and specialty pricing for cobalt and nickel, among others. This can lead to variability in revenues, but Li-Cycle believes the wide range of raw materials it produces results in a diversification effect that provides it with a natural hedge against significant variations in the commodity pricing related to a single product.

Regulatory Landscape

There has been an increase in battery regulation globally in recent years. In the United States, California is evaluating a policy to drive recycling efficiency rates as close to 100% as possible, potentially beginning as early as 2022. In Canada, Ontario requires recycling efficiency rates for lithium-ion batteries of over 70% by 2023. China has required functional material recovery rates greater than 80% since 2018, with specific targets by key materials (nickel, cobalt, and lithium). The European Union proposes to update its EU Battery Directive during 2021 to implement more aggressive recycling targets, including minimum material recovery rates of 90% for both cobalt and nickel by 2025 (also a potential ‘high level of ambition’ mandate for at least a 95% material recovery rate for both cobalt and nickel by 2030; this is being discussed as part of the proposed regulation), a minimum recovery rate of 35% for lithium by 2025 (also a potential ‘high level of ambition’ mandate for at least a 70% material recovery rate for lithium by 2030; this is being discussed as part of the proposed regulation), and a recycling efficiency rate of least 65% by 2025 (also includes a potential ‘high level of ambition’ mandate for a recycling efficiency rate of at least 70% by 2030; this is being discussed as part of the proposed regulation).

Li-Cycle is well-positioned to comply with heightened battery regulations across the globe. Li-Cycle holds all licenses currently required in connection with its technologies and operations. Li-Cycle has engaged a third-party consultant to work with a dedicated team across all Li-Cycle projects, supporting it with permitting, regulatory compliance, and keeping it apprised on all legal changes.

While competitors face challenges adapting to increasingly stringent environmental regulations, Li-Cycle’s technologies are sustainable, and attractive to a growing number of ESG-focused clients. Li-Cycle’s scalable, sustainable, safe and patented Spoke & Hub Technologies™ enable an up to 95% Spoke Recycling Efficiency Rate, produce no solid waste or wastewater, zero impact air emissions from the process, and use far less energy than any other existing solutions. By contrast, other hydrometallurgical technologies often have significant water emissions and solid waste streams, while smelting or thermal processing typically involves burning of lithium-ion batteries that produces toxic emissions in the off-gas. The emissions caused by competitor methods present regulatory compliance challenges and complicates facility permitting. This provides a significant opportunity for Li-Cycle with a truly differentiated hydrometallurgical process.

Government mandates also continue to drive increased infrastructure spending and funding availability for the battery supply chain. In the United States, the Biden Administration has announced it will make a $2 trillion investment in infrastructure and the clean energy economy. Li-Cycle has built strong connections with various government agencies and expects to continue to build on these relationships to accelerate Li-Cycle’s growth.

Research and Development

Li-Cycle’s currently has a team of nine employees that conducts R&D from its facilities in Ontario, Canada. Li-Cycle continues to conduct R&D centered on various aspects of the business. R&D work continues in support of its Rochester Hub project and Arizona Spoke project, specifically focused on continuous optimization of operating parameters and preparing for operations. Li-Cycle also continue to develop and evaluate new concepts with an eye to the future, including solid state battery processing and others related to both the Spoke & Hub Technologies™.

Components of Results of Operations

Basis of Presentation

Li-Cycle’s consolidated financial statements have been prepared in accordance with IFRS. All amounts are in U.S. dollars except otherwise indicated. Currently, Li-Cycle conducts business through one operating segment. Li-Cycle was a pre-revenue company with no commercial operations until 2020. For more information about Li-Cycle’s basis of presentation, refer to Note 2 in the accompanying financial statements of Li-Cycle included elsewhere in this proxy statement/prospectus. Li-Cycle’s fiscal year end is October 31.

Revenue

Li-Cycle recognizes revenue from: (i) sales of products, which currently include intermediate products, shredded metal and mixed plastic from Li-Cycle’s Spokes; and (ii) providing the service of recycling lithium-ion batteries, which includes coordination of logistics and destruction of batteries. Li-Cycle expects its sales of products to increase as a percentage of overall revenue, as more Spokes and Hubs become operational over time.

For sales of products, revenue is recognized when control of the goods has transferred, meaning when the goods have been shipped to the customer’s location (delivery). A receivable is recognized by Li-Cycle when the goods are delivered to the customer as this represents the point in time at which the right to consideration becomes unconditional, as passage of time is the only condition to payment becoming due. The revenue recognized is based on commodity prices at the time of delivery. Under Li-Cycle’s standard contract terms, customers do not have a right of return. Li-Cycle estimates all amounts of consideration to which it expects to be entitled and updates those estimates at the end each reporting period based on market prices. The final settlement amount for the sale of products is typically determined several months after delivery and customer processing of the products, and may result in an adjustment to the previously recognized revenue based on commodity prices on the final settlement date.

Service revenue is recognized upon completion of each service. Prices for services are separately identifiable within each contract. A receivable is recognized by Li-Cycle when the services are completed as this represents the point in time at which the right to consideration becomes unconditional, as passage of time is the only condition to payment becoming due.

Expenses

Primary expense categories for Li-Cycle include employee salaries and benefits, consulting and professional fees, R&D and depreciation. As Li-Cycle continues to grow and expand internationally, Li-Cycle expects to incur additional expenses in connection with acquisitions, joint ventures and/or other commercial or contractual arrangements. Additional personnel expenses are also anticipated. The amount of consulting and professional fees Li-Cycle incurs and expects to incur is commensurate with the engineering requirements associated with the Rochester Hub project and Arizona Spoke project, as well as requisite expenses for legal and audit as Li-Cycle funds its operations and scales its internal systems and processes. R&D expenses reflect ongoing efforts by Li-Cycle to develop and expand its technology, and such costs are offset by any government funding for government funded projects.

Finance Costs/Interest Expense

Financing costs are typically applied against the gross proceeds of any capital raised, and in the case of debt, amortized over the term of such debt. Interest expense represents the actual cash interest costs incurred plus any accrued interest payable at a future date.

Results of Operations

Three months ended January 31, 2021 and 2020.

	Three months ended		$	%
	January 31,		Change	Change
	2021	2020
	(dollar amounts in thousands, except share and per share data)
Revenues	$1,017	$59	$958	1,625%
Product sales	913	25	888	3,539%
Recycling Services	104	34	70	208%

Operating expenses	5,258	1,418	3,840	271%
Professional fees	399	290	109	37%
Employee salaries and benefits, net	1,165	223	942	422%
Depreciation, net	274	180	94	52%
Research and development, net	527	316	211	67%
Raw materials, supplies and finished goods	1,288	33	1,255	3,817%
Plant facilities	86	62	24	39%
Marketing	142	62	80	128%
Share-based compensation	746	124	622	502%
Office and administrative	292	51	241	468%
Travel and entertainment	48	57	(9)	(16)%
Freight and shipping	291	20	271	1,325%

Other (income) expenses	605	(14)	619	(4,332)%
Interest expense	213	54	159	295%
Interest income	(1)	(9)	9	(92)%
Foreign exchange loss (gain)	392	(59)	451	(764)%

Net loss	(4,845)	(1,345)	(3,500)	260%
Foreign currency translation adjustment	0	(25)
Comprehensive loss	$(4,845)	$(1,370)	$(3,475)	254%
Basic and diluted loss per share	$(2.07)	$(0.68)	$(1.40)	205%
Weighted average number of common shares outstanding	2,342,145	1,984,507	357,638	18%

Revenue

Revenue reached $1 million in the first quarter of 2021 as the Ontario Spoke started to process meaningful quantities of batteries following the start of operations in July 2020. As a result, Li-Cycle saw growth in recycling services while also realizing revenue from product sales. Revenues from recycling services were approximately $0.1 million, while revenues from product sales were approximately $0.9 million. While the Rochester Spoke started operations in December 2020, it did not realize significant revenue in the first quarter of 2021.

Expenses

Operating expenses increased by 271% year over year as Li-Cycle scaled up its operations and expanded internationally. The increase in personnel costs of $0.9 million reflects the increased commercial activities to support the operations of the Ontario Spoke and the setup and kickstart of the Rochester Spoke. The level of consulting, professional, and research and development fees is commensurate with the engineering requirements associated with the Rochester Hub project, as well as requisite legal and audit expenses for raising capital to execute Li-Cycle’s growth plan. Li-Cycle expects based on its pre-feasibility study that the Rochester Hub will require a total investment of at least $175 million (+/- 30%, based on the scope as at the pre-feasibility study). The ultimate scale of and investment in the Rochester Hub may be significantly greater than set forth in the pre-feasibility study. See “Information About Li-Cycle – Company Overview and History”.

Other (Income) Expenses

Other expenses were $0.6 million in the first quarter of 2021, as compared to other expenses of $0.01 million in the same period in 2020 mainly as a result of interest expenses on the loans payable and lease liabilities as well as foreign exchange losses.

Years Ended October 31, 2020 and 2019

	Year Ended		$	%
	October 31,		Change	Change
	2020	2019
	(dollar amounts in thousands, except share and per share data)
Revenues	$792	$48	$744	1,550%
Product sales	555	—	555
Recycling Services	237	48	189	394%

Operating expenses	9,934	4,113	5,821	142%
Professional fees	2,962	547	2,415	441%
Employee salaries and benefits, net	2,819	608	2,211	364%
Depreciation	1,095	184	911	495%
Research and development, net	777	2,112	(1,335)	(63)%
Raw materials and supplies	578	—	578
Plant facilities and other	391	—	391
Marketing	366	66	300	455%
Share-based compensation	333	97	236	243%
Office and administrative	316	355	(39)	(11)%
Travel and entertainment	160	138	22	16%
Freight and shipping	137	6	131	2,183%

Other (income) expenses	134	36	98	272%
Interest expense	530	60	470	783%
Interest income	(34)	(24)	(10)	42%
Fair value loss on cash-settled share-based compensation	84	—	84
Foreign exchange gain	(446)	—	(446)

	Year Ended		$	%
	October 31,		Change	Change
	2020	2019
	(dollar amounts in thousands, except share and per share data)

Net loss	(9,276)	(4,101)	(5,175)	126%
Foreign currency translation adjustment	(219)	(37)	(182)	492%
Comprehensive loss	$(9,495)	$(4,138)	$(5,357)	129%
Basic and diluted loss per share	$(4.48)	$(2.28)	$(2.20)	97%
Weighted average number of common shares outstanding	2,068,952	1,801,338	267,614	15%

Revenue

Revenue reached $0.8 million in 2020 as the Ontario Spoke commenced commercial operations in the summer of 2020. As the Ontario Spoke started to process meaningful quantities of batteries, Li-Cycle saw growth in recycling services while also realizing revenue from product sales. Revenues from recycling services were approximately $0.2 million while revenues from product sales were approximately $0.6 million.

Expenses

Operating expenses increased by 144% year over year as Li-Cycle scaled up its operations and expanded internationally. The increase in personnel costs of $2.2 million reflects the increased commercial activities to support the operations of the Ontario Spoke and the start-up of the Rochester Spoke. The level of consulting and professional fees is commensurate with the engineering requirements associated with the Rochester Hub project, as well as requisite legal and audit expenses for raising capital to execute the Li-Cycle’s growth plan. R&D expenses declined mainly because Li-Cycle received significant government grants of which $2.2 million were recognized as an offset to the R&D in 2020.

Other (Income) Expenses

Other expenses were $0.1 million in 2020, as compared to other expenses of $0.04 million in 2019 mainly as a result of interest expenses on the loans payable and lease liabilities. These were partially offset by interest income and foreign exchange gains.

Years Ended October 31, 2019 and 2018

Li-Cycle’s results of operations for the years ended October 31, 2019 and 2018 are presented below:

	Year Ended		$	%
	October 31,		Change	Change
	2019	2018
	(dollar amounts in thousands, except share and per share data)
Revenues	$48	$6	$42	738%
Product sales	0	0	—	%
Recycling Services	48	6	42	738%

Operating expenses	4,112	881	3,231	367%
Professional fees	547	77	470	613%
Employee salaries and benefits, net	608	202	406	201%
Depreciation	184	—	184

	Year Ended		$	%
	October 31,		Change	Change
	2019	2018
	(dollar amounts in thousands, except share and per share data)
Research and development, net	2,112	397	1,715	432%
Marketing	66	34	31	91%
Share-based compensation	97	27	71	267%
Office and administrative	355	94	262	280%
Travel and entertainment	138	51	87	172%
Freight and shipping	6	—	6

Other (income) expenses	37	34	3	9%
Interest expense	60	39	21	54%
Interest income	(24)	(5)	(18)	332%
Fair value loss on cash-settled share-based compensation	—	—	—
Foreign exchange gain	—	—	—

Net loss	(4,101)	(909)	(3,192)	351%
Foreign currency translation adjustment	(37)	126	(163)	(129)%
Comprehensive loss	$(4,138)	$(783)	$(3,192)	351%
Basic and diluted loss per share	$(2.28)	$(0.53)	$(1.74)	326%
Weighted average number of common shares outstanding	1,801,338	1,700,751	100,587	6%

Revenue

Li-Cycle generated minimal revenue in 2019 which was attributable to its pilot project recycling services.

Expenses

Operating expenses increased by 367% year over year as Li-Cycle invested heavily in its R&D activities to develop its Spoke & Hub Technologies™. This was partially offset by $0.6 million of government grants and $0.4 million of investment tax credits recognized as an offset to the R&D expenses in 2019.

Other (Income) Expenses

Other expenses in 2019 and 2018 mainly consisted of interest expenses on convertible debt. The increase in the interest expenses year over year was partially offset by increase in the interest income on cash balances.

Liquidity and Capital Resources

Sources of Liquidity

To date, Li-Cycle has financed its operations primarily through: (i) private placements of Li-Cycle Common and Preferred Shares; (ii) a loan from BDC Capital; and (iii) various government funding initiatives.

Since inception, Li-Cycle has generally operated at a loss. It expects that as it completes its Rochester Hub and adds Spokes, it will be able to operate at a profit in future periods. However, in order to continue to fund the planned expansion of its business and maintain profitability in the future, Li-Cycle will need to secure additional debt or equity financing. Based on its pre-feasibility study, Li-Cycle has estimated the potential related expenditures and expenses of the Rochester Hub to be approximately $175 million (+/- 30%, based on the scope as at the pre-feasibility study). The ultimate scale of and investment in the Rochester Hub may be significantly greater than set forth in the pre-feasibility study. See “Information About Li-Cycle – Company Overview and History”

On February 16, 2021, Peridot announced the PIPE Financing, which is expected to raise $315 million of additional capital and close concurrently with the Business Combination. Li-Cycle currently expects that the proceeds from the PIPE Financing, assuming the PIPE Financing is consummated, together with funds that will be available to it from the Trust Account will be sufficient to fully fund the planned expansion of its business.

After completion of the Business Combination, Amalco may also require additional funds to the extent its plans change, if it elects to acquire complementary businesses or due to unforeseen circumstances. However, additional funds may not be available when Amalco needs them on terms that are acceptable to it, or at all.

Debt Obligations

On December 16, 2019, Li-Cycle entered into a binding agreement with BDC Capital Inc. for a loan of $5.3 million (Cdn. $7.0 million) to help finance the expansion plans of Li-Cycle. The maturity date of the loan is December 14, 2023 and will be funded in three tranches based on the achievement of specific milestones by Li-Cycle. The base rate of interest is 16% per annum, paid monthly, plus additional accrued interest in kind of 3% that can be reduced to 0% based on the achievement of certain milestones by Li-Cycle. Principal payments began on the first anniversary date of the loan and shall be made at $0.13 million (Cdn. $0.175 million) per month with a balloon payment of $0.5 million (Cnd. $0.7 million) at maturity. As of January 31, 2021, the BDC loan balance was $3.6 million.

Cash Flows Summary

Presented below is a summary of Li-Cycle’s operating, investing, and financing cash flows for the periods indicated:

	Three months ended January 31,
	2021	2020
	(in thousands)
Cash flows used in operating activities	$(6,706)	$(2,785)
Cash flows used in investing activities	(2,821)	(192)
Cash flows from financing activities	22,677	6,634
Net change in cash	$13,150	$3,656

	Year Ended October 31,		Year Ended October 31,
	2020	2019	2019	2018
	(in thousands)		(in thousands)
Cash flows used in operating activities	$(7,429)	$(4,568)	$(4,568)	$(686)
Cash flows used in investing activities	(5,108)	(998)	(998)	(244)
Cash flows from financing activities	9,417	7,164	7,164	3,111
		—	—	—
Net change in cash	$(3,120)	$1,598	$1,598	$2,181

Cash Flows Used in Operating Activities

For each of the three months ended January 31, 2021, and 2020, cash flows used in operating activities were approximately $6.7 million, and $2.8 million, respectively and in each case were primarily driven by the growth and commercialization of Li-Cycle’s operations, including headcount, R&D, and extensive third-party consulting costs relating to the development of the Rochester Hub. The period over period increase in cash flows used in operating activities for 2021 were primarily the result of an increase in operating expenses by $3.8 million, partially offset by an increase in accounts payable and accrued liabilities.

For each of the three years ended October 31, 2020, 2019 and 2018, cash flows used in operating activities were approximately $7.4 million, $4.6 million and $0.7 million, respectively and in each case were primarily driven by the growth and commercialization of Li-Cycle’s operations, including headcount, R&D, and extensive third-party consulting costs relating to the development of the Rochester Hub. The year over year increase in cash flows used in operating activities for 2020 were primarily the result of an increase in operating expenses by $5.8 million, partially offset by an increase in accounts payable and accrued liabilities.

Cash Flows Used in Investing Activities

For the three months ended January 31, 2021, and 2020, cash flows used in investing activities were primarily driven by the acquisition of equipment and leasehold improvements for Li-Cycle’s two Spokes.

For each of the three years ended October 31, 2020, 2019 and 2019, cash flows used in investing activities were primarily driven by the acquisition of equipment and leasehold improvements for Li-Cycle’s two Spokes.

Cash Flows from Financing Activities

Cash flows generated from financing activities relate primarily to capital raising through the issuance of common shares. Amounts generated in 2021 mainly relate to a private placement of 281,138 class A shares in November 2020 with net proceeds of $21.6 million and $1.5 million (Cdn. $2 million) loan advance from BDC Capital. The 2020 amounts relate to Li-Cycle’s Series B round.

Amounts generated in 2018 relate to Li-Cycle’s Series A round and amounts in 2019 and 2020 relate to Li-Cycle’s Series B round. Additionally, in 2020, Li-Cycle completed a debt facility with BDC Capital for $5.3 million (Cdn. $7.0 million), of which $2.3 million (Cdn. $3.0 million) was funded in the year. Li-Cycle also received government grants of $1.2 million, $1.7 million and $0.1 million in the years ended October 31, 2020, 2019 and 2018 respectively.

Contractual Obligations and Commitments

The following table summarizes Li-Cycle’s contractual obligations and other commitments for cash expenditures as of October 31, 2020, and the years in which these obligations are due.

Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Accounts payable and accrued liabilities	$4,364	$4,364	$—	$—	—
Lease liabilities	4,530	806	1,249	1,064	1,410
Loan payable **	2,629	1,783	846	—	—
Restoration provisions	334	—	81	53	200
Restricted share units	172	172	—	—	—

Total as of October 31, 2020	12,028	7,125	2,176	1,117	1,610

**	Subsequent to October 31, 2020, a loan advance of $3.1 million (Cdn. $4 million) was drawn from the existing BDC Capital debt facility.

Off-Balance Sheet Arrangements

During the periods presented, Li-Cycle did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Li-Cycle’s condensed consolidated interim financial statements and consolidated annual financial statements have been prepared in conformity with IFRS using the significant accounting policies and measurement bases that are in effect at October 31, 2020, as summarized in Note 2 of the financial statements. These were used throughout all periods presented with any applicable changes noted in the January 31, 2021 condensed consolidated interim financial statements.

Internal Control Over Financial Reporting

Prior to the effectiveness of the registration statement of which this proxy statement/prospectus/consent solicitation statement forms a part, we have been a private company and we have addressed our internal control over financial reporting with internal accounting and financial reporting personnel and other resources.

Li-Cycle has identified material weaknesses in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements may not be prevented or detected on a timely basis.

Li-Cycle did not have in place an effective control environment with formal processes and procedures or an adequate number of accounting personnel with the appropriate technical training in, and experience with, IFRS to allow for a detailed review of complex accounting transactions that would identify errors in a timely manner, including inventory costing and business combinations. Li-Cycle did not design or maintain effective controls over the financial statement close and reporting process in order to ensure the accurate and timely preparation of financial statements in accordance with IFRS. In addition, information technology controls, including end user and privileged access rights and appropriate segregation of duties, including for certain users the ability to create and post journal entries, were not designed or operating effectively.

Li-Cycle has taken steps to address these material weaknesses and expects to continue to implement its remediation plan, which Li-Cycle believes will address their underlying causes. Li-Cycle expects to engage external advisors to provide assistance in the areas of information technology, internal controls over financial reporting, and financial accounting in the short term and to evaluate and document the design and operating effectiveness of our internal controls and assist with the remediation and implementation of our internal controls as required. Li-Cycle is evaluating the longer-term resource needs of its various financial functions. These remediation measures may be time consuming, costly, and might place significant demands on Li-Cycle’s financial and operational resources. Although Li-Cycle has made enhancements to its control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Li-Cycle does not know the specific time frame needed to fully remediate the material weaknesses identified.

Foreign Private Issuer Status

Li-Cycle qualifies as a “foreign private issuer” as defined under SEC rules. Even after Li-Cycle no longer qualifies as an emerging growth company, as long as Li-Cycle continues to qualify as a foreign private issuer under SEC rules, Li-Cycle is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, Li-Cycle intends to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

Li-Cycle may take advantage of these exemptions until such time as Li-Cycle is no longer a foreign private issuer. Li-Cycle would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Li-Cycle no longer qualifies as an emerging growth company, but remains a foreign private issuer, Li-Cycle will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because Li-Cycle qualifies as a foreign private issuer under SEC rules, Li-Cycle is permitted to follow the corporate governance practices of Canada (the jurisdiction in which Li-Cycle is organized) in lieu of certain NYSE corporate governance requirements that would otherwise be applicable to Li-Cycle.

If at any time Li-Cycle ceases to be a foreign private issuer, Li-Cycle will take all action necessary to comply with the SEC and NYSE Listing Rules, including by appointing a majority of independent directors to its board of directors and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Quantitative and Qualitative Disclosures About Market Risk

Li-Cycle is exposed to various risks in relation to financial instruments. The main types of risks are currency risk and interest rate risk. While Li-Cycle may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Li-Cycle does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business.

Currency Risk

It is management’s opinion that Li-Cycle is not exposed to significant currency risk as its cash is denominated in both Canadian and US dollars and funds its operations accordingly. Up to October 31, 2020, most of Li-Cycle’s transactions have been in Canadian dollars. The functional currency has changed to US dollars in the three months ended January 31, 2021 and the management expects this to continue.

Interest Rate Risk

Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on Li-Cycle’s financial instruments. It is management’s opinion that Li-Cycle is not exposed to significant interest rate risk, as it has no variable interest rate debt.

Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Substantially all of our cash and cash equivalents were deposited in accounts at one financial institution, and account balances may at times exceed federally insured limits. Management believes that we are not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.

Recently Issued Accounting Standards Not Yet Adopted

From time to time, new accounting standards, amendments to existing standards, and interpretations are issued by the International Accounting Standards Board (“IASB”). Unless otherwise discussed, and as further highlighted in Note 3 to the fiscal 2020 consolidated financial statements, Li-Cycle believes that the impact of recently issued standards or amendments to existing standards that are not yet effective will not have a material impact on Li-Cycle’s financial position or results of operations under adoption.

Cautionary note regarding forward-looking statements

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws.

Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the benefits of the Business Combination;

•	Amalco’s financial performance following the Business Combination;

•	changes in Li-Cycle’s or Amalco’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against Peridot following announcement of the proposed Business Combination and transactions contemplated thereby;

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the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Peridot or to satisfy other conditions to the Closing in the Business Combination Agreement;

•	the ability to list the Amalco Shares on NYSE following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of Li-Cycle as a result of the announcement and consummation of the transactions described herein;

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our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Li-Cycle to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effects of the COVID-19 pandemic on Li-Cycle’s business;

•	the possibility that Peridot or Li-Cycle may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Executives

Introduction

The following section describes the significant elements of Li-Cycle’s executive compensation program, with particular emphasis on the process for determining compensation payable to Li-Cycle’s Chief Executive Officer, Chief Financial Officer and Li-Cycle’s other three most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”). The NEOs are:

•	Ajay Kochhar, Chief Executive Officer

•	Bruce MacInnis, Chief Financial Officer

•	Tim Johnston, Executive Chairman

•	Kunal Phalpher, Chief Commercial Officer; and

•	Chris Biederman, Chief Technology Officer.

Overview and Compensation Committee

Historically the Remuneration and Nominating Committee of the Li-Cycle board of directors has been responsible for setting the compensation of Li-Cycle’s Chief Executive Officer, and for working with Li-Cycle’s Chief Executive Officer to set the compensation for the other executive officers. In anticipation of becoming a public company, Li-Cycle’s board of directors intends to form a compensation committee (the “Compensation Committee”) and adopt a written charter for the Compensation Committee providing that the Compensation Committee will, among other things, assist the board of directors in its oversight of executive compensation, director compensation and executive compensation disclosure. See “Management of Amalco Following the Business Combination – Committees of the Board of Directors.”

Compensation Objectives

Li-Cycle’s executive compensation program is designed to achieve the following objectives:

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provide market-competitive compensation opportunities in order to attract and retain talented, high-performing and experienced executive officers, whose knowledge, skills and performance are critical to Li-Cycle’s success;

•	motivate these executive officers to achieve Li-Cycle’s business objectives;

•	align the interests of Li-Cycle’s executive officers with those of its shareholders by tying a meaningful portion of compensation directly to the long-term value and growth of Li-Cycle’s business;

•	continue to foster an entrepreneurial and results-driven culture; and

•	provide the appropriate balance of short and long-term incentives to encourage appropriate levels of risk-taking and prudent decision-making by the executive team.

Following the consummation of the Business Combination, Amalco will evaluate its philosophy and compensation program as circumstances require and is expected to review compensation on an annual basis. As part of this review process, Amalco is expected to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the costs required to find a replacement for a key employee.

Benchmarking

Li-Cycle is in the process of identifying a benchmark group as part of its executive compensation review. It is expected that the Compensation Committee will finalize a benchmark group and will, following the Business Combination, periodically assess how competitive the executive compensation is in order to make compensation-related decisions.

Elements of Compensation

In 2021, Li-Cycle’s compensation program will consist primarily of the following elements: base salary, short-term incentives, long-term equity incentives and benefit and perquisite programs.

Base Salary

Historically, Li-Cycle has provided base salary as a fixed source of compensation for its executive officers. Base salaries for NEOs are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions, the market demand for such NEOs and the NEO’s total compensation package. Base salaries are reviewed annually and increased for merit reasons, based on the executive’s success in meeting or exceeding individual objectives. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive’s role or responsibilities, as well as to maintain market competitiveness.

Short-Term Incentives

Li-Cycle’s compensation program for NEOs and other executive officers includes eligibility for annual cash bonuses. Annual bonuses are designed to motivate Li-Cycle’s executive officers to meet its business and financial objectives generally and its annual financial performance targets in particular. For 2021, the NEOs are expected to be eligible to earn an annual bonus based on a target percentage of 70-120% of base salary, depending on the level of each NEO, of which a percentage is based on the achievement of certain corporate and financial objectives, and a percentage of which is based upon the achievement, by the NEO, of personalized goals and objectives.

Long-Term Incentives

Equity-based awards are a variable element of compensation that allow Li-Cycle to reward its NEOs for their sustained contributions to the company. Equity awards reward performance and continued employment by an NEO, with associated benefits to Li-Cycle of attracting and retaining employees. Li-Cycle believes that options and other equity-based compensation will provide NEOs with a strong link to long-term corporate performance and the creation of shareholder value.

Historically, Li-Cycle has made equity-based awards to NEOs by issuing options under Li-Cycle’s share option plan (the “Legacy Option Plan”) and options and Restricted Share Units (“RSUs”) under Li-Cycle’s long-term incentive plan effective November 1, 2019 (the “Legacy LTIP”). Pursuant to the Arrangement, outstanding Li-Cycle options will be exchanged for options to purchase Amalco Shares (with the number of Amalco Shares subject to each such option and the exercise price being adjusted in accordance with the terms of the Arrangement), and such options will, depending on the election of the holder, (i) be exercised pursuant to the Arrangement for Amalco Shares (subject to payment of the applicable exercise price), (ii) transferred to Amalco pursuant to the Arrangement in exchange for Amalco Shares having a fair market value equal to the “in the money value” of such Amalco options, or (iii) remain outstanding under the Legacy Option Plan or the Legacy LTIP, as applicable, provided that Amalco’s board of directors will succeed to the authority and responsibility of the Li-Cycle board of directors with respect to each such option and each such option will be subject to administrative procedures consistent with those in effect under the Incentive Plan (as defined below).

In connection with the Business Combination, we intend to adopt the Incentive Plan for future awards to eligible directors, officers, employees and consultants of Amalco and its subsidiaries. See “Long-Term Incentive Plan.” We expect that the Incentive Plan will be effective on the date on which it is adopted by the Amalco Board, subject to approval of such plan by our shareholders, each of which are anticipated to occur prior to the consummation of the Business Combination. Following the consummation of the Business Combination, no further awards will be made pursuant to the Legacy Option Plan or the Legacy LTIP.

Employee Benefits.

Li-Cycle provides standard health, dental, life and disability insurance benefits to its executive officers, on the same terms and conditions as provided to all other eligible employees. Li-Cycle does not offer a deferred compensation plan or pension plan. Li-Cycle currently does not provide executive perquisites that are not generally available on a non-discriminatory basis to all of its employees.

Long-Term Incentive Plan

The purpose of the Incentive Plan will be to promote the success and enhance the value of Amalco and its subsidiaries by linking the individual interests of the members of the board of directors, employees, and consultants to those of Amalco shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Amalco shareholders. The Incentive Plan will also provide flexibility to Amalco in its ability to motivate, attract, and retain the services of members of the board of directors, employees, and consultants upon whose judgment, interest, and special effort the successful conduct of Amalco’s operation will be largely dependent. The below sections summarize certain principal features of the Incentive Plan and are qualified in their entirety by reference to the complete text of the Incentive Plan included as Annex F to this proxy statement/prospectus.

Eligibility and Administration

Amalco’s employees, consultants and directors, and employees, consultants and directors of its subsidiaries will be eligible to receive awards under the Incentive Plan. The Incentive Plan is expected to be administered by the Amalco Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of Amalco directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator will have the authority to interpret and adopt rules for the administration of the Incentive Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The Incentive Plan will provide that the maximum number of Amalco Shares initially available for issuance under the Incentive Plan is equal to 10% of the total number of Amalco Shares issued and outstanding immediately following the consummation of the Business Combination on a fully diluted basis, less the number of Amalco Shares subject to any Rollover Equity Awards (as defined in the Business Combination Agreement). The number of Amalco Shares available for issuance under the Incentive Plan will be automatically increased on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 5% of the outstanding Amalco Shares on the last day of the immediately preceding fiscal year and (ii) such number of Amalco Shares determined by the Amalco Board. Any Amalco Shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued Amalco

Shares, treasury Amalco Shares or Amalco Shares purchased on the open market. Notwithstanding the foregoing, the aggregate number of Amalco Shares which may be issued or transferred pursuant to awards under the Incentive Plan in the form of incentive stock options (“ISOs”) will be equal to 10% of the total number of Amalco Shares issued and outstanding immediately following the consummation of the Business Combination on a fully diluted basis, less the number of Amalco Shares subject to any Rollover Equity Awards.

The Incentive Plan will provide that awards granted upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, will not reduce the number of shares authorized for grant under the Incentive Plan, except as required by Section 422 of the Code. If any Amalco Shares subject to an award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such award is settled for cash (in whole or in part), the Amalco Shares subject to such award will, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of awards under the Incentive Plan.

The Incentive Plan will provide that the following will not be added to the Amalco Shares authorized for grant under the Incentive Plan and shall not be available for future grants of awards: (i) Amalco Shares tendered by an award holder or withheld by Amalco in payment of the exercise price of an option; (ii) Amalco Shares tendered by an award holder or withheld by Amalco to satisfy any tax withholding obligation with respect to an award; (iii) Amalco Shares subject to a share appreciation right (SAR) or other share-settled award (including awards that may be settled in cash or shares) that are not issued in connection with the settlement or exercise, as applicable, of the SAR or other share-settled award; and (iv) Amalco Shares purchased on the open market by Amalco with the cash proceeds received from the exercise of options.

The Incentive Plan will provide that the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards and the amount of any cash-based awards granted to a non-employee director during any calendar year will not exceed $750,000 in respect of such non-employee director’s service as a member of the Amalco Board during such year.

Awards

The Incentive Plan will provide for the grant of share options, including ISOs and non-qualified share options (“NSOs”), Share Appreciation Rights (“SARs”), restricted shares, restricted share units, dividend equivalents, share payments, other incentive awards, and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the Incentive Plan. Certain awards under the Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in Amalco Shares but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

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Share Options. Share options will provide for the purchase of Amalco Shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price per Amalco Share subject to each option will be set by the plan administrator, but will, except with respect to certain substitute options granted in connection with a corporate transaction, not be less than 100% of the Fair Market Value (as defined in the Incentive Plan) of an Amalco Share on the date the option is granted (or, as to ISOs, on the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of ISOs granted to certain significant shareholders, such price will not be less than 110% of the Fair Market Value of an Amalco Share on the date the option is granted (or the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code). The term of a share option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

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SARs. SARs will entitle their holder, upon exercise, to receive from Amalco an amount equal to the appreciation of the Amalco Shares subject to the award between the grant date and the exercise date. The exercise price per Amalco Share subject to each SAR will be set by the plan administrator, but will not be less than 100% of the Fair Market Value of an Amalco Share on the date the SAR is granted (except with respect to certain substitute SARs granted in connection with a corporate transaction). The term of a SAR may not be longer than ten years.

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Restricted Shares and RSUs. Restricted shares are an award of non-transferable Amalco Shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver Amalco Shares in the future, which may also remain forfeitable unless and until specified conditions are met.

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Other Share or Cash Based Awards. Other Share or Cash Based Awards include awards entitling the holder to receive Amalco Shares or cash to be delivered immediately or in the future. Other Share or Cash Based Awards may be paid in cash, Amalco Shares, or a combination thereof, and may be provided in settlement of other awards granted under the Incentive Plan as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on Amalco Shares and may be granted alone or in tandem with awards other than share options or SARs. Dividend equivalents are credited as of dividend payment dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator will have broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Amalco Shares, such as share dividends, share splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with Amalco shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards.

In the event of a Change in Control (as defined in the Incentive Plan), unless the plan administrator elects to (i) terminate an award in exchange for cash, rights or property, or (ii) cause an award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, such award will continue in effect or be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an award continues in effect or is assumed or an equivalent award substituted, and a holder incurs a termination of service without “cause” (as such term is defined in the sole discretion of the plan administrator, or as set forth in the award agreement relating to such award) upon or within 12 months following a Change in Control, then such holder will be fully vested in such continued, assumed or substituted award.

Non-U.S. Participants, Claw-Back Provisions and Transferability

The Incentive Plan will provide that the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any clawback policy implemented by Amalco to the extent set forth in such clawback policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Plan are generally non-transferable, and are exercisable only by the participant.

Plan Amendment and Termination

The Incentive Plan will provide that the Amalco Board may amend or terminate the Incentive Plan at any time, provided that no amendment, suspension or termination of the Incentive Plan will, without the consent of the holder, materially and adversely affect any rights or obligations under any award, unless the award itself otherwise expressly so provides, and provided further that the board of directors may not take any of the following actions without approval of Amalco’s shareholders given within 12 months before or after such action: (i) increase the limit on the maximum number of Amalco Shares which may be issued under the Incentive Plan, (ii) reduce the price per share of any outstanding option or SAR granted under the Incentive Plan, or (iii) cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

The Incentive Plan will provide that in no event may any award be granted under the Incentive Plan after the tenth anniversary of the earlier of (i) the date on which the Incentive Plan is adopted by the Amalco Board or (ii) the date the Plan is approved by Amalco shareholders.

Compensation Risk Assessment

The Amalco Board and the Compensation Committee will consider the implications of the risks associated with Li-Cycle’s compensation policies and practices as part of their respective responsibilities. In this regard, Li-Cycle’s board of directors and the Compensation Committee will review Amalco’s compensation policies and practices with a view to ensuring that they do not encourage an executive officer or an employee to take inappropriate or excessive risks. Amalco’s Code of Conduct will also prohibit all directors, officers and employees of Amalco and its subsidiaries from engaging in transactions that hedge, limit or otherwise change such individual’s economic interest in and exposure to the full rewards and risks of ownership in Amalco’s securities.

Summary Compensation Table

The aggregate cash compensation, including benefits in kind granted, accrued or paid to Li-Cycle’s executive officers and directors with respect to the fiscal year ended October 31, 2020 for services in all capacities was $806,454 (converting from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020). The total amount set aside or accrued by Li-Cycle or its subsidiaries to provide pensions, retirement or similar benefits was zero. In addition, for the year ended October 31, 2020, Li-Cycle granted RSUs to our executive officers and directors with an aggregate value of $100,532 (converting from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020).

We expect to pay the NEOs the following base salaries for the year ending October 31, 2021: $450,000 to Mr. Kochhar, $325,000 to Mr. MacInnis, $450,000 to Mr. Johnston, $300,000 to Mr. Phalpher and $300,000 to Mr. Biederman. Mr. Kochhar, Mr. MacInnis, Mr. Johnston, Mr. Phalpher and Mr. Biederman were also granted RSUs in December 2020 having the following respective values: $112,431, $86,435, 112,431, $86,435 and $26,410 (in each case converting from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7721, which was the Bank of Canada noon rate on December 1, 2020). Following the closing of the Business Combination, the

Amalco Board, upon consultation with the Compensation Committee, is expected to evaluate the benchmarking conducted for the comparator group with respect to long-term incentives. Such analysis and consultation are expected to result in granting long-term incentives for the remainder of 2021 of amounts which could materially increase the total compensation earned by the NEOs.

Share Ownership

The following table sets out the names and positions of the executive officers of Li-Cycle as of May 27, 2021, the number of common shares, options and RSUs of Li-Cycle owned or over which control or direction is exercised by each such executive officer of Li-Cycle and, where known after reasonable enquiry, by their respective associates or affiliates.

Name and Principal Position	Number of Shares Owned (#)	Percentage of Total Shares Outstanding (%)(1)	Special Voting Rights	Number of Securities Underlying RSUs	Number of Securities Underlying Options	Option Exercise Price ($)	Option Expiration Date
Ajay Kochhar, President and Chief Executive Officer	622,967	29.15%	None	2,295	4,000	$0.81	April 11, 2023
					3,500	$18.03	July 19, 2024
Bruce MacInnis, Chief Financial Officer	—	—	None	1,212	3,500	$18.03	July 19, 2024
Tim Johnston, Executive Chairman	276,802	11.62%	None	2,295	10,000	$0.81	September 12, 2022
					4,000	$0.81	April 11, 2023
					5,000	$18.03	July 19, 2024
Kunal Phalpher, Chief Commercial Officer	—	—	None	1,512	10,000	$0.81	September 12, 2022
					4,000	$0.81	April 11, 2023
					3,500	$18.03	July 19, 2024
Chris Biederman, Chief Technology Officer	—	—	None	319	2,500	$53.34	April 23, 2030
Carl DeLuca, General Counsel, Corporate Secretary	—	—	None	—	—	—	—

Notes:

(1)

The ownership percentage set out in this column is based on a total of 2,381,871 outstanding common shares of Li-Cycle, which assumes the conversion of the Class A preferred shares of Li-Cycle (but without giving effect to the issue of any common shares pursuant to outstanding Li-Cycle RSUs or Li-Cycle Options).

Employment Arrangements, Termination and Change in Control Benefits

Ajay Kochhar

On September 1, 2020, Li-Cycle entered into an employment agreement with Mr. Kochhar setting forth the terms and conditions of his employment as Li-Cycle’s President and Chief Executive Officer, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. Kochhar’s employment other than for cause, or in the case of Mr. Kochhar’s termination of his employment for good reason (as defined in the employment agreement) following a change of control (as defined in the employment agreement and which will not be triggered by consummation of the Business Combination), Mr. Kochhar is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, an additional fifty-two weeks’ base salary and bonus (calculated on the basis of an average of each bonus received by Mr. Kochhar in the three fiscal years preceding the termination date), and, until the earlier of fifty-two weeks from the termination date or the date on which Mr. Kochhar commences alternative employment or consulting work, continued coverage under Li-Cycle group benefit plans in place and as amended from time to time. Assuming Mr. Kochhar was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $581,256 (converting Canadian amounts from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020).

If Mr. Kochhar is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Bruce MacInnis

On September 1, 2020, Li-Cycle entered into an employment agreement with Mr. MacInnis setting forth the terms and conditions of his employment as Li-Cycle’s Chief Financial Officer, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. MacInnis’ employment other than for cause, or in the case of Mr. MacInnis’ termination of his employment for good reason (as defined in the employment agreement and which will not be triggered by consummation of the Business Combination) following a change of control (as defined in the employment agreement), Mr. MacInnis is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, an additional fifty-two weeks’ base salary and bonus (calculated on the basis of an average of each bonus received by Mr. MacInnis in the three fiscal years preceding the termination date), and, until the earlier of fifty-two weeks from the termination date or the date on which Mr. MacInnis commences alternative employment or consulting work, continued coverage under Li-Cycle group benefit plans in place and as amended from time to time. Assuming Mr. MacInnis was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $407,189 (converting Canadian amounts from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020).

If Mr. MacInnis is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Tim Johnston

On September 1, 2020, Li-Cycle entered into an employment agreement with Mr. Johnston setting forth the terms and conditions of his employment as Li-Cycle’s Executive Chairman, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. Johnston’s employment other than for cause, or in the case of Mr. Johnston’s termination of his employment for good reason (as defined in the employment agreement and which will not be triggered by consummation of the Business Combination) following a change of control (as defined in the employment agreement), Mr. Johnston is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, an additional fifty-two weeks’ base salary and bonus (calculated on the basis of an average of each bonus received by Mr. Johnston in the three fiscal years preceding the termination date), and, until the earlier of fifty-two weeks from the termination date or the date on which Mr. Johnston commences alternative employment or consulting work, continued coverage under Li-Cycle group benefit plans in place and as amended from time to time. Assuming Mr. Johnston was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $581,256 (converting Canadian amounts from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020).

If Mr. Johnston is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Kunal Phalpher

On September 1, 2020, Li-Cycle entered into an employment agreement with Mr. Phalpher setting forth the terms and conditions of his employment as Li-Cycle’s Chief Commercial Officer, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. Phalpher’s employment other than for cause, or in the case of Mr. Phalpher’s termination of his employment for good reason (as defined in the employment agreement and which will not be triggered by consummation of the Business Combination) following a change of control (as defined in the employment agreement), Mr. Phalpher is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, an additional fifty-two weeks’ base salary and bonus (calculated on the basis of an average of each bonus received by Mr. Phalpher in the three fiscal years preceding the termination date), and, until the earlier of fifty-two weeks from the termination date or the date on which Mr. Phalpher commences alternative employment or consulting work, continued coverage under Li-Cycle group benefit plans in place and as amended from time to time. Assuming Mr. Phalpher was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $390,825 (converting Canadian amounts from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020).

If Mr. Phalpher is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Chris Biederman

On September 7, 2020, Li-Cycle entered into an employment agreement with Mr. Biederman setting forth the terms and conditions of his employment as Li-Cycle’s Chief Technology Officer, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. Biederman’s employment other than for cause, Mr. Biederman is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, and (a) before his completion of one year of service under the agreement, one months’ written notice, or (b) upon one year of completed service under the agreement, one months’ written notice plus an additional one months’ written notice for every additional completed year of completed service up to a maximum of 12 months’ written notice. Li-Cycle may terminate the agreement and continue to pay Mr. Biederman his base salary until the expiry of the notice period or the date he commences alternative employment or consulting work, in which case Li-Cycle will pay Mr. Biederman an amount equal to 50% of the value of the payments remaining to the end of the notice period. Assuming Mr. Biederman was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $351,366 (converting Canadian amounts from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020).

If Mr. Biederman is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Carl DeLuca

On February 24, 2021, Li-Cycle entered into an employment agreement with Mr. DeLuca setting forth the terms and conditions of his employment as Li-Cycle’s General Counsel & Corporate Secretary, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. DeLuca’s employment other than for cause, in addition to accrued but unpaid base salary, earned bonus, vacation pay, expense reimbursements and benefits to the date of termination, Mr. DeLuca is entitled to, (i) before his completion of six years of service, six months’ written notice, or (ii) upon six years of completed service, six months’ written notice plus an additional one month’s written notice for every additional completed year of service starting after the sixth anniversary of the commencement date up to an aggregate maximum of 12 months’ written notice. The notice may be satisfied by working notice or pay in lieu of notice (via salary continuance). In the case of salary continuance, the salary continuance period will cease on the date that Mr. DeLuca commences alternate employment or full-time consulting work, and Li-Cycle will pay Mr. DeLuca a lump-sum equal to 50% of the value of the payments remaining between the date that Mr. DeLuca commences alternate employment or consulting work and the end of the applicable notice period, less all lawful deductions. Assuming Mr. DeLuca was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $84,476 (converting Canadian amounts from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020).

If Mr. DeLuca is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Compensation of Directors

Mr. Kochhar and Mr. Johnston have not and will not be entitled to any compensation as a director of Li-Cycle or Amalco. Following the Closing of the Business Combination, it is expected that the other directors of Amalco will be entitled to be paid as members of the board of directors, and, if applicable, as members of any committee of the board of directors, certain annual retainers to be determined by the Amalco Board.

A portion of the board member retainer will be paid in RSUs. Each director may also elect to receive up to 100% of their cash retainer in the form of RSUs. The cash and equity retainers will be paid on a quarterly basis with the number of RSUs to be issued being determined based on the fair market value of the Amalco Shares prior to each such issuance.

Each member of the Amalco Board will be entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves.

Under the terms of an agreement dated July 19, 2019 between Li-Cycle and Anthony Tse, Mr. Tse provides consulting services to Li-Cycle in relation to the proposed expansion of its operations in Asia and is entitled to a fee of $4,700 per month for such services. For the twelve months ended April 30, 2021, Mr. Tse was paid aggregate fees under this agreement of $56,400.

Under the terms of a consulting agreement dated July 19, 2019 between Li-Cycle and Rick Findlay, for the twelve months ended April 30, 2021, Mr. Findlay was paid aggregate fees of $1,239, using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020. The consulting agreement is expected to be terminated prior to the closing of the Business Combination.

CERTAIN LI-CYCLE RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Employment Agreements

Li-Cycle has entered into employment agreements with certain of its executive officers. See the section entitled “Executive and Director Compensation—Employment Arrangements, Termination and Change in Control Benefits.”

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Li-Cycle entered into the Li-Cycle Transaction Support Agreements with Peridot. See the section entitled “Certain Agreements Related to the Business Combination Agreement—Li-Cycle Support Agreements.”

PIPE Financing

MMF LT, LLC, an affiliate of Moore Strategic Ventures, LLC, which is a beneficial owner, in the aggregate, of more than 5% of Li-Cycle’s outstanding Class A preferred shares, has agreed to purchase as a PIPE Investor under the PIPE Financing, 5,000,000 shares of Newco, which will, upon the Amalgamation, become 5,000,000 shares of Amalco, for a purchase price of $10 per share.

Anthony Peter Tse, Richard Findlay and Mark Wellings (through his holding company, ZCR Corp.), directors of Li-Cycle, have respectively agreed to purchase as PIPE Investors under the PIPE Financing, 18,000, 13,000 and 18,000 shares of Newco, which will, upon the Amalgamation, become 18,000, 13,000 and 18,000 shares of Amalco, respectively, for a purchase price of $10 per share.

Shareholder Agreement

Li-Cycle’s shareholders agreement, as amended November 12, 2020, grants certain rights to holders of Li-Cycle Shares and Class A preferred shares of Li-Cycle, including certain approval rights, pre-emptive rights, tag-along rights, drag-along rights and information rights. The shareholders agreement will terminate in connection with the consummation of the Business Combination.

Related-Party Lease

During the past four years, Li-Cycle has leased certain office space from Ashlin BPG Marketing, which is controlled by certain members of the immediate family of Ajay Kochhar, Li-Cycle’s President and Chief Executive Officer. Under the terms of the lease, Li-Cycle is required to pay C$4,500 per month plus applicable taxes, subject to 60 days’ notice of termination.

Share Subscriptions

On March 23, 2018, Li-Cycle issued 1,663 Li-Cycle Shares to Richard Findlay, 9,706 Li-Cycle Shares to Alex Lowrie, 9,706 Li-Cycle Shares to Louise Lowrie, 9,706 Li-Cycle Shares to Anthony Lowrie and 9,706 Li-Cycle Shares to Liv Lowrie, in each case for a subscription price of Cdn$18.03 per Li-Cycle Share. On January 23, 2019, Li-Cycle issued 4,234 Li-Cycle Shares to Alex Lowrie as a finder’s fee in connection with Li-Cycle’s “A” round of financing. Alex Lowrie is a director of Li-Cycle and each of Louise Lowrie, Anthony Lowrie and Liv Lowrie are immediate family members of Alex Lowrie.

On October 10, 2019, Li-Cycle issued 123,519 Li-Cycle Shares to TechMet Limited, a beneficial owner of more than 5% of the outstanding Li-Cycle Shares at that time, for a subscription price of Cdn$53.34 per Li-Cycle Share. On February 4, 2020, Li-Cycle issued 122,600 Li-Cycle Shares to TechMet Limited for a subscription price of Cdn$81.81.

On May 1, 2020, Li-Cycle entered into a consulting agreement with Atria Limited (“Atria”), an entity which beneficially owned more than 5% of the outstanding Li-Cycle Shares at that time, to agree upon and finalize the consideration for certain business development and marketing consulting services that were previously performed on behalf of the Company from 2018 through April 2020. The fees for such services were agreed at 12,000 Li-Cycle Shares payable in installments of 1,000 Li-Cycle Shares per month. On January 25, 2021, Li-Cycle issued all of the 12,000 shares to Atria as full and final satisfaction of all obligations of Li-Cycle to Atria under the consulting agreement. Atria also directed the issuance of such shares as follows: 8,000 Shares to Atria; 2,000 Shares to Pella Ventures (an affiliated company of Atria); and 2,000 Shares to a director of the Company, who is not related to Atria.

Indemnification Agreements

Amalco intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in Amalco’s by-laws. These agreements, among other things, will require Amalco to indemnify Amalco’s directors and executive officers for certain costs, charges and expenses, including attorneys’ fees, judgments, fines and settlement amounts, reasonably incurred by a director or executive officer in any action or proceeding because of their association with Amalco or any of its subsidiaries.

Investor Agreement

At the Closing, Amalco, and the Li-Cycle Holders will enter into the Investor Agreement, pursuant to which, among other things, the parties thereto will be granted certain customary registration rights with respect to the Amalco Shares. The Investor Agreement will also provide that the Amalco Shares held by the Li-Cycle Holders who are party to that agreement will be subject to certain restrictions on the transfer of Amalco Shares held by them. For additional information, see the section entitled “Certain Agreements Related to the Business Combination – Investor Agreement.”

INFORMATION ABOUT PERIDOT

Overview

Peridot is a blank check company, incorporated as a Cayman Islands exempted company on July 31, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. Peridot intends to focus on environmentally sound infrastructure and technologies that mitigate greenhouse gas (GHG) emissions and/or enhance resilience to climate change.

Peridot’s registration statement on Form S-1 (File No. 333-248608), or Peridot’s registration statement, for the IPO was declared effective by the SEC on September 23, 2020. On September 28, 2020, Peridot consummated the IPO of 30,000,000 Peridot Units. Each Peridot Unit consists of one Class A Share, $0.0001 par value per share, and one-half of one Public Warrant, with each whole warrant entitling the holder to purchase one Class A Share at $11.50 per share. The Peridot Units were sold at an offering price of $10.00 per Peridot Unit, generating gross proceeds of $300,000,000. Simultaneously with the consummation of the IPO and the sale of the Peridot Units, Peridot consummated the private placement of an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating total proceeds of $8,000,000.

A total of $300 million of the net proceeds from Peridot’s IPO and the private placement with the Sponsor of the Private Placement Warrants were deposited in the trust account established for the benefit of the public shareholders.

The Peridot Units began trading on September 24, 2020 on the NYSE under the symbol PDAC.U. Commencing on November 16, 2020, the securities comprising the Peridot Units began separate trading. The Peridot Units, Class A Shares, and Public Warrants are trading on the NYSE under the symbols “PDAC.U,” “PDAC” and “PDAC WS,” respectively.

Initial Business Combination

The NYSE rules require that Peridot’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of it signing a definitive agreement in connection with an initial business combination. Peridot’s board of directors determined that this test was met in connection with the Business Combination as described in the section titled “The Business Combination” in this proxy statement/prospectus.

Permitted Purchases of Peridot’s Securities

The Sponsor and Peridot’s directors, officers and advisors, or their affiliates, may purchase Class A Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of the Peridot Shares’, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Peridot’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Peridot does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) satisfy the closing condition in the Business Combination Agreement that requires Peridot to have a certain amount of cash at the Closing. This may result in the completion of the Business Combination where it may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Peridot Class A Shares and the number of beneficial holders of Peridot’s securities may be reduced, possibly making it difficult for Amalco to obtain the quotation, listing or trading of its securities on a national securities exchange.

Redemption Rights for Holders of Public Shares

Pursuant to Peridot’s Articles, prior to the Continuance, Peridot will provide its public shareholders with the opportunity to redeem all or a portion of their Class A Shares upon the completion of the initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to Peridot to pay their income taxes, if any, divided by the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.00 per Public Share. The per-share amount Peridot will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission Peridot will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of the initial business combination with respect to the warrants. Further, Peridot will not proceed with redeeming the Public Shares, even if a public shareholder has properly elected to redeem its shares, if a business combination does not close. The Sponsor and each member of the management team have entered into an agreement with Peridot, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with (i) the completion of the initial business combination and (ii) a shareholder vote to approve an amendment to the Articles (A) that would modify the substance or timing of the obligation to provide holders of the Class A Shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of the Public Shares if Peridot does not complete an initial business combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of Class A Shares.

Limitation on Redemption Rights

Peridot’s Articles provide that a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption with respect to more than an aggregate of 15% of the Public Shares sold in Peridot’s IPO. Peridot believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force Peridot or Peridot’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 15% of the shares sold in Peridot’s IPO could threaten to exercise its redemption rights if such shareholder’s shares are not purchased by Peridot or Peridot’s management at a premium to the then-current market price or on other undesirable terms. By limiting Peridot’s shareholders’ ability to redeem no more than 15% of the Public Shares sold in Peridot’s IPO, Peridot believes it will limit the ability of a small group of shareholders to unreasonably attempt to block Peridot’s ability to complete its business combination, particularly in connection with a business combination with a target that requires as a closing condition that Peridot have a minimum net worth or a certain amount of cash. However, Peridot would not be restricting its public shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against Peridot’s business combination.

Redemption of Public Shares and Liquidation if No Business Combination

The Sponsor and Peridot’s officers and directors have agreed that Peridot must complete its initial business combination by September 28, 2022 or such later date that may be approved by Peridot’s shareholders. Peridot may not be able to complete its initial business combination within this time period. If Peridot has not completed its initial business combination within this time period, or amended its Articles to extend the date by which Peridot must consummate an initial business combination, Peridot will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to Peridot to pay its income taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Peridot’s remaining shareholders and Peridot’s board of directors, dissolve and liquidate, subject in each case to Peridot’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the public shareholders may only receive $10.00 per share, and Peridot’s warrants will expire worthless. In certain circumstances, the public shareholders may receive less than $10.00 per share on the redemption of their shares.

The Initial Shareholders have entered into letter agreements with Peridot, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Founder Shares if Peridot fails to complete its initial business combination by September 28, 2022 or such later date that may be approved by Peridot’s shareholders. However, if such holders acquire Public Shares in or after Peridot’s IPO, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if Peridot fails to complete its initial business combination by September 28, 2022 or such later date that may be approved by Peridot’s shareholders.

Peridot’s Sponsor, officers and directors have agreed, pursuant to a written agreement with Peridot, that they will not propose any amendment to Peridot’s Articles that would modify the substance or timing of Peridot’s obligation to redeem 100% of its Public Shares if Peridot does not complete its initial business combination by September 28, 2022, unless Peridot provides its public shareholders with the opportunity to redeem their Peridot Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to Peridot to pay its income taxes and for working capital purposes divided by the number of then outstanding Public Shares. However, Peridot may not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of its initial business combination (so that Peridot is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that Peridot cannot satisfy the net tangible asset requirement (described above) Peridot would not proceed with the amendment or the related redemption of its Public Shares.

Peridot expects to use the amounts held outside the trust account (approximately $971,607 as of December 31, 2020) to pay for all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, although Peridot cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Peridot’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay income taxes on interest income earned on the trust account balance, Peridot may request the trustee to release to Peridot an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Peridot were to expend all of the net proceeds of the IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon Peridot’s dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of Peridot’s creditors which would have higher priority than the claims of its public shareholders. Peridot cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While Peridot intends to pay such amounts, if any, Peridot cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Peridot will seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which Peridot does business execute agreements with Peridot waiving any right, title, interest and claim of any kind in or to any monies held in the trust account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Peridot’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Peridot’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Peridot than any alternative. Examples of possible instances where Peridot may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Peridot and will not seek recourse against the trust account for any reason. Peridot’s Sponsor has agreed that it will be liable to Peridot if and to the extent any claims by a third party (other than Peridot’s independent auditors) for services rendered or products sold to Peridot, or a prospective target business with which Peridot has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Peridot’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Peridot’s Sponsor will not be responsible to the extent of any liability for such third party claims. Peridot has not independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Peridot. Peridot has not asked its Sponsor to reserve for such indemnification obligations. Therefore, Peridot cannot assure you that its Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for Peridot’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Peridot may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of Peridot’s officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and Peridot’s Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Peridot’s independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While Peridot currently expects that its independent directors would take legal action on Peridot’s behalf against its Sponsor to enforce its indemnification obligations to Peridot, it is possible that Peridot’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Peridot has not asked its Sponsor to reserve for such indemnification obligations and Peridot cannot assure you that its Sponsor would be able to satisfy those obligations. Accordingly, Peridot cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

Peridot will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than Peridot’s independent registered public accounting firm), prospective target businesses or other entities with which Peridot do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under Peridot’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Peridot will have access to up to $1,000,000 following this offering and the sale of the Private Placement Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with Peridot’s liquidation, currently estimated to be no more than approximately $100,000). In the event that Peridot liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from Peridot’s trust account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from Peridot’s trust account received by any such shareholder. In the event that Peridot’s offering expenses exceed the estimate of $1,000,000, Peridot may fund such excess with funds from the funds not to be held in the trust account. In such case, the amount of funds Peridot intends to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than the estimate of $1,000,000, the amount of funds Peridot intends to be held outside the trust account would increase by a corresponding amount.

In the event that Peridot liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the trust account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the trust account received by any such shareholder. If Peridot files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Peridot’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, Peridot cannot assure you it will be able to return $10.00 per share to the public shareholders. Additionally, if Peridot files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Peridot’s shareholders. Furthermore, Peridot’s board of directors may be viewed as having breached its fiduciary duty to Peridot’s creditors and/or may have acted in bad faith, thereby exposing itself and Peridot to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Peridot cannot assure you that claims will not be brought against it for these reasons.

The public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of the Public Shares if Peridot does not complete its business combination by September 28, 2022, subject to applicable law, (ii) in connection with a shareholder vote to approve an amendment to Peridot’s Articles to modify the substance or timing of its obligation to redeem 100% of the Public Shares if Peridot has not consummated an initial business combination by September 28, 2022 or (iii) Peridot’s completion of an initial business combination, and then only in connection with those Class A Shares that such shareholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. A shareholder’s voting in connection with the Business Combination alone will not result in a shareholder’s redeeming its shares to Peridot for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights as described in this proxy statement/prospectus.

Employees

Peridot currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Peridot’s matters but they intend to devote as much of their time as they deem necessary to Peridot’s affairs until Peridot has completed Peridot’s initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the initial business combination and the stage of the business combination process. Peridot does not intend to have any full time employees prior to the completion of the initial business combination.

Directors and Executive Officers

Peridot’s directors and executive officers are as follows:

Name	Age	Position
Alan Levande	64	Chief Executive Officer and Chairman of the Board
Markus Specks	36	Chief Financial Officer
Preston Powell	34	Director
Scott Prochazka	55	Director
June Yearwood	55	Director
Jonathan Silver	63	Director

Alan Levande

Mr. Levande has been Peridot’s Chairman and Chief Executive Officer since August 2020. Mr. Levande also currently serves as Vice Chairman of Peridot Acquisition Corp. II. Mr. Levande is a career energy executive with broad experience across the power, utilities, renewables, midstream and upstream value chains. Most recently, Mr. Levande was Co-Chief Executive Officer of Covey Park Energy LLC, a natural gas company that was acquired for $2.2 billion in 2019 by a public company, from June 2013 to July 2019. Previously, Mr. Levande was a Co-Founder and Senior Managing Director at Tenaska Capital Management LLC, a $4 billion private equity manager focused on investments in the power and energy sectors, from 2003 to 2012. Mr. Levande began his career in energy investment banking, where he spent 20 years with Goldman Sachs and Salomon Brothers covering power, utilities, renewables and natural resources. In all of Mr. Levande’s prior roles, Mr. Levande was actively involved in sourcing and executing large-scale, complex mergers and acquisitions. Mr. Levande received his B.S. and M.B.A. from The Wharton School of The University of Pennsylvania. Peridot believes that Mr. Levande’s significant experience as an energy executive make him well qualified to serve on Peridot’s board of directors.

Markus Specks

Mr. Specks has been Peridot’s Chief Financial Officer and Senior Vice President of Corporate Development since August 2020. Mr. Specks is an energy investor with significant experience sourcing, structuring and executing complex transactions. He was most recently a Managing Director with Värde Partners, a global alternative investment advisor managing approximately $14 billion in assets, where he was employed from July 2008 to June 2020. Mr. Specks opened and was Head of Värde’s Houston office, where he focused on investments across the energy landscape, including upstream, power, renewables and energy infrastructure. Mr. Specks is also the chief executive officer of Aventurine Partners, LLC, which is an affiliate of Carnelian. He began his career in investment banking at Lazard. Mr. Specks received his B.A. from Lawrence University.

Preston Powell

Mr. Powell is a Managing Director of Carnelian, where he is responsible for leading investment sourcing, transaction due diligence and execution and monitoring portfolio companies. Mr. Powell also currently serves as Chief Executive Officer and Director of Peridot Acquisition Corp. II. Prior to joining Carnelian in November 2015, Mr. Powell was an energy investor at Denham Capital Management and KKR & Co. from 2011 to 2015. He began his career in investment banking at Greenhill & Co. and received a B.B.A. from the Business Honors Program from The University of Texas at Austin. Peridot believes that Mr. Powell’s significant investment and financial experience make him well qualified to serve on the board of directors.

Scott Prochazka

Mr. Prochazka most recently served as the President and Chief Executive Officer and a director of CenterPoint Energy, an NYSE-listed, Fortune 500 energy delivery company with electric transmission and distribution, power generation and natural gas distribution operations (“CenterPoint”) from January 1, 2014 to February 20, 2020. Prior to that role, Mr. Prochazka held several positions at CenterPoint since 2011, including Executive Vice President, Chief Operating Officer and Senior Vice President and Division President, Electric Operations. Currently, Mr. Prochazka is currently a director of Peridot Acquisition Corp. II. Mr. Prochazka received his B.S. in Chemical Engineering from the University of Texas in Austin. Peridot believes that Mr. Prochazka’s extensive knowledge of the energy industry and his experience as a public company executive officer and director make him well qualified to serve on Peridot’s board of directors.

June Yearwood

Ms. Yearwood is a Managing Director and the Head of Private Specialty Strategies for CPF, a multi-billion dollar private pension fund, and has served in this capacity since 2006. In her role at CPF, Ms. Yearwood focuses on private equity, real estate and real assets, including natural resources and infrastructure. Previously, Ms. Yearwood served as Vice President, Secretary and Investment Director at the Alfred P. Sloan Foundation, a non-profit foundation, from 2001 to 2006 and spent over a decade with J.P. Morgan, where she served in debt capital markets, public finance and community development roles of increasing seniority. Currently, Ms. Yearwood is a director of Peridot Acquisition Corp. II. Ms. Yearwood received a B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business, and currently serves as Board Chairperson for Brooklyn Workforce Innovations, a New York City-based non-profit focused on creating living-wage employment opportunities. Peridot believes that Ms. Yearwood’s experience investing in the energy and infrastructure sectors makes her well qualified to serve on Peridot’s board of directors.

Jonathan Silver

Mr. Silver is one of the nation’s leading clean economy investors and advisors and has been recognized as one of the United States’ “Top 10 Green Tech Influencers.” Since April 2020, Mr. Silver has served as a Senior Advisor at a leading investment bank, and, until recently, Mr. Silver was the Managing Partner of Tax Equity Advisors LLC, which has managed investments in large-scale renewable projects, where he served in such capacity since February 2015. From 2009 to 2011, Mr. Silver served as Executive Director of the Loan Programs Office during President Obama’s administration, leading the government’s $40 billion clean energy investment fund and its $20 billion advanced automotive technology fund, providing financing for a wide range of solar, wind, geothermal, biofuels, fossil, nuclear energy and electric vehicle projects. Earlier, Mr. Silver co-founded and served as Managing Partner of Core Capital Partners, a successful early-stage investor in battery technology, advanced manufacturing, telecommunications and software and as Managing Director and the Chief Operating Officer of Tiger Management, one of the country’s largest and most successful hedge funds. He began his business career at McKinsey and Company, a global management consulting firm. In addition, Mr. Silver has served as a policy advisor to four U.S. Cabinet Secretaries – Energy, Commerce, Interior and Treasury. Mr. Silver currently serves on the boards of National Grid (NYSE: NGG), a FTSE 15 utility company, Plug Power (NASDAQ: PLUG), the country’s leading manufacturer of hydrogen fuel cells and has served in such capacities since May 2019 and June 2018, respectively. He is also on the board of several privately held clean economy companies. Mr. Silver received his B.A. in Government from Harvard University and has received both the Fulbright and Rotary Graduate Fellowships. Peridot believes Mr. Silver’s extensive industry knowledge and leadership experience as an executive and advisor in the clean energy industry, as well his membership on the boards of directors of multiple public and private clean energy companies, qualify him to serve on the board of directors.

Number and Terms of Office of Officers and Directors

Peridot’s board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to Peridot’s first annual meeting of shareholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, Peridot is not required to hold an annual meeting until one year after the first fiscal year end following the listing on the NYSE. The term of office of the first class of directors, consisting of Mr. Prochazka and Ms. Yearwood, will expire at Peridot’s first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Powell, will expire at Peridot’s second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Silver and Mr. Levande, will expire at Peridot’s third annual meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of Peridot’s Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of Peridot’s Founder Shares may remove a member of the board of directors for any reason.

The Sponsor, upon and following consummation of an initial business combination, is entitled to nominate three individuals for election to Peridot’s board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Peridot’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Peridot’s board of directors is authorized to appoint persons to the offices set forth in Peridot’s Articles as it deems appropriate. Peridot’s Articles provide that the officers may consist of one or more chairperson of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

NYSE listing standards require that a majority of Peridot’s board of directors be independent. Peridot’s board of directors has determined that Scott Prochazka, Jonathan Silver and June Yearwood are “independent directors” as defined in the NYSE listing standards. Peridot’s independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of Peridot’s executive officers or directors have received any cash compensation for services rendered. Commencing on September 24, 2020 through the earlier of consummation of an initial business combination and a liquidation, Peridot will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to Peridot in the amount of $10,000 per month. In addition, the Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on behalf of Peridot such as identifying potential target businesses and performing due diligence on suitable business combinations. Peridot’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, Peridot does not have any additional controls in place governing reimbursement payments to directors and executive officers for their out-of-pocket expenses incurred in connection with activities on Peridot’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to the Sponsor, executive officers and directors, or their respective affiliates, prior to completion of Peridot’s initial business combination.

After the completion of an initial business combination, directors or members of Peridot’s management team who remain with Peridot may be paid consulting or management fees from the Combined Company. For more information on post-combination company executive compensation, see the section entitled “Executive and Director Compensation” Peridot has not established any limit on the amount of such fees that may be paid by the Combined Company to directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post- combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to Peridot’s executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on Peridot’s board of directors.

Peridot has not entered into any definitive agreements to ensure that members of the management team maintain their positions with Peridot after the consummation of an initial business combination, although it is possible that some or all of the executive officers and directors may negotiate employment or consulting arrangements to remain with Peridot after an initial business combination. Peridot is not party to any agreements with the executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Peridot’s board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit Committee

Mr. Prochazka, Mr. Silver and Ms. Yearwood serve as members of Peridot’s audit committee. Peridot’s board of directors has determined that each of Mr. Prochazka, Mr. Silver and Ms. Yearwood are independent under the NYSE listing standards and applicable SEC rules. Mr. Prochazka serves as the Chairperson of the audit committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and Peridot’s board of directors has determined that Mr. Prochazka qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with Peridot’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of Peridot’s accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management Peridot’s compliance with applicable laws and regulations;

•

pre-approving all audit services and permitted non-audit services to be performed by Peridot’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding Peridot’s financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•

reviewing and approving all payments made to Peridot’s existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of Peridot’s audit committee will be reviewed and approved by Peridot’s board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

The members of Peridot’s compensation committee are Mr. Prochazka and Ms. Yearwood, and Ms. Yearwood serves as Chairperson of the compensation committee.

Under the NYSE listing standards, Peridot is required to have a compensation committee composed entirely of independent directors. Peridot’s board of directors has determined that each of Mr. Prochazka and Ms. Yearwood are independent. Peridot has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to Peridot’s President’s, Chief Financial Officer’s and Chief Operating Officer’s, evaluating Peridot’s President’s, Chief Financial Officer’s and Chief Operating Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Peridot’s President, Chief Financial Officer and Chief Operating Officer based on such evaluation;

•	reviewing and approving the compensation of all of Peridot’s other Section 16 executive officers;

•	reviewing Peridot’s executive compensation policies and plans;

•	implementing and administering Peridot’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with Peridot’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Peridot’s executive officers and employees;

•	producing a report on executive compensation to be included in Peridot’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation committee interlocks and insider participation

None of Peridot’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on Peridot’s board of directors.

Nominating Committee

The members of Peridot’s nominating committee are Mr. Prochazka, Mr. Silver and Ms. Yearwood, and Mr. Silver serves as Chairperson of the nominating committee. Under the NYSE listing standards, Peridot is required to have a nominating committee composed entirely of independent directors. Peridot’s board of directors has determined that each of Mr. Prochazka, Mr. Silver and Ms. Yearwood are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Peridot’s board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for selecting director nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provides that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Ethics

Peridot adopted a Code of Ethics applicable to Peridot’s directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from Peridot. Peridot intends to disclose any amendments to or waivers of certain provisions of Peridot’s Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Peridot’s officers, directors and persons who beneficially own more than 10% of a registered class of Peridot’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% beneficial owner shareholders are required by SEC regulation to furnish Peridot with copies of all Section 16(a) forms they file. Based solely on copies of such forms received, Peridot believes that, during the year ended December 31, 2020, all filing requirements applicable to Peridot’s officers, directors and greater than 10% beneficial owners were complied with.

Principal Accountant Fees and Services

The following is a summary of fees paid or to be paid to WithumSmith+Brown, PC (“Withum”), for services rendered.

Audit Fees

Audit fees consist of fees for professional services rendered for the audit of Peridot’s year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees of Withum related to the audit of Peridot’s annual financial statements totaled approximately $60,770. This amount includes interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of Peridot’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the fiscal years ended December 31, 2020, Peridot did not pay Withum any audit-related fees.

Tax Fees

Peridot did not pay Withum for tax compliance, tax advice or tax planning for the fiscal year ended December 31, 2020.

All Other Fees

Peridot did not pay Withum for any other services for the fiscal years ended December 31, 2020.

Pre-Approval Policy

Peridot’s audit committee was formed upon the consummation of Peridot’s IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of Peridot’s audit committee were approved by Peridot’s board of directors. Since the formation of Peridot’s audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for Peridot by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

PERIDOT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this Peridot Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Peridot,” “we,” “us,” “our,” and other similar terms refer to Peridot prior to the Business Combination.

Overview

We are a blank check company incorporated on July 31, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the private placement of the Private Placement Warrants, the proceeds of the sale of shares in connection with the Business Combination, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to December 31, 2020 were organizational activities, those necessary to prepare for the IPO, and after the IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of a business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

As a result of the restatement described in Note 2 of the notes to financial statements of our Annual Report on Form 10-K/A filed with the SEC on May 7, 2021 (“10-K/A”), we classify the warrants issued in connection with the IPO as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

For the three months ended March 31, 2021, we had a net loss of $1,898,660, which consisted of operating costs of $4,270,674, offset by a non-cash change in fair value of warrant liability of $2,300,000, interest income from operating bank account of $22 and interest income on marketable securities held in the trust account of $71,992.

For the period from July 31, 2020 (inception) through December 31, 2020, we had a net loss of $23,620,412, which consisted of formation and operating costs of $460,977, offering costs allocated to warrant liability of $693,847 and a change in the fair value of the warrant liabilities of $22,540,000, offset by interest earned from bank of $20 and interest earned on marketable securities held in the trust account of $74,392.

Liquidity and Capital Resources

On September 28, 2020, we consummated the IPO of 30,000,000 units, at $10.00 per unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of the IPO, we consummated the sale of an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per warrant, generating gross proceeds of $8,000,000.

Following the IPO and the sale of the Private Placement Warrants, a total of $300,000,000 was placed in the trust account, and we had $1,468,625 of cash held outside of the trust account, after payment of costs related to the IPO, and available for working capital purposes. We incurred $17,066,575 in transaction costs, including $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees and $566,575 of other offering costs; of this amount, $693,847 was expensed as of the date of the initial public offering and $16,372,728 was charged to shareholders’ equity, in connection with the IPO and the sale of the Private Placement Warrants.

For the three months ended March 31, 2021 (unaudited), cash used in operating activities was $910,277. Net loss of $1,898,660 was affected by non-cash charges including the change in fair value of warrant liability of $2,300,000 and interest earned on marketable securities held in the trust account of $71,992. Changes in operating assets and liabilities provided $3,360,375 of cash for operating activities.

For the period from July 31, 2020 (inception) through December 31, 2020, net cash used in operating activities was $481,818. Net loss of $23,620,412 was impacted by formation expenses paid by the Sponsor of $5,000, a noncash charge for the change in the fair value of warrant liabilities of $22,540,000, transaction costs allocable to warrant liability of $693,847 and offset by interest earned on marketable securities of $74,392. Changes in operating assets and liabilities used $25,861 of cash from operating activities.

At March 31, 2021, we had cash of $61,330 held outside of the trust account. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable (if applicable) and deferred underwriting commissions) to complete the Business Combination.

At December 31, 2020, we had cash of $971,607 held outside of the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating and consummating the Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Business Combination. If we are unable to complete the Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2021. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, solely due to the Company’s restatement of its financial statements to reclassify the Company’s Public Warrants and Private Placement Warrants as described in the Explanatory Note to our Form 10-K/A, a material weakness existed and our disclosure controls and procedures were not effective as of March 31, 2021.

In connection with the restatement of previously issued financial statements described below, our Chief Executive Officer and Chief Financial Officer identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the Public Warrants and Private Placement Warrants. This material weakness resulted in a material misstatement of our warrant liability, change in fair value of warrant liability, additional paid-in capital and accumulated deficit as of and for the period from July 31, 2020 (Inception) through December 31, 2020 and for the year ended December 31, 2020.

In response to this material weakness, we have filed an amended Annual Report on Form 10-K/A and have committed significant effort and resources to the remediation and improvement of our internal control over financial reporting, as described below.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Management’s Report on Internal Controls Over Financial Reporting

This proxy statement/prospectus does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of our independent registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

Restatement of Previously Issued Financial Statements

On May 7, 2021, we revised our prior position on accounting for warrants and concluded that our previously issued financial statements as of and for the period from July 31, 2020 (inception) through December 31, 2020 should not be relied on because of a misapplication in the guidance on warrant accounting. However, the non-cash adjustments to the financial statements do not impact the amounts previously reported for our cash and cash equivalents, total assets, revenue or cash flows.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. In light of the restatement of our financial statements included in this proxy statement/prospectus, we plan to enhance our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the IPO and the sale of the Private Placement Warrants held in the trust account are invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (“Investment Company Act”), which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Off-balance Sheet Arrangements; Commitments and Contractual Obligations

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

We entered into an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, secretarial and administrative support services to us. We began incurring these fees on September 23, 2020 and will continue to incur these fees on a monthly basis until the earlier of the completion of the Business Combination and our liquidation.

We have an agreement to pay the underwriters of the IPO a deferred fee of $10,500,000 in the aggregate, which will become payable to them from the amounts held in the trust account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement we entered into in connection with the IPO.

Pursuant to a registration and shareholder rights agreement entered into on September 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of any working capital loans (and any Class A Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of such working capital loans) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. We will bear the expenses incurred in connection with the filing of any such registration statements. Upon consummation of the Business Combination, the foregoing registration and shareholder rights agreement will be terminated in connection with the execution of the Investor Agreement.

Related Party Transactions

Founder Shares

In August 2020, our Sponsor purchased an aggregate of 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Prior to the initial investment in us of $25,000 by our Sponsor, we had no assets, tangible or intangible. In September 2020, our Sponsor transferred 30,000 Founder Shares to each of our independent directors. Upon expiration of the underwriter’s over-allotment option, 1,125,000 Founder Shares held by our Sponsor were forfeited.

The Sponsor and independent directors who were recipients of Founder Shares have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one (1) year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last reported sale price of our shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred fifty (150) days after the Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all our shareholders having the right to exchange their shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of our Initial Shareholders with respect to any Founder Shares.

Private Placement Warrants

Simultaneously with the consummation of the IPO, we completed the sale of Private Placement Warrants to the Sponsor in a private placement, generating gross proceeds of $8.0 million. Each Private Placement Warrant is exercisable for one (1) Class A Share at an exercise price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the IPO held in the trust account. If our initial business combination is not completed within 24 months of the completion of the IPO, the proceeds from the sale of the Private Placement Warrants held in the trust account will be used to fund the redemption of the Class A Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants until thirty (30) days after the completion of our initial business combination.

Promissory Note

On August 11, 2020, we issued an unsecured promissory note to the Sponsor, pursuant to which we could borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest bearing and was due upon the completion of the IPO. We borrowed $119,331 under the promissory note. The promissory note balance was paid in full at closing of the IPO.

Administrative Support Agreement

We agreed to pay $10,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on September 23, 2020 and will terminate upon the earlier of our initial business combination or our liquidation. We incurred approximately $30,000 for expenses in connection with such services for the period from July 31, 2020 (inception) through December 31, 2020, which is reflected in the accompanying statement of operations.

Related Person Transactions Policy

We operate under a Code of Ethics that encourages the avoidance of “related-party transactions” or conflicts of interest, wherever possible, except under guidelines or resolutions approved by our board of directors (or the appropriate committee thereof).

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for the warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the warrants was estimated using a Monte Carlo simulation approach.

Class A Shares Subject to Possible Redemption

We account for our Class A Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A Shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our condensed balance sheet.

Net Income (Loss) Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the trust account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per common share, basic and diluted for Class B non-redeemable ordinary shares is calculated by dividing the net income (loss), less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the periods presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the principal executive officer’s compensation to median employee compensation. These exemptions apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

CERTAIN PERIDOT RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In August 2020, Peridot’s Sponsor acquired 8,625,000 Founder Shares for an aggregate purchase price of $25,000. In September 2020, Peridot’s Sponsor transferred 30,000 Founder Shares to each of Peridot’s independent directors, at the original per share purchase price. Prior to the initial investment in Peridot of $25,000 by Peridot’s Sponsor, Peridot had no assets, tangible or intangible. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of Peridot’s IPO. In November 2020, the Sponsor forfeited 1,125,000 as a result of the expiration of the underwriter’s option to exercise its overallotment. The Founder Shares (including the Class A Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

In September 2020, Peridot’s Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants for a purchase price of $1.00 per whole warrant, or an aggregate purchase price of $8,000,000, in a private placement that occurred simultaneously with the closing of Peridot’s IPO. Each Private Placement Warrant entitles the holder to purchase one Class A Share at $11.50 per share. The Private Placement Warrants (including the Class A Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

If any of Peridot’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Peridot’s officers and directors currently have certain relevant fiduciary duties or contractual obligations to entities that may take priority over their duties to Peridot.

No compensation of any kind, including finder’s and consulting fees, will be paid to Peridot’s Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Peridot’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Peridot’s audit committee reviews on a quarterly basis all payments that were made to Peridot’s Sponsor, officers, directors or Peridot’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Peridot’s behalf.

In September 2020, Peridot entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of an initial business combination or its liquidation, Peridot will cease paying these monthly fees.

In August 2020, Peridot issued an unsecured promissory note to the Sponsor, pursuant to which Peridot could borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the IPO. The outstanding balance under the promissory note of $119,331 was repaid at the closing of the IPO on September 28, 2020.

In August 2020, Peridot entered into an agreement to pay an affiliate of Peridot’s Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from July 31, 2020 through December 31, 2020, the Company incurred $30,000 in fees for these services, of which is included in accrued expenses in the balance sheet as of December 31, 2020.

In addition, in order to finance transaction costs in connection with an intended initial business combination, Peridot’s Sponsor or an affiliate of Peridot’s Sponsor or certain of Peridot’s officers and directors may, but are not obligated to, loan Peridot additional funds as may be required. If Peridot completes an initial business combination, Peridot would repay such loaned amounts. In the event that the initial business combination does not close, Peridot may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by Peridot’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Peridot does not expect to seek loans from parties other than Peridot’s Sponsor or an affiliate of Peridot’s Sponsor as Peridot does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

In connection with the IPO, Peridot also entered into a registration and shareholder rights agreement with respect to the Founder Shares, the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the Peridot Class A Shares issuable upon exercise of the foregoing and upon conversion of the Founder Shares. Upon consummation of the Business Combination, the foregoing registration and shareholder rights agreement will be terminated in connection with the execution of the Investor Agreement. For more information, see the section entitled “Certain Agreements Related to the Business Combination.”

In February 2020, as part of the PIPE Financing, Peridot and Newco entered into a subscription agreement with an affiliate of the Sponsor, pursuant to which such affiliate agreed to subscribe for and purchase, and Peridot and Newco, following the Amalgamation, agreed to issue and sell to such affiliate, immediately prior to Closing, 2,500,000 Amalco Shares for a purchase price of $10.00 per share.

MANAGEMENT OF AMALCO AFTER THE BUSINESS COMBINATION

The Amalco Articles that will become effective upon the Amalgamation will provide that the minimum number of directors Amalco may have is one and the maximum number of directors Amalco may have is ten. Upon completion of the Business Combination, the Amalco Board is expected to be comprised of seven directors. Pursuant to the OBCA, where empowered by a special resolution, the Amalco directors may, between meetings of shareholders, appoint one or more additional directors, but the number of additional directors may not exceed one third times the number of directors required to have been elected at the last annual meeting of shareholders.

The table below provides the names and ages of, and the positions to be held by, the individuals currently identified to serve as directors and executive officers of Amalco following the closing of the Business Combination.

Directors and Executive Officers	Age	Position/Title
Ajay Kochhar	29	Director and President and Chief Executive Officer
Tim Johnston	35	Director and Executive Chairman
Mark Wellings	57	Director
Rick Findlay	64	Director
Anthony Tse	50	Director
Alan Levande	64	Director
Scott Prochazka	54	Director
Bruce MacInnis	62	Chief Financial Officer
Kunal Phalpher	37	Chief Commercial Officer
Chris Biederman	36	Chief Technology Officer
Carl DeLuca	53	General Counsel and Corporate Secretary

Biographical information concerning the directors and executive officers listed above is set forth below.

Ajay Kochhar

Ajay Kochhar is the President and Chief Executive Officer, Co-Founder, and a director of Li-Cycle and is expected to serve in those same roles with Amalco following the closing of the Business Combination. Before founding Li-Cycle, Mr. Kochhar gained extensive technology and project development experience through progressive roles with Hatch’s industrial cleantech and advisory practices. While working in that space, he garnered in-depth engineering and project management experience through clean technology development in the lithium, cobalt, nickel, copper, gold, lead, zinc, molybdenum, and rare earth metals industries. His technical expertise spans the entire project lifecycle, from conceptual and pre-feasibility study to construction and commissioning. Mr. Kochhar is a graduate of the University of Toronto and holds a Bachelor of Applied Science (BASc) in Chemical Engineering.

Tim Johnston

Tim Johnston is the Co-Founder and Executive Chairman of Li-Cycle and is expected to serve in those same roles with Amalco following the closing of the Business Combination. With more than 15 years of experience, Mr. Johnston has overseen the development and operation of batteries, metals, industrial minerals, and large infrastructure assets. Prior to Li-Cycle, Mr. Johnston worked as a Senior Consultant for Hatch, specializing in project management and transactional analysis for their global lithium business. While there, Mr. Johnston managed the development of projects across the lithium-ion battery value chain for companies such as SQM, Rockwood Lithium (Albemarle), Bacanora Minerals, AMG-NV, Rio Tinto, Galaxy Resources, and other key developers. Mr. Johnston is also the Co-Founder and Chairman of Li-Metal and the Director of Lacero Solutions. A graduate of the University of Queensland’s Mechanical Engineering Program, Mr. Johnston is a chartered professional engineer and CFA charter holder.

Mark Wellings

Mark Wellings is a director of Li-Cycle and is expected to serve as a director of Amalco following the closing of the Business Combination. Mr. Wellings is a finance professional with over 30 years international experience in both the mining industry and mining finance sector. Mr. Wellings initially worked in the mining industry both in Canada and Australia in exploration, development and production capacities. He then joined the investment dealer GMP Securities L.P. where he co-founded the firm’s corporate finance mining practice. During over 18 years at GMP Securities L.P., Mr. Wellings was responsible for, and advised on, some of the Canadian mining industry’s largest transactions, both in equity financing and mergers and acquisitions. Since then he has been appointed to several public and private boards. Mr. Wellings is a Professional Engineer and holds a Master of Business Administration degree and a Bachelor of Applied Science degree in Geological Engineering.

Rick Findlay

Rick Findlay is a director of Li-Cycle and is expected to serve as a director of Amalco following the closing of the Business Combination. Mr. Findlay has been consulting in the environment and recycling sectors for over 25 years across Canada and internationally. This has included strategy, organization design, processing design, technology development, and financial management. From 2012 to 2014 he was Director of Oversight and Operations for the Province of Ontario’s waste diversion programs, including batteries. Mr. Findlay is currently chief executive officer of LINCit, a firm that focusses on scaling up clean technology ventures. He has previously started a few other firms, two being in environmental management and medical technology. He also co-founded and built an international consulting firm, PSTG Consulting, advising small to global companies across a variety of sectors, and local to national governments. Mr. Findlay is a Certified Management Consultant, with a Bachelor in Industrial Engineering and a Master of Business Administration.

Anthony Tse

Anthony Tse is a director of Li-Cycle and is expected to serve as a director of Amalco following the closing of the Business Combination. Mr. Tse has over 25 years of corporate private and public company experience in numerous high-growth industries such as technology, media and telecoms, as well as resource and commodities. This has predominantly been in senior management, corporate finance, capital markets and mergers and acquisitions roles across Greater China and the Asia Pacific region. His previous senior roles include various positions in News Corporation’s STAR TV, the deputy general manager of TOM Online, Director of Corporate Development at Hutchison Whampoa’s TOM Group, President of China Entertainment Television (a joint venture between TOM and Time Warner), and chief executive officer of CSN Corp. He is currently executive director of Galaxy Resources Limited, a leading ASX-listed lithium producer, with diversified assets across three continents in Australia, Argentina and Canada, serving key customers in China, Japan and Korea. He joined the board of directors at Galaxy Resources Limited in 2010 and from June 2013 to July 2019, served as the managing director and chief executive officer during the corporate turnaround and growth stage of the company, which involved restructuring of over A$500 million of debt restructuring and refinancing, as well as asset divestments.

Alan Levande

For the biography of Alan Levande, see the section titled “Information about Peridot — Directors and Executive Officers.”

Scott Prochazka

For the biography of Scott Prochazka, see the section titled “Information about Peridot — Directors and Executive Officers.”

Bruce MacInnis

Bruce MacInnis has been Li-Cycle’s Chief Financial Officer since 2018 and is expected to remain in that role with Amalco following the closing of the Business Combination. Mr. MacInnis has 40 years of financial experience that includes raising capital for emerging technology companies, both publicly traded and privately held, as well as robust experience as the chief financial officer for multiple technology companies. Over the past four decades, Mr. MacInnis has participated in successfully ensuring numerous companies are listed on the Toronto Stock Exchange and Nasdaq, while also completing several cross-border mergers and acquisitions transactions. In previous roles with public companies such as Redline Communications, Inc., Bioscrypt Inc., and Certicom Corp., he has overseen the management of numerous functional business areas that have included intellectual property law, compliance, and manufacturing and operations. With comprehensive expertise in establishing financial reporting and disclosure infrastructures that are often required of public companies, Mr. MacInnis has aptly led the implementation of sound internal controls and corporate governance procedures throughout his career. A graduate of the University of Toronto, Mr. MacInnis has a Bachelor of Commerce degree and holds both the Chartered Accountant (CA) and Chartered Professional Accountant (CPA) designations.

Mr. MacInnis has advised Li-Cycle that he intends to retire from Li-Cycle within the twelve months following the completion of the Business Combination. Mr. MacInnis has committed to a flexible timetable and to remaining in his position as Li-Cycle’s Chief Financial Officer until Li-Cycle has identified his successor and completed a thorough transition of his responsibilities.

Kunal Phalpher

Kunal Phalpher is Li-Cycle’s Chief Commercial Officer and is expected to remain in that role with Amalco following the closing of the Business Combination. Mr. Phalpher initially joined Li-Cycle in 2017 and moved into his current role in 2018. With nearly 15 years of work experience, Kunal brings extensive international expertise in the lithium-ion battery and renewable energy sectors to his current role. Prior to joining the Li-Cycle team, Mr. Phalpher worked for a residential solar company as the Director of Product Development and was the Director of Business Development for a lithium-ion battery manufacturer, both in Toronto, Canada. He spent several years working in Germany in the cleantech sector. A University of Toronto graduate, Mr. Phalpher possesses a Bachelor of Applied Sciences in Electrical Engineering and also holds a Master of Business Administration from the Rotman School of Management.

Chris Biederman

Chris Biederman is Li-Cycle’s Chief Technical Officer and is expected to serve in that same role with Amalco following the closing of the Business Combination. Mr. Biederman joined Li-Cycle in 2020 as the company’s Chief Process Engineer before being promoted to Chief Technical Officer. Mr. Biederman is a professional engineer with 15 years of process engineering experience. Mr. Biederman brings extensive expertise to his current role, having acted as Lead Process Engineer for numerous large and small EPCM projects in the mining industry. He has experience working on greenfield and brownfield projects and overseeing bench-scale and pilot-scale testing. Mr. Biederman is also a skilled project manager with a robust history leading multi-disciplinary engineering teams and delivering successful projects. Previous to his role with Li-Cycle, he spent time at Hatch as a Senior Engineer and Technology Commercialization Portfolio Manager; he is also the Founder and Managing Director of Biederman Engineering. Mr. Biederman is a graduate of the University of Waterloo’s Chemical Engineering program and is a registered engineer with the Professional Engineers of Ontario.

Carl DeLuca

Carl DeLuca is Li-Cycle’s General Counsel and Corporate Secretary and is expected to serve in that same role with Amalco following the closing of the Business Combination. Mr. DeLuca joined Li-Cycle in 2021. Mr. DeLuca brings 25 years of legal and public company experience to Li-Cycle with a track record of successfully executing business-critical transactions and leading organizational change. Prior to joining Li-Cycle,

Mr. DeLuca served as General Counsel and Corporate Secretary for Detour Gold Corporation, a TSX-listed gold producer. Previously, Mr. DeLuca held various roles at Vale S.A.’s global base metal business, including Head of Legal for North American & U.K. Operations. His experience at Vale included advising on international M&A and joint ventures, capital projects, and commercial transactions. Mr. DeLuca started his career in private practice, in Toronto and New York. Mr. DeLuca holds his LL.B. from the University of Windsor, an H.B.A. from the Ivey School of Business at Western University, and a B.A. from Huron University College.

Corporate Governance

Amalco generally intends to comply with the rules applicable to U.S. domestic companies listed on the NYSE, but may use foreign private issuer exemptions with respect to some of the NYSE listing requirements (which it is entitled to do as a foreign private issuer). Following Canadian governance practices, as opposed to the requirements that would otherwise apply to a company listed on the NYSE, may provide less protection than is accorded to investors under the NYSE listing requirements applicable to U.S. domestic issuers.

The Canadian Securities Administrators have issued corporate governance guidelines pursuant to National Policy 58-201—Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101—Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, we have adopted, or will be adopting in connection with the closing of the Business Combination, certain corporate governance policies and practices which reflect our consideration of the recommended Corporate Governance Guidelines.

The disclosure set out below includes disclosure required by NI 58-101 describing our approach to corporate governance in relation to the Corporate Governance Guidelines.

Election of Directors

At any general meeting of Amalco’s shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the OBCA, any casual vacancy occurring on the Amalco Board may be filled by a quorum of the remaining directors, subject to certain exceptions.

Under the Investor Agreement, the Sponsor will also have the right to designate for nomination a number of directors to the Amalco Board as follows: (i) during any time that the Sponsor and its affiliates collectively beneficially own at least 50% of the number of Amalco Shares held by them on the date of Closing, two directors or (ii) during any time that the Sponsor and its affiliates do not collectively satisfy the test set forth in the preceding clause (i) but do collectively beneficially own at least 25% of the number of Amalco Shares held by them on the date of Closing, one director.

Alan Levande and Scott Prochazka have been nominated by the Sponsor to serve on the Amalco Board upon the closing of the Business Combination.

Director Term Limits and Other Mechanisms of Board Renewal

Li-Cycle’s board of directors has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, it is expected that the nominating and corporate governance committee of the Amalco Board will develop a skills and competencies matrix for the Amalco Board as a whole and for individual directors. The nominating and corporate governance committee will also conduct a process for the assessment of the Amalco Board, each committee and each director regarding his, her or its effectiveness and contribution, and will report evaluation results to our board of directors on a regular basis.

Director Independence

Under the NYSE listing standards, independent directors must comprise a majority of a listed company’s board of directors. For purposes of the NYSE rules, an independent director means a person who, in the opinion of our board of directors, has no material relationship with our company. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110—Audit Committees (“NI 52-110”).

The Amalco board of directors is expected to determine that each of the directors on the Amalco board of directors other than Mr. Kochhar, Mr. Johnston and possibly Mr. Levande will qualify as independent directors, as defined under the rules of the NYSE, and therefore the Amalco board of directors will consist of a majority of “independent directors,” as defined under the rules of the NI 58-101 and the NYSE relating to director independence requirements. In addition, the Amalco board of directors will be subject to the rules of the NI 58-101 and the NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below. Mr. Kochhar is not independent by reason of the fact that he is our President and Chief Executive Officer and Mr. Johnston is not independent by reason of the fact that he is our Executive Chairman. The Amalco board of directors will consider whether Mr. Levande is not independent by reason of his previous employment with Peridot.

Mandate of the Board of Directors

The Amalco Board will be responsible for supervising the management of Amalco’s business and affairs, including providing guidance and strategic oversight to management. The Amalco Board will adopt a formal mandate that will include the following:

•	appointing Amalco’s President and Chief Executive Officer;

•

developing the corporate goals and objectives that Amalco’s President and Chief Executive Officer is responsible for meeting and reviewing the performance of Amalco’s President and Chief Executive Officer against such corporate goals and objectives;

•

taking steps to satisfy itself as to the integrity of Amalco’s President and Chief Executive Officer and other executive officers and that Amalco’s President and Chief Executive Officer and other executive officers create a culture of integrity throughout the organization;

•	reviewing and approving Amalco’s code of conduct and reviewing and monitoring compliance with the code of conduct and Amalco’s enterprise risk management processes;

•	reviewing and approving management’s strategic and business plans and Amalco’s financial objectives, plans and actions, including significant capital allocations and expenditures; and

•	reviewing and approving material transactions not in the ordinary course of business.

Meetings of Independent Directors

The Amalco Board will hold regularly-scheduled quarterly meetings as well as ad hoc meetings from time to time. The independent members of our board of directors will also meet, as required, without the non-independent directors and members of management before or after each regularly scheduled board meeting.

A director who has a material interest in a matter before our board of directors or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by our board of directors or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the OBCA regarding conflicts of interest.

Position Descriptions

Tim Johnston will be the Executive Chairman of the Amalco Board. The Amalco Board will adopt a written position description for the Executive Chairman which will set out his key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting board of directors meeting agendas, chairing board of directors and shareholder meetings and carrying out any other or special assignments or any functions as may be requested by the Amalco Board or management, as appropriate.

The Amalco Board will appoint from among its members an independent director who will serve as Amalco’s lead director. In that role, that individual will be responsible for overseeing the discharge by the board of directors of its responsibilities, including that the board evaluates the performance of management objectively and that the board understands the boundaries between the responsibilities of the Amalco Board and management and functions independently of Amalco’s management. Further, Amalco’s lead director will consult with any or all of the independent directors and represent such directors, where necessary, in discussions with Amalco’s Executive Chairman and President and Chief Executive Officer on the conduct of Amalco’s board meetings and corporate governance and other issues.

The Amalco Board will also adopt a written position description for each of the committee chairs which will set out each of the committee chair’s key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting committee meeting agendas, chairing committee meetings, reporting to the Amalco Board and carrying out any other special assignments or any functions as may be requested by the Amalco Board.

In addition, the Amalco Board, in conjunction with the President and Chief Executive Officer, will develop and implement a written position description for the role of Amalco’s President and Chief Executive Officer.

Orientation and Continuing Education

Following the closing of the Business Combination, Amalco will implement an orientation program for new directors under which a new director will meet separately with the Executive Chairman, the lead director and members of the senior executive team.

The chair of each committee will be responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate. The nominating and corporate governance committee will be responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of Amalco’s directors and to ensure that their knowledge and understanding of Amalco’s business remains current.

Code of Business Conduct and Ethics

Amalco will adopt a Code of Conduct applicable to all of our directors, officers and employees, including Amalco’s President and Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC and which is a “code” under NI 58-101. The Code of Conduct will set out Amalco’s fundamental values and standards of behavior that are expected from Amalco’s directors, officers and employees with respect to all aspects of Amalco’s business. The objective of the Code of Conduct will be to provide guidelines for maintaining Amalco’s integrity, reputation and honesty with a goal of honoring others’ trust in us at all times.

Following the closing of the Business Combination, the full text of the Code of Conduct will be posted on our website at www.li-cycle.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. If we make any amendment to the Code of Conduct or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC and the Canadian Securities Administrators. Under Item 16B of the SEC’s Form 20-F, if a waiver or amendment of the Code of Conduct applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we will disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

Monitoring Compliance with the Code of Conduct

Amalco’s nominating and corporate governance committee will be responsible for reviewing and evaluating the Code of Conduct at least annually and will recommend any necessary or appropriate changes to the Amalco Board for consideration. The nominating and corporate governance committee will assist the Amalco Board with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to members of the nominating and corporate governance committee, which shall be considered by the audit committee, or waivers applicable to our directors or executive officers, which shall be subject to review by the Amalco Board as a whole).

Complaint Reporting

In order to foster a climate of openness and honesty in which any concern or complaint pertaining to a suspected violation of the law, Amalco’s Code of Conduct or any of Amalco’s policies, or any unethical or questionable act or behavior, Amalco’s Code of Conduct will require that Amalco’s employees promptly report the violation or suspected violation. In order to ensure that violations or suspected violations can be reported without fear of retaliation, harassment or an adverse employment consequence, Amalco’s Code of Conduct contains procedures that are aimed to facilitate confidential, anonymous submissions by our employees.

Diversity

Amalco does not have a formal policy for the representation of women on the board of directors or senior management of the company but the nominating and corporate governance committee and Amalco’s senior executives are expected to take gender and other diversity representation into consideration as part of their overall recruitment and selection process.

It is expected that the composition of the Amalco Board will in the future be shaped by the selection criteria established by the nominating and corporate governance committee. This will be achieved through developing an evergreen list of potential candidates for anticipated board vacancies who fit the committee’s list of evolving selection criteria, ensuring that diversity considerations are taken into account in senior management, monitoring the level of female representation on the board and in senior management positions, continuing to broaden recruiting efforts to attract and interview qualified female candidates, and committing to retention and training to ensure that Amalco’s most talented employees are promoted from within the organization.

Committees of the Board of Directors

Upon closing of the Business Combination, Amalco will establish an audit committee, a compensation committee, a nominating and governance committee and a health, safety, environmental, quality and technical committee. Each committee will have a written charter that will be posted on Amalco’s website. The initial members of Amalco’s committees will be determined prior to the closing of the Business Combination.

Audit Committee

Effective upon consummation of the Business Combination, Amalco will establish an audit committee comprised of independent directors as required by applicable SEC, NYSE rules and NI 52-110. At least one member of the audit committee will qualify as the “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K and all members of the audit committee will be “financially literate,” as such term is defined in NI 52-110 (except as may be permitted by NI 52-110). The audit committee will, among other things, be directly responsible for the appointment, compensation, retention and oversight of the work of Amalco’s independent auditor, oversee management’s conduct of Amalco’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), oversee the integrity of Amalco’s financial statements, oversee the performance of the internal audit functions, prepare certain reports required by the rules and regulations of the SEC and applicable Canadian securities laws and the review of the results and scope of the audit and other accounting related services. The Amalco Board will establish a written charter setting forth the purpose, composition, authority and responsibility of the audit committee consistent with the rules of the NYSE, the SEC and the applicable Canadian securities laws.

Compensation Committee

Effective upon consummation of the Business Combination, the Amalco Board will establish a compensation committee. The compensation committee will, among other things, review and approve, or recommend to the Amalco Board for approval, compensation of the President and Chief Executive Officer and other executive officers, oversee the administration of Amalco’s incentive compensation plans, and prepare any report on executive compensation required by the rules and regulations of the SEC. The Amalco Board will establish a written charter setting forth the purpose, composition, authority and responsibility of the compensation committee consistent with the rules of the NYSE, the SEC and the guidance of the Canadian Securities Administrators. The compensation committee’s purpose is to assist the board in its oversight of executive compensation, management development and succession, director compensation and executive compensation disclosure.

Nominating and Corporate Governance Committee

Effective upon consummation of the Business Combination, Amalco will establish a nominating and governance committee of the board of directors. The nominating and governance committee will, among other things, be responsible for overseeing the selection of persons to be nominated to serve on Holdco’s board of directors and oversee our corporate governance practices. The Amalco Board will establish a written charter setting forth the purpose, composition, authority and responsibility of the nominating and corporate governance committee.

Health, Safety, Environmental, Quality and Technical Committee

Effective upon consummation of the Business Combination, Amalco will establish a health, safety, environmental, quality and technical committee of the board of directors. The function and purpose of the health, safety, environmental, quality and technical committee will be to assist the Amalco Board in fulfilling its responsibilities with respect to: (i) developing and implementing the health, safety, environmental and quality policies, procedures and programs of the Amalco and its subsidiaries, and monitoring compliance with such policies; and (ii) developing and implementing quality assurance and technical policies, procedures and programs of the Amalco and its subsidiaries, and monitoring compliance with such policies. The Amalco Board will establish a written charter setting forth the purpose, composition, authority and responsibility of the health, safety, environmental, quality and technical committee.

DESCRIPTION OF AMALCO’S SECURITIES

General

The following description of the material terms of the share capital of Amalco upon the completion of the Business Combination includes a summary of specified provisions of the articles of Amalco (the “Amalco Articles”) that will be adopted pursuant to the amalgamation of Peridot Ontario and Newco. This description is qualified by reference to the Amalco Articles. You are encouraged to read the form of Amalco Articles for greater detail with respect to the description of material terms, a copy of which is attached to this proxy statement/prospectus as Annex E and is incorporated in this proxy statement/prospectus by reference.

Share Capital

The authorized share capital of Amalco will consist of an unlimited number of Amalco common shares and an unlimited number of Amalco preferred shares issuable in series.

Upon the consummation of the Business Combination, there will be (i) approximately 166,983,837 Amalco common shares outstanding, assuming, among other things, that all holders of outstanding options to purchase common shares of Li-Cycle elect to exercise their Amalco Arrangement Options pursuant to the Arrangement and none of Peridot’s existing public shareholders exercise their redemption rights; and (ii) no Amalco preferred shares outstanding.

Amalco Common Shares

Voting Rights. Under the Amalco Articles, the Amalco common shares will be entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each Amalco common share will entitle its holder to one vote.

Dividend Rights. The holders of outstanding Amalco common shares will be entitled to receive dividends at such times and in such amounts and form as the Amalco Board may from time to time determine, but subject to the rights of the holders of any preferred shares. Amalco will be permitted to pay dividends unless there are reasonable grounds for believing that: (i) Amalco is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of Amalco’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares. The timing, declaration, amount and payment of any future dividends will depend on Amalco’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, industry practice and other factors that our Board deems relevant.

Preemptive Rights. There will be no pre-emptive rights relating to Amalco common shares.

Repurchase of Amalco Common Shares. Under the OBCA, Amalco will be entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that Amalco will not be permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that: (i) Amalco is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of Amalco’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.

Liquidation. Upon the dissolution, liquidation or winding up of Amalco, or any other distribution of assets of Amalco among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of preferred shares of Amalco, the holders of common shares will be entitled to receive the remaining property and assets of Amalco available for distribution to its shareholders rateably in proportion to the number of common shares held by them.

Amalco Preferred Shares

Amalco will be authorized to issue an unlimited number of preferred shares, issuable in series. Subject to any limitations prescribed by law, including the OBCA, each series of preferred shares will consist of such number of shares and have such rights, privileges, restrictions and conditions as may be determined by the Amalco Board prior to the issuance of such series. No rights, privileges, restrictions or conditions attaching to any series of preferred shares will confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of Amalco over the shares of any other series of preferred shares. The preferred shares of each series will, with respect to the right of payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of Amalco, rank on parity with the shares of every other series of preferred shares.

The issuance of preferred shares and the terms selected by the Amalco Board could decrease the amount of earnings and assets available for distribution to holders of Amalco common shares or adversely affect the rights and powers, including the voting rights, of the holders of Amalco common shares without any further vote or action by the holders of Amalco common shares. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of Amalco’s outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of Amalco or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of Amalco’s common shares.

Dissent Rights

Under the OBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business it is permitted to carry on or the powers it may exercise; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of an OBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to shares of such class or series; (b) effect an exchange, reclassification or cancellation of the shares of such class or series; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class or series; (d) add to the rights or privileges of any class or series of shares having rights or privileges equal or superior to the shares of such class or series; (e) create a new class or series of shares equal or superior to the shares of such class or series, except in certain circumstances; (f) make a class or series of shares having rights or privileges inferior to the shares of such class or series equal or superior to the shares of such class or series; (g) effect an exchange or create a right of exchange of the shares of another class or series into the shares of such class of series; or (h) add, remove or change restrictions on the issue, transfer or ownership of the shares of such class of series.

Transfer of Amalco Shares

Subject to the rules of any stock exchange on which Amalco Shares are posted or listed for trading, no transfer of a security issued by Amalco will be registered except upon (i) presentation of the security certificate representing the security with an endorsement which complies with the OBCA, together with such reasonable assurance that the endorsement is genuine and effective as the directors may require, (ii) payment of all applicable taxes and fees, and (iii) compliance with the articles of Amalco. If no security certificate has been issued by Amalco in respect of a security issued by Amalco, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the directors may require.

DESCRIPTION OF AMENDED AND RESTATED AMALCO ORGANIZATIONAL DOCUMENTS

Annual Meetings

Under the OBCA and Amalco’s by-laws, Amalco must hold its first annual meeting of shareholders within 18 months after the date on which it was incorporated, and after that must hold an annual meeting not later than 15 months after the last annual meeting at such time and place in or outside the Province of Ontario as may be determined by the directors of Amalco or, in the absence of such a determination, at the place where the registered office of Amalco is located.

Board and Shareholder Ability to Call Shareholder Meetings

The by-laws of Amalco provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the OBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition that the directors call a meeting of shareholders for the purposes stated in the requisition. Upon receiving a requisition to call a meeting of shareholders, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to transact the business stated in the requisition unless a record date has been fixed for a meeting of shareholders and notice of the meeting has been given in accordance with the OBCA; the directors of Amalco have called a meeting of shareholder and have given notice of the meeting in accordance with the OBCA; or the business of the meeting as stated in the requisition includes certain matters, including, but not limited to, a proposal the primary purpose of which is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders. If the directors do not call such a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. The corporation must reimburse the requisitioning shareholders for the expenses reasonably incurred by them in requisitioning, calling and holding the meeting unless the shareholders have not acted in good faith and in the interest of the shareholders of the corporation generally.

Shareholder Meeting Quorum

Amalco’s by-laws provide that one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 33 1/3% of the issued shares of Amalco entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of Amalco’s shareholders.

Voting Rights

Under the OBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the OBCA, Amalco articles or Amalco’s by-laws, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. Amalco’s by-laws provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a ballot is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or functional equivalent result in each person having one vote regardless of the number of shares such person is entitled to vote. If voting is conducted by ballot, each person is entitled to one vote for each share such person is entitled to vote.

There are no limitations on the right of non-resident or foreign owners to hold or vote Amalco securities imposed by Canadian law or by the charter or other constituent document of Amalco.

Shareholder Action by Written Consent

Under the OBCA, shareholder action without a meeting may be taken by a resolution signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders. A written resolution of shareholders is as valid as if it had been passed at a meeting of those shareholders. A written resolution of shareholders dealing with all matters required by the OBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at that meeting, satisfies all the requirements of the OBCA relating to that meeting of shareholders.

Access to Books and Records and Dissemination of Information

Amalco must keep at its registered office, or at such other place as the OBCA may permit, the documents, copies, registers, minutes and other records which Amalco is required by the OBCA to keep at such places. Amalco must prepare and maintain, among other specified documents, adequate accounting records. Under the OBCA, any director, shareholder or creditor of Amalco may, free of charge, examine certain of Amalco’s records during the usual business hours of Amalco.

Election and Appointment of Directors

The Amalco Articles do not provide for the board of directors to be divided into classes.

At any general meeting of Amalco’s shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the OBCA, any casual vacancy occurring on the Amalco Board may be filled by a quorum of the remaining directors, subject to certain exceptions. If Amalco does not have a quorum of directors, or if there has been a failure to elect the number of directors required by Amalco’s articles or the OBCA, the directors then in office must forthwith call a special meeting of shareholders to fill the vacancy and, if the directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder of Amalco. Pursuant to the OBCA, where empowered by a special resolution, the Amalco directors may, between meetings of shareholders, appoint one or more additional directors, but the number of additional directors may not exceed one third times the number of directors required to have been elected at the last annual meeting of shareholders.

At least 25% of Amalco’s directors must be resident Canadians. The minimum number of directors Amalco may have is one and the maximum number of directors Amalco may have is ten, as set out in the Amalco Articles. The OBCA provides that any amendment to the Amalco Articles to increase or decrease the minimum or maximum number of Amalco’s directors requires the approval of Amalco’s shareholders by a special resolution.

Removal of Directors

Pursuant to the OBCA, the shareholders of Amalco may remove any director before the expiration of his or her term of office by ordinary resolution at an annual or special meeting of shareholders, provided that, where the holders of any class or series of shares of Amalco have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy.

Proceedings of Board of Directors

At all meetings of the Amalco Board, every question will be decided by a majority of the votes cast and, in the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the by-laws of Amalco and subject only to the OBCA, the articles of Amalco and applicable securities laws, shareholders of record entitled to vote will nominate persons for election to the Amalco Board only by providing proper notice to Amalco’s corporate secretary. In the case of annual meetings, proper notice must be given, generally between 30 and 65 days prior to the date of the annual meeting. However, in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the meeting was made, the notice must be given on the 10th day following the Notice Date. In the case of a special meeting called for the purpose of electing directors and which is not also an annual meeting of shareholders, the notice must be given not later than the close of business on the 15th day following the date that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the special meeting was made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the Amalco Board, a written consent of each nominee consenting to serve as a director of Amalco, disclosure about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of Amalco and any other information Amalco may reasonably require to determine the eligibility of the nominee to serve as a director of Amalco.

Approval of Amalgamations, Mergers and Other Corporate Transactions

Under the OBCA, certain corporate actions, such as: (i) amalgamations (other than with certain affiliated corporations); (ii) continuances; (iii) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (iv) reductions of stated capital for any purpose, including in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and (v) other actions such as liquidations, or arrangements, must be approved by a special resolution of Amalco’s shareholders.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability and Indemnification of Directors and Officers

Under the OBCA, no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with the OBCA and its related regulations or relieves him or her from liability for a breach of the OBCA or its regulations.

A director is not liable under the OBCA for certain acts if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance, in good faith, on (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (ii) an interim or other report of the corporation represented to the director by an officer of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (iii) a report or advice of an officer or employee of the corporation, where it is reasonable in the circumstances to rely on the report of advice; or (iv) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person.

Under the OBCA, Amalco may indemnify its current or former directors or officers or another individual who acts or acted at Amalco’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with Amalco or another entity.

The OBCA also provides that Amalco may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Under Amalco’s by-laws, Amalco will indemnify to the fullest extent permitted by the OBCA (i) any director or officer of Amalco; (ii) any former director or officer of Amalco; (iii) any individual who acts or acted at Amalco’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Amalco or other entity.

Derivative Suits and Oppression Remedy

Under the OBCA, a complainant (being a current or former director, officer or security holder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be a proper person to make such an application) of Amalco may apply to the Ontario Superior Court of Justice for leave to bring an action in the name and on behalf of Amalco or any of its subsidiaries, or to intervene in an existing action to which Amalco or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of Amalco or any of its subsidiaries.

No such action may be brought and no intervention in any action may be made unless the complainant has given the requisite notice of the application for leave to the directors of Amalco or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that (i) the directors of Amalco or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of Amalco or its subsidiary for the action to be brought, prosecuted, defended or discontinued.

Under the OBCA, the court in a derivative action may make any order it thinks fit.

Under the OBCA, a complainant, and, in the case of a public corporation, the Ontario Securities Commission, may apply to the Ontario Superior Court of Justice for any interim or final order the court thinks fit, including, but not limited to, an order restraining the conduct complained of, where the court is satisfied that, in respect of Amalco or any of its affiliates, any act or omission of Amalco or any of its affiliates effects or threatens to effect a result, the business or affairs of Amalco or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner, or the powers of the directors of Amalco or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of Amalco.

Exclusive Forum

The by-laws of Amalco provide that, unless Amalco consents in writing to the selection of an alternative forum and except as set out below, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom will, to the fullest extent permitted by law will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Amalco, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Amalco to Amalco, any action asserting a claim arising pursuant to any provision of the OBCA or the articles or by-laws of Amalco, or any action asserting a claim related to the relationships among Amalco, its affiliates and their respective shareholders, directors or officers (other than the business carried on by Amalco or its affiliates). Amalco’s by-laws also provide that, notwithstanding the foregoing, unless Amalco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in Amalco’s by-laws will not apply to actions arising under the Securities Act or the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Amendment of Amalco Articles, By-laws and Alteration of Share Capital

Under the OBCA, Amalco may amend the Amalco Articles by special resolution. For purposes of the OBCA, a special resolution is a resolution submitted to a special meeting of shareholders duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast or consented to in writing by all shareholders entitled to vote at such a meeting. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the corporation, including, but not limited to, changes to the corporation’s authorized capital structure, changes to the rights privileges, restrictions and conditions in respect of any of the corporation’s shares, a change in the corporation’s name, the winding up, dissolution or liquidation of the corporation, and a plan of arrangement with shareholders.

Under the OBCA, the Amalco Board may, by resolution, make, amend or repeal any by-laws that regulate the business of affairs of Amalco. Where the directors make, amend or repeal any by-law, they must submit the by-law, amendment or repeal to Amalco’s shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. Where a by-law is made, amended or repealed by the directors, the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, amended or rejected by shareholders (or, if the directors fail to submit the by-law, amendment or repeal to shareholders, until the date of the shareholders meeting at which it should have been submitted).

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, Amalco will have an unlimited number of Amalco Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, approximately 166,983,837 Amalco Shares issued and outstanding, assuming no Class A Shares are redeemed in connection with the Business Combination and including 9,910,000 Amalco Shares that will be held by the Sponsor, subject to certain forfeiture arrangements pursuant to the Sponsor Letter Agreement and lock-up provisions contained in the Investor Agreement. All Amalco Shares issued in connection with the Business Combination will be freely transferable by persons other than by Amalco’s “affiliates” or Peridot’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Amalco Shares in the public market could adversely affect prevailing market prices of the Amalco Shares. Amalco has applied for listing of the Amalco Shares on NYSE, but Amalco cannot assure you that a regular trading market will develop in the Amalco Shares.

Investor Agreement

At the Closing, Amalco, the holders of the Class B Shares and the Li-Cycle Holders will enter into the Investor Agreement, pursuant to which, among other things, the parties thereto will be granted certain customary registration rights with respect to their Amalco Shares. The Investor Agreement will also provide that the Amalco Shares held by the current holders of Class B Shares and Li-Cycle Holders will be subject to certain transfer restrictions until (i) with respect to the holders of Class B Shares, the earliest of (a) one year after the Closing and (b) (x) if the closing price of Amalco Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which Amalco completes a liquidation, merger, share exchange or other similar transaction that results in all of its public shareholders having the right to exchange their common shares for cash, securities or other property, and (ii) with respect to the Li-Cycle Holders, 180 days following the Closing.

Under the Investor Agreement, the Sponsor will also have the right to designate for nomination a number of directors to the Amalco Board as follows: (i) during any time that the Sponsor and its affiliates collectively beneficially own at least 50% of the number of Amalco Shares held by them on the date of Closing, two directors or (ii) during any time that the Sponsor and its affiliates do not collectively satisfy the test set forth in the preceding clause (i) but do collectively beneficially own at least 25% of the number of Amalco Shares held by them on the date of Closing, one director.

Pursuant to the terms of the Investor Agreement, Amalco will be obligated to file a shelf registration statement to register the resale by the parties of the Amalco Shares issuable in connection with the Business Combination. The Investor Agreement will also provide the parties with demand, “piggy-back” and demand registration rights, subject to certain minimum requirements and customary conditions.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Amalco’s common shares for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Amalco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Amalco was required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial holders and purchasers of Peridot’s securities will be able to sell their Founder Shares, Class A Shares, Private Placement Warrants and warrants that may be issued on conversion of loans by the Sponsor, members of Peridot’s management team or any of their respective affiliates or other third parties (and shares issued upon their exercise), as applicable, pursuant to and in accordance with Rule 144 without registration one year after Amalco has completed an initial business combination. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•	1% of the total number of shares then outstanding, which was 375,000 shares on the record date; or

•	the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Amalco’s affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

As of the date of this proxy statement/prospectus, Peridot had 30,000,000 Class A Shares outstanding. All of such shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the 7,500,000 Founder Shares and 8,000,000 Private Placement Warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are 23,000,000, warrants outstanding to purchase our Class A Shares, consisting of 15,000,000 Public Warrants originally sold as part of units in the IPO and 8,000,000 Private Placement Warrants in the private placement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the actual beneficial ownership of Peridot Shares as of May 27, 2021 and pro forma information regarding the beneficial ownership of Amalco Shares on the date of the Closing by:

•

each person known by Peridot to beneficially own more than 5% of the outstanding Peridot Shares immediately prior to the consummation of the Business Combination and each person expected to beneficially own more than 5% of the Amalco Shares issued and outstanding immediately after the consummation of the Business Combination;

•	each of Peridot’s current executive officers and directors

•	each person who will become an executive officer or a director of Amalco upon consummation of the Business Combination;

•	all of Peridot’s current executive officers and directors as a group; and

•	all of Peridot’s executive officers and directors as a group upon consummation of the Business Combination.

The Sponsor and Peridot’s directors, officers, advisors or their affiliates may purchase Class A Shares or Amalco Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Peridot’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires Peridot to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Peridot Shares and the number of beneficial holders of Peridot’s securities may be reduced, possibly making it difficult for Amalco to obtain the quotation, listing or trading of its securities on a national securities exchange.

Unless otherwise indicated, Peridot believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of Peridot’s warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. The calculation of the pre-transaction percentage of beneficial ownership is based on 30,000,000 Class A Shares and 7,500,000 Founder Shares outstanding as of May 27, 2021.

	Pre-Transaction		Post-Transaction Assuming No Class A Shares are Redeemed(11)			Post-Transaction Assuming 24,273,319 Class A Shares are Redeemed(12)
Name and Address of Beneficial Owner(1)	Number	Percentage	Number		Percentage	Number		Percentage
Current Directors and Executive Officers of and Sponsor of Peridot:
Peridot Acquisition Sponsor, LLC (the Sponsor)(2)	7,410,000	19.8%	9,910,000	(3)	5.9%	9,910,000		6.9%
Alan Levande(4).	—	—	—		—	—		—
Markus Specks(4)	—	—	—		—	—		—
Preston Powell	—	—	—		—	—		—
Scott Prochazka	30,000	*	30,000		*	30,000		*
Jonathan Silver	30,000	*	30,000		*	30,000		*
June Yearwood	30,000	*	30,000		*	30,000		*
All directors and executive officers as a group (6 individuals)	7,500,000	20%	10,000,000		6.0%	10,000,000		7.0%
Directors and Executive Officers of Amalco After Consummation of the Transaction:
Ajay Kochhar,	—	—	24,276,545		14.5%	24,276,545		17.0%
Tim Johnston	—	—	11,436,788		6.8%	11,436,788		8.0%
Bruce MacInnis	—	—	180,780		*	180,780		*
Mark Wellings(5)	—	—	271,637		*	271,637		*
Rick Findlay(6)	—	—	798,120		*	798,120		*
Anthony Tse(7)	—	—	223,871		*	223,871		*
Alan Levande	—	—	—		—	—		—
Scott Prochazka	—	—	30,000		*	30,000		*
Kunal Phalpher	—	—	729,414		*	729,414		*
Chris Biederman	—	—	108,153		*	108,153		*
Carl DeLuca	—	—	—		*	—		*
All directors and executive officers as a group (10 individuals)			38,055,308		22.8%	38,055,308		26.7%
Five Percent or More Holders and Certain Other Holders:
Peridot Acquisition Sponsor, LLC	7,410,000	19.8%	9,910,000		5.9%	9,910,000		6.9%
Arena Capital Advisors, LLC-CA(8)	3,454,652	9.2%	3,554,652		2.1%	*	*	* *
Adage Capital Partners, L.P. (9)	2,700,000	7.2%	2,700,000		1.6%	*	*	* *
Glazer Capital, LLC(10)	1,698,003	4.5%	1,698,003		1.0%	*	*	* *

* less	than 1%
** indeterminable	in maximum redemption scenario
1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Peridot Acquisition Corp., 2229 San Felipe Street, Suite 1450, Houston, TX 77019.

2)

The shares reported above are held in the name of the Sponsor. The Sponsor is controlled by its managing member, CEC Aventurine Holdings, LLC (“Aventurine Holdings”) and Aventurine Holdings is controlled by Carnelian Energy Capital III, L.P. (“Carnelian Fund III”), its sole member. Carnelian Fund III is controlled by its general partner, Carnelian Energy Capital GP III, L.P. (“Carnelian L.P.”) and Carnelian L.P. is controlled by its general partner Carnelian Energy Capital Holdings, LLC (“Carnelian Holdings”). Messrs. Tomas Ackerman and Daniel Goodman are the controlling members of Carnelian Holdings. Accordingly, all of the shares held by the Sponsor may be deemed to be beneficially held by Aventurine Holdings, Carnelian Fund III, Carnelian L.P., Carnelian Holdings and Messrs. Ackerman and Goodman. Each such entity or person disclaims beneficial ownership of these securities.

3)	Post-transaction ownership of 9,910,000 includes 2,500,000 Amalco Shares to be purchased by Aventurine Holdings in the PIPE Financing.
4)	Does not include any shares indirectly owned by this individual as a result of his membership interest in Peridot’s Sponsor.
5)	Post-transaction ownership of 271,637 includes 18,000 Amalco Shares to be purchased by Mark Wellings (through his holding company, ZCR Corp.) in the PIPE Financing.
6)	Post-transaction ownership of 798,120 includes 13,000 Amalco Shares to be purchased by Rick Findlay in the PIPE Financing.
7)	Post-transaction ownership of 223,871 includes 18,000 Amalco Shares to be purchased by Anthony Tse in the PIPE Financing.
8)

Includes Class A ordinary shares beneficially owned by Arena Capital Advisors, LLC—CA and certain affiliated funds, based solely on the Schedule 13G/A filed jointly by such entities, with the SEC on February 4, 2021. The business address of the entities is 12121 Wilshire Blvd., Suite 1010, Los Angeles, CA 90025.

9)

Includes Class A ordinary shares beneficially owned by Adage Capital Partners, L.P., a Delaware limited partnership (“Adage Partners”), Adage Capital Partners GP, L.L.C., a Delaware limited liability company and general partner of Adage Partners (“Adage Partners GP”), Adage Capital Advisors, L.L.C., a Delaware limited liability company and managing member of Adage Partners GP (“ACA”), Robert Atchinson, as managing member of ACA, and Phillip Gross, as managing member of ACA, based solely on the Schedule 13G filed jointly by such entities and individuals with the SEC on October 5, 2020. The business address of such entities and individuals is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

10)

Includes Class A ordinary shares beneficially owned by certain funds and managed accounts to which Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”), serves as investment manager and Paul Glazer, the Managing Member of Glazer Capital, based solely on the Schedule 13G filed jointly by Glazer Capital and Mr. Glazer, with the SEC on February 16, 2021. Based solely on such Schedule 13G, Glazer Capital’s reported pre-transaction beneficial ownership is 5.7% of the total Class A ordinary shares of Peridot. The business address of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

11)	The information is based on the assumption that 166,983,837 Amalco Shares will be issued and outstanding.
12)	The information is based on the assumption that 142,710,518 Amalco Shares will be issued and outstanding.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Peridot

Price Range of Peridot Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the Units, Class A Shares and Peridot warrants as reported by NYSE. Prior to September 23, 2020, there was no established public trading market for Peridot’s securities.

	Units		Peridot Class A Shares		Peridot’s Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
Third Quarter (from September 23, 2020)	$10.05	$9.94	—	—	—	—
Fourth Quarter(1)	$11.50	$9.90	$10.88	$9.60	2.07	0.66
2021
First Quarter	$17.98	$11.15	$15.74	$10.20	$4.67	$1.67
Second Quarter (through May 27, 2021)	$11.91	$10.80	$10.99	$9.99	$2.14	$1.50

(1)

The Fourth Quarter 2020 reflects the high and low trade prices of Peridot’s Class A Shares and Peridot’s warrants beginning as of November 16, 2020, the first day that the Class A Shares and warrants underlying the units began trading separately.

Dividends

Peridot has not paid any cash dividends on the Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Li-Cycle

Price Range of Li-Cycle Securities

Historical market price information regarding Li-Cycle is not provided because Li-Cycle is a privately held company and there is no public market for Li-Cycle’s shares.

Dividends

Li-Cycle has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

ADDITIONAL INFORMATION

Submission of Future Shareholder Proposals

If the Business Combination is consummated and Amalco holds a 2021 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual general meeting is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for Amalco’s 2021 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.

Peridot’s board of directors is aware of no other matter that may be brought before the extraordinary general meeting. Peridot does not expect to hold a 2021 annual meeting of shareholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Peridot does not consummate a business combination by September 28, 2022, Peridot is required to begin the dissolution process provided for in its Articles, as amended. Peridot will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Other Shareholder Communications

Shareholders and interested parties may communicate with Peridot’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Peridot Acquisition Corp., 2229 San Felipe Street, Suite 1450, Houston, TX 77019. Following the Business Combination, such communications should be sent in care of Li-Cycle Holdings Corp., 2351 Royal Windsor Dr. Unit 10, Mississauga, ON L5J 4S7. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the Amalco Shares to be issued in connection with the Business Combination and the material U.S. federal income tax consequences of the Business Combination will be passed upon by Freshfields Bruckhaus Deringer LLP.

Experts

The financial statement of Li-Cycle Holdings Corp. appearing in this prospectus have been audited by Deloitte LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Li-Cycle Corp. for the years ended October 31, 2020, October 31, 2019 and October 31, 2018, appearing in this prospectus have been audited by Deloitte LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Deloitte LLP, Chartered Professional Accountants, are located at 8 Adelaide Street West, Suite 200, Toronto, Ontario, Canada M5H 0A9.

Deloitte LLP has complied with the independence standards of the Chartered Professional Accountants of Ontario for the years ended October 31, 2020, October 31, 2019 and October 31, 2018. During 2020 but prior to the engagement of Deloitte LLP as the Company’s independent registered public accounting firm under the standards of the PCAOB, Deloitte LLP had provided legal services to Li-Cycle Corp. which consisted of drafting two intercompany agreements. One service was provided from November 2019 to January 2020 and the other in July 2020, and the total fees collected were approximately C$14 thousand. These services were considered permissible under Canadian private company independence standards but were impermissible under the auditor independence rules of the SEC and the PCAOB.

With respect to these services, the agreements did not impact Li-Cycle Corp.’s accounting records or result in the preparation or origination of source data underlying the financial statements and were not subject to Deloitte LLP’s audit of the Company’s financial statements. Furthermore, none of the individuals who provided the legal services were members of the audit team, management of Li-Cycle Corp. oversaw and provided ultimate approval of these services and the fees were immaterial to Li-Cycle Corp. and Deloitte LLP.

After careful consideration of the facts and circumstances and the applicable independence rules, Deloitte LLP has concluded that (i) the aforementioned matters do not impair Deloitte LLP’s ability to exercise objective and impartial judgment in connection with its audits of the consolidated financial statements of Li-Cycle Corp. and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that Deloitte LLP has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of the consolidated financial statements of Li-Cycle Corp. After considering these matters, the Company’s management and Board of Directors concur with Deloitte LLP’s conclusions.

The financial statements of Peridot Acquisition Corp. as of December 31, 2020 and for the period from July 31, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, Peridot and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Peridot will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Shareholders may notify Peridot of their requests by calling or writing Peridot at its principal executive offices at (713) 322-7310 and 2229 San Felipe Street, Suite 1450, Houston, TX 77019.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the Peridot Shares and the warrant agent for Peridot’s warrants is Continental Stock Transfer & Trust Company. Peridot has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. Continental Stock Transfer & Trust Company is expected to serve as transfer agent for the Amalco Shares and as the warrant agent for the Amalco Warrants.

WHERE YOU CAN FIND MORE INFORMATION

Peridot files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Peridot at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Peridot Acquisition Corp.

2229 San Felipe Street, Suite 1450

Houston, TX 77019

Telephone: (713) 322-7310

Attention: Alan Levande, Chief Executive Officer

If you are a shareholder and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from us, Peridot will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Peridot has been supplied by Peridot, and all such information relating to Li-Cycle has been supplied by Li-Cycle. Information provided by either Peridot or Li-Cycle does not constitute any representation, estimate or projection of the other.

This document is a proxy statement of Peridot for the extraordinary general meeting. Peridot has not authorized anyone to give any information or make any representation about the Business Combination, Peridot or Li-Cycle that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

I. Index to Audited Financial Statements of Peridot Acquisition Corp. as of December 31, 2020 and for the period from July 31, 2020 (Inception) through December 31, 2020	Page
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet	F-3
Statement of Operations	F-4
Statement of Changes in Shareholders’ Equity	F-5
Statement of Cash Flows	F-6
Notes to Financial Statements	F-7

II. Index to Unaudited Financial Statements of Peridot Acquisition Corp. as of and for the Three Months Ended March 31, 2021
Condensed Balance Sheets March 31, 2021 (Unaudited)	F-25
Condensed Statement of Operations for the Three Months Ended March 31, 2021 (Unaudited)	F-26
Condensed Statement of Changes in Shareholders’ Equity for the Three Months Ended March 31, 2021 (Unaudited)	F-27
Condensed Statement of Cash Flows for the Three Months Ended March 31, 2021 (Unaudited)	F-28
Notes to Unaudited Condensed Financial Statements March 31, 2021	F-29

III. Index to Audited Financial Statements of Li-Cycle Corp. as of and for the years ended October 31, 2020 and October 31, 2019	Page
Report of Independent Registered Public Accounting Firm	F-45
Consolidated Statements of Financial Position	F-46
Consolidated Statements of Loss and Comprehensive Loss	F-47
Consolidated Statements of Changes in Equity	F-48
Consolidated Statements of Cash Flows	F-49
Notes to the Consolidated Financial Statements	F-50

IV. Index to Unaudited Condensed Consolidated Interim Financial Statements of Li-Cycle Corp. as of and for the Three Months Ended January 31, 2021 and 2020
Condensed consolidated interim statements of financial position	F-82
Condensed consolidated interim statements of loss and comprehensive loss	F-83
Condensed consolidated interim statements of changes in equity	F-84
Condensed consolidated interim statements of cash flows	F-85
Notes to the condensed consolidated interim financial statements	F-86

V. Index to Audited Financial Statements of Li-Cycle Holdings Corp. as of February 12, 2021
Report of Registered Independent Public Accounting Firm	F-97
Statement of Financial Position	F-98
Notes to the Financial Statements	F-99

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Peridot Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Peridot Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 31, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 31, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 7, 2021

PERIDOT ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020 (AS RESTATED)

ASSETS
Current assets
Cash	$971,607
Prepaid expenses	381,749

Total Current Assets	1,353,356
Cash and marketable securities held in Trust Account	300,074,392

TOTAL ASSETS	$301,427,748

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$355,888

Total Current Liabilities	355,888

Warrant liability	40,940,000
Deferred underwriting fee payable	10,500,000

Total Liabilities	51,795,888

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 24,463,185 shares at $10.00 per share	244,631,850
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 5,536,815 shares issued and outstanding (excluding 24,463,185 shares subject to possible redemption)	554
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 7,500,000 shares issued and outstanding	750
Additional paid-in capital	28,619,118
Accumulated deficit	(23,620,412)

Total Shareholders’ Equity	5,000,010

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$301,427,748

The accompanying notes are an integral part of these financial statements.

PERIDOT ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (AS RESTATED)

Formation and operational costs	$460,977

Loss from operations	(460,977)
Other income (expense):
Interest earned - bank	20
Interest earned on marketable securities held in Trust Account	74,392
Change in fair value of warrant liability	(22,540,000)
Offering costs allocated to warrant liability	(693,847)

Net Loss	$(23,620,412)

Weighted average shares outstanding of Class A redeemable ordinary shares	30,000,000

Basic and diluted net income per share, Class A	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,500,000

Basic and diluted net loss per share, Class B	$(3.16)

The accompanying notes are an integral part of these financial statements.

PERIDOT ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (AS RESTATED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — July 31, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of 30,000,000 Units, net of underwriting discounts, offering costs and fair value of warrant liability	30,000,000	3,000	—	—	271,624,272	—	271,627,272
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,600,000	—	1,600,000
Forfeiture of Founder Shares	—	—	(1,125,000)	(113)	113	—	—
Ordinary shares subject to possible redemption	(24,463,185)	(2,446)	—	—	(244,629,404)	—	(244,631,850)
Net loss	—	—	—	—	—	(23,620,412)	(23,620,412)

Balance — December 31, 2020	5,536,815	$554	7,500,000	$750	$28,619,118	$(23,620,412)	$5,000,010

The accompanying notes are an integral part of these financial statements.

PERIDOT ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (AS RESTATED)

Cash Flows from Operating Activities:
Net loss	$(23,620,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor	5,000
Interest earned on marketable securities held in Trust Account	(74,392)
Change in fair value of warrant liability	22,540,000
Offering costs allocable to warrant liability	693,847
Changes in operating assets and liabilities:
Prepaid expenses	(381,749)
Accrued expenses	355,888

Net cash used in operating activities	(481,818)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(300,000,000)

Net cash used in investing activities	(300,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	294,000,000
Proceeds from sale of Private Placement Warrants	8,000,000
Proceeds from promissory note – related party	67,081
Repayment of promissory note – related party	(119,331)
Payments of offering costs	(494,325)

Net cash provided by financing activities	301,453,425

Net Change in Cash	971,607
Cash – Beginning	—

Cash – Ending	$971,607

Non-Cash Investing and Financing Activities:
Offering costs paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	$20,000

Initial classification of ordinary shares subject to possible redemption	$267,553,420

Change in value of ordinary shares subject to possible redemption	$(22,921,570)

Initial classification of warrant liability	$18,400,000

Deferred underwriting fee payable	$10,500,000

Payment of offering costs through promissory note – related party	$52,250

The accompanying notes are an integral part of these financial statements.

PERIDOT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Peridot Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 31, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on environmentally sound infrastructure and technologies that mitigate greenhouse gas (GHG) emissions and/or enhance resilience to climate change. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 31, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 23, 2020. On September 28, 2020 the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Peridot Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 5.

Transaction costs amounted to $17,066,575, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees and $566,575 of other offering costs; of this amount, $693,847 was expensed as of the date of the initial public offering and $16,372,728 was charged to shareholders’ equity. At December 31, 2020, cash of $971,607 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Initial Public Offering on September 28, 2020, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business

F-8

Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until September 28, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent

F-9

registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.0 million in its operating bank accounts and working capital of approximately $1.0 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover certain offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 6), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid on September 28, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will fund, and have the means to provide the Company Working Capital Loans (see Note 6). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40- 15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the

F-10

Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

The following table reflects the Company’s balance sheet, statement of operations, and statement of cash flows as of and for the periods indicated below.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of September 28, 2020 (audited)
Warrant Liability	$—	$18,400,000	$18,400,000
Class A Ordinary Shares Subject to Possible Redemption	285,953,420	(18,400,000)	267,553,420
Class A Ordinary Shares	140	184	324
Additional Paid-in Capital	5,004,002	693,663	5,697,665
Accumulated Deficit	(5,000)	(693,847)	(698,847)
Balance sheet as of September 30, 2020 (unaudited)
Warrant Liability	$—	$18,860,000	$18,860,000
Class A Ordinary Shares Subject to Possible Redemption	285,947,270	(18,860,000)	267,087,270
Class A Ordinary Shares	141	188	329
Additional Paid-in Capital	5,010,151	1,153,659	6,163,810
Accumulated Deficit	(11,151)	(1,153,847)	(1,164,998)
Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$40,940,000	$40,940,000
Class A Ordinary Shares Subject to Possible Redemption	285,571,850	(40,940,000)	244,631,850
Class A Ordinary Shares	144	410	554
Additional Paid-in Capital	5,385,681	23,233,437	28,619,118
Accumulated Deficit	(386,565)	(23,233,847)	(23,620,412)
Statement of Operations from July 31, 2020 (inception) to September 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(460,000)	$(460,000)
Net loss	(11,151)	(1,153,847)	(1,164,998)
Weighted average shares outstanding of Class A redeemable ordinary shares	30,000,000	—	30,000,000
Basic and diluted net loss per share, Class A	(0.00)	—	(0.00)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,500,000	—	7,500,000
Basic and diluted net loss per share, Class B	(0.00)	(0.16)	(0.16)
Statement of Operations from July 31, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$22,540,000	$(22,540,000)

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	As Previously Reported	Adjustments	As Restated
Net loss	(386,565)	(23,233,847)	(23,620,412)
Weighted average shares outstanding of Class A redeemable ordinary shares	30,000,000	—	30,000,000
Basic and diluted net earnings per share, Class A	0.00	—	0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,500,000	—	7,500,000
Basic and diluted net loss per share, Class B	(0.06)	(3.10)	(3.16)
Cash Flow Statement for the Period from July 31, 2020 (inception) to September 30, 2020 (unaudited)
Net income (loss)	$(11,151)	$(1,153,847)	$(1,164,998)
Change in fair value of warrant liability	—	(460,000)	(460,000)
Offering costs allocated to warrant liability	—	693,847	693,847
Initial classification of warrant liability	—	18,400,000	18,400,000
Initial classification of common stock subject to possible redemption	285,953,420	(18,400,000)	267,553,420
Change in value of common stock subject to possible redemption	(6,150)	(460,000)	(466,150)
Cash Flow Statement for the Period from July 31, 2020 (inception) to December 31, 2020 (audited)
Net income (loss)	(386,565)	(23,233,847)	(23,620,412)
Change in fair value of warrant liability	—	22,540,000	22,540,000
Offering costs allocated to warrant liability	—	693,847	693,847
Initial classification of warrant liability	—	18,400,000	18,400,000
Initial classification of common stock subject to possible redemption	285,953,420	(18,400,000)	267,553,420
Change in value of common stock subject to possible redemption	(381,570)	(22,540,000)	(22,921,570)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.

Cash and Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares (if any) that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

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Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $16,372,728 were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants issued in the IPO has been estimated using a Monte Carlo simulation methodology as of the date of the IPO and such warrants’ quoted market price as of December 31, 2020 (see Note 10).

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the

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warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 23,000,000 shares of Class A ordinary shares in the aggregate.

The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from July 31, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$74,412

Net Earnings	$74,412

Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	30,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	0.00

Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(23,620,412)
Redeemable Net Earnings	$(74,412)

Non-Redeemable Net Loss	$(23,694,824)

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	7,500,000
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(3.16)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s ordinary shareholders.

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Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

NOTE 4 — PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,000,000. The over-allotment option expired in November 2020. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended August 11, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 1,125,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On November 7, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 1,125,000 shares. Accordingly, as of November 7, 2020, there are 7,500,000 Founder Shares issued and outstanding.

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The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note – Related Party

On August 11, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $119,331 was repaid at the closing of the Initial Public Offering on September 28, 2020.

Administrative Support Agreement

On September 23, 2020, the Company entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

For the period from July 31, 2020 (inception) through December 31, 2020, the Company incurred $30,000 in fees for these services, of which is included in accrued expenses in the accompanying balance sheet as of December 31, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7 — COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-17

Registration and Shareholder Rights

Pursuant to a registration and shareholder rights agreement entered into on September 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The over-allotment option expired in November 2020.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8 — SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 300,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,536,815 Class A ordinary shares issued and outstanding, excluding 24,463,185 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 30,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of December 31, 2020, there were 7,500,000 Class B ordinary shares outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable

F-18

upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 9 — WARRANT LIABILITY

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

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•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the

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Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

F-21

At December 31, 2020, assets held in the Trust Account were comprised of $184 in cash and $300,074,208 in U.S. Treasury securities at amortized cost. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
Assets:
U.S. Treasuries held in Trust Account	Mature on 04/01/2021	1	$300,074,208	$15,764	$300,089,972
Liabilities:
Public Warrants		1			$26,700,000
Private Placement Warrants		2			$14,240,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on September 28, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Input	September 28, 2020 (Initial Measurement)
Risk-free interest rate	0.4%
Expected term to business combination (years)	1
Expected volatility	15.0%
Exercise price	$11.50
Fair value of Units	$9.95

On September 28, 2020, the Private Placement Warrants and Public Warrants were determined to be $0.80 per warrant for aggregate values of $6.4 million and $12.0 million, respectively.

F-22

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. As such, the Private Placement Warrants are classified as Level 2.

As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $14.2 million and $26.7 million, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair value	$—		$—		$—
Initial measurement on September 28, 2020	6,400,000	3	12,000,000	3	18,400,000
Fair Value as of September 30, 2020	6,560,000	3	12,300,000	3	18,860,000
Change in valuation inputs or other assumptions	7,680,000		14,400,000		22,080,000
Fair value as of December 31, 2020	$14,240,000	2	$26,700,000	1	$40,940,000

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $18,400,000 during the period from September 28, 2020 through December 31, 2020.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 15, 2021, the Company entered into a Business Combination Agreement (the “Agreement”), with Li-Cycle Corp., a corporation existing under the laws of the Province of Ontario, Canada (“Li-Cycle”), and Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario, Canada and a wholly owned subsidiary of Li-Cycle (“Newco”). The Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of each of Peridot and Li-Cycle.

The Agreement contemplates that the business combination among Peridot, Li-Cycle and Newco will be completed through the following series of transactions:

•	Peridot will continue as a corporation existing under the laws of the Province of Ontario (the “Continuance” and Peridot as so continued, “Peridot Ontario”), and in connection therewith,

F-23

(x) the Class A ordinary shares, par value $0.0001 per share, of Peridot (the “Class A Shares”), the Class B ordinary shares, par value $0.0001 per share, of Peridot (the “Class B Shares”), and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), of Class B common shares of Peridot Ontario, as described below under “Sponsor Letter Agreement”, the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis;

•

Peridot Ontario and Newco will amalgamate (the “Amalgamation” and Peridot Ontario and Newco as so amalgamated, “Amalco”), and in connection therewith, the Class A common shares and warrants to purchase Class A common shares will convert into an equivalent number of common shares of Amalco (the “Amalco Shares”) and warrants to purchase an equivalent number of Amalco Shares; and

•

following the Amalgamation, the preferred shares of Li-Cycle will convert into common shares of Li-Cycle and, on the terms and subject to the conditions set forth in a Plan of Arrangement, Amalco will acquire all of the issued and outstanding common shares of Li-Cycle from Li-Cycle’s shareholders in exchange for Amalco Shares having an aggregate equity value of $975 million assuming a $10 per share equity value (the “Share Exchange”).

Concurrently with the execution of the Agreement, Peridot and Newco entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Newco (as the predecessor to Amalco) agreed to issue and sell to such PIPE Investors, immediately prior to Closing, an aggregate of 31,500,000 Amalco Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000 (the “PIPE Financing”).

The Agreement contains representations and warranties of each of the parties thereto that are customary for transactions of this type, including with respect to the operations of Peridot, Li-Cycle and Newco. In addition, the Agreement contains customary pre-closing covenants, including the obligation of Li-Cycle to conduct its business in the ordinary course consistent with past practice and to refrain from taking specified actions, subject to certain exceptions.

F-24

PERIDOT ACQUISITION CORP.

CONDENSED BALANCE SHEET

MARCH 31, 2021

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$61,330	$971,607
Prepaid expenses	381,867	381,749

Total current assets	443,197	1,353,356
Cash held in Trust Account	300,146,384	300,074,392

TOTAL ASSETS	$300,589,581	$301,427,748

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$3,716,381	$355,888

Total current liabilities	3,716,381	355,888

Warrant liability	38,640,000	40,940,000
Deferred underwriting fee payable	10,500,000	10,500,000

Total Liabilities	52,856,381	51,795,888

Commitments and Contingencies
Class A ordinary shares subject to possible redemption 24,273,319 and 24,463,185 shares at redemption value as of March 31, 2021 and December 31, 2020, respectively	242,733,190	244,631,850
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 5,726,681 and 5,536,815 shares issued and outstanding (excluding 24,273,319 and 24,463,185 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively.	573	554
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 7,500,000 shares issued and outstanding	750	750
Additional paid-in capital	30,517,759	28,619,118
Accumulated deficit	(25,519,072)	(23,620,412)

Total Shareholders’ Equity	5,000,010	5,000,010

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$300,589,581	$301,427,748

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERIDOT ACQUISITION CORP.

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Operational costs	4,270,674

Loss from operations	(4,270,674)
Other income:
Interest earned on marketable securities held in Trust Account	71,992
Interest income — bank	22
Change in fair value of warrant liability	2,300,000

Net loss	$(1,898,660)

Weighted average shares outstanding of Class A redeemable ordinary shares	30,000,000

Basic and diluted income per share, Class A redeemable ordinary shares	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,500,000

Basic and diluted net loss per share, Class B non-redeemable ordinary shares	$(0.26)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERIDOT ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance — January 1, 2021	5,536,815	554	7,500,000	750	28,619,118	(23,620,412)	5,000,010
Change in value of Class A ordinary shares subject to possible redemption	189,866	19	—	—	1,898,641	—	1,898,660
Net loss	—	—	—	—	—	(1,898,660)	(1,898,660)

Balance — March 31, 2021	5,726,681	573	7,500,000	750	30,517,759	(25,519,072)	5,000,010

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERIDOT ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(1,898,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	(2,300,000)
Interest earned on marketable securities held in Trust Account	(71,992)
Changes in operating assets and liabilities:
Prepaid expenses	(118)
Accrued expenses	3,360,493

Net cash used in operating activities	(910,277)

Net Decrease in Cash	(910,277)
Cash — Beginning of period	971,607

Cash — End of period	$61,330

Non-Cash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(1,898,660)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Note 1 — Description of Organization and Business Operations

Peridot Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 31, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on environmentally sound infrastructure and technologies that mitigate greenhouse gas (GHG) emissions and/or enhance resilience to climate change. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from July 31, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 23, 2020. On September 28, 2020 the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Peridot Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 4.

Transaction costs amounted to $17,066,575, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees and $566,575 of other offering costs; of this amount, $693,847 was expensed as of the date of the Initial Public Offering and $16,372,728 was charged to shareholders’ equity. At March 31, 2021, cash of $61,330 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Initial Public Offering on September 28, 2020, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until September 28, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $61 thousand in its operating bank accounts and negative working capital of approximately $3.3 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover certain offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid on September 28, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will fund, and have the means to provide the Company Working Capital Loans (see Note 5). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on May 7, 2020. The interim results for the period from January 1, 2021 through March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 and December 31, 2020.

Cash and Marketable Securities held in Trust Account

At March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares (if any) that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants issued in the Initial Public Offering has been estimated using a Monte Carlo simulation methodology as of the date of the Initial Public Offering and such warrants’ quoted market price as of March 31, 2021 and December 31, 2020 (see Note 9).

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 23,000,000 shares of Class A ordinary shares in the aggregate.

The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

Three Months Ended March 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest income	$72,014

Net Income allocable to shares subject to redemption	$72,014
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	30,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net loss	$(1,898,660)
Redeemable Net Earnings	(72,014)

Non-Redeemable Net Loss	$(1,970,674)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	7,500,000
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.26)

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s condensed balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s condensed financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,000,000. The over-allotment option expired in November 2020. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

During the period ended August 11, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 1,125,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On November 7, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 1,125,000 shares. Accordingly, as of November 7, 2020, there are 7,500,000 Founder Shares issued and outstanding.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note – Related Party

On August 11, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $119,331 was repaid at the closing of the Initial Public Offering on September 28, 2020.

Administrative Support Agreement

On September 23, 2020, the Company entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2020, the Company incurred and accrued $30,000 in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

Note 6 — Commitments

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Registration and Shareholder Rights

Pursuant to a registration and shareholder rights agreement entered into on September 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The over-allotment option expired in November 2020.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Shareholders’ Equity

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 5,726,681 and 5,536,815 Class A ordinary shares issued and outstanding, excluding 24,273,319 and 24,463,185 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of March 31, 2021, there were 7,500,000 Class B ordinary shares outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 8 — Warrant Liability

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At March 31, 2021, assets held in the Trust Account were comprised of $184 in cash and $300,146,200 in U.S. Treasury securities at amortized cost. At December 31, 2020, assets held in the Trust Account were comprised of $184 in cash and $300,074,208 in U.S. Treasury securities at amortized cost. Through March 31, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
Assets:
March 31, 2021	U.S. Treasury Securities (Mature on 4/1/2021)	1	$300,146,200	$800	$300,147,000
December 31, 2020	U.S. Treasury Securities (Mature on 4/1/2021)	1	$300,074,208	$15,764	$300,089,972

Liabilities:
March 31, 2021	Warrant Liability — Public Warrants	1			$25,200,000
March 31, 2021	Warrant Liability — Private Placement Warrants	2			$13,440,000
December 31, 2020	Warrant Liability — Public Warrants	1			$26,700,000
December 31, 2020	Warrant Liability — Private Placement Warrants	2			$14,240,000

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Warrants are measured at fair value on a recurring basis. The measurement of the Public Warrants as of March 31, 2021 and December 31, 2020 are classified as Level 1 due to the use of an observable market quote in an active market. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. As such, the Private Placement Warrants are classified as Level 2.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$14,240,000	$26,700,000	$40,940,000
Change in valuation inputs or other assumptions	(800,000)	(1,500,000)	(2,300,000)
Fair value as of March 31, 2021	$13,440,000	$25,200,000	$38,640,000

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three months ended March 31, 2021.

Note 10 — Proposed Business Combination

On February 15, 2021, the Company entered into a Business Combination Agreement (the “Agreement”), with Li-Cycle Corp., a corporation existing under the laws of the Province of Ontario, Canada (“Li-Cycle”), and Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario, Canada and a wholly owned subsidiary of Li-Cycle (“Newco”). The Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of each of Peridot and Li-Cycle.

The Agreement contemplates that the business combination among Peridot, Li-Cycle and Newco will be completed through the following series of transactions:

•

Peridot will continue as a corporation existing under the laws of the Province of Ontario (the “Continuance” and Peridot as so continued, “Peridot Ontario”), and in connection therewith, (x) the Class A ordinary shares, par value $0.0001 per share, of Peridot (the “Class A Shares”), the Class B ordinary shares, par value $0.0001 per share, of Peridot (the “Class B Shares”), and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), of Class B common shares of Peridot Ontario, as described below under “Sponsor Letter Agreement”, the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis;

•

Peridot Ontario and Newco will amalgamate (the “Amalgamation” and Peridot Ontario and Newco as so amalgamated, “Amalco”), and in connection therewith, the Class A common shares and warrants to purchase Class A common shares will convert into an equivalent number of common shares of Amalco (the “Amalco Shares”) and warrants to purchase an equivalent number of Amalco Shares; and

•

following the Amalgamation, the preferred shares of Li-Cycle will convert into common shares of Li-Cycle and, on the terms and subject to the conditions set forth in a Plan of Arrangement, Amalco will acquire all of the issued and outstanding common shares of Li-Cycle from Li-Cycle’s shareholders in exchange for Amalco Shares having an aggregate equity value of $975 million assuming a $10 per share equity value (the “Share Exchange”).

Concurrently with the execution of the Agreement, Peridot and Newco entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Investors agreed to subscribe for and purchase, and Newco (as the predecessor to Amalco) agreed to issue and sell to such PIPE Investors, immediately prior to Closing, an aggregate of 31,500,000 Amalco Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000 (the “PIPE Financing”).

The Agreement contains representations and warranties of each of the parties thereto that are customary for transactions of this type, including with respect to the operations of Peridot, Li-Cycle and Newco. In addition, the Agreement contains customary pre-closing covenants, including the obligation of Li-Cycle to conduct its business in the ordinary course consistent with past practice and to refrain from taking specified actions, subject to certain exceptions.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Li-Cycle Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Li-Cycle Corp. and subsidiaries (the “Company”) as of October 31, 2020 and 2019, the related consolidated statements of loss and comprehensive loss, changes in equity, and cash flows, for each of the three years in the period ended October 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2020 and 2019, and its financial performance and its cash flows for each of the three years in the period ended October 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principles

As discussed in Note 3 to the financial statements, effective November 1, 2019, the Company adopted IFRS 16 – Leases using the cumulative catch-up approach.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 7, 2021

We have served as the Company’s auditor since 2019.

Li-Cycle Corp.

Consolidated statements of financial position

As at October 31, 2020 and 2019

(Expressed in U.S. dollars)

		2020	2019
	Notes	$	$
Assets
Current assets
Cash		663,557	3,783,449
Accounts receivable	4	890,229	822,679
Prepayments and deposits		963,951	330,127
Inventory	5	179,994	46,556

		2,697,731	4,982,811

Non-current assets
Plant and equipment	6	5,602,580	1,060,792
Right of use assets	11	3,859,088	—

		9,461,668	1,060,792

		12,159,399	6,043,603

Liabilities
Current liabilities
Accounts payable and accrued liabilities	14	4,364,372	1,148,986
Restricted share units	9	171,849	—
Lease liabilities	12	591,355	—
Loans payable	8	1,468,668	87,381
Deferred government funding	18	—	1,067,318

		6,596,244	2,303,685

Non-current liabilities
Lease liabilities	12	3,021,815	—
Loan payable	8	779,210	—
Restoration provisions	13	321,400	—
Convertible debt	8	—	384,207
Conversion feature of convertible debt	8	—	94,985

		4,122,425	479,192

		10,718,669	2,782,877

Shareholders’ equity
Share capital	9	15,441,600	8,467,810
Contributed surplus	9	824,683	123,781
Accumulated deficit		(14,528,941)	(5,252,979)
Accumulated other comprehensive loss		(296,612)	(77,886)

		1,440,730	3,260,726

		12,159,399	6,043,603

The accompanying notes are an integral part of the consolidated financial statements.

Li-Cycle Corp.

Consolidated statements of loss and comprehensive loss

Years ended October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

		2020	2019	2018
	Notes	$	$	$
Revenue
Product sales		554,914	—	—
Recycling services		237,340	48,160	5,746

		792,254	48,160	5,746
Expenses
Professional fees		2,962,261	546,647	76,650
Employee salaries and benefits, net	18	2,819,195	607,820	201,991
Depreciation		1,095,250	183,862	—
Research and development, net	18	776,668	2,111,658	397,070
Raw materials and supplies		577,859	—	—
Plant facilities		390,687	—	—
Marketing		365,820	65,840	34,400
Share-based compensation	9	332,634	97,258	26,523
Office and administrative		316,401	355,361	93,509
Travel and entertainment		160,332	137,943	50,702
Freight and shipping		137,010	5,785	—

		9,934,117	4,112,174	880,845

Loss from operations		(9,141,863)	(4,064,014)	(875,099)

Other (income) expense
Interest expense		529,700	60,329	39,226
Interest income		(34,403)	(23,561)	(5,461)
Fair value loss on restricted share units		84,454	—	—
Foreign exchange gain		(445,652)	—	—

		134,099	36,768	33,769

Net loss		(9,275,962)	(4,100,782)	(908,869)

Other comprehensive income (loss)
Foreign currency translation adjustment		(218,726)	(37,182)	125,819

Comprehensive loss		(9,494,688)	(4,137,964)	(783,050)

Loss per common share - basic and diluted	16	(4.48)	(2.28)	(0.53)

The accompanying notes are an integral part of the consolidated financial statements.

Li-Cycle Corp.

Consolidated statements of changes in equity

Years ended October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

		Number of common shares	Share capital Amounts	Contributed surplus	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
	Notes		$	$	$	$	$
Balance, October 31, 2017		1,586,038	442,814	—	(243,328)	(166,523)	32,963
Share-based compensation		—	—	26,523	—	—	26,523
Shares issued for cash		188,604	2,645,136	—	—	—	2,645,136
Share issue costs		—	(118,759)	—	—	—	(118,759)
Comprehensive income (loss)		—	—	—	(908,869)	125,819	(783,050)

Balance, October 31, 2018		1,774,642	2,969,191	26,523	(1,152,197)	(40,704)	1,802,813
Share-based compensation		—	—	97,258	—	—	97,258
Shares issued for cash		132,893	5,379,860	—	—	—	5,379,860
Shares issued for non-cash costs		8,468	118,759	—	—	—	118,759
Comprehensive loss		—	—	—	(4,101,782)	(37,182)	(4,137,964)

Balance, October 31, 2019		1,916,003	8,467,810	123,781	(5,252,979)	(77,886)	3,260,726
Share-based compensation	9	—	—	245,847	—	—	245,847
Shares issued for cash	9	159,294	6,481,381	—	—	—	6,481,381
Conversion of convertible debt	9	13,436	492,409	—	—	—	492,409
Share-based professional fees		—	—	455,055	—	—	455,055
Comprehensive loss		—	—	—	(9,275,962)	(218,726)	(9,494,688)

Balance, October 31, 2020		2,088,733	15,441,600	824,683	(14,528,941)	(296,612)	1,440,730

The accompanying notes are an integral part of the consolidated financial statements.

Li-Cycle Corp.

Consolidated statements of cash flows

Years ended October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

		2020	2019	2018
	Notes	$	$	$

Operating activities
Net loss for the year		(9,275,962)	(4,100,782)	(908,869)
Items not affecting cash
Share-based compensation	9	332,634	97,258	26,523
Depreciation		1,095,250	183,862	—
Amortization of government grants	18	(2,226,910)	(640,350)	(77,215)
Loss on disposal of assets		106,946	—	—
FX (gain) loss on translation		(390,901)	(33,845)	5,032
Share-based professional fees	7	455,055	—	—
Fair value loss on restricted share units		84,454	—	—
Interest and accretion on convertible debt	8	9,931	60,337	39,211

		(9,809,503)	(4,433,520)	(915,318)
Changes in non-cash working capital items
Accounts receivable		(67,550)	(496,545)	(262,276)
Prepayments and deposits		(633,824)	(215,537)	(114,538)
Inventory		(133,438)	(46,556)	—
Accounts payable and accrued liabilities		3,215,386	624,090	606,150

		(7,428,929)	(4,568,068)	(685,982)

Investing activity
Purchases of plant and equipment	6	(5,107,663)	(998,069)	(244,276)

Financing activities	20
Proceeds from share issuance, net of share issue costs	9	6,481,381	5,379,860	2,645,136
Proceeds from loans payable	8	2,153,110	86,572	—
Proceeds from government grants		1,182,599	1,697,794	77,215
Proceeds from convertible debt		—	—	388,455
Repayment of lease liabilities		(387,508)	—	—
Repayment of loans payable	8	(12,881)	—	—

		9,416,701	7,164,226	3,110,806

Net change in cash		(3,119,891)	1,598,089	2,180,548
Cash, beginning of year		3,783,449	2,185,360	4,812

Cash, end of year		663,557	3,783,449	2,185,360

Non-cash financing activities
Shares issued for non-cash costs		492,409	118,759	—

The accompanying notes are an integral part of the consolidated financial statements.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

1.	Nature of operations and going concern

(i)

Li-Cycle Corp. (“Li-Cycle” or the “Company”) was incorporated under the laws of Ontario on November 18, 2016. The Company’s registered address is 2351 Royal Windsor Drive, Unit 10, Mississauga, ON L5J 4S7 Canada.

Li-Cycle’s core business model is to build, own and operate recycling plants tailored to regional needs. Li-Cycle Technology™ is an environment friendly and scalable solution that addresses the growing global lithium-ion battery recycling challenge.

Li-Cycle Technology™ is an economically viable lithium-ion resource recovery solution, enabling commercialization and supporting the global transition toward electrification.

On March 28, 2019, the Company incorporated a 100% owned subsidiary in Delaware, U.S., by the name of Li-Cycle Inc., under the “General Corporation Law of the State of Delaware”.

On September 2, 2020, the Company incorporated a 100% owned subsidiary in Delaware, U.S., by the name of Li-Cycle North America Hub, Inc., under the “General Corporation Law of the State of Delaware”.

(ii)	Going concern

These consolidated financial statements have been prepared by management on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. For the year-ended October 31, 2020, the Company had not achieved a level of revenue from its operations to be profitable and incurred a loss of $9.3 million (loss of $4.1 million in 2019). Cash used in operations for the year-ended October 31, 2020 was $7.4 million (used in operations was $4.6 million in 2019).

In order to continue its long-term operations, the Company must achieve profitable operations and continue to obtain additional equity or debt financing. Until the Company achieves profitability, management plans to fund its operations and capital expenditures through borrowings and issuance of capital stock. Until the Company generates revenue at a level to support its cost structure, the Company expects to continue to incur substantial operating losses and net cash outflows.

There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital on acceptable terms, it may be compelled to reduce the scope of its operations and planned capital expenditures or sell certain assets, including intellectual property assets. These conditions call into question the Company’s ability to continue as a going concern.

In response to the uncertainty, the Company has successfully secured additional funding subsequent to year end and continues its efforts to raise additional capital. See Note 21 Subsequent Events for more details. The Company expects that after receiving the funds raised in November 2020, the cash-on-hand (approximately $25 million) would be sufficient to fund its current operations and related capital expenditures for the next 12 months. As a result, after considering all relevant information, including its actions completed to date and its future plans, management has concluded that there are no material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern for a period of 12 months from the date these consolidated financial statements are available to be issued.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

The estimates used by management in reaching this conclusion are based on information available as of the date these financial statements were authorized for issuance and include internally generated cash flow forecasts. Accordingly, actual results could differ from these estimates and resulting variances may be material to management’s assessment.

2.	Significant accounting policies

Effective November 1, 2020, the functional and presentation currency of the Company changed from Canadian dollars to U.S. dollars. For comparative purposes, the consolidated financial statements of the Company have been recast in U.S. dollars.

Financial information for fiscal periods 2018 to 2020 were translated from Canadian dollars into U.S. dollars as if the Company always used U.S. dollars as its presentation currency. In accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates:

(i)	Assets and liabilities were translated at the closing rate at end of each reporting period.

(ii)	Items recognized in the statement of net loss and comprehensive loss were translated at the exchange rate at the time of transaction.

(iii)	Equity items have been translated using the historical rate at the time of transaction.

(iv)	All resulting exchange differences were recognised in other comprehensive income.

The Company’s consolidated financial statements have also been revised to correct a misstatement which was not material to the previously issued consolidated financial statements. This misstatement relates to improper recording of the consulting agreement referred to in Note 7, an equity settled share-based compensation to non-employees, which was classified as a liability instead of equity. As a result of the correction, for the year ended December 31, 2020, $455,055 previously classified as accounts payable and accrued liability on the consolidated statements of financial position has now been classified as contributed surplus under equity and the basic and diluted EPS has been revised from ($4.50) to ($4.48). The consolidated statements of changes in equity, consolidated statements of cash flows and the related disclosures in Note 7 have also been revised accordingly.

(a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) incorporating interpretations issued by the IFRS Interpretations Committee (“IFRICs”).

These consolidated financial statements were approved and authorized for issue by the Board of Directors on May 28, 2021.

(b)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. The Company’s two subsidiaries are entities controlled by the Company. Control exists when the Company has power over an investee, when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. The subsidiaries are included in the consolidated financial results of the Company from the

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

effective date of acquisition up to the effective date of disposition or loss of control. The Company’s principal subsidiaries and their geographic location as at October 31, 2020 was as follows:

Company	Location	Ownership interest
Li-Cycle Inc.	Delaware, U.S.	100%
Li-Cycle North America Hub, Inc.	Delaware, U.S.	100%

Intercompany transactions, balances and unrealized gains/losses on transactions between the Company and its subsidiary are eliminated.

(c)	Basis of preparation

These consolidated financial statements are expressed in U.S. dollars unless otherwise indicated, the Company’s presentation currency, and have been translated for presentation from the Candian dollar functional currency which was prepared on a historical cost basis, except for financial instruments that have been measured at fair value. The accounting policies set out in Note 2 have been applied consistently to all years presented in these consolidated financial statements, unless otherwise stated.

(d)	Cash

Cash consists of cash deposits with financial institutions.

(e)	Inventories

Raw materials and finished goods are valued at the lower of cost and net realizable value. Cost is determined on a weighted average basis. The cost of finished goods includes the cost of raw materials and the applicable share of the cost of labour and fixed and variable production overheads. Net realizable value is the estimated selling price less the estimated cost of completion and the estimated costs necessary to make the sale. Costs of idle plant operations are expensed.

At each reporting period, the Company assesses the net realizable value of inventory taking into account current market prices, current economic trends, sales trends and past experiences.

(f)	Convertible debt instruments

The components of convertible debt instruments issued by the Company are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. The debt element of the instruments is classified as a liability and recorded as the present value of the Company’s obligation to make future interest payments in cash and settle the redemption value of the instrument in cash. The carrying value of the debt element is accreted to the original face value of the instruments, over their life, using the effective interest method. If the conversion option is classified as equity, its value is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. If the conversion option is classified as a liability, it is bifurcated as an embedded derivative unless the issuer elects to apply the fair value option to the convertible debt. The embedded derivative is initially recognized at fair value and classified as derivatives in the statement of financial position. Changes in the fair value of the embedded derivatives are subsequently accounted for directly through the income statement.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

(g)	Loss per share

The Company calculated basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share is based on the weighted average number of common shares, stock options and restricted share units ((“RSUs)”) outstanding at the beginning of or granted during the period, and shares to be issued upon conversion of a convertible instrument, calculated using the treasury stock method. Under this method, the proceeds from the exercise of the options are assumed to be used to repurchase the Company’s shares. The difference between the number of shares assumed purchased and the number of options assumed exercised is added to the actual number of shares outstanding to determine diluted shares outstanding for purposes of calculating diluted earnings per share. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti-dilutive.

(h)	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses net of any reversals of impairment.

Where parts of an item of plant and equipment have different useful lives, they are accounted for as separate items of plant and equipment.

Depreciation is charged to the consolidated statement of loss and comprehensive loss on a straight-line basis over the estimated useful lives of each part of an item of plant and equipment. The estimated useful lives are reviewed each reporting period and any changes are accounted for on a prospective basis. The estimated useful lives are as follows:

Vehicles	5 years
Plant equipment	5 years
Storage containers	10 years
Leasehold improvements	Shorter of term of lease or estimated useful life

Repairs and maintenance costs are expensed as incurred.

(i)	Financial instruments

Recognition

The Company recognizes a financial asset or financial liability on the consolidated statement of financial position when it becomes party to the contractual provisions of the financial instrument. Financial assets are initially measured at fair value and derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset, or when cash flows expire. Financial liabilities are initially measured at fair value and are derecognized when the obligations specified in the contract is discharged, cancelled or expired.

A write-off of a financial asset (or a portion thereof) constitutes a derecognition event. Write-off occurs when the Company has no reasonable expectations of recovering the contractual cash flows on a financial asset.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Classification and measurement

The Company determines the classification of its financial instruments at initial recognition. Financial assets and financial liabilities are classified according to the following measurement categories:

(i)	those to be measured subsequently at fair value, either through profit or loss (“FVTPL”) or through other comprehensive income (“FVTOCI”); and

(ii)	those to be measured subsequently at amortized cost.

The classification and measurement of financial assets after initial recognition at fair value depends on the business model for managing the financial asset and the contractual terms of the cash flows. Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding, are generally measured at amortized cost at each subsequent reporting period. Derivative financial instruments are comprised of the embedded derivative liability representing the conversion option of the convertible debt. The embedded derivative liability is measured at fair value at each reporting date. The embedded derivative liability has been classified as held-for-trading. It is classified as non-current based on the contractual terms specific to the instrument. Gains and losses on re-measurement of the embedded derivative liability are recognized in the consolidated statements of loss and comprehensive loss. All other financial assets are measured at their fair values at each subsequent reporting period, with any changes recorded through profit and loss or through other comprehensive income (which designation is made as an irrevocable election at the time of recognition).

After initial recognition at fair value, financial liabilities are classified and measured at either:

(i)	amortized cost;

(ii)	FVTPL, if the Company has made an irrevocable election at the time of recognition, or when required (for items such as instruments held for trading or derivatives); or,

(iii)	FVTOCI, when the change in fair market value is attributable to changes in the Company’s credit risk.

The classification and measurement basis of the Company’s financial instruments are as follows:

Financial Instrument	Measurement

Cash	Amortized cost
Trade accounts receivables	FVTPL
Other accounts receivables	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Restricted share units	FVTPL
Loans payable	Amortized cost
Lease liabilities	Amortized cost
Convertible debt	Amortized cost
Conversion feature of convertible debt	FVTPL

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Transaction costs that are directly attributable to the acquisition or issuance of a financial asset or financial liability classified as subsequently measured at amortized cost are included in the fair value of the instrument on initial recognition. Transaction costs for financial assets and financial liabilities classified at fair value through profit or loss are expensed in profit or loss.

Impairment

The Company assesses all information available, including on a forward-looking basis the expected credit loss associated with any financial assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. To assess whether there has been a significant increase in credit risk, the Company compares the risk of default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition based on all information available, and reasonable supportive forward-looking information.

(j)	Foreign currencies

The functional currency of the Company is the Canadian dollar. Transactions in currencies other than the Canadian dollar are recorded at the rates of exchange prevailing on the dates of transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date.

(k)	Government assistance and investment tax credits

Government grants

Amounts received or receivable resulting from government assistance programs are recognized when there is reasonable assurance that the amount of government assistance will be received, and all attached conditions will be complied with. When the amount relates to an expense item, it is recognized as a reduction to the related expense. When the amount relates to an asset, it reduces the carrying amount of the asset and is then recognized as income over the useful life of the depreciable asset by way of a reduced depreciation charge. Grants received in advance are recorded as deferred liability and amortized as a reduction to the related expense/carrying amount of asset as and when the related qualifying costs are incurred.

Investment Tax Credits (“ITCs”) receivable are amounts refundable from the Canadian federal and provincial governments under the Scientific Research & Experimental Development incentive program. The amounts claimed under the program represent the amounts submitted by management based on research and development costs paid during the period and include estimates and assumptions made by management in determining the eligible expenditures. ITCs are netted against the related research and development expense when there is reasonable assurance that the Company will realize the ITCs. ITCs are subject to review and approval by tax authorities and, therefore, could be different from the amounts recorded.

(l)	Impairment of long-term non-financial assets

At the end of each reporting period the carrying amounts of the Company’s assets are reviewed to determine whether there is any indication that those assets are impaired. If any such indication

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

(m)	Income taxes

Income tax expense is comprised of current and deferred tax components. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive income, in which case the related tax is recognized in equity or other comprehensive income.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recorded using the asset and liability method. Under this method, the Company calculates all temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the period end date. Deferred tax is calculated based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates that are expected to apply to the year of realization or settlement based on tax rates and laws enacted or substantively enacted at the period end date.

Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences and unused tax losses and tax credits can be utilized. The carrying amount of deferred tax assets is reviewed at each statement of the financial position date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

(n)	Provisions

Provisions represent liabilities of the Company for which the amount or timing is uncertain. A provision is recognized when, as a result of a past event, the Company has a present obligation (legal or constructive) that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Where appropriate, the future cash flow estimates are adjusted to reflect risks specific to the liability. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the statement of financial position date, considering the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

those cash flows. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received, and the amount receivable can be measured reliably.

(o)	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

(p)	Research and development expense

Research costs are expensed as incurred. An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if, all of the following conditions have been demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the intention to complete the intangible asset and use or sell it;

•	the ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

No development costs have been capitalized to date.

(q)	Revenue recognition

The Company’s principal activities generate revenues from the operation of lithium-ion battery recycling plants. The Company uses the following five step approach to revenue recognition:

Step 1: Identify the contract(s) with a customer

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Company recognizes revenue from the following major sources:

•	Services of recycling lithium-ion batteries which includes coordination of logistics and destruction of batteries

•	Sales of products which includes black mass, shredded metal and plastic

Revenue is measured based on the consideration to which the Company expects to be entitled to in a contract with a customer. The Company recognizes revenue when it transfers control of a product or service to a customer. There are no significant financing components associated with the Company’s payment terms.

Service revenue is recognized at a point in time upon completion of the services. Prices for services are separately identifiable within each contract. A receivable is recognized by the Company when the services are completed as this represents the point in time at which the right to consideration becomes unconditional, as only the passage of time is required before payment is due.

For sale of products, revenue is recognized when control of the goods has transferred, being when the goods have been shipped to the customer’s location (delivery). A receivable is recognised by the Company when the goods are delivered to the customer as this represents the point in time at which the right to consideration becomes unconditional, as only the passage of time is required before payment is due. Under the Company’s standard contract terms, customers do not have a right of return. The Company estimates the amount of consideration to which it expects to be entitled to under provisional pricing arrangements. The amount of consideration for products is based on market prices at the date of settlement, weight and assay, subject to customer confirmation. Revenue and the related accounts receivables are measured at fair value at initial recognition and are re-estimated by reference to current market prices at each reporting period end and changes in fair value are recognized as an adjustment to profit and loss and the related accounts receivable.

(r)	Share capital

The Company records proceeds from the issuance of its common shares as equity. Incremental costs directly attributable to the issue of new common shares are shown in equity as a deduction, net of tax, from the proceeds.

(s)	Financing costs

Professional, consulting, regulatory and other costs directly attributable to financing transactions are recorded as deferred financing costs until the financing transactions are completed, if the completion of the transaction is considered likely; otherwise they are expensed as incurred. Share issue costs are charged to share capital when the related shares are issued. Deferred financing costs related to financing transactions that are not completed are charged to earnings.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

(t)	Share-based compensation

The Company accounts for stock options using the fair value-based method of accounting for share-based compensation. Fair values are determined using the Black-Scholes-Merton option pricing model (“BSM”). Management exercises judgment in determining the underlying share price volatility, expected life of the option, expected forfeitures and other parameters of the calculations. Compensation costs are recognized over the vesting period as an increase to share-based compensation expense and contributed surplus. If, and when, stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

The Company accounts for outstanding RSUs by recognizing a liability for the goods or services acquired, measured initially at the fair value of the liability. At each reporting date until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any changes in fair value recognised in profit or loss for the year.

(u)	Significant accounting estimates and judgments

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which affect the application of accounting policies and the reported amounts of assets, liabilities and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. Significant estimates include:

(a)	the determination and valuation of deferred income tax assets and liabilities;

(b)	the determination of the useful life and impairment of the plant and equipment;

(c)	the valuation and measurement of the convertible debt and the related conversion feature;

(d)	the valuation and recognition of ITCs; and

(e)	the valuation of share-based compensation.

Critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements include the following:

(a)	the determination of the functional currency of the Company and its subsidiaries;

(b)	the determination of the revenue recognition policy with regards to transaction price;

(c)	the evaluation of the Company’s ability to continue as a going concern; and

(d)	the valuation of inventory with regards to incremental cost to completion for raw materials and determination of net realizable value.

(v)	Leases

The Company assesses whether a contract is or contains a lease, at inception of the contract. The Company recognises a right-of-use asset and a corresponding lease liability with respect to all lease

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the Company recognises the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.

Lease payments included in the measurement of the lease liability comprise:

•	Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable;

•	Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;

•	The amount expected to be payable by the lessee under residual value guarantees;

•	The exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and

•	Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is presented as a separate line in the consolidated statement of financial position.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made.

The Company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever:

•

The lease term has changed or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

•

The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).

•

A lease contract is modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Company did not make any such adjustments during the periods presented. The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Whenever the Company incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognised and measured under IAS 37. To the extent that the costs relate to a right-of-use asset, the costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories.

Right-of-use assets are depreciated over the shorter period of lease term and useful life of the right-of-use asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Company expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

The right-of-use assets are presented as a separate line in the consolidated statement of financial position.

The Company applies IAS 36 to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the ‘Property, Plant and Equipment’ policy.

Variable rents that do not depend on an index or rate are not included in the measurement the lease liability and the right-of-use asset. The related payments are recognised as an expense in the period in which the event or condition that triggers those payments occurs.

As a practical expedient, IFRS 16 Leases (“IFRS 16”) permits a lessee not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The Company has used this practical expedient.

(w)	Restoration provisions

Provisions for the costs to restore leased plant assets to their original condition, as required by the terms and conditions of the lease, are recognised when the obligation is incurred, either at the commencement date or as a consequence of having used the underlying asset during a particular period of the lease, at the directors’ best estimate of the expenditure that would be required to restore the assets. Estimates are regularly reviewed and adjusted as appropriate for new circumstances.

Whenever the Company incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognised and measured under IAS 37. To the extent that the costs relate to a right-of-use asset, the costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories.

(x)	Intangible assets

No intangible assets have been recognized to date.

3. Adoption of new and revised standards

(i)	IFRS 16 Leases

The Company adopted IFRS 16 Leases as at November 1, 2019. IFRS 16 introduces new or amended requirements with respect to lease accounting. It introduces significant changes to lessee accounting by

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

removing the distinction between operating and finance lease and requiring the recognition of a right-of-use asset and a lease liability at commencement for all leases, except for short-term leases and leases of low value assets. In contrast to lessee accounting, the requirements for lessor accounting have remained largely unchanged. Details of these new requirements are described in Note 2. The impact of the adoption of IFRS 16 on the Company’s consolidated financial statements is described below.

The Company has applied IFRS 16 using the cumulative catch-up approach which:

•	Requires the Company to recognise the cumulative effect of initially applying IFRS 16 as an adjustment to the opening balance of retained earnings at the date of initial application.

•	Does not permit restatement of comparatives, which continue to be presented under IAS 17 and IFRIC 4.

Impact	of the new definition of a lease

The Company has made use of the practical expedient available on transition to IFRS 16 not to reassess whether a contract is or contains a lease. Accordingly, the definition of a lease in accordance with IAS 17 and IFRIC 4 will continue to be applied to those contracts entered or modified before November 1, 2019.

The change in definition of a lease mainly relates to the concept of control. IFRS 16 determines whether a contract contains a lease on the basis of whether the customer has the right to control the use of an identified asset for a period of time in exchange for consideration. This is in contrast to the focus on ‘risks and rewards’ in IAS 17 and IFRIC 4.

The Company applies the definition of a lease and related guidance set out in IFRS 16 to all contracts entered into or changed on or after November 1, 2019.

Impact	on Lessee Accounting

Former operating leases

IFRS 16 changes how the Company accounts for leases previously classified as operating leases under IAS 17, which were off balance sheet. Applying IFRS 16, for all leases (except as noted below), the Company:

a)	Recognises right-of-use assets and lease liabilities in the consolidated statement of financial position, initially measured at the present value of the future lease payments;

b)	Recognises depreciation of right-of-use assets and interest on lease liabilities in profit or loss;

c)

Separates the total amount of cash paid into a principal portion (presented within financing activities) and interest (presented within financing activities) in the consolidated statement of cash flows.

Lease incentives (e.g. rent-free period) are recognised as part of the measurement of the right-of-use assets and lease liabilities whereas under IAS 17 they resulted in the recognition of a lease incentive, amortised as a reduction of rental expenses generally on a straight-line basis.

Under IFRS 16, right-of-use assets are tested for impairment in accordance with IAS 36. For short-term leases (lease term of 12 months or less) and leases of low-value assets (such as tablet and personal

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

computers, small items of office furniture and telephones), the Company has opted to recognise a lease expense on a straight-line basis as permitted by IFRS 16. This expense is presented within ‘other expenses’ in profit or loss.

The Company has used the following practical expedients when applying the cumulative catch-up approach to leases previously classified as operating leases applying IAS 17:

•	The Company has applied a single discount rate to a portfolio of leases with reasonably similar characteristics.

•	The Company has elected not to recognise right-of-use assets and lease liabilities to leases for which the lease term ends within 12 months of the date of initial application.

•	The Company has excluded initial direct costs from the measurement of the right-of-use asset at the date of initial application.

•	The Company has used hindsight when determining the lease term when the contract contains options to extend or terminate the lease.

Financial	impact of the initial application of IFRS 16

The weighted average lessees incremental borrowing rate applied to lease liabilities recognised in the statement of financial position on November 1, 2019 is 6.6%.

The following table shows the operating lease commitments disclosed applying IAS 17 at October 31, 2019, discounted using the incremental borrowing rate at the date of initial application and the lease liabilities recognised in the statement of financial position at the date of initial application:

Operating lease commitments as of October 31, 2019	3,774,826
Short term leases and leases of low-value assets	(6,452)
Effect of discounting the above amounts	(931,799)

Lease liabilities recognized at November 1, 2019	2,836,575

The application of IFRS 16 to leases previously classified as operating leases under IAS 17 resulted in the recognition of right-of-use assets of $2,836,575 and lease liabilities of $2,836,575 at November 1, 2019. For the year ended October 31, 2020, the application of IFRS 16 resulted in an increase in depreciation of $601,220, an increase in interest expense of $208,523, and a decrease in other expenses of $596,235.

(ii)	Annual Improvements to IFRS Standards 2015–2017

The Company has adopted the amendments included in the Annual Improvements to IFRS Standards 2015–2017 Cycle as at November 1, 2019. The Annual Improvements include amendments to IAS 12 Income Taxes, IAS 23 Borrowing Costs, IFRS 3 Business Combinations and IFRS 11 Joint Arrangements. For IAS 23, the amendments clarify that if any specific borrowing remains outstanding after the related asset is ready for its intended use or sale, that borrowing becomes part of the funds that an entity borrows generally when calculating the capitalisation rate on general borrowings.

Management has assessed the impact of the adoption of the new standards and concluded it to be not material.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

IFRIC	23 Uncertainty over Income Tax Treatments

The Company has adopted IFRIC 23 as at November 1, 2019. IFRIC 23 sets out how to determine the accounting tax position when there is uncertainty over income tax treatments. The Interpretation requires the Company to:

•	determine whether uncertain tax positions are assessed separately or as a group; and

•	assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings:

•	If yes, the Company should determine its accounting tax position consistently with the tax treatment used or planned to be used in its income tax filings.

•	If no, the Company should reflect the effect of uncertainty in determining its accounting tax position using either the most likely amount or the expected value method.

Management has assessed the impact of the adoption of the new standard and concluded it to be not material.

(iii)	Accounting standards or interpretations issued but not yet effective

At the date of authorization of these consolidated financial statements, the Company has not applied the following new and revised IFRSs that have been issued but are not yet effective.

Amendments	to IFRS 3 Definition of a business

The amendments clarify that while businesses usually have outputs, outputs are not required for an integrated set of activities and assets to qualify as a business. To be considered a business an acquired set of activities and assets must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs.

Additional guidance is provided that helps to determine whether a substantive process has been acquired.

The amendments introduce an optional concentration test that permits a simplified assessment of whether an acquired set of activities and assets is not a business. Under the optional concentration test, the acquired set of activities and assets is not a business if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar assets.

The amendments are applied prospectively to all business combinations and asset acquisitions for which the acquisition date is on or after the first annual reporting period beginning on or after January 1, 2020, with early application permitted. The adoption of these standards may affect the accounting for acquisitions after October 31, 2020.

Amendments	to IAS 1 and IAS 8 Definition of material

The amendments are intended to make the definition of material in IAS 1 easier to understand and are not intended to alter the underlying concept of materiality in IFRS Standards. The concept of ‘obscuring’ material information with immaterial information has been included as part of the new definition.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

The threshold for materiality influencing users has been changed from ‘could influence’ to ‘could reasonably be expected to influence’.

The definition of material in IAS 8 has been replaced by a reference to the definition of material in IAS 1. In addition, the IASB amended other Standards and the Conceptual Framework that contain a definition of material or refer to the term ‘material’ to ensure consistency.

The amendments are applied prospectively for annual periods beginning on or after January 1, 2020, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Interest	Rate Benchmark Reform

In September 2019, the IASB issued Interest Rate Benchmark Reform (Amendments to IFRS 9, IAS 39 and IFRS 7). These amendments modify specific hedge accounting requirements to allow hedge accounting to continue for affected hedges during the period of uncertainty before the hedged items or hedging instruments affected by the current interest rate benchmarks are amended as a result of the on-going interest rate benchmark reforms.

The amendments are effective for annual periods beginning on or after January 1, 2020, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments to IFRS 16 COVID-19 Related Rent Concessions

The amendments introduce an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct consequence of COVID-19. A lessee that applies the practical expedient is not required to assess whether eligible rent concessions are lease modifications, and accounts for them in accordance with other applicable guidance. The resulting accounting will depend on the details of the rent concession.

The amendments are effective for annual periods beginning on or after June 1, 2020, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Interest Rate Benchmark Reform – Phase 2

In August 2020, the IASB issued Interest Rate Benchmark Reform – Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16). These amendments address issues that might affect financial reporting after the reform of an interest rate benchmark, including its replacement with alternative benchmark rates.

The amendments are effective for annual periods beginning on or after January 1, 2021, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments to IAS 37 – Onerous Contracts—Cost of Fulfilling a Contract

The amendments specify that the ‘cost of fulfilling’ a contract comprises the ‘costs that relate directly to the contract’. Costs that relate directly to a contract consist of both the incremental costs of fulfilling that contract (examples would be direct labour or materials) and an allocation of other costs that relate

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

directly to fulfilling contracts (an example would be the allocation of the depreciation charge for an item of property, plant and equipment used in fulfilling the contract).

The amendments are effective for annual periods beginning on or after January 1, 2022, with early application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments to IAS 16 – Property, Plant and Equipment—Proceeds before Intended Use

The amendments prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced before that asset is available for use, i.e. proceeds while bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Consequently, an entity recognises such sales proceeds and related costs in profit or loss. The entity measures the cost of those items in accordance with IAS 2 Inventories.

The amendments are effective for annual periods beginning on or after January 1, 2022, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments	to IFRS 3 – Reference to the Conceptual Framework

The amendments update IFRS 3 so that it refers to the 2018 Conceptual Framework instead of the 1989 Framework. They also add to IFRS 3 a requirement that, for obligations within the scope of IAS 37, an acquirer applies IAS 37 to determine whether at the acquisition date a present obligation exists as a result of past events. For a levy that would be within the scope of IFRIC 21 Levies, the acquirer applies IFRIC 21 to determine whether the obligating event that gives rise to a liability to pay the levy has occurred by the acquisition date. Finally, the amendments add an explicit statement that an acquirer does not recognise contingent assets acquired in a business combination.

The amendments are effective for business combinations for which the date of acquisition is on or after the beginning of the first annual period beginning on or after January 1, 2022. Early application is permitted if an entity also applies all other updated references (published together with the updated Conceptual Framework) at the same time or earlier. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments	to IAS 1 – Classification of Liabilities as Current or Non-current

The amendments to IAS 1 affect only the presentation of liabilities as current or non-current in the statement of financial position and not the amount or timing of recognition of any asset, liability, income or expenses, or the information disclosed about those items.

The amendments clarify that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period, specify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability, explain that rights are in existence if covenants are complied with at the end of the reporting period, and introduce a definition of ‘settlement’ to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services.

The amendments are applied retrospectively for annual periods beginning on or after January 1,2023, with early application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

All other IFRSs and amendments issued but not yet effective have been assessed by the Company and are not expected to have a material impact on the consolidated financial statements.

4.	Accounts receivable

	2020	2019
	$	$
Trade receivables	571,300	32,446
Harmonized Sales Taxes receivable	274,998	447,436
Investment tax credits receivable	—	342,797
Other receivables	43,931	—

	890,229	822,679

For the years ended October 31, 2020 and 2019, the Company has assessed an allowance for credit loss of $nil based on its past experience, the credit ratings of its existing customers and economic trends.

Aging Summary	2020	2019
	$	$
Current	859,753	821,033
1-30 days	—	303
31-60 days	21,455	367
61-90 days	—	—
91 days and over	9,021	976

	890,229	822,679

5.	Inventory

	2020	2019
	$	$
Raw material	140,419	21,003
Finished goods	39,575	25,553

	179,994	46,556

The cost of inventories recognised as an expense during the year was $822,792 (2019: $nil).

The cost of inventories recognised as an expense includes $53,764 for raw materials and $4,360 for finished goods (2019: $nil for raw materials and $nil for finished goods) in respect of write-downs of inventory to net realizable value. There have been no reversal of write-downs for the year ended October 31, 2020 and 2019.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

6.	Plant and equipment

	Plant equipment	Storage containers	Vehicles	Leasehold improvements	Total
	$	$	$	$	$
Cost
At October 31, 2018	239,248	—	—	—	239,248
Additions	796,783	53,114	89,868	58,304	998,069
Foreign Exchange on Translation	7,200	496	839	544	9,079

At October 31, 2019	1,043,231	53,610	90,707	58,848	1,246,396
Additions	3,519,013	13,914	68,243	1,506,493	5,107,663
Disposals	(150,690)	—	—	—	(150,690)
Foreign Exchange on Translation	23,320	95	(1,346)	11,860	33,929

At October 31, 2020	4,434,874	67,619	157,604	1,577,201	6,237,298

Accumulated depreciation
At October 31, 2018	—	—	—	—	—
Depreciation	(169,112)	(1,384)	(2,167)	(11,225)	(183,888)
Foreign Exchange on Translation	(1,579)	(13)	(20)	(104)	(1,716)

At October 31, 2019	(170,691)	(1,397)	(2,187)	(11,329)	(185,604)
Depreciation	(350,173)	(5,977)	(22,408)	(115,958)	(494,516)
Disposals	43,744	—	—	—	43,744
Foreign Exchange on Translation	2,461	(36)	(232)	(536)	1,658

At October 31, 2020	(474,659)	(7,410)	(24,827)	(127,823)	(634,718)

Carrying amounts
At October 31, 2018	239,248	—	—	—	239,248
At October 31, 2019	872,540	52,213	88,520	47,519	1,060,792
At October 31, 2020	3,960,215	60,209	132,777	1,449,378	5,602,580

At October 31, 2020, $1,919,465 of the plant equipment was under construction (2019: $nil; 2018: $nil).

7.	Related party transactions

Remuneration of key management personnel

The remuneration of the directors, who are the key management personnel of the Company, is set out below:

	2020	2019	2018
	$	$	$
Salaries	231,034	104,310	55,938
Share-based compensation	74,320	149,993	36,212
Fees and benefits	411,184	159,881	39,428

	716,538	414,184	131,578

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

During the year ended October 31, 2020, the Company paid directors and advisors for providing director services, consulting and fundraising activities. Total amounts paid for fiscal 2020 to directors in respect of these activities was $181,383 (2019: $75,285; 2018: $39,428).

Outstanding balances of remunerations of the directors are summarized as follows:

	2020	2019	2018
	$	$	$
Accounts payable and accrued liabilities	316,465	85,386	—
Restricted share units	153,296	—	—

Outstanding balances at October 31	469,761	85,386	—

Related-Party Lease

During the past four years, the Company has leased certain office space from Ashlin BPG Marketing, which is controlled by certain members of the immediate family of the Company’s President and Chief Executive Officer. Under the terms of the lease, the Company is required to pay $4,500 per month plus applicable taxes in Canadian dollars, subject to 60 days’ notice of termination.

Consulting Agreement

On May 1, 2020, Li-Cycle entered into a consulting agreement with Atria Limited (“Atria”), an entity which beneficially owned more than 5% of the outstanding Li-Cycle Shares at that time, to agree upon and finalize the consideration for certain business development and marketing consulting services that were previously performed on behalf of the Company from 2018 through April 2020. The fees for such services were agreed at 12,000 Li-Cycle Shares payable in installments of 1,000 Li-Cycle Shares per month. On January 25, 2021, Li-Cycle issued all of the 12,000 shares to Atria as full and final satisfaction of all obligations of Li-Cycle to Atria under the consulting agreement. Atria also directed the issuance of such shares as follows: 8,000 Shares to Atria; 2,000 Shares to Pella Ventures (an affiliated company of Atria); and 2,000 Shares to a director of the Company, who is not related to Atria.

8.	Convertible debt and loans payable

(i)	Convertible debt

Convertible debt consisted of the following:

	2020	2019	2018
	$	$	$
Proceeds of issue of convertible loan notes	386,190	386,190	386,190
Transaction costs	—	—	—

Net Proceeds from issue of convertible loan notes	386,190	386,190	386,190

Convertible component	96,548	96,548	96,548
Transaction costs related to equity component	—	—	—
Conversion into common shares	(96,548)	—	—

Total convertion feature of convertible debt	—	96,548	96,548

Liability component at date of issue (net of transaction costs)	289,642	289,642	289,642
Prior year interest plus accretion	99,549	39,212	—

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

	2020	2019	2018
	$	$	$
Accrued interest at 8%	4,956	30,114	20,718
Accretion expense during the year	4,975	30,223	18,494
Conversion into common shares	(395,861)	—	—
Foreign Exchange on Translation	(3,261)	(4,984)	(5,105)

Carrying amount of liability component at October 31	—	384,207	323,749

On March 6, 2018, the Company obtained an investment from Sustainable Chemistry Alliance (“SCA”) for $386,190 with the issuance of a 3-year, 8% unsecured convertible debenture. Upon the completion of a qualified financing, and at either the Company’s or holder’s option, the debenture could be converted to common shares at a 20% discount to the effective share price of the qualifying transaction, or failing conversion, was to be repaid in full with full-term interest. Accrued interest was payable at the maturity date.

The conversion feature has been recorded as an embedded derivative liability as the exercise price may be adjusted upon the issuance or deemed issuance of additional common shares at a price less than the conversion price contained in the convertible debenture. The fair value of the embedded derivative liability upon issuance was $96,548. The residual value of $289,643 was allocated to the convertible loan payable which has an effective interest rate of 9.62%.

On December 27, 2019, the convertible debenture with SCA was converted to common shares as a result of the additional funding exceeding $10 million and thereby triggering the “qualifying transaction” clause of the debenture agreement. Per the terms of the agreement, the principal amount of $386,190 plus accrued interest of $55,788 was converted at a 20% discount to the Series B share price of $40.05 resulting in the issuance of 13,436 common shares.

(ii)	BDC Capital Loan

On December 16, 2019, the Company entered into a binding agreement with BDC Capital Inc. for a loan of $5.3 million (Cdn. $7 million) to help finance the expansion plans of the Company, which is to be distributed in three tranches, the second and third tranches based on certain milestones. The maturity date of the loan is December 14, 2023 and will be funded in three tranches based on the achievement of specific milestones by the Company. The base rate of interest is 16% per annum, paid monthly, plus additional accrued interest of 3% that can be reduced to 0% based on the achievement of certain milestones by the Company. Principal payments will begin on the first anniversary date of the loan and shall be made at approximately $132,00 (Cdn. $175,000) per month with a balloon payment of $532,000 (Cdn. $700,000) at maturity.

On February 10, 2020, the Company received the first tranche of the loan for $2.36 million (Cdn. $3 million). Transaction costs associated with the loan amounted to $95,876 (Cdn. $121,861) and were deducted from the loan balance.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

(iii)	Loans payable

As at October 31, 2020, the Company has the following amounts outstanding:

	2020	2019
	$	$
Loan payable, due on demand bearing interest at 3.6% per annum, principal and interest payable monthly in the amount of $601 (C$801)	42,064	49,837
Loan payable, due on demand bearing interest at 4.5% per annum, principal and interest payable monthly in the amount of $526 (C$700)	30,552	36,735

	72,616	86,572

9.	Share capital

Authorized share capital

The Company is authorized to issue an unlimited number of voting common shares, Class A non-voting common shares and preference shares without par value. All issued shares are fully paid.

On November 16, 2016, the Company issued 1,000,000 common shares to the two founders of the Company for proceeds of $42,215.

On March 20, 2017, the Company completed a non-brokered private placement and issued 245,668 common shares for proceeds of $148,968 at $0.60 per share.

On August 9, 2017, the Company completed a non-brokered private placement and issued 185,185 common shares for proceeds of $118,064 at $0.64 per share.

On October 17, 2017, the Company completed a non-brokered private placement and issued 155,185 common shares for proceeds of $133,567 at $0.86 per share.

On March 23, 2018, the Company completed a non-brokered private placement and issued 188,604 common shares for proceeds of $2,645,136 at $14.02 per share.

On February 28, 2019, the Company issued 8,468 common shares to two shareholders as a finder’s fee for the Series A fundraising. These shares were valued at $118,759.

Between July 25 and October 31, 2019, the Company completed a non-brokered private placement and issued 132,893 common shares for proceeds of $5,379,860 at $40.57 per share.

Between December 20 and December 27, 2019, the Company completed a non-brokered private placement and issued 159,294 common shares for proceeds of $6,481,381 at $40.57 per share.

On December 27, 2019, the convertible debenture with SCA was converted to 13,436 common shares representing proceeds of $492,409. See Note 8 for details.

As of October 31, 2020, no Class A non-voting common shares or preference shares have been issued.

Long-term incentive plans

The Company has a stock option plan (the “Plan”) approved by the Company’s shareholders that allows it to grant stock options, subject to regulatory terms and approval, to its officers, directors, employees and service providers. This Plan was effective from September 2017 through October 31, 2019.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Each stock option converts into one ordinary share of the Company on exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options are exercisable at a price equal to the average market price of the Company’s shares on the date of grant. The vesting period is one-third on the first-year anniversary of the grant, and one-third every consecutive year therafter. If the options remain unexercised after a period of 5 years from the date of grant, the options expire. Options are forfeited if the recipient terminates their contract with the Company before the options vest.

On November 1, 2019 the Company adopted a new Long Term Incentive Plan (the “LTIP”) approved by the Company’s shareholders that allows it to grant stock options, restricted share units, deferred share units, stock appreciation rights, and other forms of equity compensation, subject to regulatory terms and approval, to its officers, directors, employees and service providers.

For stock options issued under the LTIP, each stock option converts into one ordinary share of the Company on exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options are exercisable at a price equal to the average market price of the Company’s shares on the date of grant. The vesting period is one-third on the first-year anniversary of the grant, and one-third every consecutive year thereafter. If the options remain unexercised after a period of 10 years from the date of grant, the options expire. Options are forfeited if the recipient terminates their contract with the Company before the options vest.

A summary of activity under the Plan and the LTIP is as follows:

	Number of stock options	Weighted average exercise price per stock option
		$
Balance – October 31, 2017	30,000	0.63
Granted	28,320	4.56

Balance – October 31, 2018	58,320	2.49
Granted	41,680	13.57

Balance – October 31, 2019	100,000	7.14
Granted	33,500	39.66

Balance – October 31, 2020	133,500	15.35

As at October 31, 2020, 62,607 of the stock options (2019: 29,440; 2018: 10,000) were exercisable.

A summary of outstanding stock options is as follows:

	Number of stock options	Exercise price
		$
Expiration dates
September 11, 2022	30,000	0.61
April 10, 2023	20,000	0.61
April 10, 2023	8,320	13.54
April 1, 2024	8,500	13.54
July 17, 2024	33,180	13.54

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

	Number of stock options	Exercise price
		$
December 16, 2029	2,500	40.05
April 21, 2030	16,500	40.05
July 19, 2030	14,500	40.05

	133,500

The Company recognised total expenses of $332,634, $97,258 and $26,523 related to equity-settled share-based payment transactions during the years ended October 31, 2020, 2019 and 2018, respectively.

The fair value of the stock options granted during 2020 was determined to be $940,058 (2019: $309,142; 2018: $103,795) using the Black-Scholes Merton option pricing model. The assumptions used in the stock option pricing model were as follows:

Risk free interest rate	0.35 – 0.45%
Expected life of options	10 years
Expected dividend yield	0.0%
Expected stock price volatility	65%
Expected forfeiture rate	0.0%

Expected volatility was determined by calculating the average historical volatility of a group of listed entities that are considered similar in nature to the Company.

During the years ended October 31, 2020, 2019 and 2018 no stock options were exercised.

Under the terms of the LTIP, restricted share units have been issued to participants. The RSUs vest immediately and are exercisable upon issuance. The RSUs represent the right to receive a distribution from the Company in an amount equal to the fair market value of an ordinary share of the Company at the time of distribution. The RSUs can be settled in shares, cash, or any combination of shares and cash, at the option of the holder. The Company granted 2,182 RSUs to certain key executives in 2020 (2019: 0). The Company has recorded a liability of $171,849 as at October 31, 2020 (2019: $nil) that represents the fair value of the RSUs outstanding and has recorded total expense of $171,849 for the year-ended October 31, 2020 (2019: $nil).

10.	Financial instruments and financial risk factors

Fair values

The Company’s financial instruments consist of cash, accounts receivables, accounts payable and accrued liabilities, loans payable, convertible debt and the conversion feature of the convertible debt. The fair values of the cash, trade receivables, accounts payable and accrued liabilities approximate their carrying amounts because of their current nature.

Fair value hierarchy levels 1 to 3 are based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

There were no transfers between the levels during the current or prior year.

The Company’s financial assets measured at fair value on a recurring basis were calculated as follows:

	Balance	Quoted prices in active markets for identical assets	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	$	$	$	$
As at October 31, 2020
Accounts receivable	890,229	—	890,229	—

	890,229	—	890,229	—

As at October 31, 2019
Accounts receivable	822,679	—	822,679	—

	822,679	—	822,679	—

The Company’s financial liabilities measured at fair value on a recurring basis were calculated as follows:

	Balance	Quoted prices in active markets for identical assets	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	$	$	$	$
As at October 31, 2020
Restricted share units	171,849	—	171,849	—

	171,849	—	171,849	—

As at October 31, 2019
Conversion feature of convertible debt	94,985	—	94,985	—

	94,985	—	94,985	—

Currency risk

It is management’s opinion that the Company is not exposed to significant currency risk as its cash is denominated in both Canadian and US dollars and funds its operations accordingly.

Interest rate risk

Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on the Company’s financial instruments. The Company is not exposed to significant interest rate risk, as it has no variable interest rate debt.

Credit, liquidity, and market risks

Credit risks associated with cash are minimal as the Company deposits majority of its cash with a large Canadian financial institution. The Company’s credit risks associated with receivables are managed and

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

exposure to potential loss is assessed as minimal. Ultimate responsibility for liquidity risk management rests with the board of directors, which has established an appropriate liquidity risk management framework for the management of the Company’s short-term, medium and long-term funding and liquidity requirements. Market risks associated with short-term investments are assessed as minimal as they are considered short -term in nature.

All of the Company’s financial liabilities have maturities as follows:

	Carrying amount	Contractual cash flows	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter
	$	$	$	$	$	$	$	$
As at October 31, 2020
Accounts payable and accrued liabilities	4,364,372	4,364,372	4,364,372	—	—	—	—	—
Restricted share units	171,849	171,849	171,849	—	—	—	—	—
Lease liabilities	3,613,170	4,529,662	805,946	680,943	568,434	584,269	479,833	1,410,237
Loan payable	2,247,878	2,628,652	1,782,888	845,763	—	—	—	—
Restoration provisions	321,400	333,866	—	81,166	—	—	52,627	200,074

	10,718,669	12,028,401	7,125,055	1,607,872	568,434	584,269	532,460	1,610,311

As at October 31, 2019
Accounts payable and accrued liabilities	1,148,986	1,148,986	1,148,986	—	—	—	—	—
Convertible debt	384,207	471,126	—	—	471,126	—	—	—
Conversion feature of convertible debt	94,985	—	—	—	—	—	—	—
Loan payable	87,381	87,381	7,282	7,282	7,282	7,282	7,282	50,971

	1,715,559	1,707,493	1,156,268	7,282	478,408	7,282	7,282	50,971

Capital risk management

The Company manages its capital to ensure that entities in the Company will be able to continue a going concern while maximising the return to shareholders through the optimisation of the debt and equity balance.

The capital structure of the Company consists of net debt (borrowings disclosed in notes 8 after deducting cash and bank balances) and equity of the Company (comprising issued share capital, contributed surplus and accumulated deficit as disclosed in Note 9).

The Company is not subject to any externally imposed capital requirements. The Company’s risk management committee reviews the capital structure on a semi-annual basis. As part of this review, the committee considers the cost of capital and the risks associated with each class of capital.

11.	Right-of-use assets

	Premises	Equipment	Total
Cost
At November 1, 2019	2,783,313	53,262	2,836,575
Additions & modifications	1,550,957	61,176	1,612,133

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

	Premises	Equipment	Total
Foreign Exchange on Translation	19,731	(629)	19,102

At October 31, 2020	4,354,001	113,809	4,467,810

Accumulated depreciation
At November 1, 2019	—	—	—
Depreciation	(584,343)	(16,391)	(600,734)
Foreign Exchange on Translation	(7,810)	(178)	(7,988)

At October 31, 2020	(592,153)	(16,569)	(608,722)

Carrying amounts
At November 1, 2019	2,783,313	53,262	2,836,575

At October 31, 2020	3,761,848	97,240	3,859,088

The average lease term is 4 years.

12.	Lease liabilities

Maturity analysis	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
Undiscounted	$	$	$	$	$	$	$
Premises	769,865	650,087	549,908	565,742	462,851	1,410,237	4,408,690
Equipment	36,081	30,856	18,526	18,526	16,982	—	120,972

Total	805,946	680,943	568,434	584,268	479,833	1,410,237	4,529,662

Lease liabilities	Current	Non-Current	Total
Discounted	$	$	$
Premises	565,296	2,949,707	3,515,003
Equipment	26,059	72,108	98,167

Total	591,355	3,021,815	3,613,170

13.	Restoration provisions

The Company has a legal obligation to complete the site restoration and decommissioning of its leased plant properties in New York and Ontario. The provision for decommissioning and site restoration is determined using the estimated costs provided by the New York Department of Environmental Conservation and Ontario Ministry of the Environment, Conservation and Parks.

The following table represents the continuity of the restoration provision associated with the Company’s leased plant properties:

Restoration provisions at October 31, 2019 and 2018	$—
Initial recognition in 2020	321,400

Restoration provisions at October 31, 2020	$321,400

The present value of the restoration provision of $321,400 was calculated using an average risk-free rate of 0.61%.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

14.	Accounts payable and accrued liabilities

	2020	2019
	$	$
Accounts payable	2,454,421	195,716
Accrued expenses	1,177,377	819,833
Accrued compensation	732,574	133,437

	4,364,372	1,148,986

15.	Commitments

The Company is committed to director and consulting fees of $181,000 (2019: $159,840) in total per year to six directors and Advisory Board members, until cancellation of their respective agreements, which requires notice of 30 days by either party.

16.	Loss per share

	2020	2019	2018
Net loss	$(9,275,962)	$(4,100,782)	$(908,869)
Weighted average number of ordinary shares	2,068,952	1,801,338	1,700,751

Basic and diluted loss per share	$(4.48)	$(2.28)	$(0.53)

Adjustments for diluted loss per share were not made for the year ended October 31, 2020, 2019 and 2018 as they would be anti-dilutive in nature. The following potential ordinary shares are anti-dilutive and are therefore excluded from the weighted average number of ordinary shares for the purpose of diluted earnings per share:

	2020	2019	2018
Stock options	133,500	99,500	58,320
Convertible debt	—	13,436	13,436
Restricted share units	2,182	—	—

	135,682	112,936	71,756

The number of potential ordinary shares to be issued upon the conversion of the convertible debt was determined based on the Series B share price. See Note 8 for details.

17.	Segment reporting

The consolidated financial data presented in these financial statements is reviewed regularly by the Company’s chief operating decision maker (“CODM”) for making strategic decisions, allocations resources and assessing performance, in consultation with the Board of Directors.

During the year ended October 31, 2020, the Company operated in Canada with a plan to begin operations in the U.S. Management has concluded that the customers, and the nature and method of distribution of goods and services delivered, if any, to these geographic regions are similar in nature. The risks and returns across the geographic regions are not dissimilar; therefore, the Company operates as a single operating segment.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

The following is a summary of the Company’s geographical information:

	Canada	United States	Total
	$	$	$
For the year ended October 31, 2020
Revenue	792,254	—	792,254
Non-current assets	3,395,049	6,066,619	9,461,668

For the year ended October 31, 2019
Revenue	48,160	—	48,160
Non-current assets	1,060,792	—	1,060,792

For the year ended October 31, 2018
Revenue	5,746	—	5,746
Non-current assets	239,248	—	239,248

For the year ended October 31, 2020, one customer accounted for 66% of total revenue (2019: 0%; 2018: 0%). This same customer accounted for 58% of accounts receivable at October 31, 2020 (2019: 0%; 2018: 0%).

18.	Government funding

The Company has received government grants and investment tax credits from the Government of Canada and the Government of Ontario for research and development activities.

	2020	2019	2018
	$	$	$
Research and development expenses, gross	2,809,537	3,134,468	677,235
Less: Government grants	(2,032,869)	(629,346)	(46,843)
Less: Investment tax credits	—	(393,464)	(233,322)

Research and development expenses, net	776,668	2,111,658	397,070

In addition, for year ended October 31, 2020, the Company has received $168,027 in other government grants recognized as an offset against employee salaries and benefits expenses (2019: $10,916; 2018: 23,892).

The following table summarizes the deferred government funding at end of each year relating to services in future periods.

	2020	2019	2018
	$	$	$
Current	—	1,067,318	—
Non-current	—	—	—

Deferred government funding at October 31	—	1,067,318	—

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

19.	Income taxes

The recovery of income taxes differs from the amount obtained by applying the statutory Canadian Federal provincial income tax rates to the loss for the year as follows:

	2020	2019	2018
	$	$	$
Net loss and comprehensive loss for the period before tax	(9,275,962)	(4,100,782)	(908,869)
Statutory tax rates	26.5%	26.5%	26.5%

	(2,458,130)	(1,086,707)	(240,850)
Change in unrecognized deferred tax amounts	2,365,715	993,703	233,735
Non-deductible item and others	92,415	93,004	7,115

Income tax expense	—	—	—

At October 31, 2020, 2019 and 2018 the Company has aggregate non-capital losses for Canadian income tax purposes of approximately $13,000,000, $3,700,000 and $1,200,000 respectively that expire in the period 2037 to 2040. In addition, the Company has net operating losses for US income tax purposes of approximately $450,000 that carryforward indefinitely. Management cannot assert that the realization of the income tax benefits related to these losses and other potential deferred income tax assets is more likely than not to be realized. Accordingly, the Company has not recognized the following deferred income tax assets in the consolidated financial statements:

	2020	2019	2018
	$	$	$
Tax losses and credits carryforwards	3,799,216	1,163,353	349,238
Reserves and provisions	84,464	24,164	—
Plant and equipment, due to differences in amortization	(205,158)	(184,536)	—
Right of use assets, net of lease liabilities	(65,395)	—	—

	3,613,127	1,002,981	349,238
Deferred tax assets not recognized	(3,613,127)	(1,002,981)	(349,238)

	—	—	—

20.	Notes to the Consolidated Statements of Cash Flows

Changes in liabilities arising from financing activities comprise the following:

	Restricted share units	Lease liabilities	Loans payable	Restoration provisions	Convertible debt	Conversion feature of convertible debt	Deferred government funding
Balance, October 31, 2017	—	—	—	—	—	—	—

Cash changes:
Proceeds from convertible debt					293,470	94,985
Proceeds from government grants							77,215

Total changes from financing cash flows	—	—	—	—	293,470	94,985	77,215

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

	Restricted share units	Lease liabilities	Loans payable	Restoration provisions	Convertible debt	Conversion feature of convertible debt	Deferred government funding
Non-cash changes:
Accrued interest and accretion					39,211
Amortization of government grants							(77,215)

Balance, October 31, 2018	—	—	—	—	332,681	94,985	—

Cash changes:
Proceeds from loans payable			86,572
Proceeds from government grants							1,697,794

Total changes from financing cash flows	—	—	86,572	—	—	—	1,697,794

Non-cash changes:
Accrued interest and accretion					60,337
Amortization of government grants							(850,568)
Foreign Exchange on Translation			809		(8,811)		9,874

Balance, October 31, 2019	—	—	87,381	—	384,207	94,985	1,067,318

Cash changes:
Repayments of lease liabilities		(387,508)
Proceeds from loans payable			2,153,110
Repayment of loans payable			(12,881)
Proceeds from government grants							1,182,599

Total changes from financing cash flows	—	(387,508)	2,140,229	—	—	—	1,182,599

Non-cash changes:
New leases		4,141,153
Grant of restricted share units	88,425
Fair value loss on restricted share units	84,454
Accrued interest and accretion					9,931
Foreign exchange gain on lease liabilities		(140,475)
New restoratiion provisions				321,400
Conversion of convertible debt					(397,424)	(94,985)
Amortization of government grants							(2,226,910)
Foreign Exchange on Translation	(1,030)		20,268		3,286		(23,007)

Balance, October 31, 2020	171,849	3,613,170	2,247,878	321,400	—	—	—

21.	Subsequent events

On November 2, 2020, as part of its loan facility with BDC Capital, the Company received the second tranche of $1.5 million (C$2 million) upon the completion of the milestone for such additional funding.

On November 13, 2020, the Company completed a private placement with two entities to purchase 281,138 Class A preferred shares at a price of $81.81 per share, for total proceeds of $23 million. As part of the

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Agreement, the shareholders of the Company consented to amending the Shareholder Agreement to provide the investors with substantially the same rights as common shareholders.

On February 16, 2021, the Company entered into a definitive business combination agreement with Peridot Acquisition Corp. (NYSE: PDAC). Upon closing, the combined company will be renamed Li-Cycle Holdings Corp. and will be listed on the New York Stock Exchange under the new ticker symbol “LICY”. Under the terms of the business combination agreement, the Company is expected to receive approximately $615 million in gross transaction proceeds and 100% of the Company’s existing shares will roll into the combined company.

On April 7, 2021, as part of its loan facility with BDC Capital, the Company received the third tranche of $1.6 million (C$2 million) upon the completion of the milestone for such additional funding.

Li-Cycle Corp.

Condensed consolidated interim statements of financial position

As at January 31, 2021 and October 31, 2020

(Unaudited - expressed in U.S. dollars)

		January 31, 2021	October 31, 2020
	Notes	$	$
Assets
Current assets
Cash		13,813,370	663,557
Accounts receivable	3	1,920,776	890,229
Prepayments and deposits		1,690,027	963,951
Inventory	4	137,611	179,994

		17,561,784	2,697,731

Non-current assets
Plant and equipment	5	8,101,809	5,602,580
Right of use assets	6	3,849,294	3,859,088

		11,951,103	9,461,668

		29,512,887	12,159,399

Liabilities
Current liabilities
Accounts payable and accrued liabilities		2,625,082	4,364,372
Restricted share units	8	793,226	171,849
Lease liabilities	10	671,849	591,355
Loans payable	7	1,648,826	1,468,668

		5,738,983	6,596,244

Non-current liabilities
Lease liabilities	10	3,131,695	3,021,815
Loan payable	7	1,957,997	779,210
Restoration provisions		327,577	321,400

		5,417,269	4,122,425

		11,156,252	10,718,669

Shareholders’ equity
Share capital	8	37,516,655	15,441,600
Contributed surplus	8	510,856	824,683
Accumulated deficit		(19,374,264)	(14,528,941)
Accumulated other comprehensive loss		(296,612)	(296,612)

		18,356,635	1,440,730

		29,512,887	12,159,399

The accompanying notes are an integral part of the condensed consolidated interim statements.

Li-Cycle Corp.

Condensed consolidated interim statements of loss and comprehensive loss

Three months ended January 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

		Three months ended January 31,
		2021	2020
	Notes	$	$
Revenue
Product sales		912,866	25,085
Recycling services		104,374	33,902

		1,017,240	58,987
Expenses
Raw materials, supplies and finished goods		1,288,490	32,879
Employee salaries and benefits, net		1,165,304	223,120
Share-based compensation	8	746,171	124,373
Research and development, net		527,195	315,758
Professional fees		398,868	290,270
Office and administrative		291,939	51,425
Freight and shipping		291,050	20,425
Depreciation, net	5, 6	273,779	179,773
Marketing		141,655	62,217
Plant facilities		86,004	62,076
Travel and entertainment		47,568	56,512

		5,258,023	1,418,828

Loss from operations		(4,240,783)	(1,359,842)

Other expense (income)
Foreign exchange loss (gain)		391,964	(59,514)
Interest expense		213,293	53,513
Interest income		(717)	(9,287)

		604,540	(15,288)

Net loss		(4,845,323)	(1,344,554)
Other comprehensive income (loss)
Foreign currency translation adjustment		—	(25,432)
Comprehensive loss		(4,845,323)	(1,369,986)

Loss per common share - basic and diluted	12	(2.07)	(0.68)

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Li-Cycle Corp.

Condensed consolidated interim statements of changes in equity

For the three months ended January 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

		Number of common shares and Class A preferred shares	Share capital	Contributed surplus	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
	Notes		$	$	$	$	$
Balance, October 31, 2020		2,088,733	15,441,600	824,683	(14,528,941)	(296,612)	1,440,730
Share-based compensation	8	—	—	141,228	—	—	141,228
Class A preferred shares issued for cash	8	281,138	21,620,000	—	—	—	21,620,000
Shares issued for non-cash costs		12,000	455,055	(455,055)	—	—	—
Comprehensive loss		—	—	—	(4,845,323)	—	(4,845,323)

Balance, January 31, 2021		2,381,871	37,516,655	510,856	(19,374,264)	(296,612)	18,356,635

		Number of common shares	Share capital	Contributed surplus	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
	Notes		$	$	$	$	$
Balance, October 31, 2019		1,916,003	8,467,810	123,781	(5,252,979)	(139,391)	3,199,221
Share-based compensation	8	—	—	35,948	—	—	35,948
Common shares issued for cash	8	159,294	6,481,381	—	—	—	6,481,381
Conversion of convertible debt	8	13,436	492,409	—	—	—	492,409
Comprehensive loss		—	—	—	(1,344,554)	(25,432)	(1,369,986)

Balance, January 31, 2020		2,088,733	15,441,600	159,729	(6,597,533)	(164,823)	8,838,973

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Li-Cycle Corp.

Condensed consolidated interim statements of cash flows

Three months ended January 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

		Three months ended January 31,
		2021	2020
	Notes	$	$
Operating activities
Net loss for the year		(4,845,323)	(1,344,554)
Items not affecting cash
Share-based compensation	8	746,171	124,373
Depreciation	5, 6	527,378	179,773
Amortization of government grants		(14,062)	(425,211)
Loss on disposal of assets		13,399	—
FX loss (gain) on translation		319,780	(186,724)

		(3,252,657)	(1,652,343)
Changes in non-cash working capital items
Accounts receivable		(1,030,547)	(348,937)
Prepayments and deposits		(726,076)	(693,434)
Inventory		42,383	(111,912)
Accounts payable and accrued liabilities		(1,739,290)	21,683

		(6,706,187)	(2,784,943)

Investing activity
Purchases of plant and equipment	5	(2,837,842)	(192,498)
Proceeds from disposal of plant and equipment		16,866	—

		(2,820,976)	(192,498)
Financing activities
Proceeds from share issuance, net of share issue costs	8	21,620,000	6,481,381
Proceeds from loans payable		1,503,200	—
Proceeds from government grants		14,062	163,053
Repayment of lease liabilities		(159,293)	(7,293)
Repayment of loans payable		(300,993)	(3,405)

		22,676,976	6,633,736

Net change in cash		13,149,813	3,656,296
Cash, beginning of year		663,557	3,783,441

Cash, end of year		13,813,370	7,439,737

Non-cash financing activities
Shares issued for non-cash costs		$455,055	$492,409

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three months ended January 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

1.	Nature of operations and going concern

(i)

Li-Cycle Corp. (“Li-Cycle” or the “Company”) was incorporated under the Business Corporations Act (Ontario) on November 18, 2016. The Company’s registered address is 2351 Royal Windsor Drive, Unit 10, Mississauga, ON L5J 4S7 Canada.

Li-Cycle’s core business model is to build, own and operate recycling plants tailored to regional needs. Li-Cycle’s Spoke and Hub Technologies™ provide an environment friendly and scalable solution that address the growing global lithium-ion battery recycling challenge and provide an economically viable resource recovery solution, supporting the global transition toward electrification.

On March 28, 2019, the Company incorporated a 100% owned subsidiary in Delaware, U.S., by the name of Li-Cycle Inc., under the General Corporation Law of the State of Delaware.

On September 2, 2020, the Company incorporated a 100% owned subsidiary in Delaware, U.S., by the name of Li-Cycle North America Hub, Inc., under the General Corporation Law of the State of Delaware.

On February 12, 2021, the Company incorporated a 100% owned subsidiary in Ontario, Canada, by the name of Li-Cycle Holdings Corp., under the Business Corporations Act (Ontario).

On February 16, 2021, the Company entered into a definitive business combination agreement with Peridot Acquisition Corp. (NYSE: PDAC) and Li-Cycle Holdings Corp. Upon closing, the combined company will be renamed Li-Cycle Holdings Corp. and the common shares of Li-Cycle Holdings Corp. are expected to be listed on the New York Stock Exchange under the new ticker symbol, “LICY”.

(ii)	Going concern

These condensed consolidated interim statements have been prepared by management on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. For the three months ended January 31, 2021, the Company had not achieved a level of revenue from its operations to be profitable and incurred a loss of $4.8 million (loss of $1.3 million in the three months ended January 31, 2020). Cash used in operations for the three months ended January 31, 2021 was $6.7 million (used in operations was $2.8 million in the three months ended January 31, 2020).

In order to continue its long-term operations, the Company must achieve profitable operations and continue to obtain additional equity or debt financing. Until the Company achieves profitability, management plans to fund its operations and capital expenditures through borrowings and issuance of capital stock. Until the Company generates revenue at a level to support its cost structure, the Company expects to continue to incur substantial operating losses and net cash outflows.

There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital on acceptable terms, it may be compelled to reduce the scope of its operations and planned capital expenditures or sell certain assets, including intellectual property assets. These conditions call into question the Company’s ability to continue as a going concern.

In response to the uncertainty, the Company successfully secured additional funding in November 2020. The Company expects that the cash-on-hand (approximately $14 million) would be sufficient to fund its current operations and related capital expenditures for the next 12 months. As a result, after considering all relevant information, including its actions completed to date and its future plans, management has concluded that there are no material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern for a period of 12 months from the date these condensed consolidated interim financial statements are available to be issued.

The estimates used by management in reaching this conclusion are based on information available as of the date these condensed consolidated interim financial statements were authorized for issuance and include internally generated cash flow forecasts. Accordingly, actual results could differ from these estimates and resulting variances may be material to management’s assessment.

2.	Significant accounting policies

(a)	Statement of compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) under International Accounting Standard (IAS) 34 – Interim Financial Reporting. Except as described below, these financial statements were prepared using the same basis of presentation, accounting policies and methods of computation as outline in Note 2, Significant accounting policies in the Company’s consolidated financial statements for the year ended October 31, 2020. These financial statements do not include all the notes required in annual financial statements.

These condensed consolidated interim consolidated interim financial statements were approved and authorized for issue by the Board of Directors on May 28, 2021.

(b)	Basis of consolidation

These condensed consolidated interim financial statements include the accounts of the Company and its subsidiaries. The Company’s three subsidiaries are entities controlled by the Company. Control exists when the Company has power over an investee, when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. The subsidiaries are included in the condensed consolidated interim financial results of the Company from the effective date of incorporation up to the effective date of disposition or loss of control. The Company’s principal subsidiaries and their geographic location as at January 31, 2021 was as follows:

Company	Location	Ownership interest
Li-Cycle Inc.	Delaware, U.S.	100%
Li-Cycle North America Hub, Inc.	Delaware, U.S.	100%
Li-Cycle Holdings Corp.	Ontario, Canada	100%

Intercompany transactions, balances and unrealized gains/losses on transactions between the Company and its subsidiary are eliminated.

(c)	Basis of preparation

Change in Functional Currency: Prior to November 1, 2020, the Company had determined its functional currency was the Canadian dollars on the basis that its operating expenditures, capital expenditures and financing were primarily denominated in Canadian dollars. With increasing volume of operations, new contracts with US based suppliers, commencement of operations at its US Spoke

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and increasing capital expenditures in its US facilities, the Company’s operating expenditures are becoming predominantly denominated in US dollars. Additionally, due to the increase in US dollar expenses and its expansion plans in the US, the Company has obtained, and plans to continue to seek, financing in US dollars. As a result of the increasing activities in US dollars, the Company has changed its functional currency to the US dollars effective November 1, 2020.

Accordingly, for the three months ended January 31, 2021, the Company has transitioned its functional and presentation currency to U.S. dollars. Transactions in currencies other than the U.S. dollars are recorded at the exchange rates on the dates of transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the closing rate on that date.

Comparative financial information for the 2020 fiscal periods was translated from Canadian dollars into U.S. dollars in accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates:

(i)	Assets and liabilities were translated at the closing rate at the end of each reporting period;

(ii)	Items recognized in the statement of loss and comprehensive loss were translated at the exchange rate at the time of transaction;

(iii)	Equity items have been translated using the historical rate at the time of transaction;

(iv)	All resulting exchange differences were recognized in other comprehensive income.

3.	Accounts receivable

	January 31, 2021 $	October 31, 2020 $
Trade receivables	1,690,047	571,300
Harmonized Sales Taxes receivable	230,701	274,998
Other receivables	28	43,931

	1,920,776	890,229

For the three months ended January 31, 2021 and 2020, the Company has assessed an allowance for credit loss of $nil based on its past experience, the credit ratings of its existing customers and economic trends.

4.	Inventory

	January 31, 2021 $	October 31, 2020 $
Raw material	20,404	140,419
Finished goods	117,207	39,575

	137,611	179,994

The cost of inventories recognized as an expense during the three month ended January 31, 2021 was $1,181,572 (three months ended January 31, 2020: $32,879).

The cost of inventories recognized as an expense includes write up of $53,757 for raw materials and write down of $367,422 for finished goods (three months ended January 31, 2020: $nil for raw materials and $nil for finished goods) in respect of write-downs of inventory to net realizable value.

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5.	Plant and equipment

	Plant equipment $	Storage containers $	Vehicles $	Leasehold improvements $	Total $
Cost
At October 31, 2020	4,434,874	67,619	157,604	1,577,201	6,237,298
Additions	1,119,917	—	56,554	1,661,371	2,837,842
Disposals	—	—	(40,323)		(40,323)

At January 31, 2021	5,554,792	67,619	173,835	3,238,572	9,034,817

Accumulated depreciation
At October 31, 2020	(474,659)	(7,410)	(24,827)	(127,823)	(634,718)
Depreciation expensed	(96,330)	(778)	(3,513)	(41,827)	(142,448)
Depreciation capitalized into inventory	(112,188)	(906)	(4,092)	(48,713)	(165,899)
Disposals	—	—	10,058	—	10,058

At January 31, 2021	(683,177)	(9,094)	(22,374)	(218,363)	(933,008)

Carrying amounts
At October 31, 2020	3,960,215	60,209	132,777	1,449,378	5,602,580
At January 31, 2021	4,871,614	58,525	151,461	3,020,209	8,101,809

At January 31, 2021, $116,229 of the plant equipment was under construction (October 31, 2020: $1,919,465).

The depreciation expense displayed on the statement of comprehensive loss is the net depreciation expensed, excluding the depreciation capitalized into inventory in the table above.

6.	Right-of-use assets

	Premises	Equipment	Total
Cost
At October 31, 2020	4,354,001	113,809	4,467,810
Additions & modifications	209,237	—	209,237

At January 31, 2021	4,563,238	113,809	4,677,047

Accumulated depreciation
At October 31, 2020	(592,153)	(16,569)	(608,722)
Depreciation expensed	(126,958)	(4,373)	(131,331)
Depreciation capitalized into inventory	(84,723)	(2,977)	(87,700)

At January 31, 2021	(803,834)	(23,919)	(827,753)

Carrying amounts
At October 31, 2020	3,761,848	97,240	3,859,088

At January 31, 2021	3,759,404	89,890	3,849,294

The average lease term is 4 years.

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The depreciation expense displayed on the statement of comprehensive loss is the net depreciation expensed, excluding the depreciation capitalized into inventory in the table above.

7.	Loans Payable

	BDC Loan (i) $	Other Loans $	Total $
Loans payable balance at October 31, 2020	2,174,540	73,339	2,247,878
Proceeds from loans payable	1,503,200	—	1,503,200
Repayment of loans payable	(268,561)	(32,432)	(300,993)
Foreign exchange gain or loss	154,621	2,117	156,738

Loans payable balance at January 31, 2021	3,563,800	43,024	3,606,823

(i)	BDC Capital Loan

On December 16, 2019, the Company entered into a binding agreement with BDC Capital Inc. for a secured loan of Canadian dollars (C$7 million) to help finance the expansion plans of the Company (the “BDC Capital Loan”), which is to be distributed in up to three tranches, with the second and third tranches to be distributed based on the achievement of certain milestones by the Company. Pursuant to the BDC Capital Loan, each of the Company and Li-Cycle Inc. have entered into general security agreements with BDC Capital Inc. granting the lender a general security interest over all assets of the Company and Li-Cycle Inc., respectively. In addition, Li-cycle Inc. has guaranteed the BDC Capital Loan under a guarantee agreement. The maturity date of the BDC Capital Loan is December 14, 2023. The base rate of interest is 16% per annum, paid monthly, plus additional accrued interest of 3% that can be reduced to 0% based on the achievement of certain milestones by the Company. Principal payments began on the first anniversary date of the loan and are being made at C$175,000 per month with a balloon payment of C$700,000 at maturity. As of January 31, 2021, a total of C$350,000 has been repaid.

On February 10, 2020, the Company received the first tranche of the BDC Capital Loan for C$3 million. Transaction costs associated with the loan amounted to C$121,861 and were deducted from the loan balance.

On November 2, 2020, the Company received the second tranche of the BDC Capital Loan for C$2,000,000 upon the completion of the milestone for such additional funding.

8.	Share capital

Authorized share capital

The Company is authorized to issue an unlimited number of voting common shares, Class A non-voting common shares, preference shares and Class A preferred shares, in each case without par value. All issued shares are fully paid.

Between December 20 and December 27, 2019, the Company completed a non-brokered private placement and issued 159,294 common shares for proceeds of $6,481,381 at $40.05 per share.

On December 27, 2019, a convertible debenture was converted to 13,436 common shares representing proceeds of $492,409.

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On November 13, 2020, the Company completed a private placement with two entities to purchase 281,138 Class A preferred shares at a price of $81.81 per share, for total proceeds of $23,000,000 and incurred transaction fees of $1,380,000.

On January 25, 2021, the Company issued 12,000 shares as full and final satisfaction of all obligations under a consulting agreement for services the Company received up to May 2020.

Long-term incentive plans

Stock options

The Company has a stock option plan (the “Plan”) approved by the Company’s shareholders that allows it to grant stock options, subject to regulatory terms and approval, to its officers, directors, employees and service providers. This Plan was effective from September 2017 through October 31, 2019.

Each stock option converts into one common share of the Company on exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options are exercisable at a price equal to the average market price of the Company’s common shares on the date of grant. The vesting period is one-third on the first-year anniversary of the grant, and one-third every consecutive year thereafter. If the options remain unexercised after a period of 5 years from the date of grant, the options expire. Options are forfeited if the recipient terminates their contract with the Company before the options vest.

On November 1, 2019, the Company adopted a new Long Term Incentive Plan (the “LTIP”) approved by the Company’s shareholders that allows it to grant stock options, restricted share units, deferred share units, stock appreciation rights, and other forms of equity compensation, subject to regulatory terms and approval, to its officers, directors, employees and service providers.

For stock options issued under the LTIP, each stock option converts into one common share of the Company on exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options are exercisable at a price equal to the fair market value of the Company’s common shares on the date of grant. The vesting period is one-third on the first-year anniversary of the grant, and one-third every consecutive year thereafter. If the options remain unexercised after a period of 10 years from the date of grant, the options expire. Options are forfeited if the recipient terminates their contract with the Company before the options vest.

A summary of activity under the Plan and the LTIP is as follows:

	Number of stock options	Weighted average exercise price per stock option $

Balance – October 31, 2020	133,500	15.35
Granted	16,000	83.31
Forfeited	(4,500)	41.44

Balance – January 31, 2021	145,000	22.69

As at January 31, 2021, 62,773 of the stock options (three months ended January 31, 2020: 29,440) were exercisable.

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A summary of outstanding stock options is as follows:

	Number of stock options	Exercise price $
Expiration dates
September 11, 2022	30,000	0.63
April 10, 2023	20,000	0.63
April 10, 2023	8,320	14.11
April 1, 2024	8,500	14.11
July 17, 2024	33,180	14.11
December 16, 2029	2,500	41.74
April 21, 2030	14,500	41.74
July 19, 2030	12,000	41.74
November 30, 2030	16,000	83.91

	145,000

The Company recognized total expenses of $141,228 (three months ended January 31, 2020: $35,948) related to equity-settled share-based payment transactions during the three months ended January 31, 2021.

The fair value of the stock options granted during the three months ended January 31, 2021 was determined to be $934,890 (three months ended January 31, 2020: $71,055) using the Black-Scholes Merton option pricing model. The assumptions used in the stock option pricing model were as follows:

Risk free interest rate	0.46%
Expected life of options	10 years
Expected dividend yield	0.0%
Expected stock price volatility	65%
Expected forfeiture rate	0.0%

Expected volatility was determined by calculating the average historical volatility of a group of listed entities that are considered similar in nature to the Company.

During the three-month periods ended January 31, 2021 and 2020, no stock options were exercised.

Restricted share units

Under the terms of the LTIP, restricted share units have been issued to executives and directors. The RSUs vest immediately and are exercisable upon issuance. The RSUs represent the right to receive a distribution from the Company in an amount equal to the fair market value of an ordinary share of the Company at the time of distribution. The RSUs can be settled in shares, cash, or any combination of shares and cash, at the option of the holder. The Company granted 7,319 RSUs to certain key executives in the three months ended January 31, 2021 (three months ended January 31, 2020: 2,182). The Company has recorded a liability of $793,226 as at January 31, 2021 (October 31, 2020: $171,849) that represents the fair value of the RSUs outstanding and has recorded total expense of $604,943 for the three months ended January 31, 2021 (three months ended January 31, 2020: $88,425).

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9.	Financial instruments and financial risk factors

Fair values

The Company’s financial instruments consist of cash, accounts receivables, accounts payable and accrued liabilities, loans payable, convertible debt and the conversion feature of the convertible debt. The fair values of the cash, trade receivables, accounts payable and accrued liabilities approximate their carrying amounts because of their current nature.

Fair value hierarchy levels 1 to 3 are based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

There were no transfers between the levels during the current or prior year.

The Company’s financial assets measured at fair value on a recurring basis were calculated as follows:

	Balance $	Quoted prices in active markets for identical assets (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $
As at January 31, 2021
Accounts receivable	1,920,776	—	1,920,776	—

	1,920,776	—	1,920,776	—

As at October 31, 2020
Accounts receivable	890,229	—	890,229	—

	890,229	—	890,229	—

The Company’s financial liabilities measured at fair value on a recurring basis were calculated as follows:

	Balance $	Quoted prices in active markets for identical assets (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $
As at January 31, 2021
Restricted share units	793,226	—	793,226	—

	793,203	—	793,203	—

As at October 31, 2020
Restricted share units	171,849	—	171,849	—

	171,849	—	171,849	—

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Currency risk

It is management’s opinion that the Company is not exposed to significant currency risk as its cash is denominated in both Canadian and U.S. dollars and funds its operations accordingly.

Interest rate risk

Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on the Company’s financial instruments. The Company is not exposed to significant interest rate risk, as it has no variable interest rate debt.

Credit, liquidity, and market risks

Credit risks associated with cash are minimal as the Company deposits majority of its cash with a large Canadian financial institution. The Company’s credit risks associated with receivables are managed and exposure to potential loss is assessed as minimal. Ultimate responsibility for liquidity risk management rests with the board of directors, which has established an appropriate liquidity risk management framework for the management of the Company’s short-term, medium and long-term funding and liquidity requirements. Market risks associated with short-term investments are assessed as minimal as they are considered short-term in nature.

Capital risk management

The Company manages its capital to ensure that entities in the Company will be able to continue a going concern while maximizing the return to shareholders through the optimization of the debt and equity balance.

The capital structure of the Company consists of net debt (borrowings after deducting cash and bank balances) and equity of the Company (comprising issued share capital, contributed surplus and accumulated deficit as disclosed in Note 8).

The Company is not subject to any externally imposed capital requirements. The Company’s Board of Directors reviews the capital structure on a semi-annual basis. As part of this review, the Board considers the cost of capital and the risks associated with each class of capital.

10.	Lease liabilities

Maturity analysis Undiscounted	Year 1 $	Year 2 $	Year 3 $	Year 4 $	Year 5 $	Thereafter $	Total $

Premises	867,434	804,155	571,458	600,242	421,423	1,369,152	4,633,865
Equipment	40,948	34,797	19,306	19,306	12,871	—	127,227

Total	908,382	838,952	590,764	619,548	434,294	1,369,152	4,761,093

Lease liabilities Discounted	Current $	Non-Current $	Total $
Premises	643,868	3,063,864	3,707,432
Equipment	27,981	67,831	95,812

Total	671,849	3,131,695	3,803,544

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The Company’s lease obligations include leases for plant operations, storage facilities, and office space for employees. In the three months ended January 31, 2021, the company has added 1 new lease and modified 2 leases, all relating to storage facilities.

11.	Commitments

The Company is committed to director and consulting fees of $180,000 (Year ended October 31, 2020: $181,000) in total per year to six directors and Advisory Board members, until cancellation of their respective agreements, which requires notice of 30 days by either party.

As of January 31, 2021, there are approximately $1.7 million in committed purchase orders that the Company is in various stages of executing.

12.	Loss per share

	Three months ended January 31,
	2021	2020
Net loss	$(4,845,323)	$(1,344,554)
Weighted average number of ordinary shares	2,342,145	1,984,507

Basic and diluted loss per share	$(2.07)	$(0.68)

Adjustments for diluted loss per share were not made for the three months ended January 31, 2021 and 2020 as they would be anti-dilutive in nature. The following potential ordinary shares are anti-dilutive and are therefore excluded from the weighted average number of ordinary shares for the purpose of diluted earnings per share:

	Three months ended January 31,
	2021	2020

Stock options	145,000	102,500
Restricted share units	9,501	—

	154,501	102,500

13.	Segment reporting

The consolidated financial data presented in these financial statements is reviewed regularly by the Company’s chief operating decision maker (“CODM”) for making strategic decisions, allocations resources and assessing performance, in consultation with the Board of Directors.

During the three months ended January 31, 2021, the Company operated in Canada and began operations in the United States. Management has concluded that the customers, and the nature and method of distribution of goods and services delivered, if any, to these geographic regions are similar in nature. The risks and returns across the geographic regions are not dissimilar; therefore, the Company operates as a single operating segment.

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The following is a summary of the Company’s geographical information:

	Canada $	United States $	Total $
For the period ended January 31, 2021
Revenue	950,206	67,034	1,017,240
Non-current assets	3,590,217	8,360,886	11,951,103

For the period ended January 31, 2020
Revenue	58,986	—	58,986
Non-current assets	1,508,316	2,411,903	3,920,219

For the period ended October 31, 2020
Revenue	792,254	—	792,254
Non-current assets	3,395,049	6,066,618	9,461,667

For the three months ended January 31, 2021, one customer accounted for 83% of total revenue (three months ended January 31, 2020: 42%) This same customer accounted for 72% of accounts receivable at January 31, 2021 (October 31, 2020: 58%).

14.	Subsequent events

On February 16, 2021, the Company entered into a definitive business combination agreement with Peridot Acquisition Corp. (NYSE: PDAC) and Li-Cycle Holdings Corp. Upon closing, the combined company will be renamed Li-Cycle Holdings Corp. and the common shares of Li-Cycle Holdings Corp. are expected to be listed on the New York Stock Exchange under the new ticker symbol “LICY”. Under the terms of the business combination agreement, the Company is expected to receive approximately US$615 million in gross transaction proceeds and 100% of the Company’s existing shares will be exchanged for shares of the combined company.

On April 7, 2021, as part of its loan facility with BDC Capital, the Company received the third tranche of $1.6 million (C$2 million) upon the completion of the milestone for such additional funding.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholder and the Board of Directors of Li-Cycle Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Li-Cycle Holdings Corp. (the “Company”) as of February 12, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 12, 2021 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 29, 2021

We have served as the Company’s auditor since 2021.

Li-Cycle Holdings Corp.

Statement of Financial Position

As of February 12, 2021

(Expressed in US dollars)

$
Assets
Current assets
Cash	1

Total Assets	1

Shareholder’s Equity
Share capital	1

Total Liabilities and Shareholder’s Equity	1

The accompanying notes are an integral part of the financial statements.

Li-Cycle Holdings Corp.

Notes to the financial statements

February 12, 2021

(Expressed in US dollars)

1.	Organization

Li-Cycle Holdings Corp. (the “Company”) was incorporated under the laws of Ontario on February 12, 2021, as part of a plan of arrangement (the “Arrangement”) to reorganize Li-Cycle Corp. The Company’s intended business activity is the resource recovery from lithium-ion batteries. To date, the Company has not commenced operations and is expected to commence operations concurrent with the offering in accordance with the Arrangement. The Company’s registered address is 2351 Royal Windsor Drive, Unit 10, Mississauga, ON L5J 4S7 Canada.

The Company issued one common share for $1 upon incorporation with Li-Cycle Corp. being the sole shareholder. The common shares have no par value and the number of authorized common shares is unlimited.

2.	Summary of significant accounting policies

(a)	Statement of Compliance

The statement of financial position has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) incorporating interpretations issued by the IFRS Interpretations Committee (“IFRICs”). Separate Statements of Income and Comprehensive Income, Changes in Shareholder’s Equity and Cash Flows have not been presented as there have been no activities for the Company to date.

These financial statements were approved and authorized for issue by the Board of Directors on March 29, 2021.

(b)	Cash

Cash include cash on hand with original maturities of three months or less.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PERIDOT ACQUISITION CORP.,

LI-CYCLE CORP.

AND

LI-CYCLE HOLDINGS CORP.

DATED AS OF FEBRUARY 15, 2021

A-i

A-ii

EXHIBITS

Exhibit A	Company Arrangement Resolution
Exhibit B	Plan of Arrangement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Investor and Registration Rights Agreement
Exhibit E	Form of Transaction Support Agreement
Exhibit F	Form of Newco Articles and By-laws
Exhibit G	Form of Amalco Equity Incentive Plan
Exhibit H	Form of Amalco Employee Stock Purchase Plan

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 15, 2021, is made by and among Peridot Acquisition Corp., a Cayman Islands exempted company (“Peridot”), Li-Cycle Corp., a corporation existing under the laws of the Province of Ontario, Canada (the “Company”), and Li-Cycle Holdings Corp., a company incorporated under the Province of Ontario, Canada (“Newco”). Peridot, the Company and Newco shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, the Company has incorporated Newco and Newco is a wholly-owned subsidiary of the Company as of the date hereof;

WHEREAS, Peridot is a blank check company incorporated as a Cayman Islands exempted company on July 31, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, pursuant to the Governing Documents of Peridot, Peridot is required to provide an opportunity for its shareholders to have their outstanding Peridot Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Peridot Shareholder Approval;

WHEREAS, as of the date of this Agreement, Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), owns 7,410,000 Peridot Class B Shares, representing approximately 98.8% of the issued and outstanding Peridot Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, other holders of Peridot Class B Shares (the “Other Class B Holders”), Peridot, the Company and Newco are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) the Sponsor and the Other Class B Holders have agreed to waive any adjustment to the conversion ratio set forth in the Governing Documents of Peridot or any other anti-dilution or similar protection with respect to the Peridot Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise) and (b) the Sponsor has agreed to forfeit a number of Peridot Class B Shares, if requested by the Company in the event that the Minimum Cash Condition is not met, in each case, on the terms and conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached hereto as Exhibit C (the “Subscription Agreement” and collectively, the “Subscription Agreements”), with Peridot and Newco, pursuant to which, among other things, the PIPE Investors have agreed, subject to the Closing occurring, to subscribe for and purchase, and Peridot and Newco have agreed that Amalco will issue and sell to the PIPE Investors after completion of the Peridot Amalgamation but prior to the Closing, the number of Amalco Shares provided for in the applicable Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under the Subscription Agreements, the “PIPE Financing Amount”, and the equity financing under the Subscription Agreements hereinafter referred to as the “PIPE Financing”), on the terms and subject to the conditions set forth in the Subscription Agreements;

WHEREAS, on or prior to the Continuance Date, Peridot shall complete the Peridot Shareholder Redemption prior to the Peridot Continuance;

WHEREAS, on or after the Continuance Date but prior to the Closing Date, Peridot shall be continued from the Cayman Islands to the Province of Ontario, Canada and domesticate as a company existing under the Business Corporations Act (Ontario) (the “OBCA”) (the “Peridot Continuance”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, but prior to the Peridot Amalgamation and following any forfeiture of Peridot New Class B Shares as provided in the Sponsor Letter Agreement, each issued and outstanding Peridot New Class B Share shall become one Peridot Common Share (the “Class B Conversion”);

WHEREAS, on the Closing Date, after the Class B Conversion and prior to the closing of the PIPE Financing, Newco and Peridot will amalgamate in accordance with the terms of the Plan of Arrangement (the “Peridot Amalgamation” and Newco and Peridot as so amalgamated, “Amalco”), and pursuant to the Peridot Amalgamation, (i) all of the issued and outstanding Peridot Shares and Peridot Warrants will be exchanged for equivalent Amalco Shares and Amalco Warrants on a one-for-one basis, (ii) the Newco Share held by the Company will be exchanged for an Amalco Share on a one-for-one basis, and (iii) immediately thereafter, the Amalco Share held by the Company will be purchased for cancellation for cash equal to the subscription price for such Amalco Share, in each case upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date, after the Peridot Amalgamation, the PIPE Financing shall be consummated;

WHEREAS, on the Closing Date, after the closing of the PIPE Financing and prior to the Share Exchange, in accordance with the terms of the Plan of Arrangement, each issued and outstanding Company Preferred Share shall be converted into a Company Common Share (the “Company Share Conversion”);

WHEREAS, on the Closing Date after the Company Share Conversion, in accordance with the terms of the Plan of Arrangement, Amalco will acquire all of the issued and outstanding shares in the capital of the Company from the Company Shareholders in exchange for Amalco Shares (the “Share Exchange”) (together with the other transactions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Documents, the “Transactions”) and the Company will become a wholly-owned Subsidiary of Amalco, in each case, upon and subject to the Plan of Arrangement and the other terms and conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, at the Closing, Amalco, the Sponsor and certain Company Shareholders will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Investor and Registration Rights Agreement”), pursuant to which, among other things, (a) the Sponsor will have certain rights to nominate directors to the board of directors of Amalco following the Closing and (b) the Sponsor and such Company Shareholders will (i) agree not to effect any sale or distribution of any Equity Securities of Amalco held by any of them during the lock-up period described therein and (ii) be granted certain registration rights with respect to their respective Equity Securities of Amalco, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of Peridot (the “Peridot Board”) has (a) determined that the Transactions are in the best interests of Peridot and its shareholders, (b) approved this Agreement, the Ancillary Documents to which Peridot is or will be a party and the transactions contemplated hereby and thereby (including the Peridot Continuance and the Peridot Amalgamation) and (c) resolved to recommend, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Peridot Continuance and the Peridot Amalgmation) by the holders of Peridot Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company has (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Transactions), and (c) resolved to recommend, among other things, that the Company Shareholders vote in favor of the Company Arrangement Resolution;

WHEREAS, the board of directors of Newco has unanimously (i) determined that the Transactions are fair to, and in the best interests of, its shareholder and (ii) approved this Agreement, the Ancillary Documents to which Newco is or will be a party and the transactions contemplated hereby and thereby (including the Transactions);

WHEREAS, the Company, as the sole shareholder of Newco, has determined that the Transactions are in the best interests of Newco and approved this Agreement, the Ancillary Documents to which Newco is or will be a party and the transactions contemplated hereby and thereby (including the Transactions); and

WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to Peridot a transaction support agreement, substantially in the form attached hereto as Exhibit E (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will approve the Transactions, consent to the entering into and execution by the Company of this Agreement and agree to, among other things, support and vote in favor of the Company Arrangement Resolution.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Peridot SEC Reports” has the meaning set forth in Section 4.6.

“Adjournment Proposal” has the meaning set forth in Section 5.8.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, (a) the Affiliates of the Sponsor shall be deemed to include Carnelian and its Affiliates and (b) any portfolio company or entity managed or controlled by any investment vehicle owned or managed by Carnelian or any of its Affiliates shall not be considered an Affiliate of Peridot.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by Amalco in respect of the PIPE Financing.

“Aggregate Exercise Price” means the aggregate exercise price of the Company Options that will not be cancelled and exchanged for Rollover Equity Awards, converted to its U.S. dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Closing Date, and rounding the resulting exercise price up to the nearest whole cent.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum (without duplication) of (i) the aggregate cash proceeds available for release to Peridot from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Peridot Shareholder Redemptions), (ii) the unrestricted cash on the balance sheet of Peridot as of the Closing Date, and (iii) the Aggregate Closing PIPE Proceeds, minus (b) the sum (without duplication) of the Unpaid Peridot Expenses and the Unpaid Peridot Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.10.

“Amalco” has the meaning set forth in the recitals to this Agreement.

“Amalco Employee Stock Purchase Plan” has the meaning set forth in Section 5.16.

“Amalco Equity Incentive Plan” has the meaning set forth in Section 5.16.

“Amalco Shares” means common shares of Amalco.

“Amalco Warrant Agreement” means the Warrant Agreement to be entered into by and between Amalco and the Trustee at Closing setting forth the terms and conditions of the Amalco Warrants.

“Amalco Warrants” means each warrant of Amalco to purchase one Amalco Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Amalco Warrant Agreement.

“Amalgamation Proposal” has the meaning set forth in Section 5.8.

“Ancillary Documents” means the Plan of Arrangement, the Investor and Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Letter of Transmittal, the Transaction Support Agreements, the Amalco Warrant Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed by the Parties in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the Corruption of Foreign Public Officials Act (Canada) and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Anti-Money Laundering Laws” means any applicable anti-money laundering and counter-terrorism Laws in all applicable jurisdictions, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, including without limitation, the Criminal Code (Canada); the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), 18 U.S.C. §§ 1956-1957, and regulations and guidance thereunder.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Peridot and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Audited Company Financial Statements” has the meaning set forth in Section 3.4(a).

“BCA Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Toronto, Ontario are open for the general transaction of business.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Carnelian” has the meaning set forth in Section 5.6(b).

“Carnelian Funds” has the meaning set forth in Section 5.6(b).

“CBA” has the meaning set forth in Section 3.14(d).

“Change in Recommendation” has the meaning set forth in Section 5.8.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Persons(s) makes any equity or similar investment in another Person.

“Class B Conversion” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets or business of the Company and its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity investment in the Company or any of its controlled Affiliates pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company or any of its controlled Affiliates immediately following such transaction. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including the PIPE Financing) shall constitute a Company Acquisition Proposal.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Shareholders Meeting, in substantially the form attached to this Agreement as Exhibit A.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended (including by those certain articles of amendment dated November 12, 2020).

“Company Certificates” has the meaning set forth in Section 2.11(a).

“Company Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Company Common Shares” means common shares of the Company.

“Company D&O Persons” has the meaning set forth in Section 5.12(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Peridot by the Company and Newco on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, restricted stock unit, stock appreciation, phantom equity, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan” means, collectively, (a) the Li-Cycle Corp. Long-Term Incentive Plan, dated as of November 1, 2019, (b) the initial stock option plan of the Company, and (c) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document; provided that, notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Peridot Expenses or Peridot Liabilities.

“Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Common Shares issued and outstanding immediately prior to the Closing determined on an as-converted to Company Common Shares basis (including, for the avoidance of doubt, the number of Company Common Shares issuable upon conversion of any issued and outstanding Company Preferred Shares based on the then applicable conversion ratio) and (b) the aggregate number of Company Common Shares issued or issuable upon exercise or settlement of all issued and outstanding Company Equity Awards (whether vested or unvested), including Company Equity Awards exercised or settled prior to or in connection with the Closing, but excluding Company Equity Awards that will be cancelled and exchanged for Rollover Equity Awards.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), and Section 3.1(b), Section 3.1(d) (Organization and Qualification), Section 3.2(b) through

Section 3.2(e) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers and network equipment and databases (including those that are used to Process data), including any outsourced systems, in each case, to the extent owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (a) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change in the lithium-ion battery recycling market, any change in prices for commodities (including in the form of “black mass”) used in or generated by the Company’s business, or any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (g) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (j) the taking of any action required by the terms of this Agreement or any Ancillary Document, (k) any actions taken or omitted to be taken by a Group Company at the written request or with the prior written consent of Peridot, (l) any material breach of this Agreement or any Ancillary Document by Peridot or (m) any matter set forth on Section 1.1 of the Company Disclosure Schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or (h) may be taken into account in determining whether a Company Material Adverse

Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised (whether vested or unvested), whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by any of the Group Companies.

“Company Preferred Shares” means shares of preferred shares of the Company designated as “Class A Preferred Shares” or “Preference Shares” pursuant to the Company Articles of Incorporation.

“Company Product” means each product from which any Group Company has derived within the two (2) years preceding the date hereof, is currently deriving or is scheduled to derive within the next two (2) years, revenue from the sale, license, maintenance or other provision thereof, and each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, or filed in the name of, any Group Company.

“Company Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 13, 2020, by and among the Company and the Company Shareholders party thereto.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Required Approval” means approval by the affirmative vote of the holders of not less than two-thirds of the Company Shares, voting together as a single class, present in person or represented by proxy at the Company Shareholders Meeting.

“Company Share Conversion” has the meaning set forth in the recitals to this Agreement.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shareholders Agreement” means the Shareholder Agreement, as amended November 12, 2020, and as may be further amended, by and among the Company and the Company Shareholders party thereto.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 23, 2020, by and between the Company and Peridot.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continuance Proposal” has the meaning set forth in Section 5.8.

“Continuance Date” means the date on which the Peridot Continuance is approved by the affirmative vote of the holders of the requisite number of Peridot Shares necessary to approve the Peridot Continuance, whether in person or by proxy at the Peridot Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Peridot and applicable Law.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or strains thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, delay, shut down (including, the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by the applicable Governmental Entity, in each case, in connection with or in response to COVID-19.

“COVID Program” has the meaning set forth in Section 3.14(j).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, including for the benefit of its current or former employees, officers, directors or other individual service providers, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of Hazardous Substance, the protection of the environment, or the protection of human health or safety (to the extent relating to exposure to Hazardous Substances).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $975,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ESPP Proposal” has the meaning set forth in Section 5.8.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export and Import Permits Act and the regulations thereunder and the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.11(a).

“Exchange Consideration” means an aggregate number of Amalco Shares (deemed to have a value of $10.00 per share) equal to (i) the sum of the Equity Value plus the Aggregate Exercise Price, divided by (ii) $10.00.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to 182 of the OBCA, approving the Arrangement, as such order may be amended by the Court with the consent of Peridot and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of Peridot and the Company.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.5(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. or Canadian corporation are its certificate or articles of incorporation and, as the case may be, its articles of amendments, articles of amalgamations and its by-laws, the “Governing Documents” of a U.S. or Canadian limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governing Documents Proposal” has the meaning set forth in Section 5.8.

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), self-regulatory organization or stock exchange.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries (including Newco).

“Hazardous Substance” means any material, substance, waste or other pollutant or contaminant that is regulated by, or for which standards of conduct may be imposed or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, noise, odor, mold, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under IFRS or GAAP as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights, works of authorship, data, database and design rights, and mask work rights, whether or not registered or published, and all registrations, applications renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how, confidential or proprietary information, including invention disclosures, inventions, ideas, algorithms, formulae, processes, methods, techniques, and models, technologies, protocols, methodologies, formulations, layouts, specifications, discoveries, compositions, industrial models, architectures, drawings, plans, ideas, research and development, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case whether patentable or not and whether reduced to practice or not (collectively, “Trade Secrets”); (e) rights in Software, and (f) any other intellectual or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 5.5(a).

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to 182 of the OBCA, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court with the consent of Peridot and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and Peridot.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor and Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 9.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, Order, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal in the form or forms mutually agreed to by each of Newco, Peridot, the Exchange Agent and the Company (in any case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.20.

“Material Permits” has the meaning set forth in Section 3.6.

“Material Vendors” has the meaning set forth in Section 3.20.

“Minimum Cash Condition” has the meaning set forth in Section 6.3(d).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Newco” has the meaning set forth in the introductory paragraph to this Agreement.

“Newco Articles and By-laws” has the meaning set forth in Section 5.18.

“Newco Shares” means common shares of Newco.

“NYSE” means the New York Stock Exchange.

“OBCA” has the meaning set forth in the recitals to this Agreement.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under non-discriminatory terms and conditions.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity having jurisdiction over such matter.

“Other Class B Holders” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Consideration” means the number of Amalco Shares equal to the Exchange Consideration divided by the number of Company Fully Diluted Shares.

“Peridot” has the meaning set forth in the introductory paragraph to this Agreement.

“Peridot Acquisition Proposal” means (a) any transaction or series of related transactions under which Peridot or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in Peridot or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including the PIPE Financing) shall constitute a Peridot Acquisition Proposal.

“Peridot Amalgamation” has the meaning set forth in the recitals to this Agreement.

“Peridot Board” has the meaning set forth in the recitals to this Agreement.

“Peridot Board Recommendation” has the meaning set forth in Section 5.8.

“Peridot Certificates” has the meaning set forth in Section 2.11(a).

“Peridot Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Peridot Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Peridot Class A Shares” means Peridot’s Class A ordinary shares, $0.0001 par value.

“Peridot Class B Shares” means Peridot’s Class B ordinary shares, $0.0001 par value.

“Peridot Common Shares” means the Peridot New Class A Shares after giving effect to the Class B Conversion.

“Peridot Continuance” has the meaning set forth in the recitals to this Agreement.

“Peridot D&O Persons” has the meaning set forth in Section 5.11(a).

“Peridot Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Peridot on the date of this Agreement.

“Peridot Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Peridot in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including the PIPE Financing), including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Peridot and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Peridot pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Peridot Expenses shall not include any Company Expenses.

“Peridot Financial Statements” means all of the financial statements of Peridot included in the Peridot SEC Reports.

“Peridot Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.8 (Trust Account), Section 4.11(a) (No Peridot Material Adverse Effect) and Section 4.20 (Brokers).

“Peridot Information” has the meaning set forth in Section 2.4(d).

“Peridot Liabilities” means, as of any determination time, the aggregate amount of Liabilities of Peridot that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, Peridot Liabilities shall not include any Peridot Expenses.

“Peridot Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Peridot; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Peridot Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (a) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes, or proposed changes in or changes or proposed changes in interpretation of any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Peridot operates, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 4.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (g) any failure by Peridot to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (j) the taking of any action required by the terms of this Agreement or any Ancillary Document, (k) any actions taken or omitted to be taken by Peridot at the written request or with the prior written consent of the Company (l) any material breach of this Agreement or any Ancillary Document by the Company or (m) any matter set forth on Section 1.1 of the Peridot Disclosure Schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or (h) may be taken into account in determining whether a Peridot Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Peridot relative to other “SPACs” operating in the industries in which Peridot operates.

“Peridot New Class A Shares” means Peridot’s Class A common shares after giving effect to the Peridot Continuance.

“Peridot New Class B Shares” means Peridot’s Class B common shares after giving effect to the Peridot Continuance.

“Peridot Non-Controlled Affiliates” has the meaning set forth in Section 5.6(b).

“Peridot Non-Party Affiliates” means, collectively, each Peridot Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Peridot Related Party (other than, for the avoidance of doubt, Peridot). As it relates to Peridot, the term “Non-Party Affiliates” means “Peridot Non-Party Affiliates.”

“Peridot Related Party” has the meaning set forth in Section 4.21.

“Peridot Related Party Transactions” has the meaning set forth in Section 4.21.

“Peridot SEC Reports” has the meaning set forth in Section 4.6.

“Peridot Shareholder Approval” means (i) with respect to the BCA Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, the affirmative vote of the holders of at least a majority of the Peridot Shares present in person or represented by proxy and entitled to vote at the Peridot Shareholders Meeting, in each case, in accordance with the Governing Documents of Peridot and applicable Law; (ii) with respect to the Continuance Proposal, the Governing Documents Proposal and the Amalgamation Proposal, the affirmative vote of the holders of at least two-thirds of the Peridot Shares present in person or represented by proxy and entitled to vote at the Peridot Shareholders Meeting, in each case, in accordance with the Governing Documents of Peridot and applicable Law; and (iii) in the circumstances contemplated by Section 5.20, the approval of the Peridot Amalgamation by the affirmative vote of the holders of at least two-thirds of the Peridot Shares present in person or represented by proxy and entitled to vote at the Peridot Shareholders Meeting, which vote shall be held following the Peridot Continuance, in accordance with the Governing Documents of Peridot and applicable Law, including the OBCA.

“Peridot Shareholder Redemption” means the redemption by the holders of Peridot Class A Shares of all or a portion of their Peridot Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise), as set forth in Governing Documents of Peridot.

“Peridot Shareholders Meeting” has the meaning set forth in Section 5.8.

“Peridot Shares” means (a) prior to the consummation of the Peridot Continuance, collectively, the Peridot Class A Shares and the Peridot Class B Shares, (b) from and after the consummation of the Peridot Continuance but prior to the Class B Conversion, collectively, the Peridot New Class A Shares and Peridot New Class B Shares and (c) from and after the Class B Conversion, Peridot Common Shares. Any reference to the Peridot Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a), clause (b) and/or clause (c) of this definition as the context so requires.

“Peridot Tax Counsel” has the meaning set forth in Section 5.5(b).

“Peridot Unit” means each outstanding unit consisting of one Peridot Class A Share and one-half of one Peridot Warrant.

“Peridot Warrants” means each warrant to purchase one Peridot Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Warrant Agreement.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, and (g) the Liens listed and described on Section 1.1 of the Company Disclosure Schedules.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII” or “personal data”) provided by or included in any applicable Law, any data or information that identifies an individual or natural person.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, subject to any amendments or variations to such plan made in accordance with this Agreement (including

Section 5.20) and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and Peridot, each acting reasonably.

“PPP Loan” has the meaning set forth in Section 3.16(c).

“Pre-Closing Peridot Holders” means the holders of Peridot Shares at any time prior to the Peridot Amalgamation.

“Privacy and Security Requirements” means (i) any applicable Laws relating to the processing of Personal Data or otherwise relating to consumer protection and (ii) the Group Companies’ published internal and external facing privacy policies.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, cause of action, complaint, charge, proceeding, investigation, inquiry, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on data or on sets of data, or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“Public Shareholders” has the meaning set forth in Section 9.18.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of Newco (as predecessor of Amalco) and proxy statement of Peridot.

“Representatives” means, with respect to any Person, such Person’s Subsidiaries and its and such Subsidiaries’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rollover Equity Awards” means an equity award with respect to Amalco Shares that is outstanding on the day following the Closing Date and that is received in exchange for a Company Equity Award upon disposition and cancellation of such Company Equity Award.

“Sanctions Laws” means any applicable economic or financial sanctions Laws, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, any other agency of the US government, the government of Canada or applicable anti-boycott measures.

“Sanctioned Person” means any person, organization or vessel (a) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, and person listed by Canada under the regulations to the Special Economic Measures Act, the Freezing Assets of Corrupt Foreign Officials Act, the Justice for Victims of Corrupt Foreign Officials Act

(Sergei Magnitsky Law), the United Nations Act, the Criminal Code, or any other similar Canadian law, or on any list of targeted persons issued under the Sanctions Law of any other country, (b) that is, or is part of, a government of a Sanctioned Territory, (c) owned or controlled by, or acting on behalf of, any of the foregoing, (d) located within or operating from a Sanctioned Territory, or (e) otherwise targeted under any Sanctions Law.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions Law, which countries and territories, as of the date of this Agreement, are the Crimea territory, Cuba, Iran, North Korea, and Syria.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Peridot Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws, including the Securities Act (Ontario) and any other applicable Canadian provincial and territorial securities laws.

“Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Share Issuance Proposal” has the meaning set forth in Section 5.8.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code; and (b) all documentation related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Forfeiture Value” means an amount equal to the number of Forfeited Shares (as defined in the Sponsor Letter Agreement) multiplied by $10.00.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Tax” means (a) any U.S., Canadian or other non-U.S. federal, state, local or provincial income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes, duties, fees, charges, imposts, or assessments of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and (b) any Liability for any amounts of the type described in clause (a) of another Person by operation of Law (including under Treasury Regulations section 1.1502-6 or analogous U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means returns, information returns, notices, designations, statements, declarations, claims for refund, and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any schedules and attachments thereto and any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unaudited Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Unpaid Peridot Expenses” means the Peridot Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Peridot Liabilities” means the Peridot Liabilities as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of September 23, 2020, by and between Peridot and the Trustee.

ARTICLE 2

THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

Section 2.1 The Arrangement. On the terms and subject to the conditions hereof, the Company and Amalco shall proceed to effect the Arrangement under Section 182 of the OBCA beginning at the Arrangement Effective Time (as defined in the Plan of Arrangement), on the terms contained in the Plan of Arrangement.

Section 2.2 The Interim Order. No later than three (3) Business Days after the filing with the SEC of the Registration Statement / Proxy Statement, the Company shall apply in a manner reasonably acceptable to Peridot pursuant to Section 182 of the OBCA and, in cooperation with Peridot, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a) that the Transaction Support Agreements have been duly executed by each of the Supporting Company Shareholders;

(b) for the class of persons to whom notice is to be provided in respect of the Arrangement, the Company Shareholders Meeting and for the manner in which such notice is to be provided;

(c) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(d) that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(e) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f) that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g) that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting;

(h) subject to Section 5.20, that the Peridot Shareholder Approval can be obtained after the issuance of the Final Order; and

(i) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

Section 2.3 The Company Shareholders Meeting.

(a) Subject to the terms of this Agreement, the Interim Order and the provision of the Peridot Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order as late as three (3) Business Days after the filing with the SEC of the Registration Statement / Proxy Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of Peridot (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with Peridot in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to Peridot of the Company Shareholders Meeting and allow Peridot’s representatives and legal counsel to attend the Company Shareholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution.

(b) The Company shall provide Peridot with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, (iii) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approval in respect of the Company Arrangement Resolution; provided, that the Company Shareholders Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Termination Date or (B) ten (10) days from the date of the first Company Shareholders Meeting, and (iv) the right to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

Section 2.4 The Company Information Circular.

(a) The Company shall promptly prepare and complete, in good faith consultation with Peridot, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other person as required by the Interim Order and applicable Law.

(b) The Company shall ensure that the Company Information Circular (i) complies with the Governing Documents of the Company, the Interim Order and applicable Law, (ii) does not contain any Misrepresentation, except with respect to Peridot Information included in the Company Information Circular, which Peridot will ensure does not contain a Misrepresentation, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(c) The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that the board of directors of the Company has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution.

(d) Peridot shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to Peridot required to be included under applicable Laws in the Company Information Circular (the “Peridot Information”), and ensuring that the Peridot Information does not contain any Misrepresentation. The Company shall give Peridot and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by Peridot and its counsel, and agrees that all information relating to Peridot included in the Company Information Circular must be in a form and content reasonably satisfactory to Peridot.

(e) Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

Section 2.5 The Final Order. The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order.

Section 2.6 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide Peridot’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of Peridot and its legal counsel; (iii) provide Peridot copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with Peridot’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that Peridot is not required to agree or consent to any increase or variation in the form of the Exchange Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, Peridot; and (vii) not object to legal counsel to Peridot making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided Peridot advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement, Peridot will cooperate with, and assist the Company, in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably required or requested to be supplied by Peridot in connection therewith.

(c) If, despite its diligent efforts, the Company is unable to obtain (A) the Interim Order containing the orders set out in Section 2.2 as a result, at the Company’s determination, acting reasonably, of the inclusion of the order set out in Section 2.2(h), or (B) the Final Order, as a result, at the Company’s determination, acting reasonably, that the Peridot Shareholder Approval has not yet been obtained, then the Company will, as applicable, diligently pursue (A) an Interim Order, that does not include the order set out in Section 2.2(h) (and, in such circumstances, such order will not be required pursuant to Section Section 2.2(i) or otherwise), or (B) a Final Order, in connection with the Plan of Arrangement as amended, in each case in accordance with Section 5.20.

Section 2.7 Closing Transactions. The Share Exchange shall occur upon the terms and subject to the conditions set forth in the Plan of Arrangement. The closing of the Share Exchange (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.11 as promptly as reasonably practicable, but in no event shall the Closing occur on a date which is later than the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date on which the Share Exchange occurs, the “Closing Date”) or at such other place, date and/or time as Peridot and the Company may agree in writing.

Section 2.8 Sponsor Forfeiture. Two (2) Business Days prior to the Closing Date, Peridot shall deliver written notice to the Company setting forth its good faith estimate of the Aggregate Transaction Proceeds as of the Closing Date, together with reasonably detailed support for the calculation of such Aggregate Transaction Proceeds. If the Aggregate Transaction Proceeds are estimated to be less than $300,000,000, and the Company informs Peridot in writing that it waives the Minimum Cash Condition as of the Closing, then, immediately prior to the Class B Conversion on the Closing Date, the Sponsor shall automatically be deemed to have irrevocably transferred to Peridot, surrendered, and forfeited for no consideration the number of Peridot New Class B Shares as provided in the Sponsor Letter Agreement, and such Peridot New Class B Shares shall, by virtue of the Transactions, be deemed to have been canceled and extinguished.

Section 2.9 The Class B Conversion. On the Closing Date, after any forfeiture of Peridot New Class B Shares as provided in the Sponsor Letter Agreement and prior to the Peridot Amalgamation, the Class B Conversion shall occur.

Section 2.10 Allocation Schedule.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Peridot and Newco (and Newco shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Shareholder and the number of Company Shares subject to each Company Equity Award held by each holder thereof and, in the case of each Company Option, the exercise price thereof, (ii) (x) the number of Amalco Shares that will be subject to each Rollover Equity Award, which shall be determined by multiplying the number of Company Shares subject to the corresponding Rollover Equity Award immediately prior to the Closing by the Per Share Consideration and rounding the resulting number down to the nearest whole number of Amalco Shares and (y) in the case of each Company Equity Award, the number of Company Shares subject to the corresponding Company Company Equity Award in effect immediately prior to the Closing and in the case of each Company Option, the exercise price immediately before Closing, (iii) the portion of the Exchange Consideration allocated to each Company Shareholder and each holder of Company Options that will not receive Rollover Equity Awards, respectively, determined in the manner determined under the Plan of Arrangement, and (iv) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i), (ii) and (iii) is, and will be as of immediately prior to the Closing, true and correct in all respects and in accordance with the last sentence of this Section 2.10. The Company will review any comments to the Allocation Schedule provided by Peridot or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by Peridot or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Amalco Shares that each Company Shareholder will have a right to receive pursuant to the Plan of Arrangement will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Amalco Shares set forth on the Allocation Schedule that are allocated in respect of

Company Shares and Company Equity Awards (other than those allocated in respect of Rollover Equity Awards) exceed the Exchange Consideration and (C) the Allocation Schedule (and the calculations or determinations therein) shall be prepared in accordance with any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreement, the Company Equity Plan and any other Contract to which the Company is a party or bound to the extent applicable thereto.

(b) Peridot, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Allocation Schedule. None of Peridot, the Exchange Agent and their respective Affiliates or Representatives shall have any liability to any Company Shareholder or any of its Affiliates for relying on the Allocation Schedule. The Allocation Schedule may not be modified after delivery to Peridot and Newco except pursuant to a written instruction from the Company, with certification from an authorized representative of the Company that such modification is true and correct. Peridot, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

Section 2.11 Exchange Agent.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Newco shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to Peridot and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) certificates, if any, representing the Company Common Shares (“Company Certificates”) and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Closing, in either case, for the portion of the Exchange Consideration issuable in respect of such Company Shares pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement, and (ii) certificates, if any, representing the Peridot Shares or Peridot Warrants (“Peridot Certificates”) and each Peridot Share or Peridot Warrant held in book-entry form on the stock transfer books of Peridot immediately prior to the Closing, in either case, for such Amalco Shares or Amalco Warrants issuable in the Peridot Amalgamation and on the terms and subject to the other conditions set forth in this Agreement.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders. At least three (3) Business Days prior to the Closing Date, Peridot shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the holders of Peridot Shares and Peridot Warrants.

(c) In accordance with the Plan of Arrangement, Amalco shall deposit, or cause to be deposited, with the Exchange Agent, (i) for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.11 through the Exchange Agent, evidence of Amalco Shares in book-entry form representing the portion of the Exchange Consideration issuable pursuant to the Plan of Arrangement, and (ii) for the benefit of the holders of Peridot Shares and Peridot Warrants and for exchange in accordance with this Section 2.11 through the Exchange Agent, evidence of Amalco Shares and Amalco Warrants in book-entry form representing the Amalco Shares and Amalco Warrants issuable in the Peridot Amalgamation in exchange for the Peridot Shares and Peridot Warrants outstanding immediately prior to the Peridot Amalgamation.

Section 2.12 Withholding. Notwithstanding anything in this Agreement to the contrary, Peridot, Amalco, the Group Companies and the Exchange Agent shall be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts payable or otherwise deliverable to any Person pursuant to the Arrangement or this Agreement such Taxes, source deductions and other amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of Peridot, Amalco, the Group Companies and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to Peridot, Amalco, a Group Company or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and Peridot, Amalco, the Group Company or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Peridot as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

(b) True, complete and correct copies of the Governing Documents of the Company and the Company Shareholders Agreement and the Company Registration Rights Agreement have been made available to Peridot, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Shareholders Agreement or the Company Registration Rights Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

(d) Newco was incorporated solely for purposes of entering into the Transactions and, since the date of its incorporation, Newco has not owned any assets, carried on any business, conducted any operations or incurred any liabilities or obligations or has not hired any employee or independent contractor, other than the execution of this Agreement and any Ancillary Documents, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true, complete and correct statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the registered owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules or as set forth in the Governing Documents of the Company, as of the date of this Agreement, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which the Company is a party that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The outstanding Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by the Company and (3) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. Except for the Company Shareholders Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true, complete and correct statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the registered owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which any Subsidiary of the Company is a party that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company.

(d) As of the date hereof, the authorized share capital of Newco consists of an unlimited number of Newco Shares, of which one is issued and outstanding. Immediately following the Closing, all of the issued and outstanding Amalco Shares (i) will be duly authorized, validly issued, fully paid and non-assessable, (ii) will have been issued in compliance in all material respects with applicable Law and (iii) will not have been issued in breach or violation of any preemptive rights or Contract to which Newco is a party or bound.

(e) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The audited consolidated balance sheets of the Group Companies as of October 31, 2019 and October 31, 2020 (the “Latest Balance Sheet”) and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for each of the periods then ended, including the notes thereto (the “Audited Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.15, (A) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein, (C) will have been audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors, and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The unaudited consolidated balance sheets of the Group Companies as of January 31, 2020 and January 31, 2021 and the related unaudited consolidated statements of operations and changes in shareholders’ equity and cash flows of the Group Companies for each of the three-month periods then ended (the “Unaudited Company Financial Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.15, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the dates thereof and for the periods indicated therein (subject to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) The accounts receivable of the Company and its Subsidiaries reflected on the Latest Balance Sheet arose in the ordinary course of business from bona fide transactions and in accordance with IFRS and none of such accounts receivable are subject to any set offs, counterclaims, credits or other offsets, and are current and collectible and will be collected in accordance with their terms and their recorded amounts, subject only to the reserve for bad debts set forth in the Company Financial Statements. The accounts payable of the Company and its Subsidiaries reflected on the Latest Balance Sheet arose in the ordinary course of business from bona fide transactions and in accordance with IFRS. Since the date of the Latest Balance Sheet, the accounts receivable and accounts payable of the Company and its Subsidiaries have arisen in the ordinary course of business from bona fide transactions.

(d) Except for Liabilities (i) set forth in Section 3.4(d) of the Company Disclosure Schedules, (ii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the

Company Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (iii) set forth or disclosed in the Company Financial Statements, (iv) that have arisen since the Latest Balance Sheet in the ordinary course of business (and not as a result of a breach of any Contract by any Group Company), (v) that are incurred with the consent of Peridot or (vi) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Company does not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with IFRS or disclosed in the notes thereto.

(e) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Company Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies, in each case in all material respects.

(f) Since November 1, 2018, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) to the Company’s knowledge, “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) to the Company’s knowledge, a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or under any applicable antitrust or other competition Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of any documents required by the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, (iv) the Company Required Approval in respect of the Company Arrangement Resolutions, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation by the Company of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents or the Company Shareholders Agreement, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of any Group Company, except, in the case of clauses (ii)

through (iv) above, as would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. (i) Each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (the Contracts required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract;

(v) any material Contract with respect to any Company Licensed Intellectual Property or Company Owned Intellectual Property, including any (A) material license, royalty, indemnification, covenant not to sue, escrow, co-existence, concurrent use, consent to use, assignment, development or other Contract relating to any Intellectual Property Rights (including any Contracts relating to the licensing of material Intellectual Property Rights by any of the Group Companies to a third party or by a third party to the Company) and (B) other Contracts have any material effect on any of the Group Companies’ ability to own, enforce, use, license or disclose any Intellectual Property Rights, in each case, other than Off-the-Shelf-Software licenses;

(vi) any Contract that (A) limits in any material respect the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit, in any material respect, the operations of any Group Company, or following the Closing, Peridot, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit, in any material respect, the operations of the Company, other than in respect of non-disclosure agreements entered into by any Group Company in the ordinary course of business;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the term of the agreement;

(viii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) or pursuant to which any Person (other than the Company or a Subsidiary of the Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $500,000;

(ix) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

(x) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other individual service provider of a Group Company whose annual base salary (or, in the case of an individual independent contractor, annual base compensation) is in excess of $200,000, or (B) providing for any Company Change of Control Payment;

(xii) any CBA;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $500,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company;

(xv) any Contract regarding any material indemnification obligations incurred or provided by any Group Company other than in the ordinary course of business; and

(xvi) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $500,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the term of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or material default under, any Material Contract, (iii) to the Company’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder (including as a result of COVID-19) or cause the acceleration of any Group Company’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (iv) the Company has delivered or made available to Peridot true, complete and accurate copies of each Material Contract, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, and (v) as of the date hereof, no Group Company has received written, or to the Company’s knowledge, oral, notice of termination, cancellation or non-renewal of any Material Contract.

Section 3.8 Absence of Changes. During the period beginning on November 1, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as otherwise reflected in the Company Financial Statements, for actions or omissions taken as a result of COVID-19 or COVID-19 Measures or as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Peridot if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.9 Litigation. There is (and since November 1, 2018, there has been) no Proceeding pending or, to the Company’s knowledge, threatened by or against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts, and since November 1, 2018 has conducted, its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, including any Law or Order related to COVID-19, and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true, complete and correct list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided Peridot with true, complete and correct copies of the material documents pursuant to which the plan is maintained, funded and administered including, for each Employee Benefit Plan, (i) the most recent plan text and amendments, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) the most recently prepared actuarial valuation report, (v) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (vi) the most recent employee booklet.

(b) No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree, post-ownership or post-termination health or life insurance or other welfare-type benefits to any Person other than (A) health continuation coverage pursuant to COBRA for which the recipient pays the full cost of coverage, and (B) to the minimum extent required by any applicable employment standards Laws of Canada. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any liability, penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no material non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in all material respects in accordance with the terms of the Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law; and all such contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(h) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. To the knowledge of the Company, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Foreign Benefit Plan.

(j) No Foreign Benefit Plan is (A) a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA); (B) a “registered pension plan” (within the meaning of subsection 248(1) of the Tax Act); (C) a “retirement compensation arrangement” (within the meaning of subsection 248(1) of the Tax Act); or (D) has any material unfunded or underfunded Liabilities. No Foreign Benefit Plan is intended to be, or has ever been determined or alleged by a Governmental Entity to be, a “salary deferral arrangement” within the meaning of subsection 37 248(1) of the Tax Act.

(k) All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits; Canada Pension Plan and Quebec Pension Plan contributions; unemployment insurance premiums; workers’ compensation premiums and assessments; maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.12 Environmental Matters.

(a) None of the Group Companies have received any written notice, report, Order, communication or other information from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, failure to comply in any material respect with, or material Liability under, any Environmental Laws.

(b) Except as would not be material to the Group Companies, taken as a whole:

(i) The Group Companies are (and, since November 1, 2018, have been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits that are required pursuant to Environmental Laws for the ownership or occupation of their facilities and the operation of their business.

(ii) There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company pursuant to Environmental Laws.

(iii) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group Companies under Environmental Law.

(iv) The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise knowingly become subject to any Liabilities of any other Person under Environmental Law.

(c) The Group Companies have made available to Peridot copies of all written environmental reports, audits, and assessments and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true, complete and correct list of all currently issued or pending Company Registered Intellectual Property. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) No issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except to the extent commercially reasonable in the Company’s business judgment. The Company has not received written notice of any Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). For all Patents listed in Section 3.13(a) of the Company Disclosure Schedules, each inventor of the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. To the Company’s knowledge, the Group Companies have sufficient rights to all Intellectual Property Rights used in or necessary for the operation of the businesses of the Group Companies as currently conducted. The Company Registered Intellectual Property is subsisting, and to the Company’s knowledge, valid and enforceable. To the Company’s knowledge, no Company Owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(d) All employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Right for or on behalf of any Group Company have executed and delivered to the Group Company a written contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Group Companies, and (ii) the assignment by such Person to a Group Company, all such Intellectual Property Rights authored, invented, created, improved, modified or developed, as applicable, by such Person in the course of their employment or other engagement with such Group Company.

(e) Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned by any Group Company. To the Company’s knowledge, each Group Company has not disclosed any material Trade Secrets to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any material Trade Secrets of or in the possession of or Processed by any Group Company, or of any written obligations with respect to such.

(f) Since November 1, 2018, to the Company’s knowledge, none of the Group Companies, or any of the Company Products infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates or has infringed, used without authorization, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person.

(g) There is no Proceeding pending currently and there has been no such Proceeding since November 1, 2018, and no Group Company has received any written communications (i) alleging that a Group Company infringed, used without authorization, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, patentability, registrability, use or exclusive ownership of any Company Owned Intellectual Property, or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(h) To the Company’s knowledge, since November 1, 2018, no Person is or was infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(i) Except as listed on Schedule 3.13(i) of the Company Disclosure Schedule, none of the material Company Owned Intellectual Property has been developed with the assistance or use of any funding from third parties or third-party agencies, including funding from any Governmental Entity.

(j) To the Company’s knowledge, the Group Companies possess all source code and other documentation and materials necessary to compile and operate the Group Companies’ material proprietary Software owned by the Group Companies.

Section 3.14 Labor Matters.

(a) The Group Companies are and since November 1, 2018 have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, COVID-19, wages and hours (including the classification of individual independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all applicable employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(b) Since November 1, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of or unpaid wages or other compensation for services to their current or former officer, directors, employees and individual independent contractors (including salaries, overtime, wage premiums, commissions, fees or bonuses) under applicable Law, Contract or company policy, or any penalty, fines, Taxes, interest or other sums for failure to comply with any of the foregoing, or (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any current or former employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or individual independent contractors or other individual service providers of each Group Company, except as has not resulted in material Liability to the Group Companies, taken as a whole.

(c) Since November 1, 2018, there has been no “mass layoff”, “mass termination” or “plant closing” as defined by applicable Laws, including WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(d) No Group Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group (each, a “CBA”) nor is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. There are no CBAs or any other labor-related agreements or arrangements that pertain to any of the employees of the Group Companies, and no employees of the Group Companies are represented by any labor union, labor organization, works council, employee delegate, representative or employee collective group with respect to their employment with the Group Companies.

(e) Since November 1, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice complaints or charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Group Company. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of any Group Company by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of any Group Company.

(f) To the Company’s knowledge, since November 1, 2018, (i) no labor union, works council, other labor organization, or group of employees of any Group Company has made a demand for recognition, and there are no representation proceedings presently pending, to the knowledge of the Company, or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (ii) to the knowledge of the Company, there have been no labor organizing activities with respect to any employees of any Group Company. No trade union has applied to have any Group Company declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which any Group Company carries on business.

(g) To the knowledge of the Company, no current or former employee or individual independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

(h) To the knowledge of the Company, no current employee with aggregate annual compensation in excess of $75,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

(i) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees of the Group Companies has occurred within the past twelve (12) months or is currently contemplated, planned or announced by the Group Companies, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(j) Section 3.14(j) of the Company Disclosure Schedules contains a true, correct and complete list of each of the business support measures or government programs (including any supplemental employment plan or wage subsidy program) any Group Company has, as of the date of this Agreement, applied for with any Governmental Entity as a result of the COVID-19 pandemic (each a “COVID Program”), including the date of the application and status of the application. Each Group Company has performed all of the obligations required to be performed by it in all material respects and is entitled to all benefits pursuant to such COVID Program.

(k) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of any Group Company, that, if known to the public, would bring such Group Company into material disrepute.

(l) No employee of any Group Company has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(m) No audit of a Group Company by a Governmental Entity is being conducted, or to the knowledge of the Company is pending, in respect of any foreign workers.

(n) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation since November 1, 2018 and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Group Company’s accident cost experience in respect of its business.

(o) The Company has provided to Peridot all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) together with the minutes of the joint health and safety committee meetings of the Group Companies for the period beginning on November 1, 2018 and ending on the date of this Agreement. There are no charges pending under OHSA. Each Group Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true, complete and correct copies of all such policies have been made available to Peridot. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld, collected and paid to the appropriate Tax Authority all material amounts required to have been withheld, collected and paid.

(c) No Group Company (i) has made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act nor has any Group Company made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) has applied for a loan under 15 U.S.C. 636(a)(36) (a “PPP Loan”).

(d) No Group Company is currently the subject of a Tax Contest. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(e) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., Canadian or other non-U.S. state, local or provincial income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(g) No Group Company will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law).

(h) The unpaid Taxes of the Group Companies (i) for all periods ending on or before the date of the Latest Balance Sheet do not, in the aggregate, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(i) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law).

(j) There are no Liens for Taxes on any assets of the Group Companies or any Equity Securities of any Group Company other than Permitted Liens.

(k) No Group Company was a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than another Group Company) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(m) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(n) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(o) Each Group Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(p) The Company is, and has been since its formation, (i) organized under the laws of the Province of Ontario, Canada and (ii) treated as a foreign corporation for United States federal income tax purposes.

(q) The Company has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(r) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(s) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(t) No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(u) The Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(v) There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of sections 17, 78 or 80 to 80.04 of the Tax Act or any equivalent provincial provision to a Group Company.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property other than real property acquired by a Group Company after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b).

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true, complete and correct list (including street addresses) of all real property leased and sub-leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True, complete and correct copies of all such Real Property Leases, together with all amendments, have been made available to Peridot. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Company Financial Statements as owned by the Group Companies or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with any of the Group Companies entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) the Company Shareholders Agreement, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Customers and Suppliers. Section 3.20 of the Company Disclosure Schedules sets forth a true, complete and correct list of (a) the top ten customers of the Group Companies (the “Material Customers”) based on the gross sales for the fiscal year ended on October 31, 2020, attributable thereto and (b) the suppliers of the Group Companies for the fiscal year ended on October 31, 2020, from whom the Group Companies made gross purchases of at least $500,000 (the “Material Vendors”). No Material Customer has provided written, or to the Company’s knowledge, oral, notice to the Group Companies that such Material Customer intends to cease being a customer or materially reduce the amount of or change the terms with respect to goods or services such Material Customer purchases from the Group Companies and no Material Vendor has provided written, or to the Company’s knowledge, oral, notice to the Group Companies that such Material Vendor intends to cease doing business with or materially reduce or change the terms of such business with any member of the Group Companies. There are no suppliers of products or services to the Group Companies that are material to the business of the Group Companies with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

Section 3.21 Data Privacy and Security.

(a) Each Group Company has implemented policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy and Security Requirements.

(b) There is no pending, and since November 1, 2018, there has not been any Proceedings asserted or, to the Company’s knowledge, threatened against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging that any Processing of Personal Data by or on behalf of a Group Company is or was in violation of any Privacy and Security Requirements.

(c) To the Company’s knowledge, since November 1, 2018 (i) there has been no unauthorized access, use or disclosure, or other Processing, of Personal Data in the possession or control of any Group Company or any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company, (ii) there have been no unauthorized intrusions or breaches of security into, or other cyber or security incidents with respect to, any Group Company systems, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data.

(d) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. To the Company’s knowledge, the Group

Companies have taken commercially reasonable precautions to protect the confidentiality, integrity and security of the material Company IT Systems. All Company IT Systems are to the knowledge of the Company, (i) free from any “Trojan horse”, “virus”, “ransomware”, or other malicious code, material defect, bug, or programming, design or documentation error and (ii) in sufficiently good working condition to effectively perform all material information technology operations necessary for the operation of the business (except for ordinary wear and tear). To the Company’s knowledge, since November 1, 2018, there have not been any material failures or breakdowns of any Company IT Systems.

Section 3.22 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) For the past five years, neither the Group Companies nor any of their directors or officers, nor, to the Company’s knowledge, any of their employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a Sanctioned Person.

(b) For the past five years, the Group Companies have not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(c) For the past five years, neither the Group Companies nor any of their directors or officers nor, to the Company’s knowledge, any of their employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(d) For the past five years, none of the Group Companies has, to the Company’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(e) Notwithstanding anything in this Agreement, including but not limited to the representations made under Section 3.22 of this Agreement, nothing in this Agreement shall require the Company or its Affiliates, or any director, officer, employee or agent of the foregoing, to commit an act or omissions that contravenes the Foreign Extraterritorial Measures Act (Canada), or any Order promulgated thereunder.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Peridot Holders or at the time of the Peridot Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation; provided, however, that the Company makes no representation with respect to any forward looking statements supplied by or on behalf of the Group Companies for inclusion in, or relating to information to be included in the Registration Statement / Proxy Statement.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Peridot and (ii) it has been furnished with or given access to such documents and information about Peridot and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of Peridot, any Peridot Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of Peridot, any Peridot Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PERIDOT OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO PERIDOT OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PERIDOT OR ANY PERIDOT NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PERIDOT OR ANY PERIDOT NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE PERIDOT PARTIES

(a) Subject to Section 9.8, except as set forth on the Peridot Disclosure Schedules, or (b) except as set forth in any Peridot SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Peridot hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification.

(a) Peridot is an exempted company, duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. Peridot has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Peridot Material Adverse Effect or prevent, materially delay or materially impair the ability of Peridot to timely consummate the Transactions.

(b) True, complete and correct copies of the Governing Documents of Peridot and the Peridot Registration Rights Agreement have been made available to the Company, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of Peridot are in full force and effect, and Peridot is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Peridot Registration Rights Agreement.

(c) Peridot is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Peridot Material Adverse Effect or prevent, materially delay or materially impair the ability of Peridot to timely consummate the Transactions.

Section 4.2 Capitalization.

(a) Section 4.2(a) of the Peridot Disclosure Schedules sets forth a true, complete and correct statement of the number and class or series (as applicable) of the issued and outstanding Peridot Shares and the Peridot Warrants as of the date hereof. All outstanding Equity Securities of Peridot (except to the extent such concepts are not applicable under the applicable Law of Peridot’s jurisdiction of incorporation or other applicable Law) as of the date hereof and as of immediately prior to the consummation of the Peridot Amalgamation are or will be duly authorized and validly issued, fully paid and non-assessable. Except for the Peridot Shares and Peridot Warrants set forth on Section 4.2(a) of the Peridot Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Peridot Shares and the Peridot Warrants as a result of, or to give effect to, the Peridot Continuance and assuming that no Peridot Shareholder Redemptions are effected and no Peridot Class B Shares are forfeited by the Sponsor pursuant to Section 2.8), as of the date hereof and as of immediately prior to the Peridot Amalgamation, there are and shall be no other outstanding Equity Securities of Peridot.

(b) The outstanding Equity Securities of Peridot (1) were not issued in violation of the Governing Documents of Peridot, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by Peridot and (3) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. Except as set forth on Section 4.2(b) of the Peridot Disclosure Schedules, there are no voting trusts, proxies or other Contracts to which Peridot is a party with respect to the voting or transfer of Peridot’s Equity Securities.

(c) Other than the Peridot Warrants and Peridot Shareholder Redemptions, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Peridot to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Peridot.

(d) Peridot does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and Peridot is not a partner or member of any partnership, limited liability company or joint venture.

(e) Peridot does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.

Section 4.3 Authority. Peridot has the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Peridot Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which Peridot is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of Peridot. This Agreement and each Ancillary Document to which Peridot is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by Peridot and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of Peridot (assuming that this Agreement and the Ancillary Documents to which Peridot is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Peridot in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.4 Board Approval; Vote Required. The Peridot Board (including any required committee or subgroup of such board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (a) determined that the Transactions are in the best interests of Peridot and its shareholders and declared it advisable, to enter into this Agreement and the Ancillary Documents to which Peridot and to consummate the Transactions, (b) approved the execution, delivery and performance by Peridot of this Agreement, the Ancillary Documents to which Peridot is or will be a party and the transactions contemplated hereby and thereby (including the Peridot Continuance and the Transactions) and (c) resolved to recommend, among other things, the holders of Peridot Shares vote in favor of the approval of this Agreement and the transactions contemplated by this Agreement (including the Peridot Continuance and the Transactions), and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of Peridot at the Peridot Shareholders Meeting. The Peridot Shareholder Approval is the only vote of the holders of any class or series of capital stock of Peridot necessary to approve the Transactions.

Section 4.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Peridot with respect to Peridot’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which Peridot is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the Amalco Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) such filings and approvals required in connection with the Peridot Continuance, (v) the Peridot Shareholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Peridot Material Adverse Effect.

(b) Neither the execution, delivery or performance by Peridot of this Agreement nor the Ancillary Documents to which Peridot is or will be a party nor the consummation by Peridot of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Peridot’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Peridot is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which Peridot or any of its properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of Peridot, except in the case of clauses (ii) through (iv) above, as would not have a Peridot Material Adverse Effect or prevent, materially delay or materially impair the ability of Peridot to timely consummate the Transactions.

(c) Peridot is a trade agreement investor within the meaning of the Investment Canada Act.

Section 4.6 SEC Filings. Peridot has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, including all of the statements, forms, reports and documents filed or furnished by it in connection with and subsequent to its initial public offering, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Peridot SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Peridot SEC Reports”). Each of the Peridot SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Peridot SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Peridot SEC Reports or the Additional Peridot SEC Reports (for purposes of the Additional Peridot SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Peridot SEC Reports did not contain any Misrepresentation (for purposes of the Additional Peridot SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Peridot SEC Reports. To the knowledge of Peridot, none of the Peridot SEC Reports or the Additional Peridot SEC Reports is subject to ongoing SEC review or investigation.

Section 4.7 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Peridot’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Peridot has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Peridot’s financial reporting and the preparation of Peridot’s financial statements for external purposes in accordance with GAAP and (ii) Peridot has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Peridot is made known to Peridot’s principal executive officer and principal financial officer by others within Peridot.

(b) Peridot has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Peridot has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Peridot Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Peridot, threatened against Peridot by NYSE or the SEC with respect to any intention by such entity to deregister Peridot Class A Shares or prohibit or terminate the listing of Peridot Class A Shares on NYSE. Peridot has not taken any action that is designed to terminate the registration of Peridot Class A Shares under the Exchange Act.

(d) The Peridot SEC Reports contain true and complete copies of the applicable Peridot Financial Statements. The Peridot Financial Statements (i) fairly present in all material respects the financial position of Peridot as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Peridot Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Peridot has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Peridot’s assets. Peridot maintains and, for all periods covered by the Peridot Financial Statements, has maintained books and records of Peridot in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Peridot in all material respects.

(f) Since its incorporation, Peridot has not received any written complaint, allegation, assertion or claim that there is (i) to Peridot’s knowledge, “significant deficiency” in the internal controls over financial reporting of Peridot to Peridot’s knowledge, (ii) to Peridot’s knowledge, a “material weakness” in the internal controls over financial reporting of Peridot or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of Peridot who have a significant role in the internal controls over financial reporting of Peridot.

Section 4.8 Trust Account. As of February 12, 2021, Peridot has an amount in cash in the Trust Account equal to at least $300,132,176.13. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to, and in accordance with, that certain Investment Management Trust Agreement, dated as of September 23, 2020 (the “Trust Agreement”), between Peridot and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Peridot SEC Reports or the Additional Peridot SEC Reports to be inaccurate in any material respect or, to Peridot’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Peridot Holders who shall have elected to redeem their Peridot Class A Shares pursuant to the Governing Documents of

Peridot or (iii) if Peridot fails to complete a business combination within the allotted time period set forth in the Governing Documents of Peridot and liquidates the Trust Account, subject to the terms of the Trust Agreement, Peridot (in limited amounts to permit Peridot to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Peridot) and then the Pre-Closing Peridot Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Peridot and the Trust Agreement. Peridot has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Peridot, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since September 23, 2020, Peridot has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Peridot Holders who have elected to redeem their Peridot Class A Shares pursuant to the Governing Documents of Peridot, each in accordance with the terms of and as set forth in the Trust Agreement, Peridot shall have no further obligation under either the Trust Agreement or the Governing Documents of Peridot to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein or in any Ancillary Document and the compliance by the Company with its obligations hereunder, Peridot has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Peridot on the Closing Date.

Section 4.9 Listing. The issued and outstanding Peridot Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “PDAC.U.” The issued and outstanding Peridot Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “PDAC.” As of the date hereof, Peridot has no reason to believe that the Peridot Class A Shares will not continue to be listed on the NYSE following the Closing. The issued and outstanding Peridot Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “PDAC WS.” There is no Proceeding pending or, to the knowledge of Peridot, threatened in writing against Peridot by the NYSE or the SEC with respect to any intention by such entity to deregister the Peridot Units, the Peridot Class A Shares or the Peridot Warrants or terminate the listing of Peridot on the NYSE. None of Peridot or any of its Affiliates has taken any action in an attempt to terminate the registration of the Peridot Units, the Peridot Class A Shares or the Peridot Warrants under the Exchange Act. Peridot is not in violation of any of the rules and regulations or applicable continuing listing requirements of the NYSE.

Section 4.10 Contracts. Section 4.10 of the Peridot Disclosure Schedules lists all material Contracts to which Peridot is a party or by which Peridot or any of its assets or properties is bound, including without limitation any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by Peridot, any Contract relating to Indebtedness of Peridot, any Contract requiring Peridot to guarantee the Liabilities of any Person and any Contract regarding any material indemnification obligations incurred or provided by Peridot, and full and accurate copies of all such Contracts have been provided to the Company, including any Contract providing for any Peridot Change of Control Payment of the type described in clause (a) of the definition thereof. (a) Each Contract required to be listed in Section 4.10 of the Peridot Disclosure Schedules is valid and binding on Peridot and, to the knowledge of Peridot, the counterparty thereto, and is in full force and effect, (b) Peridot and, to the knowledge of Peridot, the counterparties thereto are not in material breach of, or material default under, any such Contract, (c) to Peridot’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder (including as a result of COVID-19) or cause the acceleration of Peridot’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (d) Peridot has delivered or made available to the Company true, complete and accurate copies of such Contracts, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, and (e) as of the date hereof, Peridot has not received written, or, to Peridot’s knowledge, oral notice of termination, cancellation or non-renewal of any such Contract.

Section 4.11 Absence of Changes. Since the IPO to the date of this Agreement, (a) no Peridot Material Adverse Effect has occurred and (b) except as otherwise reflected in the Peridot Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures or as expressly contemplated or permitted by this Agreement, (i) Peridot has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects and (ii) Peridot has not taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 4.12 Litigation. There is (and since Peridot’s incorporation, there has been) no Proceeding pending or, to Peridot’s knowledge, threatened by or against Peridot that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to Peridot, taken as a whole or prevent, materially delay or materially impair the ability of Peridot to timely consummate the Transactions. None of Peridot nor any of its properties or assets is subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of Peridot to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by Peridot pending against any other Person.

Section 4.13 Compliance with Applicable Law. Peridot (a) conducts, and since its incorporation has conducted, its business in accordance with all Laws and Orders applicable to Peridot and is not in violation of any such Law or Order, including any Law or Order related to COVID-19, and (b) has not received any written communications from a Governmental Entity that alleges that Peridot is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to Peridot, taken as a whole.

Section 4.14 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) Since its incorporation, neither Peridot nor any of its directors or officers, nor, to Peridot’s knowledge, any of its employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing, is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a Sanctioned Person.

(b) Since its incorporation, Peridot has not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(c) Since its incorporation, neither Peridot nor any of its directors or officers, nor, to Peridot’s knowledge, any of its employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(d) Since its incorporation, Peridot has not, to Peridot’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(e) Notwithstanding anything in this Agreement, including but not limited to the representations made under Section 4.14 of this Agreement, nothing in this Agreement shall require Peridot or its Affiliates, or any director, officer, employee or agent of the foregoing, to commit an act or omissions that contravenes the Foreign Extraterritorial Measures Act (Canada), or any Order promulgated thereunder.

Section 4.15 Employees. Other than as set forth in Section 4.15 of the Peridot Disclosure Schedules, Peridot has never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Peridot’s officers and directors in connection with activities on Peridot’s behalf in an aggregate amount not in excess of the amount of cash held by Peridot outside of the Trust Account, Peridot has no unsatisfied liabilities with respect to any employee. Peridot does not currently maintain or have any liability under any employment or employee benefit plan, program, agreement, policy or arrangement, and neither the execution and delivery of this Agreement nor the Ancillary Documents nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Peridot, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Peridot being classified as an “excess parachute payment” under Section 280G of the Code.

Section 4.16 Not an Investment Company. Peridot is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” within the meaning of the Investment Company Act, and the rules and regulations promulgated thereunder.

Section 4.17 Business Activities; Assets. Since its incorporation, Peridot has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Peridot’s Governing Documents, there is no Contract binding upon Peridot or to which Peridot is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Peridot does not own any real property. Peridot does not own any material property or assets, other than its interest in the Trust Account. All property and assets owned by Peridot is owned free and clear of any Lien.

Section 4.18 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.18 of the Peridot Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Peridot Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the Peridot Financial Statements included in the Peridot SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Peridot SEC Reports in the ordinary course of business (and not as a result of a breach of any Contract by Peridot), (e) that are incurred with the consent of the Company or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Peridot, Peridot does not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto. Immediately prior to the Closing, Peridot shall have no Indebtedness outstanding other than Indebtedness incurred as permitted under Section 5.1(b).

Section 4.19 Tax Matters.

(a) Peridot has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Peridot has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Peridot has timely withheld, collected and paid to the appropriate Tax Authority all material amounts required to have been withheld, collected and paid.

(c) Peridot is not currently the subject of a Tax Contest. Peridot has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) Peridot has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., Canadian or other non-U.S. state, local or provincial income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Peridot which agreement or ruling would be effective after the Closing Date.

(f) Peridot will not be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law).

(g) Peridot is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. income Tax Law).

(h) There are no Liens for Taxes on any assets of Peridot other than Permitted Liens.

(i) Peridot was not a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(j) Peridot is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(k) Peridot is, and has been since its formation, (i) organized under the laws of the Cayman Islands and (ii) treated as a foreign corporation for United States federal income tax purposes.

(l) Peridot has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) No written claims have ever been made by any Tax Authority in a jurisdiction where Peridot does not file Tax Returns that Peridot is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(n) Peridot does not have a permanent establishment (within the meaning of an applicable Tax treaty) nor otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(o) Peridot (i) has not been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group the common parent of which was Peridot or any of its current Affiliates) and (ii) does not have any Liability for the Taxes of any Person under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(p) Peridot has not, and has never been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Peridot has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(q) Peridot is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and Peridot is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(r) There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of sections 17, 78 or 80 to 80.04 of the Tax Act or any equivalent provincial provision to Peridot.

(s) On the Closing Date, Peridot will be a “taxable Canadian corporation” for purposes of the Tax Act.

(t) To the knowledge of Peridot, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.20 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.20 of the Peridot Disclosure Schedules (which fees shall be the sole responsibility of Peridot), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Peridot or any of its Affiliates for which Peridot has any obligation.

Section 4.21 Transactions with Affiliates. Section 4.21 of the Peridot Disclosure Schedules sets forth all Contracts between (a) Peridot, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder (including the Sponsor) or Affiliate of either Peridot or the Sponsor, on the other hand (each Person identified in this clause (b), a “Peridot Related Party”), other than (i) Contracts with respect to a Peridot Related Party’s employment with, or the provision of services to, Peridot entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing Peridot Holder’s or a holder of Peridot Warrants’ status as a holder of Peridot Shares or Peridot Warrants, as applicable, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Peridot Related Party (A) owns any interest in any material asset used in Peridot’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, lessor or lessee or other material business relation of Peridot or (C) owes any material amount to, or is owed any material amount by, Peridot. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.21 are referred to herein as “Peridot Related Party Transactions”.

Section 4.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of Peridot in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration

Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Peridot Holders or at the time of the Peridot Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation; provided, however, that Peridot makes no representation with respect to any forward looking statements supplied by Peridot for inclusion in, or relating to information to be included in the Registration Statement / Proxy Statement.

Section 4.23 Investigation; No Other Representations.

(a) Peridot, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Peridot has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and Peridot, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.24 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF PERIDOT, ANY PERIDOT NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND PERIDOT EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PERIDOT THAT HAS BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PERIDOT BY OR ON BEHALF OF THE MANAGEMENT OF PERIDOT OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF PERIDOT ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR

WARRANTIES OF PERIDOT, ANY PERIDOT NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company and Peridot.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Company and Peridot shall, and shall cause their respective Subsidiaries (including, in the case of the Company, Newco) to, except (w) as expressly contemplated by this Agreement or any Ancillary Document, (x) as required by applicable Law or any Governmental Entity (including in respect of any applicable COVID Measures), (y) in the case of the Company only, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or (z) as consented to in writing by, in the case of the Group Companies, Peridot and in the case of Peridot, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate their respective business (including, in the case of the Company, that of the Group Companies) in the ordinary course and consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organization, assets, properties and material business relations (including, in the case of the Company, those of the Group Companies), taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company and Peridot shall, and shall cause their respective Subsidiaries (including, in the case of the Company, Newco) to, except (v) as expressly contemplated by this Agreement or any Ancillary Document, (w) as required by applicable Law or any Governmental Entity (including in respect of any applicable COVID Measures), (x) in the case of the Company, as set forth on Section 5.1(b) of the Company Disclosure Schedules or (y) as consented to in writing by, in the case of the Group Companies, Peridot and in the case of Peridot, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) not to do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Subsidiary, other than, in the case of the Company only, (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, and (B) the withholding of shares of the applicable class of capital stock of the Company in connection with the payment of taxes or the exercise price upon the exercise or conversion of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(ii) (A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any (A) Governing Documents, (B) in the case of the Company, the Company Shareholders Agreement, the Company Registration Rights Agreement or, other than amendments of solely an administrative nature which will not impact the terms of any Rollover Equity Award, any Company Equity Plan, or (C) in the case of Peridot, the Trust Agreement or the Warrant Agreement;

(iv) (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties, other than (x) inventory or obsolete equipment in the ordinary course of business, (y) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, or (z) any non-material Intellectual Property Rights abandoned or allowed to lapse in the ordinary course of business to the extent commercially reasonable in the Company’s business judgment, (B) create, subject to or incur any Lien on any material assets or properties (other than Permitted Liens) or (C) disclose any material Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets) or any source code;

(v) (A) issue, sell or grant (1) any Equity Securities of itself or any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of itself or any Subsidiary, other than, in the case of the Company only, the issuance of shares of the applicable class of capital stock of the Company upon the exercise, vesting or conversion of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement (provided, however, that, prior to the Company Required Approval having been obtained, the Company shall be prohibited from accelerating to an earlier date the vesting of any Company Equity Awards under the terms of the applicable Company Equity Plan), (B) in the case of the Company only, consent to the transfer of any Company Shares, or (C) transfer or otherwise directly or indirectly dispose of, agree or consent to the transfer of, or subject to a Lien (other than a Permitted Lien), (1) any Equity Securities of any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of any of its Subsidiaries;

(vi) incur, create or assume any Indebtedness, other than, in the case of the Company only, ordinary course trade payables;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than, (A) in the case of the Company only, intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) in the case of the Group Companies only, except as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.11(a) of the Company Disclosure Schedules, (A) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan or any other benefit or compensation plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, other than amendments of health or welfare benefit plans in connection with the annual renewal and reenrollment of such plans in the ordinary course of business and consistent with past practice that would not increase the aggregate cost to the Group Companies of maintaining all Employee Benefit Plans that are health or welfare plans by more than 5% in the aggregate for all such amendments, (B) make, promise or grant any salary, bonus, benefit, incentive or any other compensation increase or decrease payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider receiving annual compensation equal to or greater than $200,000, other than salary increases to such individuals that, in the aggregate, represent an increase of less than $200,000 on an annual basis, or (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

(ix) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

(x) in the case of the Company only, modify, extend, or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of any Group Company as the bargaining representative for any employees of any Group Company.

(xi) in the case of the Company only, implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;

(xii) in the case of the Company only, in any calendar year (A) increase the total number of employees of the Group Companies by more than 10% on a net basis, taking into account all employees hired during such calendar year and all employees who separate from employment for any reason during such calendar year; or (B) terminate (other than for cause), the employment of a number of employees of the Group Companies that exceeds 10% of the total number of employees of the Group Companies as of the first day of such calendar year;

(xiii) in the case of Peridot and Newco only, hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

(xiv) make, change or revoke any material election concerning Taxes, amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability, enter into any material Tax closing agreement, settle or compromise any material Tax Contest, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax Contest, other than any such extension or waiver that is an extension of time to file a Tax Return obtained in the ordinary course of business;

(xv) enter into any settlement, conciliation or similar Contract other than, in the case of the Company only, any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies of less than $500,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Peridot or any of its Affiliates after the Closing), in the case of the Company, or on Peridot, in the case of Peridot;

(xvi) waive, release or assign, compromise or settle any Proceeding, other than, in the case of the Company only, the settlement of any proceeding involving only the payment of money (not covered by insurance) by any Group Company of any amount not exceeding $500,000 in the aggregate;

(xvii) authorize or incur any capital expenditures or commitments other than, in the case of the Company only, capital expenditures or commitments not exceeding $1,000,000 individually;

(xviii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

(xix) change any method of accounting in any material respect, other than changes that are made in accordance with GAAP or IFRS, as the case may be;

(xx) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xxi) make or promise any Company Change of Control Payment or Peridot Change of Control Payment, other than, in the case of the Company only, those set forth on Section 1.1 of the Company Disclosure Schedules;

(xxii) (A) in the case of the Company only, (1) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (2) waive any material benefit or right under any Material Contract or (3) other than in the ordinary course of business, enter into any Contract that would constitute a Material Contract, and (B) in the case of Peridot only, (1) amend, modify or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms), (2) waive any material benefit or right under any material Contract or (3) other than in the ordinary course of business, enter into any Contract;

(xxiii) in the case of the Company only, fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market; or

(xxiv) agree to take any of the actions set forth in this Section 5.1(b).

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of any other Party or its respective Affiliates prior to the Closing, (b) any action taken, or omitted to be taken, by either Party or its respective Subsidiaries to the extent such act or omission is necessary, based on the advice of outside legal counsel, to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any either Party or its respective Subsidiaries to the extent that the board of directors of such Party reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of such Party and its Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of a material action or omission taken in reliance on either clause (b) or (c), the Party taking or refraining from taking such action shall give the other Parties prompt written notice of any such act or omission, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiv), Section 5.1(b)(xviii), Section 5.1(b)(xx), Section 5.1(b)(xxi), Section 5.1(b)(xxii) or Section 5.1(b)(xxiv) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Closing Date, Peridot)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that (x) each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents and (y) each Party shall bear 50% of the HSR Act filing fee and any filing or similar fees with respect to any Foreign Antitrust Laws. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement, (ii) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any Foreign Antitrust Laws with respect to the transactions contemplated by this Agreement promptly following the date of this Agreement and (iii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or under any Foreign Antitrust Laws. Peridot shall promptly inform the Company of any substantive communication between Peridot, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Peridot of any substantive communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (x) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (y) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or under any applicable Foreign Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Peridot and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Peridot’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Peridot, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Peridot) or Peridot (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written substantive communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Any materials exchanged in connection with this Section 5.2 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of any Party, and to remove competitively sensitive material; provided, that such Party may, as it deems advisable and necessary, designate any materials provided to under this Section 5.2 as “outside counsel only.” Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of Peridot, the Company, or, in the case of the Company, Peridot in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of Peridot, the Company, or, in the case of the Company, Peridot, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Peridot, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Peridot, Peridot or any of its Representatives (in their capacity as a representative of Peridot) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Peridot and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of, in the case of the Group Companies, Peridot and in the case of Peridot, the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.3 Confidentiality and Access to Information.

(a) The Parties acknowledge and agree that as of the date hereof, and continuing through the Closing Date and terminating thereafter, the Parties and each of their respective Affiliates and Representative remain bound to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, each Party shall provide, or cause to be provided, to each other Party and its Representatives during normal business hours reasonable access to its and its Subsidiaries properties, directors, officers, books and records (in a manner so as to not interfere with normal business operations). Notwithstanding the foregoing, neither Party nor its Subsidiaries shall be required to provide to each other Party or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to either Party or its Subsidiaries under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the so affected Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and Peridot, any Peridot Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that each Party shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis. For the avoidance of doubt, this Section 5.3 shall not permit any Party to conduct invasive sampling or other invasive or intrusive environmental testing of any real property of another Party without the prior written consent of, in the case of the Group Companies, Peridot and in the case of Peridot, the Company (which may be withheld, conditioned or delayed by such Party in its sole discretion); provided, that, subject to any restrictions arising out of, or in connection with COVID-19 Measures, this Section 5.3(b) shall not restrict a Party’s right to conduct a non-invasive environmental review consistent with the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental site assessments (Designation E1257-13).

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 2.4, Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby prior to the Closing without the prior written consent of, in the case of the Group Companies, Peridot and in the case of Peridot, the Company; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is Peridot, or Peridot, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) subject to and in accordance with Section 5.2(b), to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that, following the Closing, Carnelian, the Carnelian Funds and their respective Representatives and Affiliates may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current investor or potential investors who enter into a separate confidentiality agreement with the Company or in connection with informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Peridot prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Peridot shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Peridot shall consider such comments in good faith. The Company, on the one hand, and Peridot, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Peridot, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Peridot shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) For U.S. federal income tax purpose, the Parties intend that (A) the Peridot Continuance shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (B) the Class B Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (C) the Peridot Amalgamation shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (D) the Share Exchange shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (collectively, the “Intended Tax Treatment”), and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all U.S. Tax Returns consistent with, and take no position inconsistent with (whether in U.S. audits, U.S. Tax Returns or otherwise with respect to U.S. federal income tax matters), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) Peridot and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(b) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted with respect to the Tax treatment of (i) the Peridot Continuance or the Peridot Amalgamation for the Pre-Closing Peridot Holders or Peridot, then Peridot will procure Kirkland & Ellis LLP or other counsel to Peridot (“Peridot Tax Counsel”) to deliver such tax opinions or (ii) the Share Exchange for the Company Shareholders or the Company, then Peridot will procure Freshfields Bruckhaus Deringer US LLP or other counsel to the Company (“Company Tax Counsel”) to deliver such tax opinions and, in either case, Peridot and the Company shall deliver to Peridot Tax Counsel or Company Tax Counsel, as applicable, customary Tax representation letters reasonably satisfactory to Peridot Tax Counsel or Company Tax Counsel, as applicable, at such time or times as may be reasonably requested by Peridot Tax Counsel or Company Tax Counsel, as applicable, in connection with the delivery of any such tax opinions with respect to the Tax treatment of the Transactions.

(c) For Canadian income tax purposes, the Parties intend that (i) the Share Exchange be subject to section 85.1 of the Tax Act, and (ii) subsection 7(1.4) of the Tax Act apply to the exchange of certain employee options as described in the Plan of Arrangement.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies, its controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) discuss or negotiate with any Person a Company Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 5.6), (iv) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Peridot promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Peridot reasonably informed on a current basis of any modifications to such offer or information. Notwithstanding anything to the contrary in this Section 5.6(a), this Agreement shall not prevent the Company or its board of directors from, prior to obtaining the Company Required Approval in respect of the Company Arrangement Resolution, disclosing to Company Shareholders the receipt, existence or terms of a bona fide Company Acquisition Proposal received after the date hereof that did not result from a material breach of this Section 5.6(a).

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Peridot shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Peridot Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Peridot Acquisition Proposal; (iii) discuss or negotiate with any Person a Peridot Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 5.6), (iv) enter into any Contract or other arrangement or understanding regarding a Peridot Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, an offering of any securities of Peridot (or any Affiliate or successor of Peridot); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Peridot agrees to (A) notify the Company promptly upon receipt of any Peridot Acquisition Proposal by Peridot, and to describe the material terms and conditions of any such Peridot Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Peridot Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. Notwithstanding any other provision to the contrary contained in this Agreement, none of the provisions of this Section 5.6(b) (including without limitation any of the foregoing regarding exclusivity) shall in any way apply to or limit the activities of any non-controlled affiliate of Peridot, including Carnelian Energy Capital Management, L.P. (“Carnelian”), any investment funds managed by Carnelian (“Carnelian Funds”) and the direct or indirect portfolio companies of the Carnelian Funds (each, a “Peridot Non-Controlled Affiliate”), but only if Confidential Information (as defined in the Confidentiality Agreement) of the Company has not been, and is not, made available to any such Peridot Non-Controlled Affiliate. Should any individual who is employed by a Peridot Non-Controlled Affiliate receive Confidential Information (as defined in the Confidentiality Agreement) of the Company in his or her capacity as a director, officer or other representative of Peridot, such individual will be bound by the terms of this Agreement applicable to Peridot, but the activities of such Peridot Non-Controlled Affiliate may continue without limitation as set forth herein and this Agreement shall not apply to such Peridot Non-Controlled Affiliate so long as such Peridot Non-Controlled Affiliate does not disclose or use any such Confidential Information (as defined in the Confidentiality Agreement) in connection with such activities and is not otherwise directed to take, or refrain from taking such actions, but such individuals.

Section 5.7 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare and Newco (as predecessor of Amalco) shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a prospectus of Newco (as predecessor of Amalco) and a proxy statement of Peridot which will be used for the Peridot Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Peridot’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each Party shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC and its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Peridot, on the one hand, and the Company and Newco, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of Peridot or Newco to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(b). The Company and Newco shall allow Peridot and its counsel to review the Registration Statement / Proxy Statement and any amendment thereto a reasonable amount of time prior to filing the Registration Statement / Proxy Statement or any amendment or supplement thereto and shall consider for inclusion in the Registration Statement / Proxy Statement and/or any amendment or supplement thereto any reasonable comments proposed by Peridot. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of Peridot, the Company and Newco, or, in the case of the Company and Newco, Peridot, thereof; (ii) the Parties shall prepare an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Newco (as predecessor of Amalco) shall file such amendment or supplement with the SEC; and (iv) Peridot shall mail, if appropriate, such amendment or supplement to the Pre-Closing Peridot Holders. Newco shall as promptly as reasonably practicable advise Peridot of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Amalco Shares for offering or sale in any jurisdiction, and the Parties shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation.

(b) The Parties shall prepare and Newco (as predecessor of Amalco) shall file with the Ontario Securities Commission, a preliminary and final non-offering prospectus in sufficient time for Newco to become a reporting issuer in the Province of Ontario by the Closing Date. Each Party shall use its reasonable best efforts to cause each of the preliminary and final non-offering prospectus to comply as to form in all material respects with applicable Canadian securities Laws. The Company and Newco shall allow Peridot and its counsel to review the preliminary and final non-offering prospectus a reasonable amount of time prior to their respective filings and shall consider for inclusion in the preliminary and final non-offering prospectus and/or any amendment or supplement thereto any reasonable comments proposed by Peridot.

Section 5.8 Peridot Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Peridot shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and promptly hold a meeting of its shareholders (the “Peridot Shareholders Meeting”) in accordance with the Governing Documents of Peridot, for the purposes of obtaining the Peridot Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Peridot Shareholder Redemption. Peridot shall, through unanimous approval of the Peridot Board, recommend to its shareholders (the “Peridot Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Transactions) (the “BCA Proposal”); (ii) the approval of the Peridot Continuance (the “Continuance Proposal”); (iii) the approval and adoption of the Newco Articles and By-laws (the “Governing Documents Proposal”); (iv) the approval of the Plan of Arrangement (including the Peridot Amalgamation) (the “Amalgamation Proposal”); (v) the approval of the issuance of the Amalco Shares in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “Share Issuance Proposal”); (vi) the adoption and approval of the Amalco Equity Incentive Plan (the “Incentive Plan Proposal”); (vii) the adoption and approval of the Amalco Employee Stock Purchase Plan (the “ESPP Proposal”); and (viii) the adoption and approval of a proposal for the adjournment of the Peridot Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in clauses (i) through (v) together, the “Transaction Proposals”); provided, that Peridot may postpone or adjourn the Peridot Shareholders Meeting, after reasonable consultation with the Company (and after taking into account the Company’s good faith input), (A) to solicit additional proxies for the purpose of obtaining the Peridot Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Peridot has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Peridot Holders prior to the Peridot Shareholders Meeting, (D) if the holders of

Peridot Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(d) not being satisfied or or (E) to approve the amalgamation contemplated by Section 5.20 after completion of the Peridot Continuance; provided that, without the consent of the Company, in no event shall Peridot adjourn the Peridot Shareholders Meeting for more than ten (10) Business Days later than the original date of the Peridot Shareholders Meeting or to a date that is beyond the Termination Date. The Peridot Board Recommendation shall be included in the Registration Statement / Proxy Statement. The Peridot Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Peridot Board Recommendation (a “Change in Recommendation”); provided, that the Peridot Board may make a Change in Recommendation if it determines in good faith after consultation with Peridot’s outside legal counsel and financial advisors that a failure to make a Change in Recommendation would be inconsistent with its fiduciary obligations under applicable Law. Peridot acknowledges that its obligations hereunder to furnish the Proxy Statement, convene the Peridot Shareholders Meeting and solicit the Peridot Shareholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of the Peridot Board Recommendation in accordance with the terms hereof.

Section 5.9 NYSE Listing. Each of Peridot and the Company shall use its reasonable best efforts to cause: (a) Newco’s initial listing application with the NYSE in connection with the transactions contemplated by this Agreement to have been approved; (b) Newco to satisfy all applicable initial and continuing listing requirements of the NYSE; and (c) the Amalco Shares and Amalco Warrants issuable in accordance with this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. From the date hereof through the Closing, each Party shall notify the other Parties of any communications or correspondence from the NYSE with respect to the listing of Amalco Shares, Amalco Warrants or other securities of Amalco, compliance with the rules and regulations of the NYSE, and any potential suspension of listing or delisting action contemplated or threatened by the NYSE.

Section 5.10 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) Peridot shall make all appropriate arrangements to cause the Trustee to pay as and when due all amounts, if any, payable to the Public Shareholders of Peridot pursuant to the Peridot Shareholder Redemption prior to the Peridot Shareholder Redemption, (b) at the Closing, Peridot shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay the amounts due to the underwriters of Peridot’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to Peridot (or its successor, as applicable) in accordance with the Trust Agreement, and (c) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.11 Peridot Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Peridot, as provided in the applicable Peridot Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 5.11 of the Peridot Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Newco will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period, in each case to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, Newco shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Peridot Governing Documents or other applicable agreements disclosed in Section 5.11 of the Peridot Disclosure Schedules as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of Peridot’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of Peridot (the “Peridot D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Peridot D&O Person was a director or officer of Peridot immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Newco shall not have any obligation under this Section 5.11 to any Peridot D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Peridot D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Closing, Newco shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Peridot as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Peridot’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Newco shall not be obligated to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by Peridot prior to the date of this Agreement and, in such event, Newco shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Peridot prior to the date of this Agreement.

(d) If Newco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Peridot shall assume all of the obligations set forth in this Section 5.11.

(e) The Peridot D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.11 are intended to be third-party beneficiaries of this Section 5.11. This Section 5.11 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company and Newco (including Amalco), respectively.

Section 5.12 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 5.12 of the Company Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Newco will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, Newco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing as disclosed in Section 5.12 of the Company Disclosure Schedules. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the

Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 5.12 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Newco shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Closing Date, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Newco or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Newco or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If Newco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Newco shall assume all of the obligations set forth in this Section 5.12.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.12 are intended to be third-party beneficiaries of this Section 5.12. This Section 5.12 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Peridot and Newco (including Amalco).

Section 5.13 Resignations. Prior to the Closing, all of the directors and officers of Peridot shall have executed written resignations effective as of the Closing in form and substance satisfactory to each Party.

Section 5.14 Post-Closing Governance. The Parties shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Closing (a) the members of the board of directors of Amalco shall initially be comprised of the individuals set forth on Section 5.14(a) of the Peridot Disclosure Schedule, (b) the officers of Amalco are the individuals set forth on Section 5.14(b) of the Peridot Disclosure Schedule and (c) all other actions set forth on Section 5.14(c) of the Peridot Disclosure Schedule are taken.

Section 5.15 Financials.

(a) The Company will (i) within twenty (20) Business Days of the date of this Agreement deliver to Newco and Peridot the Audited Company Financial Statements, and (ii) as promptly as reasonably practicable, the Company shall deliver to Newco and Peridot (A) the Unaudited Company Financial Statements, and (B) any

other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Group Companies that are required to be included in the Registration Statement / Proxy Statement. All such financial statements that are required to be included in the Registration Statement / Proxy Statement (w) will fairly present in all material respects the financial position of the Group Companies as of the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (x) will be prepared in conformity with IFRS applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), (y) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (z) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Newco and Peridot in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Newco or Peridot with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.16 Amalco Equity Incentive Plan; Amalco Employee Stock Purchase Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Newco board of directors shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and Peridot may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Peridot, as applicable) (the “Amalco Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving an amount of Amalco Shares for grant thereunder equal to seven percent (7%) to ten percent (10%) of the fully diluted equity of the post-Closing parent company, which shall include Amalco Shares subject to any Rollover Equity Awards. The Amalco Equity Incentive Plan will provide that the number of Amalco Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to five percent (5%) of the Amalco Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the Amalco board of directors. The Rollover Equity Awards corresponding to the Company Equity Awards shall reduce the number of Amalco Shares reserved for issuance thereunder. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Newco board of directors shall approve and adopt an employee stock purchase plan, in substantially the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and Peridot may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Peridot, as applicable) (the “Amalco Employee Stock Purchase Plan”), in the manner prescribed under Section 423 of the Code and other applicable Laws, effective as of the Closing Date, reserving an amount of Amalco Shares for grant thereunder equal to two percent (2%) of the fully diluted equity of the post-Closing parent company. The Amalco Employee Stock Purchase Plan will provide that the number of Amalco Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to one half percent (0.5%) of the Amalco Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the Amalco board of directors.

Section 5.17 Continuance. On the Continuance Date, Peridot shall cause the Peridot Continuance to occur in accordance with Section 180 of the OBCA and Part XII of the Cayman Islands Companies Law (2020 Revision). In connection with the Peridot Continuance, (i) each Peridot Class A Share and each Peridot Class B Share that is issued and outstanding immediately prior to the Peridot Continuance shall become one Peridot New Class A Share or Peridot New Class B Share, respectively, and (ii) each Peridot Warrant that is outstanding immediately prior to the Peridot Continuance shall, from and after the Peridot Continuance, represent the right to purchase one Peridot New Class A Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement.

Section 5.18 Newco Matters. The Company has caused Newco (i) to be incorporated under the laws of the Province of Ontario, Canada solely for the purpose of entering into the Transactions and (ii) to not own any assets other than the $10 received as the subscription price for the Newco Share issued to the Company, carry on any business, conduct any operations, incur any liabilities or obligations, or hire any employee or independent contractor since the date of its formation, other than the execution of this Agreement and any Ancillary Documents, the performance of its obligations hereunder and matters ancillary thereto. The Company and Peridot shall take, and shall cause Newco to take, all requisite action to cause the articles and by-laws of Newco to be amended in substantially the form attached hereto as Exhibit F (the “Newco Articles and By-laws”), which Newco Articles and By-laws shall also be used, with the necessary (and mutually agreed (each Party acting reasonably)) adaptations, for the purposes of the the articles and by-laws of Amalco following completion of the Peridot Amalgamation.

Section 5.19 Subscription Agreements. Peridot shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the Subscription Agreements in any manner other than (a) as expressly provided for by the terms of the Subscription Agreements or (b) to reflect any permitted assignments or transfers of the Subscription Agreements by the PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Amalco Shares pursuant to the Subscription Agreements, that reduces the PIPE Financing Amount or that adds additional conditions to the obligations of the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements may be rejected by the Company in its sole discretion). Peridot shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, Peridot shall give the Company prompt (and, in any event within three (3) Business Days) written notice: (i) of any proposed amendment to any Subscription Agreement; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Peridot; and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. If any Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the aggregate amount of the PIPE Financing as of the Closing is expected to be below $150,000,000, Peridot shall use its commercially reasonable efforts, prior to the Closing, to procure one or more investors to enter into Subscription Agreements with Peridot for the PIPE Financing in form and substance reasonably satisfactory to the Company and on the same terms and in an amount at least equal to the amount of the PIPE Financing under the Subscription Agreement(s) that have expired or been terminated, withdrawn or repudiated.

Section 5.20 Amendment to Plan of Arrangement. If, despite its diligent efforts, the Company is unable to obtain (A) the Interim Order containing the orders set out in Section 2.2 as a result, at the Company’s determination, acting reasonably, of the inclusion of the order set out in Section 2.2(h), or (B) the Final Order, as a result, at the Company’s determination, acting reasonably, that the Peridot Shareholder Approval has not yet been obtained, then, notwithstanding any other provision of this Agreement or any Ancillary Document but subject to receipt by the Company of Peridot’s prior written consent to amend the Plan of Arrangement in accordance with the terms hereof, such consent not to be unreasonably withheld, conditioned or delayed:

(i) the Company will forthwith amend the Plan of Arrangement to (A) remove the steps contemplated at subsections 3.1(b), (c) and (d) of the Plan of Arrangement, (B) remove provisions relating to the exchange of Peridot Shares and Peridot Warrants pursuant to the Peridot Amalgamation, (C) remove references to Peridot and Newco as parties bound by the Plan of Arrangement, and (D) remove references to the Peridot Shareholders Meeting;

(ii) the Company will, as applicable, diligently pursue (A) an Interim Order without the order set out in Section 2.2(h) in connection with the Plan of Arrangement so amended, or (B) a Final Order in connection with the Plan of Arrangement so amended;

(iii) Peridot will include in the Registration Statement / Proxy Statement (A) the amalgamation of Peridot and Newco in accordance with section 175 and section 176 of the OBCA as a proposal (which proposal will be deemed to be a Transaction Proposal for the purposes of this Agreement) for adoption and approval at the Peridot Shareholder Meeting, (B) a recommendation that its shareholders approve such amalgamation, and (C) a statement that a holder of Peridot Shares dissenting in respect of such amalgamation is entitled to be paid the fair value of its Peridot Shares in accordance with section 185 of the OBCA; and

(iv) if the Peridot Shareholder Approval of such amalgamation is obtained, each Party shall otherwise use reasonable best efforts to effect such amalgamation on the Closing Date, but prior to the Arrangement Effective Time (as defined in the Plan of Arrangement); pursuant to such amalgamation, (i) all of the issued and outstanding Peridot Shares and Peridot Warrants will be exchanged for equivalent Amalco Shares and Amalco Warrants on a one-for-one basis, (ii) the Newco Shares held by the Company will be exchanged for Amalco Shares on a one-for-one basis, and (iii) immediately thereafter, the Amalco Shares held by the Company will be purchased for cancellation for cash equal to the subscription price for such Amalco Share.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by such Party of the following conditions:

(a) the Company Required Approval of the Company Arrangement Resolution shall have been approved at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Company Arrangement Resolution shall have been delivered to Peridot;

(b) the Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(c) each applicable waiting period or Consent under the HSR Act and under each Foreign Antitrust Law set forth on Section 6.1(c) of the Peridot Disclosure Schedules relating to the transactions contemplated by this Agreement or any Ancillary Document, and any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or any Ancillary Document, shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(d) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraints or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(f) the Peridot Shareholder Approval shall have been obtained;

(g) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Amalco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Peridot Amalgamation;

(h) Newco’s initial listing application with the NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Closing, Amalco shall satisfy any applicable initial and continuing listing requirements of the NYSE, and no Party shall have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Closing, and the Amalco Shares and Amalco Warrants to be issued pursuant to the Transactions shall have been approved for listing on the NYSE; and

(i) the (A) Peridot Continuance and (B) as applicable, the amalgamation of Peridot and Newco as contemplated by Section 5.20.

Section 6.2 Other Conditions to the Obligations of Peridot. The obligations of Peridot to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Peridot of the following further conditions:

(a) (i) the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(s) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.16(s)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) the Transaction Support Agreements shall continue to be in full force and effect; and

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Peridot the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Peridot; and

(ii) the Investor and Registration Rights Agreement duly executed by the applicable Company Shareholders.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Peridot Fundamental Representations and the representations and warranties of Peridot set forth in Section 4.19(t) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of Peridot contained in Article 4 (other than the Peridot Fundamental Representations and the representations and warranties of Peridot set forth in Section 4.2(a) and Section 4.19(t) of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Peridot Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Peridot Material Adverse Effect;

(b) Peridot shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Peridot Material Adverse Effect has occurred that is continuing;

(d) the Aggregate Transaction Proceeds shall be equal to or greater than $300,000,000 (the “Minimum Cash Condition”); provided, that if Sponsor is deemed to have forfeited any Peridot New Class B Shares pursuant to Section 2.8 and the Sponsor Letter Agreement, then the amount necessary to satisfy the Minimum Cash Condition shall be an amount equal to $300,000,000 minus the Sponsor Forfeiture Value;

(e) the Sponsor Letter Agreement shall continue to be in full force and effect;

(f) at or prior to the Closing, Peridot shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Peridot, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied in a form and substance reasonably satisfactory to the Company; and

(ii) the Investors and Registration Rights Agreement duly executed by Peridot and the Sponsor.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement. Peridot may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by Peridot’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company or Peridot, as follows:

(a) by mutual written consent of Peridot and the Company;

(b) by Peridot, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Peridot, and (ii) the Termination Date; provided, however, that Peridot is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if Peridot has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Peridot by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Peridot or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 16, 2021 (the “Termination Date”); provided, that (i) the Termination Date shall be automatically extended for three months in the event the Court refuses to issue a Final Order in respect of the Plan of Arrangement (for any reason or no reason other than as a result of a material breach of Peridot’s covenants or obligations under this Agreement or the Peridot Shareholder Approval having not been obtained), (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Peridot if Peridot’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (iii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s or any Group Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Peridot or the Company, if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable, except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(f) by either Peridot or the Company if the Peridot Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Peridot’s shareholders have duly voted and the Peridot Shareholder Approval was not obtained;

(g) by either Peridot or the Company, if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law; or

(h) by the Company prior to receipt of the Peridot Shareholder Approval, in the event of a Change in Recommendation.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 9 and any corresponding definitions set forth in Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any willful or material breach of any covenant or agreement set forth in this Agreement or fraud (involving scienter) prior to such termination.

ARTICLE 8

ALTERNATE TRANSACTION

Section 8.1 Alternate Transaction. In the event that the Court refuses to issue a Final Order in respect of the Plan of Arrangement (for any reason or no reason other than (i) as a result of (A) Peridot having not performed and complied in all material respects with the covenants and agreements required to be performed by or complied with by Peridot under this Agreement or (B) the Sponsor having not performed and complied in all material respects with the covenants and agreements required to be performed by or complied with by the Sponsor under the Sponsor Letter Agreement, or (ii) the Peridot Shareholder Approval having not been obtained), the Parties agree:

(a) to take all actions reasonably required, and execute and deliver all related documentation (which documentation shall, in all material respects, be consistent with the terms and conditions of this Agreement (except that it will not include as a condition to closing the condition contemplated by Section 6.1(b)) and shall not impose any Liability on any security holder of the Company in addition to those imposed under any Ancillary Document to which such security holder is a party had the Transactions been completed other than pursuant to this Article 8) as may be mutually agreed by the Parties, each acting reasonably, in order to complete the Transactions by way of merger, amalgamation, share exchange or other form of transaction or series of transactions with Peridot, the Company and the Company’s security holders in respect of which the Supporting Company Shareholders exercise the drag-along right set out under Section 4.3 of the Company Shareholders Agreement in accordance with the Transaction Support Agreements; and

(b) notwithstanding Section 8.1(a), no Party shall be required to comply with Section 8.1(a) if such Party in good faith, and after consultation with the other Parties, determines that such compliance would result in a material adverse Tax treatment, with respect to the Company, to the Company Shareholders (in their capacity as such) and with respect to the other Parties hereto, to each such Party’s direct or indirect owners, in each case, as compared to the Tax treatment that is expected to result from the Transactions contemplated in this Agreement (other than under Section 8.1(a)).

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing and (b) this Article 9 and any corresponding definitions set forth in Article 1.

Section 9.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents including any exhibits and schedules attached hereto or thereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by Peridot and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the respective Parties at the following addresses:

(a) If to Peridot, to:

c/o Peridot Acquisition Corp.

2229 San Felipe Street, Suite 1450, Houston, TX 77019

Attention: Alan Levande; Jeffrey Gilbert

E-mail: alan@peridotspac.com; jeffrey@carnelianec.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Debbie Yee; John Pitts; Allan Kirk

Email: debbie.yee@kirkland.com; john.pitts@kirkland.com

allan.kirk@kirkland.com

with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP

1155 René-Lévesque Blvd.

West, 41st Floor,

Montréal, QC H3B 3VQ

Attention: Warren Katz

Email: wkatz@stikeman.com

(b) If to the Company, to:

Li-Cycle Corp.

2351 Royal Windsor Dr. Unit 10,

Mississauga, ON L5J 4S7

Attn: Ajay Kochhar

Email: ajay.kochhar@li-cycle.com

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

66 Wellington St W Suite 5300

Toronto, ON M5K 1E6

Attn: Jonathan Grant and Fraser Bourne

Email: jgrant@mccarthy.ca; fbourne@mccarthy.ca

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attn: Paul M. Tiger; Michael Levitt

Email: paul.tiger@freshfields.com; michael.levitt@freshfields.com or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement (except that the Cayman Islands Act shall also apply to the Peridot Continuance).

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Peridot shall pay, or cause to be paid, all Unpaid Peridot Expenses and (b) if the Closing occurs, then Amalco shall pay, or cause to be paid, all Unpaid Peridot Expenses and all Unpaid Company Expenses.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) unless otherwise indicated, references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Peridot, any documents or other materials posted to the electronic data room located at www.dataroom.ansarada.com under the name “Li-Cycle Data Room” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Peridot Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Peridot Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Peridot Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.11, Section 5.12 and the subsequent sentence of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12 Knowledge of Company; Knowledge of Peridot. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to Peridot’s knowledge” and “to the knowledge of Peridot” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Peridot Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the Peridot Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Peridot (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 9.14 Extension; Waiver. At any time prior to the Closing (and in the case of Peridot, prior to receipt of the Peridot Stockholder Approval), (a) the Company may (i) extend the time for the performance of any of the obligations or other acts of Peridot set forth herein, (ii) waive any inaccuracies in the representations and warranties of Peridot set forth herein or in any document delivered by Peridot or (iii) waive compliance by Peridot with any of the agreements or conditions set forth herein and Peridot may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or in any document delivered by the Company or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16 Submission to Jurisdiction. Except as it relates to the Arrangement and the Plan of Arrangement, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any other state or federal court located in the State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding.

Section 9.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18 Trust Account Waiver. Reference is made to the final prospectus of Peridot, filed with the SEC (File No. 333-248608) on September 23, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that Peridot has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Peridot’s public shareholders (including overallotment shares acquired by Peridot’s underwriters, the “Public Shareholders”), and Peridot may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Peridot entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Peridot or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its controlled Affiliates and Representatives, as applicable, hereby irrevocably waives any Trust Account Released Claims that it or any of its

Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Peridot or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Peridot or its Affiliates).

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PERIDOT ACQUISITION CORP.

By:	/s/ Alan Levande

Name: Alan Levande
Title: Chief Executive Officer

LI-CYCLE CORP.

By:	/s/ Ajay Kochhar

Name: Ajay Kochhar
Title:	President and CEO, Co-Founder

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar

Name: Ajay Kochhar
Title:	CEO

[Signature Page to Business Combination Agreement]

Annex B

FINAL FORM

Arrangement Resolution

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Li-Cycle Corp. (the “Corporation”) and an entity to be formed by the amalgamation between Li-Cycle Holdings Corp. (“LCHC”) and Peridot Acquisition Corp. (“Peridot”) pursuant to the business combination agreement dated February 15, 2021, between the Corporation, Peridot and LCHC (as it may be amended, modified or supplemented from time to time, the “Business Combination Agreement”) all as more particularly described and set forth in the management information circular of the Corporation dated [•], 2021 accompanying the notice of this meeting as it may be amended, modified or supplemented in accordance with the Business Combination Agreement, is hereby authorized, approved and adopted.

2.

The (i) Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement) to which the Corporation is or will be a party; (ii) actions of the directors of the Corporation in approving the Arrangement, the Business Combination Agreement and the Ancillary Documents to which the Corporation is or will be a party; and (iii) actions of the directors and officers of the Corporation in executing and delivering the Business Combination Agreement and the Ancillary Documents to which the Corporation is or will be a party (and any amendments, modifications or supplements thereto) and causing the performance by the Corporation of its obligations thereunder, in each case be, and they are hereby confirmed, ratified, authorized and approved.

3.

The plan of arrangement (as it may be modified or amended in accordance with the Business Combination Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out in Appendix [•] to the Circular, is hereby authorized, approved and adopted.

4.

The Corporation is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented).

5.

Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of the Corporation or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of the Corporation be, and they are hereby, authorized and empowered without further notice to, or approval of, the shareholders of the Corporation (i) to amend the Business Combination Agreement or the Plan of Arrangement (or both); and (ii) not to proceed with the Arrangement and any related transactions, in each case, subject to the terms of the Business Combination Agreement.

6.

Any officer or director of the Corporation be, and is hereby, authorized, empowered and directed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, for filing with the Director under the OBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Business Combination Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.

Any officer or director of the Corporation be, and is hereby, authorized, empowered and directed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

B-1

Annex C

Final Form

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE

BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

INTERPRETATION

1.1

In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Shares, the Company RSUs, the Company Options and the Amalco Arrangement Options;

“Affected Securityholders” means, collectively, the Company Shareholders, the Company RSU Holders, the Company Optionholders, the Amalco Arrangement Optionholders, holders of Peridot Shares and holders of Peridot Warrants;

“Aggregate Exercise Price” means the aggregate exercise price of the Company Options that will not be cancelled and exchanged for Rollover Equity Awards, converted to its U.S. dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Effective Date, and rounding the resulting exercise price up to the nearest whole cent;

“Amalco” has the meaning ascribed thereto in Section 3.1(b) of this Plan of Arrangement;

“Amalco Arrangement Optionholder” means the Persons who are holders of Amalco Arrangement Options immediately after the completion of the transactions in Section 3.1(h);

“Amalco Arrangement Options” has the meaning ascribed thereto in Section 3.1(h)(i) of this Plan of Arrangement;

“Amalco Optionholder Consideration” means, in respect of any Amalco Arrangement Option outstanding immediately prior to effecting the steps in Section 3.1(k) , the number of Amalco Shares (if any) equal to the quotient obtained by dividing (i) the product of (x) the amount (if any) by which $10 exceeds the exercise price per Amalco Share of such Amalco Arrangement Option, multiplied by (y) the number of Amalco Shares subject to the Amalco Arrangement Option, by (ii) $10 (rounded down to the nearest whole number of Amalco Shares);

“Amalco Shares” means the common shares of Amalco;

“Amalgamation” has the meaning ascribed thereto in Section 3.1(b) of this Plan of Arrangement;

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and Peridot, each acting reasonably;

“Arrangement Effective Time” means 12:01 A.M. (Toronto time) on the Effective Date or such other time as the Company and Peridot may agree upon in writing;

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement which is to be considered at the Company Meeting;

“Business Combination Agreement” means the business combination agreement made as of February 15, 2021 by and among the Company, Newco and Peridot, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Company” means Li-Cycle Corp., a corporation incorporated under the laws of the Province of Ontario;

“Company Common Shares” means the common shares of the Company;

“Company Common Shareholder” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Common Shareholder” means any one of them.

“Company Long-Term Incentive Plan” means the long-term incentive plan of the Company effective November 1, 2019;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Optionholders” means, at any time, the holders of Company Options granted under a Company Plan outstanding at such time and “Company Optionholder” means any one of them;

“Company Options” means the outstanding options to purchase Company Common Shares granted pursuant to a Company Plan;

“Company Plans” means, collectively, the Company Long-Term Incentive Plan and the Company Stock Option Plan, each as amended from time to time;

“Company Preferred Shareholders” means, at any time, the holders of Company Preferred Shares issued and outstanding at such time and “Company Preferred Shareholder” means any one of them;

“Company Preferred Shares” means the Class A Preferred Shares of the Company;

“Company RSUs” means the outstanding restricted share units granted under the Company Long-Term Incentive Plan;

“Company RSU Holders” means, at any time, the holders of Company RSUs outstanding at such time and “Company RSU Holder” means any one of them;

“Company Shareholder Consideration” means the Amalco Shares to be issued to Company Common Shareholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Company Shareholders” means, at any time, the holders of Company Common Shares, Company Preferred Shares or both, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shares” means, collectively, Company Common Shares and Company Preferred Shares;

“Company Stock Option Plan” means the stock option plan of the Company;

“Company Transmittal Letter” means the letter of transmittal to be provided by the Company to the Company Shareholders which provides a means for the delivery of any certificates representing Company Shares to the Exchange Agent and for instructions to be given by such Company Shareholder to the Exchange Agent for the delivery of the Company Shareholder Consideration;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Effective Date” means the date upon which the Arrangement becomes effective as provided in this Plan of Arrangement;

“Escrowed Exercise Price” means the aggregate exercise price of the Amalco Arrangement Options held by Exercising Amalco Arrangement Optionholders paid by the Exercising Amalco Arrangement Optionholders to the Company in escrow pending release pursuant to the Plan of Arrangement;

“Exchange Agent” means the Person appointed by Newco in accordance with the terms of the Business Combination Agreement;

“Exchange Ratio” means the quotient obtained by dividing (i) the sum of (A) 97,500,000, and (B) the Aggregate Exercise Price divided by $10, by (ii) the Company Fully Diluted Shares;

“Exercising Amalco Arrangement Optionholders” means the Amalco Arrangement Optionholders identified in the Exercising Optionholder List;

“Exercising Optionholder List” means a list to be delivered by the Company to Peridot and the Exchange Agent at least two Business Days prior to the Effective Date setting out (i) the Persons who have elected to exercise their Amalco Arrangement Options pursuant to the Plan of Arrangement and (ii) the number of Amalco Shares to which they will each be entitled pursuant to Section 3.1(j)(i);

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Business Combination Agreement and made pursuant to Section 182(5) of the OBCA, in a form acceptable to each of the Company and Peridot (each acting reasonably), providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and Peridot, each acting reasonably;

“Newco” means Li-Cycle Holdings Corp., a corporation incorporated under the laws of the Province of Ontario;

“OBCA” means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Peridot” means Peridot Acquisition Corp, a Cayman Islands exempted company, and any successor thereof continued under the OBCA;

“Peridot Transmittal Letter” means the letter of transmittal to be provided by Peridot to the holders of Peridot Shares and holders of Peridot Warrants which provides a means for the delivery of any certificates representing Peridot Shares and Peridot Warrants to the Exchange Agent and for instructions to be given by such holder of Peridot Shares or holder of Peridot Warrants to the Exchange Agent for the delivery of the Amalco Shares or Amalco Warrants issuable to such holder of Peridot Shares or holder of Peridot Warrants pursuant to Section 3.1(b);

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement, or upon the direction of the Court in the Final Order with the consent of the Company and Peridot, such consent not to be unreasonably withheld, conditioned or delayed;

“RSU Share Consideration” means, for each Company RSU, one Company Common Share;

“Shareholders’ Agreement” means the Shareholders’ Agreement dated on or about January 30, 2018 between the Company and the Company Shareholders, as amended from time to time;

“Surrendering Amalco Arrangement Optionholders” means the Amalco Arrangement Optionholders identified in the Surrendering Optionholder List;

“Surrendering Optionholder List” means a list to be delivered by the Company to Peridot and the Exchange Agent at least two Business Days prior to the Effective Date setting out (i) the Persons who have elected to surrender their Amalco Arrangement Options pursuant to the Plan of Arrangement and (ii) the number of Amalco Shares to which they will each be entitled pursuant to Section 3.1(k); and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2	In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)

the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)

time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)

the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)	words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2

BUSINESS COMBINATION AGREEMENT

2.1

This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 182 of the OBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2

This Plan of Arrangement and the Arrangement will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, Peridot, Newco, the Company, Amalco and the Exchange Agent from and after the Arrangement Effective Time.

ARTICLE 3

ARRANGEMENT

3.1

Commencing at the Arrangement Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)

at the Arrangement Effective Time, notwithstanding the terms of the Shareholders’ Agreement, the Shareholders’ Agreement will be terminated and the parties to the Shareholders’ Agreement will cease to have any rights or obligations under the Shareholders’ Agreement;

(b)

one minute after the step in Section 3.1(a), Peridot and Newco will amalgamate to continue as one corporate entity (as so amalgamated, “Amalco”), with the same effect as if they were amalgamated under section 176 of the OBCA (the “Amalgamation”). For greater certainty, the Parties intend that the Amalgamation qualify as an “amalgamation” for purposes of subsection 87(1) of the Tax Act. On and after the Amalgamation:

(i)

Each Peridot Share outstanding immediately prior to the Arrangement Effective Time will be exchanged for one Amalco Share, each holder of Peridot Share(s) so exchanged will be added to the register of holders of Amalco Shares and each Peridot Share so exchanged will be cancelled without any repayment of capital;

(ii)

Each Newco Share outstanding immediately prior to the Arrangement Effective Time will be exchanged for one Amalco Share, the holder of the Newco Shares so exchanged will be added to the register of holders of Amalco Shares and each Newco Share so exchanged will be cancelled without any repayment of capital;

(iii)

Each Peridot Warrant outstanding immediately prior to the Arrangement Effective Time will be exchanged for one Amalco Warrant, each holder of Peridot Warrant(s) so exchanged will be added to the register of holders of Amalco Warrants and each Peridot Warrant so exchanged will be cancelled without any repayment of capital;

(iv)	the name of Amalco will be Li-Cycle Holdings Corp.;

(v)	the registered office of Amalco will be the same registered office as Newco;

(vi)	the articles of amalgamation of Amalco will be in the form of the articles of incorporation of Newco, as amended[1];

(vii)	the by-laws of Amalco will be in the form of the by-laws of Newco;

(viii)	the first directors of Amalco will be:

Name	Address for Service	Resident Canadian
a) Ajay Kochhar	2351 Royal Windsor Drive, #10, Mississauga, Ontario L5J 4S7	Yes
b) Tim Johnston	2351 Royal Windsor Drive, #10, Mississauga, Ontario L5J 4S7	Yes
c) Mark Wellings	2351 Royal Windsor Drive, #10, Mississauga, Ontario L5J 4S7	Yes
d) Rick Findlay	2351 Royal Windsor Drive, #10, Mississauga, Ontario L5J 4S7	Yes
e) Anthony Tse	2351 Royal Windsor Drive, #10, Mississauga, Ontario L5J 4S7	No
f) Alan Levande	2351 Royal Windsor Drive, #10, Mississauga, Ontario L5J 4S7	No
g) Scott Prochazka	2351 Royal Windsor Drive, #10, Mississauga, Ontario L5J 4S7	No

(ix)	the stated capital of Amalco will be the sum of the stated capital of Peridot and Newco;

(x)

Amalco will own and hold all property of Peridot and Newco, and, without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such Amalgamation, and all obligations of Peridot and Newco, whether arising by contract or otherwise, may be enforced against Amalco to the same extent as if such obligations had been incurred or contracted by it;

(xi)	Amalco will continue to be liable for the obligations of Peridot and Newco;

(xii)

all rights, contracts, permits and interests of Peridot and Newco will continue as rights, contracts, permits and interests of Amalco and, for greater certainty, the Amalgamation will not constitute a transfer or assignment of the rights or obligations of Peridot and Newco under any such rights, contracts, permits and interests;

(xiii)	any existing cause of action, claim or liability to prosecution will be unaffected;

(xiv)	a civil, criminal or administrative action or proceeding pending by or against Peridot or Newco may be continued by or against Amalco; and

[1]	Newco articles to be amended in accordance with Section 5.18 of the Business Combination Agreement.

(xv)	a conviction against, or ruling, order or judgment in favour of or against, Peridot or Newco may be enforced by or against Amalco;

(c)

one minute after the steps in Section 3.1(b), the Amalco Share held by the Company will be purchased for cancellation by Amalco for cash equal to the subscription price for the Newco Share for which such Amalco Share was exchanged pursuant to Section 3.1(b)(ii);

(d)

one minute after the step in 3.1(c), Amalco will, subject to and in accordance with the terms and conditions of the Subscription Agreements, issue such number of Amalco Shares contemplated by the Subscription Agreements;

(e)	one minute after the step in Section 3.1(d):

(i)

each Company Preferred Share held by a Company Preferred Shareholder immediately prior to the Arrangement Effective Time will be converted into and exchanged for one (1) validly issued, fully paid and non-assessable Company Common Share;

(ii)

such Company Preferred Shareholder will cease to have any rights as the registered holder of Company Preferred Shares (other than the right to receive the consideration contemplated by Section 3.1(e)(i)); and

(iii)

the name of such Company Preferred Shareholder will be removed as the registered holder of such Company Preferred Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Company Common Shares on the applicable securities register of the Company maintained by or on behalf of the Company, and such Company Preferred Shares will be cancelled;

(f)	one minute after the steps in Section 3.1(e):

(i)

each Company RSU outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Company Plan) will be deemed to be vested to the fullest extent and will be surrendered to the Company and cancelled in exchange for the RSU Share Consideration; and

(ii)

with respect to each Company RSU surrendered and cancelled pursuant to Section 3.1(f)(i), the holder of such Company RSU will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the RSU Share Consideration such holder is entitled to receive pursuant to Section 3.1(f)(i)) and the name of the holder thereof will be removed as the registered holder of such Company RSUs from the applicable securities register of the Company and added as a registered holder of Company Common Shares on the applicable securities register of the Company and all agreements relating to any such Company RSU will be terminated and will be of no further force and effect;

(g)	one minute after the steps in Section 3.1(f):

(i)

each Company Common Share (including any Company Common Shares issued to Company Preferred Shareholders pursuant to Section 3.1(e)(i), and any Company Common Shares issued as RSU Share Consideration pursuant to Section 3.1(f)(i)), held by a Company Common Shareholder immediately prior to effecting the steps in this Section 3.1(g) will be transferred to Amalco in consideration for that number of Amalco Shares which is equal to the Exchange Ratio;

(ii)

such Company Common Shareholder will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by Section 3.1(g)(i), and (B) any dividends and other distributions payable in respect of the Company Common Shares as of the Arrangement Effective Time, in each case less any amounts required to be withheld in accordance with Section 5.2;

(iii)	the name of such Company Common Shareholder will be removed as the registered holder of such Company Common Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Amalco Shares on the applicable securities register of Amalco maintained by or on behalf of Amalco; and

(iv)

Amalco will be recorded as the registered holder of such Company Common Shares so transferred and acquired in accordance with this Section 3.1(g) and will be deemed to be the legal and beneficial owner thereof free and clear of all Liens;

(h)	one minute after the steps in Section 3.1(g):

(i)

(A) Each Company Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Company Plan) will be exchanged for an option to purchase Amalco Shares (an “Amalco Arrangement Option”). The Amalco Arrangement Option that so replaces the Company Option may be exercised solely for Amalco Shares. The number of Amalco Shares subject to the Amalco Arrangement Option will be equal to the product (rounded down to the nearest whole number on a per Company Option certificate basis) of (x) the number of Company Common Shares subject to such Company Option immediately prior to such time and (y) the Exchange Ratio. The per share exercise price for the Amalco Shares issuable upon exercise of such Amalco Arrangement Option will be equal to the quotient obtained by dividing (A) the exercise price per Company Common Share of such Company Option immediately prior to such time by (B) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Effective Date, and rounding the resulting exercise price up to the nearest whole cent.

(B) Notwithstanding the foregoing, if it is determined in good faith that the excess of the aggregate fair market value of the Amalco Shares subject to an Amalco Arrangement Option immediately after the issuance of the Amalco Arrangement Option over the aggregate option exercise price for such shares pursuant to the Amalco Arrangement Option (such excess referred to herein as the “In the Money Amount” of the Amalco Arrangement Option) would otherwise exceed the excess of the aggregate fair market value of the Company Common Shares subject to the Company Option in exchange for which the Amalco Arrangement Option was issued immediately before the issuance of the Amalco Arrangement Option over the aggregate option exercise price for such shares pursuant to the Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the previous provisions will be modified so that the In the Money Amount of the Amalco Arrangement Option does not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act but only to the extent necessary;

(C) Except as specifically provided above, following such time, each Amalco Arrangement Option will, mutatis mutandis, continue to be governed by the terms of the applicable Company Plan and the terms of the stock option agreement by which such Company Option is evidenced, any restriction on the exercise of any Company Option so replaced will continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to such Company Option will otherwise remain unchanged as a result of the replacement of such Company Option; provided however that (x) Amalco’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Amalco Arrangement Option; and (y) each Amalco Arrangement Option will be subject to administrative procedures consistent with those in effect under Amalco’s equity compensation plan; and

(ii)

with respect to each Company Option exchanged pursuant to Section 3.1(h)(i), the holder of such Company Option will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(h)(i)), and the name of the holder thereof will be removed from the applicable securities register of the Company and added as a registered holder of Amalco Arrangement Options on the applicable securities register of Amalco maintained by or on behalf of Amalco;

(i)

immediately after the steps in Section 3.1(h), each Amalco Arrangement Option outstanding (whether vested or unvested and notwithstanding the terms of any Company Plan) will be deemed to be vested to the fullest extent;

(j)	five minutes after the step in Section 3.1(i):

(i)

each Amalco Arrangement Option received in exchange for a Company Option pursuant to Section 3.1(h)(i), held by an Exercising Amalco Arrangement Optionholder and outstanding immediately following the steps in Section 3.1(h) will be exercised by the Exercising Amalco Arrangement Optionholder, the Escrowed Exercise Price will be released to the Company from escrow, and each Exercising Amalco Arrangement Optionholder will be issued such number of Amalco Shares to which such exercised Amalco Option is subject (as determined pursuant to Section 3.1(h)(i), and each such exercised Amalco Arrangement Option will immediately be cancelled; and

(ii)

with respect to each Amalco Arrangement Option exercised pursuant to Section 3.1(j)(i), the holder of such Amalco Arrangement Option will cease to be the holder thereof or to have any rights as a holder thereof and the name of the holder thereof will be removed as a registered holder of Amalco Arrangement Options from the applicable securities register of Amalco maintained by or on behalf of Amalco and added as a registered holder of Amalco Shares on the applicable securities register of Amalco maintained by or on behalf of Amalco;

(k)	five minutes after the steps in Section 3.1(j):

(i)

each Amalco Arrangement Option received by a Surrendering Amalco Arrangement Optionholder in exchange for a Company Option pursuant to Section 3.1(h)(i) will be disposed of by the Surrendering Amalco Arrangement Optionholder to Amalco in exchange for the Amalco Optionholder Consideration, and each such Amalco Arrangement Option will immediately be cancelled; and

(ii)

with respect to each Amalco Arrangement Option surrendered pursuant to Section 3.1(k)(i), the holder of such Amalco Arrangement Option will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive, if any, pursuant to Section 3.1(k)(i)) and the name of the holder thereof will be removed as the registered holder of Amalco Arrangement Options from the applicable securities register of Amalco maintained by or on behalf of Amalco and added as a registered holder of Amalco Shares on the applicable securities register of Amalco maintained by or on behalf of Amalco.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality).

ARTICLE 4

CERTIFICATES AND PAYMENTS

4.1

On the Closing Date (i) immediately prior to the Arrangement, Peridot will deposit or cause to be deposited with the Exchange Agent for the benefit of and to be held on behalf of the holders of Peridot Shares and holders of Peridot Warrants entitled to receive Amalco Shares and Amalco Warrants pursuant to Section 3.1(b), certificates representing, or evidence in book-entry form of, the Amalco Shares and Amalco Warrants issuable pursuant to Section 3.1(b), and (ii) promptly following the Amalgamation, Amalco will deposit or cause to be deposited with the Exchange Agent (a) for the benefit of and to be held on behalf of the Company Shareholders entitled to receive Amalco Shares pursuant to Section 3.1(g), certificates representing, or evidence in book-entry form of, the Company Shareholder Consideration, and (b) for the benefit of and to be held on behalf of the Company Optionholders entitled to receive Amalco Shares pursuant to Section 3.1(j)(i) or Section 3.1(k)(i), that number of Amalco Shares issuable pursuant to Section 3.1(j)(i) and Section 3.1(k)(i).

4.2

On or prior to the Business Day preceding the Arrangement Effective Time, the Company will deposit or cause to be deposited with the Exchange Agent, (i) for the benefit of and to be held on behalf of the Company Preferred Shareholders, certificates representing or evidence in book-entry form of, the Company Common Shares issuable to Company Preferred Shareholders pursuant to Section 3.1(e)(i), and (ii) for the benefit of and to be held on behalf of the holders of Company RSUs, certificates representing or evidence in book-entry form of the RSU Share Consideration (if any) payable to Company RSU Holders pursuant to Section 3.1(f)(i).

4.3

Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.1, Amalco will be fully and completely discharged from its obligation to pay the Company Shareholder Consideration to the Company Shareholders, and Amalco Shares to Amalco Arrangement Optionholders pursuant to Section 3.1(j)(i) and Section 3.1(k)(i), and to issue the Amalco Shares to holders of Peridot Shares and the Amalco Warrants to holders of Peridot Warrants, in each case, pursuant to Section 3.1(b), and the rights of such holders will be limited to receiving, from the Exchange Agent, the Amalco Shares or Amalco Warrants, as applicable, to which they are entitled in accordance with this Plan of Arrangement.

4.4

Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.2, the Company will be fully and completely discharged from its obligation to issue Company Common Shares to Company Preferred Shareholders pursuant to Section 3.1(e)(i), and to pay the RSU Share Consideration to former Company RSU Holders, and the rights of such holders will be limited to receiving, from the Exchange Agent, the Company Shareholder Consideration or RSU Share Consideration to which they are entitled in accordance with this Plan of Arrangement.

4.5

Until such time as a Company Shareholder or holder of Peridot Shares or holder of Peridot Warrants deposits with the Exchange Agent a duly completed Company Transmittal Letter or Peridot Transmittal Letter, as applicable, documents, certificates and instruments contemplated by the Company Transmittal Letter or Peridot Transmittal, as applicable, and such other documents and instruments as the Exchange Agent, the Company or Peridot (or Amalco, as the case may be) reasonably require, the payment or delivery to which such Company Shareholder or holder of Peridot Shares or holder of Peridot Warrants is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder or holder of Peridot Shares or holder of Peridot Warrants for delivery to such Company Shareholder or holder of Peridot Shares or holder of Peridot Warrants, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Company Transmittal Letter or Peridot Transmittal Letter, as applicable, documents, certificates and instruments contemplated by the Company Transmittal Letter or Peridot Transmittal Letter, as applicable, and such other documents, certificates and instruments as the Exchange Agent, the Company or Peridot (or Amalco, as the case may be) reasonably require.

4.6

Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares, Peridot Shares or Peridot Warrants, a duly completed and executed Company Transmittal Letter or Peridot Transmittal Letter, as applicable, and such additional documents, certificates and instruments as the Exchange Agent, the Company or Peridot (or Amalco, as the case may be) may reasonably require, the holder of such surrendered certificate, or the deliverer of such Company Transmittal Letter or Peridot Transmittal Letter, as applicable, will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing or other evidence of, Amalco Shares or Amalco Warrants that such Company Shareholder or holder of Peridot Shares or holder of Peridot Warrants is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.7

As soon as practicable following the Arrangement Effective Time, Amalco will deliver to each former Company RSU Holder that received Company Common Shares pursuant to Section 3.1(f) the certificate(s) representing or evidence in book-entry form of, the Amalco Shares to which they are entitled under the Arrangement. Neither a certificate nor a letter of transmittal need be surrendered by a former Company RSU Holder that is entitled to Company Common Shares pursuant to Section 3.1(f) in order for such former holder to receive such payment.

4.8

If any former Company Shareholder or holder of Peridot Shares or holder of Peridot Warrants fails to deliver to the Exchange Agent the certificates, documents or instruments required to be delivered to the Exchange Agent under this Article 4 in order for such former Company Shareholder or holder of Peridot Shares or holder of Peridot Warrants to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, and any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, (i) will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to Amalco or its successors for no consideration, and (ii) any certificate representing Company Shares or Peridot Shares or Peridot Warrants formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Amalco and will be cancelled. None of the Company or Amalco, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company or Amalco or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

4.9

After the Arrangement Effective Time and until surrendered as contemplated by this Article 4, each certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares, Peridot Shares or Peridot Warrants will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the Amalco Shares or Amalco Warrants that such Company Shareholder, holder of Peridot Shares or Peridot Warrants is entitled to receive in accordance with this Article 4, less any amounts withheld pursuant to Section 5.2.

4.10

If any certificate that immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares, Peridot Shares or Peridot Warrants that were exchanged pursuant to Article 3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Amalco Shares or Amalco Warrants that such Person is entitled to receive pursuant to Article 3, deliverable in accordance with such holder’s Company Transmittal Letter or Peridot Transmittal Letter, as applicable.

4.11

When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company or Amalco and the Exchange Agent in such sum as the Company, Amalco and the Exchange Agent may direct or otherwise indemnify the Company, Amalco and the Exchange Agent in a manner satisfactory to the Company, Amalco and the Exchange Agent against any claim that may be made against the Company, Amalco or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.12

In no event will any Person be entitled to a fractional Amalco Share. Where the aggregate number of Amalco Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of an Amalco Share being issuable, the number of Amalco Shares to be received by such Person will be rounded down to the nearest whole Amalco Share.

ARTICLE 5

EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

5.1

From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, Peridot, Newco, Amalco, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

5.2

The Company, Amalco and the Exchange Agent will be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement such Taxes, source deductions and other amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Entity, such amounts will be treated for all purposes of the Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the Company, Amalco, and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Company, Amalco, and the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, Amalco or the Exchange Agent will use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted will be paid to such Person.

ARTICLE 6

AMENDMENTS

6.1

The Company and Peridot may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and Peridot, each acting reasonably, (iii) be filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

6.2

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or Peridot at any time prior to the Company Meeting or the Peridot Shareholders Meeting (provided that the Company or Peridot will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting or the Peridot Shareholders Meeting, as applicable (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

6.3

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if (i) it is consented to in writing by each of the Company and Peridot (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders or holders of Peridot Shares voting in the manner directed by the Court.

6.4

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by Amalco, provided that it concerns a matter which, in the reasonable opinion of Amalco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 7

FURTHER ASSURANCES

7.1

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

Annex D

Peridot Acquisition Corp. Form of Articles of Continuance

Ontario Corporation Number A l'usage exclusif du ministereNumero de la societe en Ontario Form 6 Business Corporations Act Formule 6 Loi sur les societes par actions ARTICLES OF CONTINUANCE STATUTS DE MAINTIEN 1.The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS) Denomination sociale de la societe : (Ecrire en LETTRES MAJUSCULES SEULEMENT) : P E R I D O T A C Q U I S I T I O N C O R P 2.The corporation is to be continued under the name (if different from 1 ): Nouvelle denomination sociale de la societe (si elle differente de celle inscrite ci-dessus) : 3. Name of jurisdiction the corporation is leaving: / Nom du territoire (province ou territoire, Etat ou pays) que quitte la societe : Cayman Islands Name of jurisdiction / Nom du territoire 4. Date of incorporation/amalgamation: / Date de la constitution ou de la fusion : 2020/07/31 Year, Month, Day / annee, mois, jour 5. The address of the registered office is: / Adresse du siege social en : 2351 Royal Windsor Drive, 10 Street & Number or R.R. Number & if Multi-Office Building give Room No. Rue et numero ou numero de la R.R. et, s'il s'agit d'un edifice a bureaux, numero du bureau MississaugaONTARIO L 5 J 4 S 7 Name of Municipality or Post Office / Nom de la municipalite ou du bureau de poste Postal Code/Code postal 07171 (2011/05) (C) Queen's Printer for Ontario, 2011 / (C) Imprimeur de la Reine pour l'Ontario, 2011Page 1 of/de 7

For Ministry Use Only
À l'usage exclusif du ministère

Ontario Corporation Number
Numéro de la société en Ontario

Form 6
Business Corporations Act

Formule 6
Loi sur les sociétés par actions

ARTICLES OF CONTINUANCE
STATUTS DE MAINTIEN

1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
Dénomination sociale de la société : (Écrire en LETTRES MAJUSCULES SEULEMENT) :

PERIDOT ACQUISITION CORP.

2. The corporation is to be continued under the name (if different from 1):
Nouvelle dénomination sociale de la société (si elle différente de celle inscrite ci-dessus) :

3. Name of jurisdiction the corporation is leaving: / Nom du territoire (province ou territoire, État ou pays) que quitte la société :

Cayman Islands

Name of jurisdiction / Nom du territoire

2020/07/31

Year, Month, Day / année, mois, jour

5. The address of the registered office is: / Adresse du siège social en :

2351 Royal Windsor Drive, 10

Street & Number or R.R. Number & if Multi-Office Building give Room No.
Rue et numéro ou numéro de la R.R. et, s'il s'agit d'un édifice à bureaux, numéro du bureau

Mississauga — ONTARIO — L5J4S7

6. Number of directors is/are: Nombre d'administrateurs : Fixed number Nombre fixe OR minimum and maximum OU minimum et maximum 7. The director(s) is/are: / Administrateur(s) : Address for service, giving Street & No. or R.R. No., First name, middle names and sur- name Prenom, autres prenoms et nom de famille Municipality, Province, Country and Postal Code Domicile elu, y compris la rue et le numero ou le numero de la R.R., le nom de la municipalite, la province, le pays et le code postal Resident Canadian State 'Yes' or 'No' Resident canadien Oui/Non Ajay Kochhar 2351 Royal Windsor Dr. Unit 10 Mississauga, ON L5J 4S7 Yes Bruce MacInnis 2351 Royal Windsor Dr. Unit 10 Mississauga, ON L5J 4S7 Yes Alan Levande 2351 Royal Windsor Dr. Unit 10No Mississauga, ON L5J 4S7 Markus Specks 2351 Royal Windsor Dr. Unit 10No Mississauga, ON L5J 4S7 Preston Powell 2351 Royal Windsor Dr. Unit 10No Mississauga, ON L5J 4S7 Scott Prochazka 2351 Royal Windsor Dr. Unit 10No Mississauga, ON L5J 4S7 8. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. Limites, s'il y a lieu, imposees aux activites commerciales ou aux pourvoirs de la societe. None. 07171 (2011/05)Page 2 of/de 7

7. The director(s) is/are: / Administrateur(s) :

First name, middle names and surname / Prénom, autres prénoms et nom de famille	Address for service, giving Street & No. or R.R. No., Municipality, Province, Country and Postal Code / Domicile élu, y compris la rue et le numéro ou le numéro de la R.R., le nom de la municipalité, la province, le pays et le code postal	Resident Canadian State 'Yes' or 'No' / Résident canadien Oui/Non
Ajay Kochhar	2351 Royal Windsor Dr. Unit 10 Mississauga, ON L5J 4S7	Yes
Bruce MacInnis	2351 Royal Windsor Dr. Unit 10 Mississauga, ON L5J 4S7	Yes
Alan Levande	2351 Royal Windsor Dr. Unit 10 Mississauga, ON L5J 4S7	No
Markus Specks	2351 Royal Windsor Dr. Unit 10 Mississauga, ON L5J 4S7	No
Preston Powell	2351 Royal Windsor Dr. Unit 10 Mississauga, ON L5J 4S7	No
Scott Prochazka	2351 Royal Windsor Dr. Unit 10 Mississauga, ON L5J 4S7	No

8. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.
Limites, s'il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la société.

None.

07171 (2011/05)

Page 2 of/de 4

9.  The classes and any maximum number of shares that the corporation is authorized to issue:

Catégories et nombre maximal, s’il y a lieu, d’actions que la société est autorisée à émettre :

The corporation is authorized to issue up to 300,000,000 Class A common shares (prior to giving effect to these articles, designated as Class A ordinary shares), up to 30,000,000 Class B shares (prior to giving effect to these articles, designated as Class B ordinary shares) and up to 1,000,000 preference shares, issuable in series.

10.  Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions qui peut être émise en série :

See pages 4A to and including 4D.

07171 (2011/05)	Page 3 of/de 4

Page 4A

1.	The rights, privileges, restrictions and conditions attaching to the Class A common shares are as follows:

(a)

Payment of Dividends: Subject to the rights of the holders of any outstanding series of preference shares of the Corporation, the holders of the Class A common shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. However, all dividends which the board of directors may determine to declare and pay in any financial year of the Corporation must be declared and paid in equal or equivalent amounts per share on all of the Class A common shares and Class B common shares at the time outstanding without preference or distinction.

(b)

Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the Class A common shares and Class B common shares will rank equally as to priority of distribution and the holders of the Class A common shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive assets of the Corporation upon such a distribution in priority to or concurrently with the holders of the Class A common shares, be entitled to participate concurrently with the holders of the Class B common shares in the distribution. Such distribution will be made in equal amounts per share on all the Class A common shares and Class B common shares at the time outstanding without preference or distinction.

(c)

Voting Rights: The holders of the Class A common shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Class A common share held at all such meetings, provided, however, that, except as otherwise required by law, holders of Class A common shares, as such, shall not be entitled to vote on any amendment to the articles of the corporation, as amended from time to time, including any certificates of designations relating to any series of preference shares, that relates solely to the terms of the Class B common shares or one or more outstanding series of preference shares, if the holders of such affected class of shares or series are entitled, either separately or together with holders of one or more other such class or series, to vote thereon.

2.	The rights, privileges, restrictions and conditions attaching to the Class B common shares are as follows:

(a)

Payment of Dividends: Subject to the rights of the holders of any outstanding series of preference shares of the Corporation, the holders of the Class B common shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. However, all dividends which the board of directors may determine to declare and pay in any financial year of the Corporation must be declared and paid in equal or equivalent amounts per share on all of the Class B common shares and Class A common shares at the time outstanding without preference or distinction.

(b)

Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the Class B common shares and Class A common shares will rank equally as to priority of distribution and the holders of the Class B common shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive assets of the Corporation upon such a distribution in priority to or concurrently with the holders of the Class B common shares, be entitled to participate concurrently with the holders of the Class A common shares in the distribution. Such distribution will be made in equal amounts per share on all the Class B common shares and Class A common shares at the time outstanding without preference or distinction..

Page 4B

(c)

Voting Rights: The holders of the Class B common shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Class B common share held at all such meetings, provided, however, that, except as otherwise required by law, holders of Class B common shares, as such, shall not be entitled to vote on any amendment to the articles of the corporation, as amended from time to time, including any certificates of designations relating to any series of preference shares, that relates solely to the terms of the Class A common shares or one or more outstanding series of preference shares, if the holders of such affected class of shares or series are entitled, either separately or together with holders of one or more other such class or series, to vote thereon.

Conversion:    The Class B common shares will automatically convert into Class A common shares on a one-for-one basis (the “Initial Conversion Ratio”): (i) at any time and from time to time at the option of the holder thereof; and (ii) automatically on the day of the closing of a Business Combination. For the purposes hereof, (A) “Affiliate” in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (I) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (II) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity; (ii) “Business Combination” means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (I) as long as the securities of the Corporation are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (II) must not be solely effectuated with another blank cheque company or a similar company with nominal operations; (iii) “Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for Class A common shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt; (iv) “IPO” means the Corporation’s initial public offering of securities; (v) “Trust Account” means the trust account established by the Corporation upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited; (vi) “Share” means a Class A common share, a Class B common share or a preference share and includes a fraction of a share in the Corporation; and (viii) “Sponsor” means Peridot Acquisition Sponsor, LLC, a Delaware limited liability company, and its successors or assigns.

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A common shares or any other Equity-linked Securities, are issued, or deemed issued, by the Corporation in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B common shares in issue shall automatically convert into Class A common shares at the time of the closing of a Business Combination at a ratio for which the Class B shares shall convert into Class A common shares will be adjusted (unless the holders of a majority of the Class B common shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A common shares issuable upon conversion of all Class B common shares will equal, on an

Page 4C

as-converted basis, in the aggregate, 20 per cent of the sum of all Class A common shares and Class B common shares in issue upon completion of the IPO (and solely for the purposes of calculating such number of Class A common shares issuable upon conversion of all Class B common shares, references to “Class A common shares” and “Class B common shares” will be deemed to be references to the Class A ordinary shares and Class B ordinary shares of the Corporation prior to the date on which the Corporation continued under the Business Corporations Act (Ontario)) plus all Class A common shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Corporation.

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A common shares or Equity- linked Securities by the written consent or agreement of holders of a majority of the Class B common shares then in issue consenting or agreeing separately as a separate class.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A common shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B common shares in issue.

Each Class B common share shall convert into its pro rata number of Class A common shares pursuant to this Section. The pro rata share for each holder of Class B common shares will be determined as follows: each Class B common share shall convert into such number of Class A common shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A common shares into which all of the Class B common shares in issue shall be converted pursuant to this Section and the denominator of which shall be the total number of Class B common shares in issue at the time of conversion.

Notwithstanding anything to the contrary in this Article, in no event may any Class B common share convert into Class A common shares at a ratio that is less than one-for-one.

3.

The preference shares may be issued from time to time in one or more series. Subject to limitations prescribed by law (including the Business Corporations Act (Ontario)) and the provisions of this Article (including any preference shares designation), the Board is hereby authorized to provide by resolution and by causing the filing of a preference shares designation for the issuance of the preference shares in one or more series, and to establish from time to time the number of preference shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

4.

No rights, privileges, restrictions or conditions attaching to any series of preference shares shall confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation over the shares of any other series of preference shares. The preference shares of each series shall, with respect to the right of payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Corporation, rank on parity with the shares of every other series of preference shares.

11. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:
L’émission, le transfert ou la propriété d’actions est/n’est pas restreint. Les restrictions, s’il y a lieu, sont les suivantes :

None.

12. Other provisions, (if any):
Autres dispositions s’il y a lieu :

None.

13.  The corporation has complied with subsection 180(3) of the Business Corporations Act.

La société s’est conformée au paragraphe 180(3) de la Loi sur les sociétés par actions.

14.  The continuation of the corporation under the laws of the Province of Ontario has been properly authorized under the laws of the jurisdiction in which the corporation was incorporated/amalgamated or previously continued on

Le maintien de la société en vertu des lois de la province de l’Ontario a été dûment autorisé en vertu des lois de l’autorité législative sous le régime de laquelle la société a été constituée ou fusionnée ou antérieurement maintenue le

Year, Month, Day

année, mois, jour

15.  The corporation is to be continued under the Business Corporations Act to the same extent as if it had been incorporated thereunder.

Le maintien de la société en vertu de la Loi sur les sociétés par actions a le même effet que si la société avait été constituée en vertu de cette loi.

These articles are signed in duplicate.

Les présents statuts sont signés en double exemplaire.

Periodot Acquisition Corp.
Name of Corporation / Dénomination sociale de la société

By / Par

Signature / SIgnature

	Print name of signatory / Nom du signataire en lettres moulées	Description of Office / Fonction

These articles must be signed by a director or officer of the corporation (e.g. president, secretary)

Ces statuts doivent être signés par un administrateur ou un dirigeant de la société (p. ex. : président, secrétaire).

07171 (2011/05)			Page 4 of/de 4

Peridot Acquisition Corp. Form of By-Laws

See footnote 1 on page E-5.

Annex E

For Ministry Use Only
À l'usage exclusif du ministère

Ontario Corporation Number
Numéro de la société en Ontario

002816198

ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION

Form 3
Business Corporations Act

Formule 3
Loi sur les sociétés par actions

1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
Dénomination sociale actuelle de la société (écrire en LETTRES MAJUSCULES SEULEMENT) :

LI-CYCLE HOLDINGS CORP.

2. The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS)
Nouvelle dénomination sociale de la société (s'il y a lieu) (écrire en LETTRES MAJUSCULES SEULEMENT) :

2021-02-12

(Year, Month, Day)
(année, mois, jour)

Number / Nombre ______ or / ou minimum and maximum / minimum et maximum ______ ______

5. The articles of the corporation are amended as follows:
Les statuts de la société sont modifiés de la façon suivante :

See attached Page 1A and Page 1B.

For Ministry Use Only Ontario Corporation Number Numero A I'usage exclusif du ministere de la societe en Ontario 002816198 Form 3 1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS) Business Denomination sociale actuelle de la societe (ecrire en LETTRES MAJUSCULES SEULEMENT) : Corporations L I - C Y C L E H 0 L D I N G S C 0 R P Act Formule 3 Loi sur les societes par actions The name of the corporation is changed to (if applicable ): (Set out in BLOCK CAPITAL LETTERS) Nouvelle denomination sociale de la societe (s'il y a lieu) (ecrire en LETTRES MAJUSCULES SEULEMENT) : ARTICLES OF AMENDMENT STATUTS DE MODIFICATION 2. 3. Date of incorporation/amalgamation: Date de la constitution ou de la fusion : 2021-02-12 (Year, Month, Day) (annee, mois, jour) 4. Complete only if there is a change in the number of directors or the minimum / maximum number of directors. Il faut remplir cette partie seulement si le nombre d'administrateurs ou si le nombre minimal ou maximal d'administrateurs a change. Number of directors is/are: minimum and maximum number of directors is/are: nombres Nombre d'administrateurs : minimum et maximum d'administrateurs : Number minimum and maximum Nombre minimum et maximum or o u 5. The articles of the corporation are amended as follows: Les statuts de la societe sont modifies de la facon suivante : See attached Page 1A and Page 1B. 07119 (2011/05) (C) Queen's Printer for Ontario, 2011 / (C) Imprimeur de la Reine pour l'Ontario, 2011 Page 1 of/de 2

6. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act. La modification a ete dument autorisee conformement aux articles 168 et 170 (selon le cas) de la Loi sur les societes par actions. 7. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on Les actionnaires ou les administrateurs (selon le cas) de la societe ont approuve la resolution autorisant la modification le (Year, Month, Day) (annee, mois, jour) These articles are signed in duplicate. Les presents statuts sont signes en double exemplaire. LI-CYCLE HOLDINGS CORP. (Print name of corporation from Article 1 on page 1) (Veuillez ecrir le nom de la societe de l'article un a la page une). By/ Par : President (Signature) (Description of Office) (Signature) (Fonction) Ajay Kochhar 07119 (2011/05) Page 2 of/de 2

Final Form

1. To increase the authorized capital of the Corporation by the creation of an unlimited number of preferred shares, issuable in series (“Preferred Shares”).

2. The Preferred Shares may be issued from time to time in one or more series. Subject to limitations prescribed by law (including the Act) and the provisions of this Article (including any Preferred Shares Designation), the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Shares Designation for the issuance of the Preferred Shares in one or more series, and to establish from time to time the number of Preferred Shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

3. No rights, privileges, restrictions or conditions attaching to any series of Preferred Shares shall confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation over the shares of any other series of Preferred Shares. The Preferred Shares of each series shall, with respect to the right of payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Corporation, rank on parity with the shares of every other series of Preferred Shares.

4. To declare that the authorized capital of the Corporation, after giving effect to the foregoing, consists of:

(a)	an unlimited number of common shares; and

(b)	an unlimited number of Preferred Shares, issuable in series.

5. To change the rights, privileges, restrictions and conditions attaching to the common shares (“Common Shares”), such that the rights, privileges, restrictions and conditions attaching to the Common Shares will now read as follows:

Common Shares

Voting Rights.

Each holder of Common Shares, as such, shall be entitled to receive notice of, and to attend and vote (in person or by proxy) at all meetings of the shareholders of the Corporation, except where holders of another class or series are entitled to vote separately as a class or series as provided in the Business Corporations Act (Ontario) (the “Act”), applicable securities laws or the rules of any applicable stock exchange. At each such meeting, the holders of Common Shares shall be entitled to one vote for each Common Share held by such holder on all matters on which shareholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Shares, as such, shall not be entitled to vote on any amendment to these Articles, including any certificate of designations relating to any series of Preferred Shares (each hereinafter referred to as a “Preferred Shares Designation”), that relates solely to the terms of one or more outstanding series of Preferred Shares, if the holders of such affected class of shares or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to these Articles (including any Preferred Shares Designation).

Dividends.

Subject to the rights of the holders of any outstanding series of Preferred Shares, the holders of the Common Shares are entitled to such dividends as the directors of the Corporation may declare from time to time on the Common Shares, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by the Corporation as and when determined by the directors of the Corporation, in their absolute discretion. The directors may determine whether any such dividend is payable in money or property or by issuing fully paid shares of the Corporation.

Liquidation.

Upon the dissolution, liquidation or winding up of the Corporation, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of Preferred Shares, the holders of Common Shares shall be entitled to receive the remaining property and assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of Common Shares held by them.

6. To change the restrictions on the issue, transfer or ownership of shares set out in paragraph 8 of the articles of incorporation dated February 12, 2021 (the “Articles”) by deleting paragraph 8 in its entirety and substituting with “Not applicable.”

7. To change the other provisions set out in the Articles by deleting paragraph 9 in its entirety.

[PERIDOT ACQUISITION CORP. / LI-CYCLE HOLDINGS CORP.]1

BY-LAW NO. 1

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions.

As used in this by-law, the following terms have the following meanings:

“Act” means the Business Corporations Act (Ontario) and the regulations under the Act, all as amended, re-enacted or replaced from time to time.

“Authorized Signatory” has the meaning specified in Section 2.2.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario.

“Corporation” means [Peridot Acquisition Corp. / Li-Cycle Holdings Corp.]

“person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental or regulatory entity, and pronouns have a similarly extended meaning.

“recorded address” means (i) in the case of a shareholder or other securityholder, the shareholder’s or securityholder’s latest address as shown in the records of the Corporation, (ii) in the case of joint shareholders or other joint securityholders, the address appearing in the records of the Corporation in respect of the joint holding or, if there is more than one address in respect of the joint holding, the first address that appears, and (iii) in the case of a director, officer or auditor, the person’s latest address as shown in the records of the Corporation or, if applicable, the last notice filed with the Director under the Act, whichever is the most recent.

“show of hands” means, in connection with a meeting, a show of hands by persons present at the meeting, the functional equivalent of a show of hands by telephonic or electronic means and any combination of such methods.

Terms used in this by-law that are defined in the Act have the meanings given to such terms in the Act.

Section 1.2 Interpretation.

The division of this by-law into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation. Words importing the singular number include the plural and vice versa. Any reference in this by-law to gender includes all genders. In this by-law the words “including”, “includes” and “include” means “including (or includes or include) without limitation”.

Section 1.3 Subject to Act and Articles.

This by-law is subject to, and should be read in conjunction with, the Act and the articles. If there is any conflict or inconsistency between any provision of the Act or the articles and any provision of this by-law, the provision of the Act or the articles will govern.

[1]

Form of by-laws to be used for Peridot from and after the Peridot Continuance up to the Peridot Amalgamation. Form of by-laws also to be used for Newco and, ultimately, Amalco following completion of the Peridot Amalgamation.

ARTICLE 2

BUSINESS OF THE CORPORATION

Section 2.1 Financial Year.

The financial year of the Corporation ends on such date of each year as the directors determine from time to time.

Section 2.2 Execution of Instruments and Voting Rights.

Contracts, documents and instruments may be signed on behalf of the Corporation, either manually or by facsimile or by electronic means, (i) by any one director or officer of the Corporation, or (ii) by any other person authorized by the directors from time to time (each person referred to in (i) and (ii) is an “Authorized Signatory”). Voting rights for securities held by the Corporation may be exercised on behalf of the Corporation by any one Authorized Signatory. In addition, the directors may, from time to time, authorize any person or persons (i) to sign contracts, documents and instruments generally on behalf of the Corporation or to sign specific contracts, documents or instruments on behalf of the Corporation, and (ii) to exercise voting rights for securities held by the Corporation generally or to exercise voting rights for specific securities held by the Corporation. Any Authorized Signatory, or other person authorized to sign any contract, document or instrument on behalf of the Corporation, may affix the corporate seal, if any, to any contract, document or instrument when required.

As used in this Section, the phrase “contracts, documents and instruments” means any and all kinds of contracts, documents and instruments in written or electronic form, including cheques, drafts, orders, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, transfers, assignments, powers of attorney, agreements, proxies, releases, receipts, discharges and certificates and all other paper writings or electronic writings.

Section 2.3 Banking Arrangements.

The banking and borrowing business of the Corporation or any part of it may be transacted with such banks, trust companies or other firms or corporations as the directors determine from time to time. All such banking and borrowing business or any part of it may be transacted on the Corporation’s behalf under the agreements, instructions and delegations, and by the one or more officers and other persons, that the directors authorize from time to time. This paragraph does not limit in any way the authority granted under Section 2.2.

ARTICLE 3

DIRECTORS

Section 3.1 Place of Meetings.

Any or all meetings of directors may be held at any place in or outside Canada.

Section 3.2 Calling of Meetings.

The chair of the board, the lead director, if any, the chief executive officer, the president, the corporate secretary or any one or more directors may call a meeting of the directors at any time. Meetings of directors will be held at the time and place as the person(s) calling the meeting determine.

Section 3.3 Regular Meetings.

The directors may establish regular meetings of directors. Any resolution establishing such meetings will specify the dates, times and places of the regular meetings and will be sent to each director.

Section 3.4 Notice of Meeting.

Subject to this section, notice of the time and place of each meeting of directors will be given to each director not less than 48 hours before the time of the meeting. No notice of meeting is required for any regularly scheduled meeting except where the Act requires the notice to specify the purpose of, or the business to be transacted at, the meeting. Provided a quorum of directors is present, a meeting of directors may be held, without notice, immediately following the annual meeting of shareholders.

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any person, or any error in any notice not affecting the substance of the notice, does not invalidate any resolution passed or any action taken at the meeting.

Section 3.5 Waiver of Notice.

A director may waive notice of a meeting of directors, any irregularity in a notice of meeting of directors or any irregularity in a meeting of directors. Such waiver may be given in any manner and may be given at any time either before or after the meeting to which the waiver relates. Waiver of any notice of a meeting of directors cures any irregularity in the notice, any default in the giving of the notice and any default in the timeliness of the notice. Attendance of a director at a meeting of directors is a waiver of notice of the meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Section 3.6 Quorum.

A majority of the number of directors in office or such greater or lesser number as the directors may determine from time to time, constitutes a quorum at any meeting of the directors. Where the Corporation has fewer than three directors, all directors must be present at any meeting of directors to constitute a quorum. Notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Section 3.7 Meeting by Telephonic, Electronic or Other Communication Facility.

If all the directors of the Corporation present at or participating in a meeting of directors consent, a director may participate in such meeting by means of a telephonic, electronic or other communication facility. A director participating in a meeting by such means is deemed to be present at the meeting. Any consent is effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the directors.

Section 3.8 Chair.

If appointed, the chair of the board will preside at directors meetings and shareholders meetings in accordance with this Section 3.8 and Section 7.9, respectively. The chair of the board will have such other powers and duties as the directors determine. The chair of any meeting of directors is the first mentioned of the following persons that is a director and is present at the meeting:

(a)	the chair of the board;

(b)	the lead director, if any; or

(c)	the chief executive officer.

If no such person is present at the meeting, the directors present will choose one of their number to chair the meeting.

Section 3.9 Secretary.

The corporate secretary, if any, will act as secretary at meetings of directors. If a corporate secretary has not been appointed or the corporate secretary is absent, the chair of the meeting will appoint a person, who need not be a director, to act as secretary of the meeting.

Section 3.10 Votes to Govern.

At all meetings of directors, every question will be decided by a majority of the votes cast. In case of an equality of votes, the chair of the meeting is not entitled to a second or casting vote.

Section 3.11 Remuneration and Expenses.

The directors may determine from time to time the remuneration, if any, to be paid to a director for his or her services as a director. The directors are also entitled to be reimbursed for travelling and other out-of-pocket expenses properly incurred by them in attending directors meetings, committee meetings and shareholders meetings and in the performance of other duties of directors of the Corporation. The directors may also award additional remuneration to any director undertaking special services on the Corporation’s behalf beyond the services ordinarily required of a director by the Corporation.

A director may be employed by or provide services to the Corporation otherwise than as a director. Such a director may receive remuneration for such employment or services in addition to any remuneration paid to the director for his or her services as a director.

ARTICLE 4

COMMITTEES

Section 4.1 Committees of Directors.

The directors may appoint from their number one or more committees and delegate to such committees any of the powers of the directors except those powers that, under the Act, a committee of directors has no authority to exercise.

Section 4.2 Proceedings.

Meetings of committees of directors may be held at any place in or outside Canada. At all meetings of committees, every question will be decided by a majority of the votes cast on the question. Unless otherwise determined by the directors, each committee of directors may make, amend or repeal rules and procedures to regulate its meetings including: (i) fixing its quorum, provided that quorum may not be less than a majority of its members; (ii) procedures for calling meetings; (iii) requirements for providing notice of meetings; and (iv) selecting a chair for a meeting.

Subject to a committee of directors establishing rules and procedures to regulate its meetings, Section 3.1 to Section 3.11 inclusive apply to committees of directors, with such changes as are necessary.

ARTICLE 5

OFFICERS

Section 5.1 Appointment of Officers.

The directors may appoint such officers of the Corporation as they deem appropriate from time to time. The officers may include any of a chair of the board, a chief executive officer, a president, one or more vice-presidents, a chief financial officer, a chief commercial officer, a chief technical officer, a general counsel, a corporate secretary and a treasurer and one or more assistants to any of the appointed officers. No person may be the chair of the board unless that person is a director.

Section 5.2 Powers and Duties.

Unless the directors determine otherwise, an officer has all powers and authority that are incident to his or her office. An officer will have such other powers, authority, functions and duties that are prescribed or delegated, from time to time, by the directors, or by other officers if authorized to do so by the directors. The directors or authorized officers may, from time to time, vary, add to or limit the powers and duties of any officer.

Section 5.3 Chief Executive Officer.

If appointed, the chief executive officer of the Corporation will have general powers and duties of supervision of the business and affairs of the Corporation. The chief executive officer will have such other powers and duties as the directors determine. Subject to Section 3.9 and Section 7.9, during the absence or disability of the corporate secretary or the treasurer, or if no corporate secretary or treasurer has been appointed, the chief executive officer will also have the powers and duties of the office of corporate secretary and treasurer, as the case may be.

Section 5.4 President.

If appointed, the president of the Corporation will have such other powers and duties as the directors determine.

Section 5.5 Corporate Secretary.

If appointed, the corporate secretary will have the following powers and duties: (i) the corporate secretary will give or cause to be given, as and when instructed, notices required to be given to shareholders, directors, officers, auditors and members of committees of directors; (ii) the corporate secretary may attend at and be the secretary of meetings of directors, shareholders, and committees of directors and will have the minutes of all proceedings at such meetings entered in the books and records kept for that purpose; and (iii) the corporate secretary will be the custodian of any corporate seal of the Corporation and the books, papers, records, documents, and instruments belonging to the Corporation, except when another officer or agent has been appointed for that purpose. The corporate secretary will have such other powers and duties as the directors or the chief executive officer determine.

Section 5.6 Treasurer.

If appointed, the treasurer of the Corporation will have the following powers and duties: (i) the treasurer will ensure that the Corporation prepares and maintains adequate accounting records in compliance with the Act; (ii) the treasurer will also be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; and (iii) at the request of the directors, the treasurer will render an account of the Corporation’s financial transactions and of the financial position of the Corporation. The treasurer will have such other powers and duties as the directors or the chief executive officer of the Corporation determine.

Section 5.7 Removal of Officers.

The directors may remove an officer from office at any time, with or without cause. Such removal is without prejudice to the officer’s rights under any employment contract with the Corporation.

ARTICLE 6

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

Section 6.1 Limitation of Liability.

Subject to the Act and other applicable law, no director or officer is liable for: (i) the acts, omissions, receipts, failures, neglects or defaults of any other director, officer or employee; (ii) joining in any receipt or other act for conformity; (iii) any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation; (iv) the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation are invested; (v) any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Corporation are deposited; or (vi) any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatever which occurs in the execution of the duties of his or her office or in relation to his or her office.

Section 6.2 Indemnity.

The Corporation will indemnify to the fullest extent permitted by the Act (i) any director or officer of the Corporation; (ii) any former director or officer of the Corporation; (iii) any individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity; and (iv) their respective heirs and legal representatives. The Corporation is authorized to execute agreements in favour of any of the foregoing persons evidencing the terms of the indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

Section 6.3 Insurance.

The Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 6.2 against such liabilities and in such amounts as the directors may determine and as are permitted by the Act.

ARTICLE 7

SHAREHOLDERS

Section 7.1 Calling Annual and Special Meetings.

The board of directors (by way of a resolution passed at a meeting where there is a quorum of directors or by way of written resolution signed by all directors entitled to vote thereon) have the power to call annual meetings of shareholders and special meetings of shareholders. Each of the chair of the board, the president, and the chief executive officer may also call meetings of shareholders provided that the business to be transacted at such meeting has been approved by the board of directors. Annual meetings of shareholders and special meetings of shareholders will be held on the date and at the time and place in or outside Ontario as the person(s) calling the meeting determine.

Section 7.2 Electronic Meetings.

Meetings of shareholders may be held by telephonic or electronic means. A shareholder who, through those means, votes at the meeting or establishes a communications link to the meeting is deemed for the purposes of the Act to be present at the meeting. The directors may establish procedures regarding the holding of meetings of shareholders by such means.

Section 7.3 Notice of Meetings.

The time period to provide notice of the time and place of a meeting of shareholders is not less than twenty-one (21) days and not more than fifty (50) days before the meeting.

The accidental omission to give notice of any meeting of shareholders to, or the non-receipt of any notice by, any person, or any error in any notice not affecting the substance of the notice, does not invalidate any resolution passed or any action taken at the meeting.

Section 7.4 Waiver of Notice.

A shareholder, a proxyholder, a director or the auditor of the Corporation and any other person entitled to attend a meeting of shareholders may waive notice of a meeting of shareholders, any irregularity in a notice of meeting of shareholders or any irregularity in a meeting of shareholders. Such waiver may be waived in any manner and may be given at any time either before or after the meeting to which the waiver relates. Waiver of any notice of a meeting of shareholders cures any irregularity in the notice, any default in the giving of the notice and any default in the timeliness of the notice.

Section 7.5 Representatives.

A representative of a shareholder that is a body corporate or an association will be recognized if (i) a certified copy of the resolution of the directors or governing body of the body corporate or association, or a certified copy of an extract from the by-laws of the body corporate or association, authorizing the representative to represent the body corporate or association is deposited with the Corporation; or (ii) the authorization of the representative is established in another manner that is satisfactory to the corporate secretary or the chair of the meeting.

Section 7.6 Persons Entitled to be Present.

The only persons entitled to be present at a meeting of shareholders are those persons entitled to vote at the meeting, the directors, the officers, the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted with the consent of the chair of the meeting.

Section 7.7 Quorum.

A quorum of shareholders is present at a meeting of shareholders if the holders of not less than 33 1/3% of the shares entitled to vote at the meeting are present in person or represented by proxy, irrespective of the number of persons actually present at the meeting.

Section 7.8 Proxies.

A proxy will comply with the applicable requirements of the Act and other applicable law and will be in such form as the directors may approve from time to time or such other form as may be acceptable to the chair of the meeting at which the instrument of proxy is to be used. A proxy will be acted on only if it is deposited with the Corporation or its agent prior to the time specified in the notice calling the meeting at which the proxy is to be used.

Section 7.9 Chair, Secretary and Scrutineers.

The directors may, at any time prior to the time appointed for a meeting of shareholders to commence, appoint any person to act as chair of the meeting or, if the directors do not make such appointment, the chair of the board, if any, will preside as chair of the meeting of shareholders. If there is no chair of the board, or if the chair of the board is not present within thirty minutes after the time appointed for the meeting to commence, or is unwilling to act, the directors present will elect one of director to be chair of the meeting of shareholders.

If no director is present at the meeting, the persons present who are entitled to vote at the meeting will choose a shareholder who is present to chair the meeting.

The corporate secretary, if any, will act as secretary at meetings of shareholders. If a corporate secretary has not been appointed or the corporate secretary is absent, the chair of the meeting will appoint a person, who need not be a shareholder, to act as secretary of the meeting.

If desired, the chair of the meeting may appoint one or more persons, who need not be shareholders, to act as scrutineers at any meeting of shareholders. The scrutineers will assist in determining the number of shares held by persons entitled to vote who are present at the meeting and the existence of a quorum. The scrutineers will also receive, count and tabulate ballots and assist in determining the result of a vote by ballot, and do such acts as are necessary to conduct the vote in an equitable manner. The decision of a majority of the scrutineers will be conclusive and binding upon the meeting and a declaration or certificate of the scrutineers will be conclusive evidence of the facts declared or stated in it.

Section 7.10 Procedure.

The chair of a meeting of shareholders will conduct the meeting and determine the procedure to be followed at the meeting. The chair’s decision on all matters or things, including any questions regarding the validity or invalidity of a form of proxy or other instrument appointing a proxy, is conclusive and binding upon the meeting of shareholders.

Section 7.11 Manner of Voting.

Subject to the Act and other applicable law, any question at a meeting of shareholders will be decided by a show of hands, unless a ballot on the question is required or demanded. Subject to the Act and other applicable law, the chair of the meeting may require a ballot or any person who is present and entitled to vote may demand a ballot on any question at a meeting of shareholders. The requirement or demand for a ballot may be made either before or after any vote on the question by a show of hands. A ballot will be taken in the manner the chair of the meeting directs. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. The result of such ballot will be the decision of the shareholders upon the question.

In the case of a vote by a show of hands, each person present who is entitled to vote has one vote. If a ballot is taken, each person present who is entitled to vote is entitled to the number of votes that are attached to the shares which such person is entitled to vote at the meeting.

Section 7.12 Votes to Govern.

Any question at a meeting of shareholders will be decided by a majority of the votes cast on the question unless the articles, the by-laws, the Act or other applicable law requires otherwise. In case of an equality of votes either when the vote is by a show of hands or when the vote is by a ballot, the chair of the meeting is not entitled to a second or casting vote.

Section 7.13 Adjournment.

The chair of any meeting of shareholders may adjourn the meeting from time to time and place to place, subject to such conditions as the chair may decide. Any adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. No business will be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

ARTICLE 8

ADVANCE NOTICE

Section 8.1 Nomination of Directors.

Subject only to the Act, Section 8.6, Applicable Securities Laws and the articles of the Corporation, only persons who are nominated in accordance with the procedures set out in this Section 8.1 will be eligible for election as directors to the board of the Corporation. Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(a)	by or at the direction of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more shareholders pursuant to a requisition of shareholders made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act; or

(c)	by any person (a “Nominating Shareholder”):

(i)

who, at the close of business on the date of the giving of the notice provided for in Section 8.3 below and on the record date for notice of such meeting, is entered in the Corporation’s securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(ii)	who complies with the notice procedures set forth in this Article 8.

Section 8.2 Timely Notice.

Subject to any nomination rights that may be granted by the board from time to time, the procedures set out in this Article 8 will be the exclusive means for any person to bring nominations for election to the board before any annual or special meeting of shareholders of the Corporation. In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given timely notice thereof (in accordance with Section 8.3 below) in proper written form to the board (in accordance with Section 8.4 below). Notwithstanding any other provision of the by-laws of the Corporation, notice given to the corporate secretary of the Corporation pursuant to this By-law may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Secretary of the Corporation for purposes of this notice), and will be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a Business Day or later than 5:00 p.m. (Eastern Time) on a day which is a Business Day, then such delivery or electronic communication will be deemed to have been made on the subsequent day that is a Business Day.

Section 8.3 Manner of Timely Notice.

To be timely, a Nominating Shareholder’s notice to the board must be made:

(a)

in the case of an annual meeting of shareholders, not less than 30 days nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date; and

(b)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of the Corporation (whether or not called for such purposes), not later than the close of business on the 15th day following the day that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the special meeting of shareholders was made.

In no event will any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described in Section 8.3(a) or Section 8.3(b), as applicable.

Section 8.4 Proper Form of Notice.

To be in proper written form, a Nominating Shareholder’s notice to the board must set forth:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”):

(i)	the name, age, business address and residential address of the person;

(ii)	the principal occupation or employment of the person for the past five years;

(iii)	the status of the person as a “resident Canadian” (as such term is defined in the Act);

(iv)	a written consent of the Proposed Nominee to act as a director of the Corporation in the form provided by the corporate secretary of the Corporation;

(v)

the designation and number or principal amount of securities of the Corporation which are, directly or indirectly, controlled or directed or which are owned beneficially or of record by the Proposed Nominee or his or her associates or affiliates as of the record date for the meeting of shareholders (if such date has been made publicly available and has occurred) and as of the date of such notice;

(vi)

full particulars regarding any contract, agreement, arrangement, understanding or relationship (collectively, “Arrangements”), including financial, compensation and indemnity related Arrangements, between the Proposed Nominee or any associate or affiliate of the Proposed Nominee and any Nominating Shareholder or any of its Representatives; and

(vii)

any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

(b)	as to the Nominating Shareholder giving the notice:

(i)	the name, age, business address and, if applicable, residential address of such Nominating Shareholder;

(ii)

the designation and number or principal amount of securities of the Corporation which are, directly or indirectly, controlled or which are owned beneficially or of record by such Nominating Shareholder, such beneficial owner, if any, or any of their respective Representatives and the date or dates on which such securities were acquired;

(iii)

full particulars of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right will be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder of record, the beneficial owner, if any, or any of their respective Representatives, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any class or series of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such Nominating Shareholder, the beneficial owner, if any, or any of their respective Representatives;

(iv)

full particulars of any proxy, contract, arrangement, understanding, or relationship pursuant to which any such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives has a right to vote, or direct the voting of, any class or series of shares of the Corporation or otherwise relating to the voting of any securities of the Corporation or the nomination of any person to the board;

(v)

full particulars of any agreement, arrangement, understanding, relationship or otherwise, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”);

(vi)

full particulars of any rights to dividends with respect to any class or series of shares of the Corporation owned beneficially by such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives that are separated or separable from the underlying shares of the Corporation;

(vii)

full particulars of any proportionate interest in any class or series of shares of the Corporation or any Derivative Instrument held, directly or indirectly, by a general or limited partnership in which any such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(viii)

full particulars of any performance-related fees (other than an asset-based fee) to which any such Nominating Shareholder or beneficial owner, if any, is entitled based on any increase or decrease in the value of any class or series of shares of the Corporation or any Derivative Instrument, including, without limitation, any such fee, to which the respective Representatives of the Nominating Shareholder or beneficial owner, if any, is entitled;

(ix)

full particulars of any direct or indirect interest, including, without limitation, equity interests or any Derivative Instrument or Short Interest, in any principal competitor of the Corporation held by such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives;

(x)

full particulars of any direct or indirect interest of such Nominating Shareholder, beneficial owner, if any, or any of their respective Representatives in any contract, arrangement, understanding or relationship with the Corporation, any affiliate of the Corporation, any of the directors or officers of the Corporation or any of its affiliates, or with the Nominating Shareholder, such beneficial owner, if any, or any of their respective Representatives, or with any competitor or material supplier of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement;

(xi)

a representation that the Nominating Shareholder is a holder of record of securities of the Corporation, or a beneficial owner, entitled to vote at such meeting and intends to appear in person or by proxy at the applicable shareholders meeting to propose such nomination;

(xii)

a representation of whether either such Nominating Shareholder or beneficial owner, if any, alone or acting jointly or in concert with others, intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit or participate in the solicitation of proxies from shareholders of the Corporation in support of the nomination; and

(xiii)

any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to Applicable Securities Laws.

The Corporation may require any Proposed Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as an independent director, that would be required by any stock exchange on which the Corporation’s securities are then listed or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Proposed Nominee.

All information to be provided in a timely notice pursuant to Section 8.3 above will be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date has been publicly announced) and as of the date of such notice. The Nominating Shareholder will update such information forthwith if there are any material changes in the information previously disclosed so that the information provided or required to be provided in such notice will be true and correct as of the date that is ten days prior to the date of the meeting, or any adjournment or postponement thereof.

Section 8.5 Determination of Eligibility; Attendance at the Meeting; No Obligation to Disclose.

Subject to Section 8.6, no person will be eligible for election as a director of the Corporation unless such person has been nominated in accordance with the provisions of this Article 8; provided, however, that nothing in this Article 8 will be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the Act. The chair of the meeting will have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination will be disregarded. Notwithstanding any other provision of this By-law, if the Nominating Shareholder (or a qualified representative of the Nominating Shareholder) does not appear at the meeting of shareholders of the Corporation to present the nomination, such nomination will be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation. Nothing in this By-law will obligate the Corporation or the board to include in any proxy statement or other shareholder communication distributed by or on behalf of the Corporation or the board any information with respect to any proposed nomination or any Nominating Shareholder or proposed nominee.

Section 8.6 Waiver.

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Article 8.

Section 8.7 Terms.

For the purposes of this Article 8:

“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada and the federal securities legislation of the United States, each as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada;

“public announcement” means disclosure in a press release reported by a national news service in the United States or Canada, or in a document publicly filed by the Corporation under its profile on EDGAR at www.sec.gov/edgar/search-and-access or the System of Electronic Document Analysis and Retrieval at www.sedar.com, as applicable; and

“Representatives” of a person means the affiliates and associates of such person, all persons acting jointly or in concert with any of the foregoing, and the affiliates and associates of any of such persons acting jointly or in concert, and “Representative” means anyone of them.

ARTICLE 9

SECURITIES

Section 9.1 Form of Security Certificates.

Subject to the Act, security certificates, if required, will be in the form that the directors approve from time to time or that the Corporation adopts.

Section 9.2 Transfer of Shares.

Subject to the rules of any stock exchange on which the Corporation’s shares are posted or listed for trading, no transfer of a security issued by the Corporation will be registered except upon (i) presentation of the security certificate representing the security with an endorsement which complies with the Act, together with such reasonable assurance that the endorsement is genuine and effective as the directors may require, (ii) payment of all applicable taxes and fees and (iii) compliance with the articles of the Corporation. If no security certificate has been issued by the Corporation in respect of a security issued by the Corporation, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the directors may require.

Section 9.3 Transfer Agents and Registrars.

The Corporation may from time to time appoint one or more agents to maintain, for each class or series of securities issued by it in registered or other form, a central securities register and one or more branch securities registers. Such an agent may be designated as transfer agent or registrar according to their functions and one person may be designated both registrar and transfer agent. The Corporation may at any time terminate such appointment.

ARTICLE 10

PAYMENTS

Section 10.1 Payments of Dividends and Other Distributions.

Any dividend or other distribution payable in cash to shareholders will be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered holder’s recorded address, unless the holder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at their recorded address, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Corporation is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable.

Section 10.2 Non-Receipt of Payment.

In the event of non-receipt of any payment made as contemplated by Section 10.1 by the person to whom it is sent, the Corporation may issue re-payment to such person for a like amount. The directors may determine, whether generally or in any particular case, the terms on which any re-payment may be made, including terms as to indemnity, reimbursement of expenses, and evidence of non-receipt and of title.

Section 10.3 Unclaimed Dividends.

To the extent permitted by law, any dividend or other distribution that remains unclaimed after a period of six years. from the date on which the dividend has been declared to be payable is forfeited and will revert to the Corporation.

ARTICLE 11

FORUM SELECTION

Section 11.1 Forum of Adjudication of Certain Disputes.

Unless the Corporation consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate Courts therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act, or the Corporation’s articles or by-laws (as the same may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the Corporation’s “affairs” (as such term is defined in the Act). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of Ontario (a “Foreign Action”) in the name of any securityholder, such securityholder will be deemed to have consented to: (i) the personal jurisdiction of the provincial and federal Courts located within the Province of Ontario in connection with any action or proceeding brought in any such Court to enforce the preceding sentence; and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. For the avoidance of doubt, this Article 11 will not apply to any action brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation will be deemed to have notice of and consented to the provisions of this Article 11.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Notices.

Any notice, communication or document required to be given, delivered or sent by the Corporation to any director, officer, shareholder or auditor is sufficiently given, delivered or sent if delivered personally, or if delivered to the person’s recorded address, or if mailed to the person at the person’s recorded address by prepaid mail, or if otherwise communicated by electronic means permitted by the Act. The directors may establish procedures to give, deliver or send a notice, communication or document to any director, officer, shareholder or auditor by any means of communication permitted by the Act or other applicable law. In addition, any notice, communication or document may be delivered by the Corporation in the form of an electronic document.

Section 12.2 Notice to Joint Holders.

If two or more persons are registered as joint holders of any security, any notice may be addressed to all such joint holders but notice addressed to one of them constitutes sufficient notice to all of them.

Section 12.3 Computation of Time.

In computing the date when notice must be given when a specified number of days’ notice of any meeting or other event is required, the date of giving the notice is excluded and the date of the meeting or other event is included.

Section 12.4 Persons Entitled by Death or Operation of Law.

Every person who, by operation of law, transfer, death of a securityholder or any other means whatsoever, becomes entitled to any security, is bound by every notice in respect of such security which has been given to the securityholder from whom the person derives title to such security. Such notices may have been given before or after the happening of the event upon which they became entitled to the security.

ARTICLE 13

EFFECTIVE DATE

Section 13.1 Effective Date.

This by-law comes into force when made by the directors in accordance with the Act.

Section 13.2 Repeal.

All previous by-laws of the Corporation are repealed as of the coming into force of this by-law. Such repeal will not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under any such by-law prior to its repeal.

Annex F

LI-CYCLE HOLDINGS CORP.

2021 INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

The purpose of the Li-Cycle Holdings Corp. 2021 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Li-Cycle Holdings Corp. (the “Company”) and its Subsidiaries and affiliates by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1

“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2

“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3

“Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4

“Automatic Exercise Date” shall mean, with respect to an Option or a Share Appreciation Right, the last business day of the applicable Option Term or Share Appreciation Right Term that was initially established by the Administrator for such Option or Share Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Share Appreciation Right if the Option or Share Appreciation Right initially had a ten-year Option Term or Share Appreciation Right Term, as applicable).

2.5

“Award” shall mean an Option, a Share Appreciation Right, a Restricted Share award, a Restricted Share Unit award, an Other Share or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.6

“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

F-1

2.7	“Board” shall mean the Board of Directors of the Company.

2.8

“Business Combination Agreement” shall mean that certain Business Combination Agreement by and among Peridot Acquisition Corp., Li-Cycle Corp. and Li-Cycle Holdings Corp. dated as of February 15, 2021.

2.9	“Change in Control” shall mean and includes each of the following:

(a)

A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries; (iii) any acquisition which complies with Sections 2.9(c)(i), 2.9(c)(ii) and 2.9(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b)	The Incumbent Directors cease for any reason to constitute a majority of the Board; or

(c)

The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i)

which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.9(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii)

after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d)	The date specified by the Board following approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or

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portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.10	“Closing” has the meaning ascribed thereto in the Business Combination Agreement.

2.11	“Closing Date” has the meaning ascribed thereto in the Business Combination Agreement.

2.12

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.13	“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 11 hereof.
2.14	“Company” shall have the meaning set forth in Article 1.

2.15

“Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.16	“Director” shall mean a member of the Board, as constituted from time to time.

2.17	“Director Limit” shall have the meaning set forth in Section 4.6.

2.18	“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.19	“DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20	“Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval by the Company’s shareholders.

2.21	“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.22	“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.23

“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Shares (or other securities) and causes a change in the per-share value of the Shares underlying outstanding Awards.

2.24	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25	“Expiration Date” shall have the meaning given to such term in Section 12.1(c).

2.26	“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)

If the Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated

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quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)

If the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)

If the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

Notwithstanding the foregoing, with respect to any Award granted on the Closing Date and that are outstanding after the Closing of the transactions contemplated in the Plan of Arrangement, the Fair Market Value shall mean the closing sales price for a Share as quoted on the New York Stock Exchange on the day immediately prior to the Closing Date.

2.27

“Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.28	“Holder” shall mean a person who has been granted an Award.

2.29	“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.30

“Incumbent Directors’ shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.9(a) or 2.9(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.31	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.32

“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.33

“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.34	“Option Term” shall have the meaning set forth in Section 5.4.

2.35

“Organizational Documents” shall mean, collectively, (a) the Company’s certificate of incorporation, notice of articles and articles or other similar organizational documents relating to the creation and

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governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.36

“Other Share or Cash Based Award” shall mean a cash payment, cash bonus award, share payment, share bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred shares, deferred share units, performance awards, retainers, committee fees, and meeting-based fees.

2.37

“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.38	“Plan” shall have the meaning set forth in Article 1.

2.39	“Plan of Arrangement” shall have the meaning ascribed thereto in the Business Combination Agreement.

2.40

“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.41	“Restricted Shares” shall mean Shares awarded under Article 7 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.42	“Restricted Share Units” shall mean the right to receive Shares awarded under Article 8.

2.43	“SAR Term” shall have the meaning set forth in Section 5.4.

2.44

“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.45	“Securities Act” shall mean the Securities Act of 1933, as amended.

2.46

“Share Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (a) the difference obtained by subtracting (i) the exercise price per share of such Award from (ii) the Fair Market Value on the date of exercise of such Award by (b) the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.47	“Shares” shall mean the common shares of the Company without par value.

2.48

“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.49

“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

2.50

“Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual and shall not be extended by and shall not include any period during which the Eligible Individual is in receipt of, or is eligible to receive, any statutory, contractual or common law notice or compensation in lieu thereof or severance payments following the actual date of termination.

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The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of shares or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1	Number of Shares.

(a)

Subject to Sections 3.1(b) and 12.2 the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is [•][1] less the number of Shares subject to any Rollover Equity Awards (as defined in the Business Combination Agreement). The number of Shares available for issuance under the Plan will be automatically increased on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) five percent (5)% of the outstanding Shares on the last day of the immediately preceding fiscal year and (ii) such number of Shares determined by the Board. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market. Notwithstanding the foregoing, the aggregate number of Shares which may be issued or transferred pursuant to the Awards under the Plan in the form of Incentive Stock Options shall be [•].

(b)

If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Share Appreciation Right or other share-settled Award (including Awards that may be settled in cash or shares) that are not issued in connection with the settlement or exercise, as applicable, of the Share Appreciation Right or other share-settled Award; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for

[1]	The number of shares shall represent an aggregate of 10% of Li-Cycle Holdings Corp.’s fully diluted capitalization.

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issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. As of the Effective Date, no further awards will be made under (i) the Li-Cycle Corp. Long-Term Incentive Plan or (ii) the Stock Option Plan of Li-Cycle Corp.

(c)

Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may subject to Applicable Law, be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4

GRANTING OF AWARDS

4.1

Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2

Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3

Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4

At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary,

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which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5

Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

Any subplan established hereunder shall be deemed a part of the Plan, except to the extent of any inconsistency between the terms of the Plan and the terms of such subplan, in which event the terms of such subplan shall prevail. Each subplan shall apply only to the Eligible Individuals in the jurisdiction for which the subplan was designed.

4.6

Non-Employee Director Limit. Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based Awards and the amount of any cash-based Awards granted to a Non-Employee Director during any calendar year shall not exceed $750,000 in respect of such Non-Employee Director’s service as a member of the Board during such year (the “Director Limit”).

ARTICLE 5

GRANTING OF OPTIONS AND SHARE APPRECIATION RIGHTS

5.1

Granting of Options and Share Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Share Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2

Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or 424(f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds 100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into

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account in the order in which they were granted and the fair market value of shares shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3

Option and Share Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Share Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Share Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Share Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Share Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant for the applicable Holder (whether or not such Holder is subject to taxation in the United States); provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 of the Code and Section 409A.

5.4

Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Share Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Share Appreciation Right, as applicable, is granted to an Eligible Individual (other than, in the case of Incentive Stock Options, a Greater Than 10% Shareholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Share Appreciation Right, and may extend the time period during which vested Options or Share Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Share Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5

Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Share Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Notwithstanding the foregoing and unless determined otherwise by the Administrator, in the event that on the last business day of the term of an Option or Share Appreciation Right (other than an Incentive Stock Option) (a) the exercise of the Option or Share Appreciation Right is prohibited by Applicable Law, as determined by the Administrator, or (b) Shares may not be purchased or sold by the applicable Holder due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, then in either case the term of the Option or Share Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Administrator; provided, however, in no event shall the extension last beyond the term of the applicable Option or Share Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Share Appreciation Right, (a) no portion of an Option or Share Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion

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of an Option or Share Appreciation Right that is exercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

5.6

Substitution of Share Appreciation Rights; Early Exercise of Options. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Share Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested Restricted Shares with respect to any unvested portion of the Option so exercised. Restricted Shares acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

ARTICLE 6

EXERCISE OF OPTIONS AND SHARE APPRECIATION RIGHTS

6.1

Exercise and Payment. An exercisable Option or Share Appreciation Right may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option or Share Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Share Appreciation Right, a partial exercise must be with respect to a minimum number of Shares.

Payment of the amounts payable with respect to Options and Share Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Option or Share Appreciation Right is exercised), or a combination of both, as determined pursuant to the terms of the applicable Award Agreement.

6.2

Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Share Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the share plan administrator of the Company or such other person designated by the Administrator, or his, her or its office, as applicable:

(a)

A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Share Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Share Appreciation Right or such portion thereof;

(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)

In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Share Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)

Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Share Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3

Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Share Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or unless otherwise directed by an Option or Share Appreciation Rights Holder in writing to the Company, each vested and exercisable Option and Share Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such

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date shall be and be deemed to be exercised on the Automatic Exercise Date without further action by the Option or Share Appreciation Rights Holder or the Company. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 6.3 shall not apply to an Option or Share Appreciation Right if the Holder of such Option or Share Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Share Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3 but shall be surrendered to the Company and cancelled without consideration on the Automatic Exercise Date.

6.4

Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition or other transfer of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7

AWARD OF RESTRICTED SHARES

7.1

Award of Restricted Shares. The Administrator is authorized to grant Restricted Shares, or the right to purchase Restricted Shares to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Shares to the extent required by Applicable Law.

7.2

Rights as Shareholders. Subject to Section 7.4, upon issuance of Restricted Shares, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a shareholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to vote and the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Shares are granted becomes the holder of record of such Restricted Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a Restricted Share, dividends which are paid prior to vesting shall accrue or be reinvested, at the Administrator’s sole discretion, and shall only be paid out to the Holder to the extent and at such time that the Restricted Share vests.

7.3

Restrictions. All Restricted Shares (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Shares by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

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7.4

Repurchase or Forfeiture of Restricted Shares. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Shares then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Shares or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall not lapse, such Restricted Shares shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5

Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8

AWARD OF RESTRICTED SHARE UNITS

8.1

Grant of Restricted Share Units. The Administrator is authorized to grant Awards of Restricted Share Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a shareholder with respect to Shares subject to any Restricted Share Unit unless and until the Shares are delivered in settlement of the Restricted Share Unit.

8.2

Vesting of Restricted Share Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.

8.3

Settlement and Payment. At the time of grant, the Administrator may specify the settlement date applicable to each grant of Restricted Share Units, which in any event shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the settlement date relating to each Restricted Share Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the settlement date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the settlement date or a combination of cash and Shares as determined by the Administrator.

8.4

Payment upon Termination of Service. An Award of Restricted Share Units shall be payable only while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Share Unit award may be paid subsequent to a Termination of Service in certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service.

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ARTICLE 9

AWARD OF OTHER SHARE OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1

Other Share or Cash Based Awards. The Administrator is authorized to grant Other Share or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Share or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Share or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2

Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent and at such time that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.

ARTICLE 10

ADDITIONAL TERMS OF AWARDS

10.1

Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) Shares, including, without limitation, (i) in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award or (ii) Shares held for such minimum period of time as may be established by the Administrator, in each case having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2

Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, provincial, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation or any other source deductions or other similar amounts) required by Applicable Law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or

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any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Share Appreciation Right exercise involving the sale of Shares to pay the Option or Share Appreciation Right exercise price or any tax withholding obligation. For greater certainty, it is the responsibility of the Holder to complete and file any tax returns that may be required under Applicable Laws within the periods specified in those laws as a result of the Holder’s participation in the Plan or any Award. Notwithstanding any other provision of this Plan, a Holder shall be solely responsible for all tax withholding obligations arising as a result of the Holder’s participation in the Plan or any Award.

10.3	Transferability of Awards.

(a)	Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i)

No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)

No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii)

During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b)

Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject

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to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) the transfer of an Award to a Permitted Transferee shall be without consideration. In addition, and further notwithstanding Section 10.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)

Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4	Conditions to Issuance of Shares.

(a)

The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)

All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Shares).

(c)

The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)

Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

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(e)

The Company, in its sole discretion, may (i) retain physical possession of any share certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the share certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a share power, endorsed in blank, relating to such Shares.

(f)

Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

10.5

Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6

Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the shareholders of the Company, (a) authorize the amendment of any outstanding Option or Share Appreciation Right to reduce its price per Share, or (b) cancel any Option or Share Appreciation Right in exchange for cash or another Award when the Option or Share Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares.

10.7

Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Sections 10.6, 12.2 or 12.10).

10.8

Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Holders from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by the underwriter or the Company. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Holder and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Holder until the end of such period.

10.9

Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.9 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its Subsidiaries and details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and

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management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11

ADMINISTRATION

11.1

Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2

Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

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11.3

Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Holder) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.

11.4

Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)	Designate Eligible Individuals to receive Awards;

(b)	Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)

Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)

Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)	Decide all other matters that must be determined in connection with an Award;

(h)	Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)

Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

11.5

Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.

11.6

Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held

F-18

by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1	Amendment, Suspension or Termination of the Plan.

(a)

Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)

Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s shareholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Share Appreciation Right granted under the Plan or take any action prohibited under Section 10.6, or (iii) cancel any Option or Share Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c)

No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s shareholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

12.2	Changes in Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)

In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Company’s shares or the share price of the Company’s shares other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

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(b)

In the event of any transaction or event described in Section 12.2(a), including, without limitation, a Change in Control, or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i)

To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)

To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the shares of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii)

To make adjustments in the number and type of the Company’s shares (or other securities or property) subject to such Award, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)

To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; provided, however, that, in the event of a Change in Control, the actions contemplated by this Section 12.2(b)(iv) may only be taken to the extent that the successor corporation in a Change in Control does not assume or substitute such Award (or any portion thereof);

(v)	To replace such Award with other rights or property selected by the Administrator; and/or

(vi)	To provide that the Award cannot vest, be exercised or become payable after such event.

(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)

The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii)

The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).

(d)	Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause

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an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, in each case pursuant to this Section 12.2, such Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Holder incurs a Termination of Service without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following a Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e)

Notwithstanding any other provision of the Plan, in the event of a Change in Control, in the event that the successor corporation in a Change in Control does not assume or substitute for an Award (or any portion thereof), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)

For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common shares of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common shares of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Shares in the Change in Control.

(g)

The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)

Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

(i)

The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares the rights of which are superior to or affect the Shares or the rights thereof or that are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j)	In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to

F-21

shareholders, or any other change affecting the Shares or the share price of the Shares including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3	Approval of Plan by Shareholders. The Plan shall be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

12.4

No Shareholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5

Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6

Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, shares or assets of any corporation, partnership, limited liability company, firm or association.

12.7

Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8

Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9

Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the laws of the Province of Ontario and the federal laws of Canada applicable therein without regard to conflicts of laws thereof or of any other jurisdiction.

12.10

Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable

F-22

on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/ or interest under Section 409A.

12.11

Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.12

Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator (and each delegate thereof pursuant to Section 11.6) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan or any Award Agreement and against and from any and all amounts paid by him or her, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against him or her; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.13

Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.14	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

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* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Li-Cycle Holdings Corp. on [______________].

* * * * *

I hereby certify that the foregoing Plan was approved by the shareholders of Li-Cycle Holdings Corp. on [______________]. Executed on this [_____] day of [________________].

Corporate Secretary

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Annex G

LI-CYCLE HOLDINGS CORP.

2021 EMPLOYEE SHARE PURCHASE PLAN

ARTICLE 1

PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Companies in acquiring a share ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Companies in locations outside of the United States. Except as otherwise provided herein or determined by the Administrator, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering is identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE 2

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1. “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2. “Affiliate” means any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

2.3. “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.6. “Committee” means the Compensation Committee of the Board.

2.7. “Common Shares” means the common shares of the Company.

2.8. “Company” means [Holdco] Inc., a corporation incorporated under the Business Corporations Act (Ontario), or any successor.

2.9. “Compensation” of an Employee means the gross base compensation received by such Employee as compensation for services to the Company or any Designated Company, including base salary, wages, prior week adjustment and overtime payments, commissions, annual incentive compensation or other payments made under any annual bonus program, vacation pay, holiday pay, jury duty pay, funeral leave pay, and military leave pay but excluding payments made under any special or one-time bonus programs (e.g., retention or sign-on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements (including tax gross ups and taxable mileage allowance), imputed income arising under any group insurance or benefit program, income received in connection with any share options, share appreciation rights, restricted shares, restricted share units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. The Administrator, in its discretion, may establish a different definition of Compensation for an Offering, which for the Section 423 Component shall apply on a uniform and nondiscriminatory basis. Further, the Administrator will have discretion to determine the application of this definition to Eligible Employees outside the United States.

2.10. “Designated Company” means each Affiliate and Subsidiary, including any Affiliate and Subsidiary in existence on the Effective Date and any Affiliate and Subsidiary formed or acquired following the Effective Date, that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Company may participate in either the Section 423 Component or Non-Section 423 Component, but not both. Notwithstanding the foregoing, if any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of the Company or any Designated Company participating in the Section 423 Component, then such disregarded Affiliate or Subsidiary shall automatically be a Designated Company participating in the Section 423 Component. If any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of any Designated Company participating in the Non-Section 423 Component, the Administrator may exclude such Affiliate or Subsidiary from participating in the Plan, notwithstanding that the Designated Company in respect of which such Affiliate or Subsidiary is disregarded may participate in the Plan.

2.11. “Effective Date” means the date the Plan is adopted by the Board, subject to approval of the Company’s shareholders.

2.12. “Eligible Employee”1 means any Employee of the Company or a Designated Company, except that the Administrator may exclude any or all of the following unless prohibited by applicable law, Employees:

(a) who are customarily scheduled to work 20 hours or less per week;

(b) whose customary employment is not more than five months in a calendar year;

(c) who have been employed less than two years;

[1]	Exclusions to be confirmed via board resolution at the time of plan adoption.

(d) who are not employed by the Company or a Designated Company prior to the applicable Enrollment Date occurs; and

(e) any Employee who is a “highly compensated employee” of the Company or any Designated Company (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

(f) any Employee who is a citizen or resident of a jurisdiction outside the United States (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the jurisdiction would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code; provided that any exclusion shall be applied in an identical manner under each Offering to all Employees in accordance with Treas. Reg. § 1.423-2(e).

Notwithstanding the foregoing, any Employee who, after the granting of the Option, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary shall not be an Eligible Employee. For purposes of the preceding sentence, the rules of Section 424(d) of the Code with regard to the attribution of share ownership shall apply in determining the share ownership of an individual, and shares which an Employee may purchase under outstanding options shall be treated as shares owned by the Employee.

Further, with respect to the Non-Section 423 Component, (a) the Administrator may limit eligibility further within a Designated Company so as to only designate some Employees of a Designated Company as Eligible Employees, and (b) to the extent any restrictions in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.13. “Employee” means any person who renders services to the Company or a Designated Company in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Company who does not render services to the Company or a Designated Company in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Company and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

2.14. “Enrollment Date” means the first date of each Offering Period.

2.15. “Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.

2.16. “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.17. “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(a) If the Common Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, the Fair Market Value of a Common Share shall be the closing sales price for a Common Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Common Share on the date in question, the closing sales price for a Common Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Common Shares are regularly quoted by a recognized securities dealer, the Fair Market Value of a Common Share shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Common Share on such date, the high bid and low asked prices for a Common Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, the Fair Market Value of a Common Share shall be established by the Administrator in good faith.

2.18. “Grant Date” means the first day of an Offering Period.

2.19. “New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.

2.20. “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which Options may be granted to Eligible Employees that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.21. “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Article 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.22. “Offering Period” means one or more periods to be selected by the Administrator in its sole discretion with respect to which Options shall be granted to Participants.2 The duration and timing of Offering Periods may be established or changed by the Administrator at any time, in its sole discretion and may consist of one or more Purchase Periods. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

2.23. “Option” means the right to purchase Common Shares pursuant to the Plan during each Offering Period.

2.24. “Option Price” means the purchase price of a Common Share hereunder as provided in Section 4.2 hereof.

2.25. “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.

2.26. “Participant” means any Eligible Employee who elects to participate in the Plan.

2.27. “Payday” means the regular and recurring established day for payment of Compensation to an Employee.

2.28. “Plan” means this Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

[2]	Offering Period dates and duration to be determined.

2.29. “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.30. “Purchase Period” means one or more periods within an Offering Period, as determined by the Administrator in its sole discretion. The duration and timing of Purchase Periods may be established or changed by the Administrator at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.3

2.31. “Section 409A” means Section 409A of the Code.

2.32. “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

2.33. “Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code.

2.34. “Tax-Related Items” means any U.S. and non-U.S. federal, provincial, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with his or her participation in the Plan.

2.35. “Treas. Reg.” means U.S. Department of the Treasury regulations.

2.36. “Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.

ARTICLE 3

PARTICIPATION

3.1. Eligibility.

(a) Any Eligible Employee who is employed by the Company or a Designated Company on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5 hereof, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

(b) No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase Common Shares under the Plan, and to purchase shares under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.

3.2. Election to Participate; Payroll Deductions

(a) Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company or an Agent designated by the Company an enrollment form including a payroll deduction authorization (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) (a “Participation Election”) no later than the period of time prior to the applicable Enrollment Date determined by the Administrator, in its sole discretion. Except as provided in Sections 3.2(e), 3.2(f) and 3.3 hereof, an Eligible Employee may participate in the Plan only by means of payroll deduction.

[3]	Purchase Period dates and duration to be determined.

(b) Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 10% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) shall be expressed as a whole number percentage. Subject to Section 3.2(e) hereof, amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c) Unless otherwise determined by the Administrator, following at least one payroll deduction, a Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her enrollment form, subject to the limits of this Section 3.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one change to his or her payroll deduction elections during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new enrollment form (or such shorter or longer period as may be specified by the Administrator in the applicable Offering). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Common Shares on the next occurring Exercise Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Section 6.1.

(d) Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of such Offering Period, unless such Participant delivers to the Company or an Agent designated by the Company a different Participation Election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

(e) Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited or otherwise problematic under applicable local laws (as determined by the Administrator in its sole discretion), the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s Plan Account in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering. Any reference to “payroll deductions” in this Section 3.2 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 3.2(e).

ARTICLE 4

PURCHASE OF SHARES

4.1. Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which all Common Shares available under the Plan have been purchased or (ii) the date on which the Plan is suspended or terminates. No Offering shall commence prior to the date on which the Company’s registration statement on Form S-8 is filed with the U.S. Securities and Exchange Commission in respect of the Plan. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of Common Shares subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than [•] shares of Common Stock (subject to any adjustment pursuant to Section 5.2 hereof). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Common Shares that a Participant may purchase during any Purchase Periods under such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.

4.2. Option Price. The Option Price shall equal 85% of the lesser of the Fair Market Value of a Common Share on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator.

4.3. Purchase of Shares.

(a) On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable Option Price the largest number of whole Common Shares which can be purchased with the amount in the Participant’s Plan Account, subject to the limitations set forth in the Plan. Unless otherwise determined by the Administrator in advance of an Offering or in accordance with applicable law, any balance that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward into the next Offering Period, unless the Participant has properly elected to withdraw from the Plan, has ceased to be an Eligible Employee or with respect to the maximum limitations set forth in Section 3.1(b) and Section 4.1. Any balance not carried forward to the next Offering Period in accordance with the prior sentence shall promptly be refunded as soon as administratively practicable to the applicable Participant.

(b) As soon as practicable following each Exercise Date, the number of Common Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. The Company may require that shares be retained with such brokerage or firm for a designated period of time and/or may establish procedures to permit tracking of disqualifying dispositions of such shares.

4.4. Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE 5

PROVISIONS RELATING TO COMMON SHARES

5.1. Common Shares Reserved. Subject to adjustment as provided in Section 5.2 hereof, the aggregate number of Common Shares that may be issued pursuant to rights granted under the Plan shall be the sum of (a) [•]4 shares and (b) an annual increase on the first day of each year beginning on January 1, 2022 and annually thereafter ending in 2031 equal to the lesser of (i) 0.5% of all classes of the Company’s shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares as may be determined

[4]	The number of shares shall represent 2% of Holdco’s fully diluted capitalization.

by the Board; provided, however, no more than [•] shares may be issued in total under the Plan. Shares made available for sale under the Plan may be authorized but unissued shares or treasury Common Shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Shares not purchased under such right shall again become available for issuance under the Plan.

5.2. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Common Shares which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of Common Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a share split, reverse share split, share dividend, combination, amalgamation, consolidation, reorganization, arrangement or reclassification of the Common Shares, or any other increase or decrease in the number Common Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Shares subject to an Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3. Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of Common Shares with respect to which Options are to be exercised may exceed the number of Common Shares remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the Common Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Shares on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the

Participant’s Plan Account which has not been applied to the purchase of Common Shares shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon (except as may be required by applicable local laws).

5.4. Rights as Shareholders. With respect to Common Shares subject to an Option, a Participant shall not be deemed to be a shareholder of the Company and shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the Common Shares have been deposited in the designated brokerage account following exercise of the Participant’s Option.

ARTICLE 6

TERMINATION OF PARTICIPATION

6.1. Cessation of Contributions; Voluntary Withdrawal.

(a) A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company or an Agent designated by the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). In the event a Participant elects to withdraw from the Plan, amounts then credited to such Participant’s Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon (except as may be required by applicable local laws), and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate upon receipt of the Withdrawal Election.

(b) A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2. Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and any balance on such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon (except as may be required by applicable local laws). If a Participant transfers employment from the Company or any Designated Company participating in the Section 423 Component to any Designated Company participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Company participating in the Non-Section 423 Component to the Company or any Designated Company participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE 7

GENERAL PROVISIONS

7.1. Administration.

(a) The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including without limitation, determining the Designated Companies participating in the Plan, establishing and maintaining an individual securities account under the Plan for each Participant, determining enrollment and withdrawal deadlines and determining exchange rates. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To establish and terminate Offerings;

(ii) To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii) To select Designated Companies in accordance with Section 7.2 hereof; and

(iv) To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.

(c) The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, provided that the adoption and implementation of any such rules and/or procedures would not cause the Section 423 Component to be in noncompliance with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates which vary with local requirements.

(d) The Administrator may adopt sub-plans applicable to particular Designated Companies or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation. Any and all risks resulting from any market fluctuations or conditions of any nature and affecting the price of Common Shares are assumed by the Participant.

7.2. Designation of Affiliates and Subsidiaries. The Administrator shall designate from time to time the Affiliates and Subsidiaries that shall constitute Designated Companies, and determine whether such Designated Companies shall participate in the Section 423 Component or Non-Section 423 Component; provided, however, that an Affiliate that does not also qualify as a Subsidiary may be designated only as participating in the Non-Section 423 Component. The Administrator may designate an Affiliate or Subsidiary, or terminate the designation of an Affiliate or Subsidiary, without the approval of the shareholders of the Company.

7.3. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4. No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5. Amendment and Termination of the Plan.

(a) The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

(b) If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating Common Shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participant.

(c) Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon (except as may be required by applicable local laws).

7.6. Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Common Shares under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose (except as may be required by applicable local laws). No interest shall be paid to any Participant or credited under the Plan (except as may be required by applicable local laws).

7.7. Term; Approval by Shareholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s shareholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such shareholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.8. Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, amalgamation, combination, arrangement, consolidation or otherwise, of the business, shares or assets of any corporation, firm or association.

7.9. Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10. Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any Common Shares, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such Common Shares to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11. Tax Withholding. At the time of any taxable event that creates a withholding obligation for the Company or any Parent, Affiliate or Subsidiary, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Administrator, the Company or the Designated Company that employs or employed the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a sufficient whole number of Common Shares otherwise issuable following exercise of the Option having an aggregate value sufficient to pay the Tax-Related Items required to be withheld with respect to the Option and/or shares, or (c) withholding from proceeds from the sale of Common Shares issued upon exercise of the Option, either through a voluntary sale or a mandatory sale arranged by the Company.

7.12. Governing Law. The Plan and all rights, agreements and obligations hereunder shall be administered, interpreted and enforced under the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the conflict of law rules thereof or of any other jurisdiction.

7.13. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14. Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Common Shares pursuant to the exercise of an Option by a Participant, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Common Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the Common Shares are listed or traded, and the Common Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All certificates for Common Shares delivered pursuant to the Plan and all Common Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with U.S. and non-U.S. federal, provincial, state or local securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted, or traded. The Administrator may place legends on any certificate or book entry evidencing Common Shares to reference restrictions applicable to the Common Shares.

(c) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing Common Shares issued in connection with any Option, record the issuance of Common Shares in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

If, pursuant to this Section 7.14, the Administrator determines that Common Shares will not be issued to any Participant, the Company is relieved from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon (except as may be required by applicable local laws).

7.15. Equal Rights and Privileges. All Eligible Employees granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as each other, or as Eligible Employees participating in the Section 423 Component.

7.16. Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are non-U.S. nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Affiliates or Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, provided that the adoption and implementation of any such rules and/or procedures would not cause the Section 423 Component to be in noncompliance with Section 423 of the Code.

7.17. Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

* * * * *

I hereby certify that the foregoing Plan was adopted by the Board of Directors of Li-Cycle Holdings Corp. on [•].

I hereby certify that the foregoing Plan was approved by the shareholders of the predecessors of Li-Cycle Holdings Corp. on [•].

Executed on [•].

Corporate Secretary

Annex H

(Final Form)

Form of Investor and Registration Rights Agreement

INVESTOR AND REGISTRATION RIGHTS AGREEMENT

This Investor and Registration Rights Agreement (this “Agreement”) dated as of [•], 2021 is among Li-Cycle Holdings Corp., an Ontario corporation (the “Company”), and the parties listed on Schedule A (each, a “Holder” and collectively, the “Holders”).

WHEREAS, pursuant to the Business Combination Agreement, dated as of February 15, 2021 (the “Business Combination Agreement”), by and among Peridot Acquisition Corp., a Cayman Islands exempted company (“Peridot”), Li-Cycle Corp., an Ontario corporation (“Li-Cycle”), and the Company, on the Closing Date, among other things, the Company (i) acquired all of the issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Peridot (the “Class A Ordinary Shares”) from Peridot shareholders in exchange for the Company’s common shares (the “Common Shares”), (ii) acquired all of the issued and outstanding warrants to purchase Class A Ordinary Shares held by the Sponsor in exchange for warrants of the Company to purchase Common Shares at an exercise price of $11.50 per share (the “Warrants”), and (iii) acquired all of the issued and outstanding shares in the capital of Li-Cycle from Li-Cycle shareholders in exchange for Common Shares (such transaction and the other transactions consummated pursuant to the Business Combination Agreement, the “Transactions”);

WHEREAS, as a result of the Transactions, each of the Holders designated as “New Holders” on Schedule A (the “New Holders”) received Common Shares in exchange for all of their issued and outstanding shares in the capital of Li-Cycle;

WHEREAS, Peridot and each of the Holders designated as a “Sponsor Holder” on Schedule A (the “Sponsor Holders”) are parties to the Registration Rights Agreement dated as of September 23, 2020 (the “Prior Agreement”); and

WHEREAS, contingent upon and effective as of the Arrangement Effective Time, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the New Holders.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain a Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making public.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement. For purposes of this Agreement, neither Sponsor nor its Affiliates shall be considered to be an Affiliate of the Company or any person Controlled by the Company.

“Agreement” shall have the meaning given in the Preamble.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.

“Board” shall mean the Board of Directors of the Company or a duly authorized committee thereof.

“Business Combination Agreement” shall have the meaning given in the Preamble.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than fifty percent (50%) of outstanding voting securities of the Company’s (or surviving entity) or would otherwise have the power to control the Board or to direct the operations of the Company.

“Class A Ordinary Shares” shall have the meaning given in the Recitals.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Peridot.

“Closing” means the closing of the Transactions.

“Closing Date” means the date hereof or such other place, date and/or time as Peridot and Li-Cycle may agree in writing.

“Commission” means the Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Competing Person” shall have the meaning set forth in Section 8.13.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlling Person” has the meaning set forth in Section 8.13.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Effective Time” means the moment in time at which the Closing occurs.

“Election Meeting” has the meaning set forth in Section 6.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1” means a Registration Statement on Form F-1 or any comparable successor form or forms thereto.

“Form F-3” means a Registration Statement on Form F-3 or any comparable successor form or forms thereto.

“Form S-1” means a Registration Statement on Form S-1 or any comparable successor form or forms thereto.

“Form S-3” means a Registration Statement on Form S-3 or any comparable successor form or forms thereto.

“Holder” and “Holders” shall have the meaning given in the Preamble.

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, Order, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Li-Cycle” shall have the meaning given in the Recitals.

“Lock-Up Period” shall mean the New Holder Lock-Up Period or the Sponsor Lock-Up Period, as applicable.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Moore Holders” shall mean Moore Strategic Ventures, LLC and Crown Corporation Industries.

“New Holder Lock-Up Period” shall have the meaning given in subsection 5.1.1.

“New Holders” shall have the meaning given in the Recitals.

“New Registration Statement” shall have the meaning given in subsection 2.3.3.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Peridot” shall have the meaning given in the Recitals.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Portfolio Companies” has the meaning set forth in Section 8.13.

“Prior Agreement” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in subsection 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” and “Registrable Securities” shall mean (a) any outstanding Common Shares held by a Holder as of the Closing Date (including Common Shares issued pursuant to the Business Combination Agreement and Common Shares issuable upon the exercise of Warrants), and (b) any other equity security of the Company issued or issuable with respect to any such Common Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any Registrable Securities, such securities shall cease to be Registrable Securities upon the earlier of: (a) when the following conditions have been satisfied: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold under Rule 144 (or other similar exemption under the Securities Act then in force); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction and (b) the later of (x) the date on which the Common Shares held by such Holder represent less than five (5) percent of the issued and outstanding Common Shares of the Company, (y) the date on which Rule 144 (or other similar exemption under the Securities Act then in force) is available for the sale of all of such Holder’s Common Shares without regard to volume limitations, manner of sale requirements or filing requirement and (z) with respect to Registrable Securities of the Sponsor Holders, the date that is two years after the expiration of the Sponsor Lock-Up Period, and with respect to Registrable Securities of the New Holders, the date that is two years after the expiration of the New Holder Lock-Up Period.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration or Underwritten Offering, as applicable, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any fees of the securities exchange on which Common Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering; and

(F) reasonable fees and expenses, not to exceed $75,000 in connection with any Registration Statement or Underwritten Offering, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders or the majority-in interest of the Takedown Requesting Holders, as applicable.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Required Information” has the meaning set forth in Section 6.2.

“Resale Shelf Registration” shall have the meaning given in subsection 2.1.1.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Rule 144” shall mean such rule promulgated under the Securities Act, as the same shall be amended from time to time, or any successor rule then in force.

“SEC Guidance” shall have the meaning given in subsection 2.3.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Specified Activities” has the meaning set forth in Section 8.13.

“Sponsor” means Peridot Acquisition Sponsor, LLC, a Delaware limited liability company.

“Sponsor Director” has the meaning set forth in Section 6.1.

“Sponsor Holder Lock-Up Period” shall have the meaning given in subsection 5.1.2.

“Sponsor Holders” shall have the meaning given in the Recitals.

“Sponsor Lock-Up End Date” shall mean (a) with respect to Common Shares issued in exchange for the Class A Ordinary Shares received by the Sponsor Holders upon conversion of the Class B Ordinary Shares in accordance with the terms thereof, the earliest of (i) one year after the date hereof, (ii) the date after the date hereof on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Shares for cash, securities or other property, and (iii) the date on which the closing price of the Common Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the date hereof; and (b) with respect to Common Shares issued or issuable upon conversion of the Warrants held by the Sponsor Holders, 30 days after the date hereof.

“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.4.

“Transactions” shall have the meaning given in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including for the avoidance of doubt an Underwritten Shelf Takedown.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.4.

“Warrants” shall have the meaning given in the Recitals.

ARTICLE II

REGISTRATION

Section 2.1. Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, at any time and from time to time following the Lock-Up Period applicable to any Holder under Article V hereof, (i) Sponsor Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities held by all Sponsor Holders at such time, (ii) New Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all New Holders at such time, (iii) Ajay Kochhar, (iv) Tim Johnston, or (v) Moore Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by the Moore Holders at such time (the “Moore Demanding Holders”) (such Holders described in clauses (i) through (v), the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities on Form F-3 (or, if Form F-3 is not available to be used by the Company at such time, on Form F-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders) (or, if the Company is not a foreign private issuer, Form S-3) (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Holders making a Demand Registration may request that the registration be made pursuant to Rule 415 under the Securities Act (a “Resale Shelf Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each such Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than the following number of Registrations per Holder or Holders pursuant to a Demand Registration under this Section 2.1.1: (i) for each of Ajay Kochhar, Tim Johnston and the New Holders (in the case of the New Holders, acting by a majority in interest), (x) three (3) Registrations (ii) for the Sponsor Holders, two (2) Registrations; or (iii) for the Moore Demanding Holders, one (1) Registration.

2.1.2 Holder Information. The Company’s obligations to include the Registrable Securities held by a Holder in any Registration Statement are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations.

2.1.3 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and remains effective for not less than 180 days (or such shorter period as shall terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriter or Underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective for purposes of counting Registrations under subsection 2.1.1 above unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, however, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or has been terminated.

2.1.4 Underwritten Offering. Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, if a Demanding Holder advises the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holder initiating the Demand Registration, which Underwriter(s) shall be reasonably acceptable to the Company.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holder(s) and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder(s) and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holder(s) (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities that each Demand Requesting Holding (if any) has requested to be included in such Underwritten Registration (pro rata based on the respective number of Registrable Securities that each Demand Requesting Holding (if any) has requested to be included in such Underwritten Registration) and the aggregate number of Registrable Securities that the Demand Requesting Holders have requested to be included in such Underwritten Registration that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Common Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities; provided, that, for purposes of this Section 2.1.5 and with respect to any Underwritten Registration, notwithstanding anything to the contrary herein, the Moore Holders and Sponsor Holders agree to work in good faith to effectuate such Underwritten Offering, such that if either is the Demanding Holder and the other is a Demand Requesting Holder, they shall be treated as one group, such group shall be deemed the Demanding Holder, and their aggregate Registrable Securities requested to be included in such Underwritten Registration shall be reduced on a Pro Rata basis pursuant to the foregoing.

2.1.6 Demand Registration Withdrawal. A Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration (i) in the case of an Underwritten Offering, prior to the launch of the roadshow for the offering, and (ii) otherwise, prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a Demanding Holder initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any) withdraws from a proposed offering pursuant to this Section 2.1.6, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.6.

Section 2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If at any time or from time to time following the Lock-Up Period applicable to any Holder under Article V hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company, other than a Registration Statement (i) filed pursuant to Section 2.1, (ii) filed in connection with any employee stock option or other benefit plan, (iii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) to register the offering of securities in connection with a transaction to be registered on Form S-4 or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the

Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares that the Company desires to sell, taken together with (i) Common Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i)

If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)

If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of

Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to (i) in the case of an Underwritten Offering, the date on which the roadshow for the offering is launched, and (ii) otherwise, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. the Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof, and there shall be no limit on the number of Piggyback Registrations.

2.2.5 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder of Registrable Securities has elected to include securities in such registration.

Section 2.3. Resale Shelf Registrations

2.3.1 Registration Statement Covering Resale of Registrable Securities. Notwithstanding the right of any Holder to request a Resale Shelf Registration pursuant to Section 2.1.1, the Company shall prepare and file or cause to be prepared and filed with the Commission as soon as practicable (but in any case no later than 30 calendar days after the Closing Date) a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing, but no later than the earlier of (i) seventy-five (75) calendar days after the Closing (or one hundred and five (105) calendar days after the Closing if the Commission notifies the Company that it will “review” the Registration Statement) and (ii) fifteen (15) Business Days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Resale Shelf Registration Statement shall be filed on any then applicable form. If the Resale Shelf Registration Statement is initially filed on Form F-1 and thereafter the Company becomes eligible to use Form F-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form F-3. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form F-3 and thereafter the Company becomes ineligible to use Form F-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form F-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the

Company once again becomes eligible to use Form F-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form F-3. Once effective, the Company shall use reasonable best efforts to keep the Resale Shelf Registration Statement that is required to be filed pursuant to this Section 2.3.1 and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available at all times until the earlier of (i) the third anniversary of the Closing, and (ii) as to any particular Holder, the date on which the Holder ceases to hold any Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in Section 5.1 of this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders. To the extent the Company is not a foreign private issuer, the references to Form F-1 and F-3 above shall be, instead, Form S-1 and S-3, respectively. The Resale Shelf Registration Statement filed hereunder may also register Common Shares other than Registrable Securities, including shares sold by the Company in one or more PIPE transactions.

2.3.2 Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within three (3) Business Days after the Resale Shelf Registration Statement becomes effective (which may be accomplished by the issuance of a press release with such information), and shall furnish to any Holder, without charge, at its request, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement (to the extent any of such documents are not available on EDGAR).

2.3.3 SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form F-3 (or Form S-3, as applicable), or if Form F-3 (or Form S-3, as applicable) is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.4 Underwritten Shelf Takedown. At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, to the extent such Resale Shelf Registration may be used for an underwritten offering, any of the Demanding Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Within five (5) days of receipt of this notice, the Company must notify all of the Holders of Registrable Securities of the Underwritten Shelf Takedown. Within five (5) days of delivery of this notice, Holders of Registrable Securities must notify the Company if they wish to participate in the Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder within such specified timeframe (each a “Takedown Requesting Holder”). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this subsection 2.3.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Takedown Requesting Holder (who must be reasonably acceptable to the Company).

2.3.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise the Company and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Demanding Holders, on a Pro Rata basis, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; provided, that, for purposes of this Section 2.3.5 and with respect to any Underwritten Shelf Takedown, notwithstanding anything to the contrary herein, the Moore Holders and Sponsor Holders agree to work in good faith to effectuate such Underwritten Shelf Takedown, such that if either is the Demanding Holder and the other is a Takedown Requesting Holder, they shall be treated as one group, such group shall be deemed the Demanding Holder, and their aggregate Registrable Securities requested to be included in such Underwritten Shelf Takedown shall be reduced on a Pro Rata basis pursuant to the foregoing.

2.3.6 Registrations effected by the Company pursuant to Section 2.3.1 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.3.7 Under no circumstances shall the Company be obligated to effect more than the following number of Underwritten Shelf Takedowns per Holder or Holders: (i) for each of Ajay Kochhar, Tim Johnston and the New Holders (in the case of the New Holders, acting by a majority in interest), three (3) Underwritten Shelf Takedowns; (ii) for the Sponsor Holders, two (2) Underwritten Shelf Takedowns; or (iii) for the Moore Demanding Holders, one (1) Underwritten Shelf Takedown..

Section 2.4. Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) file a Registration Statement pursuant to a Demand Registration request made under Section 2.1 during the period starting with the date thirty (30) days prior to Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company initiated Registration and provided that Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and that New Holdco continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective.

Section 2.5. Other Registration Rights. The Company represents that, as of the date hereof and other than as set forth herein, no Person has the right to request or require it to register any equity securities issued by it, other than such registration rights granted pursuant to those certain subscription agreements, entered into as of February 15, 2021, with investors participating in the private placement of securities of the Company in connection with the financing of the Transactions. The Company will not grant any Person any registration rights with respect to the capital shares of the Company that are prior in right or in conflict or inconsistent with the rights of the Holders as set forth in this Article II in any material respect (it being understood that this shall not preclude the grant of additional demand and piggyback registration rights in and of themselves so long as such rights are not prior in right to the rights under this Agreement).

ARTICLE III

COMPANY PROCEDURES

Section 3.1. General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed (provided that any such notice may be made by the issuance of a press release including such information);

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is or will become available on the Commission’s EDGAR system;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Offering, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if a Registration, including an Underwritten Offering, involves the Registration of Registrable Securities involving gross proceeds in excess of $10,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2. Registration Expenses. All Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4. Suspension of Sales; Adverse Disclosure. The Company shall promptly notify each of the Holders in writing if a Registration Statement or Prospectus contains a Misstatement and, upon receipt of such written notice from the Company, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement, provided that the Company hereby covenants promptly to prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to request the immediate effectiveness thereof. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus included in any Registration Statement at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (c) requires the Company to update the financial statements contained in such Registration Statement pursuant to the rules and regulations of the Commission through the filing of a post-effective amendment which is subject to potential Commission review, or (d) in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, which judgment shall be documented in writing and provided to the Holders in the form of a written certificate signed by such officer, such filing, initial effectiveness or continued use of a Registration Statement would be materially detrimental to the Company. the Company shall have the right to defer the filing, initial effectiveness or continued use of any Registration Statement pursuant to (a), (b) or (c) for a period of not more than ninety (90) days in any three hundred and sixty (360)-day period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

Section 3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to, upon request, promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including using commercially reasonable efforts to provide any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6. Limitations on Registration Rights. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1. Indemnification

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to subsection 4.1.5) to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1. Lock-Up.

5.1.1 Except as permitted by Section 5.2, (i) each New Holder agrees that such New Holder shall not Transfer any Common Shares for one hundred eighty (180)-days following the Closing Date (the “New Holder Lock-Up Period”) and (ii) each Sponsor Holder agrees that such Sponsor Holder shall not Transfer any Common Shares until the Sponsor Lock-Up End Date (such period, the “Sponsor Holder Lock-Up Period”). The foregoing restriction is expressly agreed to preclude each Holder during the applicable Lock-Up Period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Holder’s Common Shares even if such Common Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during the applicable Lock-Up Period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Holder’s Common Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Common Shares. The foregoing notwithstanding, each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell Common Shares pursuant to Rule 10b5-1 under the Exchange Act; provided, however, such plan does not provide for the Transfer of Common Shares during the applicable Lock-Up Period.

5.1.2 Each Holder also agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 2.1, 2.2 or 2.3 conducted as an Underwritten Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holders requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Holders shall be conditioned upon all officers and directors of the Company, as well as all such applicable Holders, being subject to the same restrictions; provided, however, to the extent any Holder is granted a release or waiver from the restrictions contained in this Section 5.1.2 and in such Holder’s lock-up agreement prior to the expiration of the period set forth in such Holder’s lock-up agreement, then all applicable Holders shall be automatically granted a release or waiver from the restrictions contained in this Section 5.1.2 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted. The provisions of this Section 5.1.2 shall not apply to any Holder that holds less than one percent (1%) of then total issued and outstanding Common Shares.

Section 5.2. Exceptions for New Holders. With respect to any New Holder, the provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to Common Shares acquired in open market transactions after the Closing Date;

5.2.2 transactions relating to Common Shares acquired after the date hereof (i) directly upon exercise or exchange of options or other rights to acquire securities pursuant to a Company benefit plan entered into prior to the date hereof, or (ii) indirectly upon exchange of Common Shares acquired pursuant to any such exercise or exchange described in (i);

5.2.3 Transfers of Common Shares or any security convertible into or exercisable or exchangeable for Common Shares as a bona fide gift;

5.2.4 Transfers of Common Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.5 Transfers by will or intestate succession upon the death of the undersigned;

5.2.6 the Transfer of Common Shares pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.7 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (ii) distributions of Common Shares to partners, limited liability company members or shareholders of the undersigned;

5.2.8 Transfers to the Company’s officers, directors or their affiliates;

5.2.9 pledges of Common Shares or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers;

5.2.10 Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, Common Shares subject to this Agreement shall remain subject to this Agreement;

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the Transfer of Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares during the New Holder Lock-Up Period;

5.2.12 Transfers of Common Shares to satisfy tax withholding obligations in connection with the exercise of options to purchase Common Shares or the vesting of stock-based awards; and

5.2.13 Transfers of Common Shares in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase Common Shares;

provided, however, that in the case of any Transfer pursuant to Sections 5.2.3 through 5.2.8, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

Section 5.3. Exceptions for Sponsor Holders. With respect to any Sponsor Holder, the provisions of Section 5.1 shall not apply so long as any such Transfer by such Sponsor Holder would be permitted under that certain letter agreement entered into as of September 23, 2020, among the Company, the Sponsor, and the other signatories thereto (as filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on September 28, 2020).

ARTICLE VI

GOVERNANCE

Section 6.1. Board Designees. On the Closing Date, the Company will take all necessary action to cause the individuals listed on Schedule 5.14 of the Company Disclosure Schedule to the Business Combination Agreement to be appointed to the Board. From and after the Closing Date, the manner for selecting nominees for election to the Board will be as follows: in connection with each annual or special meeting of shareholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), Sponsor shall have the right to designate for nomination a number of directors to the Board as follows: (A) during any time that Sponsor and its Affiliates collectively Beneficially Own at least fifty percent (50%) of the number of Common Shares held by them on the Closing Date, two (2) directors or (B) during any time that Sponsor and its Affiliates do not collectively satisfy the test set forth in the preceding clause (A) but do collectively Beneficially Own at least twenty five percent (25%) of the number of Common Shares held by them on the Closing Date, one (1) director (any such directors, a “Sponsor Director”).

Section 6.2. Required Information. Sponsor shall give written notice to the governance committee of the Board of each such Sponsor Director no later than the earlier of (i) the date that is ninety (90) days before the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s shareholders, and (ii) the date that is ten (10) Business Days before any advance notice deadline set forth in the Company’s Articles, and Sponsor shall provide, or cause such individual(s) to provide, to the Company, such information about such individuals and the nomination to the Company at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable corporate and securities Laws, and to enable the Board of any committee thereof to make determinations with respect to the qualifications of the individual(s) to be Sponsor Director(s) (the “Required Information”); provided, that if Sponsor fails to give such notice or the Required Information in a timely manner, then Sponsor shall be deemed to have nominated the incumbent Sponsor Director(s) in a timely manner.

Section 6.3. Proxy and Recommendation. From and after the Closing Date, with respect to each Sponsor Director(s) entitled to be designated pursuant to Section 6.1 and that satisfies applicable stock exchange rules and applicable qualification criteria under corporate and securities Laws, the Company shall: (i) at each Election Meeting, include (x) the Sponsor Director(s) in the slate of nominees recommended by the Board to the Company’s shareholders for election as directors, (ii) solicit proxies in order to obtain shareholder approval of the election of the Sponsor Director(s), including causing officers of the Company who hold proxies (unless otherwise directed by the shareholder submitting such proxy) to vote such proxies in favor of the election of such Sponsor Director(s) and (iii) to otherwise use commercially reasonable efforts to cause the Sponsor Director(s) to be elected to the Board, including recommending that the Company’s shareholders vote in favor of the Sponsor Director(s) in any proxy statement used by the Company to solicit the vote of its shareholders in connection with each Election Meeting and otherwise support him or her for election in a manner no less rigorous and favourable than the manner in which the Company supports its other nominees.

Section 6.4. Vacancies. Subject to Section 6.1, if at any time the number of Sponsor Directors serving on the Board is less than the total number of Sponsor Directors Sponsor is entitled to designate pursuant to Section 6.1, whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of a Sponsor Director or otherwise, the Board shall take all necessary action required to fill the vacancy resulting therefrom with such replacement designated by Sponsor as promptly as practicable.

Section 6.5. Compensation; Indemnification. Each Sponsor Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Sponsor Director is a member, if any, in each case to the same extent as the other members of the Board. Each Sponsor Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the other non-employee directors of the Company for their services as a director, including any service on any committee of the Board.

Section 6.6. Committees. Subject to applicable Law and stock exchange rules (including with respect to director independence requirements), for so long as a Sponsor Director is a director on the Board, the compensation committee of the Board shall include at least one Sponsor Director.

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement shall terminate upon the date on which (i) with respect to Articles II and III in the case of any Holder, the date on which neither the Holder nor any of its permitted assignees holds any Registrable Securities and (ii) with respect to Article VI in the case of Sponsor and its Affiliates, the date on which Sponsor and its Affiliates no longer collectively Beneficially Own at least twenty five percent (25%) of the number of Common Shares held by them on the Closing Date.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 8.1):

If to the Company, to it at:

Li-Cycle Holdings Corp.

[address]

Attn: [•]

Email: [•]

with a copy (which shall not constitute notice) to:

[address]

Attn: [•]

Email: [•]

If to a Holder, to the address or email address set forth for such Holder on the signature page hereof.

Section 8.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.3. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto, except that a Holder may, without consent, assign such Holder’s rights under this Agreement to any transferee of Common Shares permitted under Sections 5.2.3-5.2.7 and Section 5.3, as applicable.

Section 8.4. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its respective permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7. Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and shall mean such law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

Section 8.8. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.10. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

Section 8.11. Amendment. This Agreement may not be amended, and no provision herein may be waived, except by an instrument in writing signed by (i) the Company, (ii) Sponsor Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities held by all Sponsor Holders at such time and (iii) New Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all New Holders at such time.

Section 8.12. Waiver. At any time, (i) the Company may (a) extend the time for the performance of any obligation or other act of any Holder, (b) waive any inaccuracy in the representations and warranties of any Holder contained herein or in any document delivered by such Holder pursuant hereto and (c) waive compliance with any agreement of such Holder or any condition to its own obligations contained herein. At any time, (i) the Holders may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to their own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 8.13. Corporate Opportunities. It is hereby acknowledged that Sponsor and its Affiliates participate in, and own and will own substantial equity interests in other entities (existing and future) that participate in, similar industries to the Company (“Portfolio Companies”) and may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. Any individual who serves as a Sponsor Director may also serve as an employee, partner, officer, director, or member of Sponsor, its Affiliates or Portfolio Companies and, at any given time, Sponsor, its Affiliates or Portfolio Companies may be in direct or indirect competition with the Company and/or its subsidiaries. The Company waives, to the maximum extent permitted by Law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to Sponsor, its Affiliates or Portfolio Companies or any Sponsor Director (subject to compliance by such Sponsor Director with his or her fiduciary duties as a director of the Company and Laws applicable to the Company or its directors). As a result of such waiver, none of Sponsor, its Affiliates or Portfolio Companies, nor any Sponsor Director (subject to compliance by such Sponsor Director with his or her fiduciary duties as a director of the Company and Laws applicable to the Company or its directors), shall have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Company or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Company or any of its subsidiaries; (B) acquiring assets in the same or similar areas of operation and lines of business of the Company; (C) investing in, owning or disposing of any (public or private) interest in any person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its subsidiaries (including Sponsor or its Affiliates, a “Competing Person”); (D) developing a business relationship with any Competing Person; or (E) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of clauses (A) through (E)) of whether such activities are in direct or indirect competition with the business or activities of the Company or any of its subsidiaries (the activities described in clauses (A) through (D) are referred to herein as “Specified Activities”). To the fullest extent permitted by law, the Company hereby renounces (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being notified of or offered an opportunity to participate in, any Specified Activity that may be presented to or become known to Sponsor, its Affiliates or Portfolio Companies or any Sponsor Director, other than any such Specified Activity that was learned, discovered or sourced solely in the course of a Sponsor Director acting in such Sponsor Director’s capacity as a director of the Company or any of its subsidiaries. Nothing in this Section 8.13 shall be construed to limit or waive any right of the Company or any of its subsidiaries pursuant to any express written agreement between the Company and/or one or more of its subsidiaries, on the one hand, and Sponsor, its Affiliates, any Portfolio Company, or any of their respective employees, partners, officers, directors or members, on the other hand.

Section 8.14. Termination of Prior Agreement. The Company and the Sponsor Holders hereby agree that the Prior Agreement is terminated as of the Closing Date and shall be of no further force or effect.

Section 8.15. Further Assurances. At the request of the Company, in the case of any Holder, or at the request of any Holder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 8.16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(Next Page is Signature Page)

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

LI-CYCLE HOLDINGS CORP.

By:
Name:
Title:

[Signature Page to Investor and Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

[•]

By:
Name:
Title:

Address:

Email:

Schedule A1

Sponsor Holders

Name of Holder	Number of Shares
Peridot Acquisition Sponsor, LLC	7,410,000
Scott Prochazka	30,000
June Yearwood	30,000
Jonathan Silver	30,000

New Holders

Name of Holder	Number of Shares
2738469 Ontario Inc.
Keperra Holdings Limited
Pella Ventures Limited
Atria Limited
Principal Nominees Limited
Moore Strategic Ventures
TechMet Limited
AH Clover Ltd.
Rick Findlay
Covalis Capital Master Fund Ltd.
Alexander Lowrie
Anthony Peter Tse
ZCR Corp

[1]	Schedule A to be completed immediately before closing of Transactions.

Annex I

Final Form

TRANSACTION SUPPORT AGREEMENT

THIS AGREEMENT is made as of February 15, 2021

BETWEEN:

The person executing this Agreement as “Shareholder” on the signature page hereof (the “Shareholder”)

- and -

Peridot Acquisition Corp., a Cayman Islands exempted company (“Peridot”)

RECITALS:

WHEREAS, on February 15, 2021 Peridot, Li-Cycle Holdings Corp. (“Newco”) and Li-Cycle Corp. (the “Company”) entered into a business combination agreement dated the date hereof (the “Business Combination Agreement”), a copy of which has been provided to the Shareholder, pursuant to which, among other things, Peridot and Newco will amalgamate (as amalgamated, “Amalco”) and, following completion of such amalgamation, Amalco will acquire all of the issued and outstanding shares in the capital of the Company (collectively, the “Company Shares”) in exchange for common shares of Amalco pursuant to a statutory plan of arrangement (the “Arrangement”) under the provisions of the Business Corporations Act (Ontario), upon and subject to the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, the Shareholder is the holder of record and beneficial owner of the Company Common Shares and/or the Company Preferred Shares and/or the Company Options (the “Subject Options”) listed in Schedule A hereto;

WHEREAS, the Shareholder is a party to a shareholders agreement dated on or about January 30, 2018, as amended, restated, supplemented or otherwise modified from time to time (the “Company Shareholders Agreement”), by and among the Company, the Shareholder and the other Company Shareholders;

WHEREAS, Section 2.14 of the Company Shareholders Agreement provides that the Company Shareholders shall exercise their powers to procure that no Group Company shall transact any business which is a Reserved Matter (as defined in the Company Shareholders Agreement) without the prior approval of Company Shareholders holding not less than 75% of the issued Company Shares;

WHEREAS, the entering into by the Company of the Business Combination Agreement and the completion of the Arrangement and the transactions contemplated therein are Reserved Matters within the meaning of the Company Shareholders Agreement;

WHEREAS, the Shareholder approves and supports the transactions contemplated by the Business Combination Agreement and agrees to exercise its voting rights in accordance with this transaction support agreement (this “Agreement”);

WHEREAS, Section 4.3 of the Company Shareholders Agreement provides that if a proposed transfer or series of transfer of Company Shares by certain shareholders of the Company (such shareholders, the “Drag Shareholders”) would, if registered, result in members of the purchasing group acquiring Company Shares carrying 75% of the issued Company Shares on arm’s length terms, the Drag Shareholders may give notice in writing (the “Drag Notice”) to each minority shareholder of the Company (the “Minority Shareholders”)

requiring them within a period of not less than 10 and not more than 20 days of the day of the Drag Notice to transfer all of (but not some of) their Company Shares to the proposed transferee on the same consideration as that being offered to the Drag Shareholders (the “Drag-along Right”);

WHEREAS, concurrently with the execution of this Agreement and the Business Combination Agreement, shareholders representing at least 75% of the issued Company Shares have executed and delivered an agreement on substantially the same terms as this Agreement, representing together, the required majority to be Drag Shareholders;

WHEREAS, the transfer of Company Shares and the other transactions contemplated by the Business Combination Agreement are on arm’s length terms; and

WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Subject Securities (as defined herein) and the other restrictions and covenants set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used, and not otherwise defined, herein have the meanings ascribed thereto in the Business Combination Agreement. In this Agreement:

“Parties” means the Shareholder and Peridot, and “Party” means any one of them;

“Subject Securities” means the Subject Shares and the Subject Options; and

“Subject Shares” means the Company Shares listed on Schedule A and any Company Shares acquired beneficially or of record by the Shareholder subsequent to the date hereof, and includes all securities which such Subject Shares may be converted into, exchanged for or otherwise changed into, any Company Common Shares issuable upon the exercise of any Subject Options.

1.2	Incorporation of Schedule

Schedule A forms an integral part of this Agreement for all purposes of it.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Shareholder

The Shareholder represents and warrants to and in favour of Peridot as follows and acknowledges that Peridot is relying upon such representations and warranties in entering into this Agreement and the Business Combination Agreement:

(a)

The Shareholder, if not an individual, is a corporation or other entity validly existing under the Laws of the jurisdiction of its existence. The Shareholder, if a natural Person, has the legal capacity to enter into and perform his or her obligations under this Agreement.

(b)

The Shareholder, if not an individual, has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder (assuming that this Agreement has been duly authorized, executed and delivered by Peridot) enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)

The Shareholder is the sole holder of record and beneficial owner of, or exercises control or direction over, all the Subject Securities set forth in Schedule A, with good and marketable title thereto, free and clear of all Liens (other than transfer restrictions under this Agreement, applicable Securities Laws and under the Company Shareholders Agreement, respectively). Other than the Subject Securities set forth in Schedule A, the Shareholder does not own, beneficially or of record, and is not a party to or bound by any agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder of, any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company.

(d)

Except for the Company Shareholders Agreement and except as contemplated by the Business Combination Agreement, no Person has any contractual right or privilege for the purchase or acquisition from the Shareholder of any of the Subject Securities or for the right to vote any of the Subject Securities.

(e)

There are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Shareholder, threatened against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder in any material respect.

(f)

No consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder with respect to the execution and delivery of this Agreement by the Shareholder, the performance by the Shareholder of its obligations under this Agreement and the completion of the transactions contemplated by this Agreement, other than those which are contemplated by the Business Combination Agreement, except for any consents, approvals, orders, authorizations, declarations or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Shareholder’s entry into this Agreement.

(g)

None of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or pursuant to the Business Combination Agreement, or the compliance by the Shareholder with its obligations hereunder, will cause a breach or violation of the terms of any agreement, Law or judgment, order or decree of any Governmental Entity by which the Shareholder is subject or bound, except in each case as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

2.2	Representations and Warranties of Peridot

Peridot represents and warrants to and in favour of the Shareholder as follows and acknowledges that the Shareholder is relying upon such representations and warranties in entering into this Agreement:

(a)

Peridot is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

(b)

Peridot has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver each of this Agreement and the Business Combination Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Business Combination Agreement has been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of Peridot. Each of this Agreement and the Business Combination Agreement has been duly executed and delivered by Peridot and constitutes a legal, valid and binding obligation of Peridot (assuming that this Agreement or the Business Combination Agreement, as applicable, has been duly authorized, executed and delivered by the other parties thereto) enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)

None of the execution and delivery by Peridot of this Agreement or the Business Combination Agreement or the compliance by Peridot with its obligations hereunder or thereunder will cause a breach or violation of the terms of any agreement, Law or judgment, order or decree of any court or Governmental Body by which Peridot is subject or bound, except in each case as would not adversely affect the ability of Peridot to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder or thereunder in any material respect.

ARTICLE 3

SHAREHOLDER ACKNOWLEDGMENT AND CONSENT

3.1	Acknowledgment and Consent of the Shareholder

Until the termination of this Agreement in accordance with its terms, the Shareholder:

(a)

acknowledges that the entering into by the Company and Newco of the Business Combination Agreement and the completion of the Arrangement and the transactions contemplated thereby are Reserved Matters within the meaning of the Company Shareholders Agreement;

(b)

consents to and approves the entering into and execution by the Company and Newco of the Business Combination Agreement and all Ancillary Documents to which the Company and or Newco is or will be a party and the consummation of the Arrangement and the transactions contemplated by the Business Combination Agreement; and

(c)	consents to the details of this Agreement being set out in the Company Information Circular to be prepared in connection with the Company Shareholders Meeting.

ARTICLE 4

COVENANTS

4.1	Covenants of the Shareholder

(a)	The Shareholder hereby covenants, undertakes and agrees from time to time, until the termination of this Agreement in accordance with its terms:

(i)	to cause to be counted as present for purposes of establishing quorum all the Subject Shares and, if applicable, Subject Options at any meeting of any of the securityholders of the Company at which the Shareholder is entitled to vote, including the Company Shareholders Meeting, or in any action by written consent of the securityholders of the Company, in favour of the approval, consent, ratification and adoption of the Company Arrangement Resolution and the transactions contemplated by the Business Combination Agreement;

(ii)

to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable or as otherwise may be required under the Company Shareholders Agreement or the Company Articles of Incorporation) all the Subject Shares and, if applicable, the Subject Options, in favour of the Company Arrangement Resolution and the transactions contemplated by the Business Combination Agreement;

(iii)

to vote (in person, by proxy or by action by written consent, as applicable) all the Subject Shares and, if applicable, Subject Options in opposition to (A) any Company Acquisition Proposal; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of the Company under the Business Combination Agreement if such breach requires securityholder approval and is communicated as being such a breach in a notice in writing delivered by Peridot to the Shareholder; provided that, in the case of either clause (A) or clause (B) of this Section, the Business Combination Agreement shall not have been amended or modified without the Shareholder’s written consent to decrease, or change the form of, the consideration payable under the Business Combination and the Plan of Arrangement;

(iv)

except pursuant to the Plan of Arrangement or otherwise as contemplated by the Business Combination Agreement, not to option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein, to any Person or group or agree to do any of the foregoing; provided that, notwithstanding the foregoing, the Shareholder may transfer Subject Shares to any of its Affiliates with prior written notice to, but without the consent of, Peridot subject to such Affiliate transferee signing a joinder to this Agreement pursuant to which, such Affiliate transferee (a) agrees to be bound by all provisions hereof to the same extent as the Shareholder, and (b) confirms the accuracy of the Shareholder’s representations and warranties provided herein as if it was the Shareholder hereunder;

(v)	not to exercise any dissent rights in respect of any transaction contemplated by the Business Combination Agreement;

(vi)

if requested by Peridot, to deliver (or cause to be delivered) to the Company duly executed proxies directing those individuals as may be designated by the Company to vote in favour of the Company Arrangement Resolution and the transactions contemplated by the Business Combination Agreement;

(vii)

to execute and deliver all related documentation and take such other actions in support of the Arrangement and the transactions contemplated by the Business Combination Agreement as shall reasonably be requested by the Company or Peridot to consummate the Transactions;

(viii)

the Shareholder hereby revokes any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement;

(ix)

except as expressly contemplated by this Agreement or the Company Shareholders Agreement, not to deposit any Subject Shares or, if applicable, Subject Options, in a voting trust or subject any such Subject Shares or, if applicable, Subject Options to any arrangement or agreement with respect to the voting of such Subject Shares or, if applicable, Subject Options; and

(x)	the Shareholder shall be bound by and subject to Section 5.6(a) (Exclusive Dealing) of the Business Combination Agreement to the same extent that Section 5.6(a) (Exclusive Dealing) of the Business Combination Agreement applies to the Company, mutatis, mutandis, as if the Shareholder is directly party thereto; provided that, notwithstanding anything in this Agreement to the contrary, any breach by the Company of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 4.1(a)(x).

(b)

If the Shareholder acquires any additional Subject Securities following the date hereof, the Shareholder acknowledges that such additional Subject Securities shall be deemed to be Subject Securities for the purposes of this Agreement.

(c)

Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof) or any officers, directors (in their capacity as such), employees or professional advisors of any of the foregoing (the “Company Parties”), including with respect to any of the matters contemplated by Section 4.1(a)(x), and (ii) the Shareholder is not making any representations or warranties with respect to the actions of any of the Company Parties.

4.2	Exercise of Drag-along Right

(a)

The Shareholder hereby covenants, undertakes and agrees that, in the event that a Final Order approving the Arrangement as contemplated by the terms of the Business Combination Agreement is not obtained (for any reason or no reason other than (i) as a result of (A) Peridot having not performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Peridot under the Business Combination Agreement or (B) the Sponsor having not performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Sponsor under the Sponsor Letter Agreement, or (ii) the Peridot Shareholder Approval having not been obtained), the Shareholder shall:

(i)

upon receipt by the Shareholder of a written notice (the “Alternative Transaction Notice”) from Peridot to the effect that it wishes to complete the Transactions upon and subject to the terms and conditions of the fully executed documentation (the “Alternative Transaction Documentation”) contemplated by Section 8.1(a) of the Business Combination Agreement (which Alternative Transaction Notice shall include complete copies of such Alternative Transaction Documentation), exercise, together (but not alone) with the other Drag Shareholders, the Drag-along Right as it relates to the transactions set forth in the Alternative Transaction Documentation (the “Drag Transactions”) upon and subject to the terms and conditions of the Alternative Transaction Documentation and shall execute and deliver all related documentation and take such other actions in connection therewith as shall reasonably be requested by the Company and/or Peridot to consummate the Drag Transactions; provided that, notwithstanding anything contained herein or in the Business Combination Agreement or in the Alternative Transaction Notice, the obligations of the Shareholder under this Section 4.2 shall be subject to the following conditions: (A) the Shareholder receiving pursuant to the Drag Transactions the same consideration as set out in the Business Combination Agreement, (B) the Drag Transactions not resulting in any material adverse Tax treatment to the Shareholder as compared to what is expected to result from the Transactions contemplated in the Business Combination Agreement (other than under Section 8.1(a) thereof), (C) the Minority Shareholders receiving the same consideration as the Drag Shareholders, (C) the other terms and conditions of the Business Combination Agreement remaining applicable, mutatis, mutandis, and (D) the Drag Notice reflecting the foregoing.

ARTICLE 5

GENERAL

5.1	Termination

This Agreement shall automatically terminate, without any notice or other action by any on the party of any Party, upon the earliest to occur of the following:

(a)	the Closing;

(b)	the date upon which the Parties agree in writing to terminate this Agreement;

(c)	the date of earlier termination of the Business Combination Agreement in accordance with its terms; and

(d)

the amendment or modification of the Business Combination Agreement without the Shareholder’s written consent to decrease, or change the form of, the consideration payable under the Business Combination Agreement and the Plan of Arrangement.

5.2	Fiduciary Duties

Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of the Subject Securities, and, without limiting the generality of the foregoing, the Shareholder makes no agreement or understanding herein in the Shareholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder in its capacity as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

5.3	Effect of Termination

If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder; provided that neither the termination of this Agreement nor anything contained in Section 5.1 will relieve any Party from any liability for any intentional breach by it of this Agreement, including any intentional making of a misrepresentation in this Agreement prior to such termination.

5.4	Injunctive Relief

The Parties agree that irreparable harm would occur in the event that either Party does not perform its respective obligations under any of the provisions of this Agreement in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that each Party will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived, this being in addition to any other remedy to which either Party may be entitled at law or in equity.

5.5	Waiver and Modifications

Any Party may: (a) extend the time for the performance of any of the obligations or other acts of the other Party set forth herein, (b) waive any inaccuracies in the representations and warranties of the other Party set forth herein, or (c) waive compliance by the other Party with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

5.6	Amendment

This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 5.5 shall be void, ab initio.

5.7	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement.

5.8	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	if to Peridot:

c/o Peridot Acquisition Corp.

2229 San Felipe Street, Suite 1450, Houston, TX 77019

Attention:   Alan Levande; Jeffrey Gilbert

Email:         alan@peridotspac.com; jeffrey@carnelianec.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:   Debbie Yee; John Pitts; Allan Kirk

Email:         debbie.yee@kirkland.com; john.pitts@kirkland.com;

allan.kirk@kirkland.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West 41st Floor

Montréal, Quebec H3B 3V2

Attention:   Warren Katz

Email:         wkatz@stikeman.com

(b)	if to the Shareholder, at the address set forth in Schedule A,

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

5.9	Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.10	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party.

5.11	Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

5.12	Non-Recourse

This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Group Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

5.13	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.14	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.15	Counterparts

This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS OF WHICH the Parties have executed this Agreement.

PURCHASER:	PERIDOT ACQUISITION CORP.

By:
Name:
Title:

SHAREHOLDER:	Accepted and agreed to with effect from the ___ day of ______________, 2021.

Name:

OR

Entity Name:

By:
Name:
Title:

[Signature Page – Transaction Support Agreement – [Shareholder]]

SCHEDULE A

Name of Registered Shareholder/Securityholder:

Subject Securities:

[indicate the number of applicable Subject Securities held]

Company Common Shares

Company Preferred Shares

Company Options

Address for Notice:

Address:

Telephone:

Email:

Facsimile:

Annex J

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 15, 2021, is made by and among Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the holders of Peridot Class B Shares set forth on Schedule I hereto other than the Sponsor (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Peridot Acquisition Corp., a Cayman Islands exempted company (“Peridot”), Li-Cycle Corp., a corporation existing under the laws of the Province of Ontario, Canada (the “Company”), and Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario, Canada (“Newco”). The Sponsor, the Other Class B Holders, Peridot, the Company and Newco shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Peridot, the Company and Newco entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates, among other things, that (a) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Peridot or any other anti-dilution or similar protection with respect to all of the Peridot Class B Shares that would otherwise result from or be triggered by the transactions contemplated by the Business Combination Agreement (including without limitation the PIPE Financing) and (b) the Sponsor will agree to forfeit a number of Peridot Class B Shares, if requested by the Company in the event that the Minimum Cash Condition is not met, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Waiver of Anti-Dilution Protection. Each Class B Holder hereby (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of Peridot, and (b) agrees not to assert, perfect or seek to enforce, any rights to adjustment or other anti-dilution protections that would otherwise result from or be triggered by the transactions contemplated by the Business Combination Agreement (including without limitation the PIPE Financing) with respect to the rate at which any Peridot Class B Shares held by him, her or it are to convert into Peridot Class A Shares (or subsequently into Amalco Shares) in connection with the transactions contemplated by the Business Combination Agreement.

2. Forfeiture. The Sponsor acknowledges and agrees, in the event that the Aggregate Transaction Proceeds are less than $300,000,000 (the “Minimum Cash Consideration”, and the amount (if any) by which the Minimum Cash Consideration exceeds the Aggregate Transaction Proceeds, the “Cash Consideration Deficit”), upon the written waiver of the Minimum Cash Condition by the Company, the Sponsor, with no further action required, after the Peridot Continuance and immediately prior to the Class B Conversion, shall automatically and irrevocably surrender and forfeit, to Peridot for no consideration, such number of Peridot Class B Shares as requested in writing by the Company not to exceed the lesser of (a) all Peridot Class B Shares held by Sponsor and (b) a number of Peridot Class B Shares equal to the Cash Consideration Deficit divided by $10.00 (such forfeited shares, the “Forfeited Shares”), and Peridot shall immediately cancel such Forfeited Shares. Each of the Parties shall take all reasonably necessary actions required to reflect the surrender, forfeiture and cancellation of the Forfeited Shares as of immediately prior to the Class B Conversion in the books and records of Peridot’s transfer agent. For U.S. federal and applicable state and local income tax purposes, the Parties agree that any forfeiture of Forfeited Shares pursuant to this Section 2 shall be treated as a nontaxable contribution to the capital of Peridot by the Sponsor, and no Party shall take any position inconsistent with such treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. For purposes of this Section 2, references to the Peridot Class B Shares shall also mean (x) the Peridot New Class B Shares after giving effect to the Peridot Continuance, (y) the Peridot Common Shares after giving effect to the Class B Conversion and (z) the Amalco Shares after giving effect to the Peridot Amalgamation, in each case, in accordance with the Business Combination Agreement.

3. Agreement to Vote. Each Class B Holder hereby covenants, undertakes and agrees from time to time, until the termination of this Agreement in accordance with its terms:

(i)

to cause to be counted as present for purposes of establishing quorum all the Peridot Class B Shares at any meeting of any of the securityholders of the Company at which such Class B Holder is entitled to vote, including the Peridot Shareholders Meeting, or in any action by written consent of the shareholders of Peridot, in favour of the approval, consent, ratification and adoption of the transactions contemplated by the Business Combination Agreement;

(ii)

to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable) all the Peridot Class B Shares in favour of the transactions contemplated by the Business Combination Agreement;

(iii)

to vote (in person, by proxy or by action by written consent, as applicable) all the Peridot Class B Shares in opposition to (A) any Peridot Acquisition Proposal; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of Peridot under the Business Combination Agreement if such matter, action or proposal requires shareholder approval and is communicated as being such a breach in a notice in writing delivered by the Company to the Class B Holder; provided that, in the case of either clause (A) or clause (B) of this Section, the Business Combination Agreement shall not have been amended or modified without such Class B Holder’s written consent to decrease, or change the form of, the consideration payable under the Business Combination and the Plan of Arrangement to Class B Holders;

(iv)

if requested by the Company, to deliver (or cause to be delivered) to the Company duly executed proxies directing those individuals as may be designated by the Company to vote in favour of the transactions contemplated by the Business Combination Agreement;

(v)

such Class B Holder hereby revokes any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement; and

(vi)

except as expressly contemplated by this Agreement, not to deposit any Peridot Class B Shares in a voting trust or subject any Peridot Class B Shares or, if applicable, options to any arrangement or agreement with respect to the voting of such Peridot Class B Shares.

4. Representations and Warranties. Each Class B Holder hereby represents and warrants as of the date hereof as follows:

a. Such Class B Holder is the record and beneficial holder of the number of Peridot Class B Shares set forth opposite its name on Schedule I, free and clear of any Liens.

b. Such Class B Holder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of its, his or her obligations hereunder. The execution and delivery of this Agreement by such Class B Holder have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by such Class B Holder. This

Agreement has been duly and validly executed and delivered by such Class B Holder and, assuming this Agreement has been duly authorized, executed and delivered by Peridot and the Company, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of such Class B Holder enforceable against it, him or her in accordance with its terms.

5. Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (a) Sections 5.3(a) (Confidentiality), 5.4(a) (Public Announcements) and 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder were directly a party thereto and (b) the Confidentiality Agreement to the same extent as such provisions apply to Peridot, as if such Class B Holder were directly a party thereto.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon any termination of the Business Combination Agreement in accordance with its terms prior to the Closing Date. Upon any termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement; provided, however, such termination shall not relieve any party from liability for willful breach of this Agreement or fraud (involving scienter) occurring prior to its termination.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Peridot Class B Shares, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a director, officer or employee of Peridot or any of its Affiliates, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Peridot or any of its Affiliates or as an officer, employee or fiduciary of Peridot or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such party.

8. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

9. Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.13 (No Recourse), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PERIDOT ACQUISITION SPONSOR, LLC

By:	/s/ Jeffrey Gilbert
Name:Jeffrey Gilbert
Title: General Counsel and Corporate Secretary

PERIDOT ACQUISITION CORP.

By:	/s/ Alan Levande
Name: Alan Levande
Title: Chief Executive Officer

LI-CYCLE CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: CEO

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: CEO

CLASS B HOLDERS:

/s/ Scott Prochazka
Scott Prochazka

/s/ Jonathan Silver
Jonathan Silver

/s/ June Yearwood
June Yearwood

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I

Class B Holders

Name:	Number of Peridot Class B Shares:
1. Sponsor	7,410,000 Peridot Class B Shares
2. Scott Prochazka	30,000 Peridot Class B Shares
3. Jonathan Silver	30,000 Peridot Class B Shares
4. June Yearwood	30,000 Peridot Class B Shares

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Amalco’s amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, or willful default.

Amalco has or will maintain insurance on behalf of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

2.1††	Business Combination Agreement, dated as of February 15, 2021, by and among Peridot Acquisition Corp., Li-Cycle Corp. and Li-Cycle Holdings Corp. (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).**

3.1	Articles and By-laws of Li-Cycle Corp.**

3.2	Form of Articles and By-laws of Peridot Ontario (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).**

3.3	Form of Amended and Restated Articles and By-laws of Li-Cycle Holdings Corp. (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).**

3.4	Amended and Restated Memorandum and Articles of Association of Peridot Acquisition Corp.(1)

4.1	Specimen Common Share Certificate of Li-Cycle Holdings Corp.**

4.2	Specimen Warrant Certificate of Li-Cycle Holdings Corp.**

4.3	Warrant Agreement, dated as of September 23, 2020, between Continental Stock Transfer &Trust Company and Peridot Acquisition Corp.(1)

4.4	Form of Warrant Amendment Agreement by and among Peridot Acquisition Corp., Li-Cyle Holdings Corp. and Continental Stock Transfer & Trust Company.**

5.1	Opinion of Freshfields Bruckhaus Deringer LLP.*

5.2	Opinion of McCarthy Tetrault LLP.*

8.1	Tax Opinion of Kirkland & Ellis LLP.*

10.1	Form of Subscription Agreement (Institutional Investor Form).(2)

10.2	Form of Subscription Agreement (Director Form).(2)

Exhibit	Description

10.3	Sponsor Letter Agreement, dated as of February 15, 2021, among Peridot Acquisition Corp., Li-Cycle Corp., Li-Cycle Holdings Corp., Peridot Acquisition Sponsor, LLC and the other individuals party thereto (included as Annex J to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).**

10.4	Form of Transaction Support Agreement, dated as of February 15, 2021, among Peridot Acquisition Corp. and the Li-Cycle shareholder party thereto (included as Annex I to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).**

10.5†	Form of Amalco 2021 Incentive Award Plan (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).*

10.6†	Form of Stock Option Grant Notice and Stock Option Agreement under the Amalco 2021 Incentive Award Plan.*

10.7	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Agreement under the Amalco 2021 Incentive Award Plan.*

10.8	Form of Amalco 2021 Employee Share Purchase Plan (included as Annex G to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).**

10.9	Form of Investor and Registration Rights Agreement among Li-Cycle Holdings Corp. and the parties named therein (included as Annex H to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).**

10.10†††	Refined Products – Marketing, Logistics and Working Capital Agreement, dated September 24, 2020, between Traxys North America LLC and Li-Cycle Corp.**

10.11	Amendment No.1 to Hub Refined Products Agreement, dated November 18, 2020, between Traxys North America LLC and Li-Cycle Corp.*

10.12†††	Black Mass – Marketing, Logistics and Working Capital Agreement, dated September 24, 2020, between Traxys North America LLC and Li-Cycle Corp.**

10.13	Letter of Offer of Financing granted to Li-Cycle Corp. by Business Development Bank of Canada, dated December 16, 2019**

10.14	Guaranty Agreement, dated February 4, 2020, between Li-Cycle Inc. as Guarantor and BDC Capital Inc.**

10.15	General Security Agreement, dated February 4, 2020, by Li-Cycle Inc. in favor of BDC Capital Inc.**

10.16	General Security Agreement, dated February 4, 2020, by Li-Cycle Corp. in favor of BDC Capital Inc.*

10.17	Employment Agreement, dated September 1, 2020 , by and between Li-Cycle Corp. and Ajay Kochhar*

10.18	Employment Agreement, dated September 1, 2020 , by and between Li-Cycle Corp. and Bruce MacInnis*

10.19	Employment Agreement, dated September 7, 2020 , by and between Li-Cycle Corp. and Chris Biederman*

10.20	Employment Agreement, dated September 1, 2020 , by and between Li-Cycle Corp. and Kunal Phalpher*

10.21	Employment Agreement, dated September 1, 2020 , by and between Li-Cycle Corp. and Tim Johnston*

10.22	Employment Agreement, dated February 24, 2021, by and between Li-Cycle Corp. and Carl DeLuca*

10.23	Commercial Industrial Lease Agreement, dated April 14, 2021, by and between TC/P Gilbert Gateway, LLC and Li-Cycle Inc.*

21.1	List of Subsidiaries**

23.1	Consent of WithumSmith+Brown, PC (Peridot).*

23.2	Consent of Deloitte LLP.*

23.3	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1).*

23.4	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).*

23.5	Consent of McCarthy Tetrault LLP (included in Exhibit 5.2).*

24.1	Power of Attorney (included on signature page).**

99.1	Form of Proxy Card.**

99.2	Consent of Ajay Kochhar.**

99.3	Consent of Tim Johnston.**

99.4	Consent of Mark Wellings.**

99.5	Consent of Rick Findlay.**

99.6	Consent of Anthony Tse.**

99.7	Consent of Alan Levande.**

99.8	Consent of Scott Prochazka.**
*	Filed herewith
**	Previously filed
†	Indicates management contract or compensatory plan or arrangement.
††

Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

†††

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted because Li-Cycle Corp. customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause it competitive harm if publicly disclosed. Li-Cycle Holdings Corp. will supplementally provide an unredacted copy of this exhibit to the SEC or its staff upon request.

(1)	Previously filed as an exhibit to Peridot’s Registration Statement on Form S-1, as amended (File No. 333-248608).
(2)	Previously filed as an exhibit to Peridot’s Current Report on Form 8-K filed on February 16, 2021.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purposes of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, on June 7, 2021.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar

Name:	Ajay Kochhar
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date
/s/ Ajay Kochhar	Chief Executive Officer (Principal Executive Officer) and Director	June 7, 2021
Ajay Kochhar
*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	June 7, 2021
Bruce MacInnis

*By:	/s/ Ajay Kochhar
Ajay Kochhar
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Li-Cycle Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on June 7, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director